Form 10-K, Exhibit 13
period 1995-12-31
SOUTHSIDE BANCSHARES CORP
filed 1996-04-01
CIK 703970

SOUTHSIDE BANCSHARES CORP.
                          --------------------------



                               Annual Report
                          --------------------------



                             December 31, 1995
                          --------------------------



                   (With Independent Auditors' Report Thereon)

































                         Southside Bancshares Corp.
                         --------------------------

                             Table of Contents
                             -----------------
                                                                       Page
Letter to Our Shareholders
Southside Bancshares Corp. - Organization
Financial Highlights
Management's Discussion and Analysis of Financial Condition
   and Results of Operations
Statement of Management's Responsibility for Financial Statements
Independent Auditors' Report
Consolidated Financial Statements of Southside Bancshares Corp.
 and Subsidiaries:
   Balance Sheets
   Statements of Income
   Statements of Shareholders' Equity
   Statements of Cash Flows
   Notes to Consolidated Financial Statements
Southside Bancshares Corp. and Subsidiaries - Directors and Officers:
   Southside Bancshares Corp.
   South Side National Bank in St. Louis
   State Bank of DeSoto
   Bank of Ste. Genevieve
   The Bank of St. Charles County






























                        LETTER TO OUR SHAREHOLDERS
                        --------------------------
                  Southside Bancshares Corp. and Subsidiaries
                  -------------------------------------------

Dear Shareholders:
The Board of Directors and Management of Southside Bancshares Corp. are very pleased with the financial results achieved during 1995. Earnings reached a record level for the second consecutive year. The record earnings included the effects of two nonrecurring items, a litigation settlement received by the Company's lead bank, South Side National Bank in St. Louis, in February 1995, and the sale of Bay-Hermann-Berger Bank, the smallest of the Company's subsidiary banks, in March 1995. Net earnings, excluding the effects of these two nonrecurring items, also exceeded the previous record level set in 1994. After taking into consideration the effects of the sale of Bay-Hermann-Berger Bank, the Company achieved growth in both total assets and loans for the first time since 1991. Net charge-offs were at their lowest level in the past ten years. The dividend rate was increased in 1995, and the Company announced a ten for one stock split effective February 15, 1996 to shareholders of record as of January 31, 1996. The effects of this split are included in the per share data on a retroactive basis throughout this report.

The Company also accomplished its major objectives during 1995 -- the sale of Bay-Hermann-Berger Bank, the conversion of the data processing systems at each of the subsidiary banks, the retirement of all $4,190,000 of subordinated capital notes, and a continued reduction in the level of nonperforming assets.

Net income, including the effects of two nonrecurring items, was $6,734,000 in 1995, representing a 34% increase from 1994; however, excluding the effects of these two items, core net earnings also resulted in a new record earnings level of $5,364,000. This represents a 7% increase over the previous record set in 1994. This increase was primarily attributable to an improved net interest margin, which increased from 4.27% in 1994 to 4.41% in 1995. The record earnings resulted in a return on average assets (ROA) of 1.33%; without the nonrecurring items the Company's ROA was 1.06%. This marks the first time in the thirteen-year period following the formation of the holding company that this ratio has exceeded 1%.

Total nonperforming loans and nonperforming assets declined to $3,274,000 and $3,828,000, respectively, at December 31, 1995, which resulted in declines of 37.6% and 45.9%, respectively, from 1994. This is the third consecutive year of dramatic improvement in this area, and both nonperforming loans and nonperforming assets are at their lowest levels since 1989.

With the asset quality concerns that confronted the organization earlier in the 1990s behind us, we were able to focus our attention on growth in 1995. After taking into consideration the sale of Bay-Hermann-Berger Bank, which had total assets of $24,157,000, total assets of the Company increased by $19,947,000 during the year. Although we will focus on growth during 1996, we will continue to apply the conservative lending practices adopted to improve the credit quality concerns of the past.

Annual dividends more than doubled during 1995, increasing from $.18 per share in 1994 to $.365 per share in 1995. This resulted in an increase in the dividend payout ratio from 9.33% in 1994 to 14.31% in 1995. The bid price of the Company's common stock increased 25% during 1995 from $16.00 to $20.00 per share.

The Company's goal in 1996 is to achieve recognition as a leading financial institution which provides superior customer service and financial support within the communities we serve. We will increase advertising efforts to attract new business, highlighting our loan and deposit products, and we will continue to seek growth opportunities both through internal growth and by opening new locations.

As always, we would like to take this opportunity to thank our entire staff, customers, fellow directors, and shareholders for their support during the past year. We are proud of each of our dedicated employees who work hard in providing superior customer service. The Company is financially stronger today than at any time in its history and is positioned to remain competitive in the banking industry. We believe there is a place for independent financial institutions that are dedicated to their community and customers.

We would also like to take this opportunity to acknowledge one of our former directors. On February 10, 1996, DIRECTOR CHARLES F. HERWIG, SR. passed away We feel honored and fortunate to have known him and will always remember the dedicated service he gave to the depositors and shareholders of this institution where he served as a Director for over 30 years. He will be greatly missed by all of us.



Sincerely,

/s/ Howard F. Etling                  /s/ Thomas M. Teschner
Howard F. Etling                      Thomas M. Teschner
Chairman of the Board                 President and Chief Executive Officer




























                Southside Bancshares Corp. - Organization
                -----------------------------------------
Southside Bancshares Corp. (the Company) was incorporated in 1982 and has operated as a registered bank holding company since 1983 under the Bank Holding Company Act of 1956, as amended. The Company and its subsidiaries had consolidated total assets of approximately $513,000,000 at December 31, 1995. The following table shows the total assets at December 31, 1995, before elimination of intercompany accounts, of each of the Company's subsidiary banks, all of which are located in Missouri.

                                            Total Assets at
                                           December 31, 1995
Subsidiary Banks                             (in thousands)
- ----------------                           -----------------
South Side National Bank in St. Louis          $329,025
State Bank of DeSoto                             55,828
Bank of Ste. Genevieve                           86,982
The Bank of St. Charles County                   40,798

The Company's subsidiary banks, which operate 13 banking offices in Missouri, are engaged in the general banking business of accepting funds for deposit, making loans, renting safe deposit boxes, and performing such other banking services as are usual and customary in banks of similar size and character.

Customers of the subsidiary banks are also offered fiduciary services through the trust department of South Side National Bank in St. Louis (South Side National Bank). At December 31, 1995, the combined market value of fiduciary and custodial assets under management of the trust department was approximately $287,000,000. These assets are not reflected in the consolidated financial statements, as they do not represent assets of the Company.

The responsibility for the management of the subsidiary banks remains with the officers and directors of the respective banks. The Company provides its subsidiary banks with assistance and service in auditing, record keeping, tax planning, trust operations, new business development, lending, regulatory compliance, and human resources management.

Southside Bancshares Corp. has eight officers, each of whom is also an officer of South Side National Bank. South Side National Bank is a national banking organization and employs 158 full-time and 14 part-time employees. State Bank of DeSoto, Bank of Ste. Genevieve, and The Bank of St. Charles County are Missouri state-chartered banks and employ a total of 74 full-time and 19 part-time employees.










                                               Financial Highlights
                                               --------------------
                                 Five-Year Comparison of Selected Financial Data
                                    (dollars in thousands, except share data)

                                          As of and For the Years Ended December 31,
                                          ------------------------------------------
                                       %                 %                 %                 %
                                     Change            Change            Change            Change
                            1995     95/94     1994    94/93     1993    93/92     1992    92/91     1991
                         ---------- ------- ---------- ------ ---------- ------ ---------- ------ ----------
Earnings
 Total interest income   $   37,263    8%   $   34,383  (5)%  $   36,052 (17)%  $   43,355 (19)%  $   53,368
 Total interest
  expense                    17,335   18        14,753  (8)       16,059 (25)       21,373 (33)       31,689
 Net interest income         19,928    2        19,630  (2)       19,993  (9)       21,982   1        21,679
 Provision for possible
  loan losses                    70  (64)          193 (93)        2,608 (64)        7,242 140         3,019
 Net interest income
  after provision for
  possible loan losses       19,858    2        19,437  12        17,385  18        14,740 (21)       18,660
 Income before
  cumulative effect of
  accounting change           6,734   34         5,014  65         3,041 146         1,237 (53)        2,628
 Cumulative effect of
  accounting change               -    -             -   -             - (100)         377   -             -

 Net income                   6,734   34         5,014  65         3,041  88         1,614 (39)        2,628
                         ---------- ------- ---------- ------ ---------- ------ ---------- ------ ----------
Share data
 Net income per common
  share:
  Income before
   cumulative effect
   of accounting change  $     2.55   32%  $      1.93  65%   $     1.17 144%   $      .48 (52)%  $     1.01
  Cumulative effect of
   accounting change              -    -             -   -             - (100)         .14   -             -
  Net income                   2.55   32          1.93  65          1.17   89          .62 (39)         1.01
 Dividends paid per
  share                         .365 103           .180  9           .165   -          .165  -           .165
 Book value                   17.64   20         14.66   5         13.93    9        12.74   4         12.28
 Tangible book value          17.49   21         14.43   6         13.66   10        12.43   4         11.93
 Shares outstanding
  (year-end)(1)           2,849,650   10     2,591,440   -     2,591,440    -    2,591,440   -     2,591,440
 Average shares
  outstanding             2,643,890    2     2,591,440   -     2,591,440    -    2,591,440   -     2,591,440
                         ---------- ------- ---------- ------ ---------- ------ ---------- ------ ----------
Financial position
 Total assets            $  512,908   (1)%  $  517,118  (3)%  $  530,649  (3)%  $  549,869  (3)%  $  568,474
 Total deposits             457,567   (2)      468,093  (3)      484,308  (4)      502,597  (2)      514,842
 Total loans                303,824    1       301,397  (2)      308,231 (15)      360,859 (12)      412,029
 Allowance for possible
  loan losses                 5,635  (21)        7,144 (14)        8,334 (17)        9,994  50         6,646
 Short-term borrowings          779  (77)        3,378  (8)        3,678 (51)        7,501 (37)       11,906
 ESOP debt                    2,987  100             -   -             -   -             -   -             -
 Subordinated capital
  notes                           - (100)        4,190   -         4,190   -         4,190   -         4,190
 Total shareholders'
  equity                     47,300   24        38,002   5        36,102   9        33,019   4        31,833
                         ---------- ------- ---------- ------ ---------- ------ ---------- ------ ----------

                                            Selected Ratios
                                            ---------------
                                                           As of and For the Years Ended December 31,
                                                          --------------------------------------------
                                                             1995     1994     1993     1992     1991
                                                           -------  -------  -------  -------  -------
Loan-to-deposit ratio                                       66.40%   64.39%   63.64%   71.80%   80.03%
Allowance for possible loan losses to total loans            1.85     2.37     2.70     2.77     1.61
Dividend payout ratio (2)                                   14.31     9.33    14.10    26.61    16.34
Return on average assets                                     1.33      .97      .57      .29      .44
Return on average shareholders' equity                      15.47    13.48     8.86     4.88     8.49
Average shareholders' equity to average total assets         8.62     7.19     6.48     5.90     5.23
Net interest margin on average interest-earning assets       4.41     4.27     4.30     4.42     4.13
Allowance for possible loan losses to nonperforming loans  172.11   136.13    62.95    26.94    84.51
Allowance for possible loan losses as a multiple of net
 charge-offs                                                 4.5x     5.2x     2.0x     2.6x     2.6x
                                                           -------  -------  -------  -------  -------

(1)   Shares outstanding at December 31, 1995 includes 168,000 shares held by the ESOP which have not been allocated to participants' accounts and thus are not considered outstanding for purposes of computing book value and tangible book value per share, and net income per common share.
(2)   Dividends paid per common share divided by net income per common share.





























                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations
               -----------------------------------------------

This discussion is presented to provide an understanding of the consolidated financial condition and results of operations for the fiscal year ended December 31, 1995 and prior years of the Company and its subsidiaries.

As a registered bank holding company, the Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (Federal Reserve) pursuant to the Bank Holding Company Act of 1956, as amended. All subsidiary banks are subject to regulation by the Federal Reserve and are also members of and subject to regulation by the Federal Deposit Insurance Corporation (FDIC). The national banking subsidiary, South Side National Bank in St. Louis, is subject to supervision and regulation by the Office of the Comptroller of the Currency (OCC). The three state-chartered banks are subject to supervision and regulation by the Missouri Division of Finance.





                          Balance Sheet Analysis
                          ----------------------

Total consolidated assets of the Company decreased $4,210,000 to $512,908,000 at December 31, 1995 when compared to $517,118,000 at December 31, 1994.
The decrease in total assets during 1995 was due to the sale of Bay-Hermann-Berger Bank (Bay-Hermann-Berger) on March 17, 1995. With assets of $24,157,000, Bay-Hermann-Berger was the smallest of the Company's five subsidiary banks. Excluding the decline in assets attributable to the aforementioned sale, total consolidated assets of the Company increased by $19,947,000 during 1995. The majority of the increase in assets was in the loan portfolio, while the increase in deposits was largely in time deposits. A renewed focus on growth contributed to the increase in the size of the organization. For the past few years the Company's focus had been on improving asset quality, but with the situation much improved, the Company's focus turned to growth in 1995. Total assets decreased $13,531,000 in 1994. The decline in total consolidated assets during 1994 was due to a decline in the loan portfolio and a decrease in non-interest-bearing demand deposits. Loan repayments exceeded originations as a result of management's continued focus on improving asset quality. The reduction in non-interest-bearing demand deposits was caused by the loss of a large commercial escrow deposit relationship.

Loan Portfolio
- --------------
The Company's loan portfolio consists of business loans to small and medium size companies, commercial and residential real estate loans, and consumer loans. Traditionally, the majority of the loan portfolio has focused on real estate as an integral component of a credit's underlying source of collateral. Management expects real estate to continue to be a major factor in future loan relationships, but recognizes that economic conditions may dictate further diversification in the loan portfolio.

The table below sets forth the components of the Company's loan portfolio for each of the last five years:

                                                        (in thousands)
                                   1995        1994         1993         1992         1991
                               ----------   ----------   ----------   ----------   ----------
Commercial, financial, and
   agricultural                $   62,214   $   69,219   $   73,566   $   88,026   $  103,638
Real estate - commercial           88,321       82,807       86,258       90,860      104,998
Real estate - construction         15,510       11,019        9,540       17,555       17,499
Real estate - residential         102,418      108,134      110,806      132,941      147,316
Consumer                           17,626       18,334       18,849       19,797       26,649
Industrial revenue bonds            7,789        9,311        8,544       10,841       10,707
Other                               9,946        2,573          668          839        1,222
                               ----------   ----------   ----------   ----------   ----------
                               $  303,824   $  301,397   $  308,231   $  360,859   $  412,029
                               ==========   ==========   ==========   ==========   ==========

Total loans increased by $2,427,000 during 1995; however, included in the Bay-Hermann-Berger sale was approximately $12,064,000 in total loans. Excluding the effects of the loans sold, the remaining four subsidiary banks of the Company experienced loan growth of more than $14,000,000. This is the first time since 1991 that the Company has achieved loan growth. As has been documented in previous annual reports, 1992 through 1994 was devoted to improving asset quality. In 1995, more effort was devoted to business development than to improving asset quality. However, management of the Company has not forgotten the problems which plagued the organization in the early 1990s, and the loans made today conform to the loan policy which was developed in response to those asset quality problems. Management continues its application of conservative lending practices through guidelines and standards that were adopted to increase credit quality and reduce credit risk.

Total loans declined by $6,834,000 and $52,628,000 during 1994 and 1993, respectively. These declines can partially be attributed to the interest rate environment during that period of time, as well as increased competition from nontraditional financing sources. These factors were common to all financial institutions; however, the Company also faced some unique challenges during that time period. Management was focused on improving asset quality and, accordingly, new loan originations were not a high priority during this time. In addition, the Company was under an agreement with the OCC which placed certain restrictions on South Side National Bank's ability to renew existing credits. This agreement was terminated in February 1995. These factors created an environment which made new loan originations challenging.

Following is an analysis of the changes in the individual loan portfolios during 1995 and 1994.

*The commercial loan portfolio decreased by $7,005,000 and $4,347,000 in 1995 and 1994, respectively. Of the 1995 decline, $2,878,000 is attributable to the Bay-Hermann-Berger sale. The remainder of the decrease was the result of increased competition on commercial loan pricing, which resulted in the loss of borrowing relationships. As banks, in general, continued to achieve record profits and asset quality problems remained at low levels, they continued to be aggressive in their pursuit of borrowing relationships during 1995. The decrease in 1994 was largely due to the continued elimination of problem credits, as well as increased competition within the banking industry.

*The real estate loan portfolio, which includes commercial, construction, and residential loans, increased $4,289,000 in 1995 and decreased $4,644,000 in 1994. If the loans included in the Bay-Hermann-Berger sale were also taken into consideration, real estate loans would have increased by $11,953,000 during 1995. The commercial and construction real estate loan portfolios increased while the residential real estate portfolio declined slightly during the year. The majority of the decline in the residential real estate portfolio was due to the Bay-Hermann-Berger sale. The increase in the commercial and construction portfolios was largely the result of intensified efforts to develop new business within these portfolios. The decrease in 1994 can be attributed to the fact that management was devoting more resources to improving asset quality than developing new business.

*Consumer banking relationships are an important component of the Company's loan portfolio; however, continued pressure from nonbank providers of consumer credit for a larger portion of the overall consumer loan market have made it more difficult for banks to compete in this area. As a result of the continued pressure, the consumer loan portfolio has declined by $708,000 and $515,000 in 1995 and 1994, respectively.

*The portfolio of other loans includes loans made to bank holding companies which are secured by the common stock of the subsidiary banks owned by the holding companies. During 1995, the Company made three such loans, which account for the increase during the year. While these loans tend to be larger than the average commercial loan, they do not present any undue risk, because the Company can more effectively monitor the status of the collateral position on these credits versus a typical commercial credit.

Allowance for Possible Loan Losses and Risk Elements
- ----------------------------------------------------
Implicit in lending activities is the consideration that losses will be experienced and the amount of such losses will vary from time to time, depending upon the risk characteristics of the portfolio as affected by economic conditions, competition, and the financial experience of borrowers. The allowance for possible loan losses, which is designed to provide for the risk of loss inherent in the lending process, is increased by the provision for possible loan losses charged to expense and decreased by the amount of loans charged off, net of recoveries. The allowance for possible loan losses provides for anticipated potential loan losses and is maintained at a level commensurate with management's evaluation of the risks inherent in the subsidiary banks' loan portfolios. In order to identify potential risks in the loan portfolios of the subsidiary banks, monthly reports, which contain information on the overall characteristics of the subsidiary banks' loan portfolios and specific analyses of loans requiring special attention, including nonperforming and certain criticized loans, are reviewed by each subsidiary bank's senior management personnel and Board of Directors. In addition, the Company performs periodic examinations of individual loans and of the overall loan portfolio of each banking subsidiary through the Company's loan review process.





                              Summary of Allowance for Possible Loan Losses
                              ---------------------------------------------

                                                              (in thousands)
                                                         Years Ended December 31,
                                        -----------------------------------------------------------
                                           1995        1994        1993        1992        1991
                                        ----------  ----------  ----------  ----------  ----------
Balance at beginning of year            $   7,144   $   8,334   $   9,994   $   6,646   $   6,229
Provision charged to expense                   70         193       2,608       7,242       3,019
Adjustment due to sale of
   Bay-Hermann-Berger Bank                   (327)          -           -           -           -
Loans charged off                          (2,174)     (2,318)     (5,499)     (4,241)     (2,856)
Recoveries                                    922         935       1,231         347         254
                                        ----------  ----------  ----------  ----------  ----------
   Net charge-offs                         (1,252)     (1,383)     (4,268)     (3,894)     (2,602)
                                        ----------  ----------  ----------  ----------  ----------
Balance at end of year                  $   5,635   $   7,144   $   8,334   $   9,994   $   6,646
                                        ==========  ==========  ==========  ==========  ==========



                                                         Years Ended December 31,
                                        -----------------------------------------------------------
                                           1995        1994        1993        1992        1991
                                        ----------  ----------  ----------  ----------  ----------
Ratios:
   Allowance for possible loan losses:
      As % of total loans                   1.85%       2.37%      2.70%       2.77%       1.61%
      As % of nonperforming loans         172.11      136.13      62.95       26.94       84.51
      As multiple of net charge-offs        4.5x        5.2x       2.0x        2.6x        2.6x
   Net charge-offs:
      As % of total loans at year-end        .41%        .46%      1.38%       1.08%        .64%
      As % of average total loans            .42         .47       1.29         .99         .63
      As % of allowance for possible
         loan losses at year-end           22.22       19.36      51.21       38.96       39.15

The allowance for possible loan losses at December 31, 1995 was $5,635,000 or 1.85% of the total loans outstanding compared to $7,144,000 or 2.37% in 1994 and $8,334,000 or 2.70% in 1993. However, the balance of the allowance for possible loan losses as a percentage of nonperforming loans increased to 172.11% as a result of the continuing decline in nonperforming loans. This is the third consecutive year in which this ratio has improved. Management and the Board of Directors continue to monitor the adequacy of the allowance for possible loan losses, and while the balance has declined over the past three years, the Company believes its ability to cover potential losses within the portfolio has improved, as evidenced by the increase in the above ratio.

Net charge-offs were $1,252,000 or .42% of average total loans in 1995 compared to $1,383,000 or .47% in 1994 and $4,268,000 or 1.29% in 1993.
Net chargeoffs in 1995 were at their lowest level in the past ten years. The decline in net charge-offs during 1995 was due in large part to the actions which began in 1992. Because of the efforts made during that time frame to identify and recognize losses in the portfolio, loans eliminated through the work-out process in 1995 and 1994 were less likely to result in significant additional losses.

The reduction in nonperforming loans and the decrease in net charge-offs in recent years has also enabled the Company to substantially reduce the provision for possible loan losses. The provision for possible loan losses over the past three years was $70,000, $193,000, and $2,608,000 in 1995,
1994, and 1993, respectively.

Management records provisions for possible loan losses in amounts sufficient to result in an allowance for possible loan losses that covers current net charge-offs and risks believed to be inherent in the loan portfolio.
Amounts charged against current income are based on such factors as past loan loss experience as it relates to current portfolio mix, evaluation of potential losses in the loan portfolio, prevailing economic conditions, and regular reviews of the portfolio conducted by loan officers, internal loan review staff, and bank regulatory agencies. The loan review process entails analyzing the borrower's financial condition, payment performance, impact of economic and business conditions on certain borrowers, loan concentration risk, sufficiency of collateral, and any other known risks inherent in borrowing relationships. This process is used as the basis for determining the adequacy of the allowance for possible loan losses. Company management believes the allowance for possible loan losses is adequate to cover actual and potential losses in the loan portfolio under current conditions.

                                       Nonperforming Assets
                                       --------------------

                                                      (dollars in thousands)
                                                            December 31,
                                               1995        1994        1993        1992        1991
                                             -------     -------    --------     --------    --------
Nonaccrual loans                             $ 1,811     $ 2,829    $  8,038     $ 17,021    $  2,148
Past due 90 days and still accruing interest   1,463       2,419       5,187       17,041       5,716
Loans not included above which are
   "troubled debt restructurings" as
   defined in SFAS 15                              -           -          15        3,030           -
                                             -------     -------    --------     --------    --------
         Total nonperforming loans             3,274       5,248      13,240       37,092       7,864
Other real estate owned                          554       1,833       4,316        5,439       4,379
                                             -------     -------    --------     --------    --------
         Total nonperforming assets          $ 3,828     $ 7,081    $ 17,556     $ 42,531    $ 12,243
                                             =======     =======    ========     ========    ========
Ratios:
   Nonperforming loans as % of
      total loans                               1.08%       1.74%       4.30%       10.28%       1.91%
   Nonperforming assets as % of
      total loans and other real
      estate owned                              1.26        2.34        5.62        11.61        2.94
   Nonperforming assets as % of
      total assets                              0.75        1.37        3.31         7.73        2.15
   Allowance for possible loan losses
      as % of nonperforming loans             172.11      136.13       62.95        26.94       84.51

Nonperforming loans and assets totaled $3,274,000 and $3,828,000 or 1.08% and 1.26% of the loan portfolio, respectively, at December 31, 1995 compared to $5,248,000 and $7,081,000 or 1.74% and 2.34% of the loan portfolio, respectively, at December 31, 1994, which are their lowest levels since 1989. This was the third consecutive year of dramatic improvement in this area since year-end 1992 when nonperforming assets were at all-time highs. The reduction in nonperforming assets over the past three years has totaled $38,703,000, a 91.0% reduction over that three-year period, including a $3,253,000, or 45.9% reduction during 1995. Improving asset quality has been at the heart of the Company's strategic business plan since the change in management occurred in June 1992. With the improvement in 1995, the Company's level of nonperforming assets, as well as our asset quality ratios have moved in line with those of our peers in the industry. Management and the Board of Directors are committed to maintaining and improving asset quality levels in the future.

The Company adopted revised accounting methods for impaired loans in 1995, as mandated by Statement of Financial Accounting Standards No. 114 (as amended by SFAS No. 118). This Statement does not apply to smaller-balance homogeneous loans which management has assessed to include consumer and home equity loans. Accordingly, the loan classifications affected by the Statement are commercial, financial and agricultural, real estate, industrial revenue bonds, and other loans. The adoption of the Statement did not result in a significant change in the Company's risk identification process. This Statement requires that a loan be reported as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's loan policy generally requires that a credit meeting the above criteria be placed on nonaccrual status; however, loans which are past due more than 90 days as to the payment of principal or interest are also considered to be impaired. These loans are included in the total of nonperforming assets. Loans past due less than 90 days are generally not considered impaired; however, a loan which is current as to payments may be determined by management to demonstrate some of the characteristics of an impaired loan.
In these cases, the loan is classified as impaired while management evaluates the appropriate course of action.

The Company's primary basis for measurement of impaired loans is the collateral underlying the identified loan. Because of the similarities between the Company's risk identification process before and after the adoption of the Statement, management does not believe the comparability of the nonperforming asset table was affected. In addition, management does not anticipate any changes in the Company's charge-off policy as a result of the adoption of this Statement.

Any loans classified for regulatory purposes, but not included above in nonperforming loans, do not represent material credits, about which management is aware of any information which causes management to have serious doubts as to the borrower's ability to comply with the loan repayment terms or which management reasonably expects will materially impact future operating results or capital resources. As of December 31, 1995, there were no concentrations of loans exceeding 10% of total loans which were not disclosed as a category of loans in note 3 to the consolidated financial statements of the Company.

The amounts received in cash and recognized as interest income on nonaccrual loans were $66,000 and $58,000 for the years ended December 31, 1995 and 1994, respectively. If the contractual interest on these loans had been recognized, such income would have been $160,000 and $247,000, respectively. There were no restructured loans at December 31, 1995 or 1994.

Investment Portfolio
- --------------------
The Company's investment portfolio has historically provided a stable earnings base, a secondary source of long-term liquidity, and is one of the primary means of adjusting interest rate sensitivity, thereby managing interest-rate risk. Debt securities included in the held-to-maturity category are stated at cost, adjusted for amortization of premiums and accretion of discounts, in the Company's consolidated financial statements. Debt securities included in the available-for-sale category are recorded in the consolidated financial statements at their market value. The investment portfolio contains a mixture of debt securities in terms of the types of securities, interest rates, and maturity distribution. This diversity, as well as management's conservative philosophy towards risk management, has resulted in a solid investment portfolio, over 90% of which is Moody's Aaa rated debt securities.

The carrying value of the Company's investment portfolio decreased by $13,461,000 in 1995 after having increased by $9,151,000 during 1994. The decrease in 1995 was largely due to loan growth at the subsidiary banks and the Company's current and prospective liquidity needs. For the past several years, the Company has lagged behind its peers in the loan-to-deposit ratio. During 1995, management worked to improve this ratio, resulting in the decline in the investment portfolio balance. In addition, the Company anticipates continuing to increase this ratio until it reaches a level which is comparable to our peers in the industry. Accordingly, an additional $9,500,000 more than in the previous year is being held in federal funds sold. In the current interest rate environment, federal funds sold have been paying a comparable interest rate to many of the longer and intermediate term investment alternatives. As management expects to invest additional monies in the loan portfolio during 1996, it was not considered prudent to purchase longer term investments with the proceeds of maturing securities and deposit growth.

The 1994 increase was primarily the result of loan run-off resulting from the prevailing interest rate environment during that time period and management's efforts to improve asset quality, the effects of which were partially offset by a continuing decline in deposits.

The amortized cost and estimated market value of the Company's available-for-sale and held-to-maturity debt securities at December 31, 1995, 1994, and 1993 are shown below:















                                                            (in thousands)
                                          1995                   1994                   1993
                                  --------------------   --------------------    --------------------
                                             Estimated              Estimated               Estimated
                                  Amortized    Market    Amortized    Market     Amortized    Market
                                     Cost      Value        Cost      Value         Cost      Value
                                  ---------  ---------   ---------  ---------    ---------  ---------
Available-for-sale:
   U.S. Treasury securities
      and obligations of U.S.
      government agencies
      and corporations             $  7,569   $  7,609    $  9,498   $  9,249     $  8,032   $  8,103
   Obligations of states and
      political subdivisions            530        543         731        738          853        910
   Other debt securities              1,260      1,262         292        292          202        206
                                   --------   --------    --------   --------     --------   --------
                                      9,359      9,414      10,521     10,279        9,087      9,219
   Mortgage-backed securities        40,981     40,738      43,913     40,858       45,625     46,205
                                   --------   --------    --------   --------     --------   --------
                                   $ 50,340   $ 50,152    $ 54,434   $ 51,137     $ 54,712   $ 55,424
                                   ========   ========    ========   ========     ========   ========


                                                            (in thousands)
                                          1995                   1994                   1993
                                  --------------------   --------------------    --------------------
                                             Estimated              Estimated               Estimated
                                  Amortized    Market    Amortized    Market     Amortized    Market
                                     Cost      Value        Cost      Value         Cost      Value
                                  ---------  ---------   ---------  ---------    ---------  ---------
Held-to-maturity:
   U.S. Treasury securities
      and obligations of U.S.
      government agencies
      and corporations             $ 83,086   $ 82,939    $ 93,372   $ 88,624     $ 87,019   $ 87,442
   Obligations of states and
      political subdivisions         21,875     22,822      22,800     22,587       19,493     20,710
   Other debt securities                471        471         863        847          803        818
                                   --------   --------    --------   --------     --------   --------
                                    105,432    106,232     117,035    112,058      107,315    108,970
   Mortgage-backed securities         4,190      4,262       5,063      4,879        1,345      1,354
                                   --------   --------    --------   --------     --------   --------
                                   $109,622   $110,494    $122,098   $116,937     $108,660   $110,324
                                   ========   ========    ========   ========     ========   ========

As noted above, the Company designated certain debt securities with a market value of approximately $50,152,000 and $51,137,000 as available for sale at December 31, 1995 and 1994, respectively, with the differences of $188,000 and $3,297,000, respectively, between the market value and amortized cost of such securities being recorded in a valuation reserve. Debt securities with an amortized cost of $109,622,000 and $122,098,000 at December 31, 1995 and 1994, respectively, remain as held-to-maturity securities, to be used for the Company's longer-term liquidity needs. The held-to-maturity securities at December 31, 1995 and 1994 reflected market values of $110,494,000 and $116,937,000, respectively, which represents a net unrealized holding gain of $872,000 in 1995 and a net unrealized holding loss of $5,161,000 in 1994. Because it is not management's intention to sell securities from the portfolio, these gains or losses are not anticipated to be realized by the Company.

As evidenced by the above information, the market value of the Company's portfolio in relationship to the amortized cost of the portfolio improved significantly during 1995. This improvement can be attributed to a combination of factors. First, the yield on virtually all investment securities declined during 1995, increasing the market value of the Company's portfolio. Second, because of the aforementioned loan growth, the Company purchased very few securities during the falling interest rate environment of 1995. Third, many of the investment securities which matured during 1995 had lower yields, thus increasing the average yield of the remaining portfolio. As these securities matured, the unrealized losses which were reflected in the 1994 balances because the security yields were below market levels were eliminated, without any adverse impact to the Company's earnings.

There were no sales of securities during 1995 and 1994. Proceeds from sales of debt securities during 1993 were $298,000, which resulted in net losses of $2,000.

At December 31, 1995, there were no securities of a single issuer that exceeded 10% of shareholders' equity.

Deposits
- --------
Deposits are the primary funding source for the Company's subsidiary banks and are acquired from a broad base of local markets, including both individual and commercial customers. Total deposits have decreased by $10,526,000 and $16,215,000 in 1995 and 1994, respectively.

The decrease in 1995 was the result of the sale of Bay-Hermann-Berger and its $21,677,000 in total deposits. Excluding these deposits, the remaining four subsidiary banks experienced deposit growth of $11,151,000. This growth was due to an increase in time deposits. Excluding the time deposits of Bay-Hermann-Berger, time deposits of $100,000 and under increased by $7,725,000 and time deposits over $100,000 increased by $17,428,000. These increases were partially offset by decreases in demand deposits and savings accounts. Excluding the effects of the Bay-Hermann-Berger sale, non-interest-bearing demand deposits decreased by $6,103,000, savings accounts decreased by $7,899,000, and interest-bearing demand deposits remained relatively unchanged from year to year. Interest rates played a key role in the changing of the deposit mix during 1995, as rates paid on time deposit and money market accounts made them an attractive alternative to savings accounts and other low risk investments. This reverses a trend experienced during 1993, when customers moved deposits into savings accounts because the yields were comparable to those being paid on shorter term time deposits.

The decline in total deposits in 1994 was largely due to the loss of a commercial escrow deposit relationship totaling approximately $10,000,000, as well as a decrease in time deposits under $100,000. In 1993 and early 1994, the banking industry, as a whole, saw increased competitive pressure from the mutual fund industry, which provided depositors with an attractive alternative to the relatively low rates which were being paid on certificates of deposit. In order to maintain acceptable net interest margins, the Company's subsidiary banks were unable to match the rates being offered by the mutual fund industry. Because of this pressure, many long-time depositors were lured outside the banking industry in search of higher yields on their deposits; however, with the rising interest rate environment in 1994, this trend began to reverse itself.

The following table shows the breakdown of core deposits and volatile liabilities at December 31, 1995, 1994, and 1993:

                                              (dollars in thousands)
                                        1995                1994                1993
                                 -------------------  ------------------  ------------------
                                            Percent             Percent             Percent
                                            of Total            of Total            of Total
                                  Amount    Deposits   Amount   Deposits   Amount   Deposits
                                 --------   --------  --------  --------  --------  --------
Non-interest-bearing
   demand deposits               $ 60,999     13%     $ 71,006    15%     $ 82,009    17%
Interest-bearing demand deposits  123,624     27       128,493    28       128,312    26
Savings deposits                   60,134     13        69,853    15        72,390    15
Time deposits under $100,000      176,200     39       179,003    38       188,728    39
                                 --------   -------   --------  -------   --------  -------
      Total core deposits         420,957     92       448,355    96       471,439    97
Time deposits $100,000 and
   over (1)                        36,610      8        19,738     4        12,869     3
                                 --------   -------   --------  -------   --------  -------
      Total deposits             $457,567    100%     $468,093   100%     $484,308   100%
                                 ========   =======   ========  =======   ========  =======

(1) Volatile liabilities.

An important indicator of the strength of a bank's core deposit base is the extent to which it relies on volatile liabilities. Volatile liabilities are represented by certificates of deposit $100,000 and over, and are referred to as such because they are subject to a greater amount of competitive pressure and are highly interest-rate sensitive. The Company's philosophy has been one of nonreliance on volatile liabilities, as evidenced by the fact that at December 31, 1995, the ratio of the Company's volatile liabilities to total assets was 7.1%, compared to the Company's peer group which averaged approximately 13.6%. With the loan growth experienced during 1995, the Company made a decision to accept additional deposits of $100,000 and over to assist in asset/liability management. At the present time, the majority of these deposits are invested in federal funds sold and provide a small contribution to the Company's net interest margin. In the event that loan growth exceeds the growth in our core deposit base, these deposits can be utilized on a short-term basis to fund the increase in the loan portfolio.

The following table shows the amount of time deposits $100,000 and over by time remaining until maturity at December 31, 1995, 1994, and 1993:

                                             (in thousands)
                                       1995        1994        1993
                                     --------    --------    --------
Three months or less                 $ 17,039    $  4,290    $  3,226
Over three through six months           9,723       4,013       2,942
Over six through twelve months          4,016       5,580       3,093
Over twelve months                      5,832       5,855       3,608
                                     --------    --------    --------
                                     $ 36,610    $ 19,738    $ 12,869
                                     ========    ========    ========

The following table reflects the average daily balances, by category, at December 31, 1995, 1994, and 1993, and their weighted average interest rates for the respective years:

                                                 (dollars in thousands)
                                         1995                  1994                   1993
                                  ------------------    ------------------    ------------------
                                   Average   Average     Average   Average     Average   Average
                                   Balance    Rate       Balance    Rate       Balance    Rate
                                  --------   -------    --------   -------    --------   -------
Non-interest-bearing demand
   deposits                       $ 59,162     -  %     $ 69,536     -  %     $ 70,058     -  %
Interest-bearing demand deposits   120,098    3.41       127,532    2.67       130,032    2.67
Savings deposits                    64,381    2.62        72,727    2.54        71,036    2.80
Time  deposits under $100,000      176,943    5.36       182,462    4.47       200,176    4.69
Time deposits $100,000 and over     29,270    5.40        15,724    4.32        10,855    4.50
                                  --------    ====      --------    ====      --------    ====
                                  $449,854              $467,981              $482,157
                                  ========              ========              ========

Short-Term Borrowings
- ---------------------
Short-term borrowings are an alternative to other funding sources and consist primarily of federal funds purchased, securities sold under agreements to repurchase, U.S. Treasury tax and loan notes, and other short-term borrowings. These sources of funding are utilized primarily by South Side National Bank, and the Company itself. Depending on funding requirements and liquidity strategies employed by the Company's Asset/Liability Management Committee, these funds are used on a short-term basis. Short-term borrowings decreased substantially during 1995 largely due to the payoff of a $2,250,000 obligation of the parent company. The funds for this debt reduction were provided by the sale of Bay-Hermann-Berger. There was very little change in short-term borrowings during 1994.

Following is a summary of short-term borrowings at December 31, 1995, 1994, and 1993:

                                             (in thousands)
                                     1995         1994        1993
                                    ------      -------     -------
Federal funds purchased             $    -      $   200     $   350
Securities sold under agreements
   to repurchase                       307          362         644
U.S. Treasury tax and loan notes       472          555           -
Other short-term borrowings              -        2,261       2,684
                                    ------      -------     -------
                                    $  779      $ 3,378     $ 3,678
                                    ======      =======     =======

The average daily balances, weighted average daily interest rates, maximum month-end amounts outstanding, and average interest rates at year-end for short-term borrowings were as follows:

                                                    (dollars in thousands)
                                      1995                   1994                   1993
                                -----------------     -----------------     -----------------
                                Average   Average     Average   Average     Average   Average
                                Balance    Rate       Balance    Rate       Balance    Rate
                                -------   -------     -------   -------     -------   -------
Federal funds purchased         $   399    5.76%      $   104    3.85%      $   405    2.72%
Securities sold under
   agreements to
   repurchase                       747    4.82         1,121    3.30         1,150    2.26
U.S. Treasury tax and loan
   notes                          1,333    5.40           215    3.72           690    2.90
Other short-term borrowings         479    8.77         2,565    7.99         3,103    8.00
                                -------   =======     -------   =======     -------    =====
                                $ 2,958               $ 4,005               $ 5,348
                                =======               =======               =======
Total maximum short-term
   borrowings outstanding
   at any month-end during
   the year                     $ 8,161               $ 4,546               $ 8,198
                                =======               =======               =======
Average short-term borrowings
   rate at end of year                     6.70%                 6.59%                 4.62%
                                          =======               =======               ======

Asset/Liability Management
- --------------------------
The Company's overall goal in asset/liability management is to achieve a reasonable balance of rate-sensitive assets with rate-sensitive liabilities in order to minimize the impact of changing rates on net income. As assets and liabilities tend to become more rate sensitive, whether due to customer demands or Company initiatives, it becomes more important that rates earned are matched with rates paid, and that repricing dates are matched so the next earning interval will have both components at current rates. Assets and liabilities that mature or are repriced in one year or less are considered in the financial services industry to be "rate sensitive." This means that as rates in the marketplace change, the rates on these assets or liabilities will soon be impacted. Given a reasonably balanced rate sensitivity position if rates are increasing, the Company will have more interest income and more interest expense. Conversely, if rates are decreasing, the Company will have less interest income and less interest expense.

Short-term interest rate sensitive positions are critical in managing net interest income, as they have an immediate impact on earnings during periods of changing interest rates. Interest rate sensitivity is measured by interest-sensitive gaps defined as the difference between interest-sensitive assets and interest-sensitive liabilities within any specific time period. A positive or negative interest-sensitive gap demonstrates the relative exposure to interest rate movements. To the extent that these gaps are close to zero, net interest income is protected from interest rate fluctuations for the specific time period being examined. Examples of interest-sensitive assets and liabilities include commercial loans whose interest rates are tied to the prime commercial lending rate and money market deposit accounts whose interest rate is tied to the three-month treasury bill rate. The objective of an interest sensitivity analysis is to measure the potential impact of changes in the levels of market interest rates on net interest income.

Management believes that during periods of economic and interest rate uncertainty, maintenance of appropriate rate-sensitive positions is imperative in maintaining an adequate degree of liquidity and acceptable profit margins, and has structured its deposit, investment, and loan portfolios accordingly. It is the opinion of management that the Company has maintained an adequate liquidity position and management will endeavor to do so in the future.

Rate Sensitivity
- ----------------
Interest rate sensitivity is a key component of asset/liability management and is related to liquidity because each is affected by maturing assets and sources of funds. Interest sensitivity, however, also takes into consideration those assets and liabilities with interest rates which are subject to change prior to maturity. The objective of interest sensitivity management is to optimize earnings results, while managing, within internal policy constraints, interest rate risk. The Company's policy on interest rate sensitivity is to manage exposure to potential risk associated with changing interest rates by maintaining a balance sheet posture in which annual net income is not significantly affected by interest rate movements. The total absence of risk, as well as excessive risk, can result in less than acceptable returns; therefore, the Company manages its interest sensitivity risk between those two extremes.

The table on the following page is an analysis of interest sensitive assets and liabilities at December 31, 1995 over various time horizons. Because such an analysis does not capture many factors which determine interest rate risk, the Company has put more emphasis on the use of a simulation model to measure its exposure to changes in interest rates. Under different rate and growth assumptions, these projections enable the Company to adjust its strategies to protect the net interest margin against significant rate fluctuations. Uniform sensitivity reports and guidelines are used by all subsidiary banks of the Company. Based on the Company's historical analysis, interest-bearing demand and savings deposits have proven to be very stable core deposits even through interest rate fluctuations. Accordingly, management believes these deposits are not 100% rate sensitive within the period of three months or less. As a result, these deposits have been allocated between the four repricing categories as follows: three months or less - 35%, three months through 12 months - 20%, over one year through five years - 25%, and over five years - 20%.

As reflected on the Repricing and Interest Rate Sensitivity Analysis on the following page, the Company has a well-balanced interest rate sensitivity position. Generally, a one-year gap ratio in a range of .80x - 1.20x indicates an entity is not subject to any undue interest rate risk. The Company's current one-year gap of 1.04x is within an acceptable range. Additionally, the following analysis includes the available-for-sale securities spread throughout their respective repricing and/or maturity horizons, even though such securities are available for immediate liquidity should the need arise in any particular time horizon.

                                             Repricing and Interest Rate Sensitivity Analysis
                                      --------------------------------------------------------------
                                                          (dollars in thousands)
                                                            December 31, 1995
                                                        Over       Over
                                                      3 months    1 year
                                      3 months        through     through       Over
                                      or less        12 months    5 years      5 years       Total
                                      --------       ---------    --------     --------     --------
Interest-earning assets:
   Due from banks - interest-bearing  $     18       $   -        $   -        $   -        $     18
   Federal funds sold                   19,100           -            -            -          19,100
   Investments available for sale        9,796          7,797       29,227        3,332       50,152
   Investments held to maturity          6,333         22,806       70,397       10,086      109,622
   Loans, net of unearned discount(1)   96,509         82,899      113,126       11,290      303,824
                                      --------       --------     --------     --------     --------
      Total interest-earning
         assets                        131,756        113,502      212,750       24,708      482,716
                                      --------       --------     --------     --------     --------
Cumulative interest-earning assets     131,756        245,258      458,008      482,716      482,716
                                      --------       --------     --------     --------     --------
Interest-bearing liabilities:
   Interest-bearing demand deposits     43,268         24,725       30,906       24,725      123,624
   Savings deposits                     21,047         12,027       15,033       12,027       60,134
   Time deposits under $100,000         32,339         66,747       77,114         -         176,200
   Time deposits $100,000 and over      18,059         13,739        4,812         -          36,610
   Short-term borrowings                   779           -            -            -             779
   ESOP debt                              -             2,987         -            -           2,987
                                      --------       --------     --------     --------     --------
      Total interest-bearing
         liabilities                   115,492        120,225      127,865       36,752      400,334
                                      --------       --------     --------     --------     --------
Cumulative interest-bearing
   liabilities                         115,492        235,717      363,582      400,334      400,334
                                      --------       --------     --------     --------     --------
Gap analysis:
   Interest sensitivity gap           $ 16,264       $ (6,723)    $ 84,885     $(12,044)    $ 82,382
                                      ========       ========     ========     ========     ========
   Cumulative interest
      sensitivity gap                 $ 16,264       $  9,541     $ 94,426     $ 82,382     $ 82,382
                                      ========       ========     ========     ========     ========

Cumulative gap ratio of interest-
   earning assets to
   interest-bearing
   liabilities                           1.14x          1.04x        1.26x        1.21x        1.21x
                                         ====           ====         ====         ====         ====

(1) Nonaccrual loans are reported in the "Over 1 year through 5 years" column.

Liquidity
- ---------
The Company's Asset/Liability Management Committee also formulates guidelines for and monitors the composition of assets and liabilities.
The objective is to meet earnings goals by producing the optimal yield and maturity mix consistent with interest rate expectations and projected liquidity needs.

Achieving these goals is the central role of liquidity management, which must ensure that the Company has ready access to sufficient funds to meet existing commitments and future financial obligations. In addition, liquidity management enables the Company to withstand fluctuations in deposit levels and to provide for customers' credit needs in a timely and cost-effective manner. Liquidity management, therefore, is viewed from both an asset and liability perspective.

Asset liquidity is normally provided through the maturities of various assets, the receipt of loan payments, and the interest collected on assets. Additionally, as part of its overall asset/liability management strategy, the Company designates certain investment securities as available for sale. In the event that liquidity needs arise, these securities are available to be converted to cash.

The most important source of liquidity for the Company is deposit liquidity, which is the ability to raise new funds and renew maturing liabilities. The Company's long-term customer relationships in the various local markets are the foundation of the Company's long-term liquidity.

Short-term liquidity needs arise from continuous fluctuations in the flow of funds on both sides of the balance sheet. The subsidiary banks control their own asset/liability mix within guidelines of Company policy and their individual loan demand and deposit structure, with guidance from the Asset/Liability Management Committee. Other than South Side National Bank, the subsidiary banks do not generally borrow funds.

As the parent company, Southside Bancshares Corp. maintains its liquidity position and provides for its cash flow needs through dividends and management fees received from its subsidiary banks.

It is the opinion of management that the Company has historically maintained an adequate liquidity position and management will endeavor to continue to do so in the future.

Capital Resources
- -----------------
A strong capital base is vital to any banking organization as capital provides a solid foundation for anticipated future asset growth and promotes depositor and investor confidence.

Assets vary with respect to risk. Some assets, such as cash or short-term government securities, are practically risk free. Other assets, such as loans, have increased risk associated with them. Capital requirements depend to some extent on the degree of risk within a bank's asset categories and the level of assets in those risk categories.

The Company's total capital position has been historically maintained through earnings retention and a conservative dividend policy. During 1995, the Company issued 263,560 shares of common stock in a private placement offering in conjunction with the retirement of outstanding subordinated capital notes. This increase in capital was offset by the Company's guarantee of the debt of the Company's Employee Stock Ownership Plan.

Bank regulators consider a range of factors when determining capital adequacy. Such factors include the organization's size, quality and stability of earnings, risk diversification, management expertise, asset quality, liquidity, and internal controls. The bank regulators adopted minimum capital guidelines in 1990, which redefined capital and compared it with risk-weighted assets.

These risk-based capital guidelines define the components of capital, categorize assets into different risk classes, and include certain off-balance-sheet items in the calculation of capital requirements. Off-balance-sheet items are converted into on-balance-sheet credit equivalents and are categorized into different risk classes to determine the required capital associated with each class. On-balance-sheet items are also assigned different risk weights to determine required capital. Together, these two items comprise the risk-weighted asset denominator of the required capital ratios.

Capital itself is categorized into two types: Tier I and Tier II. Tier I capital elements include total shareholders' equity less goodwill and exclude the effects of net unrealized holding gains or losses on available-for-sale securities. Tier II capital includes other supplementary capital elements, subject to certain limitations, such as mandatory convertible notes, subordinated debt, and the allowance for possible loan losses. The maximum amount of the allowance for possible loan losses which can be included as Tier II capital is 1.25% of risk-weighted assets.

The capital guidelines require banking organizations to maintain a minimum total capital ratio of 8% (of which at least 4% must be Tier I capital). The Company's total capital ratios under the risk-weighted guidelines at December 31, 1995 and 1994 were 16.20% and 15.33%, respectively, which included Tier I capital ratios of 14.94% and 12.73%, respectively.
In addition, the Company and its subsidiary banks must maintain a minimum Tier I leverage ratio (Tier I capital to adjusted total assets) of at least 3%. The Company's Tier I leverage ratios were 9.27% and 7.68% at December 31, 1995 and 1994, respectively. These ratios compare favorably to the minimum risk-weighted capital requirements.

The Company's national banking subsidiary, South Side National Bank, had been under a formal agreement with the OCC since July 9, 1991, which, among other things, required it to achieve and maintain certain capital levels. This agreement was terminated by the OCC on February 14, 1995.

All of the subsidiary banks of the Company also exceeded the various regulatory capital requirements at December 31, 1995 and 1994. Management reviews the various capital measures monthly to ensure that they are within internal guidelines and within external guidelines as established by law, and management believes that the Company's current capital position is adequate to support its banking operations.

Following is a summary of data and ratios pertaining to the Company's capital position at December 31, 1995, 1994, and 1993:

                                                        (dollars in thousands)
                                            ------------------------------------------
                                               1995            1994            1993
                                             --------        --------        --------
Risk-Based Capital:
   Tier I capital                            $ 47,030        $ 39,583        $ 34,935
   Total capital                               50,986          47,701          43,160
   Risk-weighted assets                       314,770         311,063         318,519
Risk-Based Capital Ratios:
   Tier I capital to risk-weighted assets       14.94%          12.73%          10.97%
   Minimum requirement                           4.00            4.00            4.00
   Total capital to risk-weighted assets        16.20           15.33           13.55
   Minimum requirement                           8.00            8.00            8.00
                                             ========        ========        ========
- ---------------------------------------------------------------------------------------
Tier I Capital:
   Tier I capital                            $ 47,030        $ 39,583        $ 34,935
   Average fourth quarter total
      consolidated assets less
      intangibles                             507,108         515,185         533,704
Leverage Capital Ratios:
   Tier I capital to average total
      consolidated assets less
      intangibles                                9.27%           7.68%           6.55%
   Minimum requirement                           3.00            3.00            3.00
                                             ========        ========        ========

                          Results  of Operations
                          ----------------------
Earnings Summary
- ----------------
The consolidated net income of the Company was $6,734,000, $5,014,000, and $3,041,000 for the years ended December 31, 1995, 1994, and 1993, respectively, which resulted in net income per common share of $2.55, $1.93, and $1.17 in each of those years. The results for 1995 represent the second consecutive year in which the Company has achieved record earnings, although the net income amount included the effects of two nonrecurring items which resulted in $1,370,000 in net income. Excluding the effects of these two nonrecurring items, net income would have been $5,364,000 for the year, which would have also represented a new record level for the Company. The first of the two nonrecurring items was a litigation settlement received by the Company's lead bank, South Side National Bank, and the second was the gain recognized on the sale of Bay-Hermann-Berger. These transactions are discussed in greater detail in the Noninterest Income section of this report. The remainder of the increase in net income was largely due to an increase in net interest income.

The increases in net income in 1994 and 1993 were the result of significant reductions in the provision for possible loan losses. Net income has increased 34.3%, 64.9%, and 88.4% in 1995, 1994, and 1993, respectively.
This positive earnings trend over the past three years has been the result of the Company's strategic business plan which was implemented in the second half of 1992. Late in 1992, the Company significantly increased the provision for possible loan losses to adequately provide for the credit risk in the loan portfolio. The increased allowance for possible loan losses which resulted from this action has allowed the Company to eliminate problem credits without incurring significant additional losses.

Net Interest Income
- -------------------
Net interest income on a tax-equivalent basis increased by $298,000 in 1995 after decreasing by $364,000 and $1,998,000 in 1994 and 1993, respectively. The increase in 1995 can be attributed to the improvement in the net interest margin, which more than offset the decrease in interest-earning assets caused by the Bay-Hermann-Berger sale. The Company's net interest margin improved to 4.41% in 1995 from 4.27% in 1994. This improved net interest margin was due to a shift in the Company's asset mix. Where as in recent years the Company has seen continued shrinkage in the loan portfolio and growth in the low-yielding investment securities portfolio, the reverse was true in 1995. Average loans, with an average yield of 9.19%, increased by $2,731,000, while investments in taxable debt securities, with an average yield of 5.84%, decreased by $13,278,000. This shift in asset mix, as well as an increase in interest earned, contributed to the increase in the overall yield on interest-earning assets.

The 1994 decline in net interest income was largely the result of a lower yield on investment securities, which also comprised a greater percentage of average total assets. This combination of factors more than offset the decline in the cost of funds, which had fallen to its lowest level in the Company's history. The decline in 1993 was largely due to a $31,556,000 decrease in average interest-earning assets offset by a corresponding $31,377,000 decline in average interest-bearing liabilities. This decline can be attributed to increased competition from nontraditional financing and funding sources. The remainder of the decline in net interest income in 1993 was the result of a decrease in the net interest margin on average interest-earning assets brought on by a change in asset mix. Average loans declined $64,098,000 during 1993, and this loan run-off was shifted into the Company's investment portfolio. These investments earned a substantially lower interest rate than the loans they were replacing.

As a result of well-balanced, rate-sensitive balance sheets, the subsidiary banks have been able to reprice interest-bearing liabilities to maintain relatively stable net interest margins over the past three years. As the overall interest rate environment changed during this three-year time period, interest rates were adjusted on rate-sensitive deposits (i.e., interest-bearing demand deposits, savings deposits, and money market deposits) and time deposits to match the changes in the interest earned on assets.


                  Consolidated Average Balance Sheets and Average Interest Rates
                  --------------------------------------------------------------
                                                                (dollars in thousands)
                                                                Year ended December 31,
                                                     --------------------------------------------
                                                                        1995
                                                     --------------------------------------------
                                                                                         Average
                                                                       Interest           Rates
                                                      Average          Income/           Earned/
                                                      Balance          Expense            Paid
                                                     --------          --------          -------
Assets:
   Loans, net of unearned discount (1)(2)(3)         $297,480          $27,331            9.19%
   Investments in debt securities:
      Taxable (4)                                     140,073            8,175            5.84
      Exempt from federal income taxes (3)(4)          22,273            1,924            8.64
   Short-term investments                              13,708              788            5.75
                                                     --------          -------
         Total interest-earning assets/
            interest income/overall yield (3)         473,534           38,218            8.07
                                                                       -------            ====
   Allowance for possible loan losses                  (6,175)
   Cash and due from banks                             17,356
   Other assets                                        20,015
                                                     --------
         Total assets                                $504,730
                                                     ========
Liabilities and shareholders' equity:
   Interest-bearing demand deposits                  $120,098            4,095            3.41%
   Savings deposits                                    64,381            1,685            2.62
   Time deposits under $100,000                       176,943            9,491            5.36
   Time deposits $100,000 and over                     29,270            1,582            5.40
   Short-term borrowings                                2,958              173            5.85
   ESOP debt                                            2,160              190            8.80
   Subordinated capital notes                           1,233              119            9.65
                                                     --------          -------
         Total interest-bearing liabilities/
            interest expense/overall rate             397,043           17,335            4.37
                                                                       -------            ====
   Non-interest-bearing demand deposits                59,162
   Other liabilities                                    4,997
   Shareholders' equity                                43,528
                                                     --------
         Total liabilities and shareholders' equity  $504,730
                                                     ========
Net interest income                                                   $ 20,883
                                                                      ========
Net interest margin on average interest-earning
   assets                                                                                 4.41%
                                                                                          ====

(1)   Interest income includes loan origination fees.
(2)   Average balance includes nonaccrual loans.
(3)   Interest yields are presented on a tax-equivalent basis.  Nontaxable income has been adjusted upward by the amount of federal income tax that would have been paid if the income had been taxable at a rate of 34%, adjusted downward by the disallowance of the interest cost to carry nontaxable loans and securities.
(4)   Includes investments available for sale.


                                        (dollars in thousands)
                                       Years ended December 31,
    ------------------------------------------------------------------------------------------------
                        1994                                                 1993
    --------------------------------------------        --------------------------------------------
                                         Average                                             Average
                       Interest           Rates                            Interest           Rates
     Average           Income/           Earned/         Average           Income/           Earned/
     Balance           Expense            Paid           Balance           Expense            Paid
    ---------          --------          ------         ---------          --------          -------
    $ 294,749          $ 24,483           8.31%         $ 330,869          $ 27,339           8.26%

      153,351             8,484           5.53            121,353             7,455           6.14
       21,655             1,870           8.64             17,791             1,692           9.51
       11,949               501           4.19             17,711               522           2.95
    ---------          --------                         ---------          --------
      481,704            35,338           7.34            487,724            37,008           7.59
                       --------           ====                             --------           ====
       (8,095)                                            (10,072)
       22,079                                              24,811
       21,927                                              27,219
    ---------                                           ---------
    $ 517,615                                           $ 529,682
    =========                                           =========

    $ 127,532             3,409           2.67%         $ 130,032             3,477           2.67%
       72,727             1,848           2.54             71,036             1,991           2.80
      182,462             8,158           4.47            200,176             9,385           4.69
       15,724               679           4.32             10,855               489           4.50
        4,005               255           6.37              5,348               313           5.85
         -                 -               -                 -                 -               -
        4,190               404           9.65              4,190               404           9.65
    ---------          --------                         ---------          --------
      406,640            14,753           3.63            421,637            16,059           3.81
                       --------           ====                             --------           ====
       69,536                                              70,058
        4,247                                               3,648
       37,192                                              34,339
    ---------                                           ---------
    $ 517,615                                           $ 529,682
    =========                                           =========
                       $ 20,585                                            $ 20,949
                       ========                                            ========
                                          4.27%                                               4.30%
                                          ====                                                ====

                 Analysis Of Changes In Net Interest Income
               Due To Changes In Volume And Changes In Rates
               ---------------------------------------------

The following table sets forth on a tax equivalent basis, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rates. The change in interest due to both volume and rate has been allocated in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                           (in thousands)
                                                       Years ended December 31,
                                  --------------------------------------------------------------------
                                        1995 Compared to 1994                1994 Compared to 1993
                                  ----------------------------------   -------------------------------
                                                 Increase (Decrease)               Increase (Decrease)
                                                  Due to Change in                  Due to Change in
                                                 -------------------               -------------------
                                      Net                                  Net
                                   Increase      Average     Average    Increase   Average     Average
                                  (Decrease)     Volume       Rate     (Decrease)  Volume       Rate
                                  ----------     -------     -------   ----------  --------    -------
Changes in interest income on:
   Loans                           $ 2,848        $ 229      $ 2,619    $(2,856)   $(3,019)     $ 163
   Investment securities:
      Taxable                         (309)        (765)         456      1,029      1,823       (794)
      Exempt from federal income
         taxes                          54           54         -           178        343       (165)
   Short-term investments              287           81          206        (21)      (201)       180
                                   -------        -----      -------    -------     ------      -----
         Total interest income       2,880         (401)       3,281     (1,670)    (1,054)      (616)
                                   -------        -----      -------    -------     ------      -----
Changes in interest expense on:
   Interest-bearing demand
      deposits                         686         (209)         895        (68)       (68)        -
   Savings deposits                   (163)        (219)          56       (143)        46       (189)
   Time deposits under $100,000      1,333         (253)       1,586     (1,227)      (802)      (425)
   Time deposits $100,000
      and over                         903          700          203        190        210        (20)
   Short-term borrowings               (82)         (66)         (16)       (58)       (81)        23
   ESOP debt                           190          190         -           -           -          -
   Subordinated capital notes         (285)        (285)        -           -           -          -
                                   -------        -----      -------    -------     ------      -----
         Total interest expense      2,582         (142)       2,724     (1,306)      (695)      (611)
                                   -------        -----      -------    -------     ------      -----
Change in net interest income      $   298        $(259)     $   557     $ (364)    $ (359)     $  (5)
                                   =======        =====      =======    =======     ======      =====

Provision for Possible Loan Losses
- ----------------------------------
The provision for possible loan losses has significantly declined over the past three years, consistent with the decline in the level of nonperforming assets. The provision for possible loan losses was $70,000 in 1995 compared to $193,000 and $2,608,000 in 1994 and 1993, respectively. The reduction in this expense item over the past two years was made possible through improvement in asset quality and increases in the recoveries of previously charged-off loans.

Noninterest Income
- ------------------
Noninterest income increased by $2,164,000 during 1995, primarily due to the effects of two nonrecurring items. On February 27, 1995, the Company settled a lawsuit in which the Company's subsidiary, South Side National Bank, was plaintiff. Under the terms of the settlement agreement executed by the parties, the Bank received a cash payment of $1,400,000, which was offset by remaining legal expenses of approximately $300,000. The litigation arose from a $1,500,000 payment made by the Company in 1992 (and charged to expense in 1991). The legal expenses are included in noninterest expense as a part of "Attorney fees." On March 17, 1995, the Company sold its wholly owned subsidiary, Bay-Hermann-Berger Bank (the Bank), in an all cash transaction with an unaffiliated institution. The purchasing institution paid approximately $3,145,000 for all of the Bank's common stock, which resulted in a pretax gain to the Company of $825,000. The Bank was the smallest of the Company's subsidiary banks and comprised only 4.67% of total consolidated assets as of December 31, 1994. Excluding the effects of these two items, noninterest income declined by $61,000 during 1995 as increases in trust department earnings and other income were offset by net losses on the disposition of other real estate owned.

Noninterest income declined by $288,000 in 1994, as each income item experienced a small level of decline during the year. Service charges on deposit accounts declined by $49,000 during the year due to an increase in the earnings credit rate applied to commercial deposit accounts. Trust department earnings were down reflecting the effects of a relatively weak stock market. Trust fees are based on the market value of the assets managed and, accordingly, fee income declines during weak periods in the stock market. Finally, net gains on the dispositions of other real estate owned and other foreclosed property declined by $153,000. This decline was due, in part, to a decline in activity in this area.

Noninterest income increased $593,000 during 1993. The increase in 1993 was the result of an increased emphasis on the collection of service charges on deposit accounts, coupled with gains recorded on sales of other real estate owned of $379,000. The 1993 increases were partially offset by a $229,000 decrease in gains on sales of debt securities.

Noninterest Expenses
- --------------------
Noninterest expense increased by $112,000 during 1995, as reductions in salaries and employee benefits, Federal Deposit Insurance Corporation (FDIC) assessment, and Trust department expenses were offset by increases in the remainder of the other noninterest expense categories. The reduction in salaries and employee benefits was due to a reduction in the Company's payroll. Part of the Company's strategic business plan is to improve the overall efficiency of the organization. As part of this process, the Company identified areas where outsourcing of personnel was appropriate and identified officer level positions which could be replaced with nonofficer positions. The result of these actions was the aforementioned reduction in personnel costs. The reduction in the FDIC assessment was due to the fact that the Bank Insurance Fund, which is used to insure bank deposits, reached its federally mandated fully funded level in 1995. When this occurred, FDIC assessment rates were reduced to the minimum level required by the FDIC which are substantially less than the rates paid over the past several years.

The increase in occupancy expense was due in part to the Company's decision to outsource security personnel, as well as additional costs of a new facility at the Bank of St. Charles County and major renovations at the State Bank of DeSoto. Management anticipates occupancy expense will continue to grow as additional locations are added and facilities are updated. The increases in equipment and data processing expenses were largely due to the data processing conversion at all four of the Company's banks during 1995. New hardware and software was purchased, both of which should enable the Company to reduce future data processing expense while increasing the level of products and services offered to customers. Attorney fees increased slightly during 1995; however, excluding the $300,000 in fees associated with the litigation settlement, attorney fees were reduced dramatically during 1995. The increase in other expense was due in part to increased marketing costs, as well as additional expenses associated with the data processing conversion. The Company is committed to increasing its advertising efforts to maintain and build its market niche in the banking industry.

Noninterest expense was reduced by $1,210,000 in 1994. Significant reductions in the areas of the Federal Deposit Insurance Corporation (FDIC) assessment, attorney fees, trust department operating expense, and other real estate owned (OREO) expense were partially offset by increases in salaries and employee benefits and occupancy expense. With the improvement in asset quality achieved during 1994 and the reduction in OREO activity, the Company was able to substantially reduce the major expenditures associated with the loan work-out process, including attorney fees and OREO expense. The FDIC assessment was also reduced in 1994, as improvements in asset quality resulted in lower semiannual premium assessments. The decrease in trust department operating expense was due largely to the Company's corporate trust area. In prior years, the Company's corporate trust area paid for, and charged to earnings, expenses on behalf of certain corporate bond issues. As these bond issues were retired or as cash flow on the underlying projects improved, the Company was reimbursed for the amounts it had paid on behalf of the corporate bond holders. The reimbursements amounted to approximately $115,000 in 1994 and were applied as a credit to the 1994 expense. Salaries and employee benefits increased due to normal annual pay increases, as well as an increase in the Company's contribution to the Employee Stock Ownership Plan. The increase in occupancy expense can be attributed to additional security costs at South Side National Bank and lease payments on a new facility opened by South Side National Bank in April 1994.

Noninterest expenses increased by $583,000 in 1993. Increases in salaries and employee benefits, FDIC assessment, attorney fees, and OREO expense were offset by decreases in occupancy, equipment, and trust department operating expenses. The $371,000 increase in salaries and employee benefits was largely due to steps taken by the Company during the latter half of 1992 and the first half of 1993 to strengthen management.
The $142,000 increase in the FDIC assessment was a result of the Company's relatively high level of nonperforming loans. Because of the asset quality problems, the Company was assessed a higher premium than the minimum assessment charged to banks with less asset quality problems. The increases in attorney fees and OREO expense were the result of management's focus on improving asset quality during 1993.

Income Taxes
- ------------
Federal income tax expense was $2,558,000 in 1995, compared to $1,805,000 in 1994, and $804,000 in 1993. The increases over the past two years are consistent with the increase in pretax income. However, the Company's effective tax rate increased to 27.5% in 1995 from 26.5% in 1994, and 20.9% in 1993. The primary factor impacting the effective tax rate is the level of tax-exempt income in proportion to the level of pretax income. While pretax income has risen substantially over the past two years, the level of tax-exempt income has remained relatively unchanged. This situation caused the increase in the effective tax rate.

Net Income
- ----------
Net income increased to $6,734,000 in 1995, compared to $5,014,000 in 1994 and $3,041,000 in 1993. As discussed previously, the majority of the increase in 1995 was due to the litigation settlement and the gain on the sale of Bay-Hermann-Berger. The remainder of the 1995 increase was the result of an increase in net interest income. The increase in net income in both 1994 and 1993 can be largely attributed to a decline in the provision for possible loan losses.

1995's earnings represent a return on average assets (ROA) of 1.33%, excluding the nonrecurring items, the ROA was 1.06%. This is the first time in the 13-year history of the Company that the ROA has surpassed the 1% mark. With the actions taken in recent years, including the reduction in nonperforming assets, increased marketing efforts, and data processing conversion, the Company believes it has laid the groundwork to sustain this level of earnings.

Subsequent Event
- ----------------
On February 15, 1996, the Company effected a ten-for-one stock split to shareholders of record on January 31, 1996. The effects of this split have been applied to the share and per share data on a retroactive basis to all of the financial data contained throughout this report.

Accounting Pronouncements
- -------------------------
In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121). SFAS 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles, and goodwill related both to assets to be held and used and assets to be disposed of. SFAS 121 requires entities to perform separate calculations for assets to be held and used to determine whether recognition of an impairment loss is required and, if so, to measure impairment. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the asset's carrying amount, an impairment loss is recognized. If the sum of expected future cash flows is more than the carrying amount of the asset, an impairment loss cannot be recognized. Measurement of an impairment loss is based on the fair value of the asset. SFAS 121 also requires long-lived assets and certain identifiable intangibles to be disposed of to be reported at the lower of carrying amount or fair value less cost to sell.

SFAS 121 is effective for financial statements issued for fiscal years beginning after December 31, 1995. The Company does not believe SFAS 121 will have a material effect on the consolidated financial statements of the Company.

In May 1995, the FASB issued Statement of Financial Accounting Standards
No. 122, Accounting for Mortgage Servicing Rights (SFAS 122), which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others at the origination or purchase date of the loans when the enterprise has a definitive plan to sell or securitize the loans and retain the mortgage servicing rights, assuming the fair value of the loans and servicing rights may be practically estimated. Otherwise, servicing rights should be recognized when the underlying loans are sold or securitized, using an allocation of total cost of the loans based on the relative fair values at the date of sale. SFAS 122 also requires an assessment of capitalized mortgage servicing rights for impairment, to be based on the current fair value of those rights. SFAS 122 is required to be applied prospectively in fiscal years beginning after December 31, 1995. The Company does not believe SFAS 122 will have a material effect on its financial position or results of operations.

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). SFAS 123 provides guidance for accounting and reporting standards for stock-based employee compensation plans. SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been applied.

Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

SFAS 123 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company anticipates electing to continue its current accounting for stock options and, accordingly, does not believe SFAS 123 will have a material effect on the consolidated financial statements of the Company.

Effects of Inflation
- --------------------
Persistent high rates of inflation can have a significant effect on the reported financial condition and results of operations of all industries. However, the asset and liability structure of a bank is substantially different from that of an industrial company, in that virtually all assets and liabilities of a bank are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a bank's performance. Interest rates do not necessarily move in the same direction, or in the same magnitude, as the prices of other goods and services.

Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase equity capital at higher than normal rates to maintain an appropriate equity-to-assets ratio.

Although it is obvious that inflation affects the growth of total assets, it is difficult to measure the impact precisely. Only new assets acquired in each year are directly affected, so a simple adjustment of asset totals by use of an inflation index is not meaningful. The results of operations also have been affected by inflation, but again there is no simple way to measure the effect on the various categories of income and expense.

Interest rates in particular are significantly affected by inflation, but neither the timing nor the magnitude of the changes coincides with changes in standard measurements of inflation such as the consumer price index. Additionally, changes in interest rates on some types of consumer deposits may be delayed. These factors in turn affect the composition of sources of funds by reducing the growth of deposits that are less interest rate sensitive and increasing the need for funds that are more interest rate sensitive.

Financial Instrument Market Value
- ---------------------------------
As disclosed in note 14 to the Company's consolidated financial statements, the fair value of financial instrument assets, as of December 31, 1995, exceeded the balance sheet amounts of those instruments by $8,056,000 while the fair value of financial instrument liabilities exceeded the amounts included in the balance sheet by $437,000.

Such comparative information reflects the effect of the falling rate environment, as well as the Company's asset/liability and credit risk management programs. The fair value estimates are based on existing financial instruments at December 31, 1995 and do not reflect amounts which would be ultimately realized in the normal course of business.

                Common Stock - Market Price and Dividends
                -----------------------------------------
The Company's common stock is traded on the National Association of Company Securities Dealers, Inc./SmallCap Market System ("NASDAQ/SCM") under the symbol SBCO.

The table below sets forth the high and low bid prices for the Company's common stock for the periods presented.

                                 1995                                1994
                   ----------------------------------  ----------------------------------
Quarter              1st      2nd      3rd      4th      1st      2nd      3rd      4th
                     ---      ---      ---      ---      ---      ---      ---      ---
Low bid            $ 16.00  $ 16.00  $ 17.50  $ 17.80  $ 16.00  $ 16.50  $ 16.50  $ 16.00
High bid             16.00    17.00    17.80    20.00    18.00    18.00    16.50    16.50
Dividends paid
   per common
   share              .065      .10      .10      .10     . 03      .03     .055     .065
                   =======  =======  =======  =======  =======  =======  =======  =======

The market price of the Company's common stock on March 8, 1996 was $19.00 bid, $24.00 asked. The approximate number of shareholders of the common stock of the Company as of March 8, 1996 was 446.

Financial Report
- ----------------
A copy of the Company's 1995 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, including all exhibits and financial statements thereto, is available without charge to shareholders on written request to Joseph W. Pope, Senior Vice President and Chief Financial Officer, Southside Bancshares Corp., 3606 Gravois Avenue, St. Louis, Missouri 63116.

Annual Meeting of Shareholders
- ------------------------------
The Annual Meeting of Shareholders of Southside Bancshares Corp. will be held at 2:00 p.m. on April 25, 1996 at South Side National Bank's Lansdowne facility, which is located at 4666 Lansdowne, St. Louis, Missouri.

The Company's bylaws require that notice of shareholder nominations for directors at the Company's Annual Meeting of Shareholders must be received by the Secretary of the Company not less than 75 days prior to the date of the Annual Meeting.

Transfer Agent and Stock Listing
- --------------------------------
The Company's transfer agent is Boatmen's Trust Company, 510 Locust Street, St. Louis, Missouri 63101, (314) 466-1359 or (800) 456-9852.

The stock is traded on the NASDAQ SmallCap Market under the symbol "SBCO."




























                        Southside Bancshares Corp.
                        --------------------------
                           3606 Gravois Avenue
                           St. Louis, MO  63116
                              (314) 776-7000

                 Statement of Management's Responsibility
                          for Financial Statements
                 ----------------------------------------
                            February 21, 1996

The management of Southside Bancshares Corp. is responsible for the preparation and integrity of all information contained in the accompanying consolidated financial statements. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances. In preparing the consolidated financial statements, management makes informed judgments and estimates.

To help meet this responsibility, the Company maintains a system of internal control that is reviewed and revised, as necessary, in view of the results of internal and independent audits, management recommendations, changes in the Company's business, and other conditions that come to management's attention. Management believes that the Company's system, taken as a whole, provides reasonable assurance that (1) transactions are executed in accordance with management's general or specific authorization, (2) transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (3) access to assets is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Management also seeks to assure the objectivity and integrity of the Company's financial data by careful selection of managers, an internal audit function, and organizational arrangements that provide an appropriate division of responsibility.

The Company's consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Their Independent Auditors' Report, which is based on an audit made in accordance with generally accepted auditing standards, expresses an opinion as to the fair presentation of the consolidated financial statements. In performing their audit, KPMG Peat Marwick LLP considers the Company's internal control to the extent they deem necessary in order to issue their opinion on the consolidated financial statements.

The Audit Committee of the Board of Directors is composed solely of directors who are not employees of the Company. The Committee meets periodically and privately with the independent auditors, the internal auditors, and the financial officers of the Company to review matters relating to the quality of the financial reporting of the Company, the related internal controls, and scope and results of audit examinations. It is also responsible for recommending the appointment of the Company's independent auditors, subject to shareholder approval.

/s/ Thomas M. Teschner                      /s/ Joseph W. Pope
Thomas M. Teschner                          Joseph W. Pope
President and Chief Executive Officer       Senior Vice President and
                                            Chief Financial Officer

                        Independent Auditors' Report
                        ----------------------------

The Board of Directors and Shareholders
Southside Bancshares Corp.:

We have audited the accompanying consolidated balance sheets of Southside Bancshares Corp. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southside Bancshares Corp. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.





/s/ KPMG Peat Marwick LLP
KPMG PEat Marwick LLP
St. Louis, Missouri
February 21, 1996


















              Southside Bancshares Corp. And Subsidiaries
                      CONSOLIDATED BALANCE SHEETS
                      DECEMBER 31, 1995 and 1994
              -------------------------------------------
               (dollars in thousands, except share data)

                            ASSETS                                      1995             1994
                                                                        ----             ----
Cash and due from banks                                               $ 16,912         $ 18,681
Due from banks - interest-bearing                                           18              347
Federal funds sold                                                      19,100            9,600
Investments in debt securities:
   Available for sale, at market value                                  50,152           51,137
   Held to maturity, at amortized cost (approximate
      market value of $110,494 in 1995 and $116,937 in 1994)           109,622          122,098
                                                                      --------         --------
         Total investments in debt securities                          159,774          173,235
                                                                      --------         --------
Loans, net of unearned discount                                        303,824          301,397
   Less allowance for possible loan losses                              (5,635)          (7,144)
                                                                      --------         --------
         Loans, net                                                    298,189          294,253
                                                                      --------         --------
Bank premises and equipment                                             10,777            9,516
Other assets                                                             8,138           11,486
                                                                      --------         --------
         TOTAL ASSETS                                                 $512,908         $517,118
                                                                      ========         ========
              LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Non-interest-bearing                                               $ 60,999         $ 71,006
   Interest-bearing                                                    396,568          397,087
                                                                      --------         --------
         Total deposits                                                457,567          468,093
Short-term borrowings                                                      779            3,378
ESOP debt....                                                            2,987             -
Subordinated capital notes                                                -               4,190
Other liabilities                                                        4,275            3,455
                                                                      --------         --------
         Total liabilities                                             465,608          479,116
                                                                      --------         --------
Commitments and contingent liabilities
Shareholders' equity:
   Cumulative preferred stock, no par value, 1,000,000 shares in
      1995 and 1,000,000 shares in 1994 authorized and unissued           -                -
   Common stock, $1 par value in 1995 and 1994, 5,000,000 shares in 1995 and 1994 authorized, 2,859,010 shares in 1995
      and 2,591,440 shares in 1994 issued and outstanding                2,859            2,591
   Surplus.                                                              5,766            1,698
   Retained earnings                                                    41,655           35,890
   Unearned ESOP shares                                                 (2,688)            -
   Treasury stock, 9,360 shares                                           (167)            -
   Net unrealized holding losses on available-for-sale
      securities                                                          (125)          (2,177)
                                                                      --------         --------
         Total shareholders' equity                                     47,300           38,002
                                                                      --------         --------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $ 512,908         $517,118
                                                                      ========         ========

See accompanying notes to consolidated financial statements.





















































                 Southside Bancshares Corp. And Subsidiaries
                      CONSOLIDATED STATEMENTS OF INCOME
                YEARS ENDED DECEMBER 31, 1995, 1994, and 1993
                ---------------------------------------------
                  (dollars in thousands, except share data)

                                                                 1995         1994         1993
                                                                 ----         ----         ----
Interest income:
   Interest and fees on loans                                $   27,030    $   24,164   $   26,958
   Interest on investments in debt securities
    available for sale:
      Taxable                                                     3,238         3,317         -
      Exempt from federal income taxes                               41            44         -
   Interest on investments in debt securities
    held to maturity:
      Taxable                                                     4,937         5,167        7,455
      Exempt from federal income taxes                            1,229         1,190        1,117
   Interest on short-term investments                               788           501          522
                                                             ----------    ----------   ----------
         TOTAL INTEREST INCOME                                   37,263        34,383       36,052
                                                             ----------    ----------   ----------
Interest expense:
   Interest on deposits                                          16,853        14,094       15,342
   Interest on short-term borrowings                                173           255          313
   Interest on ESOP debt                                            190          -            -
   Interest on subordinated capital notes                           119           404          404
                                                             ----------    ----------   ----------
         TOTAL INTEREST EXPENSE                                  17,335        14,753       16,059
                                                             ----------    ----------   ----------
         NET INTEREST INCOME                                     19,928        19,630       19,993
Provision for possible loan losses                                   70           193        2,608
                                                             ----------    ----------   ----------
         NET INTEREST INCOME AFTER PROVISION
            FOR POSSIBLE LOAN LOSSES                             19,858        19,437       17,385
                                                             ----------    ----------   ----------
Noninterest income:
   Trust department                                                 940           872          945
   Service charges on deposit accounts                            1,230         1,271        1,320
   Net gains (losses) on sales of other real
    estate owned and other
      foreclosed property                                           (88)          226          379
   Settlement of litigation                                       1,400          -            -
   Gain on sale of Bay-Hermann-Berger Bank                          825          -            -
   Other                                                            730           504          517
                                                             ----------    ----------   ----------
         TOTAL NONINTEREST INCOME                                 5,037         2,873        3,161
                                                             ----------    ----------   ----------
Noninterest expenses:
   Salaries and employee benefits                                 6,940         7,588        7,321
   Net occupancy expense of bank premises                         1,211         1,017          773
   Equipment                                                        856           769          776
   Data processing                                                  838           581          585
   Federal Deposit Insurance Corporation assessment                 986         1,207        1,310
   Attorney fees                                                    496           463          889
   Trust department                                                  18            94          610
   Other real estate owned                                          118            95          790
   Other                                                          4,140         3,677        3,647
                                                             ----------    ----------   ----------
         TOTAL NONINTEREST EXPENSES                              15,603        15,491       16,701
                                                             ----------    ----------   ----------
         Income before federal income tax expense                 9,292         6,819        3,845
Federal income tax expense                                        2,558         1,805          804
                                                             ----------    ----------   ----------
         NET INCOME                                          $    6,734    $    5,014   $    3,041
                                                             ==========    ==========   ==========
Share data:
   Earnings per common  share                                $     2.55    $     1.93   $     1.17
                                                             ==========    ==========   ==========
   Dividends paid per common share                           $     .365    $     .180   $     .165
                                                             ==========    ==========   ==========
   Average common shares outstanding                          2,643,890     2,591,440    2,591,440
                                                             ==========    ==========   ==========

See accompanying notes to consolidated financial statements.







































                 Southside Bancshares Corp. And Subsidiaries
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                YEARS ENDED DECEMBER 31, 1995, 1994, and 1993
               -----------------------------------------------
                  (dollars in thousands, except share data)

                                                                                      Net
                                                                                   Unrealized
                                                                                    Holding
                                                                                     Gains
                                                                                  (Losses) on
                                                              Unearned             Available-
                                   Common           Retained    ESOP    Treasury    For-Sale
                                   Stock   Surplus  Earnings   Shares    Stock     Securities   Total
                                  -------  -------  --------  --------  --------  ----------- --------
Balance at December 31, 1992      $2,591   $1,698   $28,730   $   -     $   -      $   -      $33,019
Net income                          -        -        3,041       -         -          -        3,041
Cash dividends paid ($.165 per
   share)                           -        -         (428)      -         -          -         (428)
Purchase of 13,660 common
   shares for treasury              -        -         -          -        (85)        -          (85)
Contribution to employee stock
   ownership plan of 13,660
   common shares from treasury      -        -         -          -         85         -           85
Cumulative effect of change in
   accounting for debt
   securities, net of tax effect    -        -         -          -         -          470        470
                                  ------   ------   -------  --------   --------   ---------- --------
Balance at December 31, 1993       2,591    1,698    31,343       -         -          470     36,102
Net income                          -        -        5,014       -         -          -        5,014
Cash dividends paid ($.180 per
   share)                           -        -         (467)      -         -          -         (467)
Change in net unrealized holding
   losses on available-for-sale
   securities, net of tax effect    -        -         -          -         -       (2,647)    (2,647)
                                  ------   ------   -------  --------   --------   ---------- --------
Balance at December 31, 1994       2,591    1,698    35,890       -         -       (2,177)    38,002
Net income                          -        -        6,734       -         -          -        6,734
Cash dividends paid ($.365 per
   share)                           -        -         (969)      -         -          -         (969)
Issued 266,680 common shares         267    4,000      -          -         -          -        4,267
Exercise of stock options
   (890 shares)                        1       11      -          -         -          -           12
Purchase of 186,670 common
   shares by ESOP                   -        -         -      (2,987)       -          -       (2,987)
Allocation of 18,670 shares to
   ESOP participants                -          57      -         299        -          -          356
Purchase of 9,360 common shares
   for treasury                     -        -         -          -       (167)        -         (167)
Change in net unrealized holding
   losses on available-for-sale
   securities, net of tax effect    -        -         -          -         -        2,052      2,052
                                  ------   ------   -------  --------   --------   ---------- --------
Balance at December 31, 1995      $2,859   $5,766   $41,655  $(2,688)   $ (167)    $  (125)   $47,300
                                  ======   ======   =======  ========   ========   ========== ========

See accompanying notes to consolidated financial statements.

                Southside Bancshares Corp. And Subsidiaries
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
               YEARS ENDED DECEMBER 31, 1995, 1994, and 1993
               ---------------------------------------------
                              (in thousands)

                                                                   1995        1994        1993
                                                                   ----        ----        ----
Cash flows from operating activities:
   Net income                                                    $  6,734   $  5,014     $  3,041
   Adjustments to reconcile net income to net
      cash provided by operating activities:
         Depreciation and amortization                              1,660      1,885        1,723
         Provision for possible loan losses                            70        193        2,608
         Provision for deferred income taxes                          395        565          214
         Net (gains) losses on sales of other real
               estate owned and other foreclosed property              88       (226)        (379)
         Gain on sale of Bay-Hermann-Berger                          (825)      -            -
         Increase in income taxes payable                             571        194          265
         Decrease (increase) in accrued interest receivable           111       (237)         167
         Increase (decrease) in accrued interest payable              364         37         (504)
         ESOP compensation expense                                    356       -            -
         Other operating activities, net                               34      2,344        1,803
                                                                 --------   --------     --------
            Total adjustments                                       2,824      4,755        5,897
                                                                 --------   --------     --------
            Net cash provided by operating activities               9,558      9,769        8,938
                                                                 --------   --------     --------
Cash flows from investing activities:
   Net  (increase) decrease in due from banks - interest-bearing      229       (247)         400
   Net (increase) decrease in federal funds sold                   (9,500)     8,800       (2,800)
   Proceeds from sales of debt securities                            -          -             298
   Proceeds from maturities of and principal
        payments on debt securities:
      Available for sale                                            4,636     14,792         -
      Held to maturity                                             23,455     30,679       59,799
   Purchases of  debt securities:.
      Available for sale                                           (4,700)   (14,636)        -
      Held to maturity                                            (18,462)   (44,896)     (99,617)
   Net (increase) decrease in loans                               (17,266)     4,027       42,966
   Recoveries of loans previously charged off                         922        935        1,231
   Purchases of bank premises and equipment                        (2,344)    (1,364)        (711)
   Proceeds from sales of other real estate owned                   1,774      2,582        5,665
   Proceeds from sale of Bay-Hermann-Berger, net of
     cash transferred                                               2,213       -            -
                                                                 --------   --------     --------
            Net cash provided by (used in) investing
                   activities                                     (19,043)       672        7,231
                                                                 --------   --------     --------
Cash flows from financing activities:
   Net increase (decrease) in demand and savings deposits         (14,002)   (13,359)         434
   Net increase (decrease) in time deposits                        25,153     (2,856)     (18,723)
   Net decrease in short-term borrowings                             (138)      (180)      (3,702)
   Payments for maturing long-term debt                            (2,250)      (120)        (121)
   Payments for subordinated capital notes                         (4,190)      -            -
   Proceeds from issuance of common stock                           4,279       -            -
   Payments to acquire treasury stock                                (167)      -             (85)
   Cash dividends paid                                               (969)      (467)        (428)
                                                                 --------   --------     --------
            Net cash provided by (used in) financing
                   activities                                       7,716    (16,982)     (22,625)
                                                                 --------   --------     --------
            Net decrease in cash and cash
                   equivalents                                     (1,769)    (6,541)      (6,456)
Cash and cash equivalents, beginning of year                       18,681     25,222       31,678
                                                                 --------   --------     --------
Cash and cash equivalents, end of year                           $ 16,912   $ 18,681     $ 25,222
                                                                 ========   ========     ========
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest on deposits and borrowings                        $ 16,971   $ 14,716     $ 16,563
      Income taxes                                                  2,026      1,000          670
                                                                 ========   ========     ========
   Noncash transactions:
      Transfers to other real estate owned in
        settlement of loans                                      $    989   $    784     $  4,658
      Loans made to facilitate the sale of other real
        estate owned                                                  388         91          495
      Transfer from held-to-maturity debt securities to
         available-for-sale debt securities, net of tax effect       -          -          45,269
      Guarantee of ESOP debt                                        2,987       -            -
                                                                 ========   ========     ========

See accompanying notes to consolidated financial statements.































                 Southside Bancshares Corp. And Subsidiaries
                 -------------------------------------------
                 Notes to Consolidated Financial Statements
               Years Ended December 31, 1995, 1994, and 1993

Note 1 -- Summary of Significant
Accounting Policies
- --------------------------------
Southside Bancshares Corp. and its banking subsidiaries (the Company) provide a full range of banking services to individual and corporate customers throughout the eastern portions of Missouri, including the City of St. Louis and the counties of Franklin, Jefferson, St. Charles, St. Francois, Ste. Genevieve, St. Louis, and Washington, through its four subsidiary banks. In February 1995 the Company sold its wholly owned subsidiary, Bay-Hermann-Berger Bank, which accounted for less than 5% of total assets as of the date of sale, in a cash transaction with an unaffiliated financial institution.

The Company is subject to competition from other financial and nonfinancial institutions providing financial products in these Missouri markets. Additionally, the Company is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory agencies.

The accounting and reporting policies of the Company conform, in all material respects, to generally accepted accounting principles within the banking industry. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, including the determination of the allowance for possible loan losses, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The more significant of the Company's accounting policies are set forth below:

Consolidation
- -------------
The consolidated financial statements include the accounts of the Company and its banking subsidiaries, after elimination of all significant intercompany accounts and transactions.

Investments in Debt Securities
- ------------------------------
The Company classifies its debt securities in one of three categories: trading, available for sale, or held to maturity. The Company has not and does not intend to hold any trading securities. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale.

Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and reported as a separate component of shareholders' equity until realized. A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

Premiums and discounts are amortized or accreted over the lives of the respective securities as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific-identification method for determining the cost of securities sold.

Interest on Loans
- -----------------
Interest on commercial, real estate mortgage, and installment loans is credited to income based on the principal amount outstanding. Loans are placed on a nonaccrual basis when interest is past due 90 days or more and when, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, interest accrued in the current year but not collected is charged against current income, with any prior year interest accrued and unpaid charged against the allowance for possible loan losses. Subsequent interest payments received on such loans are applied to principal if there is any doubt as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status only when borrowers have brought all past-due principal and interest payments current and, in the opinion of management, the borrowers have demonstrated the ability to make future payments of principal and interest as scheduled.

Loan origination fees and costs, which management considers to be insignificant, are recognized as incurred.

Allowance for Possible Loan Losses
- ----------------------------------
The allowance for possible loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance for possible loan losses is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of current economic conditions, changes in the character and size of the loan portfolio, portfolio risk characteristics, prior loss experience, and results of periodic credit reviews of the loan portfolio.

Management believes the allowance for possible loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. Additionally, regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks' allowances for possible loan losses. Such agencies may require the subsidiary banks to increase their allowances for possible loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

The Company adopted the provisions of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS
114), as amended by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (SFAS 118), on January 1, 1995.

SFAS 114 (as amended by SFAS 118) defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan must be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. SFAS 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor has determined foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

SFAS 118 amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. The Company has elected to continue to use its existing nonaccrual methods for recognizing interest on impaired loans. The adoption of SFAS 114 and SFAS 118 resulted in no prospective adjustment to the provision for possible loan losses.

Bank Premises and Equipment
- ---------------------------
Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over periods of 10 to 40 years for buildings and 3 to 15 years for furniture and equipment. Rents collected under lease agreements for space in subsidiary bank buildings are credited to occupancy expense in the noninterest expenses category.

Other Real Estate Owned
- -----------------------
Other real estate owned, included in other assets in the accompanying consolidated balance sheets, represents property acquired through foreclosure or deeded to the Company's banking subsidiaries in lieu of foreclosure on real estate loans for which the borrowers have defaulted as to payment of principal and interest. Other real estate owned is recorded on an individual asset basis at the lower of fair value minus estimated selling costs, or fair value at the date of acquisition (cost). If the fair value minus estimated selling costs is less than cost, the deficiency is recorded in a valuation reserve account through a charge against income. Subsequent increases in the fair value minus estimated selling costs are recorded through a reversal of the valuation reserve, but not below zero.

Gains and losses resulting from the sale of other real estate owned are credited or charged to current period earnings. Costs of maintaining and operating other real estate owned are expensed as incurred and expenditures to complete or improve other real estate owned properties are capitalized if the expenditures are expected to be recovered upon ultimate sale of the property.

Intangible Assets
- -----------------
Intangible assets, consisting primarily of goodwill and a core deposit base premium, are included in other assets in the consolidated balance sheets. Goodwill, the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over 15 years. The core deposit base premium is being amortized over 10 years, the estimated life of the deposit base acquired.

Income Taxes
- ------------
The Company and its subsidiary banks file consolidated income tax returns. Provisions for income taxes are based on the tax effects of transactions which are included in the determination of pretax accounting income.

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Trust Assets
- ------------
Assets held by the Company's national banking subsidiary in a fiduciary or agency capacity for customers are not included in the consolidated financial statements, as such items are not assets of the Company or its subsidiaries. Trust department operating expense, included in noninterest expenses on the consolidated statements of income, excludes salaries and employee benefits of trust department personnel.

Earnings Per Common Share
- -------------------------
Earnings per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each year. Unexercised stock options are not included as common stock equivalents in the calculation of earnings per share because they have no material dilutive effect.

Consolidated Statements of Cash Flows
- -------------------------------------
For purposes of the consolidated statements of cash flows, the Company considers cash and due from banks to be cash and cash equivalents.

Financial Instruments
- ---------------------
For purposes of information included in note 14 regarding disclosures about financial instruments, financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that both:

(1) Imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with the second entity, and

(2) Conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.


Reclassifications
- -----------------
Certain prior year information has been reclassified to conform with the current year presentation.

Note 2 -- Investments in debt
Securities
- -----------------------------
The amortized cost and estimated market values of debt securities classified as available for sale at December 31, 1995 and 1994 are as follows:

                                               (in thousands)
                                                    1995
                                 -------------------------------------------
                                              Gross Unrealized     Estimated
                                 Amortized         Holding          Market
                                    Cost       Gains    Losses      Value
                                 ---------    ------    ------     ---------
U.S. Treasury
   securities and
   obligations of
   U.S. govern-
   ment agencies
   and corpora-
   tions                          $ 7,569       $ 67    $ (27)      $ 7,609
Obligations of
   states and
   political
   subdivisions                       530         13      -             543
Mortgage-backed
   securities                      40,981        205     (448)       40,738
Other debt
   securities                       1,260          2      -           1,262
                                  -------       ----    -----       -------
                                  $50,340       $287    $(475)      $50,152
                                  =======       ====    =====       =======

                                               (in thousands)
                                                    1994
                                 -------------------------------------------
                                              Gross Unrealized     Estimated
                                 Amortized         Holding          Market
                                    Cost       Gains    Losses      Value
                                 ---------    ------    ------     ---------
U.S. Treasury
   securities and
   obligations of
   U.S. govern-
   ment agencies
   and corpora-
   tions                          $ 9,498       $  4    $(253)      $ 9,249
Obligations of
   states and
   political
   subdivisions                       731         13       (6)          738
Mortgage-backed
   securities                      43,913         56   (3,111)       40,858
Other debt
   securities                         292         -       -             292
                                  -------       ----  -------       -------
                                  $54,434       $ 73  $(3,370)      $51,137
                                  =======       ====  =======       =======

The amortized cost and estimated market value of debt securities classified as available for sale at December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                                  (in thousands)
                                                                 Estimated
                                          Amortized               Market
                                            Cost                  Value
                                          ---------              ---------
Due in one year or less                    $ 2,388                $ 2,392
Due after one year through
   five years                                6,871                  6,920
Due after five years through
   10 years                                   -                      -
Due after ten years                            100                    102
Mortgage-backed securities                  40,981                 40,738
                                           -------                -------
                                           $50,340                $50,152
                                           =======                =======

The amortized cost and estimated market values of debt securities classified as held to maturity at December 31, 1995 and 1994 are as follows:

                                         (in thousands)
                                              1995
                       ----------------------------------------------------
                                        Gross Unrealized          Estimated
                       Amortized             Holding               Market
                         Cost           Gains     Losses           Value
                       ---------        -----     ------          ---------
U.S. Treasury
   securities and
   obligations of
   U.S. govern-
   ment agencies
   and corpora-
   tions               $ 83,086         $ 433     $(580)          $ 82,939
Obligations of
   states and
   political
   subdivisions          21,875           973       (26)            22,822
Mortgage-backed
   securities             4,190            72       -                4,262
Other debt
   securities               471          -          -                  471
                       --------        ------     -----           --------
                       $109,622        $1,478     $(606)          $110,494
                       ========        ======     =====           ========

                                         (in thousands)
                                              1994
                       ----------------------------------------------------
                                        Gross Unrealized          Estimated
                       Amortized             Holding               Market
                         Cost           Gains     Losses           Value
                       ---------        -----     ------          ---------
U.S. Treasury
   securities and
   obligations of
   U.S. govern-
   ment agencies
   and corpora-
   tions               $ 93,372        $   40     $(4,788)        $ 88,624
Obligations of
   states and
   political
   subdivisions          22,800           387        (600)          22,587
Mortgage-backed
   securities             5,063           -          (184)           4,879
Other debt
   securities               863           -           (16)             847
                       --------        ------     -------         --------
                       $122,098        $  427     $(5,588)        $116,937
                       ========        ======     =======         ========

The amortized cost and estimated market value of debt securities classified as held to maturity at December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                              (in thousands)
                                                          Estimated
                                       Amortized            Market
                                         Cost               Value
                                       ---------          ---------
Due in one year or less                $ 19,814           $ 19,776
Due after one year through
   five years                            59,365             59,714
Due after five years through
   10 years                              23,465             23,760
Due after ten years                       2,788              2,982
Mortgage-backed securities                4,190              4,262
                                       --------           --------
                                       $109,622           $110,494
                                       ========           ========

There were no sales of debt securities during 1995 and 1994. Proceeds from sales of debt securities during 1993 were $298,000. There were no gains resulting from the 1993 sales. Gross losses of $2,000 were realized on those sales in 1993.

The carrying value of securities pledged to secure deposits and collateralize borrowings amounted to $54,003,000 and $38,467,000 at December 31, 1995 and 1994, respectively.

Note  3 -- Loans
- ----------------
Loans, by category, at December 31, 1995 and 1994 are as follows:

                                              (in thousands)
                                         1995                1994
                                         ----                ----
Commercial, financial,
   and agricultural                    $ 62,214            $ 69,219
Real estate - commercial                 88,321              82,807
Real estate - construction               15,510              11,019
Real estate - residential               102,418             108,134
Consumer                                 17,626              18,334
Industrial revenue bonds                  7,789               9,311
Other                                     9,946               2,573
                                       --------            --------
                                       $303,824            $301,397
                                       ========            ========

The Company's banking subsidiaries grant agricultural, commercial, residential, and consumer loans to customers throughout their service area, which consists primarily of the eastern portion of Missouri, including the City of St. Louis and the counties of Franklin, Jefferson, St. Charles, St. Francois, St. Louis, Ste. Genevieve, and Washington. The Company has a diversified loan portfolio, with no particular concentration of credit in any one economic sector in this service area; however, a substantial portion of the portfolio is concentrated in and secured by real estate. The ability of the Company's borrowers to honor their contractual obligations is dependent upon the local economies and their effect on the real estate market.

The Company's investment in industrial revenue bonds are classified as held to maturity. The estimated market value of these instruments was $7,910,000 and $8,870,000 at December 31, 1995 and 1994, respectively.

Transactions in the allowance for possible loan losses for the years ended December 31, 1995, 1994, and 1993 were as follows:

                                       (in thousands)
                                1995        1994         1993
                                ----        ----         ----
Balance at beginning of
   year                       $  7,144    $  8,334     $  9,994
Provision charged
   to expense                       70         193        2,608
Adjustment due to sale of
   Bay-Hermann-Berger
   Bank                           (327)       -            -
Loans charged off               (2,174)     (2,318)      (5,499)
Recoveries                         922         935        1,231
                              --------    --------     --------
Balance at end of year        $  5,635    $  7,144     $  8,334
                              ========    ========     ========

A summary of impaired loans, including nonaccrual loans, at December 31, 1995, follows:

                                (in thousands)
                                                               Impaired
                   Impaired                                   Loans With
                    Loans                    Allowance        No Related
                  Continuing      Total    for Losses on      Allowance
   Nonaccrual     to Accrue     Impaired     Impaired          for Loan
     Loans         Interest      Loans        Loans             Losses
   ----------     ----------    --------   -------------      ----------
     $1,811         $4,078       $5,889        $761            $4,078
     ======         ======       ======        ====            ======

As of January 1, 1995, the Company had impaired loans of $5,248,000 for which specific reserves of $733,000 were allocated. The average balance of impaired loans during 1995 was $5,569,000.

A summary of interest income on nonaccrual and other impaired loans for the year ended December 31, 1995, follows:

                                   (in thousands)
                                              Impaired
                                               Loans
                                 Non-        Continuing
                               Accrual       to Accrue
                                Loans        Interest        Total
                               -------       ----------      -----
Income recognized               $ 66           $365          $431
Interest income had
   interest accrued              160            365           525
                                ====           ====          ====

Included in loans at December 31, 1994 are approximately $2,829,000 of loans on which interest is not being accrued. The amounts received in cash and recognized as interest income on these loans was $58,000 for the year ended December 31, 1994. If the contractual interest on these loans had been recognized, such income would have been $247,000 for the year ended December 31, 1994.

There were no restructured loans at December 31, 1995 and 1994.

Aggregate loan transactions involving executive officers and directors of the Company and its subsidiaries for the year ended December 31, 1995 are summarized below (in thousands). This summary excludes all loans to executive officers and directors whose indebtedness to the Company and its subsidiaries did not exceed $60,000 at any time during 1995.

[S]                                                       [C]
Aggregate balance, December 31, 1994                      $ 16,314
New loans and advances                                      12,585
Repayments                                                 (10,213)
Other changes                                               (1,507)
                                                          --------
Aggregate balance, December 31, 1995                      $ 17,179
                                                          ========

Other changes during 1995 represent existing loans to new individuals considered to be executive officers or directors and/or individuals who have resigned from such capacities during the year, net. All such loans to executive officers and directors were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility. There were no loans involving executive officers and directors which were on nonaccrual status or past due 90 days and still accruing interest as of December 31, 1995.

Note  4 -- Bank Premises and Equipment
- --------------------------------------
Bank premises and equipment at December 31, 1995 and 1994 are as follows:

                                         (in thousands)
                                      1995            1994
                                      ----            ----
Land                                 $ 2,008         $ 1,837
Buildings                              9,909           9,392
Furniture and equipment                6,108           5,101
                                     -------         -------
                                      18,025          16,330
Less accumulated depreciation
   and amortization                    7,248           6,814
                                     -------         -------
                                     $10,777         $ 9,516
                                     =======         =======

Depreciation and amortization of bank premises and equipment charged to noninterest expense amounted to $960,000, $886,000, and $860,000 for 1995, 1994, and 1993, respectively.

Rents collected and credited to net occupancy expense of bank premises amounted to $102,000, $97,000, and $125,000 for 1995, 1994, and 1993,
respectively.

Note  5 -- Deposits
- -------------------
Deposits, by category, at December 31, 1995 and 1994 and the respective weighted average interest rates paid thereon for the years then ended are as follows:

                                     (dollars in thousands)
                                  1995                    1994
                          ---------------------   ---------------------
                                        Average                 Average
                           Amount        Rate      Amount        Rate
                           ------       -------    ------       -------
Non-interest-bearing
   demand deposits        $ 60,999         - %    $ 71,006         -  %
Interest-bearing
   demand deposits         123,624       3.41      128,493        2.67
Savings deposits            60,134       2.62       69,853        2.54
Time deposits:
   Under $100,000          176,200       5.36      179,003        4.47
   $100,000 and over        36,610       5.40       19,738        4.32
                          --------       ====     --------        ====
                          $457,567                $468,093
                          ========                ========

Interest paid on deposits consists of the following for the years ended December 31, 1995, 1994, and 1993:

                                        (in thousands)
                              1995           1994           1993
                              ----           ----           ----
Interest-bearing
   demand deposits          $ 4,095        $ 3,409        $ 3,477
Savings deposits              1,685          1,848          1,991
Time deposits:
   Under $100,000             9,491          8,158          9,385
   $100,000 and over          1,582            679            489
                            -------        -------        -------
                            $16,853        $14,094        $15,342
                            =======        =======        =======


Note  6 -- Short-Term Borrowings
- --------------------------------
A summary of short-term borrowings at December 31, 1995 and 1994 is as follows:

                                              (in thousands)
                                          1995              1994
                                          ----              ----
Federal funds purchased                  $  -              $  200
Securities sold under agree-
   ments to repurchase                     307                362
U.S. Treasury tax and loan notes           472                555
Other short-term borrowings                 -               2,261
                                         -----             ------
                                         $ 779             $3,378
                                         =====             ======

Other short-term borrowings at December 31, 1994 included the Company's note payable totaling $2,250,000 to an unaffiliated financial institution, which was fully repaid in 1995 from the proceeds of the sale of Bay-Hermann-Berger Bank.

The daily average balances and the daily weighted average interest rates for the years ended December 31, 1995 and 1994 are as follows:

                                        (dollars in thousands)
                                       1995                     1994
                                ------------------      ------------------
                                Average    Average      Average    Average
                                Balance     Rate        Balance     Rate
                                -------    -------      -------    -------
Federal funds purchased         $  399      5.76%       $  104     3.85%
Securities sold under agree-
   ments to repurchase             747      4.82         1,121     3.30
U.S. Treasury tax and
   loan notes                    1,333      5.40           215     3.72
Other short-term
   borrowings                      479      8.77         2,565     7.99
                                ------      ====        ------     ====
                                $2,958                  $4,005
                                ======                  ======

Note  7 -- ESOP Debt
- --------------------
In April 1995, the Company's Employee Stock Ownership Plan borrowed $2,987,000 from an unaffiliated financial institution, the proceeds of which were used to purchase 186,670 shares of the Company's common stock.
As discussed more fully in note 10, the debt is guaranteed by the Company and thus is reflected on the Company's consolidated balance sheet. The note is secured by the 186,670 shares of the Company's common stock, and requires ten equal annual installment payments. The note bears interest at the prime rate, which was 8.50% at December 31, 1995.

Note  8 -- Subordinated Capital Notes
- -------------------------------------
On April 17, 1995, the Company retired, prior to scheduled maturity, $4,190,000 of 9.65% subordinated capital notes with a stated maturity of October 23, 1995 (Notes), which represent all of the outstanding Notes. In accordance with the provisions of the Notes, the funds necessary to liquidate the securities were provided through the issuance of capital securities in a private placement of the Company's common stock. A total of 263,560 shares of the Company's $1 par value common stock were issued at $16.00 per share.

Note   9 -- Federal Income Taxes
- --------------------------------
The current and deferred portions of federal income tax expense for 1995, 1994, and 1993 are as follows:

                                          (in thousands)
                                  1995         1994         1993
                                  ----         ----         ----
Current                          $2,163       $1,240        $590
Deferred tax expense                395          565         214
                                 ------       ------        ----
      Federal income tax
         expense                 $2,558       $1,805        $804
                                 ======       ======        ====

A reconciliation of reported federal income tax expense to income tax expense computed by applying the federal statutory rate of 34% in 1995, 1994, and 1993 to income before federal income tax expense is as follows:

                                          (in thousands)
                                  1995         1994         1993
                                  ----         ----         ----
Computed income tax  ex-
   pense                         $3,159       $2,318       $1,307
Tax-exempt interest income         (562)        (575)        (573)
Other, net                          (39)          62           70
                                 ------       ------       ------
   Federal income tax
      expense                    $2,558       $1,805       $  804
                                 ======       ======       ======













The components of deferred tax assets and liabilities at December 31, 1995 and 1994 are as follows:

                                              (in thousands)
                                           1995            1994
                                           ----            ----
Deferred tax assets:
   Allowance for possible loan losses     $1,916          $2,428
   Write-down of available-for-sale
      securities                              63           1,123
                                          ------          ------
         Total deferred tax assets         1,979           3,551
                                          ------          ------
Deferred tax liabilities:
   Depreciation of premises and
      equipment                             (326)           (322)
   Write-up of available-for-sale
      securities                                             -
   Other, net                                (57)            (86)
                                          ------          ------
         Total deferred tax liabilities     (383)           (408)
                                          ------          ------
         Net deferred tax assets          $1,596          $3,143
                                          ======          ======

The Company has not established a valuation allowance for deferred tax assets as of December 31, 1995 or 1994 due to management's belief that all criteria for recognition of the assets have been met.


























Note  10 -- Employee Benefit Plans
- ----------------------------------
Pension
- -------
The Company has a noncontributory pension plan which covers substantially all of its employees. The Company accrues and makes contributions designed to fund normal service costs on a current basis using a projected unit credit cost method and to amortize unfunded past service costs over a period of 30 years.

Accumulated plan benefit information, as estimated by the consulting actuary, and plan net assets determined as of and for the years ended December 31, 1995 and 1994, are as follows:

                                                 (in thousands)
                                               1995          1994
                                               ----          ----
Actuarial present value of
   benefit obligations:
      Vested benefit obligations              $   705       $   634
                                              =======       =======
      Accumulated benefit
         obligations                          $   737       $   666
                                              =======       =======
      Projected benefit obligation              1,246         1,185
Plan assets at fair value                         856           699
                                              -------       -------
Projected benefit obligation in
   excess of plan assets                         (390)         (486)
Unrecognized portion of net
   transition obligation                          148           177
Unrecognized net gain                            (102)          (54)
                                              -------       -------
Accrued pension cost                          $  (344)      $  (363)
                                              =======       =======

                                                 (in thousands)
                                          1995        1994        1993
                                          ----        ----        ----
Net pension cost included the
   following  components:
      Service cost - benefits
         earned during period             $ 124       $ 142       $ 139
      Interest cost on projected
         benefit obligation                  89         111         151
      Return on plan assets                 (52)       (103)       (171)
      Net amortization and
         deferral                            26          20         (18)
                                          -----       -----       -----
            Net periodic pen-
               sion cost                  $ 187       $ 170       $ 101
                                          =====       =====       =====

Assumptions used were as follows:

                                           1995         1994         1993
                                           ----         ----         ----
Discount rate in determining
   benefit obligations                     7.0%         7.5%         7.0%
Rate of increase in compensa-
   tion levels                             4.5          5.0          4.5
Expected long-term rate on assets          7.0          7.5          7.0
                                           ===          ===          ===

401(k)
The Company maintains a 401(k) thrift plan which covers substantially all full-time employees over the age of 21. The amounts charged to expense for contributions to this plan for the years 1995, 1994, and 1993 were $78,000, $94,000, and $90,000, respectively. This plan was merged with the ESOP plan as of December 31, 1995.

ESOP
- ----
The Company's Board of Directors authorized the adoption of an employee stock ownership plan (ESOP) for substantially all employees of the Company's subsidiary banks.

In April 1995, the Company leveraged the ESOP plan through a $2,987,000 borrowing from an unaffiliated financial institution, the proceeds of which were used to purchase 186,670 shares of the Company's common stock. The Company now makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $355,000, $230,000, and $94,000 for the years ended December 31, 1995, 1994, and 1993, respectively. The ESOP shares as of December 31, 1995 were as follows:

Allocated shares                           300,980
Shares released for allocation              18,670
Unreleased shares                          168,000
                                        ----------
Total ESOP shares                          487,650
                                        ==========
Fair value of unreleased shares at
   December 31, 1995                    $3,360,000
                                        ==========

Stock Options
- -------------
In December 1993, a nonqualified stock option plan was adopted by the Company's Board of Directors under which options to purchase up to 25,000 shares of common stock could be granted to certain executive officers of the Company and its subsidiary banks. On December 21, 1993, the Board of Directors granted options to purchase 25,000 shares, which have an exercise price of $11.00 per share and vest over a five-year period. In April 1994, an amendment to the plan increased the maximum number of shares for which options could be granted to 200,000. During 1995, 2,400 options were exercised and 5,600 options were forfeited. As of December 31, 1995, there were 17,000 options outstanding and 175,000 available for future grants.

Note 11 -- Supervision and Regulation
- -------------------------------------
The Company's subsidiary banks are required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. Restricted funds used to meet regulatory reserve requirements amounted to $3,837,000 and $4,125,000 at December 31, 1995 and 1994, respectively.

The Company is registered with and subject to supervision and regulation by the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956 as amended. The Company is also subject to periodic reporting requirements and regulation by the Securities and Exchange Commission. All subsidiary banks are subject to regulation by the Board of Governors of the Federal Reserve System and, in addition, they are also members of and subject to regulation by the FDIC. The state-chartered subsidiary banks are subject to supervision and regulation by the Missouri Division of Finance. The national bank subsidiary is subject to supervision and regulation by the Office of the Comptroller of the Currency (OCC).

The earnings of the subsidiary banks are affected not only by competing financial institutions and general economic conditions, but also by the policies of various governmental regulatory authorities and state and federal laws, particularly as they relate to powers authorized to banks and bank holding companies. The Company and all subsidiary banks are also subject to the provisions of the Community Reinvestment Act.

Subsidiary bank dividends are the principal source of funds for the payment of dividends by the Company to its shareholders. By regulation, the Company's national banking subsidiary is prohibited from paying dividends in excess of its current year's net income plus its retained net income from the preceding two years, unless prior regulatory approval is obtained. The subsidiary banks are also required to maintain certain minimum capital ratios, which further limit their ability to pay dividends to the Company. At December 31, 1995, $12,733,000 was available for dividends to the Company without reducing capital of the subsidiary banks below minimum standards.

The Company and its subsidiary bank, South Side National Bank, were subject to certain restrictive operating agreements with regulatory authorities. These agreements had placed restrictions on the Company and South Side National Bank regarding payment of dividends, as well as requiring the maintenance of certain capital levels, the strengthening of management, and improvements in loan administration, loan review, and trust functions. Each of these operating agreements has been terminated and the Company and all its subsidiary banks are now free of all formal agreements with their regulators.

Note 12 -- Condensed Financial Information of Parent Company
- ------------------------------------------------------------
Following are condensed financial statements of Southside Bancshares Corp. (parent company only) for the periods indicated:

                         Condensed Balance Sheets
                        December 31, 1995 and 1994
                        --------------------------
                              (in thousands)

                                         1995            1994
                                         ----            ----
               Assets
Cash                                   $   806          $ 1,071
Investment in subsidiary banks          49,442           43,336
Other assets                               299              181
                                       -------         --------
      Total assets                     $50,547          $44,588
                                       =======          =======

         Liabilities and
       Shareholders' Equity

Notes payable                          $  -             $ 2,250
ESOP debt                                2,987             -
Subordinated capital notes                -               4,190
Other liabilities                          260              146
Shareholders' equity                    47,300           38,002
                                       -------          -------
      Total liabilities and
         shareholders' equity          $50,547          $44,588
                                       =======          =======






















                       Condensed Statements of Income
                Years ended December 31, 1995, 1994, and 1993
                ---------------------------------------------
                                 (in thousands)

                                    1995         1994         1993
                                    ----         ----         ----
Revenue:
   Dividends received from
      subsidiary banks            $  239       $1,771       $1,760
   Gain on sale of Bay-
      Hermann-Berger Bank            825         -            -
   Other                              91           98          133
                                  ------       ------       ------
      Total revenue                1,155        1,869        1,893
                                  ------       ------       ------
Expenses:
   Interest expense                  351          609          657
   Other                             623          829          749
                                  ------       ------       ------
      Total expenses                 974        1,438        1,406
                                  ------       ------       ------
      Income before income
         tax benefit and un-
         distributed earnings
         of subsidiary banks         181          431          487
Income tax benefit                    52          405          380
                                  ------       ------       ------
      Income before
         undistributed earnings
         of subsidiary banks         233          836          867
Undistributed earnings of
   subsidiary banks                6,501        4,178        2,174
                                  ------       ------       ------
      Net income                  $6,734       $5,014       $3,041
                                  ======       ======       ======


















                      Condensed Statements of Cash Flows
                Years ended December 31, 1995, 1994, and 1993
                ---------------------------------------------
                              (in thousands)

                                            1995        1994        1993
                                            ----        ----        ----
Cash flows from operating activities:
   Net income                             $ 6,734     $ 5,014      $ 3,041
   Adjustments to reconcile
      net income to net cash
      provided by (used in)
      operating activities:
         Undistributed earnings
            of subsidiary banks            (6,501)     (4,178)      (2,174)
         Gain on sale of Bay-
            Hermann-Berger Bank              (825)        -            -
         Other operating
            activities, net                   479         134          201
                                          -------     -------      -------
               Net cash provided
                  by (used in)
                  operating
                  activities                 (113)        970        1,068
                                          -------     -------      -------
Cash flows from investing activi-
   ties - proceeds from the sale of
   Bay-Hermann-Berger Bank                  3,145         -            -
                                          -------     -------      -------
Cash flows from financing  activities:
   Principal reductions
      on notes payable                     (6,440)       (420)        (721)
   Proceeds from issuance of
      common stock                          4,279         -            -
   Payments to acquire treasury stock        (167)        -            (85)
   Cash dividends paid                       (969)       (467)        (428)
                                          -------     -------      -------
               Net cash used in
                  financing
                  activities               (3,297)       (887)      (1,234)
                                          -------     -------      -------
               Net increase (de-
                  crease) in cash            (265)         83         (166)
Cash, beginning of year                     1,071         988        1,154
                                          -------     -------      -------
Cash, end of year                         $   806     $ 1,071      $   988
                                          =======     =======      =======
Supplemental disclosures of cash
   flow information - cash paid
   during the year for:
      Interest on subordinated
         capital notes  and debt          $   351     $   609      $   657
      Income taxes                          2,026       1,000          670
      Guarantee of ESOP debt                2,987         -            -
                                          =======     =======      =======

Note 13 -- Contingencies
- ------------------------
In the normal course of business, the Company had certain litigation pending at December 31, 1995. In the opinion of management, after consultation with legal counsel, none of this litigation will have a material adverse effect on the consolidated financial condition of the Company.

Note 14 -- Disclosures About Financial Instruments
- --------------------------------------------------
The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on the consolidated balance sheets.

Following is a summary of the Company's off-balance-sheet financial instruments at December 31, 1995 and 1994:

                                                 (in thousands)
                                               Contractual Amount
                                               ------------------
                                              1995            1994
                                              ----            ----
Financial instruments whose
   contractual amounts represent:
      Commitments to extend
         credit                              $47,070         $46,375
      Standby letters of credit                2,967           3,312
                                             =======         =======

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit at December 31, 1995, $5,904,000 represent fixed rate loan commitments. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but includes residential or income-producing commercial property, marketable securities, inventory, accounts receivable, and premises and equipment.

Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The Company's policy is to issue letters of credit which have a maximum expiration date of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Following is a summary of the carrying amounts and fair values of the Company's financial instruments which were on the consolidated balance sheets at December 31, 1995 and 1994:

                                          (in thousands)
                                    1995                  1994
                                    ----                  ----
                           Carrying      Fair    Carrying      Fair
                            Amount       Value    Amount       Value
                           --------    --------  --------    --------
Balance sheet assets:
   Cash and due
      from banks           $ 16,930    $ 16,930  $ 19,028    $ 19,028
   Federal funds
      sold                   19,100      19,100     9,600       9,600
   Investments in
      debt securities:
         Available
            for sale         50,152      50,152    51,137      51,137
         Held to
            maturity        109,622     110,494   122,098     116,937
   Loans, net               298,189     305,373   294,253     296,205
                           ========    ========  ========    ========
Balance sheet
   liabilities:
      Deposits             $457,567    $458,004  $468,093    $465,827
      Short-term
         borrowings             779         779     3,378       3,378
      ESOP debt               2,987       2,987      -           -
      Subordinated
         capital notes         -           -        4,190       4,190
                           ========    ========  ========    ========

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Other Short-Term Instruments
- -------------------------------------
Cash and due from banks, federal funds sold (purchased), securities sold under agreements to repurchase, U.S. Treasury tax and loan notes, and other short-term borrowings are either demand instruments or reprice in a short time period. Accordingly, the carrying amount is a reasonable estimate of fair value.



Debt Securities
- ---------------
The fair value of debt securities in which the Company has invested to hold to maturity and investments available for sale are based on quoted market prices or dealer quotes.

Loans
- -----
The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits
- --------
The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date.
The fair value of fixed maturity time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

ESOP Debt and Subordinated Capital Notes
- ----------------------------------------
The estimate of the fair value of ESOP debt and subordinated capital notes is the carrying value of the instruments. Due to the interest rates and risk characteristics, carrying value is a reasonable approximation of fair value.

Commitments to Extend Credit and Standby Letters of Credit
- ----------------------------------------------------------
The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments, and the present creditworthiness of such counterparties. The Company believes such commitments have been made on terms which are competitive in the markets in which it operates; however, no premium or discount is offered thereon and, accordingly, the Company has not assigned a value to such instruments for purposes of this disclosure.

Limitations
- -----------
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other assets and liabilities that are not considered financial assets or liabilities include property, equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

Note 15 -- Shareholder Protection Rights Plan
- ---------------------------------------------
On May 27, 1993, the Company's Board of Directors adopted a Shareholder Protection Rights Plan (the Plan).

Under the terms of the Plan, one Preferred Share Purchase Right (Right) is attached to each share of common stock and trades automatically with such shares. The Rights, which can be redeemed by the Company's Board of Directors in certain circumstances and expire by their terms on May 27, 2003, have no voting rights.

The Rights become exercisable and will trade separately from the common stock 10 days after a person or a group either becomes the beneficial owner or announces an intention to commence a tender offer for 25% or more of the Company's outstanding common stock. When exercisable, each Right entitles the registered holder to purchase from the Company 1/100th of a share of a new series of Junior Participating Preferred Stock, Series D, substantially equal to one share of common stock without voting rights, at an exercise price of $37.50 per unit.

In the event a person acquires beneficial ownership of 25% or more of the Company's common stock, holders of Rights (other than the acquiring person or group) may purchase, at the Rights' then current exercise price, common stock or its equivalent of the Company having a value at that time equal to twice the exercise price. In the event the Company merges into or otherwise transfers 50% or more of its assets or earnings power to any person after the Rights become exercisable, holders of Rights may purchase, at the then current exercise price, common stock or its equivalent of the acquiring entity having a value at that time equal to twice the exercise price.

Note 16 -- Subsequent Events
- ----------------------------
On February 15, 1996, the Company effected a ten for one stock split to shareholders of record on January 31, 1996. The effects of this split have been applied to the share and per share data on a retroactive basis to all of the financial data contained throughout this report.

               Southside Bancshares Corp. And Subsidiaries
                           Directors And Officers
              ---------------------------------------------

Southside Bancshares Corp.
- --------------------------
The name and principal occupation or employment of each director and officer of Southside Bancshares Corp. and the name and principal business of any organization by which such person is employed is set forth below:

Board of Directors
- ------------------

RICHARD F. BAALMANN
   Chairman
   Bramm, Inc.
   Chairman
   Homart, Inc.
JOSEPH W. BEETZ
   President
   Joseph H. Beetz Plumbing Company, Inc.
   Director
   South Side National Bank in St. Louis
RALPH CRANCER, JR.
   Deputy Sheriff
   St. Louis County, Missouri
   Former President
   South Side Furniture Co.
   Director
   South Side National Bank in St. Louis
HOWARD F. ETLING
   Publisher Emeritus
   Journal Newspaper
   Former President
   South County Publications, Inc.
   Chairman of the Board
   Southside Bancshares Corp.
   Chairman of the Board
   South Side National Bank in St. Louis
DOUGLAS P. HELEIN
   Insurance Broker
   Welsch, Flatness & Lutz, Inc.
   Director
   South Side National Bank in St. Louis
CHARLES F. HERWIG (1)
   President
   Union Service Co.
   Director
   South Side National Bank in St. Louis
EARLE J. KENNEDY, JR.
   Former President
   Westway Services, Inc.
   Former President
   Continental Boiler Works, Inc.
   Director
   South Side National Bank in St. Louis
NORVILLE K. McCLAIN
   President
   Essex Contracting, Inc.
   Director
   South Side National Bank in St. Louis
DANIEL J. QUEEN
   President
   Highland Diversified
   Director
   South Side National Bank in St. Louis
   Director
   State Bank of DeSoto
RICHARD G. SCHROEDER, SR.
   President
   St. Louis Fabrication Services, Inc.
THOMAS M. TESCHNER
   President and Chief Executive Officer
   Southside Bancshares Corp.
   President and Chief Executive Officer
   South Side National Bank in St. Louis
   Director
   South Side National Bank in St. Louis
   Director
   Bank of Ste. Genevieve
   Director
   State Bank of DeSoto
   Director
   The Bank of St. Charles County

(1) Mr. Herwig passed away on February 10, 1996. He served as a director of the Company since its inception in 1982 and was a director of South Side National Bank in St. Louis for the past 30 years.


Officers
- --------

THOMAS M. TESCHNER
   President and Chief Executive Officer
JOSEPH W. POPE
   Senior Vice President and
   Chief Financial Officer
DAVID J. ABELN
   Vice President/Investments
STEVEN D. VOSS
   Vice President and Auditor
JOANNE M. SCHNEIDER
   Secretary to the Board
LAURA L. THOMAS
   Assistant Secretary to the Board
NEIL P. FINNEGAN
   Assistant Vice President/
   Loan Review
NANETTE M. BELLER
   Assistant Auditor



The following is a summary description of the four subsidiary banks of Southside Bancshares Corp.

South Side National Bank in St. Louis
- -------------------------------------
The main office of South Side National Bank in St. Louis is located at 3606 Gravois Avenue, St. Louis, Missouri 63116. Facilities are located at 3420 Iowa Street, St. Louis, Missouri 63118; 9914 Kennerly Road, St. Louis County, Missouri 63128; 8440 Morganford, St. Louis, Missouri 63123; 4666 Lansdowne, St. Louis, Missouri 63116; 10385 West Florissant, St. Louis, Missouri 63136; and 11330 Gravois, St. Louis, Missouri 63126. A 24-hour automated teller machine is maintained at St. Anthony's Medical Center, 10010 Kennerly Road, St. Louis County, Missouri 63128. The Bank has 20 drive-in windows and eight 24-hour automated teller machines. The Bank is a member of the BankMate and CIRRUS automated teller networks. The Bank serves St. Louis City and St. Louis County.

The total assets of the Bank at December 31, 1995 were $329,025,000. Total deposits at December 31, 1995 were $293,416,000. Total loans at December 31, 1995 were $185,463,000.

Board of Directors
- ------------------
HOWARD F. ETLING
   Chairman of the Board
JOSEPH W. BEETZ
RALPH CRANCER, JR.
DOUGLAS P. HELEIN
CHARLES F. HERWIG
EARLE J. KENNEDY, JR.
NORVILLE K. MCCLAIN
DANIEL J. QUEEN
THOMAS M. TESCHNER

Advisory Board of Directors
- ---------------------------
TIM DRURY
VERNON C. DUPREE
THOMAS H. ETLING
SAMUEL D. ORLANDO, SR.
GERALD A. RHOMBERG
GENE SCHWARTZ
FRANCIS G. SLACK
MALCOLM J. SWEET, JR.
FLOYD E. WRIGHT
THOMAS A. ZAKIBE
THOMAS M. TESCHNER

Officers
- --------
THOMAS M. TESCHNER
 President and Chief Executive Officer
WILLIAM E. MUHLKE
 Senior Vice President and Comptroller
MARK D. SKORNIA
 Senior Vice President and Senior Loan Officer
KENNETH E. MARSCHUETZ
 Senior Vice President
JOSEPH W. POPE
 Senior Vice President
CAROLE A. MATT
 Vice President and Compliance Officer
LAURIE A. PENNYCOOK
 Vice President and Cashier
Steven L. Ray
 Vice President and Senior Trust Officer
David J. Abeln
 Vice President/Investments
Diane Frain
 Vice President/Human Resources
Raymond H. Bayer
 Vice President
James A. DeGuire
 Vice President
Barbara E. Gliedt
 Vice President
Paul W. Mesnier
 Vice President
Donald A. Seiler
 Vice President
David A. Webb
 Vice President
D. Sue Doering
 Assistant Vice President
Kenneth J. Downey
 Assistant Vice President
Donna M. Feldmann
 Assistant Vice President
Lisa M. Frick
 Assistant Vice President
Cynthia L. Goldschmidt
 Assistant Vice President
Danny C.  Graham
 Assistant Vice President
Pamela A. Hale
 Assistant Vice President
Delores G. Hensel
 Assistant Vice President
Brenda L. Huddleston
 Assistant Vice President
Colette A. Letendre
 Assistant Vice President
Susan D. Logan
 Assistant Vice President
Elizabeth A. McClanahan
 Assistant Vice President
Mary E. Schalk
 Assistant Vice President
Judi M. Schulz
 Assistant Vice President
Kathleen L. Springer
 Assistant Vice President
Paul L. Steube
 Assistant Vice President
Joseph W. Stumpf
 Assistant Vice President
Laura L. Stumpf
 Assistant Vice President
Jacqueline A. Yochim
 Assistant Vice President
Joanne M. Schneider
 Secretary to the Board
Laura L. Thomas
 Assistant Secretary to the Board

State Bank Of Desoto
- --------------------
The main office of State Bank of DeSoto is located at 224 S. Main Street, DeSoto, Missouri 63020, and a facility is located at 2000 Rock Road, DeSoto, Missouri 63020. The Bank has two drive-in windows at each location and a 24-hour automated teller machine at the Rock Road facility. The Bank is a member of the BankMate and CIRRUS automated teller networks. The Bank serves Jefferson County, part of Franklin County, Washington County, and
St. Francois County.

The total assets of the Bank at December 31, 1995 was $55,828,000. Total deposits at December 31, 1995 was $50,388,000. Total loans at December 31, 1995 was $36,302,000.

Board of Directors
- ------------------
Raymond E. Knorpp
 Chairman of the Board
Claude J. Cook
Paul F. Dickinson
richard b. francis
Clarence M. Jones
Robert G. Purcell
Daniel J. Queen
Stevan H. Rowe
Thomas M. Teschner
MICHAEL J. WHALEY

Officers
- --------
Richard B. Francis
 President
Margaret A. Armbruster
 Vice President
Barbara A. Dontrich
 Vice President, Cashier, and Security Officer
TERRY SMITH
 Assistant Vice President and Compliance Officer
KEVIN L. Boren
 Assistant Vice President
Phyllis Poole
 Assistant Vice President and Secretary to the Board dianE humphrey
 Assistant Cashier
PAULINE WILLIAMSON
 Assistant Cashier


Bank Of Ste. Genevieve
- ----------------------
The main office of Bank of Ste. Genevieve is located at Second and Market Streets in Ste. Genevieve, Missouri 63670, and a facility, Plaza Bank, is located at 710 Parkwood Drive in Ste. Genevieve, Missouri 63670. The Bank has two drive-in windows at the main office and three drive-in windows and a 24-hour automated teller machine at the Plaza Bank location. The Bank is a member of the Shazam and PLUS automated teller networks. The Bank serves Ste. Genevieve County.

The total assets of the Bank at December 31, 1995 was $86,982,000. Total deposits at December 31, 1995 was $78,244,000. Total loans at December 31, 1995 was $52,505,000.

Board of Directors
- ------------------
Harold J. Uding
 Chairman of the Board
Patrick J. Uding
 Secretary to the Board
CLARENCE J. KERTZ
ROY J. PANCHOT
Kenneth J. Rehm
THOMAS M. TESCHNER
Gerald J. Trautman

Officers
- --------
Patrick J. Uding
 President & Chief Executive Officer
William E. Miles
 Senior Vice President and CRA Officer
Stephen J. Abts
 Vice President and Cashier
Jerry V. Bergtholdt
 Assistant Vice President and Security Officer
Monica J. Kreitler
 Assistant Vice President and Compliance Officer
ANTHONY R. McNABB
 Assistant Vice President
Mary Ann Bauman
 Assistant Cashier
Mary Ellen Cabral
 Executive Secretary

The Bank of St. Charles County
- ------------------------------
The main office of The Bank of St. Charles County is located at 6004 Highway 94 South, Weldon Springs, Missouri 63304, and a facility is located at 750 First Capitol Drive, St. Charles, Missouri 63301. The Bank has a 24-hour automated teller machine at each location, three drive-in windows in Weldon Springs and one drive-in window at 750 First Capitol Drive. The Bank is a member of the BankMate and CIRRUS automated teller networks. The Bank services St. Charles County.

The total assets of the Bank at December 31, 1995 was $40,798,000. Total deposits at December 31, 1995 was $36,675,000. Total loans at December 31, 1995 was $29,554,000.

Board of Directors
- ------------------
Larry Richardson
 Chairman of the Board
Terry E. Alexander
MAX E. McGOWAN
frederick w. drakesmith
William O. Mullins
ALAN D. POHLMAN
Dr. Hugo Stierholz
THOMAS M. TESCHNER


Officers
- --------
Alan D. Pohlman
 President and Chief Executive Officer
Craig D. Wood
 Senior Vice President, Cashier, and Secretary to the Board
DON R. HAYNES
 Vice President
Judy m. Brady
 Vice President and Security Officer
Karen a. Hopper
 Vice President and Compliance Officer
LARRY W. NOLTE
 Assistant Vice President
SUSAN P. FLEMING
 Assistant Vice President
SUSAN M. BICKERT
 Assistant Cashier