Form 10-K, Exhibit 13
period 1996-12-31
SOUTHSIDE BANCSHARES CORP
filed 1997-03-31
CIK 703970

                                                                      EXHIBIT 13


















                           SOUTHSIDE BANCSHARES CORP.

                                 Annual Report

                               December 31, 1996

                  (With Independent Auditors' Report Thereon)

                           SOUTHSIDE BANCSHARES CORP.

                               TABLE OF CONTENTS

                                                                                   Page
Letter to Our Shareholders ......................................................   2
Southside Bancshares Corp. - Organization .......................................   4
Financial Highlights ............................................................   5
Management's Discussion and Analysis of Financial Condition
   and Results of Operations ....................................................   6
Statement of Management's Responsibility for Financial Statements ...............  26
Independent Auditors' Report ....................................................  27
Consolidated Financial Statements of Southside Bancshares Corp. and Subsidiaries:
   Balance Sheets ...............................................................  28
   Statements of Income .........................................................  29
   Statements of Shareholders' Equity ...........................................  30
   Statements of Cash Flows .....................................................  31
   Notes to Consolidated Financial Statements ...................................  32
Southside Bancshares Corp. and Subsidiaries - Directors and Officers:
   Southside Bancshares Corp. ...................................................  44
   South Side National Bank in St. Louis ........................................  45
   State Bank of DeSoto .........................................................  46
   Bank of Ste. Genevieve .......................................................  46
   The Bank of St. Charles County ...............................................  47

LETTER TO OUR SHAREHOLDERS
Southside Bancshares Corp. and Subsidiaries


Dear Shareholders:



     Southside Bancshares Corp. experienced its third consecutive record-breaking year in 1996. The Company achieved record core net earnings for the third straight year, the return on average assets exceeded 1% for the second consecutive year, and nonperforming loans declined to their lowest level in the Company's fourteen-year history.

     The Company earned $6,158,000 or $2.27 per common share in 1996, compared to $6,734,000 or $2.55 per share in 1995; however, 1995 net income included the effects of two nonrecurring items, the sale of Bay-Hermann-Berger Bank and a litigation settlement, which totaled $1,370,000. Excluding the effects of these nonrecurring items, core net earnings for 1995 were $5,364,000 or $2.03 per common share. Accordingly, core net earnings increased $794,000 or approximately 15% during 1996. This increase in our net earnings was largely attributable to an increase in net interest income and a decrease in noninterest expense.

     The 1996 earnings resulted in a return on average assets (ROA) of 1.20% and a return on average shareholders equity (ROE) of 12.27%, compared to an ROA of 1.06% and an ROE of 12.32%, using core net earnings in 1995. The ROA represents the second straight year in which the Company established an all-time high in this ratio. Due to three consecutive years of strong earnings and an enhanced capital position, the ROE has declined slightly. Management and the Board of Directors is very cognizant of this fact, and we are continually evaluating various alternatives for utilizing our capital.

     With the increase in the March 15, 1997 dividend to $.16 per common share, the quarterly dividend has been raised a total of 60% over the past four quarters. Over the past three years, the quarterly dividend rate has been raised 433%. We believe that these increases in the dividend level demonstrate our commitment to increasing shareholder value and our confidence in our ability to sustain our current level of profitablility.

     Total nonperforming loans and nonperforming assets declined to $1,183,000 and $2,043,000, respectively, as of December 31, 1996, which resulted in declines of 64% and 47%, respectively, from 1995. This is the fourth consecutive year of dramatic improvement in this area, and nonperforming loans are at their lowest level in the fourteen-year history of the Company.

     Total assets of the Company increased by approximately $15,000,000 or 3% during 1996. Excluding the assets sold in the Bay-Hermann-Berger Bank transaction, total assets have increased by approximately $35,000,000 over the past two years. One of the components of our strategic business plan was to achieve growth without negatively impacting earnings or asset quality. As evidenced by the 1996 results, this portion of our plan has been a success. We will continue to evaluate opportunities for growth in the future as means of better utilizing our existing capital structure; however, we do not intend to sacrifice earnings or asset quality to accomplish this objective.

     As most of you are well aware, there is a dramatic transformation taking place in the financial institution industry and the St. Louis market, in particular. Merger and consolidation activity in our marketplace is changing the nature of our competition. We believe entities such as ours can have a unique place in this market. As our competition focuses on volume, we will focus on personal service; as our competition increases earnings through high transaction fees and increased service charges, we will focus on increasing revenues through adding cost effective products to our customer relationships; and as our competition reduces the number of retail outlets available to their customers and moves to eliminate personal contact from a banking relationship, we will encourage and

Southside Bancshares Corp. and Subsidiaries




promote employee and customer interaction. We firmly believe there will always be a place in the financial institution industry for organizations that are committed to customer service. The Company continues to be financially stronger today than at any time in its history and is positioned to remain competitive in the banking industry.


     As always, we would like to take this opportunity to thank our entire staff, customers, fellow directors, and shareholders for their support during the past year. We are proud of each of our dedicated employees who work hard in providing superior customer service.




Sincerely,



Howard F. Etling                          Thomas M. Teschner
Chairman of the Board                     President and Chief Executive Officer

                   SOUTHSIDE BANCSHARES CORP. - ORGANIZATION

     Southside Bancshares Corp. (the Company) was incorporated in 1982 and has operated as a registered bank holding company since 1983 under the Bank Holding Company Act of 1956, as amended. The Company and its subsidiaries had consolidated total assets of approximately $528,000,000 at December 31, 1996. The following table shows the total assets at December 31, 1996, before elimination of intercompany accounts, of each of the Company's subsidiary banks, all of which are located in Missouri.

                                                    TOTAL ASSETS AT
                                                   DECEMBER 31, 1996
            SUBSIDIARY BANKS                        (IN THOUSANDS)
            -------------------------------------  -----------------
            South Side National Bank in St. Louis           $338,077
            State Bank of DeSoto                              54,340
            Bank of Ste. Genevieve                            89,490
            The Bank of St. Charles County                    44,286


     The Company's subsidiary banks, which operate 13 banking offices in Missouri, are engaged in the general banking business of accepting funds for deposit, making loans, renting safe deposit boxes, and performing such other banking services as are usual and customary in banks of similar size and character.

     Customers of the subsidiary banks are also offered fiduciary services through the trust department of South Side National Bank in St. Louis (South Side National Bank). At December 31, 1996, the combined market value of fiduciary and custodial assets under management of the trust department was approximately $276,000,000. These assets are not reflected in the consolidated financial statements, as they do not represent assets of the Company.

     The responsibility for the management of the subsidiary banks remains with the officers and directors of the respective banks. The Company provides its subsidiary banks with assistance and service in auditing, record keeping, tax planning, trust operations, new business development, lending, regulatory compliance, and human resources management.

     Southside Bancshares Corp. has nine officers, the majority of whom are also officers of South Side National Bank. South Side National Bank is a national banking organization and employs 134 full-time and 17 part-time employees. State Bank of DeSoto, Bank of Ste. Genevieve, and The Bank of St. Charles County are Missouri state-chartered banks and employ a total of 74 full-time and 17 part-time employees.

                             FINANCIAL HIGHLIGHTS

                FIVE-YEAR COMPARISON OF SELECTED FINANCIAL DATA
                   (dollars in thousands, except share data)

                                                   As of and For the Years Ended December 31,
---------------------------------------------------------------------------------------------------------
                                                         %                    %                       %
                                                       CHANGE               Change                 Change
                                          1996         96/95      1995       95/94      1994       94/93
---------------------------------------------------------------------------------------------------------
EARNINGS
   Total interest income                  $37,868          2%    $  37,263       8%   $   34,383      (5)%
   Total interest expense                  17,526          1        17,335      18        14,753      (8)
   Net interest income                     20,342          2        19,928       2        19,630      (2)
   Provision for possible loan
      losses                                   60        (14)           70     (64)          193     (93)
   Net interest income after
      provision for possible loan
      losses                               20,282          2        19,858       2        19,437      12
   Income before cumulative
      effect of accounting change           6,158         (9)        6,734      34         5,014      65
   Cumulative effect of account-
      ing change                                -          -             -       -             -       -
   Net income                               6,158         (9)        6,734      34         5,014      65
---------------------------------------------------------------------------------------------------------
SHARE DATA
   Net income per common share:
      Income before cumulative
        effect of accounting
        change                            $  2.27        (11)% $      2.55      32%   $     1.93      65%
      Cumulative effect of
        accounting change                       -          -             -       -             -       -
      Net income                             2.27        (11)         2.55      32          1.93      65
   Dividends paid per share                   .50         37           .365    103           .18       9
   Book value                               19.30          9         17.64      20         14.66       5
   Tangible book value                      19.18         10         17.49      21         14.43       6
   Shares outstanding (year-end)(1)     2,836,670          -     2,849,650      10     2,591,440       -
   Average shares outstanding           2,712,775          3     2,643,890       2     2,591,440       -
---------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
   Total assets                          $527,907          3%  $   512,908      (1)%  $  517,118      (3)%
   Total deposits                         467,276          2       457,567      (2)      468,093      (3)
   Total loans                            294,463         (3)      303,824       1       301,397      (2)
   Allowance for possible loan
      losses                                5,602         (1)        5,635     (21)        7,144     (14)
   Short-term borrowings                    1,623        108           779     (77)        3,378      (8)
   ESOP debt                                1,779        (40)        2,987     100             -       -
   Subordinated capital
      notes                                     -          -             -    (100)        4,190       -
   Total shareholders' equity              52,841         12        47,300      24        38,002       5
---------------------------------------------------------------------------------------------------------

                             As of and For the Years Ended December 31,
------------------------------------------------------------------------
                                                    %
                                                 Change
                                      1993        93/92           1992
------------------------------------------------------------------------
EARNINGS
   Total interest income              $   36,052     (17)%   $    43,355
   Total interest expense                 16,059     (25)         21,373
   Net interest income                    19,993      (9)         21,982
   Provision for possible loan
      losses                               2,608     (64)          7,242
Net interest income after
provision for possible loan
      losses                              17,385      18          14,740
   Income before cumulative
      effect of accounting change          3,041     146           1,237
   Cumulative effect of account-
      ing change                               -    (100)            377
   Net income                              3,041      88           1,614
------------------------------------------------------------------------
SHARE DATA
   Net income per common share:
      Income before cumulative
        effect of accounting
        change                        $     1.17     144%    $       .48
      Cumulative effect of
        accounting change                      -    (100)            .14
      Net income                            1.17      89             .62
   Dividends paid per share                 .165       -             .165
   Book value                              13.93       9           12.74
   Tangible book value                     13.66      10           12.43
   Shares outstanding (year-end)(1)    2,591,440       -       2,591,440
   Average shares outstanding          2,591,440       -       2,591,440
------------------------------------------------------------------------
FINANCIAL POSITION
   Total assets                       $  530,649      (3)%   $   549,869
   Total deposits                        484,308      (4)        502,597
   Total loans                           308,231     (15)        360,859
   Allowance for possible loan
      losses                               8,334     (17)          9,994
   Short-term borrowings                   3,678     (51)          7,501
   ESOP debt                                   -       -               -
   Subordinated capital
      notes                                4,190       -           4,190
   Total shareholders' equity             36,102       9          33,019
------------------------------------------------------------------------

                                SELECTED RATIOS



                                                       As of and For the Years Ended December 31,
                                                       ------------------------------------------
                                                             1996    1995    1994    1993    1992
--------------------------------------------------------------------------------------------------
Loan-to-deposit ratio                                        63.02%  66.40%  64.39%  63.64%  71.80%
Allowance for loan losses to total loans                      1.90    1.85    2.37    2.70    2.77
Dividend payout ratio (2)                                    22.03   14.31    9.33   14.10   26.61
Return on average assets                                      1.20    1.33     .97     .57     .29
Return on average shareholders' equity                       12.27   15.47   13.48    8.86    4.88
Average shareholders' equity to average total assets          9.75    8.62    7.19    6.48    5.90
Net interest margin on average interest-earning assets        4.42    4.41    4.27    4.30    4.42
Allowance for loan losses to nonperforming loans            473.54  172.11  136.13   62.95   26.94
Allowance for loan losses as a multiple of net charge-offs    60.2X    4.5x    5.2x    2.0x    2.6x
--------------------------------------------------------------------------------------------------

(1) Shares outstanding at December 31, 1996 and 1995 include 98,832 and 168,000 shares, respectively, held by the ESOP which have not been allocated to participants' accounts and thus are not considered outstanding for purposes of computing book value and tangible book value per share.
(2)  Dividends paid per common share divided by net income per common share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This discussion is presented to provide an understanding of the consolidated financial condition and results of operations for the fiscal year ended December 31, 1996 and prior years of the Company and its subsidiaries.

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



                             BALANCE SHEET ANALYSIS

     Total consolidated assets of the Company increased approximately $15,000,000 to $527,907,000 at December 31, 1996 when compared to $512,908,000 at December 31, 1995. The increase was the result of continued growth at three of the Company's four subsidiary banks. An integral component of management's strategic business plan has been to achieve controlled growth at each of the subsidiary banks. This process began in the second quarter of 1995 following the sale of the Bay-Hermann-Berger Bank (Bay-Hermann-Berger). As a result of the sale, total assets declined $4,210,000 in 1995. With assets of $24,157,000, Bay-Hermann-Berger was the smallest of the Company's five subsidiary banks. Excluding the decline in assets attributable to the aforementioned sale, total consolidated assets of the Company increased by $19,947,000 during 1995 and approximately $35,000,000 over the past two years. Prior to 1995, the Company's focus had been on improving asset quality, but with the situation much improved, the Company's focus turned to growth in 1995.

LOAN PORTFOLIO
     The Company's loan portfolio consists of business loans to small and medium size companies, commercial and residential real estate loans, and consumer loans. Traditionally, the majority of the loan portfolio has focused on real estate as an integral component of a credit's underlying source of collateral. Management expects real estate to continue to be a major factor in future loan relationships, but recognizes that economic conditions may dictate further diversification in the loan portfolio.

     The table below sets forth the components of the Company's loan portfolio for each of the last five years:

                                                (in thousands)
                            1996      1995         1994         1993      1992
                            -----     -----       -------      ------    ------

Commercial, financial, and
    agricultural             $62,016   $62,214    $ 69,219  $ 73,566  $ 88,026
Real estate - commercial      82,045    88,321      82,807    86,258    90,860
Real estate - construction    26,067    15,510      11,019     9,540    17,555
Real estate - residential     96,039   102,418     108,134   110,806   132,941
Consumer                      17,304    17,626      18,334    18,849    19,797
Industrial revenue bonds       6,373     7,789       9,311     8,544    10,841
Other                          4,619     9,946       2,573       668       839
                            --------  --------    --------  --------  --------
                            $294,463  $303,824    $301,397  $308,231  $360,859
                            ========  ========    ========  ========  ========

Southside Bancshares Corp. and Subsidiaries





     Total loans decreased $9,361,000 during 1996, as growth in the construction real estate loan portfolio was more than offset by declines in the commercial and residential real estate loan portfolios, industrial revenue bonds, and other loans. St. Louis and the surrounding communities continue to have a very competitive lending environment. Institutions of all sizes are attempting to find a niche in the market, or they are preparing themselves for an eventual sale. As a result, loan pricing and underwriting criteria have become increasingly aggressive. While management is keenly aware of the importance that lending volume has in the financial performance of the Company, management also believes that part of defining its niche in the market is to establish and adhere to its own credit philosophy. Management of the Company strongly believes that the most prudent course of action, at this time, is to weigh both the short- and long-term effects of pursuing and retaining borrowing relationships during this period of intense competition and focusing on maintaining asset quality.

     Total loans increased by $2,427,000 during 1995; however, included in the Bay-Hermann-Berger sale was approximately $12,064,000 in total loans.
Excluding the effects of the loans sold, the remaining four subsidiary banks of the Company experienced loan growth of more than $14,000,000. In 1995, more effort was devoted to business development than in previous years, and the overall lending environment was less competitive than that faced by the Company during 1996.

     Total loans declined by $6,834,000 during 1994. This decline can partially be attributed to the interest rate environment during that period of time, as well as increased competition from nontraditional financing sources.

     Following is an analysis of the changes in the individual loan portfolios during 1996 and 1995.

     - The commercial, financial, and agricultural loan portfolio remained relatively stable during 1996 after decreasing $7,005,000 in 1995. Of the 1995 decline, $2,878,000 was attributable to the Bay-Hermann-Berger sale. The remainder of the decrease was the result of increased competition on commercial loan pricing, which resulted in the loss of borrowing relationships. As banks, in general, continued to achieve record profits and asset quality problems remained at low levels, they were somewhat aggressive in their pursuit of borrowing relationships during 1995.

     - The real estate loan portfolio, which includes commercial, construction, and residential loans, decreased $2,098,000 in 1996 and increased $4,289,000 in 1995. Commercial and residential real estate loans declined by a total of $12,655,000 during 1996. This decline is partially attributable to the aforementioned competition within the banking industry, as well as competition from secondary-market mortgage lenders for residential real estate loan business. These decreases were offset by a $10,557,000 increase in the construction loan portfolio. New home sales remained strong throughout 1996 and, as a result, the demand for new residential developments also remained strong. The 1995 increase, which would have been $11,953,000 excluding the Bay-Hermann-Berger sale, was largely due to an increase in the commercial and construction real estate loan portfolios and a decrease in the residential real estate portfolio. The majority of the decline in the residential real estate portfolio was due to the Bay-Hermann-Berger sale. The increase in the commercial and construction portfolios was largely the result of intensified efforts to develop new business within these portfolios.

     - Consumer banking relationships are an important component of the Company's loan portfolio; however, continued pressure from nonbank providers of consumer credit for a larger portion of the overall consumer loan market has made it more difficult for banks to compete in this area. As a result of the continued pressure, the consumer loan portfolio has declined by $322,000 and $708,000 in 1996 and 1995, respectively.

Southside Bancshares Corp. and Subsidiaries




     - Industrial revenue bonds continue to decline as normal payments and early repayments reduce the size of the existing portfolio. In addition, there is very little new loan origination activity in this area. Tax law changes in the late 1980s made it more difficult and less advantageous to pursue this form of financing.

     - The portfolio of other loans includes loans made to bank holding companies which are secured by the common stock of the subsidiary banks owned by the holding companies. During 1995, the Company made three such loans, which accounted for the increase during the prior year.
        Two of the loans were repaid during 1996, which resulted in the decline in the current year.


ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENTS
     Implicit in lending activities is the consideration that losses will be experienced and the amount of such losses will vary from time to time, depending upon the risk characteristics of the portfolio as affected by economic conditions, competition, and the financial experience of borrowers. The allowance for loan losses, which is designed to provide for the risk of loss inherent in the lending process, is increased by the provision for loan losses charged to expense and decreased by the amount of loans charged off, net of recoveries. The allowance for loan losses provides for anticipated potential loan losses and is maintained at a level commensurate with management's evaluation of the risks inherent in the subsidiary banks' loan portfolios. In order to identify potential risks in the loan portfolios of the subsidiary banks, monthly reports, which contain information on the overall characteristics of the subsidiary banks' loan portfolios and specific analyses of loans requiring special attention, including nonperforming and certain criticized loans, are reviewed by each subsidiary bank's senior management personnel and Board of Directors. In addition, the Company performs periodic examinations of individual loans and of the overall loan portfolio of each banking subsidiary through the Company's loan review process.


                SUMMARY OF ALLOWANCE FOR POSSIBLE LOAN LOSSES




                                                  (in thousands)
                                             Years Ended December 31,

                                 --------------------------------------------
                                   1996     1995     1994     1993      1992
                                 -------  -------  -------  -------  --------
BALANCE AT BEGINNING OF YEAR     $  5,635  $ 7,144  $ 8,334  $ 9,994  $  6,646
Provision charged to expense           60       70      193    2,608     7,242
Adjustment due to sale of
   Bay-Hermann-Berger Bank              -     (327)       -        -         -
Loans charged off                  (1,219)  (2,174)  (2,318)  (5,499)   (4,241)
Recoveries                          1,126      922      935    1,231       347
                                 --------  -------  -------  -------  --------
   Net charge-offs                    (93)  (1,252)  (1,383)  (4,268)   (3,894)
                                 --------  -------  -------  -------  --------
BALANCE AT END OF YEAR           $  5,602  $ 5,635  $ 7,144  $ 8,334  $  9,994
                                 ========  =======  =======  =======  ========



                                              Years Ended December 31,
                                        -----------------------------------
                                         1996    1995    1994   1993   1992
                                        ------  ------  ------  -----  -----
RATIOS:
   Allowance for possible loan losses:
      As % of total loans                 1.90%    1.85%   2.37%  2.70%  2.77%
      As % of nonperforming loans       473.54   172.11  136.13  62.95  26.94
      As multiple of net charge-offs      60.2x    4.5x    5.2x   2.0x   2.6x
   Net charge-offs:
      As % of total loans at year-end      -  %     .41%    .46%  1.38%  1.08%
      As % of average total loans          -        .42     .47   1.29    .99
      As % of allowance for possible
        loan losses at year-end           1.66    22.22   19.36  51.21  38.96

Southside Bancshares Corp. and Subsidiaries





     The allowance for possible loan losses at December 31, 1996 was $5,602,000 or 1.90% of the total loans outstanding compared to $5,635,000 or 1.85% in 1995 and $7,144,000 or 2.37% in 1994; however, the balance of the allowance for possible loan losses as a percentage of nonperforming loans increased to 473.54% in 1996 as a result of the continuing decline in nonperforming loans. This is the fourth consecutive year in which this ratio has substantially improved. Management and the Board of Directors continue to monitor the adequacy of the allowance for possible loan losses and, while the balance has declined over the past four years, the Company believes its ability to cover potential losses within the portfolio has improved, as evidenced by the increase in the above ratio.

     Net charge-offs were $93,000 in 1996 compared to $1,252,000 or .42% in 1995 and $1,383,000 or .47% in 1994. Net charge-offs in 1996 were at their lowest level in the past ten years.

     The reduction in nonperforming loans and the decrease in net charge-offs in recent years has also enabled the Company to substantially reduce the provision for possible loan losses. The provision for possible loan losses over the past three years was $60,000, $70,000, and $193,000 in 1996, 1995, and
1994, respectively.

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


                              NONPERFORMING ASSETS



                                                         (dollars in thousands)
                                                                December 31,
                                             ---------------------------------------------
                                              1996    1995      1994      1993       1992
                                             -----    ----      ----      ----       -----
Nonaccrual loans                              $1,037    $1,811    $2,829    $8,038  $17,021
Past due 90 days and still accruing interest     146     1,463     2,419     5,187   17,041
Loans not included above which are
    "troubled debt restructurings" as
    defined in SFAS 15                             -         -         -        15    3,030
                                              ------  --------  --------  --------  -------
            TOTAL NONPERFORMING LOANS          1,183     3,274     5,248    13,240   37,092
Other real estate owned                          860       554     1,833     4,316    5,439
                                              ------  --------  --------  --------  -------
            TOTAL NONPERFORMING ASSETS        $2,043    $3,828    $7,081   $17,556  $42,531
                                              ======  ========  ========  ========  =======
RATIOS:
    Nonperforming loans as % of
         total loans                            0.40%     1.08%     1.74%     4.30%   10.28%
    Nonperforming assets as % of
         total loans and other real
         estate owned                           0.69      1.26      2.34      5.62    11.61
    Nonperforming assets as % of
         total assets                           0.39      0.75      1.37      3.31     7.73
    Allowance for possible loan losses
         as % of nonperforming loans          473.54    172.11    136.13     62.95    26.94

Southside Bancshares Corp. and Subsidiaries





     Nonperforming loans totaled $1,183,000 or .40% of the loan portfolio at December 31, 1996 compared to $3,274,000 or 1.08% of the portfolio at December 31, 1995. Nonperforming assets totaled $2,043,000 or .39% of total assets at December 31, 1996 compared to $3,828,000 or .75% of total assets at December 31, 1995. Both nonperforming loans and assets are at their lowest levels since 1989. This was the fourth consecutive year of dramatic improvement in this area since year-end 1992 when nonperforming assets were at all-time highs. As shown in the table above, the reduction in nonperforming assets over the past four years has totaled $40,488,000, a 95.20% reduction, including a $1,785,000 or 46.63% reduction during 1996. Improving asset quality has been at the heart of the Company's strategic business plan since the change in management occurred in June 1992. With the improvement in 1996, the Company's level of nonperforming assets, as well as our asset quality ratios, have improved to a level that exceeds those of our peers in the industry. Management and the Board of Directors are committed to maintaining acceptable asset quality levels in the future.

     The Company adopted revised accounting methods for impaired loans in 1995, as mandated by Statement of Financial Accounting Standards (SFAS) No. 114 (as amended by SFAS 118). SFAS 114 does not apply to smaller-balance homogeneous loans which management has assessed to include consumer and home equity loans. Accordingly, the loan classifications affected by SFAS 114 are commercial, financial and agricultural, real estate, industrial revenue bonds, and other loans. The adoption of SFAS 114 did not result in a significant change in the Company's risk identification process. SFAS 114 requires that a loan be reported as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's loan policy generally requires that a credit meeting the above criteria be placed on nonaccrual status; however, loans which are past due more than 90 days as to the payment of principal or interest are also considered to be impaired. These loans are included in the total of nonperforming assets. Loans past due less than 90 days are generally not considered impaired; however, a loan which is current as to payments may be determined by management to demonstrate some of the characteristics of an impaired loan. In these cases, the loan is classified as impaired while management evaluates the appropriate course of action.

     The Company's primary basis for measurement of impaired loans is the collateral underlying the identified loan. Because of the similarities between the Company's risk identification process before and after the adoption of SFAS 114, management does not believe the comparability of the nonperforming asset table was affected. In addition, management does not anticipate any changes in the Company's charge-off policy as a result of the adoption of SFAS 114.

     Any loans classified for regulatory purposes, but not included above in nonperforming loans, do not represent material credits, about which management is aware of any information which causes management to have serious doubts as to the borrower's ability to comply with the loan repayment terms or which management reasonably expects will materially impact future operating results or capital resources. As of December 31, 1996, there were no concentrations of loans exceeding 10% of total loans which were not disclosed as a category of loans in note 3 to the consolidated financial statements of the Company.

     The amounts received in cash and recognized as interest income on nonaccrual loans were $27,000 and $66,000 for the years ended December 31, 1996 and 1995, respectively. If the contractual interest on these loans had been recognized, such income would have been $133,000 and $160,000, respectively. There were no restructured loans at December 31, 1996 or 1995.

INVESTMENT PORTFOLIO
     The Company's investment portfolio has historically provided a stable earnings base, a secondary source of long-term liquidity, and is one of the primary means of adjusting interest rate sensitivity, thereby managing interest-rate risk. Debt securities included in the held to maturity category are stated at cost, adjusted for

Southside Bancshares Corp. and Subsidiaries





amortization of premiums and accretion of discounts, in the Company's consolidated financial statements. Debt securities included in the available for sale category are recorded in the consolidated financial statements at their market value. The investment portfolio contains a mixture of debt securities in terms of the types of securities, interest rates, and maturity distribution. This diversity, as well as management's conservative philosophy towards risk management, has resulted in a solid investment portfolio.

     The carrying value of the Company's investment portfolio increased by $27,520,000 during 1996 due to a combination of growth at the subsidiary banks and a decline in loan volume. In addition, buying opportunities were more attractive in 1996 than they were in 1995, as investments in the two to five years maturity range offered favorable spreads to the rates being paid on federal funds sold. This was not the case in 1995, when the yield curve was exceptionally flat. As a result, in addition to the other funding sources, the Company also reduced its liquid investments in federal funds sold by $5,600,000 to take advantage of the interest rate environment.

     The carrying value of the Company's investment portfolio decreased by $13,461,000 in 1995. The decrease in 1995 was largely due to loan growth at the subsidiary banks.

     The amortized cost and estimated market value of the Company's available for sale and held to maturity debt securities at December 31, 1996, 1995, and 1994 are shown below:




                                                       (in thousands)
                                      1996                 1995                  1994
                              --------------------  --------------------  --------------------
                                         ESTIMATED             Estimated             Estimated
                              AMORTIZED   MARKET    Amortized   Market    Amortized   Market
                                COST       VALUE      Cost       Value      Cost       Value
                              ---------  ---------  ---------  ---------  ---------  ---------
AVAILABLE FOR SALE:
  U.S. Treasury securities
     and obligations of U.S.
     Government agencies
     and corporations           $18,861    $18,845    $ 7,569    $ 7,609    $ 9,498    $ 9,249
  Obligations of states and
     political subdivisions         445        451        530        543        731        738
  Other securities                1,279      1,279      1,260      1,262        292        292
                                -------    -------    -------    -------    -------    -------
                                 20,585     20,575      9,359      9,414     10,521     10,279
  Mortgage-backed securities     46,444     46,075     40,981     40,738     43,913     40,858
                                -------    -------    -------    -------    -------    -------
                                $67,029    $66,650    $50,340    $50,152    $54,434    $51,137
                                =======    =======    =======    =======    =======    =======

HELD TO MATURITY:
  U.S. Treasury securities
     and obligations of U.S.
     Government agencies
     and corporations          $ 92,469   $ 92,396   $ 83,086   $ 82,939   $ 93,372   $ 88,624
  Obligations of states and
     political subdivisions      21,709     22,461     21,875     22,822     22,800     22,587
  Other securities                  300        300        471        471        863        847
                               --------   --------   --------   --------   --------   --------
                                114,478    115,157    105,432    106,232    117,035    112,058
  Mortgage-backed securities      6,166      6,220      4,190      4,262      5,063      4,879
                               --------   --------   --------   --------   --------   --------
                               $120,644   $121,377   $109,622   $110,494   $122,098   $116,937
                               ========   ========   ========   ========   ========   ========


     The Company has designated certain debt securities with a market value of approximately $66,650,000 and $50,152,000 as available for sale at December 31, 1996 and 1995, respectively, with the differences of $379,000 and $188,000, respectively, between the market value and amortized cost of such securities being recorded in a valuation reserve. Debt securities with an amortized cost of $120,644,000 and $109,622,000 at December 31, 1996 and 1995, respectively, remain as held to maturity securities, to be used for the Company's longer-term liquidity

Southside Bancshares Corp. and Subsidiaries



needs. The held to maturity securities at December 31, 1996 and 1995 reflected market values of $121,377,000 and $110,494,000, respectively, which represent net unrealized gains of $733,000 and $872,000 in 1996 and 1995, respectively. Because it is not management's intention to sell securities from the portfolio, these gains or losses are not anticipated to be realized by the Company.

     As evidenced by the above information, the market value of the Company's portfolio in relationship to the amortized cost of the portfolio remained relatively stable during 1996 after having improved significantly during 1995. This improvement in 1995 can be attributed to a combination of factors. First, the yield on virtually all investment securities declined during 1995, increasing the market value of the Company's portfolio. Second, because of the 1995 loan growth, the Company purchased very few securities during the falling interest rate environment. Third, many of the investment securities which matured during 1995 had lower yields, thus increasing the average yield of the remaining portfolio. As these securities matured, the unrealized losses which were reflected in the 1994 balances because the security yields were below market levels were eliminated, without any adverse impact to the Company's earnings.

     There were no sales of securities during 1996, 1995, and 1994.

     At December 31, 1996, there were no securities of a single issuer that exceeded 10% of shareholders' equity.

DEPOSITS
     Deposits are the primary funding source for the Company's subsidiary banks and are acquired from a broad base of local markets, including both individual and commercial customers. Total deposits increased $9,709,000 during 1996, after having decreased by $10,526,000 in 1995.

     The 1996 deposit growth was largely in interest-bearing demand deposits and time deposits $100,000 and over. The growth in these two portfolios was partially offset by small declines in noninterest-bearing demand deposits, savings deposits, and time deposits under $100,000. Interest-bearing demand deposits increased by $4,850,000 or 4% during 1996, with the majority of this growth attributable to deposit migration from noninterest-bearing demand and savings deposits. Over the past several years, commercial and retail customers have become more sophisticated in managing their cash positions, and they are also more sensitive to the interest rate being earned on their interest-bearing deposits. As a result, the Company experienced an increase in both NOW and money market accounts. Time deposits $100,000 and over increased $12,929,000 or 35% during 1996. This increase was largely the result of a few larger public fund accounts, for which the Company was the successful bidder. In each case, the Company was not overly aggressive in the pricing of these deposits, and the yields were such that profit margins existed between the rates paid on the deposits and comparable investment securities. While it remains management's general philosophy not to actively pursue these volatile deposits, management is willing to capitalize on opportunities which present themselves throughout the year. The decline in time deposits under $100,000 was largely due to the highly competitive market for these deposits during 1996. Several of the Company's competitors offered a number of special rates throughout the year in an effort to build market share. Management of the Company opted not to pursue the same course of action, because with the decrease in loans during the year, the impact would have been detrimental to the net interest margin.


     The decrease in deposits in 1995 was the result of the sale of Bay-Hermann-Berger and its $21,677,000 in total deposits. Excluding these deposits, the remaining four subsidiary banks experienced deposit growth of $11,151,000. This growth was due to an increase in time deposits. Excluding the time deposits of Bay-Hermann-Berger, time deposits of $100,000 and under increased by $7,725,000 and time deposits over $100,000 increased by $17,428,000. These increases were partially offset by decreases in demand deposits and savings accounts.

Southside Bancshares Corp. and Subsidiaries




Excluding the effects of the Bay-Hermann-Berger sale, noninterest-bearing demand deposits decreased by $6,103,000, savings accounts decreased by $7,899,000, and interest-bearing demand deposits remained relatively unchanged from year to year. Interest rates played a key role in the changing of the deposit mix during 1995, as rates paid on time deposit and money market accounts made them an attractive alternative to savings accounts and other low risk investments.

     The following table shows the breakdown of core deposits and volatile liabilities at December 31, 1996, 1995, and 1994:


                                                      (dollars in thousands)
                                         1996                 1995                     1994
                                  ------------------  ----------------------     ------------------
                                            PERCENT                 Percent                Percent
                                            OF TOTAL                of Total               of Total
                                  AMOUNT    DEPOSITS    Amount      Deposits      Amount   Deposits
                                  --------  --------  -----------  -----------   --------  --------
Noninterest-bearing
    demand deposits               $ 58,046      12%    $ 60,999        13%       $ 71,006     15%
Interest-bearing demand deposits   128,474      28      123,624        27         128,493     28
Savings deposits                    57,115      12       60,134        13          69,853     15
Time deposits under $100,000       174,102      37      176,200        39         179,003     38
                                  --------     ---     --------       ---        --------    ---
        Total core deposits        417,737      89      420,957        92         448,355     96
Time deposits $100,000 and
    over (1)                        49,539      11       36,610         8          19,738      4
                                  --------     ---     --------       ---        --------    ---
        Total deposits            $467,276     100%    $457,567       100%       $468,093    100%
                                  ========     ===     ========       ===        ========    ===


(1) Management considers these to be volatile liabilities.

     The following table shows the amount of time deposits $100,000 and over by time remaining until maturity at December 31, 1996, 1995, and 1994:


                                               (in thousands)
                                         1996     1995       1994
                                         ----     ----       ----

        Three months or less            $12,899   $17,039    $ 4,290
        Over three through six months    19,850     9,723      4,013
        Over six through twelve months   11,904     4,016      5,580
        Over twelve months                4,886     5,832      5,855
                                        -------   -------    -------
                                        $49,539   $36,610    $19,738
                                        =======   =======    =======


     The following table reflects the average daily balances, by category, at December 31, 1996, 1995, and 1994, and their weighted average interest rates for the respective years:




                                                     (dollars in thousands)
                                        1996                1995                      1994
                                  ---------------    ------------------------  -----------------
                                  AVERAGE   AVERAGE  Average      Average      Average   Average
                                  BALANCE   RATE     Balance      Rate         Balance   Rate
                                  --------  -------  -----------  -----------  --------  -------
Noninterest-bearing demand
    deposits                      $ 54,965      -  %    $ 59,162     -   %       $ 69,536    -  %
Interest-bearing demand deposits   123,924     3.33      120,098    3.41          127,532   2.67
Savings deposits                    60,332     2.53       64,381    2.62           72,727   2.54
Time deposits under $100,000       175,239     5.40      176,943    5.36          182,462   4.47
Time deposits $100,000 and over     41,456     5.18       29,270    5.40           15,724   4.32
                                  --------     ====     --------    ====         --------   ====
                                  $455,916              $449,854                 $467,981
                                  ========              ========                 ========


SHORT-TERM BORROWINGS
     Short-term borrowings are an alternative to other funding sources and consist primarily of federal funds purchased, securities sold under agreements to repurchase, U.S. Treasury tax and loan notes, and other short-term

Southside Bancshares Corp. and Subsidiaries




borrowings. These sources of funding are utilized primarily by South Side National Bank and the Company itself. Depending on funding requirements and liquidity strategies employed by the Company's Asset/Liability Management Committee, these funds are used on a short-term basis. Short-term borrowings increased during 1996 due to the addition of two commercial repurchase agreements. Short-term borrowings decreased substantially during 1995 largely due to the payoff of a $2,250,000 obligation of the parent company. The funds for this debt reduction were provided by the sale of Bay-Hermann-Berger.

     The following table is a summary of short-term borrowings at December 31, 1996, 1995, and 1994:




                                                     (in thousands)
                                            1996       1995        1994
                                            ----       ----        ----
        Federal funds purchased             $    -       $  -     $  200
        Securities sold under agreements
            to repurchase                    1,623        307        362
        U.S. Treasury tax and loan notes         -        472        555
        Other short-term borrowings              -          -      2,261
                                            ------       ----     ------
                                            $1,623       $779     $3,378
                                            ======       ====     ======


     The average daily balances, weighted average daily interest rates, maximum month-end amounts outstanding, and average interest rates at year-end for short-term borrowings were as follows:



                                                 (dollars in thousands)
                                    1996                 1995                   1994
                               --------------  ------------------------   ----------------
                               AVERAGE AVERAGE     Average      Average    Average  Average
                               BALANCE  RATE       Balance       Rate      Balance   Rate
                               ------  -----    ----------   ---------    -------  -------
Federal funds purchased         $  188     5.85%      $  399      5.76%   $  104     3.85%
Securities sold under
    agreements to
    repurchase                     893     4.37          747      4.82     1,121     3.30
U.S. Treasury tax and loan
    notes                          703     5.97        1,333      5.40       215     3.72
Other short-term borrowings          -        -          479      8.77     2,565     7.99
                                ------     ====       ------      ====    ------     ====
                                $1,784                $2,958              $4,005
                                ======                ======              ======
Total maximum short-term
    borrowings outstanding
    at any month-end during
    the year                    $3,308                $8,161              $4,546
                                ======                ======              =======
Average short-term borrowings
    rate at end of year                    4.85%                  6.70%              6.59%
                                           ====                   ====               ====


ASSET/LIABILITY MANAGEMENT
     The Company's overall goal in asset/liability management is to achieve a reasonable balance of rate-sensitive assets with rate-sensitive liabilities in order to minimize the impact of changing rates on net income. As assets and liabilities tend to become more rate sensitive, whether due to customer demands or Company initiatives, it becomes more important that rates earned are matched with rates paid, and that repricing dates are matched so the next earning interval will have both components at current rates. Assets and liabilities that mature or are repriced in one year or less are considered in the financial services industry to be "rate sensitive." This means that as rates in the marketplace change, the rates on these assets or liabilities will soon be impacted. Given a reasonably balanced rate sensitivity position if rates are increasing, the Company will have more interest income and more interest expense. Conversely, if rates are decreasing, the Company will have less interest income and less interest expense.

Southside Bancshares Corp. and Subsidiaries




     Short-term interest rate sensitive positions are critical in managing net interest income, as they have an immediate impact on earnings during periods of changing interest rates. Interest rate sensitivity is measured by interest-sensitive gaps defined as the difference between interest-sensitive assets and interest-sensitive liabilities within any specific time period. A positive or negative interest-sensitive gap demonstrates the relative exposure to interest rate movements. To the extent that these gaps are close to zero, net interest income is protected from interest rate fluctuations for the specific time period being examined. Examples of interest-sensitive assets and liabilities include commercial loans whose interest rates are tied to the prime commercial lending rate and money market deposit accounts whose interest rates are tied to the three-month treasury bill rate. The objective of an interest sensitivity analysis is to measure the potential impact of changes in the levels of market interest rates on net interest income.

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


RATE SENSITIVITY
     Interest rate sensitivity is a key component of asset/liability management and is related to liquidity, because each is affected by maturing assets and sources of funds. Interest sensitivity, however, also takes into consideration those assets and liabilities with interest rates which are subject to change prior to maturity. The objective of interest sensitivity management is to optimize earnings results, while managing, within internal policy constraints, interest rate risk. The Company's policy on interest rate sensitivity is to manage exposure to potential risk associated with changing interest rates by maintaining a balance sheet posture in which annual net income is not significantly affected by interest rate movements. The total absence of risk, as well as excessive risk, can result in less than acceptable returns; therefore, the Company manages its interest sensitivity risk between those two extremes.

     The table on the following page is an analysis of interest sensitive assets and liabilities at December 31, 1996 over various time horizons.
Because such an analysis does not capture many factors which determine interest rate risk, the Company has put more emphasis on the use of a simulation model to measure its exposure to changes in interest rates. Under different rate and growth assumptions, these projections enable the Company to adjust its strategies to protect the net interest margin against significant rate fluctuations. Uniform sensitivity reports and guidelines are used by all subsidiary banks of the Company. Based on the Company's historical analysis, interest-bearing demand and savings deposits have proven to be very stable core deposits even through interest rate fluctuations. Accordingly, management believes these deposits are not 100% rate sensitive within the period of three months or less. As a result, these deposits have been allocated between the four repricing categories as follows: three months or less - 35%, three months through 12 months - 20%, over one year through five years - 25%, and over five years - 20%.

     As reflected on the Repricing and Interest Rate Sensitivity Analysis on the following page, the Company has a well-balanced interest rate sensitivity position. Generally, a one-year gap ratio in a range of .80x - 1.20x indicates an entity is not subject to any undue interest rate risk. The Company's current one-year gap of 1.05x is within an acceptable range.

Southside Bancshares Corp. and Subsidiaries




                REPRICING AND INTEREST RATE SENSITIVITY ANALYSIS

                             (dollars in thousands)

                               December 31, 1996


                                                    OVER      OVER
                                                  3 MONTHS   1 YEAR
                                        3 MONTHS   THROUGH   THROUGH   OVER
                                        OR LESS   12 MONTHS  5 YEARS  5 YEARS   TOTAL
                                        --------  ---------  -------  -------  -------
Interest-earning assets:
   Federal funds sold                   $ 13,500   $   -      $    -    $   -     $ 13,500
   Investments available for sale         15,480     12,297     37,186     1,687    66,650
   Investments held to maturity            7,356     21,126     68,343    23,819   120,644
   Loans, net of unearned discount (1)   129,222     67,469     81,392    16,380   294,463
                                        --------   --------   --------   -------  --------
      Total interest-earning
          assets                         165,558    100,892    186,921    41,886   495,257
                                        --------   --------   --------   -------  -------

Cumulative interest-earning assets       165,558    266,450    453,371   495,257   495,257
                                        --------   --------   --------  --------  -------

Interest-bearing liabilities:
   Interest-bearing demand deposits       44,966     25,695     32,118    25,695   128,474
   Savings deposits                       19,990     11,423     14,279    11,423    57,115
   Time deposits under $100,000           35,763     67,245     71,094       -     174,102
   Time deposits $100,000 and over        14,029     31,753      3,757       -      49,539
   Short-term borrowings                   1,623       -          -          -       1,623
   ESOP debt                               1,779       -          -          -       1,779
                                        --------   --------   --------  --------  --------
      Total interest-bearing
          liabilities                    118,150    136,116    121,248    37,118   412,632
                                        --------   --------   --------  --------  -------

Cumulative interest-bearing
   liabilities                           118,150    254,266    375,514   412,632   412,632
                                        --------   --------   --------  --------  --------

Gap analysis:
   Interest sensitivity gap             $ 47,408   $(35,224)  $ 65,673  $  4,768  $ 82,625
                                        ========   ========   ========  ========  ========
   Cumulative interest
      sensitivity gap                   $ 47,408   $ 12,184   $ 77,857  $ 82,625  $ 82,625
                                        ========   ========   ========  ========  ========

Cumulative gap ratio of interest-
   earning assets to interest-bearing
   liabilities                              1.40X      1.05X      1.21X    1.20X      1.20X
                                            ====       ====       ====     ====       ====



(1) Nonaccrual loans are reported in the "over 1 year through 5 years" column.

LIQUIDITY
     The Company's Asset/Liability Management Committee also formulates guidelines for and monitors the composition of assets and liabilities. The objective is to meet earnings goals by producing the optimal yield and maturity mix consistent with interest rate expectations and projected liquidity needs.

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

Southside Bancshares Corp. and Subsidiaries





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


CAPITAL RESOURCES
     A strong capital base is vital to any banking organization as capital provides a solid foundation for anticipated future asset growth and promotes depositor and investor confidence.

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

     Capital itself is categorized into two types: Tier I and Tier II. Tier I capital elements include total shareholders' equity less goodwill and exclude the effects of net unrealized gains or losses on available-for-sale securities. Tier II capital includes other supplementary capital elements, subject to certain limitations, such as mandatory convertible notes, subordinated debt, and the allowance for possible loan losses. The maximum amount of the allowance for possible loan losses which can be included as Tier II capital is 1.25% of risk-weighted assets.

     The capital guidelines require banking organizations to maintain a minimum total capital ratio of 8% (of which at least 4% must be Tier I capital). The Company's total capital ratios under the risk-weighted guidelines at December 31, 1996 and 1995 were 17.88% and 16.20%, respectively, which included Tier I capital ratios of 16.62% and 14.94%, respectively. In addition, the Company and its subsidiary banks must maintain a minimum

Southside Bancshares Corp. and Subsidiaries




Tier I leverage ratio (Tier I capital to adjusted total assets) of at least 3%. The Company's Tier I leverage ratios were 10.12% and 9.27% at December 31,
1996 and 1995, respectively. These ratios are well above the minimum risk-weighted capital requirements.

     All of the subsidiary banks of the Company also exceeded the various regulatory capital requirements at December 31, 1996, 1995, and 1994. Management reviews the various capital measures monthly to ensure that they are within internal guidelines and within external guidelines as established by law, and management believes that the Company's current capital position is adequate to support its banking operations.

     The following is a summary of data and ratios pertaining to the Company's capital position at December 31, 1996, 1995, and 1994:


                                                   (dollars in thousands)
                                             1996     1995         1994
                                             -------  -----------  -----------

  RISK-BASED CAPITAL:
     Tier I capital                         $ 52,778     $ 47,030     $ 39,583
     Total capital                            56,767       50,986       47,701
     Risk-weighted assets                    317,494      314,770      311,063
  RISK-BASED CAPITAL RATIOS:
     Tier I capital to risk-weighted assets   16.62%       14.94%       12.73%
     Minimum requirement                        4.00         4.00         4.00
     Total capital to risk-weighted assets     17.88        16.20        15.33
     Minimum requirement                        8.00         8.00         8.00
                                            ========     ========     ========

  TIER I CAPITAL:
     Tier I capital                         $ 52,778      $47,030     $ 39,583
     Average fourth quarter total
       consolidated assets less
       intangibles                           521,523      507,108      515,185
  LEVERAGE CAPITAL RATIOS:
     Tier I capital to average total
       consolidated assets less
       intangibles                             10.12%        9.27%        7.68%
     Minimum requirement                        3.00         3.00         3.00
                                             =======       ======      =======




                             RESULTS OF OPERATIONS

EARNINGS SUMMARY
     The consolidated net income of the Company was $6,158,000, $6,734,000, and $5,014,000 for the years ended December 31, 1996, 1995, and 1994, respectively, which resulted in net income per common share of $2.27, $2.55, and $1.93 in each of those years. The results for 1996 represent the third consecutive year in which the Company has achieved record core net earnings. Net income in 1995 included the effects of two nonrecurring items which totaled $1,370,000. Excluding the effects of these two nonrecurring items, core net earnings were $5,364,000 for the year. The increase in core net earnings was $794,000, or 15%, $350,000, or 7%, and $1,973,000, or 65%, in 1996, 1995, and 1994, respectively. During this three-year period, core net earnings have more than doubled. The net income in 1996 results in a return on average assets (ROA) of 1.20%, compared to 1.33% and .97% in 1995 and 1994, respectively. In addition, the return on average shareholders' equity (ROE) in 1996 was 12.27%, compared to 15.47% and 13.48% in 1995 and 1994, respectively. The ROA and ROE in 1995, excluding the effects of the nonrecurring items, would have been 1.06% and 12.32%, respectively. The decline in the ROE over the past three years is largely due to the Company's strengthened capital position.

     As previously discussed, 1995 net income was impacted by two nonrecurring items. The first of the two nonrecurring items was a litigation settlement received by the Company's lead bank, South Side National Bank, and the second was the gain recognized on the sale of Bay-Hermann-Berger. These transactions are discussed in greater detail in the Noninterest Income section of this report. The remainder of the increase in 1995 net income was largely due to an increase in net interest income.


NET INTEREST INCOME
     Net interest income on a tax-equivalent basis increased by $584,000 and $298,000 in 1996 and 1995, respectively, after decreasing by $364,000 in 1994. The increase in 1996 was due to increased earnings on investment securities and short-term investments, which were partially offset by a decrease in interest income on loans and an increase in interest expense on deposits. The $736,000 increase in the tax-equivalent interest earned on investment securities was due to a combination of an increase in the average balance outstanding during the year and an increase in the average yield in the portfolio. Because of the deposit growth experienced during the year and a slight decline in average loans outstanding, the Company had more funds available to purchase securities during 1996. In addition, favorable interest rate spreads between short-term rates and securities with maturities in the two to five year range made securities more attractive and contributed to the increase in the overall portfolio yield. The decline in loan interest was due to the decrease in the average balance, while the increase in interest expense was largely due to deposit growth. The average rate paid on almost all of the Company's deposit products declined during 1996; however, an increase in the average balance of time deposits $100,000 and over caused the overall interest expense to increase. As indicated previously, the Company was not overly aggressive in pricing these larger deposit relationships, as evidenced by the fact that while the average balance outstanding increased more than $12 million, the average rate paid on these deposits declined 22 basis points from 5.40% in 1995 to 5.18% in 1996.

     The increase in 1995 was the result of an improvement in the net interest margin, which more than offset the decrease in interest-earning assets caused by the Bay-Hermann-Berger sale. The Company's net interest margin improved to 4.41% in 1995 from 4.27% in 1994. This improved net interest margin was due to a shift in the Company's asset mix. Although the Company had seen continued shrinkage in the loan portfolio and growth in the low-yielding investment securities portfolio in previous years, the reverse was true in 1995. Average loans, with an average yield of 9.19%, increased by $2,731,000, while investments in taxable debt securities, with an average yield of 5.84%, decreased by $13,278,000. This shift in asset mix contributed to the increase in the overall yield on interest-earning assets.

Southside Bancshares Corp. and Subsidiaries




         CONSOLIDATED AVERAGE BALANCE SHEETS AND AVERAGE INTEREST RATES


                                                              (dollars in thousands)
                                                              YEAR ENDED DECEMBER 31,
                                                      -----------------------------------
                                                                    1996
                                                      -----------------------------------
                                                                                  AVERAGE
                                                                    INTEREST       RATES
                                                        AVERAGE     INCOME/       EARNED/
                                                        BALANCE     EXPENSE        PAID
                                                        -------    --------      -------
ASSETS:
    Loans, net of unearned discount (1) (2) (3)         $295,683     $  27,164     9.19%
    Investments in debt securities:
      Taxable (4)                                        148,780         8,917     5.99
      Exempt from Federal income taxes (3) (4)            22,943         1,918     8.36
    Short-term investments                                18,744           994     5.30
                                                        --------        ------
            Total interest-earning assets/
                interest income/overall yield (3)        486,150        38,993     8.02
                                                                        ------     ====
    Allowance for loan losses                             (5,646)
    Cash and due from banks                               15,317
    Other assets                                          19,169
                                                        --------
            TOTAL ASSETS                                $514,990
                                                        ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
    Interest-bearing demand deposits                    $123,924         4,125     3.33%
    Savings deposits                                      60,332         1,529     2.53
    Time deposits under $100,000                         175,239         9,462     5.40
    Time deposits $100,000 and over                       41,456         2,148     5.18
    Short-term borrowings                                  1,784            92     5.16
    ESOP debt                                              2,060           170     8.25
    Subordinated capital notes                                 -             -        -
                                                        --------        ------
            Total interest-bearing liabilities/
                interest expense/overall rate            404,795        17,526     4.33
                                                                        ------     ====
    Noninterest-bearing demand deposits                   54,965
    Other liabilities                                      5,038
    Shareholders' equity                                  50,192
                                                        --------
            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $514,990
                                                        ========
NET INTEREST INCOME                                                  $  21,467
                                                                        ======
NET INTEREST MARGIN ON AVERAGE INTEREST-EARNING ASSETS                             4.42%
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

Southside Bancshares Corp. and Subsidiaries




                            (dollars in thousands)
                           Years ended December 31,
     ----------------------------------------------------------------------
                 1995                                   1994
     ---------------------------           --------------------------------

                         Average                                    Average
               Interest  Rates                         Interest      Rates
     Average   Income/   Earned/           Average      Income/     Earned/
     Balance   Expense   Paid              Balance      Expense      Paid
     -------   -------   ------            -------     --------     -------

     $297,480   $27,331   9.19%           $294,749     $ 24,483      8.31%

      140,073     8,175   5.84             153,351        8,484      5.53
       22,273     1,924   8.64              21,655        1,870      8.64
       13,708       788   5.75              11,949          501      4.19
     --------  --------                   --------     --------

      473,534    38,218   8.07             481,704       35,338      7.34
               --------   ====                         --------      ====
       (6,175)                              (8,095)
       17,356                               22,079
       20,015                               21,927
     --------                             --------
     $504,730                             $517,615
     ========                             ========

     $120,098     4,095   3.41%           $127,532        3,409      2.67%
       64,381     1,685   2.62              72,727        1,848      2.54
      176,943     9,491   5.36             182,462        8,158      4.47
       29,270     1,582   5.40              15,724          679      4.32
        2,958       173   5.85               4,005          255      6.37
        2,160       190   8.80                 -              -         -
        1,233       119   9.65               4,190          404      9.65
     --------  --------                   --------     --------

      397,043    17,335   4.37             406,640       14,753      3.63
               --------   ====                         --------      ====
       59,162                               69,536
        4,997                                4,247
       43,528                               37,192
     --------                             --------
     $504,730                             $517,615
     ========                             ========
                $20,883                                $ 20,585
               ========                                ========
                          4.41%                                      4.27%
                          ====                                       ====

Southside Bancshares Corp. and Subsidiaries




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

                                                             (in thousands)
                                                         Years ended December 31,
                                  ----------------------------------------------------------------------
                                        1996 COMPARED TO 1995                1995 Compared to 1994
                                  ----------------------------------  ----------------------------------
                                                INCREASE (DECREASE)                Increase (Decrease)
                                                 DUE TO CHANGE IN                   Due to Change in
                                     NET      ----------------------     Net      ----------------------
                                   INCREASE    AVERAGE     AVERAGE     Increase     Average     Average
                                  (DECREASE)    VOLUME       RATE     (Decrease)    Volume       Rate
                                 -----------  ---------   ----------  -----------  --------    --------

Changes in interest income on:
   Loans                             $ (167)     $ (167)     $   -      $2,848      $  229      $2,619
   Investment securities:
      Taxable                           742         525         217       (309)       (765)        456
      Exempt from Federal income
        taxes                            (6)         57         (63)        54          54           -
   Short-term investments               206         272         (66)       287          81         206
                                     ------      ------      ------     ------      ------      ------
        TOTAL INTEREST INCOME           775         687          88      2,880        (401)      3,281
                                     ------      ------      ------     ------      ------      ------
Changes in interest expense on:
   Interest-bearing demand
      deposits                           30         128         (98)       686        (209)        895
   Savings deposits                    (156)       (101)        (55)      (163)       (219)         56
   Time deposits under $100,000         (29)        (96)         67      1,333        (253)      1,586
   Time deposits $100,000
      and over                          566         633         (67)       903         700         203
   Short-term borrowings                (81)        (62)        (19)       (82)        (66)        (16)
   ESOP debt                            (20)         (9)        (11)       190         190           -
   Subordinated capital notes          (119)       (119)          -       (285)       (285)          -
                                    -------      ------      ------     ------      ------      ------
        TOTAL INTEREST EXPENSE          191         374        (183)     2,582        (142)      2,724
                                    -------      ------      ------     ------      ------      ------
CHANGE IN NET INTEREST INCOME       $   584      $  313      $  271     $  298      $ (259)     $  557
                                    =======      ======      ======     ======      ======      ======


PROVISION FOR POSSIBLE LOAN LOSSES
     The provision for possible loan losses has remained relatively low over the past three years, largely due to the decline in the level of nonperforming assets. The provision for possible loan losses was $60,000 in 1996 compared to $70,000 and $193,000 in 1995 and 1994, respectively. In addition to the decline in the level of nonperforming assets, a significant reduction in net charge-offs has also contributed to the lower loan loss provisions.

NONINTEREST INCOME
     Noninterest income decreased by $2,112,000 during 1996 as a result of the effects of two nonrecurring items which were included in other income in 1995. In February 1995, the Company settled a lawsuit in which the Company's subsidiary, South Side National Bank, was plaintiff. Under the terms of the settlement agreement executed by the parties, the Bank received a cash payment of $1,400,000, which was offset by remaining legal expenses of approximately $300,000. The legal expenses are included in noninterest expense as a part of "attorney fees." In March 1995, the Company sold its wholly owned subsidiary, Bay-Hermann-Berger, which resulted in a pretax gain to the Company of $825,000. Excluding the effects of these two items, noninterest income increased by $113,000 during 1996 due, in large part, to gains on the sales of other real estate owned.

Southside Bancshares Corp. and Subsidiaries


     Noninterest income increased $2,164,000 during 1995, mainly due to the two nonrecurring items. Excluding the effects of these items, noninterest income declined by $61,000 for the year.


NONINTEREST EXPENSE
     Total noninterest expense declined by $731,000 during 1996, aided largely by a decline in the Federal Deposit Insurance Corporation (FDIC) assessment. In addition to a $848,000 decrease in the FDIC assessments, attorney fees decreased by $120,000, data processing expense was $371,000 lower, and other expense was reduced by $176,000. Offsetting these expense reductions were increases in salaries and benefits and net occupancy and equipment expense. The reduction in the FDIC assessment was due to the substantial rate reduction effected in 1995 when the Bank Insurance Fund reached its federally mandated fully funded level. The reduction in data processing costs was due in part to additional costs associated with the data processing conversion in 1995. The remainder is due to the lower monthly servicing fees now being paid by each of the banks. The increase in net occupancy and equipment expense can be partially attributed to a new facility opened by South Side National Bank in February 1996, as well as additional equipment costs as a result of the 1995 data processing conversion. Management anticipates occupancy expense will continue to grow as additional locations are added and facilities are updated. The increase in salaries and employee benefits was due in large part to normal annual salary increases. In addition, costs associated with the Company's employee benefit plans increased during 1996.

     Noninterest expense increased by $112,000 during 1995, as reductions in salaries and employee benefits and the FDIC assessment were offset by increases in the remainder of the other noninterest expense categories. The reduction in salaries and employee benefits was due to a reduction in the Company's payroll. The reduction in the FDIC assessment was due to the reduction of FDIC assessment rates to the minimum level required by the FDIC for a portion of the year. The increase in occupancy expense was due in part to the Company's decision to outsource security personnel, as well as additional costs of a new facility at the Bank of St. Charles County and major renovations at the State Bank of DeSoto. The increases in equipment and data processing expenses were largely due to the data processing conversion at all four of the Company's banks during 1995. New hardware and software were purchased, both of which has enabled the Company to reduce ongoing data processing expense while increasing the level of products and services offered to customers. Attorney fees increased slightly during 1995; however, excluding the $300,000 in fees associated with the litigation settlement, attorney fees were reduced dramatically during 1995. The increase in other expense was due in part to increased marketing costs, as well as additional expenses associated with the data processing conversion.


INCOME TAXES
     Federal income tax expense was $2,177,000 in 1996 compared to $2,558,000 in 1995 and $1,805,000 in 1994. The changes in Federal income tax expense have been relatively consistent with the changes in pretax income, although the Company's effective tax rate decreased to 26.1% in 1996 from 27.5% in 1995 and 26.5% in 1994. The decrease in the effective tax rate was the result of an increase in tax-exempt loan income, as well as Federal income tax credits received on investments in low-income housing projects. The increase in the effective tax rate in 1995 was due to a substantial increase in pretax income while the level of tax-exempt income remained relatively unchanged.


ACCOUNTING PRONOUNCEMENTS
     In June 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, Accounting for Transfers and Servicing Financial Assets and Extinguishment of Liabilities (SFAS 125). SFAS 125 provides

Southside Bancshares Corp. and Subsidiaries




accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on the consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings.

     SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted.

     Management of the Company does not expect that adoption of SFAS 125 will have a material impact on the Company's financial position, results of operations, or liquidity.


EFFECTS OF INFLATION
     Persistent high rates of inflation can have a significant effect on the reported financial condition and results of operations of all industries. However, the asset and liability structure of a bank is substantially different from that of an industrial company, in that virtually all assets and liabilities of a bank are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a bank's performance. Interest rates do not necessarily move in the same direction, or in the same magnitude, as the prices of other goods and services.

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


FINANCIAL INSTRUMENT MARKET VALUE
     As disclosed in note 14 to the Company's consolidated financial statements, the fair value of financial instrument assets exceeded the balance sheet amounts of those instruments by $6,854,000 and $8,056,000 as of December 31, 1996 and 1995, respectively, while the fair value of financial instrument liabilities was less than the amounts included in the balance sheet by $704,000 as of December 31, 1996 and exceeded the amounts included in the balance sheet by $437,000 as of December 31, 1995.

     Such comparative information reflects the effect of the current rate environment, as well as the Company's asset/liability and credit risk management programs. The fair value estimates are based on existing financial instruments at December 31, 1996 and do not reflect amounts which would be ultimately realized in the normal course of business.

Southside Bancshares Corp. and Subsidiaries




                   COMMON STOCK - MARKET PRICE AND DIVIDENDS

     The Company's common stock is traded on the National Association of Company Securities Dealers, Inc./SmallCap Market System (NASDAQ/SCM) under the symbol SBCO.

     The table below sets forth the high and low bid prices for the Company's common stock for the periods presented.



                                1996                                   1995
                 ----------------------------------     ---------------------------------
QUARTER           1ST     2ND      3RD       4TH          1st      2nd      3rd       4th
Low bid          $19.00  $19.00   $20.25   $20.50       $16.00    $16.00   $17.50  $17.80
High bid          21.00   20.00    20.50    22.75        16.00     17.00    17.80   20.00
Dividends paid
   per common
   share            .10     .12      .13      .15         .065       .10      .10     .10
                 ======  ======   ======   ======       ======    ======   ======  ======


     The market price of the Company's common stock on March 7, 1997 was $23.50 bid, $28.50 asked. The approximate number of shareholders of the common stock of the Company as of March 8, 1997 was 446.


FINANCIAL REPORT
     A copy of the Company's 1996 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, including all exhibits and financial statements thereto, is available without charge to shareholders on written request to Joseph W. Pope, Senior Vice President and Chief Financial Officer, Southside Bancshares Corp., 3606 Gravois Avenue, St. Louis, Missouri 63116.


ANNUAL MEETING OF SHAREHOLDERS
     The Annual Meeting of Shareholders of Southside Bancshares Corp. will be held at 2:00 p.m. on April 27, 1997 at South Side National Bank's Lansdowne facility, which is located at 4666 Lansdowne, St. Louis, Missouri.

     The Company's bylaws require that notice of shareholder nominations for directors at the Company's Annual Meeting of Shareholders must be received by the Secretary of the Company not less than 75 days prior to the date of the Annual Meeting.


TRANSFER AGENT AND STOCK LISTING
     The Company's transfer agent is Boatmen's Trust Company, 510 Locust Street, St. Louis, Missouri 63101, (314) 466-1359 or (800) 456-9852.

     The stock is traded on the NASDAQ SmallCap Market under the symbol SBCO.

                           SOUTHSIDE BANCSHARES CORP.
                              3606 Gravois Avenue
                              St. Louis, MO  63116
                                 (314) 776-7000

                    STATEMENT OF MANAGEMENT'S RESPONSIBILITY
                            FOR FINANCIAL STATEMENTS

                                 March 7, 1997




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

The Audit Committee of the Board of Directors is composed solely of directors who are not employees of the Company. The Committee meets periodically and privately with the independent auditors, the internal auditors, and the financial officers of the Company to review matters relating to the quality of the financial reporting of the Company, the related internal controls, and the scope and results of audit examinations. It is also responsible for recommending the appointment of the Company's independent auditors, subject to shareholder approval.


Thomas M. Teschner                               Joseph W. Pope
President and Chief Executive Officer            Senior Vice President and
                                                 Chief Financial Officer

[KPMG PEAT MARWICK LLP LOGO]


                          INDEPENDENT AUDITORS' REPORT

The Board of  Directors and Shareholders
Southside Bancshares Corp.:

     We have audited the accompanying consolidated balance sheets of Southside Bancshares Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southside Bancshares Corp. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



St. Louis, Missouri
March 7, 1997

                  SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                   (dollars in thousands, except share data)





                               ASSETS                                   1996      1995
                                                                        ----      ----

Cash and due from banks ............................................  $ 17,156  $ 16,912
Short-term investments .............................................    13,500    19,118
Investments in debt securities:
   Available for sale, at market value .............................    66,650    50,152
   Held to maturity, at amortized cost (approximate
     market value of $121,377 in 1996 and $110,494 in 1995) ........   120,644   109,622
                                                                      --------  --------
         Total investments in debt securities ......................   187,294   159,774
                                                                      --------  --------
Loans, net of unearned discount ....................................   294,463   303,824
   Less allowance for possible loan losses .........................    (5,602)   (5,635)
                                                                      --------  --------
         Loans, net ................................................   288,861   298,189
                                                                      --------  --------
Bank premises and equipment ........................................    10,785    10,777
Other assets .......................................................    10,311     8,138
                                                                      --------  --------
         TOTAL ASSETS ..............................................  $527,907  $512,908
                                                                      ========  ========

           LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
   Noninterest-bearing .............................................  $ 58,046  $ 60,999
   Interest-bearing ................................................   409,230   396,568
                                                                      --------  --------
         Total deposits ............................................   467,276   457,567
Short-term borrowings ..............................................     1,623       779
ESOP debt.... ......................................................     1,779     2,987
Other liabilities ..................................................     4,388     4,275
                                                                      --------  --------
         Total liabilities .........................................   475,066   465,608
                                                                      --------  --------
Commitments and contingent liabilities
Shareholders' equity:
   Cumulative preferred stock, no par value, 1,000,000 shares
     authorized and unissued .......................................      -          -
   Common stock, $1 par value, 5,000,000 shares authorized,
     2,859,010 shares issued and outstanding .......................     2,859     2,859
   Surplus. ........................................................     5,819     5,766
   Retained earnings ...............................................    46,448    41,655
   Unearned ESOP shares ............................................    (1,581)   (2,688)
   Treasury stock, at cost, 22,340 and 9,360 shares, respectively ..      (450)     (167)
   Net unrealized losses on available for sale securities ..........      (254)     (125)
                                                                      --------  --------
         Total shareholders' equity ................................    52,841    47,300
                                                                      --------  --------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ................  $527,907  $512,908
                                                                      ========  ========



See  accompanying notes to consolidated financial statements.

                  SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
                   (dollars in thousands, except share data)




                                                                          1996       1995       1994
                                                                          ----       ----       ----
Interest income:
    Interest and fees on loans .....................................  $   26,691   $  27,030   $  24,164
    Interest on investments in debt securities available for sale:
      Taxable ......................................................       3,701       3,238       3,317
      Exempt from Federal income taxes .............................          32          41          44
    Interest on investments in debt securities held to maturity:
      Taxable ......................................................       5,216       4,937       5,167
      Exempt from Federal income taxes .............................       1,234       1,229       1,190
    Interest on short-term investments .............................         994         788         501
                                                                      ----------   ---------  ----------
            TOTAL INTEREST INCOME ..................................      37,868      37,263      34,383
                                                                      ----------   ---------  ----------
Interest expense:
    Interest on deposits ...........................................      17,264      16,853      14,094
    Interest on short-term borrowings ..............................          92         173         255
    Interest on ESOP debt ..........................................         170         190           -
    Interest on subordinated capital notes .........................           -         119         404
                                                                      ----------   ---------  ----------
            TOTAL INTEREST EXPENSE .................................      17,526      17,335      14,753
                                                                      ----------   ---------  ----------
            NET INTEREST INCOME ....................................      20,342      19,928      19,630
Provision for possible loan losses .................................          60          70         193
                                                                      ----------   ---------  ----------
            NET INTEREST INCOME AFTER PROVISION
                FOR POSSIBLE LOAN LOSSES ...........................      20,282      19,858      19,437
                                                                      ----------   ---------  ----------
Noninterest income:
    Trust department ...............................................         918         940         872
    Service charges on deposit accounts ............................       1,256       1,230       1,271
    Net gains (losses) on sales of other real estate owned and other
      foreclosed property ..........................................          29         (88)        226
    Settlement of  litigation ......................................           -       1,400           -
    Gain on sale of Bay-Hermann-Berger Bank ........................           -         825           -
    Other ..........................................................         722         730         504
                                                                      ----------   ---------  ----------
            TOTAL NONINTEREST INCOME ...............................       2,925       5,037       2,873
                                                                      ----------   ---------  ----------
Noninterest expense:
    Salaries and employee benefits .................................       7,463       6,940       7,588
    Net occupancy and equipment expense ............................       2,328       2,067       1,786
    Data processing ................................................         467         838         581
    Federal Deposit Insurance Corporation assessment ...............         138         986       1,207
    Attorney fees ..................................................         376         496         463
    Other ..........................................................       4,100       4,276       3,866
                                                                      ----------   ---------  ----------
            TOTAL NONINTEREST EXPENSE ..............................      14,872      15,603      15,491
                                                                      ----------   ---------  ----------
            INCOME BEFORE FEDERAL INCOME
                TAX EXPENSE ........................................       8,335       9,292       6,819
Federal income tax expense .........................................       2,177       2,558       1,805
                                                                      ----------   ---------  ----------
            NET INCOME .............................................  $    6,158   $   6,734  $    5,014
                                                                      ==========   =========  ==========
SHARE DATA:
    Earnings per common  share .....................................  $     2.27   $    2.55  $     1.93
                                                                      ==========   =========  ==========
    Dividends paid per common share ................................  $      .50   $    .365  $      .18
                                                                      ===========  =========  ==========
    Average common shares outstanding ..............................    2,712,775  2,643,890   2,591,440
                                                                      ===========  =========  ==========

                                      29

See accompanying notes to consolidated financial statements.

                  SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
                   (dollars in thousands, except share data)





                                                                                          NET
                                                                                        UNREALIZED
                                                                                         GAINS
                                                                                       (LOSSES) ON
                                                                  UNEARNED              AVAILABLE
                                       COMMON           RETAINED    ESOP    TREASURY    FOR SALE
                                       STOCK   SURPLUS  EARNINGS   SHARES    STOCK     SECURITIES       TOTAL
                                       ------  -------  --------  --------  --------  -------------     -----
BALANCE AT DECEMBER 31, 1993 ........  $2,591   $1,698   $31,343     $  -     $  -       $   470     $ 36,102
Net income ..........................       -        -     5,014        -        -             -        5,014
Cash dividends paid ($.180 per
    share) ..........................       -        -      (467)       -        -             -         (467)
Change in net unrealized
    losses on available for sale
    securities, net of  tax effect ..       -        -         -        -        -        (2,647)      (2,647)
                                       ------  -------  --------  --------   -----      --------     --------
BALANCE AT DECEMBER 31, 1994 ........   2,591    1,698    35,890        -        -        (2,177)      38,002
Net income ..........................       -        -     6,734        -        -             -        6,734
Cash dividends paid ($.365 per
    share) ..........................       -        -     (969)        -        -             -         (969)
Issued 266,680 common shares ........     267    4,000         -        -        -             -        4,267
Exercise of stock options
    (890 shares) ....................       1       11         -        -        -             -           12
Purchase of 186,670 common
    shares by ESOP ..................       -        -         -   (2,987)       -             -       (2,987)
Allocation of 18,670 shares to
    ESOP participants ...............       -       57         -      299        -             -          356
Purchase of 9,360 common shares
    for treasury ....................       -        -         -        -     (167)            -         (167)
Change in net unrealized
    losses on available for sale
    securities, net of  tax effect ..       -        -         -        -        -         2,052        2,052
                                       ------  -------  --------  --------  ------      --------     --------
BALANCE AT DECEMBER 31, 1995 ........   2,859    5,766    41,655   (2,688)    (167)         (125)      47,300
Net income ..........................       -        -     6,158        -        -             -        6,158
Cash dividends paid ($.50 per
    share) ..........................       -        -    (1,365)       -        -             -       (1,365)
Allocation of 12,354 shares to
    ESOP participants ...............       -       53         -      198        -             -          251
Purchase of  56,814 shares by ESOP
    participants ....................       -        -         -      909        -             -          909
Purchase of  12,980 common shares
    for treasury ....................       -        -         -        -     (283)            -         (283)
Change in net unrealized
    losses on available for sale
    securities, net of tax effect ...       -        -         -        -        -          (129)        (129)
                                       ------  -------  --------  -------  -------      --------     --------
BALANCE AT DECEMBER 31, 1996 ........  $2,859   $5,819  $ 46,448  $(1,581)   $(450)     $   (254)    $ 52,841
                                       ======  =======  ========  =======  =======      ========     ========



See accompanying notes to consolidated financial statements.

                  SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                 (in thousands)



                                                                             1996      1995      1994
                                                                           --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ...........................................................  $  6,158  $  6,734  $  5,014
   Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation and amortization ..................................     1,920     1,877     2,138
         Provision for possible loan losses .............................        60        70       193
         Provision for deferred income taxes ............................        50       395       565
         Net losses (gains) on sales of other real estate owned and
            other foreclosed property ...................................       (29)       88      (226)
         Gain on sale of Bay-Hermann-Berger .............................         -      (825)        -
         Increase (decrease) in income taxes payable ....................      (381)      571       194
         Decrease (increase) in accrued interest receivable .............       118       111      (237)
         Increase in accrued interest payable ...........................        10       364        37
         ESOP compensation expense ......................................       251       356         -
         Other operating activities, net ................................      (495)     (183)    2,091
                                                                           --------  --------  --------
             Total adjustments ..........................................     1,504     2,824     4,755
                                                                           --------  --------  --------
             NET CASH PROVIDED BY OPERATING ACTIVITIES ..................     7,662     9,558     9,769
                                                                           --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net decrease (increase) in short-term investments ....................     5,618    (9,271)    8,553
   Proceeds from maturities of and principal payments on debt securities:
      Available for sale ................................................     7,984     4,636    14,792
      Held to maturity ..................................................    37,260    23,455    30,679
   Purchases of  debt securities:.
      Available for sale ................................................   (24,729)   (4,700)  (14,636)
      Held to maturity ..................................................   (48,720)  (18,462)  (44,896)
   Purchase of life insurance ...........................................    (1,250)        -         -
   Net decrease (increase) in loans .....................................     7,083   (17,266)    4,027
   Recoveries of loans previously charged off ...........................     1,126       922       935
   Purchases of bank premises and equipment .............................    (1,194)   (2,344)   (1,364)
   Proceeds from sales of other real estate owned .......................       798     1,774     2,582
   Proceeds from sale of Bay-Hermann-Berger, net of cash transferred ....         -     2,213         -
                                                                           --------  --------  --------
             NET CASH PROVIDED BY (USED IN) INVESTING
                 ACTIVITIES .............................................   (16,024)  (19,043)      672
                                                                           --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net decrease in demand and savings deposits ..........................    (1,122)  (14,002)  (13,359)
   Net increase (decrease) in time deposits .............................    10,831    25,153    (2,856)
   Net increase (decrease) in short-term borrowings .....................       844      (138)     (180)
   Payments for ESOP debt ...............................................      (299)        -         -
   Payments for maturing long-term debt .................................         -    (2,250)     (120)
   Payments for subordinated capital notes ..............................         -    (4,190)        -
   Proceeds from issuance of common stock ...............................         -     4,279         -
   Payments to acquire treasury stock ...................................      (283)     (167)        -
   Cash dividends paid ..................................................    (1,365)     (969)     (467)
                                                                           --------  --------  --------
             NET CASH PROVIDED BY (USED IN) FINANCING
                 ACTIVITIES .............................................     8,606     7,716   (16,982)
                                                                           --------  --------  --------
             NET INCREASE (DECREASE) IN CASH AND CASH
                 EQUIVALENTS ............................................       244    (1,769)   (6,541)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ............................    16,912    18,681    25,222
                                                                           --------  --------  --------
CASH AND CASH EQUIVALENTS, END OF YEAR ..................................  $ 17,156  $ 16,912  $ 18,681
                                                                           ========  ========  ========
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest on deposits and borrowings ...............................  $ 17,516  $ 16,971  $ 14,716
      Income taxes ......................................................     2,497     2,026     1,000
                                                                           ========  ========  ========
   Noncash transactions:
      Transfers to other real estate owned in settlement of loans .......  $  1,059  $    989  $    784
      Loans made to facilitate the sale of other real estate owned ......         -       388        91
      Guarantee of ESOP debt ............................................         -     2,987         -
                                                                           ========  ========  ========

See  accompanying notes to consolidated financial statements.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994





NOTE 1 -- SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

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

     The more significant of the Company's accounting policies are set forth below:

CONSOLIDATION
     The consolidated financial statements include the accounts of the Company and its banking subsidiaries, after elimination of all significant intercompany accounts and transactions.

SHORT-TERM INVESTMENTS
     Short-term investments primarily represent federal funds sold.

INVESTMENTS IN DEBT SECURITIES
     At the time of purchase, debt securities are classified into one of three categories: trading, available for sale, or held to maturity. The Company has not and does not intend to hold any trading securities. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

     Available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and reported as a separate component of shareholders' equity until realized. A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

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

INTEREST ON LOANS
     Interest on commercial, real estate mortgage, and installment loans is credited to income based on the principal amount outstanding. Loans are placed on a nonaccrual basis when interest is past due 90 days or more and when, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, interest accrued in the current year but not collected is charged against current income, with any prior year interest accrued and unpaid charged against the allowance for possible loan losses. Subsequent interest payments received on such loans are applied to principal if there is any doubt as to the collectibility of such principal; otherwise, such receipts are recorded as interest

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


income. Loans are returned to accrual status only when borrowers have brought all past-due principal and interest payments current and, in the opinion of management, the borrowers have demonstrated the ability to make future payments of principal and interest as scheduled.

     Loan origination fees and costs, which management considers to be insignificant, are recognized as incurred.

ALLOWANCE FOR POSSIBLE LOAN LOSSES
     The allowance for possible loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance for possible loan losses is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of current economic conditions, changes in the character and size of the loan portfolio, portfolio risk characteristics, prior loss experience, and results of periodic credit reviews of the loan portfolio.

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

     A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan must be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical method used, the Company measures impairment based on the fair value of the collateral when the creditor has determined foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

BANK PREMISES AND EQUIPMENT
     Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over periods of 10 to 40 years for buildings and 3 to 15 years for furniture and equipment. Rents collected under lease agreements for space in subsidiary bank buildings are credited to occupancy expense in the noninterest expenses category.

OTHER REAL ESTATE OWNED
     Other real estate owned, included in other assets in the accompanying consolidated balance sheets, represents property acquired through foreclosure or deeded to the Company's banking subsidiaries in lieu of foreclosure on real estate loans for which the borrowers have defaulted as to payment of principal and interest. Other real estate owned is recorded on an individual asset basis at the lower of fair value minus estimated selling costs, or fair value at the date of acquisition (cost). If the fair value minus estimated selling costs is less than cost, the deficiency is recorded in a valuation reserve account through a charge against income. Subsequent increases in the fair value minus estimated selling costs are recorded through a reversal of the valuation reserve, but not below zero.

     Gains and losses resulting from the sale of other real estate owned are credited or charged to current period earnings. Costs of maintaining and operating other real estate owned are expensed as incurred and expenditures to complete or improve other real estate owned properties are capitalized if the expenditures are expected to be recovered upon ultimate sale of the property.

INTANGIBLE ASSETS
     Intangible assets, consisting primarily of goodwill and a core deposit base premium, are included in other assets in the consolidated balance sheets. Goodwill, the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over 15 years. The core deposit base premium is being amortized over 10 years, the estimated life of the deposit base acquired.

INCOME TAXES
     The Company and its subsidiary banks file consolidated income tax returns. Provisions for income taxes are based on the tax effects of transactions which are included in the determination of pretax accounting income.

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

TRUST ASSETS
     Assets held by the Company's national banking subsidiary in a fiduciary or agency capacity for customers are not included in the consolidated financial statements, as such items are not assets of the Company or its subsidiaries. Trust department operating expense, included in noninterest expenses on the consolidated statements of income, excludes salaries and employee benefits of trust department personnel.

STOCK OPTION PLAN
     On January 1, 1996, the Company adopted Statement of Financial
Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS
123), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 also allows entities to continue to apply the provision of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and later years as if the fair value based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS 123.

EARNINGS PER COMMON SHARE
     Earnings per common share are calculated by dividing net income by the weighted average number of shares of common stock outstanding during each year. Unexercised stock options are not included as common stock equivalents in the calculation of earnings per share, because they have no material dilutive effect.

CONSOLIDATED STATEMENTS OF CASH FLOWS
     For purposes of the consolidated statements of cash flows, the Company considers cash and due from banks to be cash and cash equivalents.

IMPAIRMENT OF LONG-LIVED ASSETS AND
LONG-LIVED ASSETS TO BE DISPOSED OF
     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996, which requires long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

TRANSFERS AND SERVICING FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES
     In June 1995, the Financial Accounting Standards Board (FASB) issued
SFAS No. 125, Accounting for Transfers and Servicing Financial Assets and Extinguishment of Liabilities (SFAS 125). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on the consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management of the Company does not expect that adoption of SFAS 125 will have a material impact on the Company's financial position, results of operations, or liquidity.

RECLASSIFICATIONS
     Certain prior year information has been reclassified to conform with the current year presentation.

NOTE 2 -- INVESTMENTS IN DEBT
SECURITIES
     The amortized cost and estimated market values of debt securities classified as available for sale at December 31, 1996 and 1995 are as follows:


                                         (in thousands)
                                              1996
                               ------------------------------------
                                        GROSS UNREALIZED
                               AMOR-       HOLDING        ESTIMATED
                               TIZED    ----------------    MARKET
                               COST     GAINS    LOSSES     VALUE
                               -------  ------   -------  ---------
            U.S. Treasury
               securities and
               obligations of
               U.S. Govern-
               ment agencies
               and corpora-
               tions           $18,861  $  51    $ (67)     $18,845
            Obligations of
               states and
               political
               subdivisions        445     6         -          451
            Mortgage-backed
               securities       46,444   132      (501)      46,075
            Other securities     1,279     -         -        1,279
                               -------  ----     -----     --------
                               $67,029  $189     $(568)     $66,650
                               =======  ====     =====     ========



SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


                                    (in thousands)
                                         1995
                        --------------------------------------
                                  Gross Unrealized
                         Amor-        Holding        Estimated
                         tized   ------------------   Market
                         Cost     Gains     Losses     Value
                        -------  --------  --------  ---------
     U.S. Treasury
        securities and
        obligations of
        U.S. Govern-
        ment agencies
        and corpora-
        tions           $ 7,569      $ 67    $ (27)    $ 7,609
     Obligations of
        states and
        political
        subdivisions        530        13         -        543
     Mortgage-backed
        securities       40,981       205      (448)    40,738
     Other securities     1,260         2         -      1,262
                        -------  --------  --------  ---------
                        $50,340      $287    $ (475)   $50,152
                        =======  ========  ========  =========

     The amortized cost and estimated market value of debt securities classified as available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                     (in thousands)
                                    AMOR-   ESTIMATED
                                   TIZED     MARKET
                                    COST      VALUE
                                   -------  ---------
     Due in one year or less       $ 4,844    $ 4,859
     Due after one year through
       five years                   15,225     15,208
     Due after five years through
       ten years                       416        408
     Due after ten years               100        100
     Mortgage-backed securities     46,444     46,075
                                   -------  ---------
                                   $67,029    $66,650
                                   =======  =========

     The amortized cost and estimated market values of debt securities classified as held to maturity at December 31, 1996 and 1995 are as follows:

                                     (in thousands)
                                           1996
                           -------------------------------------
                                    GROSS UNREALIZED
                           AMOR-        HOLDING       ESTIMATED
                           TIZED     ---------------    MARKET
                           COST      GAINS    LOSSES    VALUE
                           --------  ------   ------- ---------
     U.S. Treasury
        securities and
        obligations of
        U.S. Govern-
        ment agencies
        and corpora-
        tions              $ 92,469  $  354    $(427)  $ 92,396
     Obligations of
        states and
        political
        subdivisions         21,709     774      (22)    22,461
     Mortgage-backed
        securities            6,166      73      (19)     6,220
     Other debt
        securities              300       -        -        300
                           --------  ------   ------   --------
                           $120,644  $1,201    $(468)  $121,377
                           ========  ======   ======   ========

                                    (in thousands)
                                         1995
                        ---------------------------------------
                                  Gross Unrealized
                         Amor-         Holding       Estimated
                         tized    ------------------   Market
                          Cost     Gains     Losses     Value
                        --------  --------  --------  ---------
     U.S. Treasury
        securities and
        obligations of
        U.S. Govern-
        ment agencies
        and corpora-
        tions           $ 83,086    $  433    $(580)   $ 82,939
     Obligations of
        states and
        political
        subdivisions      21,875       973      (26)     22,822
     Mortgage-backed
        securities         4,190        72        -       4,262
     Other debt
        securities           471         -        -         471
                        --------    ------    -----    --------
                        $109,622    $1,478    $(606)   $110,494
                        ========    ======    =====    ========


     The amortized cost and estimated market value of debt securities classified as held to maturity at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                   (in thousands)
                                   AMOR-     ESTIMATED
                                   TIZED     MARKET
                                   COST      VALUE
                                   --------  ---------
     Due in one year or less       $ 24,428   $ 24,567
     Due after one year through
        five years                   68,307     68,509
     Due after five years through
        ten years                    20,422     20,661
     Due after ten years              1,321      1,421
     Mortgage-backed securities       6,166      6,219
                                   --------  ---------
                                   $120,644   $121,377
                                   ========  =========

     There were no sales of debt securities during 1996, 1995, and 1994.

     The carrying value of securities pledged to secure deposits and collateralize borrowings amounted to $56,844,000 and $54,003,000 at December 31, 1996 and 1995, respectively.

NOTE 3 -- LOANS
     Loans, by category, at December 31, 1996 and 1995 are as follows:

                                    (in thousands)
                                    1996      1995
                                    ----      ----
     Commercial, financial,
        and agricultural         $ 62,016  $ 62,214
     Real estate - commercial      82,045    88,321
     Real estate - construction    26,067    15,510
     Real estate - residential     96,039   102,418
     Consumer                      17,304    17,626
     Industrial revenue bonds       6,373     7,789
     Other                          4,619     9,946
                                 --------  --------
                 Total loans      294,463   303,824
     Allowance for loan losses      5,602     5,635
                                 --------  --------
                 Loans, net      $288,861  $298,189
                                 ========  ========

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


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

     The Company's investment in industrial revenue bonds are classified as held to maturity. The estimated market value of these instruments was $4,649,000 and $7,910,000 at December 31, 1996 and 1995, respectively.

     Transactions in the allowance for possible loan losses for the years ended December 31, 1996, 1995, and 1994 were as follows:

                                             (in thousands)
                                          1996     1995     1994
                                          ----     ----     ----
              Balance at beginning of
                 year                    $ 5,635  $ 7,144  $ 8,334
              Provision charged
                 to expense                   60       70      193
              Adjustment due to sale of
                 Bay-Hermann-Berger
                 Bank                          -     (327)       -
              Loans charged off           (1,219)  (2,174)  (2,318)
              Recoveries                   1,126      922      935
                                         -------  -------  -------
              Balance at end of year     $ 5,602  $ 5,635  $ 7,144
                                         =======  =======  =======


     A summary of impaired loans, including nonaccrual loans, at December 31, 1996 and 1995 follows:



                                                 (in thousands)
                                                  1996    1995
                                                 ------  ------

                Nonaccrual loans                 $1,037  $1,811
                Impaired loans continuing
                   to accrue interest             3,528   4,078
                                                 ------  ------
                           Total impaired loans  $4,565  $5,889
                                                 ======  ======

                Allowance for losses on
                   impaired loans                $1,759  $  761
                Impaired loans with no related
                   allowance for loan losses        951   4,078
                Average balance of impaired
                   loans during the year          6,821   5,569
                                                 ======  ======


     As of January 1, 1995, the Company had impaired loans of $5,248,000 for which specific reserves of $733,000 were allocated.

     If interest on nonaccrual loans, including amounts computed on principal balances charged off on such loans, had been accrued, such income would have been $133,000 and $160,000 for the years ended December 31, 1996 and 1995, respectively. The amount recognized as interest income on nonaccrual loans was $27,000 and $66,000 for the years ended December 31, 1996 and 1995, respectively.

     The amount recognized as interest income on other impaired loans continuing to accrue interest was $277,000 and $365,000 for the years ended December 31, 1996 and 1995, respectively.

     There were no restructured loans at December 31, 1996 and 1995.

     Aggregate loan transactions involving executive officers and directors of the Company and its subsidiaries for the year ended December 31, 1996 are summarized below (in thousands). This summary excludes all loans to executive officers and directors whose indebtedness to the Company and its subsidiaries did not exceed $60,000 at any time during 1996.

                 Aggregate balance, December 31, 1995   $ 17,179
                 New loans and advances                   13,885
                 Repayments                              (19,793)
                 Other changes                               813
                                                        --------
                 Aggregate balance, December 31, 1996   $ 12,084
                                                        ========


     Other changes during 1996 represent existing loans to new individuals considered to be executive officers or directors and/or individuals who have resigned from such capacities during the year, net. All such loans to executive officers and directors were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility. There were no loans involving executive officers and directors which were on nonaccrual status or past due 90 days and still accruing interest as of December 31, 1996.

NOTE  4 -- BANK PREMISES AND EQUIPMENT
     Bank premises and equipment at December 31, 1996 and 1995 are as follows:


                                                (in thousands)
                                              1996           1995
                                              ----           ----
             Land                           $ 2,804        $ 2,008
             Buildings                        9,841          9,909
             Furniture and equipment          6,033          6,108
                                            -------        -------
                                             18,678         18,025
             Less accumulated depreciation
                and amortization              7,893          7,248
                                            -------        -------
                                            $10,785        $10,777
                                            =======        =======

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

     Depreciation and amortization of bank premises and equipment charged to noninterest expense amounted to $1,167,000, $960,000, and $886,000 for 1996, 1995, and 1994, respectively.

     Rents collected and credited to net occupancy expense of bank premises amounted to $137,000, $102,000, and $97,000 for 1996, 1995, and 1994,
respectively.

NOTE  5 -- DEPOSITS

     Deposits, by category, at December 31, 1996 and 1995 and the respective weighted average interest rates paid thereon for the years then ended are as follows:


                                      (dollars in thousands)
                                  1996                    1995
                            ------------------      -------------------
                                      AVERAGE                    Average
                            AMOUNT     RATE           Amount      Rate
                            ------     ----           ------      ----
Noninterest-bearing
  demand deposits          $ 58,046     -  %         $ 60,999        -  %
Interest-bearing
  demand deposits           128,474    3.33           123,624       3.41
Savings deposits             57,115    2.53            60,134       2.62
Time deposits:
  Under $100,000            174,102    5.40           176,200       5.36
  $100,000 and over          49,539    5.18            36,610       5.40
                           --------    ====          --------       ====
                           $467,276                  $457,567
                           ========                  ========

     A summary of time deposits as of December 31, 1996 by time remaining until maturity is as follows:

Due in one year or less                   $148,790
Due after one year through two years        47,978
Due after two years through three years     16,292
Due after three years through four years     7,751
Due after four years through five years      2,830
                                          --------
                                          $223,641
                                          ========

     Interest paid on deposits consists of the following for the years ended December 31, 1996, 1995, and 1994:

                                  (in thousands)
                           1996         1995         1994
                          -------     -------       -------
Interest-bearing
  demand deposits         $ 4,125     $ 4,095      $ 3,409
Savings deposits            1,529       1,685        1,848
Time deposits:
  Under $100,000            9,462       9,491        8,158

  $100,000 and over         2,148       1,582          679
                          -------     -------      -------
                          $17,264     $16,853      $14,094
                          =======     =======      =======

NOTE  6 -- SHORT-TERM BORROWINGS
     A summary of short-term borrowings at December 31, 1996 and 1995 is as follows:

                                        (in thousands)
                                       1996         1995
                                       ----         ----
Securities sold under agree-
   ments to repurchase                  $1,623      $307
U.S. Treasury tax and loan notes           -         472
                                        ------      ----
                                        $1,623      $779
                                        ======      ====

     The average balance of securities sold under agreements to repurchase for 1996, 1995, and 1994 was $893,000, $747,000, and $1,121,000. The maximum month-end balance of such borrowings for 1996, 1995, and 1994 was $1,249,000, $1,988,000, and $1,692,000.

NOTE  7 -- ESOP DEBT

     In April 1995, the Company's Employee Stock Ownership Plan borrowed $2,987,000 from an unaffiliated financial institution, the proceeds of which were used to purchase 186,670 shares of the Company's common stock. As discussed more fully in note 10, the debt is guaranteed by the Company and thus is reflected on the Company's consolidated balance sheet. The note is secured by the remaining 111,186 shares of unreleased and released but unallocated shares of the Company's common stock. The debt agreement requires ten equal annual installment payments. During 1996, the first installment payment was made. In addition, a supplemental principal payment of $909,000 was made for the purchase and allocation of 56,814 shares of stock for plan participants under the 401(k) provisions of the plan. The note bears interest at the prime rate, which was 8.25% at December 31, 1996.

NOTE  8 -- SUBORDINATED CAPITAL NOTES

     On April 17, 1995, the Company retired, prior to scheduled maturity, $4,190,000 of 9.65% subordinated capital notes with a stated maturity of October 23, 1995 (Notes), which represented all of the outstanding Notes. In accordance with the provisions of the Notes, the funds necessary to liquidate the securities were provided through the issuance of capital securities in a private placement of the Company's common stock. A total of 266,680 shares of the Company's $1 par value common stock were issued at $16.00 per share.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE  9 -- FEDERAL INCOME TAXES

     The current and deferred portions of Federal income tax expense for 1996, 1995, and 1994 are as follows:

                                      (in thousands)
                              1996         1995          1994
                             ------       -------       -------
Current                      $2,127        $2,163        $1,240
Deferred tax expense             50           395           565
                             ------        ------        ------
    Federal income tax
      expense                $2,177        $2,558        $1,805
                             ======        ======        ======

     A reconciliation of reported Federal income tax expense to income tax expense computed by applying the federal statutory rate of 34% in 1996, 1995, and 1994 to income before Federal income tax expense is as follows:

                                         (in thousands)
                                 1996         1995          1994
                                 ------       -------       -------
Computed income tax
   expense                       $2,834        $3,159        $2,318
Tax-exempt interest income         (674)         (562)         (575)
Other, net                           17           (39)           62
                                 ------        ------        ------
   Federal income tax
      expense                    $2,177        $2,558        $1,805
                                 ======        ======        ======

     The components of deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                                    (in thousands)
                                                1996            1995
                                               -------         -------
Deferred tax assets:
   Allowance for possible loan losses          $1,905          $1,916
   Deferred expense                               214             123
   Write-down of available for sale
     securities                                   123              63
   Other, net                                      28               -
                                               ------          ------
        Total deferred tax assets               2,270           2,102
                                               ------          ------
Deferred tax liabilities:
   Depreciation of premises and
     equipment                                   (390)           (326)
   Discount on debt securities, net              (111)            (60)
   Deferred loan fees                            (163)            (84)
   Other, net                                       -             (36)
                                               ------          ------
        Total deferred tax liabilities           (664)           (506)
                                               ------          ------
        Net deferred tax assets                $1,606          $1,596
                                               ======          ======

     The Company has not established a valuation allowance for deferred tax assets as of December 31, 1996 or 1995 due to management's belief that all criteria for recognition of the assets have been met.

NOTE  10 -- EMPLOYEE BENEFIT PLANS

PENSION
     The Company has a noncontributory pension plan which covers substantially all of its employees. The Company accrues and makes contributions designed to fund normal service costs on a current basis using a projected unit credit cost method and to amortize unfunded past service costs over a period of 30 years.

     Accumulated plan benefit information, as estimated by the consulting actuary, and plan net assets determined as of and for the years ended December 31, 1996 and 1995 are as follows:


                                           (in thousands)
                                         1996          1995
                                         ----          ----
 Actuarial present value of
    benefit obligations:
       Vested benefit obligations       $  790        $  705
                                        ======        ======
       Accumulated benefit
         obligations                    $  834        $  737
                                        ======        ======
       Projected benefit obligation      1,397         1,246
 Plan assets at fair value                 879           856
                                        ------        ------
 Projected benefit obligation in
    excess of plan assets                 (518)         (390)
 Unrecognized portion of net
    transition obligation                  120           148
 Unrecognized net gain                       -          (102)
                                        ------        ------
 Accrued pension cost                   $ (398)       $ (344)
                                        ======        ======

                                               (in thousands)
                                          1996       1995    1994
                                          ----       ----    ----
 Net pension cost included the
    following  components:
       Service cost - benefits
         earned during period              $139      $124   $ 142
       Interest cost on projected
         benefit obligation                  87        89     111
       Return on plan assets                (60)      (52)   (103)
       Net amortization and
         deferral                            22        26      20
                                           ----      ----   -----
               Net periodic pen-
                 sion cost                 $188      $187   $ 170
                                           ====      ====   =====

 Assumptions used were as follows:

                                          1996       1995    1994
                                          ----       ----    ----
 Discount rate in determining
    benefit obligations                     7.0%      7.0%    7.5%
 Rate of increase in compensa-
    tion levels                             4.5       4.5     5.0
 Expected long-term rate on assets          7.0       7.0     7.5
                                            ===       ===     ===

ESOP
  The Company's Board of Directors authorized the adoption of an employee stock ownership plan with 401(k) provisions (ESOP) for substantially all employees of the Company's subsidiary banks. Effective during 1996, the provisions of the Company's 401(k) thrift plan were combined under the ESOP plan.

  In April 1995, the Company leveraged the ESOP plan through a $2,987,000 borrowing from an unaffiliated financial institution, the proceeds of which were used to purchase 186,670 shares of the Company's common stock. The Company now makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends on unallocated shares received by the ESOP are used to pay debt service. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $251,000, $356,000, and $230,000 for the years ended December 31, 1996, 1995, and 1994, respectively. The ESOP shares as of December 31, 1996 were as follows:

                 Allocated shares                       377,134
                 Shares released for allocation          12,354
                 Unreleased shares                       98,832
                                                     ----------
                 Total ESOP shares                      488,320
                                                     ==========
                 Fair value of unreleased shares at
                    December 31, 1996                $2,248,000
                                                     ==========

     In addition, under the 401(k) provisions the ESOP provides for a fifty percent matching contribution by the Company on employee elective deferral amounts up to six percent of annual compensation. The matching contributions charged to expense for the years 1996, 1995, and 1994 were $99,000, $78,000, and $94,000, respectively.

STOCK OPTIONS
     The Company maintains a nonqualified stock option plan under which options to purchase up to 200,000 shares of common stock could be granted to certain executive officers of the Company and its subsidiary banks. Options granted under the plan vest on a pro rata basis over a five-year period and expire at the end of ten years from the date of grant. In 1994, 25,000 options were granted at $11.00 per share. Of the options granted, 2,400 have been exercised, 5,600 have been forfeited, and 17,000 are still outstanding. There were no options granted during 1995. In 1996, 75,000 options were granted at $19.00 per share, all of which remain outstanding as of December 31, 1996, and 100,000 options remain available for future grants.

     The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1996 consistent with the provisions of SFAS 123, the Company's net income and earnings per common share would have been the pro forma amounts indicated below:

                    NET INCOME - AS REPORTED     $6,158,000
                    NET INCOME - PRO FORMA        6,115,000
                    EARNINGS PER COMMON SHARE -
                       AS REPORTED                  2.27
                    EARNINGS PER COMMON SHARE -
                       PRO FORMA                    2.25
                                                 ==========

     Pro forma net income reflects only options granted in 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1996 is not considered.

     The fair value of each option grant for 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants: expected volatility of 30.0%, risk-free interest rate of 6%, expected life of five years, and an expected dividend yield of 2.6%.

     The pro forma information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred or of the future anticipated results of operations of the Company.

NOTE 11 -- SUPERVISION AND
REGULATION
     The Company's subsidiary banks are required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. Restricted funds used to meet regulatory reserve requirements amounted to $3,131,000 and $3,837,000 at December 31, 1996 and 1995, respectively.

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

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

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

     Subsidiary bank dividends are the principal source of funds for the payment of dividends by the Company to its shareholders. By regulation, the Company's national banking subsidiary is prohibited from paying dividends in excess of its current year's net income plus its retained net income from the preceding two years, unless prior regulatory approval is obtained. The subsidiary banks are also required to maintain certain minimum capital ratios, which further limit their ability to pay dividends to the Company. At December 31, 1996, $14,845,000 was available for dividends to the Company without reducing capital of the subsidiary banks below minimum standards.

     The Company's subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company's subsidiary banks must meet specific capital guidelines that involve quantitative measures of the Company's subsidiary banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's subsidiary banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulations to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, the Company and its subsidiary banks meet all capital adequacy requirements to which they are subject.

     As of the most recent notification from regulatory authorities, the subsidiary banks were categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the subsidiary banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the subsidiary banks' categories.

     The Company and subsidiary banks' actual and required capital amounts and ratios as of December 31, 1996 are as follows:


                                                                          To Be
                                                                    Well Capitalized
                                                                          Under
                                                                    Prompt Corrective
                                                  For Capital            Action
                                 Actual        Adequacy Purposes       Provisions
                             ---------------  --------------------  -----------------
                             Amount   Ratio    Amount      Ratio     Amount     Ratio
                             ------   -----    ------      -----     ------     -----
TOTAL CAPITAL (TO RISK-
   (WEIGHTED ASSETS)
      COMPANY                $56,767   17.88%   $25,400     8.00%   $   -        -  %
      South Side National
          Bank in St. Louis   36,406   18.32     15,897     8.00     19,871    10.00
      State Bank of DeSoto     5,929   18.09      2,621     8.00      3,277    10.00
      Bank of Ste.
          Genevieve            9,752   19.77      3,945     8.00      4,931    10.00
      The Bank of
          St. Charles
          County               4,565   14.57      2,506     8.00      3,133    10.00
TIER I CAPITAL (TO RISK-
   (WEIGHTED ASSETS)
      COMPANY                $52,778   16.62%   $12,700     4.00%   $   -        -  %
      South Side National
          Bank in St. Louis   33,906   17.06      7,949     4.00     11,923     6.00
      State Bank of DeSoto     5,518   16.84      1,311     4.00      1,966     6.00
      Bank of Ste.
          Genevieve            9,133   18.52      1,973     4.00      2,959     6.00
      The Bank of
          St. Charles
          County               4,171   13.31      1,253     4.00      1,880     6.00
TIER I CAPITAL (TO ADJUSTED
   (AVERAGE ASSETS)
      COMPANY                $52,778   10.12%   $15,646     3.00%   $   -        -  %
      South Side National
          Bank in St. Louis   33,906   10.19      9,980     3.00     16,633     5.00
      State Bank of DeSoto     5,518   10.22      1,621     3.00      2,701     5.00
      Bank of Ste.
          Genevieve            9,133   10.52      2,604     3.00      4,340     5.00
      The Bank of
          St. Charles
          County               4,171    9.46      1,323     3.00      2,205     5.00

NOTE 12 -- CONDENSED FINANCIAL
INFORMATION OF PARENT COMPANY
     Following are condensed financial statements of Southside Bancshares Corp. (parent company only) for the periods indicated:

                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                                 (in thousands)

                           ASSETS                1996     1995
                                                -------  -------

               Cash                             $   297  $   806
               Investment in subsidiary banks    53,349   49,442
               Other assets                       1,490      299
                                                -------  -------
                      TOTAL ASSETS              $55,136  $50,547
                                                =======  =======

                           LIABILITIES AND
                       SHAREHOLDERS' EQUITY

               ESOP debt                        $ 1,779  $ 2,987
               Other liabilities                    516      260
               Shareholders' equity              52,841   47,300
                                                -------  -------
                      TOTAL LIABILITIES AND
                          SHAREHOLDERS' EQUITY  $55,136  $50,547
                                                =======  =======

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

                         CONDENSED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
                                 (in thousands)

                                             1996    1995    1994
                                            ------  ------  ------
REVENUE:
   Dividends received from
     subsidiary banks                       $3,000  $  239  $1,771
   Gain on sale of Bay-
     Hermann-Berger Bank                         -     825       -
   Other                                       297      91      98
                                            ------  ------  ------
     Total revenue                           3,297   1,155   1,869
                                            ------  ------  ------
EXPENSES:
   Interest expense                            170     351     609
   Other                                     1,558     623     829
                                            ------  ------  ------
     Total expenses                          1,728     974   1,438
                                            ------  ------  ------
     Income before income
       tax benefit and un-
       distributed earnings
       of subsidiary banks                   1,569     181     431
Income tax benefit                             431      52     405
                                            ------  ------  ------
     Income before
       undistributed earnings
       of subsidiary banks                   2,000     233     836
Undistributed earnings of
   subsidiary banks                          4,158   6,501   4,178
                                            ------  ------  ------
     NET INCOME                             $6,158  $6,734  $5,014
                                            ======  ======  ======


                       CONDENSED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
                                 (in thousands)

                                            1996      1995      1994
                                            ----      ----      ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                             $ 6,158   $ 6,734  $ 5,014
   Adjustments to reconcile net income
      to net cash provided by (used in)
      operating activities:
        Undistributed earnings
          of subsidiary banks              (4,158)   (6,501)  (4,178)
        Gain on sale of Bay-
          Hermann-Berger Bank                 -        (825)    -
        Other operating activities, net       688       479      134
                                          -------   -------  -------

              NET CASH PROVIDED
                 BY (USED IN)
                 OPERATING ACTIVITIES       2,688      (113)     970
                                          -------   -------  -------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of life insurance           (1,250)      -       -
      Proceeds from the sale
        of Bay-Hermann-Berger Bank            -       3,145     -
                                          -------   -------  -------

              NET CASH PROVIDED
                 BY (USED IN)
                 INVESTING ACTIVITIES      (1,250)    3,145     -
                                          -------   -------  -------

CASH FLOWS FROM FINANCING  ACTIVITIES:
   Payments for ESOP debt                    (299)      -       -
   Principal reductions
      on notes payable                        -      (6,440)    (420)
   Proceeds from issuance of
      common stock                            -       4,279     -
   Payments to acquire treasury stock        (283)     (167)    -
   Cash dividends paid                     (1,365)     (969)    (467)
                                          -------   -------  -------

              NET CASH USED IN
                 FINANCING ACTIVITIES      (1,947)   (3,297)    (887)
                                          -------   -------  -------

              NET INCREASE (DE-
                 CREASE) IN CASH             (509)     (265)      83
Cash, beginning of year                       806     1,071      988
                                          -------   -------  -------
Cash, end of year                         $   297   $   806  $ 1,071
                                          =======   =======  =======

Supplemental disclosures of cash
   flow information - cash paid
   during the year for:
      Interest on subordinated
        capital notes  and debt           $   170   $   351  $   609
      Income taxes                          2,497     2,026    1,000
      Guarantee of ESOP debt                 -        2,987     -
                                          =======   =======    ======

NOTE 13 -- CONTINGENCIES
     In the normal course of business, the Company had certain litigation pending at December 31, 1996. In the opinion of management, after consultation with legal counsel, none of this litigation will have a material adverse effect on the consolidated financial condition of the Company.

NOTE 14 -- DISCLOSURES ABOUT
FINANCIAL INSTRUMENTS
     The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

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

     Following is a summary of the Company's off-balance-sheet financial instruments at December 31, 1996 and 1995:

                                                 (in thousands)
                                               Contractual Amount
                                               --------------------
                                                 1996       1995
                                               ---------  ---------
            Financial instruments whose
               contractual amounts represent:
                 Commitments to extend
                    credit                      $60,599    $47,070
                 Standby letters of credit        1,984      2,967
                                                =======    =======

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit at December 31, 1996 and 1995, $8,121,000 and $5,904,000 represent fixed rate loan commitments. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


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

     Following is a summary of the carrying amounts and fair values of the Company's financial instruments which were on the consolidated balance sheets at December 31, 1996 and 1995:

                                             (in thousands)
                                        1996                1995
                                 ------------------  ------------------
                                 CARRYING   FAIR     Carrying   Fair
                                  AMOUNT    VALUE     Amount   Value
                                 --------  --------  --------  --------
         Balance sheet assets:
            Cash and due
               from banks        $ 17,156  $ 17,156  $ 16,912  $ 16,912
            Federal funds
               sold                13,500    13,500    19,100    19,100
            Investments in
               debt securities:
                Available
                  for sale         66,650    66,650    50,152    50,152
                Held to
                  maturity        120,644   121,377   109,622   110,494
            Loans, net            288,861   294,982   298,189   305,373
                                 ========  ========  ========  ========
         Balance sheet
            liabilities:
               Deposits          $467,276  $466,572  $457,567  $458,004
               Short-term
                borrowings          1,623     1,623       779       779
               ESOP debt            1,779     1,779     2,987     2,987
                                 ========  ========  ========  ========

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND OTHER SHORT-TERM INSTRUMENTS
     Cash and due from banks, federal funds sold (purchased), securities sold under agreements to repurchase, U.S. Treasury tax and loan notes, and other short-term borrowings are either demand instruments or reprice in a short time period. Accordingly, the carrying amount is a reasonable estimate of fair value.

DEBT SECURITIES
     The fair value of debt securities in which the Company has invested to hold to maturity and investments available for sale are based on quoted market prices or dealer quotes.

LOANS
     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS
     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

ESOP DEBT AND SUBORDINATED CAPITAL NOTES
     The estimate of the fair value of ESOP debt and subordinated capital notes is the carrying value of the instruments. Due to the interest rates and risk characteristics, carrying value is a reasonable approximation of fair value.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
     The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments, and the present creditworthiness of such counterparties. The Company believes such commitments have been made on terms which are competitive in the markets in which it operates; however, no premium or discount is offered thereon and, accordingly, the Company has not assigned a value to such instruments for purposes of this disclosure.

LIMITATIONS
     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


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

NOTE 15 -- SHAREHOLDER
PROTECTION RIGHTS PLAN
     On May 27, 1993, the Company's Board of Directors adopted a Shareholder Protection Rights Plan (the Plan).

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

                  SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                             DIRECTORS AND OFFICERS

SOUTHSIDE BANCSHARES CORP.
     The name and principal occupation or employment of each director and officer of Southside Bancshares Corp. and the name and principal business of any organization by which such person is employed is set forth below:

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




                                    OFFICERS


    THOMAS M. TESCHNER            CAROLE A. MATT                   LAURA L. THOMAS
 President and Chief           Vice President/Compliance   Assistant Secretary to the Board
   Executive Officer             STEVEN D. VOSS                    NEIL P. FINNEGAN
     JOSEPH W. POPE           Vice President and Auditor        Assistant Vice President/
 Senior Vice President and        JOANNE M. SCHNEIDER                Loan Review
  Chief Financial Officer      Secretary to the Board             NANETTE M. BELLER
     DAVID J. ABELN                                               Assistant Auditor
 Vice President/Investments

     The following is a summary description of the four subsidiary banks of Southside Bancshares Corp.

SOUTH SIDE NATIONAL BANK IN ST. LOUIS

     The main office of South Side National Bank in St. Louis is located at 3606 Gravois Avenue, St. Louis, Missouri 63116. Facilities are located at 3420 Iowa Street, St. Louis, Missouri 63118; 9914 Kennerly Road, St. Louis County, Missouri 63128; 8440 Morganford, St. Louis County, Missouri 63123;
4666 Lansdowne, St. Louis, Missouri 63116; 10385 West Florissant,
Ferguson, Missouri 63136; and 11330 Gravois, St. Louis, Missouri 63126. A 24-hour automated teller machine is maintained at St. Anthony's Medical Center, 10010 Kennerly Road, St. Louis County, Missouri 63128. The Bank has 20 drive-in windows and eight 24-hour automated teller machines. The Bank is a member of the BankMate and CIRRUS automated teller networks. The Bank serves St. Louis City and St. Louis County.

     The total assets of the Bank at December 31, 1996 were $338,077,000.
Total deposits at December 31, 1996 were $299,586,000. Total loans at December 31, 1996 were $172,877,000.

                               BOARD OF DIRECTORS

    HOWARD F. ETLING          DOUGLAS P. HELEIN       DANIEL J. QUEEN
 Chairman of the Board        EARLE J. KENNEDY, JR.   RICHARD G. SCHROEDER, SR.
    JOSEPH W. BEETZ           NORVILLE K. MCCLAIN     THOMAS M. TESCHNER
   RALPH CRANCER, JR.

                         ADVISORY BOARD OF DIRECTORS

TIM DRURY                      GENE SCHWARTZ              FLOYD E. WRIGHT
THOMAS H. ETLING               FRANCIS G. SLACK           THOMAS M. TESCHNER
SAMUEL D. ORLANDO, SR.         MALCOLM J. SWEET, JR.      JOSEPH S. WEINMANN
STEVEN C. ROBERTS

                                   OFFICERS


THOMAS M. TESCHNER
   President and Chief Executive
   Officer
WILLIAM E. MUHLKE
   Senior Vice President and
   Comptroller
LAURIE A. PENNYCOOK
   Senior Vice President and Cashier
STEVEN L. RAY
   Senior Vice President and Senior
   Trust Officer
MARK D. SKORNIA
   Senior Vice President and Senior
   Loan Officer
KENNETH E. MARSCHUETZ
   Senior Vice President
JOSEPH W. POPE
   Senior Vice President
CAROLE A. MATT
   Vice President and Compliance
   Officer
DAVID J. ABELN
   Vice President/Investments
DIANE FRAIN
   Vice President/Human Resources
RAYMOND H. BAYER
   Vice President
JAMES A. DEGUIRE
   Vice President
BARBARA E. GLIEDT
   Vice President
COLETTE A. LETENDRE
   Vice President
JUDI M. SCHULZ
   Vice President
DONALD A. SEILER
   Vice President
JEFF BERRY
   Assistant Vice President
GAIL DICKSON
   Assistant Vice President
D.   SUE  DOERING
   Assistant Vice President
CRISTA ELLIOTT
   Assistant Vice President
DONNA M. FELDMANN
   Assistant Vice President
LISA M. FRICK
   Assistant Vice President
CYNTHIA L. GOLDSCHMIDT
   Assistant Vice President
DANNY C. GRAHAM
   Assistant Vice President
PAMELA A. HALE
   Assistant Vice President
DOLORES G. HENSEL
   Assistant Vice President
CONNIE HORNAK
   Assistant Vice President
BRENDA L. HUDDLESTON
   Assistant Vice President
CAROL KAMINSKI
   Assistant Vice President
ELIZABETH A. MCCLANAHAN
   Assistant Vice President
ANNA SMITH-CRAFT
   Assistant Vice President
PAUL L. STEUBE
   Assistant Vice President
LAURA L. STUMPF
   Assistant Vice President
JACQUELINE A. YOCHIM
   Assistant Vice President
JOANNE M. SCHNEIDER
   Secretary to the Board
LAURA L. THOMAS
   Assistant Secretary to the Board

STATE BANK OF DESOTO
     The main office of State Bank of DeSoto is located at 224 S. Main Street, DeSoto, Missouri 63020, and a facility is located at 2000 Rock Road, DeSoto, Missouri 63020. The Bank has two drive-in windows at each location and a 24-hour automated teller machine at the Rock Road facility. The Bank is a member of the BankMate and CIRRUS automated teller networks. The Bank serves Jefferson County, part of Franklin County, Washington County, and St. Francois County.

     The total assets of the Bank at December 31, 1996 were $54,340,000. Total deposits at December 31, 1996 were $48,449,000. Total loans at December 31, 1996 were $38,049,000.

                               BOARD OF DIRECTORS

          ROBERT G. PURCELL                        CLARENCE M. JONES
            Chairman of the Board                  DANIEL J. QUEEN
          CLAUDE J. COOK                           STEVAN H. ROWE
          PAUL F. DICKINSON                        THOMAS M. TESCHNER
          RICHARD B. FRANCIS                       MICHAEL J. WHALEY

                                    OFFICERS

RICHARD B. FRANCIS             TERRY SMITH                    DIANE HUMPHREY
 President and Chief            Assistant Vice President       Assistant Cashier
Executive Officer               and Compliance Officer        PAULINE WILLIAMSON
MARGARET A. ARMBRUSTER         KEVIN L. BOREN                  Assistant Cashier
 Vice President                 Assistant Vice President
BARBARA A. DONTRICH            PHYLLIS POOLE
 Vice President, Cashier, and   Assistant Vice President and
 Security Officer               Secretary to the Board

BANK OF STE. GENEVIEVE
     The main office of Bank of Ste. Genevieve is located at Second and Market Streets in Ste. Genevieve, Missouri 63670, and a facility, Plaza Bank, is located at 710 Parkwood Drive in Ste. Genevieve, Missouri 63670. The Bank has two drive-in windows at the main office and three drive-in windows and a 24-hour automated teller machine at the Plaza Bank location. The Bank is a member of the CIRRUS, Shazam, and PLUS automated teller networks. The Bank serves Ste. Genevieve County.

     The total assets of the Bank at December 31, 1996 were $89,490,000. Total deposits at December 31, 1996 were $79,897,000. Total loans at December 31, 1996 were $51,686,000.

                               BOARD OF DIRECTORS


       HAROLD J. UDING                            CLARENCE J. KERTZ
        Chairman of the Board                     ROY J. PANCHOT
       PATRICK J. UDING                           KENNETH J. REHM
        Secretary to the Board                    THOMAS M. TESCHNER
                                                  GERALD J. TRAUTMAN

                                   OFFICERS



PATRICK J. UDING                          JERRY V. BERGTHOLDT               ANTHONY R. MCNABB
 President & Chief Executive Officer       Assistant Vice President          Assistant Vice President
WILLIAM E. MILES                           and Security Officer             MARY ANN BAUMAN
 Senior Vice President and                MONICA J. KREITLER                 Assistant Cashier
 CRA Officer                               Assistant Vice President and     MARY ELLEN CABRAL
STEPHEN J. ABTS                            Compliance Officer                Executive Secretary
 Vice President and Cashier

THE BANK OF ST. CHARLES COUNTY
     The main office of The Bank of St. Charles County is located at 6004 Highway 94 South, Weldon Springs, Missouri 63304, and a facility is located at 750 First Capitol Drive, St. Charles, Missouri 63301. The Bank has a 24-hour automated teller machine at each location, three drive-in windows in Weldon Spring, and one drive-in window at 750 First Capitol Drive. The Bank is a member of the BankMate and CIRRUS automated teller networks. The Bank services St. Charles County.

     The total assets of the Bank at December 31, 1996 were $44,286,000. Total deposits at December 31, 1996 were $39,732,000. Total loans at December 31, 1996 were $31,851,000.


                               BOARD OF DIRECTORS

          LARRY RICHARDSON                  WILLIAM O. MULLINS
           Chairman of the Board            ALAN D. POHLMAN
          TERRY E. ALEXANDER                DR. HUGO STIERHOLZ
          MAX E. MCGOWAN                    THOMAS M. TESCHNER
          FREDERICK W. DRAKESMITH

                                   OFFICERS

ALAN D. POHLMAN                                JUDY M. BRADY                    LARRY W. NOLTE
  President and Chief                           Vice President and               Assistant Vice President
  Executive Officer                             Security Officer                SUSAN P. FLEMING
CRAIG D. WOOD                                  KAREN A. HOPPER                   Assistant Vice President
  Senior Vice President, Cashier, and           Vice President and
  Secretary to the Board                        Compliance Officer
DON R. HAYNES
  Vice President