Form 10-K, Exhibit 13
period 1997-12-31
SOUTHSIDE BANCSHARES CORP
filed 1998-03-26
CIK 703970

                           SOUTHSIDE BANCSHARES CORP.

                                 Annual Report

                               December 31, 1997

                  (With Independent Auditors' Report Thereon)

                           SOUTHSIDE BANCSHARES CORP.

                               TABLE OF CONTENTS

                                                                                   Page
Letter to Our Shareholders ......................................................   2
Southside Bancshares Corp. - Organization .......................................   4
Financial Highlights ............................................................   5
Management's Discussion and Analysis of Financial Condition
   and Results of Operations ....................................................   6
Statement of Management's Responsibility for Financial Statements ...............  27
Independent Auditors' Report ....................................................  28
Consolidated Financial Statements of Southside Bancshares Corp. and Subsidiaries:
   Balance Sheets ...............................................................  29
   Statements of Income .........................................................  30
   Statements of Shareholders' Equity ...........................................  31
   Statements of Cash Flows .....................................................  32
   Notes to Consolidated Financial Statements ...................................  33
Southside Bancshares Corp. and Subsidiaries - Directors and Officers:
   Southside Bancshares Corp. ...................................................  47
   South Side National Bank in St. Louis ........................................  48
   State Bank of Jefferson County ...............................................  49
   Bank of Ste. Genevieve .......................................................  49
   The Bank of St. Charles County ...............................................  50

LETTER TO OUR SHAREHOLDERS
Southside Bancshares Corp. and Subsidiaries


Dear Shareholders:

     This past year was marked by several significant milestones: the Company achieved its fourth consecutive increase in core annual net earnings, which also represent a new record level for the Company; the quarterly dividend was increased each quarter during 1997; and, on February 25, 1998, the Company entered into a definitive agreement that provides for the acquisition and merger of Public Service Bank, fsb (PSB) with the Company's lead subsidiary bank, South Side National Bank in St. Louis. This acquisition is expected to be completed in the third quarter of 1998 and represents the Company's first acquisition since 1990.

     The Company earned $6,302,000 or $2.30 per common share in 1997, compared to $6,158,000 or $2.27 per share in 1996, which represents an increase of $144,000 or approximately 2% during 1997. This increase in net earnings was largely attributable to an increase in net interest income. The 1997 earnings resulted in a return on average assets (ROA) of 1.18% and a return on average shareholders' equity (ROE) of 11.44%, compared to an ROA of 1.20% and an ROE of 12.27% in 1996. The slight decline in ROA during 1997 was largely the result of growth at the Company's subsidiary banks, as average assets increased $20,819,000 or 4%. Due to four straight years of strong earnings, the ROE also declined slightly. Management and the Board of Directors has taken steps to utilize this excess capital during the year, including the aforementioned acquisition of PSB, increased dividends to shareholders, and the purchase of treasury stock.

     With the increase in the March 15, 1998 dividend to $.20 per common share, the quarterly dividend has been raised a total of 25% over the past four quarters, and over the past two years, the quarterly dividend rate doubled from $.10 in March 1996 to its present level. We believe these increases in the dividend level demonstrate our commitment to increasing shareholder value and our confidence in the Company's ability to sustain current levels of profitability.

     We are very excited about the potential of the PSB acquisition. With the acquisition we will acquire facilities in two markets, which the Company views as a natural fit, one in St. Louis Hills in the City of St. Louis and the other in West St. Louis County. PSB also has a very successful residential mortgage loan origination business, which will give the Company an opportunity to enter this highly competitive area with an experienced staff, a solid referral network, and instant credibility with investors. Finally, the acquisition gives PSB's employees and customers access to additional products and resources not previously available to them, including commercial and construction loan products, an ATM and debit card network, increased lending capacity, and additional branch locations.

     Total assets of the Company increased by approximately $22,000,000 or 4% during 1997, and total assets have increased by approximately $37,000,000 over the past two years. One of the components of our strategic business plan was to achieve growth without negatively impacting earnings or asset quality. We will continue to evaluate opportunities for growth in the future as means of better utilizing our existing capital structure; however, we do not intend to sacrifice earnings or asset quality to accomplish this objective.

     Total nonperforming assets increased to $4,518,000, as of December 31, 1997, from $2,043,000, in 1996. This increase was primarily due to one commercial borrowing relationship, which is currently undergoing a reorganization through the bankruptcy courts. Even with the increase, nonperforming assets represent only .82% of total assets, which is comparable to our peers in the industry.

Southside Bancshares Corp. and Subsidiaries


     Much has been written about the year 2000 and its potential impact on the business community. We began reviewing and testing our computer hardware, computer software, and other affected areas during 1997. Based on the results of the preliminary procedures, management does not believe year 2000 will pose any major problems for the Company, nor should it result in any significant expense or capital expenditures. We will continue to review and test our systems during 1998 and 1999 to ensure that our entry into the new millennium is without incident.

     Looking ahead to 1998 and beyond, we are very excited about the potential for the Company. As mergers and acquisitions change the face of the financial institution landscape, it is our belief that strong independent organizations, like ours, will thrive. We have the capabilities to provide products and services comparable to larger institutions, we have the capital structure to sustain continued growth, and we have a commitment to customer service that should allow the Company to capitalize on our competitors weaknesses.

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



Sincerely,



Howard F. Etling                      Thomas M. Teschner
Chairman of the Board                 President and Chief Executive Officer

                  SOUTHSIDE BANCSHARES CORP. - ORGANIZATION

     Southside Bancshares Corp. (the Company) was incorporated in 1982 and has operated as a registered bank holding company since 1983 under the Bank Holding Company Act of 1956, as amended. The Company and its subsidiaries had consolidated total assets of approximately $549,864,000 at December 31, 1997. The following table shows the total assets at December 31, 1997, before elimination of intercompany accounts, of each of the Company's subsidiary banks, all of which are located in Missouri.

                                                       TOTAL ASSETS AT
                                                      DECEMBER 31, 1997
        SUBSIDIARY BANKS                               (IN THOUSANDS)
        --------------------------------------------  -----------------
        South Side National Bank in St. Louis (SSNB)           $353,316
        State Bank of Jefferson County (SBJC)                    57,683
        Bank of Ste. Genevieve (BSG)                             84,805
        The Bank of St. Charles County (BSCC)                    54,120


     The Company's subsidiary banks, which operate 13 banking offices in Missouri, are engaged in the general banking business of accepting funds for deposit, making loans, renting safe deposit boxes, and performing such other banking services as are usual and customary in banks of similar size and character.

     Customers of the subsidiary banks are also offered fiduciary services through the trust department of South Side National Bank in St. Louis (South Side National Bank). At December 31, 1997, the combined market value of fiduciary and custodial assets under management of the trust department was approximately $307,000,000. These assets are not reflected in the consolidated financial statements, as they do not represent assets of the Company.

     The responsibility for the management of the subsidiary banks remains with the officers and directors of the respective banks. The Company provides its subsidiary banks with assistance and service in auditing, record keeping, tax planning, trust operations, new business development, lending, regulatory compliance, and human resources management.

     Southside Bancshares Corp. has nine officers, the majority of whom are also officers of South Side National Bank. South Side National Bank is a national banking organization and employs 132 full-time and 16 part-time employees. State Bank of Jefferson County, Bank of Ste. Genevieve, and The Bank of St. Charles County are Missouri state-chartered banks and employ a total of 79 full-time and 9 part-time employees.

                              FINANCIAL HIGHLIGHTS

                FIVE-YEAR COMPARISON OF SELECTED FINANCIAL DATA
                   (dollars in thousands, except share data)




                                                                     As of and For the Years Ended December 31,
                                               ------------------------------------------------------------------------------------
                                                              %                          %                         %
                                                           CHANGE                     Change                     Change
                                                 1997       97/96         1996         96/95         1995         95/94
-----------------------------------------------------------------------------------------------------------------------------------
EARNINGS
    Total interest income                      $39,355         4%       $37,868           2%       $37,263           8%
    Total interest expense                      18,243         4         17,526           1         17,335          18
    Net interest income                         21,112         4         20,342           2         19,928           2
    Provision for possible loan losses              60         -             60         (14)            70         (64)
    Net interest income after
      provision for possible loan losses        21,052         4         20,282           2         19,858           2
    Net income                                   6,302         2          6,158          (9)         6,734          34
-----------------------------------------------------------------------------------------------------------------------------------
SHARE DATA
    Earnings per common share:
       Basic                                     $2.30         1%         $2.27         (11)%        $2.55          32%
       Diluted                                    2.25        (1)          2.26         (11)          2.54          34
    Dividends paid per common share                .70        40            .50          37           .365         103
    Book value                                   20.90         8          19.30           9          17.64          20
    Tangible book value                          20.81         8          19.18          10          17.49          21
    Shares outstanding (year-end)(1)         2,797,670        (1)     2,836,670           -      2,849,650          10
    Average shares outstanding               2,735,859         1      2,712,775           3      2,643,890           2
    Average shares outstanding,
       including potentially
       dilutive shares                       2,798,105         3      2,730,214           3      2,650,551           2
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
    Total assets                              $549,864         4%      $527,907           3%   $   512,908          (1)%
    Total deposits                             483,363         3        467,276           2        457,567          (2)
    Total loans                                326,437        11        294,463          (3)       303,824           1
    Allowance for possible loan losses           6,120         9          5,602          (1)         5,635         (21)
    Short-term borrowings                        5,333       229          1,623         108            779         (77)
    ESOP debt                                        -      (100)         1,779         (40)         2,987         100
    Subordinated capital notes                       -                        -           -              -        (100)
    Total shareholders' equity                  56,653         7         52,841          12         47,300          24
-----------------------------------------------------------------------------------------------------------------------------------

                                        As of and For the Years Ended December 31,
                                        ------------------------------------------
                                                        %
                                                      Change
                                            1994      94/93           1993
----------------------------------------------------------------------------------
EARNINGS
    Total interest income                  $34,383      (5)%      $     36,052
    Total interest expense                  14,753      (8)             16,059
    Net interest income                     19,630      (2)             19,993
    Provision for possible loan losses         193     (93)              2,608
    Net interest income after
      provision for possible loan losses    19,437      12              17,385
    Net income                               5,014      65               3,041
------------------------------------------------------------------------------
SHARE DATA
    Earnings per common share:
       Basic                                 $1.93      65%     $         1.17
       Diluted                                1.93      62                1.17
    Dividends paid per common share            .18       9                .165
    Book value                               14.66       5               13.93
    Tangible book value                      14.43       6               13.66
    Shares outstanding (year-end)(1)     2,591,440       -           2,591,440
    Average shares outstanding           2,591,440       -           2,591,440
    Average shares outstanding,
       including potentially
       dilutive shares                   2,600,022       -           2,591,440
------------------------------------------------------------------------------
FINANCIAL POSITION
    Total assets                          $517,118      (3)%    $      530,649
    Total deposits                         468,093      (3)            484,308
    Total loans                            301,397      (2)            308,231
    Allowance for possible loan losses       7,144     (14)              8,334
    Short-term borrowings                    3,378      (8)              3,678
    ESOP debt                                    -       -                   -
    Subordinated capital notes               4,190       -               4,190
    Total shareholders' equity              38,002       5              36,102
------------------------------------------------------------------------------



                                SELECTED RATIOS

                                                                            As of and For the Years Ended December 31,
                                                                        ----------------------------------------------------
                                                                         1997        1996       1995       1994       1993
----------------------------------------------------------------------------------------------------------------------------
Loan-to-deposit ratio                                                     67.53%     63.02%     66.40%     64.39%     63.64%
Allowance for possible loan losses to total loans                          1.87       1.90       1.85       2.37       2.70
Dividend payout ratio (2)                                                 30.43      22.03      14.31       9.33      14.10
Return on average assets                                                   1.18       1.20       1.33        .97        .57
Return on average shareholders' equity                                    11.44      12.27      15.47      13.48       8.86
Average shareholders' equity to average total assets                      10.28       9.75       8.62       7.19       6.48
Net interest margin on average interest-earning assets                     4.34       4.42       4.41       4.27       4.30
Allowance for possible loan losses to nonperforming loans                175.16     473.54     172.11     136.13      62.95
Allowance for possible loan losses as a multiple of net charge-offs       N/A (3)    60.2x       4.5x       5.2x       2.0x
----------------------------------------------------------------------------------------------------------------------------


(1) Shares outstanding at December 31, 1997 and 1996 include 86,478 and 98,832 shares, respectively, held by the ESOP which have not been allocated to participants' accounts and thus are not considered outstanding for purposes of computing book value and tangible book value per share.
(2) Dividends paid per common share divided by basic earnings per common share.
(3) The ratio was not applicable in 1997 as recoveries exceeded charge-offs for the year.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This discussion is presented to provide an understanding of the consolidated financial condition and results of operations for the fiscal year ended December 31, 1997 and prior years of the Company and its subsidiaries.

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



                             BALANCE SHEET ANALYSIS

     Total consolidated assets of the Company increased $21,957,000 to $549,864,000 at December 31, 1997 when compared to $527,907,000 at December 31, 1996. The increase was the result of continued growth at three of the Company's four subsidiary banks. An integral component of management's strategic business plan has been to achieve controlled, profitable growth at each of the subsidiary banks and, as a result, total assets have increased $36,956,000 over the past two years.

LOAN PORTFOLIO
     The Company's loan portfolio consists of business loans to small and medium size companies, commercial, construction and residential real estate loans, and consumer loans. Traditionally, the majority of the loan portfolio has focused on real estate as an integral component of a credit's underlying source of collateral. Management expects real estate to continue to be a major factor in future loan relationships, but recognizes that continued competitive pressure from the secondary market for traditional residential loans will result in further diversification in the portfolio.

     The table below sets forth the components of the Company's loan portfolio for each of the last five years:


                                                             (in thousands)
                                    1997           1996          1995            1994           1993
                                 --------       --------         -------       --------       --------
Commercial, financial, and
    agricultural                 $ 69,168       $ 62,016        $ 62,214       $ 69,219       $ 73,566
Real estate - commercial           98,759         82,045          88,321         82,807         86,258
Real estate - construction         30,836         26,067          15,510         11,019          9,540
Real estate - residential          92,028         96,039         102,418        108,134        110,806
Consumer                           23,627         17,304          17,626         18,334         18,849
Industrial revenue bonds            5,517          6,373           7,789          9,311          8,544
Other                               6,502          4,619           9,946          2,573            668
                                 --------       --------        --------       --------       --------
                                 $326,437       $294,463        $303,824       $301,397       $308,231
                                 ========       ========        ========       ========       ========

Southside Bancshares Corp. and Subsidiaries


     Total loans increased $31,974,000 during 1997, as the Company experienced growth in all lending categories, with the exception of residential real estate loans and industrial revenue bonds. St. Louis and the surrounding communities continue to remain a very competitive lending environment; however, recent acquisitions and mergers by other institutions have created opportunities to compete for lending relationships with customers who feel displaced or uncomfortable with their recently merged or acquired lender. With the continued economic stability in the Company's market areas, management decided that 1997 was an appropriate time to take a more aggressive approach toward obtaining new lending relationships. While pursuing a slightly more aggressive approach, management continues to remain committed to maintaining acceptable asset quality levels and a solid net interest margin.

     Total loans decreased by $9,361,000 during 1996 due to an intensely competitive lending environment. Unlike 1997, management believed that 1996 was not the appropriate time to begin a more aggressive lending approach. Consequently, some of the Company's more aggressive competitors were able to take advantage of the situation, and offered more attractive financing packages than the Company.

     Following is a more detailed analysis of the changes in the individual loan categories during 1997.

   - Commercial, financial, and agricultural loans increased $7,152,000 during 1997, after having remained relatively stable during 1996. The 1997 increase can be largely attributed to two credit relationships with customers in the broadcasting industry. This was an entry into a new lending area for the Company; however, given the merger and consolidation activity which is currently taking place in the radio and television industry, it is unlikely that this is an area which will provide an opportunity for significant continued growth.

   - Commercial and construction real estate loans increased $16,714,000 and $4,769,000, respectively, during 1997, while residential real estate loans declined by $4,011,000 during the year. The increase in commercial real estate loans was due, in part, to a strong economic environment which has encouraged businesses to expand operations and invest in real property. Also contributing to the loan growth was consolidation among some of the Company's competitors for commercial and construction real estate loans. The Company's legal lending capacity allows it to fulfill the financial needs of medium-sized commercial customers who are too large for smaller independent financial institutions. The increase in construction loans relates to the aforementioned consolidation within the banking industry; however, this lending category has also benefited from new home sales remaining strong throughout 1997. Residential real estate loans declined for the fifth straight year. In the current interest rate environment, the majority of residential loan activity is being placed with the secondary market mortgage lenders.

   - Consumer loans increased by $6,323,000 during 1997, which reversed a trend of four straight years in which the balance of this category had declined. During the fourth quarter of 1996, the Company began to renew its focus on automobile financing. The majority of the growth occurred after the Company began utilizing the services of a direct marketing firm. The firm identifies recent purchasers of new and used vehicles, and the Company's subsidiary banks solicit refinancing of the vehicles in their individual market territories, which proved very successful during 1997.

   - Industrial revenue bonds continue to decline as normal payments and early repayments reduce the size of the existing portfolio. In addition, there is very little new loan origination activity in this area, as tax law changes in the late 1980s made it more difficult and less advantageous to pursue this form of financing.

Southside Bancshares Corp. and Subsidiaries




ALLOWANCE FOR POSSIBLE LOAN LOSSES AND RISK ELEMENTS
     Implicit in lending activities is the consideration that losses will be experienced and the amount of such losses will vary from time to time, depending upon the risk characteristics of the portfolio as affected by economic conditions, competition, and the financial experience of borrowers. The allowance for possible loan losses, which is designed to provide for the risk of loss inherent in the lending process, is increased by the provision for possible loan losses charged to expense and decreased by the amount of loans charged off, net of recoveries. The allowance for possible loan losses provides for anticipated potential loan losses and is maintained at a level commensurate with management's evaluation of the risks inherent in the subsidiary banks' loan portfolios. In order to identify potential risks in the loan portfolios of the subsidiary banks, monthly reports, which contain information on the overall characteristics of the subsidiary banks' loan portfolios and specific analyses of loans requiring special attention, including nonperforming and certain criticized loans, are reviewed by each subsidiary bank's senior management personnel and Board of Directors. In addition, the Company performs periodic examinations of individual loans and of the overall loan portfolio of each banking subsidiary through the Company's loan review process.


                 SUMMARY OF ALLOWANCE FOR POSSIBLE LOAN LOSSES




                                                           (in thousands)
                                                      Years Ended December 31,
                                    ----------------------------------------------------------
                                     1997       1996         1995         1994          1993
                                    ------     -------      -------      -------      --------
BALANCE AT BEGINNING OF YEAR        $5,602      $5,635       $7,144       $8,334        $9,994
Provision charged to expense            60          60           70          193         2,608
Adjustment due to sale of
   Bay-Hermann-Berger Bank               -           -         (327)           -             -

Loans charged off                     (367)     (1,219)      (2,174)      (2,318)       (5,499)
Recoveries                             825       1,126          922          935         1,231
                                    ------     -------      -------      -------      --------
   Net recoveries (charge-offs)        458         (93)      (1,252)      (1,383)       (4,268)
                                    ------     -------      -------      -------      --------
BALANCE AT END OF YEAR              $6,120      $5,602       $5,635       $7,144        $8,334
                                    ======     =======      =======      =======      ========



                                                            Years Ended December 31,
                                             -----------------------------------------------------
                                              1997        1996        1995        1994       1993
                                             ------      ------      ------      ------      -----
 RATIOS:
    Allowance for possible loan losses:
       As % of total loans                     1.87%       1.90%       1.85%       2.37%      2.70%
       As % of nonperforming loans           175.16      473.54      172.11      136.13      62.95
       As multiple of net charge-offs             *       60.2x        4.5x        5.2x       2.0x
    Net charge-offs:
       As % of total loans at year-end            *         .03%        .41%        .46%      1.38%
       As % of average total loans                *         .03         .42         .47       1.29
       As % of allowance for possible
         loan losses at year-end                  *        1.66       22.22       19.36      51.21


* Ratios are not applicable for 1997, as recoveries exceeded charge-offs for the year.

Southside Bancshares Corp. and Subsidiaries




     The allowance for possible loan losses at December 31, 1997 was $6,120,000 or 1.87% of the total loans outstanding compared to $5,602,000 or 1.90% in 1996 and $5,635,000 or 1.85% in 1995. The $518,000 increase in the allowance for possible loan losses reflects recoveries of loans previously charged-off exceeding loan charge-offs for the year, as the provision for possible loan losses remained at $60,000. The ratio of the allowance for possible loan losses as a percentage of total loans declined slightly because loan growth outpaced the increase in the allowance for possible loan losses.

     As indicated above, the Company experienced net recoveries during 1997 of $458,000, after having posted net charge-offs of $93,000 and $1,252,000 in 1996 and 1995, respectively. This represents the first time in the 15-year history of the Company that net recoveries were achieved for an entire fiscal year, and, as a result, management of the Company was able to maintain a relatively low provision for possible loan losses. The provision for possible loan losses charged to expense was $60,000, $60,000, and $70,000 in 1997, 1996, and 1995,
respectively.

     Management records provisions for possible loan losses in amounts sufficient to result in an allowance for possible loan losses that covers current net charge-offs and risks believed to be inherent in the loan portfolio. Amounts charged against current income are based on such factors as past loan loss experience as it relates to current portfolio mix, evaluation of potential losses in the loan portfolio, prevailing economic conditions, and regular reviews of the portfolio conducted by loan officers, internal loan review staff, and bank regulatory agencies. The loan review process entails analyzing the borrower's financial condition, payment performance, impact of economic and business conditions on certain borrowers, loan concentration risk, sufficiency of collateral, and any other known risks inherent in borrowing relationships. This process is used as the basis for determining the adequacy of the allowance for possible loan losses. Company management believes the allowance for possible loan losses is adequate to cover actual and potential losses in the loan portfolio under current conditions.


                              NONPERFORMING ASSETS


                                                                    (dollars in thousands)
                                                                         December 31,
                                                  -------------------------------------------------------------
                                                    1997         1996          1995          1994         1993
                                                    ----         ----          ----          ----         ----
Nonaccrual loans                                  $2,977        $1,037        $1,811        $2,829       $8,038
Past due 90 days and still accruing interest         517           146         1,463         2,419        5,187
Loans not included above which are
    "troubled debt restructurings" as
    defined in SFAS 15                                 -             -             -             -           15
                                                  ------      --------       -------       -------      -------
            TOTAL NONPERFORMING LOANS              3,494         1,183         3,274         5,248       13,240
Other real estate owned                            1,024           860           554         1,833        4,316
                                                  ------      --------       -------       -------      -------
            TOTAL NONPERFORMING ASSETS            $4,518        $2,043        $3,828        $7,081      $17,556
                                                  ======      ========       =======       =======      =======
RATIOS:
    Nonperforming loans as % of
         total loans                                1.07%         0.40%         1.08%         1.74%        4.30%
    Nonperforming assets as % of
         total loans and other real
         estate owned                               1.38          0.69          1.26          2.34         5.62
    Nonperforming assets as % of
         total assets                               0.82          0.39          0.75          1.37         3.31
    Allowance for possible loan losses
         as % of nonperforming loans              175.16        473.54        172.11        136.13        62.95

Southside Bancshares Corp. and Subsidiaries




     Nonperforming loans totaled $3,494,000 or 1.07% of the loan portfolio at December 31, 1997 compared to $1,183,000 or .40% of the loan portfolio at December 31, 1996. Nonperforming assets totaled $4,518,000 or 0.82% of total assets at December 31, 1997 compared to $2,043,000 or .39% of total assets at December 31, 1996. The increase in both nonperforming loans and nonperforming assets was primarily the result of a $2.5 million commercial lending relationship which was placed on nonaccrual status during the year. The borrower is currently in bankruptcy and has a reorganization plan pending before the court. The Company is receiving payments on the debt as part of the bankruptcy court proceedings, and management believes this borrower will ultimately fulfill its financial obligations to the Company. However, in the event foreclosure becomes necessary, management believes adequate reserves have been allocated to this credit.

     Current standards require that a loan be reported as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's loan policy generally requires that a credit meeting the above criteria be placed on nonaccrual status; however, loans which are past due more than 90 days as to the payment of principal or interest are also considered to be impaired. These loans are included in the total of nonperforming assets. Loans past due less than 90 days are generally not considered impaired; however, a loan which is current as to payments may be determined by management to demonstrate some of the characteristics of an impaired loan. In these cases, the loan is classified as impaired while management evaluates the appropriate course of action. The Company's primary basis for measurement of impaired loans is the collateral underlying the identified loan.

     Any loans classified for regulatory purposes, but not included above in nonperforming loans, do not represent material credits, about which management is aware of any information which causes management to have serious doubts as to the borrower's ability to comply with the loan repayment terms or which management reasonably expects will materially impact future operating results or capital resources. As of December 31, 1997, there were no concentrations of loans exceeding 10% of total loans which were not disclosed as a category of loans in note 3 to the consolidated financial statements of the Company.

     The amounts received in cash and recognized as interest income on nonaccrual loans were $113,000 and $27,000 for the years ended December 31, 1997 and 1996, respectively. If the contractual interest on these loans had been recognized, such income would have been $232,000 and $133,000, respectively. There were no restructured loans at December 31, 1997 or 1996.


INVESTMENT PORTFOLIO
     The Company's investment portfolio has historically provided a stable earnings base, a secondary source of long-term liquidity, and is one of the primary means of adjusting interest rate sensitivity, thereby managing interest-rate risk. The investment portfolio contains a mixture of debt securities in terms of the types of securities, interest rates, and maturity distribution. This diversity, as well as management's conservative philosophy towards risk management, has resulted in a solid investment portfolio. Debt securities included in the held to maturity category are stated at cost, adjusted for amortization of premiums and accretion of discounts, in the Company's consolidated financial statements. Debt securities included in the available for sale category are recorded in the consolidated financial statements at their market value.

     The carrying value of the Company's investment portfolio decreased by $14,155,000 during 1997 as funds from maturing investments were used to fund the increase in loan volume. The Company's loan-to-deposit ratios throughout 1997 remained below 70%. Accordingly, management believes that utilizing maturing investment securities to fund loan growth is a more effective means of increasing net income, as compared to aggressively

Southside Bancshares Corp. and Subsidiaries




pursuing time deposits to fund loan growth. This strategy was particularly effective during 1997 because of the intense deposit rate competition within the subsidiary banks' markets and the relatively low yield available on investment securities.

     The carrying value of the Company's investment portfolio increased by $27,520,000 in 1996, largely because of a decrease in loan demand at the subsidiary banks.

     The amortized cost and estimated market value of the Company's available for sale and held to maturity debt securities at December 31, 1997, 1996, and 1995 are shown below:



                                                                   (in thousands)
                                       1997                             1996                             1995
                              -------------------------       --------------------------      -------------------------
                                              ESTIMATED                       Estimated                       Estimated
                              AMORTIZED        MARKET         Amortized        Market         Amortized        Market
                                COST            VALUE           Cost            Value           Cost            Value
                              ---------       ---------       ---------       ---------       ---------       ---------
AVAILABLE FOR SALE:
  U.S. Treasury securities
     and obligations of U.S.
     Government agencies
     and corporations         $  26,899       $  27,058       $  18,861       $  18,845       $   7,569       $   7,609
  Obligations of states and
     political subdivisions         300             304             445             451             530             543
  Other securities                1,575           1,575           1,279           1,279           1,260           1,262
                              ---------       ---------       ---------       ---------       ---------       ---------
                                 28,774          28,937          20,585          20,575           9,359           9,414
  Mortgage-backed securities     44,483          44,523          46,444          46,075          40,981          40,738
                              ---------       ---------       ---------       ---------       ---------       ---------
                              $  73,257       $  73,460       $  67,029       $  66,650       $  50,340       $  50,152
                              =========       =========       =========       =========       =========       =========

HELD TO MATURITY:
  U.S. Treasury securities
     and obligations of U.S.
     Government agencies
     and corporations         $  72,065       $  72,348       $  92,469       $  92,396       $  83,086       $  82,939
  Obligations of states and
     political subdivisions      23,544          24,316          21,709          22,461          21,875          22,822
  Other securities                    -               -             300             300             471             471
                              ---------       ---------       ---------       ---------       ---------       ---------
                                 95,609          96,664         114,478         115,157         105,432         106,232
  Mortgage-backed securities      4,070           4,174           6,166           6,220           4,190           4,262
                              ---------       ---------       ---------       ---------       ---------       ---------
                              $  99,679       $ 100,838       $ 120,644       $ 121,377       $ 109,622       $ 110,494
                              =========       =========       =========       =========       =========       =========


     The Company has designated certain debt securities with a market value of approximately $73,460,000 and $66,650,000 as available for sale at December 31, 1997 and 1996, respectively, with the differences of $203,000 and $379,000, respectively, between the market value and amortized cost of such securities being recorded in a valuation reserve. Debt securities with an amortized cost of $99,679,000 and $120,644,000 at December 31, 1997 and 1996, respectively, remain as held to maturity securities, to be used for the Company's longer-term liquidity needs. The held to maturity securities at December 31, 1997 and 1996 reflected market values of $100,838,000 and $121,377,000, respectively, which represent net unrealized gains of $1,159,000 and $733,000 in 1997 and 1996, respectively. Because it is not management's intention to sell securities from the portfolio, these gains or losses are not anticipated to be realized by the Company.

Southside Bancshares Corp. and Subsidiaries




     The market value of the Company's portfolio in relationship to the amortized cost of the portfolio remained relatively stable during 1997 and 1996 after having improved significantly during 1995.

     There were no sales of securities during 1997, 1996, and 1995.

     At December 31, 1997, there were no securities of a single issuer that exceeded 10% of shareholders' equity.

DEPOSITS
     Deposits are the primary funding source for the Company's subsidiary banks and are acquired from a broad base of local markets, including both individual and commercial customers. Total deposits increased $16,087,000 and $9,709,000 in 1997 and 1996, respectively.

     The increase in deposits during 1997 was due to a combined increase in interest-bearing and noninterest-bearing demand deposits of $13,965,000 and time deposits $100,000 and over of $3,882,000, which was partially offset by a $488,000 decline in savings deposits and a $1,272,000 decline in time deposits under $100,000. The increase in noninterest-bearing demand deposits was the result of normal activity within this category. The increase in interest-bearing demand deposit accounts was largely due to an increase in money market deposits. In recent years, commercial and retail customers have become increasingly more sophisticated in managing their cash positions and more sensitive to the rate of interest being earned. During much of 1997, there was very little spread between the rates paid on a preferred money market account, which is tied to the 90-day U.S. Treasury bill rate, and the rates being offered on longer term certificates of deposit. Consequently, many depositors opted for the increased flexibility of the money market account over the small increase in yield offered by the certificates of deposit. This also explains the decline in certificates of deposit under $100,000. Time deposits $100,000 and over continue to increase, although the Company has not actively pursued these deposits. Much of the growth in the current year can be directly attributed to the mergers and consolidations within the industry. Many of the city, county, and local government offices in the Company's markets prefer to conduct business with banks headquartered in their area. Oftentimes, these relationships are rather large relationships, which exceed $100,000.

     The 1996 deposit growth was largely in interest-bearing demand deposits and time deposits $100,000 and over. The growth in these two portfolios was partially offset by small declines in noninterest-bearing demand deposits, savings deposits, and time deposits under $100,000. Interest-bearing demand deposits increased by $4,850,000 during 1996, with the majority of this growth attributable to deposit migration from noninterest-bearing demand and savings deposits. Time deposits $100,000 and over increased $12,929,000 during 1996. This increase was largely the result of a few larger public fund accounts, for which the Company was the successful bidder. In each case, the Company was not overly aggressive in the pricing of these deposits, and the yields were such that profit margins existed between the rates paid on the deposits and comparable investment securities. The decline in time deposits under $100,000 was largely due to the highly competitive market for these deposits during 1996. Several of the Company's competitors offered a number of special rates throughout the year in an effort to build market share. Management of the Company opted not to pursue the same course of action because, with the decrease in loans during the year, the impact would have been detrimental to the net interest margin.

Southside Bancshares Corp. and Subsidiaries




     The following table shows the breakdown of deposits at December 31, 1997, 1996, and 1995:


                                                      (dollars in thousands)
                                          1997                 1996                   1995
                                  ------------------  ------------------------  ------------------
                                            PERCENT                Percent                Percent
                                            OF TOTAL               of Total               of Total
                                  AMOUNT    DEPOSITS     Amount    Deposits     Amount    Deposits
                                  --------  --------  -----------  -----------  --------  --------
Noninterest-bearing
    demand deposits               $ 61,308        12%    $ 58,046       12%     $ 60,999        13%
Interest-bearing demand deposits   139,177        29      128,474       28       123,624        27
Savings deposits                    56,627        12       57,115       12        60,134        13
Time deposits under $100,000       172,830        36      174,102       37       176,200        39
                                  --------      ----     --------      ---      --------      ----
        Total core deposits        429,942        89      417,737       89       420,957        92
Time deposits $100,000 and
    over                            53,421        11       49,539       11        36,610         8
                                  --------      ----     --------      ---      --------      ----
        Total deposits            $483,363       100%    $467,276      100%     $457,567       100%
                                  ========      ====     ========      ===      ========      ====



     The following table shows the amount of time deposits $100,000 and over by time remaining until maturity at December 31, 1997, 1996, and 1995:

                                              (in thousands)
                                        1997      1996      1995
                                        -------  --------  -------
        Three months or less            $24,733   $12,899  $17,039
        Over three through six months    12,494    19,850    9,723
        Over six through twelve months   11,328    11,904    4,016
        Over twelve months                4,866     4,886    5,832
                                        -------  --------  -------
                                        $53,421   $49,539  $36,610
                                        =======  ========  =======


     The following table reflects the average daily balances, by category, at December 31, 1997, 1996, and 1995, and their weighted average interest rates for the respective years:



                                                     (dollars in thousands)
                                         1997                 1996                   1995
                                  -----------------  ------------------------  -----------------
                                  AVERAGE   AVERAGE    Average      Average     Average   Average
                                   BALANCE   RATE      Balance        Rate      Balance    Rate
                                  --------  -------  -----------  -----------  --------  -------
Noninterest-bearing demand
    deposits                      $ 55,323      -  %    $ 54,965          -  %  $59,162     -   %
Interest-bearing demand deposits   130,046     3.34      123,924         3.33   120,098     3.41
Savings deposits                    58,029     2.51       60,332         2.53    64,381     2.62
Time deposits under $100,000       173,382     5.37      175,239         5.40   176,943     5.36
Time deposits $100,000 and over     52,601     5.32       41,456         5.18    29,270     5.40
                                  --------    =====  -----------         ====  --------    =====
                                  $469,381              $455,916               $449,854
                                  ========           ===========               ========


SHORT-TERM BORROWINGS
     Short-term borrowings are an alternative to other funding sources and consist primarily of federal funds purchased, securities sold under agreements to repurchase, U.S. Treasury tax and loan notes, and other short-term borrowings. These sources of funding are utilized primarily by South Side National Bank and the Company itself. Depending on funding requirements and liquidity strategies employed by the Company's Asset/Liability

Southside Bancshares Corp. and Subsidiaries




Management Committee, these funds are used on a short-term basis. Securities sold under agreements to repurchase (REPO) increased during 1997 and 1996 because of the introduction of a daily REPO Sweep account. This cash management product allows commercial customers to more effectively invest their operating capital.

     The following table is a summary of short-term borrowings at December 31, 1997, 1996, and 1995:



                                              (in thousands)
                                            1997    1996    1995
                                           ------  -------  ----

         Securities sold under agreements
             to repurchase                 $5,333   $1,623  $307
         U.S. Treasury tax and loan notes       -        -   472
                                           ------  -------  ----
                                           $5,333   $1,623  $779
                                           ======  =======  ====


     The average daily balances, weighted average daily interest rates, maximum month-end amounts outstanding, and average interest rates at year-end for short-term borrowings were as follows:


                                                   (dollars in thousands)
                                        1997                    1996                  1995
                                --------------------  ------------------------  ----------------
                                 AVERAGE     AVERAGE    Average      Average   Average   Average
                                 BALANCE      RATE      Balance       Rate     Balance     Rate
                                --------    --------   --------      -------  --------   -------
Federal funds purchased         $     42     5.41%     $   188         5.85%    $399      5.76%
Securities sold under
    agreements to
    repurchase                     5,053     4.47          893         4.37      747      4.82
U.S. Treasury tax and loan
    notes                          -            -          703         5.97    1,333      5.40
Other short-term borrowings        -            -            -            -      479      8.77
                                --------  =======      -------        =====  -------      ====
                                $  5,095               $ 1,784                $2,958
                                ========               =======               =======
Total maximum short-term
    borrowings outstanding
    at any month-end during
    the year                    $ 10,693               $ 3,308                $8,161
                                ========               =======               =======
Average short-term borrowings
    rate at end of year                      4.40%                     4.85%              6.70%
                                            =====                     =====               ====


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

     Management believes maintenance of appropriate rate-sensitive positions is imperative in maintaining an adequate degree of liquidity and acceptable profit margins, and has structured its deposit, investment, and loan portfolios accordingly. It is the opinion of management that the Company has maintained an adequate liquidity position and management will endeavor to do so in the future.


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

     The table on the following page is an analysis of interest-sensitive assets and liabilities at December 31, 1997 over various time horizons.
Because such an analysis does not capture many factors which determine interest rate risk, the Company has put more emphasis on the use of a simulation model to measure its exposure to changes in interest rates. Under different rate and growth assumptions, these projections enable the Company to adjust its strategies to protect the net interest margin against significant rate fluctuations. Uniform sensitivity reports and guidelines are used by all subsidiary banks of the Company. Current model projections indicate annual net interest income would change by less than 10% should rates rise or fall within 200 basis points from their current level. Based on the Company's historical analysis, interest-bearing demand and savings deposits have proven to be very stable core deposits even through interest rate fluctuations. Accordingly, management believes these deposits are not 100% rate sensitive within the period of three months or less. As a result, these deposits have been allocated between the four repricing categories as follows: three months or less - 35%, three months through 12 months - 20%, over one year through five years - 25%, and over five years - 20%.

     As reflected on the Repricing and Interest Rate Sensitivity Analysis on the following page, the Company has a well-balanced interest rate sensitivity position. Generally, a one-year gap ratio in a range of .80x - 1.20x indicates an entity is not subject to any undue interest rate risk. The Company's current one-year gap of 1.08x is within an acceptable range.

Southside Bancshares Corp. and Subsidiaries




                REPRICING AND INTEREST RATE SENSITIVITY ANALYSIS

                             (dollars in thousands)

                               December 31, 1997


                                                    OVER      OVER
                                                  3 MONTHS   1 YEAR
                                        3 MONTHS   THROUGH   THROUGH   OVER
                                        OR LESS   12 MONTHS  5 YEARS  5 YEARS   TOTAL
                                        --------  ---------  -------  -------  -------
Interest-earning assets:
   Federal funds sold                   $ 17,200   $      -  $       -  $     -  $ 17,200
   Investments available for sale         19,928      9,247     37,615    6,670    73,460
   Investments held to maturity            6,763     18,858     55,736   18,322    99,679
   Loans, net of unearned discount (1)   175,586     53,668     78,623   18,560   326,437
                                        --------  ---------  ---------  -------  --------
      Total interest-earning
          assets                         219,477     81,773    171,974   43,552   516,776
                                        --------  ---------  ---------  -------  --------

Cumulative interest-earning assets       219,477    301,250    473,224  516,776   516,776
                                        --------  ---------  ---------  -------  --------

Interest-bearing liabilities:
   Interest-bearing demand deposits       48,712     27,835     34,795   27,835   139,177
   Savings deposits                       19,819     11,325     14,158   11,325    56,627
   Time deposits under $100,000           44,472     70,513     57,845        -   172,830
   Time deposits $100,000 and over        26,034     23,821      3,566        -    53,421
   Short-term borrowings                   5,333          -          -        -     5,333
                                        --------  ---------  ---------  -------  --------
      Total interest-bearing
          liabilities                    144,370    133,494    110,364   39,160   427,388
                                        --------  ---------  ---------  -------  --------

Cumulative interest-bearing
   liabilities                           144,370    277,864    388,228  427,388   427,388
                                        --------  ---------  ---------  -------  --------

Gap analysis:
   Interest sensitivity gap             $ 75,107  $ (51,721) $  61,610  $ 4,392  $ 89,388
                                        ========  =========  =========  =======  ========
   Cumulative interest
      sensitivity gap                   $ 75,107  $  23,386  $  84,996  $89,388  $ 89,388
                                        ========  =========  =========  =======  ========

Cumulative gap ratio of interest-
   earning assets to interest-bearing
   liabilities                             1.52x      1.08x      1.22x    1.21x     1.21x
                                        ========  =========  =========  =======  ========


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

Southside Bancshares Corp. and Subsidiaries




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

     Bank regulators consider a range of factors when determining capital adequacy. Such factors include the organization's size, quality and stability of earnings, risk diversification, management expertise, asset quality, liquidity, and internal controls. The risk-based capital guidelines, adopted in 1990, define the components of capital, categorize assets into different risk classes, and include certain off-balance-sheet items in the calculation of capital requirements. Off-balance-sheet items are converted into on-balance-sheet credit equivalents and are categorized into different risk classes to determine the required capital associated with each class. On-balance-sheet items are also assigned different risk weights to determine required capital. Together, these two items comprise the risk-weighted asset denominator of the required capital ratios.

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

Southside Bancshares Corp. and Subsidiaries




     The capital guidelines require banking organizations to maintain a minimum total capital ratio of 8% (of which at least 4% must be Tier I capital). The Company's total capital ratios under the risk-weighted guidelines at December 31, 1997 and 1996 were 17.38% and 17.88%, respectively, which included Tier I capital ratios of 16.12% and 16.62%, respectively. In addition, the Company and its subsidiary banks must maintain a minimum Tier I leverage ratio (Tier I capital to adjusted total assets) of at least 3%. The Company's Tier I leverage ratios were 10.34% and 10.12% at December 31, 1997 and 1996, respectively. These ratios are well above the minimum risk-weighted capital requirements.

     All of the subsidiary banks of the Company also exceeded the various regulatory capital requirements at December 31, 1997, 1996, and 1995. Management reviews the various capital measures monthly to ensure that they are within internal guidelines and within external guidelines as established by law, and management believes that the Company's current capital position is adequate to support its banking operations.

     The following is a summary of data and ratios pertaining to the Company's capital position at December 31, 1997, 1996, and 1995:

                                                    (dollars in thousands)
                                               1997       1996         1995
                                             -------  -----------  -----------
  RISK-BASED CAPITAL:
     Tier I capital                          $56,279      $52,778      $47,030
     Total capital                            60,664       56,767       50,986
     Risk-weighted assets                    349,079      317,494      314,770
  RISK-BASED CAPITAL RATIOS:
     Tier I capital to risk-weighted assets   16.12%       16.62%       14.94%
     Minimum requirement                        4.00         4.00         4.00
     Total capital to risk-weighted assets     17.38        17.88        16.20
     Minimum requirement                        8.00         8.00         8.00
                                             =======     ========     ========
-------------------------------------------------------------------------------

  TIER I CAPITAL:
     Tier I capital                          $56,279      $52,778      $47,030
     Average fourth quarter total
       consolidated assets less
       intangibles                           544,380      521,523      507,108
  LEVERAGE CAPITAL RATIOS:
     Tier I capital to average total
       consolidated assets less
       intangibles                            10.34%       10.12%        9.27%
     Minimum requirement                       3.00         3.00         3.00
                                             =======      =======      =======

RESULTS OF OPERATIONS
Southside Bancshares Corp. and Subsidiaries




                             RESULTS OF OPERATIONS

EARNINGS SUMMARY
The consolidated net income of the Company was $6,302,000, $6,158,000, and $6,734,000 for the years ended December 31, 1997, 1996, and 1995, respectively, which resulted in basic earnings per common share of $2.30, $2.27, and $2.55 in each of those years. The results for 1997 represent the fourth consecutive year in which the Company has achieved record core net earnings, as net income in 1995 included the effects of two nonrecurring items which totaled $1,370,000. Excluding the effects of these two nonrecurring items, core net earnings were $5,364,000 in 1995. The increases in core net earnings were $144,000, $794,000, $350,000 in 1997, 1996, and 1995, respectively. The net income in 1997 results in a return on average assets (ROA) of 1.18%, compared to 1.20% and 1.33% in 1996 and 1995, respectively. The slight decline in ROA in 1997 was largely the result of growth at the Company's subsidiary banks, as average assets increased $20,819,000 or 4.0%. In addition, the return on average shareholders' equity (ROE) in 1997 was 11.44%, compared to 12.27% and 15.47% in 1996 and 1995, respectively. The decline in the ROE over the past three years is largely due to the Company's strengthened capital position.

     As previously discussed, 1995 net income was impacted by two nonrecurring items. The first of the two nonrecurring items was a litigation settlement received by the Company's lead bank, South Side National Bank, and the second was the gain recognized on the sale of the Company's subsidiary, Bay-Hermann-Berger Bank.


NET INTEREST INCOME
     Net interest income on a tax-equivalent basis increased by $529,000, $584,000, and $298,000 in 1997, 1996, and 1995, respectively. The 1997 increase was the result of an increase in average earning assets, which was partially offset by a narrowing net interest margin. Average earning assets increased $20,281,000 or 4% during 1997, with the majority of the growth in the loan portfolio. However, rate competition in the Company's markets caused the average yield on the loan portfolio to decline by 21 basis points from 9.19% in 1996 to 8.98% in 1997. This decrease in yield was the primary cause for the drop in the net interest margin from 4.42% in 1996 to 4.34% in 1997, as the Company's cost of funds remained relatively unchanged for the year at 4.3%.

     The increase in 1996 was due to increased earnings on investment securities and short-term investments, which were partially offset by a decrease in interest income on loans and an increase in interest expense on deposits. The $736,000 increase in the tax-equivalent interest earned on investment securities was due to a combination of an increase in the average balance outstanding during the year and an increase in the average yield in the portfolio. Because of the deposit growth experienced during the year and a slight decline in average loans outstanding, the Company had more funds available to purchase securities during 1996. In addition, favorable interest rate spreads between short-term rates and securities with maturities in the two to five year range made securities more attractive and contributed to the increase in the overall portfolio yield. The decline in loan interest was due to the decrease in the average balance, while the increase in interest expense was largely due to deposit growth. The average rate paid on almost all of the Company's deposit products declined during 1996; however, an increase in the average balance of time deposits $100,000 and over caused the overall interest expense to increase. As indicated previously, the Company was not overly aggressive in pricing these larger deposit relationships, as evidenced by the fact that while the average balance outstanding increased more than $12 million, the average rate paid on these deposits declined 22 basis points.

Southside Bancshares Corp. and Subsidiaries




         CONSOLIDATED AVERAGE BALANCE SHEETS AND AVERAGE INTEREST RATES


                                                          (dollars in thousands)
                                                          YEAR ENDED DECEMBER 31,
                                                        ---------------------------
                                                                   1997
                                                        ---------------------------
                                                                             AVERAGE
                                                                  INTEREST    RATES
                                                        AVERAGE   INCOME/    EARNED/
                                                        BALANCE   EXPENSE     PAID
                                                        --------  -------   --------
ASSETS:
    Loans, net of unearned discount (1) (2) (3)         $311,266   $27,937     8.98%
    Investments in debt securities:
      Taxable (4)                                        155,938     9,478     6.08
      Exempt from Federal income taxes (3) (4)            23,124     1,953     8.45
    Short-term investments                                16,103       871     5.41
                                                        --------  --------
            Total interest-earning assets/
                interest income/overall yield (3)        506,431    40,239     7.95
                                                                  --------     ====
    Allowance for loan losses                             (6,061)
    Cash and due from banks                               14,817
    Other assets                                          20,622
                                                        --------
            TOTAL ASSETS                                $535,809
                                                        ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
    Interest-bearing demand deposits                    $130,046     4,346     3.34
    Savings deposits                                      58,029     1,459     2.51
    Time deposits under $100,000                         173,382     9,309     5.37
    Time deposits $100,000 and over                       52,601     2,796     5.32
    Short-term borrowings                                  5,095       228     4.47
    ESOP debt                                              1,235       105     8.50
    Subordinated capital notes                                 -         -        -
                                                        --------  --------
            Total interest-bearing liabilities/
                interest expense/overall rate            420,388    18,243     4.34
                                                                  --------    =====
    Noninterest-bearing demand deposits                   55,323
    Other liabilities                                      5,022
    Shareholders' equity                                  55,076
                                                        --------
            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $535,809
                                                        ========
NET INTEREST INCOME                                                $21,996
                                                                  ========
NET INTEREST MARGIN ON AVERAGE INTEREST-EARNING ASSETS                         4.34%
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

Southside Bancshares Corp. and Subsidiaries







                              (dollars in thousands)
                              Years ended December 31,
     ----------------------------------------------------------------------
                  1996                                   1995
     ------------------------------------   -------------------------------
                              Average                              Average
                    Interest  Rates                   Interest      Rates
     Average        Income/   Earned/       Average   Income/      Earned/
     Balance        Expense   Paid          Balance   Expense       Paid
     ------------------------------------   -------------------------------

     $295,683     $   27,164     9.19%      $297,480   $27,331     9.19%

      148,780          8,917     5.99        140,073     8,175     5.84
       22,943          1,918     8.36         22,273     1,924     8.64
       18,744            994     5.30         13,708       788     5.75
     --------       --------                --------   -------

      486,150         38,993     8.02        473,534    38,218     8.07
                    --------     ====                  -------     ====
       (5,646)                                (6,175)
       15,317                                 17,356
       19,169                                 20,015
     --------                               --------
     $514,990                               $504,730
     ========                               ========

     $123,924          4,125     3.33%      $120,098     4,095     3.41%
       60,332          1,529     2.53         64,381     1,685     2.62
      175,239          9,462     5.40        176,943     9,491     5.36
       41,456          2,148     5.18         29,270     1,582     5.40
        1,784             92     5.16          2,958       173     5.85
        2,060            170     8.25          2,160       190     8.80
            -              -        -          1,233       119     9.65
     --------       --------                 -------   -------

      404,795         17,526     4.33        397,043    17,335     4.37
                    --------     ====                  -------     ====
       54,965                                 59,162
        5,038                                  4,997
       50,192                                 43,528
     --------                               --------
     $514,990                               $504,730
     ========                               ========
                  $   21,467                           $20,883
                    ========                           =======
                                 4.42%                             4.41%
                                 ====                              ====

Southside Bancshares Corp. and Subsidiaries




                   ANALYSIS OF CHANGES IN NET INTEREST INCOME
                 DUE TO CHANGES IN VOLUME AND CHANGES IN RATES

     The following table sets forth on a tax-equivalent basis, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rates. The change in interest due to both volume and rate has been allocated in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                               (in thousands)
                                                          Years ended December 31,
                                  ------------------------------------------------------------------------------
                                            1997 COMPARED TO 1996                   1996 Compared to 1995
                                  ------------------------------------------  ----------------------------------
                                                  INCREASE (DECREASE)                   Increase (Decrease)
                                                   DUE TO CHANGE IN                      Due to Change in
                                     NET        ----------------------      Net       ----------------------
                                   INCREASE     AVERAGE     AVERAGE      Increase    Average     Average
                                  (DECREASE)    VOLUME       RATE       (Decrease)    Volume       Rate
                                  ----------   ----------  ----------   ----------  ---------  -----------

Changes in interest income on:
   Loans                            $    773    $ 1,405      $(632)      $(167)      $(167)     $    -
   Investment securities:
      Taxable                            561        427        134         742         525         217
      Exempt from Federal income
        taxes                             35         15         20          (6)         57         (63)
   Short-term investments               (123)      (143)        20         206         272         (66)
                                    --------    -------      -----       -----       -----      ------
        TOTAL INTEREST INCOME          1,246      1,704       (458)        775         687          88
                                    --------    -------      -----      ------       -----      ------
Changes in interest expense on:
   Interest-bearing demand
      deposits                           221        208         13          30         128         (98)
   Savings deposits                      (70)       (58)       (12)       (156)       (101)        (55)
   Time deposits under $100,000         (153)      (100)       (53)        (29)        (96)         67
   Time deposits $100,000
      and over                           648        589         59         566         633         (67)
   Short-term borrowings                 136        150        (14)        (81)        (62)        (19)
   ESOP debt                             (65)       (70)         5         (20)         (9)        (11)
   Subordinated capital notes              -          -          -        (119)       (119)          -
                                    --------    -------      -----       -----       -----      ------
        TOTAL INTEREST EXPENSE           717        719         (2)        191         374        (183)
                                    --------    -------      -----      ------       -----      ------
CHANGE IN NET INTEREST INCOME       $    529    $   985      $(456)       $584        $313      $  271
                                    ========    =======      =====      ======       =====      ======


PROVISION FOR POSSIBLE LOAN LOSSES
     The provision for possible loan losses was again relatively low in 1997, largely due to the fact that the Company experienced $458,000 in net recoveries during the year. The provision for possible loan losses was $60,000 in 1997 and 1996 compared to $70,000 in 1995.

NONINTEREST INCOME
     Noninterest income increased $127,000 in 1997 due to increases in trust department and service charge revenue, which were partially offset by net losses on the disposition of other real estate owned (OREO). The $128,000 increase in trust revenue was the result of a strong stock market and growth resulting from recent acquisitions and mergers in the industry. Because the majority of trust fees are based on the market value of the individual accounts, a strong stock market translates into increased revenue for the department. Merger activity in the Company's market has left some small to mid-sized trust customers feeling unappreciated by their trust company's new owners, as a result, many of the individuals have sought out smaller more personalized trust departments, like the Company's. Trust department growth was approximately $30,000,000 or 10% during 1997.

Southside Bancshares Corp. and Subsidiaries




     The increase in service charge revenue was attributable to a continuing focus on this area. Because the Company has historically trailed its peers in this category, the focus has been on reversing that trend. The increase in net losses in OREO transactions is part of the normal course of business.
Depending on the timing of foreclosures, buyer interest levels and other factors, sales of properties result in small gains or losses. Management believes the valuation of OREO is based on the fair market value of the underlying property.

     Noninterest income decreased by $2,083,000 during 1996 as a result of the effects of two nonrecurring items which were included in other income in 1995. In February 1995, the Company settled a lawsuit in which the Company's subsidiary, South Side National Bank, was plaintiff. Under the terms of the settlement agreement executed by the parties, the Bank received a cash payment of $1,400,000, which was offset by remaining legal expenses of approximately $300,000. The legal expenses are included in noninterest expense as a part of "attorney fees." In March 1995, the Company sold its wholly owned subsidiary, Bay-Hermann-Berger Bank, which resulted in a pretax gain to the Company of $825,000. Excluding the effects of these two items, noninterest income increased by $113,000 during 1996 due, in large part, to gains on the sales of other real estate owned.


NONINTEREST EXPENSE
     Noninterest expense increased $622,000 during 1997 as a result of small increases in employee costs and net occupancy and equipment expense and a $530,000 increase in other expenses. The primary components of other expense resulting in the increase over the prior year were other real estate owned expense, amortization of investments in low-income housing projects and advertising expense. The increase in other real estate owned expense relates to a 61 unit mobile home park which the Company's lead bank acquired through foreclosure. The units were renovated during 1997 and occupancy was at approximately 50% at year end. Once the project is near full capacity it will be self sufficient, until that time it will continue to generate losses. The amortization of investments in low-income projects relate to the aforementioned mobile home park, as well as, investments in four partnerships with the St. Louis Equity Fund. The amortization of these investments is more than offset by the federal and state tax credits generated by the projects and assist the Company in reducing its effective tax rate. Late in 1996, the Company began to increase its marketing efforts including expanded radio and media advertising. With the mergers and consolidations occurring in the Company's markets, management believes it is the appropriate time to focus on image enhancement and customer awareness.

     Total noninterest expense declined by $702,000 during 1996, aided largely by a decline in the Federal Deposit Insurance Corporation (FDIC) assessment. In addition to a $848,000 decrease in the FDIC assessments, attorney fees decreased by $120,000, data processing expense was $371,000 lower, and other expense was reduced by $147,000. Offsetting these expense reductions were increases in salaries and benefits and net occupancy and equipment expense. The reduction in the FDIC assessment was due to the substantial rate reduction effected in 1995 when the Bank Insurance Fund reached its federally mandated fully funded level. The reduction in data processing costs was due in part to additional costs associated with the data processing conversion in 1995. The remainder is due to the lower monthly servicing fees now being paid by each of the banks. The increase in net occupancy and equipment expense can be partially attributed to a new facility opened by South Side National Bank in February 1996, as well as additional equipment costs as a result of the 1995 data processing conversion. Management anticipates occupancy expense will continue to grow as additional locations are added and facilities are updated. The increase in salaries and employee benefits was due in large part to normal annual salary increases. In addition, costs associated with the Company's employee benefit plans increased during 1996.


INCOME TAXES
     Federal income tax expense was $2,308,000 in 1997 compared to $2,177,000 in 1996 and $2,558,000 in 1995. The changes in Federal income tax expense have been relatively consistent with the changes in pretax income,

Southside Bancshares Corp. and Subsidiaries




although the Company's effective tax rate increased to 26.8% in 1997 from 26.1% in 1996 and 27.5% in 1995. The increase in 1997 in the effective tax rate was the result of a decrease in tax-exempt loan income.


ACCOUNTING PRONOUNCEMENTS
     During 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, Disclosures about Segments of an Enterprise on Related Information (SFAS 131). SFAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Additionally, SFAS 131 establishes standards for related disclosures about products and services, geographic areas, and major customers superseding SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. The Company does not believe expanded disclosure information will be required to be included in its consolidated financial statements beginning in 1998.


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


FINANCIAL INSTRUMENT MARKET VALUE
     As disclosed in note 15 to the Company's consolidated financial statements, the fair value of financial instrument assets exceeded the balance sheet amounts of those instruments by $6,663,000 and $6,854,000 as of December 31, 1997 and 1996, respectively, while the fair value of financial instrument liabilities was less than the amounts included in the balance sheet by $508,000 and $704,000 as of December 31, 1997 and 1996, respectively.

     Such comparative information reflects the effect of the current rate environment, as well as the Company's asset/liability and credit risk management programs. The fair value estimates are based on existing financial instruments at December 31, 1997 and do not reflect amounts which would be ultimately realized in the normal course of business.

Southside Bancshares Corp. and Subsidiaries


YEAR 2000 COMPLIANCE
     The Company began reviewing and testing its computer hardware, computer software, and other affected areas during 1997 for their compliance with the year 2000 considerations. Based on the results of the preliminary procedures, management does not believe year 2000 will pose any major problems for the Company, nor should it result in any significant expense or capital expenditures. The Company will continue to review and test its systems during 1998 and 1999 to ensure that its entry into the new millennium is without incident.


                   COMMON STOCK - MARKET PRICE AND DIVIDENDS

     The Company's common stock is traded on the National Association of Company Securities Dealers, Inc./SmallCap Market System (NASDAQ/SCM) under the symbol SBCO.

     The table below sets forth the high and low bid prices for the Company's common stock for the periods presented.



                                1997                                 1996
                 -------------------------------     -------------------------------
QUARTER          1ST        2ND     3RD      4TH       1st     2nd      3rd     4th
                 ---        ---     ---      ---       ---     ---      ---     ---

Low bid         $22.75     $21.50   $33.50  $33.25    $19.00  $19.00   $20.25  $20.50
High bid         25.00      37.00    40.50   35.50     21.00   20.00    20.50   22.75
Dividends paid
   per common
   share           .16        .17      .18     .19       .10     .12      .13     .15
                ======     ======    =====   ======   ======  ======    =====  ======


     The market price of the Company's common stock on February 25, 1998 was $35.25 bid, $36.00 asked. The approximate number of shareholders of the common stock of the Company as of February 25, 1998 was 700.


FINANCIAL REPORT
     A copy of the Company's 1997 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, including all exhibits and financial statements thereto, is available without charge to shareholders on written request to Joseph W. Pope, Senior Vice President and Chief Financial Officer, Southside Bancshares Corp., 3606 Gravois Avenue, St. Louis, Missouri 63116.


ANNUAL MEETING OF SHAREHOLDERS
     The Annual Meeting of Shareholders of Southside Bancshares Corp. will be held at 2:00 p.m. on April 23, 1998 at South Side National Bank's Lansdowne facility, which is located at 4666 Lansdowne, St. Louis, Missouri.

     The Company's bylaws require that notice of shareholder nominations for directors at the Company's Annual Meeting of Shareholders must be received by the Secretary of the Company not less than 75 days prior to the date of the Annual Meeting.

Southside Bancshares Corp. and Subsidiaries




TRANSFER AGENT AND STOCK LISTING
     The Company's transfer agent is UMB Bank, N.A., Securities Transfer Division, P.O. Box 410064, Kansas City, Missouri 64141-0064, (816) 860-7786.

     The stock is traded on the NASDAQ SmallCap Market under the symbol SBCO.

                           SOUTHSIDE BANCSHARES CORP.
                              3606 Gravois Avenue
                              St. Louis, MO  63116
                                 (314) 776-7000

                    STATEMENT OF MANAGEMENT'S RESPONSIBILITY
                            FOR FINANCIAL STATEMENTS

                               February 25, 1998




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





Thomas M. Teschner                                     Joseph W. Pope
President and Chief Executive Officer                  Senior Vice President and
                                                       Chief Financial Officer

                    THIS PAGE WAS INTENTIONALLY LEFT BLANK

                      [KPMG PEAT MARWICK LLP LETTERHEAD]







                          INDEPENDENT AUDITORS' REPORT

The Board of  Directors and Shareholders
Southside Bancshares Corp.:

     We have audited the accompanying consolidated balance sheets of Southside Bancshares Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southside Bancshares Corp. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                     KPMG PEAT MARWICK LLP


St. Louis, Missouri
February 25, 1998

                  SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                   (dollars in thousands, except share data)





                               ASSETS                                    1997      1996
                                                                       --------   -------

Cash and due from banks .............................................  $ 18,302  $ 17,156
Short-term investments ..............................................    17,200    13,500
Investments in debt securities:
   Available for sale, at market value ..............................    73,460    66,650
   Held to maturity, at amortized cost (approximate
     market value of $100,838 in 1997 and $121,377 in 1996) .........    99,679   120,644
                                                                       --------  --------
         Total investments in debt securities .......................   173,139   187,294
                                                                       --------  --------
Loans, net of unearned discount .....................................   326,437   294,463
   Less allowance for possible loan losses ..........................     6,120     5,602
                                                                       --------  --------
         Loans, net .................................................   320,317   288,861
                                                                       --------  --------
Bank premises and equipment .........................................    10,866    10,785
Other assets ........................................................    10,040    10,311
                                                                       --------  --------
         TOTAL ASSETS ...............................................  $549,864  $527,907
                                                                       ========  ========

           LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
   Noninterest-bearing ..............................................  $ 61,308  $ 58,046
   Interest-bearing .................................................   422,055   409,230
                                                                       --------  --------
         Total deposits .............................................   483,363   467,276
Securities sold under agreements to repurchase ......................     5,333     1,623
ESOP debt.... .......................................................         -     1,779
Other liabilities ...................................................     4,515     4,388
                                                                       --------  --------
         Total liabilities ..........................................   493,211   475,066
                                                                       --------  --------
Commitments and contingent liabilities
Shareholders' equity:
   Cumulative preferred stock, no par value, 1,000,000 shares
     authorized and unissued ........................................         -         -
   Common stock, $1 par value, 5,000,000 shares authorized,
     2,859,010 shares issued and outstanding ........................     2,859     2,859
   Surplus. .........................................................     6,023     5,819
   Retained earnings ................................................    50,841    46,448
   Unearned ESOP shares .............................................    (1,384)   (1,581)
   Treasury stock, at cost, 61,340 and 22,340 shares, respectively ..    (1,820)     (450)
   Net unrealized gain (loss) on available for sale securities ......       134      (254)
                                                                       --------  --------
         Total shareholders' equity .................................    56,653    52,841
                                                                       --------  --------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .................  $549,864  $527,907
                                                                       ========  ========



See accompanying notes to consolidated financial statements.

                  SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                   (dollars in thousands, except share data)




                                                                        1997        1996       1995
                                                                        ----        ----       ----
Interest income:
    Interest and fees on loans .....................................  $  27,717  $  26,691  $  27,030
    Interest on investments in debt securities available for sale:
      Taxable ......................................................      4,336      3,701      3,238
      Exempt from Federal income taxes .............................         24         32         41
    Interest on investments in debt securities held to maturity:
      Taxable ......................................................      5,142      5,216      4,937
      Exempt from Federal income taxes .............................      1,265      1,234      1,229
    Interest on short-term investments .............................        871        994        788
                                                                      ---------  ---------  ---------
            TOTAL INTEREST INCOME ..................................     39,355     37,868     37,263
                                                                      ---------  ---------  ---------
Interest expense:
    Interest on deposits ...........................................     17,910     17,264     16,853
    Interest on short-term borrowings ..............................        228         92        173
    Interest on ESOP debt ..........................................        105        170        190
    Interest on subordinated capital notes .........................          -          -        119
                                                                      ---------  ---------  ---------
            TOTAL INTEREST EXPENSE .................................     18,243     17,526     17,335
                                                                      ---------  ---------  ---------
            NET INTEREST INCOME ....................................     21,112     20,342     19,928
Provision for possible loan losses .................................         60         60         70
                                                                      ---------  ---------  ---------
            NET INTEREST INCOME AFTER PROVISION
                FOR POSSIBLE LOAN LOSSES ...........................     21,052     20,282     19,858
                                                                      ---------  ---------  ---------
Noninterest income:
    Trust department ...............................................      1,046        918        940
    Service charges on deposit accounts ............................      1,330      1,256      1,230
    Net (losses) gains on sales of other real estate owned and other
      foreclosed property ..........................................       (64)         29       (88)
    Settlement of  litigation ......................................          -          -      1,400
    Gain on sale of Bay-Hermann-Berger Bank ........................          -          -        825
    Other ..........................................................        485        467        446
                                                                      ---------  ---------  ---------
            TOTAL NONINTEREST INCOME ...............................      2,797      2,670      4,753
                                                                      ---------  ---------  ---------
Noninterest expense:
    Salaries and employee benefits .................................      7,561      7,463      6,940
    Net occupancy and equipment expense ............................      2,384      2,328      2,067
    Data processing ................................................        465        467        838
    Federal Deposit Insurance Corporation assessment ...............         47        138        986
    Attorney fees ..................................................        407        376        496
    Other ..........................................................      4,375      3,845      3,992
                                                                      ---------  ---------  ---------
            TOTAL NONINTEREST EXPENSE ..............................     15,239     14,617     15,319
                                                                      ---------  ---------  ---------
            INCOME BEFORE FEDERAL INCOME
                TAX EXPENSE ........................................      8,610      8,335      9,292
Federal income tax expense .........................................      2,308      2,177      2,558
                                                                      ---------  ---------  ---------
            NET INCOME .............................................  $   6,302  $   6,158  $   6,734
                                                                      =========  =========  =========
SHARE DATA:
    Earnings per common  share - basic .............................  $    2.30  $    2.27  $    2.55
                                                                      =========  =========  =========
    Earnings per common share - diluted ............................  $    2.25  $    2.26  $    2.54
                                                                      =========  =========  =========
    Dividends paid per common share ................................  $     .70  $     .50  $    .365
                                                                      =========  =========  =========
    Average common shares outstanding ..............................  2,735,859  2,712,775  2,643,890
                                                                      =========  =========  =========
    Average common shares outstanding, including
      potentially dilutive shares ..................................  2,798,105  2,730,214  2,650,551
                                                                      =========  =========  =========


See accompanying notes to consolidated financial statements.

                  SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                   (dollars in thousands, except share data)




                                                                                              NET
                                                                                           UNREALIZED
                                                                                              GAIN
                                                                                            (LOSS) ON
                                                                     UNEARNED               AVAILABLE
                                          COMMON           RETAINED    ESOP    TREASURY     FOR SALE
                                          STOCK   SURPLUS  EARNINGS   SHARES    STOCK     SECURITIES    TOTAL
                                          ------  -------  --------  --------  --------  ------------   ------

BALANCE AT DECEMBER 31, 1994 ...........  $2,591   $1,698   $35,890   $     -   $     -  $ (2,177)      $38,002
Net income .............................       -        -     6,734         -         -         -         6,734
Cash dividends paid ($.365 per share) ..       -        -      (969)        -         -         -          (969)
Issued 266,680 common shares ...........     267    4,000         -         -         -         -         4,267
Exercise of stock options
    (890 shares) .......................       1       11         -         -         -         -            12
Purchase of 186,670 common
    shares by ESOP .....................       -        -         -    (2,987)        -         -        (2,987)
Allocation of 18,670 shares to
    ESOP participants ..................       -       57         -       299         -         -           356
Purchase of 9,360 common shares
    for treasury .......................       -        -         -         -      (167)        -          (167)
Change in net unrealized gain
    (loss) on available for sale
    securities, net of  tax effect .....       -        -         -         -         -     2,052         2,052
                                          ------  -------  --------   -------  --------  --------      --------
BALANCE AT DECEMBER 31, 1995 ...........   2,859    5,766    41,655    (2,688)     (167)     (125)       47,300
Net income .............................       -        -     6,158         -         -         -         6,158
Cash dividends paid ($.50 per
    share) .............................       -        -    (1,365)        -         -         -        (1,365)
Allocation of 12,354 shares to
    ESOP participants ..................       -       53         -       198         -         -           251
Purchase of 56,814 shares by ESOP
    participants .......................       -        -         -       909         -         -           909
Purchase of 12,980 common shares
    for treasury .......................       -        -         -         -      (283)         -         (283)
Change in net unrealized gain
    (loss) on available for sale
    securities, net of tax effect ......       -        -         -         -         -      (129)         (129)
                                          ------  -------  --------   -------  --------  --------      --------
BALANCE AT DECEMBER 31, 1996 ...........   2,859    5,819    46,448    (1,581)     (450)     (254)       52,841
Net income .............................       -        -     6,302         -         -         -         6,302
Cash dividends paid ($.70 per share) ...       -        -    (1,909)        -         -         -        (1,909)
Allocation of 12,354 shares to
    ESOP participants ..................       -      204         -       197         -         -           401
Purchase of 39,000 common shares
    for treasury .......................       -        -         -         -    (1,370)         -       (1,370)
Change in net unrealized gain
    (loss) on available for sale
    securities, net of tax effect ......       -        -         -         -         -       388           388
                                          ------  -------  --------   -------  --------  --------     ---------
BALANCE AT DECEMBER 31, 1997 ...........  $2,859   $6,023   $50,841   $(1,384)  $(1,820) $    134     $  56,653
                                          ======  =======  ========   =======  ========  ========     =========



          See accompanying notes to consolidated financial statements.

                  SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                 (in thousands)



                                                                                1997      1996      1995
                                                                              --------   --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ..............................................................   $ 6,302    $6,158    $6,734
   Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation and amortization .....................................     1,626     1,920     1,877
         Provision for possible loan losses ................................        60        60        70
         Provision for deferred income taxes ...............................      (286)       50       395
         Net losses (gains) on sales of other real estate owned and
            other foreclosed property ......................................        64       (29)       88
         Gain on sale of Bay-Hermann-Berger Bank ...........................         -         -      (825)
         Increase (decrease) in income taxes payable .......................      (245)     (381)      571
         Decrease in accrued interest receivable ...........................        34       118       111
         Increase in accrued interest payable ..............................        32        10       364
         ESOP compensation expense .........................................       401       251       356
         Other operating activities, net ...................................       403      (495)     (183)
                                                                              --------  --------  --------
             Total adjustments .............................................     2,089     1,504     2,824
                                                                              --------  --------  --------
             NET CASH PROVIDED BY OPERATING ACTIVITIES .....................     8,391     7,662     9,558
                                                                              --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (increase) decrease in short-term investments .......................    (3,700)    5,618    (9,271)
   Proceeds from maturities of and principal payments on debt securities:
      Available for sale ...................................................    14,092     7,984     4,636
      Held to maturity .....................................................    33,461    37,260    23,455
   Purchases of debt securities:.
      Available for sale ...................................................   (19,391)  (24,729)   (4,700)
      Held to maturity .....................................................   (13,720)  (48,720)  (18,462)
   Purchase of life insurance ..............................................         -    (1,250)        -
   Net (increase) decrease in loans ........................................   (32,596)    7,083   (17,266)
   Recoveries of loans previously charged off ..............................       825     1,126       922
   Purchases of bank premises and equipment ................................    (1,213)   (1,194)   (2,344)
   Proceeds from sales of other real estate owned ..........................       258       798     1,774
   Proceeds from sale of Bay-Hermann-Berger Bank, net of cash transferred ..         -         -     2,213
                                                                              --------  --------  --------
             NET CASH USED IN INVESTING ACTIVITIES .........................   (21,984)  (16,024)  (19,043)
                                                                              --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in demand and savings deposits ..................    13,477    (1,122)  (14,002)
   Net increase in time deposits ...........................................     2,610    10,831    25,153
   Net increase (decrease) in short-term borrowings ........................     3,710       844      (138)
   Payments for ESOP debt ..................................................    (1,779)     (299)        -
   Payments for maturing long-term debt ....................................         -         -    (2,250)
   Payments for subordinated capital notes .................................         -         -    (4,190)
   Proceeds from issuance of common stock ..................................         -         -     4,279
   Payments to acquire treasury stock ......................................    (1,370)     (283)     (167)
   Cash dividends paid .....................................................    (1,909)   (1,365)     (969)
                                                                              --------  --------  --------
             NET CASH PROVIDED BY FINANCING ACTIVITIES .....................    14,739     8,606     7,716
                                                                              --------  --------  --------
             NET INCREASE (DECREASE) IN CASH AND CASH
                 EQUIVALENTS ...............................................     1,146       244    (1,769)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ...............................    17,156    16,912    18,681
                                                                              --------  --------  --------
CASH AND CASH EQUIVALENTS, END OF YEAR .....................................   $18,302   $17,156   $16,912
                                                                              ========  ========  ========
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest on deposits and borrowings ..................................   $18,275   $17,516   $16,971
      Income taxes .........................................................     2,498     2,497     2,026
                                                                              ========  ========  ========
   Noncash transactions:
      Transfers to other real estate owned in settlement of loans ..........      $492    $1,059      $989
      Loans made to facilitate the sale of other real estate owned .........         -         -       388
      Guarantee of ESOP debt ...............................................         -         -     2,987
                                                                              ========  ========  ========


See accompanying notes to consolidated financial statements.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995




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

INTEREST ON LOANS
     Interest on commercial, real estate mortgage, and installment loans is credited to income based on the principal amount outstanding. Loans are placed on a nonaccrual basis when interest is past due 90 days or more and when, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, interest accrued in the current year but not collected is charged against current income, with any prior year interest accrued and unpaid charged against the allowance for possible loan losses. Subsequent interest payments received on such loans are applied to principal if there is any doubt as to the collectibility of such principal; otherwise, such receipts are recorded as interest

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

income. Loans are returned to accrual status only when borrowers have brought all past due principal and interest payments current and, in the opinion of management, the borrowers have demonstrated the ability to make future payments of principal and interest as scheduled.

     Loan origination fees and costs, to the extent deemed significant, are deferred and amortized over the life of the underlying loan.

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

     A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan must be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical method used, the Company measures impairment based on the fair value of the collateral when the creditor has determined foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement. The Company continues to use existing nonaccrual methods for recognizing interest income on impaired loans.

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

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


being amortized over 10 years, the estimated life of the deposit base acquired.

INCOME TAXES
     The Company and its subsidiary banks file consolidated income tax returns. Provisions for income taxes are based on the tax effects of transac-tions which are included in the determination of pretax accounting income.

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


EARNINGS PER COMMON SHARE
     Effective December 31, 1997, the Company adopted SFAS No. 128, Earnings Per Share (SFAS 128). SFAS 128 supersedes APB Opinion No. 15, Earnings Per Share (APB 15) and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. SFAS 128 was issued to simplify the com-putation of EPS and to make the U.S. standard more compatible with the EPS standards of other countries and that of the International Accounting Standards Committee (IASC). It replaces the presentation of primary EPS with a
presentation of basic EPS and fully diluted EPS with diluted EPS.   It also
requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS under APB 15.

CONSOLIDATED STATEMENTS OF CASH FLOWS
     For purposes of the consolidated statements of cash flows, the Company considers cash and due from banks to be cash and cash equivalents.

IMPAIRMENT OF LONG-LIVED ASSETS AND
LONG-LIVED ASSETS TO BE DISPOSED OF
     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


TRANSFERS AND SERVICING FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES
     The Company adopted the provisions of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (SFAS 125) on January 1, 1997 which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on the consistent application of a financial-components approach that focuses on control.

     Under the financial-components approach, the Company recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS 125 also provides consistent standards for distinguishing transfers of financial assets that are secured borrowings. The adoption of SFAS 125 did not have a material impact on the Company's consolidated financial position, results of operations, or liquidity.

RECLASSIFICATIONS
     Certain prior year information has been reclassified to conform with the current year presentation.

NOTE 2 -- INVESTMENTS IN DEBT SECURITIES
     The amortized cost and estimated market values of debt securities classified as available for sale at December 31, 1997 and 1996 are as follows:


                               (in thousands)
                                   1997
                   -------------------------------------
                                 GROSS
                   AMOR-      UNREALIZED       ESTIMATED
                   TIZED     -------------      MARKET
                   COST     GAINS   LOSSES      VALUE
                   -------  ------ --------   ---------
U.S. Treasury
   securities and
   obligations of
   U.S. Govern-
   ment agencies
   and corpora-
   tions           $26,899  $167    $  (8)     $27,058
Obligations of
   states and
   political
   subdivisions        300     4        -          304
Mortgage-backed
   securities       44,483   288     (248)      44,523
Other securities     1,575     -        -        1,575
                   -------  ----   ------      --------
                   $73,257  $459   $ (256)     $ 73,460
                   =======  ====  =======      ========




                             (in thousands)
                                  1996
                   ---------------------------------
                                Gross
                    Amor-    Unrealized    Estimated
                    tized   -------------   Market
                    Cost    Gains  Losses    Value
                   -------  -----  ------  ---------
U.S. Treasury
   securities and
   obligations of
   U.S. Govern-
   ment agencies
   and corpora-
   tions           $18,861    $51   $(67)    $18,845
Obligations of
   states and
   political
   subdivisions        445      6      -         451
Mortgage-backed
   securities       46,444    132   (501)     46,075
Other securities     1,279      -      -       1,279
                   -------  -----  ------  ---------
                   $67,029   $189  $(568)    $66,650
                   =======  =====  ======  =========


     The amortized cost and estimated market value of debt securities classified as available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                          (in thousands)
                                        AMOR-    ESTIMATED
                                        TIZED     MARKET
                                        COST      VALUE
                                       -------  ---------
Due in one year or less                $ 9,367    $ 9,369
Due after one year through
  five years                            15,367     15,472
Due after five years through
  ten years                              2,565      2,621
Mortgage-backed securities              44,483     44,523
Federal Home Loan Bank stock -
  no stated maturity                     1,283      1,283
Federal National Mortgage Association
  stock - no stated maturity                 5          5
Federal Reserve Bank stock -
  no stated maturity                       187        187
                                       -------    -------
                                       $73,257    $73,460
                                       =======    =======

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

     The amortized cost and estimated market values of debt securities classified as held to maturity at December 31, 1997 and 1996 are as follows:


                            (in thousands)
                                1997
                   ----------------------------------
                                Gross
                   Amor-      Unrealized     Estimated
                   tized    --------------    Market
                   Cost     Gains   Losses     Value
                   -------  -----   ------   ---------
U.S. Treasury
   securities and
   obligations of
   U.S. Govern-
   ment agencies
   and corpora-
   tions           $72,065  $ 429    $(146)   $ 72,348
Obligations of
   states and
   political
   subdivisions     23,544    775       (3)     24,316
Mortgage-backed
   securities        4,070    104        -       4,174
                   -------  ------   ------   --------
                   $99,679  $1,308   $(149)   $100,838
                   =======  ======   =====    ========



                              (in thousands)
                                   1996
                   -----------------------------------
                    Amor-        Gross       Estimated
                    tized      Unrealized     Market
                     Cost    Gains   Losses    Value
                   --------  ------  ------  ---------
U.S. Treasury
   securities and
   obligations of
   U.S. Govern-
   ment agencies
   and corpora-
   tions            $92,469    $354  $(427)    $92,396
Obligations of
   states and
   political
   subdivisions      21,709     774    (22)     22,461
Mortgage-backed
   securities         6,166      73    (19)      6,220
Other debt
   securities           300       -      -         300
                   --------  ------  ------  ---------
                   $120,644  $1,201  $(468)   $121,377
                   ========  ======  ======  =========


     The amortized cost and estimated market value of debt securities classified as held to maturity at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.


                               (in thousands)
                              Amor-    Estimated
                              tized      Market
                              Cost       Value
                              -------  ---------
Due in one year or less       $21,892    $21,916
Due after one year through
   five years                  55,395     55,933
Due after five years through
   ten years                   16,498     16,951
Due after ten years             1,824      1,864
Mortgage-backed securities      4,070      4,174
                              -------  ---------
                              $99,679   $100,838
                              =======  =========


     There were no sales of debt securities during 1997, 1996, and 1995.

     The carrying value of securities pledged to secure deposits and collateralize borrowings amounted to $69,100,000 and $56,844,000 at December 31, 1997 and 1996, respectively.

NOTE  3 -- LOANS
     Loans, by category, at December 31, 1997 and 1996 are as follows:


                              (in thousands)
                               1997       1996
                               ----       ----
Commercial, financial,
   and agricultural          $ 69,168  $ 62,016
Real estate - commercial       98,759    82,045
Real estate - construction     30,836    26,067
Real estate - residential      92,028    96,039
Consumer                       23,627    17,304
Industrial revenue bonds        5,517     6,373
Other                           6,502     4,619
                             --------  --------
            Total loans       326,437   294,463
Less allowance for possible
    loan losses                 6,120     5,602
                             --------  --------
            Loans, net       $320,317  $288,861
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

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)




     The Company's investment in industrial revenue bonds are classified as held to maturity. The estimated market value of these instruments was $5,738,000 and $6,628,000 at December 31, 1997 and 1996, respectively.

     Transactions in the allowance for possible loan losses for the years ended December 31, 1997, 1996, and 1995 were as follows:

                               (in thousands)
                           1997     1996     1995
                           ----    -----    -----
Balance at beginning of
   year                    $5,602   $5,635   $ 7,144
Provision charged
   to expense                  60       60        70
Adjustment due to sale of
   Bay-Hermann-Berger
   Bank                         -        -      (327)
Loans charged off            (367)  (1,219)   (2,174)
Recoveries                    825    1,126       922
                           ------  -------   -------
Balance at end of year     $6,120   $5,602   $ 5,635
                           ======  =======   =======


     A summary of impaired loans, including nonaccrual loans, at December 31, 1997 and 1996 follows:



                                 (in thousands)
                                  1997     1996
                                 -------  ------

Nonaccrual loans                  $2,977  $1,037
Impaired loans continuing
   to accrue interest              1,176   3,528
                                 -------  ------
           Total impaired loans   $4,153  $4,565
                                 =======  ======

Allowance for possible losses
   on impaired loans              $1,637  $1,759
                                 =======  ======
Impaired loans with no related
   allowance for possible
   loan losses                    $1,374  $  951
                                 =======  ======


     As of January 1, 1995, the Company had impaired loans of $5,248,000 for which specific reserves of $733,000 were allocated.

     The average balance of impaired loans during the year was $2,997,000, $6,821,000, and $5,569,000 at December 31, 1997, 1996, and 1995, respectively.

     If interest on nonaccrual loans, including amounts computed on principal balances charged off on such loans, had been accrued, such income would have been $232,000, $133,000, and $160,000 for the years ended December 31, 1997,
1996, and 1995, respectively. The amount recognized as interest income on nonaccrual loans was $113,000, $27,000, and $66,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

     The amount recognized as interest income on other impaired loans continuing to accrue interest was $102,000, $277,000, and $365,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

     There were no restructured loans at December 31, 1997 and 1996.

     Aggregate loan transactions involving executive officers and directors of the Company and its subsidiaries for the year ended December 31, 1997 are summarized below (in thousands). This summary excludes all loans to executive officers and directors whose indebtedness to the Company and its subsidiaries did not exceed $60,000 at any time during 1997.

Aggregate balance, December 31, 1996    $12,084
New loans and advances                   18,113
Repayments                              (20,860)
                                        -------
Aggregate balance, December 31, 1997    $ 9,337
                                        =======

     All such loans to executive officers and directors were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility. There were no loans involving executive officers and directors which were on nonaccrual status or past due 90 days and still accruing interest as of December 31, 1997.

NOTE  4 -- BANK PREMISES AND EQUIPMENT
     Bank premises and equipment at December 31, 1997 and 1996 are as follows:

                                  (in thousands)
                                 1997     1996
                                 ----     ----
Land                            $3,216   $2,804
Buildings                       10,013    9,841
Furniture and equipment          5,868    6,033
                               -------  -------
                                19,097   18,678
Less accumulated depreciation
   and amortization              8,231    7,893
                               -------  -------
                               $10,866  $10,785
                               =======  =======

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

     Depreciation and amortization of bank premises and equipment charged to noninterest expense amounted to $1,108,000, $1,167,000, and $960,000 for 1997,
1996, and 1995, respectively.

     Rents collected and credited to net occupancy expense of bank premises amounted to $116,000, $137,000, and $102,000 for 1997, 1996, and 1995,
respectively.

NOTE  5 -- DEPOSITS
     Deposits, by category, at December 31, 1997 and 1996 and the respective weighted average interest rates paid thereon for the years then ended are as follows:


                               (dollars in thousands)
                           1997                1996
                     ------------------  -----------------
                               Average             Average
                     Amount      Rate      Amount    Rate
                     ------    -------   --------- -------
Noninterest-bearing
  demand deposits     $61,308     -%     $ 58,046       -%
Interest-bearing
  demand deposits     139,177  3.34       128,474    3.33
Savings deposits       56,627  2.51        57,115    2.53
Time deposits:
  Under $100,000      172,830  5.37       174,102    5.40
  $100,000 and over    53,421  5.32        49,539    5.18
                     --------  ====      --------    ====
                     $483,363            $467,276
                     ========            ========


     A summary of time deposits as of December 31, 1997 by time remaining until maturity is as follows:



Due in one year or less                   $158,771
Due after one year through two years        42,404
Due after two years through three years     15,618
Due after three years through four years     4,604
Due after four years through five years      4,755
Thereafter                                      99
                                          --------
                                          $226,251
                                          ========



     Interest paid on deposits consists of the following for the years ended December 31, 1997, 1996, and 1995:



                          (in thousands)
                       1997     1996     1995
                     -------  -------  -------
Interest-bearing
  demand deposits     $4,346  $ 4,125  $ 4,095
Savings deposits       1,459    1,529    1,685
Time deposits:
  Under $100,000       9,309    9,462    9,491
  $100,000 and over    2,796    2,148    1,582
                     -------  -------  -------
                     $17,910  $17,264  $16,853
                     =======  =======  =======



NOTE  6 -- SHORT-TERM BORROWINGS
     A summary of short-term borrowings at December 31, 1997 and 1996 is as follows:

                              (in thousands)
                              1997     1996
                              ----     ----
Securities sold under agree-
   ments to repurchase         $5,333   $1,623
                               ======   ======


     The average balance of securities sold under agreements to repurchase for 1997, 1996, and 1995 was $5,053,000, $893,000, and $747,000, respectively.
The maximum month-end balance of such borrowings for 1997, 1996, and 1995 was $9,693,000, $2,039,000, and $1,988,000, respectively.

NOTE  7 -- ESOP DEBT
     In April 1995, the Company's Employee Stock Ownership Plan borrowed $2,987,000 from an unaffiliated financial institution, the proceeds of which were used to purchase 186,670 shares of the Company's common stock. During September 1997, the Company borrowed $1,581,000 from South Side National Bank and repaid the unaffiliated financial institution. As discussed more fully in note 10, the debt is guaranteed by the Company and, while it was maintained at an unaffiliated financial institution, was reflected on the Company's consolidated balance sheet. The debt is secured by the remaining 98,832 shares of unreleased and released but unallocated shares of the Company's common
stock.    The debt agreement requires ten equal annual installment payments.
During 1996, the first installment payment was made. In addition, a supplemental principal payment of $909,000 was made for the purchase and allocation of 56,814 shares of stock for plan participants under the 401(k) provisions of the plan. The note bears interest at the prime rate, which was 8.50% at December 31, 1997.

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

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE  9 -- FEDERAL INCOME TAXES
     The current and deferred portions of Federal income tax expense for 1997, 1996, and 1995 are as follows:

                             (in thousands)
                         1997     1996     1995
                        ------  -------  -------

Current                 $2,594   $2,127   $2,163
Deferred tax expense      (286)      50      395
                        ------  -------  -------
    Federal income tax
      expense           $2,308   $2,177   $2,558
                        ======  =======  =======


     A reconciliation of reported Federal income tax expense to income tax expense computed by applying the federal statutory rate of 34% in 1997, 1996, and 1995 to income before Federal income tax expense is as follows:

                                 (in thousands)
                            1997    1996     1995
                            ------  -------  -------
Computed income tax  ex-
   pense                    $2,928   $2,834   $3,159
Tax-exempt interest income    (517)    (674)    (562)
Other, net                    (103)      17      (39)
                            ------  -------  -------
   Federal income tax
     expense                $2,308   $2,177   $2,558
                            ======  =======  =======


     The components of deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:

                                        (in thousands)
                                         1997     1996
                                        -------  -------
Deferred tax assets:
   Allowance for possible loan losses    $2,081   $1,905
   Deferred expense                         288      214
   Available for sale securities              -      123
   Other, net                                78       28
                                        -------  -------
        Total deferred tax assets         2,447    2,270
                                        -------  -------
Deferred tax liabilities:
   Available for sale securities            (67)       -
   Depreciation of premises and
     equipment                             (388)    (390)
   Discount on debt securities, net        (157)    (111)
   Deferred loan fees                      (133)    (163)
                                         -------  -------
        Total deferred tax liabilities     (745)    (664)
                                        -------  -------
        Net deferred tax assets          $1,702   $1,606
                                        =======  =======


     The Company has not established a valuation allowance for deferred tax assets as of December 31, 1997 or 1996 due to management's belief that all criteria for recognition of the assets have been met.

NOTE  10 -- EMPLOYEE BENEFIT PLANS

PENSION
     The Company has a noncontributory pension plan which covers substantially all of its employees. The Company accrues and makes contributions designed to fund normal service costs on a current basis using a projected unit credit cost method and to amortize unfunded past service costs over a period of 30 years.

     During 1997, the Board of Directors of the Company voted to terminate the Company's noncon-tributory pension plan effective May 31, 1997. The benefits under the plan were frozen as of March 31, 1997 and plan benefits ceased to accrue. As the fair value of plan assets exceeded the value of accumulated benefit obligations as of December 31, 1997, the Company has elected to provide benefits with all plan assets. Although the termination of the plan has not been approved by regulatory authorities, management expects the termination to be approved in 1998 and the pension plan will be liquidated at the time of regulatory approval. Upon termination, all benefits will become 100% vested, and all persons entitled to benefits will be eligible to request an immediate lump-sum settlement of the benefit entitlement. Management anticipates a pension curtailment gain of approximately $400,000 in 1998 in conjunction with the termination of the plan.

     Accumulated plan benefit information, as estimated by the consulting actuary, and plan net assets determined as of and for the years ended December 31, 1997 and 1996 are as follows:

                                       (in thousands)
                                      1997      1996
                                     -------   ------
 Actuarial present value of
    benefit obligations:
       Vested benefit obligations    $ 869    $  790
                                     =====    ======
       Accumulated benefit
         obligations                   869    $  834
                                     =====    ======
       Projected benefit obligation  1,075     1,397
 Plan assets at fair value           1,075       879
                                     -----    ------
 Projected benefit obligation in
    excess of plan assets                -      (518)
 Unrecognized portion of net
    transition obligation                -       120
 Unrecognized net gain                   -         -
                                     -----    ------
 Accrued pension cost                $   -    $ (398)
                                     =====    ======

                                        (in thousands)
                                      1997    1996     1995
                                     ------  -------  -----
 Net pension cost included the
    following  components:
       Service cost - benefits
         earned during period         $162     $139     $124
       Interest cost on projected
         benefit obligation             97       87       89
       Return on plan assets           (61)     (60)     (52)
       Net amortization and
         deferral                       29       22       26
                                      ----     ----     ----
               Net periodic pen-
                 sion cost            $227     $188     $187
                                      ====     ====     ====

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)



 Assumptions used were as follows:

                                     1997     1996      1995
                                    -----   --------   ------
 Discount rate in determining
    benefit obligations               6.5%      7.0%     7.0%
 Rate of increase in compensa-
    tion levels                       4.5       4.5      4.5
 Expected long-term rate on assets    6.5       7.0      7.0
                                     ====      ====      ===


ESOP
     The Company's Board of Directors authorized the adoption of an employee stock ownership plan with 401(k) provisions (ESOP) for substantially all employees of the Company's subsidiary banks. Effective during 1996, the provisions of the Company's 401(k) thrift plan were combined under the ESOP plan.

     In April 1995, the Company leveraged the ESOP plan through a $2,987,000 borrowing from an unaffiliated financial institution, the proceeds of which were used to purchase 186,670 shares of the Company's common stock. In September 1997, the Company repaid the unaffiliated financial institution through borrowings from South Side National Bank. The Company now makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends on unallocated shares received by the ESOP are used to pay debt service. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. Accordingly, the debt of the ESOP was recorded as debt and the shares pledged as collateral were reported as unearned ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $401,000, $251,000, and $356,000 for the years ended December 31, 1997, 1996, and 1995, respectively. The ESOP shares as of December 31, 1997 were as follows:

Allocated shares                       303,429
Shares released for allocation          12,354
Unreleased shares                       86,478
                                    ----------
Total ESOP shares                      402,261
                                    ==========
Fair value of unreleased shares at
   December 31, 1997                $2,983,000
                                    ==========

     In addition, under the 401(k) provisions the ESOP provides for a 50% matching contribution by the Company on employee elective deferral amounts up to 6% of annual compensation. The matching contribu-tions charged to expense for the years 1997, 1996, and 1995 were $107,000, $99,000, and $78,000, respectively.

STOCK OPTIONS
     The Company maintains a nonqualified stock option plan under which options to purchase up to 200,000 shares of common stock could be granted to certain executive officers of the Company and its subsidiary banks. Options granted under the plan vest on a pro rata basis over a five-year period and expire at the end of ten years from the date of grant. In 1993, 25,000 options were granted at $11.00 per share. Of the options granted, 2,400 have been exercised, 5,600 have been forfeited, and 17,000 are still outstanding. There were no options granted during 1995. In 1996, 75,000 options were granted at $19.00 per share, all of which remain outstanding as of December 31, 1996, and 100,000 options remain available for future grants. In 1997, the remaining 100,000 options were granted at $24 per share, all of which remain outstanding as of December 31, 1997.

     The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1996 and 1997 consistent with the provisions of SFAS 123, the Company's net income and earnings per common share would have been the pro forma amounts indicated below:

                                                       1997         1996
                                                    ---------     --------
   Net income - as reported                         $  6,302,000  $6,158,000
   Net income - pro forma                              6,170,000   6,115,000
   Earnings per common share -
      diluted, as reported                                  2.25        2.26
   Earnings per common share -
      pro forma diluted                                     2.21        2.24
                                                    ============  ==========


     Pro forma net income reflects only options granted in 1996 and 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


of five years and compensation cost for options granted prior to January 1, 1996 is not considered.

     The fair value of each option grant for 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants:


                          1997     1996
                         -------  -------
Volatility                 30.0%    30.0%
Risk-free interest rate     6.0%     6.0%
Expected life            7 YEARS  5 years
Expected dividend yield     3.6%     2.6%
                         =======  =======


     The pro forma information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred or of the future anticipated results of operations of the Company.

NOTE 11 -- EARNINGS PER SHARE
     The computation of EPS at December 31, 1997, 1996, and 1995 follows:

                                     1997            1996            1995
                                --------------  --------------  --------------
                                   (in thousands, except per share amounts)
  Basic EPS:
     Income available to
        common shareholders         $    6,302   $    6,158      $    6,734
     Average common shares
        outstanding                  2,735,859    2,712,775       2,643,890
                                    ==========   ==========      ==========
     Basic EPS                      $     2.30   $     2.27      $     2.55
                                    ==========   ==========      ==========
  Diluted EPS:
     Income available to
        common shareholders         $    6,302   $    6,158      $    6,734
                                    ==========   ==========      ==========
     Average common shares
        outstanding                  2,735,859    2,712,775       2,643,890
     Dilutive potential due to
        stock options                   62,246       17,439           6,661
                                    ----------   ----------      ----------
     Average number of
        common shares and
        dilutive potential
        common shares
        outstanding                  2,798,105    2,730,214       2,650,551
                                    ==========   ==========      ==========
     Diluted EPS                    $     2.25   $     2.26      $     2.54
                                    ==========   ==========      ==========


NOTE 12 -- SUPERVISION AND REGULATION
     The Company's subsidiary banks are required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. Restricted funds used to meet regulatory reserve requirements amounted to $3,292,000 and $3,131,000 at December 31, 1997 and 1996, respectively.

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

     Subsidiary bank dividends are the principal source of funds for the payment of dividends by the Company to its shareholders. By regulation, the Company's national banking subsidiary is prohibited from paying dividends in excess of its current year's net income plus its retained net income from the preceding two years, unless prior regulatory approval is obtained. The subsidiary banks are also required to maintain certain minimum capital ratios, which further limit their ability to pay dividends to the Company. At December 31, 1997, $13,089,000 was available for dividends to the Company without reducing capital of the subsidiary banks below minimum standards.

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

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

     Quantitative measures established by regulations to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, the Company and its subsidiary banks meet all capital adequacy requirements to which they are subject.

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

     The Company and subsidiary banks' actual and required capital amounts (in thousands) and ratios as of December 31, 1997 and 1996 are as follows:


                                                        1997
                             --------------------------------------------------------
                                                                         To Be
                                                                   Well Capitalized
                                                                         Under
                                                                   Prompt Corrective
                                                  For Capital           Action
                                   Actual       Adequacy Purposes       Provisions
                             ----------------  -------------------  --------------------
                             Amount    Ratio   Amount    Ratio      Amount     Ratio
                             -------  -------  -------  -------   --------   ---------
TOTAL CAPITAL (TO RISK-
     WEIGHTED ASSETS)
        COMPANY              $60,664  17.38%   $27,926      8%   $     -           -  %
        SSNB                  38,434  17.21     17,871      8     22,339          10
        SBJC                   6,255  17.14      2,920      8      3,650          10
        BSG                   10,174  19.65      4,143      8      5,179          10
        BSCC                   4,842  13.89      2,790      8      3,487          10
TIER I CAPITAL (TO RISK-
     WEIGHTED ASSETS)
        COMPANY              $56,279  16.12%   $13,963      4%   $     -           - %
        SSNB                  35,624  15.95      8,935      4     13,403           6
        SBJC                   5,798  15.89      1,460      4      2,190           6
        BSG                    9,525  18.39      2,071      4      3,107           6
        BSCC                   4,405  12.63      1,395      4      2,092           6
TIER I CAPITAL (TO ADJUSTED
     AVERAGE ASSETS)
        COMPANY              $56,279  10.34%   $16,331      3%  $      -           - %
        SSNB                  35,624  10.26     10,416      3     17,359           5
        SBJC                   5,798   9.96      1,747      3      2,911           5
        BSG                    9,525  11.10      2,575      3      4,292           5
        BSCC                   4,405   8.67      1,523      3      2,539           5


                                                        1996
                             --------------------------------------------------------
                                                                         To Be
                                                                   Well Capitalized
                                                                         Under
                                                                   Prompt Corrective
                                                  For Capital           Action
                                   Actual       Adequacy Purposes       Provisions
                             ----------------  -------------------  --------------------
                             Amount    Ratio   Amount       Ratio      Amount     Ratio
                             -------  -------  -------     -------   --------   ---------
TOTAL CAPITAL (TO RISK-
   (WEIGHTED ASSETS)
       COMPANY               $56,767   17.88%    $25,400    8.00%    $      -         -  %
       SSNB                   36,406   18.32      15,897    8.00       19,871      10.00
       SBJC                    5,929   18.09       2,621    8.00        3,277      10.00
       BSG                     9,752   19.77       3,945    8.00        4,931      10.00
       BSCC                    4,565   14.57       2,506    8.00        3,133      10.00
TIER I CAPITAL (TO RISK-
   (WEIGHTED ASSETS)
       COMPANY               $52,778   16.62%    $12,700    4.00%    $      -         -  %
       SSNB                   33,906   17.06       7,949    4.00        11,923      6.00
       SBJC                    5,518   16.84       1,311    4.00         1,966      6.00
       BSG                     9,133   18.52       1,973    4.00         2,959      6.00
       BSCC                    4,171   13.31       1,253    4.00         1,880      6.00
TIER I CAPITAL (TO ADJUSTED
   (AVERAGE ASSETS)
       COMPANY               $52,778   10.12%    $15,646    3.00%    $      -         -  %
       SSNB                   33,906   10.19       9,980    3.00         16,633     5.00
       SBJC                    5,518   10.22       1,621    3.00          2,701     5.00
       BSG                     9,133   10.52       2,604    3.00          4,340     5.00
       BSCC                    4,171    9.46       1,323    3.00          2,205     5.00


NOTE 13 -- CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
     Following are condensed financial statements of Southside Bancshares Corp. (parent company only) for the periods indicated:

                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                                 (in thousands)


                           ASSETS                1997       1996
                                                -------    -------

               Cash                             $ 1,198     $   297
               Investment in subsidiary banks    56,092      53,349
               Other assets                       1,736       1,490
                                                -------     -------
                      TOTAL ASSETS              $59,026     $55,136
                                                =======     =======
                           LIABILITIES AND
                        SHAREHOLDERS' EQUITY

               ESOP debt                         $1,581     $ 1,779
               Other liabilities                    792         516
               Shareholders' equity              56,653      52,841
                                                -------     -------
                      TOTAL LIABILITIES AND
                          SHAREHOLDERS' EQUITY  $59,026     $55,136
                                                =======     =======

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)




                         CONDENSED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                                 (in thousands)



                                 1997    1996    1995
                                ------  ------  ------
REVENUE:
   Dividends received from
     subsidiary banks           $5,050  $3,000  $  239
   Gain on sale of Bay-
     Hermann-Berger Bank             -       -     825
   Other                           368     297      91
                                ------  ------  ------
     Total revenue               5,418   3,297   1,155
                                ------  ------  ------
EXPENSES:
   Interest expense                139     170     351
   Other                         1,952   1,558     623
                                ------  ------  ------
     Total expenses              2,091   1,728     974
                                ------  ------  ------
     Income before income
        tax benefit and un-
        distributed earnings
        of subsidiary banks      3,327   1,569     181
Income tax benefit                 496     431      52
                                ------  ------  ------
     Income before
        undistributed earnings
        of subsidiary banks      3,823   2,000     233
Undistributed earnings of
   subsidiary banks              2,479   4,158   6,501
                                ------  ------  ------
     NET INCOME                 $6,302  $6,158  $6,734
                                ======  ======  ======


                       CONDENSED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                                 (in thousands)

                                          1997           1996            1995
                                         ------         ------          ------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                           $6,302        $   6,158        $ 6,734
    Adjustments to reconcile net income
      to net cash provided by (used in)
      operating activities:
        Undistributed earnings
           of subsidiary banks           (2,479)          (4,158)        (6,501)
        Gain on sale of Bay-
           Hermann-Berger Bank                -              -             (825)
        Other operating activities, net     555              688            479
                                       --------        ---------          -----
               Net cash provided
                  by (used in)
                  operating activities    4,378            2,688           (113)
                                       --------        ---------          -----
CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of life insurance              -           (1,250)             -
      Proceeds from the sale
        of Bay-Hermann-Berger Bank            -              -            3,145
                                       --------        --------          ------
               Net cash provided
                  by (used in)
                  investing activities        -           (1,250)         3,145
                                       --------        ---------          -----
CASH FLOWS FROM FINANCING  ACTIVITIES:
    Payments for ESOP debt               (1,779)            (299)             -
    Proceeds from ESOP debt               1,581               -               -
    Principal reductions
      on notes payable                        -               -          (6,440)
    Proceeds from issuance of
      common stock                            -               -           4,279
    Payments to acquire treasury stock   (1,370)            (283)          (167)
    Cash dividends paid                  (1,909)          (1,365)          (969)
                                       --------        ---------          -----
               Net cash used in
                  financing activities   (3,477)          (1,947)        (3,297)
                                       --------        ---------         ------
               Net increase (de-
                  crease) in cash           901             (509)          (265)
Cash, beginning of year                     297              806          1,071
                                       --------        ---------         ------
Cash, end of year                      $  1,198        $     297        $   806
                                       ========        =========        =======
Supplemental disclosures of cash
    flow information - cash paid
    during the year for:
      Interest on subordinated
        capital notes  and debt        $    139        $     170        $   351
      Income taxes                        2,498            2,497          2,026
      Guarantee of ESOP debt                  -              -            2,987
                                         ======        =========         ======

NOTE 14 -- CONTINGENCIES
     In the normal course of business, the Company had certain litigation pending at December 31, 1996. In the opinion of management, after consultation with legal counsel, none of this litigation will have a material adverse effect on the consolidated financial condition of the Company.

NOTE 15 -- DISCLOSURES ABOUT
FINANCIAL INSTRUMENTS
     The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

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

     Following is a summary of the Company's off-balance-sheet financial instruments at December 31, 1997 and 1996:

                                                 (in thousands)
                                               Contractual Amount
                                               --------------------
                                                 1997       1996
                                               ---------  ---------
            Financial instruments whose
               contractual amounts represent:
                 Commitments to extend
                    credit                       $60,971    $60,599
                 Standby letters of credit         2,758      1,984
                                               =========  =========


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit at December 31, 1997 and 1996, $8,428,000 and $8,121,000, respectively, represent fixed rate loan commitments. Since many of the commitments are expected to expire

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)




without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis.

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

     Following is a summary of the carrying amounts and fair values of the Company's financial instruments which were on the consolidated balance sheets at December 31, 1997 and 1996:

                                  (in thousands)
                        1997                1996
                        ------------------  ------------------
                        CARRYING  FAIR      Carrying  Fair
                        AMOUNT    VALUE     Amount    Value
                        --------  --------  --------  --------
Balance sheet assets:
   Cash and due
      from banks         $18,302  $ 18,302  $ 17,156  $ 17,156
   Short-term
      investments         17,200    17,200    13,500    13,500
   Investments in
      debt securities:
       Available
         for sale         73,460    73,460    66,650    66,650
       Held to
         maturity         99,679   100,840   120,644   121,377
   Loans, net            320,317   325,819   288,861   294,982
                        ========  ========  ========  ========
Balance sheet
   liabilities:
      Deposits          $483,363  $482,855  $467,276  $466,572
      Short-term
       borrowings          5,333     5,333     1,623     1,623
      ESOP debt                -         -     1,779     1,779
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

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)




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

NOTE 16 -- SHAREHOLDER
PROTECTION RIGHTS PLAN
     On May 27, 1993, the Company's Board of Directors adopted a Shareholder Protection Rights Plan (the Plan).

     Under the terms of the Plan, one Preferred Share Purchase Right (Right) is attached to each share of common stock and trades automatically with such shares. The Rights, which can be redeemed by the Company's Board of Directors in certain circumstances and expire by their terms on May 27, 2003, have no voting rights.

     The Rights become exercisable and will trade separately from the common stock ten days after a person or a group either becomes the beneficial owner or announces an intention to commence a tender offer for 25% or more of the Company's outstanding common stock. When exercisable, each Right entitles the registered holder to purchase from the Company 1/100th of a share of a new series of Junior Participating Preferred Stock, Series D, substantially equal to one share of common stock without voting rights, at an exercise price of $37.50 per unit. In the event a person acquires beneficial ownership of 25% or more of the Company's common stock, holders of Rights (other than the acquiring person or group) may purchase, at the Rights' then current exercise price, common stock or its equivalent of the Company having a value at that time equal to twice the exercise price. In the event the Company merges into or otherwise transfers 50% or more of its assets or earnings power to any person after the Rights become exercisable, holders of Rights may purchase, at the then current exercise price, common stock or its equivalent of the acquiring entity having a value at that time equal to twice the exercise price.

NOTE 17 -- SUBSEQUENT EVENT
     On February 25, 1998, the Company entered into a definitive agreement that provides for the acquisition and merger of Public Service Bank, FSB (PSB) with the Company's subsidiary bank, South Side National Bank. As of September 30, 1997, PSB had total assets of $70,470,000, stockholders' equity of $4,364,000, and three offices in the St. Louis metropolitan area. The agreement provides for the Company to acquire 100% of PSB from its stockholders, who shall receive either cash, shares of the Company's common stock, or a combination of cash and the Company's common stock, at the election of each PSB stockholder subject to certain limitations as set forth in the agreement. The value of the transaction is expected to be approximately $8.5 million or two times PSB's adjusted book value as of the closing date. The acquisition should be completed in the third quarter of 1998, and it is subject to, among other things, regulatory approval.

                  SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                             DIRECTORS AND OFFICERS

SOUTHSIDE BANCSHARES CORP.
     The name and principal occupation or employment of each director and officer of Southside Bancshares Corp. and the name and principal business of any organization by which such person is employed is set forth below:

                        BOARD OF DIRECTORS
JOSEPH W. BEETZ                                    NORVILLE K. MCCLAIN
   President                                          President
   Joseph H. Beetz Plumbing Company, Inc.             Essex Contracting, Inc.
   Director                                           Director
   South Side National Bank in St. Louis              South Side National Bank in St. Louis
RALPH CRANCER, JR.                                 DANIEL J. QUEEN
   Deputy Sheriff                                     President
   St. Louis County, Missouri                         Highland Diversified
   Former President                                   Director
   South Side Furniture Co.                           South Side National Bank in St. Louis
   Director                                           Director
   South Side National Bank in St. Louis              State Bank of DeSoto
HOWARD F. ETLING                                   RICHARD G. SCHROEDER, SR.
   Publisher Emeritus                                 President
   Journal Newspaper                                  St. Louis Fabrication Services, Inc.
   Former President                                   Director
   South County Publications, Inc.                    South Side National Bank in St. Louis
   Chairman of the Board                           THOMAS M. TESCHNER
   Southside Bancshares Corp.                         President and Chief Executive Officer
   Chairman of the Board                              Southside Bancshares Corp.
   South Side National Bank in St. Louis              President and Chief Executive Officer
DOUGLAS P. HELEIN                                     South Side National Bank in St. Louis
   Insurance Broker                                   Director
   Welsch, Flatness & Lutz, Inc.                      South Side National Bank in St. Louis
   Director                                           Director
   South Side National Bank in St. Louis              Bank of Ste. Genevieve
EARLE J. KENNEDY, JR.                                 Director
   Former President                                   State Bank of DeSoto
   Westway Services, Inc.                             Director
   Former President                                   The Bank of St. Charles County
   Continental Boiler Works, Inc.
   Director
   South Side National Bank in St. Louis




                                    OFFICERS


THOMAS M. TESCHNER
 President and Chief                                      LAURA L. THOMAS
 Executive Officer           CAROLE A. MATT                Assistant Secretary to the Board
JOSEPH W. POPE                Vice President/Compliance   NEIL P. FINNEGAN
 Senior Vice President and   STEVEN D. VOSS                Assistant Vice President/
 Chief Financial Officer      Vice President and Auditor   Loan Review
DAVID J. ABELN               JOANNE M. SCHNEIDER          NANETTE M. BELLER
 Vice President/Investments   Secretary to the Board       Assistant Auditor

     The following is a summary description of the four subsidiary banks of Southside Bancshares Corp.

SOUTH SIDE NATIONAL BANK IN ST. LOUIS

     The main office of South Side National Bank in St. Louis is located at 3606 Gravois Avenue, St. Louis, Missouri 63116. Facilities are located at 3420 Iowa Street, St. Louis, Missouri 63118; 9914 Kennerly Road, St. Louis County, Missouri 63128; 8440 Morganford, St. Louis County, Missouri 63123; 4666 Lansdowne, St. Louis, Missouri 63116; 10385 West Florissant, Ferguson, Missouri 63136; and 11330 Gravois, St. Louis, Missouri 63126. A
24-hour automated teller machine is maintained at St. Anthony's Medical Center, 10010 Kennerly Road, St. Louis County, Missouri 63128. The Bank has 20 drive-in windows and eight 24-hour automated teller machines. The Bank is a member of the Honor and CIRRUS automated teller networks. The Bank serves St. Louis City and St. Louis County.

     The total assets of the Bank at December 31, 1997 were $353,316,000.
Total deposits at December 31, 1997 were $309,297,000. Total loans at December 31, 1997 were $197,175,000.


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

                                   OFFICERS

THOMAS M. TESCHNER                                   ROBERT D. JOSEPH                         PAMELA A. HALE
   President and Chief Executive Officer               Vice President                            Assistant Vice President
WILLIAM E. MUHLKE                                    COLETTE A. LETENDRE                      DOLORES G. HENSEL
   Senior Vice President and Comptroller               Vice President                            Assistant Vice President
LAURIE A. PENNYCOOK                                  JUDI M. SCHULZ                           CONNIE HORNAK
   Senior Vice President and Cashier                   Vice President                            Assistant Vice President
STEVEN L. RAY                                        DONALD A. SEILER                         BRENDA L. HUDDLESTON
   Senior Vice President and Senior Trust Officer      Vice President                            Assistant Vice President
MARK D. SKORNIA                                      JOHN R. SHIVERS                          D. MICHAEL MINOR
   Senior Vice President and Senior Loan Officer       Vice President                            Assistant Vice President
KENNETH E. MARSCHUETZ                                JEFFERY M. BERRY                         ROLAND G. SPIES
   Senior Vice President                               Assistant Vice President                  Assistant Vice President
JOSEPH W. POPE                                       ANNA SMITH-CRAFT                         PAUL L. STEUBE
   Senior Vice President                               Assistant Vice President                  Assistant Vice President
CAROLE A. MATT                                       GAIL R. DICKSON                          JACQUELINE A. YOCHIM
   Vice President and Compliance Officer               Assistant Vice President                  Assistant Vice President
DAVID J. ABELND.                                     SUE DOERING                              WENDY HAMILTON
   Vice President/Investments                          Assistant Vice President                  Marketing Officer
RAYMOND H. BAYER                                     BETTY J. DUNSCOMBE                       SHARON MOORE
   Vice President                                      Assistant Vice President                  Data Processing Officer
MARK D. CHAPMAN                                      CRISTA ELLIOTT                           GLENDA L. POPPLETON
   Vice President/Human Resources                      Assistant Vice President                  Loan Administration Officer
JAMES A. DEGUIRE                                     DONNA M. FELDMANN                        SUSAN SUN
   Vice President                                      Assistant Vice President                  Community Banking Officer
BARBARA E. GLIEDT                                    LISA M. FRICK                            JOANNE M. SCHNEIDER
   Vice President                                      Assistant Vice President                  Secretary to the Board
                                                    CYNTHIA L. GOLDSCHMIDT                    LAURA L. THOMAS
                                                       Assistant Vice President                  Assistant Secretary to the Board
                                                    DANNY C. GRAHAM
                                                       Assistant Vice President

STATE BANK OF JEFFERSON COUNTY
     The main office of State Bank of Jefferson County is located at 224 S. Main Street, DeSoto, Missouri 63020, and a facility is located at 2000 Rock Road, DeSoto, Missouri 63020. The Bank has two drive-in windows at each location and a 24-hour automated teller machine at the Rock Road facility. The Bank is a member of the Honor and CIRRUS automated teller networks. The Bank serves Jefferson County, part of Franklin County, Washington County, and St. Francois County.

     The total assets of the Bank at December 31, 1997 were $57,683,000. Total deposits at December 31, 1997 were $51,533,000. Total loans at December 31, 1997 were $41,377,000.




                               BOARD OF DIRECTORS

            ROBERT G. PURCELL                    CLARENCE M. JONES
             Chairman of the Board               KENNETH MCCLAIN
            CLAUDE J. COOK                       DANIEL J. QUEEN
            PAUL F. DICKINSON                    STEVAN H. ROWE
            RICHARD B. FRANCIS                   THOMAS M. TESCHNER

                                   OFFICERS

RICHARD B. FRANCIS              ANN GAMBER                   DIANE HUMPHREY
  President and Chief             Compliance Officer           Assistant Cashier
  Executive Officer             KEVIN L. BOREN               ELAINE WATTERS
MARGARET A. ARMBRUSTER            Assistant Vice President     Assistant Cashier
  Vice President                PHYLLIS POOLE                PAULINE WILLIAMSON
BARBARA A. DONTRICH               Assistant Vice President     Assistant Cashier
  Vice President, Cashier, and    and Secretary to the Board
  Security Officer

BANK OF STE. GENEVIEVE
     The main office of Bank of Ste. Genevieve is located at 198 Market Street in Ste. Genevieve, Missouri 63670, and a facility, Plaza Bank, is located at 710 Parkwood Drive in Ste. Genevieve, Missouri 63670. The Bank has two drive-in windows at the main office and three drive-in windows and two 24-hour automated teller machines at the Plaza Bank location and the Family Inn Restaurant, 17050 Bremen Road, Ste, Genevieve, Missouri 63670. The Bank is a member of the CIRRUS and Shazam automated teller networks. The Bank serves Ste. Genevieve County.

     The total assets of the Bank at December 31, 1997 were $84,805,000. Total deposits at December 31, 1997 were $74,627,000. Total loans at December 31, 1997 were $55,005,000.


                              BOARD OF DIRECTORS


            HAROLD J. UDING                      CLARENCE J. KERTZ
              Chairman of the Board              ROY J. PANCHOT
            PATRICK J. UDING                     KENNETH J. REHM
              Secretary to the Board             THOMAS M. TESCHNER
                                                 GERALD J. TRAUTMAN


                                   OFFICERS

PATRICK J. UDING                         JERRY V. BERGTHOLDT                 GARY D. FISCHER
  President & Chief Executive Officer       Assistant Vice President           Vice President
WILLIAM E. MILES                            and Security Officer             MARY ANN BAUMAN
  Senior Vice President and              MONICA J. KREITLER                    Assistant Cashier
  CRA Officer                               Assistant Vice                   MARY ELLEN CABRAL
STEPHEN J. ABTS                             President and                      Executive Secretary
  Vice President and Cashier                Compliance Officer

THE BANK OF ST. CHARLES COUNTY
     The main office of The Bank of St. Charles County is located at 6004 Highway 94 South, Weldon Springs, Missouri 63304, and a facility is located at 750 First Capitol Drive, St. Charles, Missouri 63301. The Bank has a 24-hour automated teller machine at each location, three drive-in windows in Weldon Spring, and one drive-in window at 750 First Capitol Drive. The Bank is a member of the Honor and CIRRUS automated teller networks. The Bank services St. Charles County.

     The total assets of the Bank at December 31, 1997 were $54,120,000. Total deposits at December 31, 1997 were $49,311,000. Total loans at December 31, 1997 were $34,461,000



                              BOARD OF DIRECTORS


  LARRY RICHARDSON                        FREDERICK W. DRAKESMITH
    Chairman of the Board                 WILLIAM O. MULLINS
  TERRY E. ALEXANDER                      ALAN D. POHLMAN
  MAX E. MCGOWAN                          THOMAS M. TESCHNER
  TED E. GLOSIER


                                    OFFICERS

ALAN D. POHLMAN                         JUDY M. BRADY                             LARRY W. NOLTE
  President and Chief                     Vice President and                         Assistant Vice President
  Executive Officer                       Security Officer                        SUSAN P. FLEMING
CRAIG D. WOOD                           JAMIE TATRO                                  Assistant Vice President
  Senior Vice President, Cashier, and     Assistant Vice President and            MARK H. KNOBLAUCH
  Secretary to the Board                  Compliance Officer                         Assistant Vice President
DON R. HAYNES
  Vice President