Form 10-K, Exhibit 13
period 1998-12-31
SOUTHSIDE BANCSHARES CORP
filed 1999-03-30
CIK 703970

                                                                      EXHIBIT 13



















                           SOUTHSIDE BANCSHARES CORP.

                                  Annual Report

                                December 31, 1998

                   (With Independent Auditors' Report Thereon)

                           SOUTHSIDE BANCSHARES CORP.


                                TABLE OF CONTENTS


                                                                                                             Page
Letter to Our Shareholders................................................................................     2

Southside Bancshares Corp. - Organization.................................................................     4

Financial Highlights......................................................................................     5

Management's Discussion and Analysis of Financial Condition

     and Results of Operations............................................................................     6

Statement of Management's Responsibility for Financial Statements.........................................    28

Independent Auditors' Report..............................................................................    29

Consolidated Financial Statements of Southside Bancshares Corp. and Subsidiaries:

     Balance Sheets.......................................................................................    30

     Statements of Income.................................................................................    31

     Statements of Shareholders' Equity and Comprehensive Income..........................................    32

     Statements of Cash Flows.............................................................................    33

     Notes to Consolidated Financial Statements...........................................................    34

Southside Bancshares Corp. and Subsidiaries - Directors and Officers:

     Southside Bancshares Corp............................................................................    49

     South Side National Bank in St. Louis................................................................    50

     State Bank of Jefferson County.......................................................................    51

     Bank of Ste. Genevieve...............................................................................    51

     The Bank of St. Charles County.......................................................................    52

LETTER TO OUR SHAREHOLDERS
Southside Bancshares Corp. and Subsidiaries


Dear Shareholders:


     Each of the past several years have been marked by their own significant milestones, and 1998 is no exception. In 1998, the Company set a new record level of net income at $6,810,000; attained year-end total assets of $610,293,000, which is also an all-time high; completed the acquisition of Public Service Bank, FSB (PSB); and effected the Company's second stock split in the past three years. We believe all of these accomplishments are illustrations of our organization's commitment to achieving established goals.

     Earnings for 1998 were $6,810,000 or $.82 per common share compared to $6,302,000 or $.77 in 1997. This increase of $508,000 or 8% was primarily the result of an increase in net interest income. Asset growth from the PSB acquisition resulted in an increase in net interest income, but was also largely responsible for the decline in the return on average assets to 1.15% in 1998, compared to 1.18% in 1997, as management believes the full effects of the acquisition will not be realized until 1999. Return on average shareholders' equity (ROE) declined slightly during 1998 to 11.12% versus 11.44% in the prior year. One of the goals of the Company's strategic business plan has been to improve ROE, and while actions taken in 1998 were not sufficient to increase this ratio, they did reduce the level of decline. In 1996 and 1997, ROE declined by a combined 403 basis points; however, in 1998, the decline had slowed to 32 basis points.

     Total assets increased $60,429,000 during 1998 as a result of the PSB acquisition. Over the past three years, total assets have increased $97,385,000 or 19%. While growth alone does not ensure profitability, management believes that continued growth will allow the Company to achieve better efficiency levels, expand its lending capacity, and offer a greater variety of products and services to its customers. We will continue to evaluate acquisition opportunities as a means to achieve growth, but we will also focus considerable effort on achieving internal growth during 1999 and beyond. The Company's lead bank recently completed construction of its tenth facility in the St. Louis market, and State Bank of Jefferson County will complete its third location in 1999. Both facilities are in new markets for the Company and provide excellent opportunities for growth.

     The aforementioned PSB acquisition was completed on June 29, 1998. We expect to begin realizing the full effects of the acquisition during 1999, as the operating results in 1998 included start-up and conversion related expenses, duplication of personnel and facilities, and only marginal cross-selling of the PSB customer base. An area in which the acquisition has had an immediate impact on the Company was PSB's secondary market mortgage origination operation. Gains on the sales of loans increased $395,000 or more than 1,000 percent in 1998. Management views this operation as a valuable component of the acquisition and plans to build upon this line of business in the future.

     On November 15, 1998, the Company completed a three-for-one split of its common stock. This is the second split in the last three years, and since December 31, 1995, the Company's common stock has split thirty fold. Accompanying the stock split was an increase in the fourth quarter dividend to $.08 per common share. Over the past four quarters, the dividend has increased $.017 or 27%. We believe both the stock split and the dividend increase are excellent examples of the Company's commitment to its shareholders and to increasing shareholder value.

     The Year 2000 issue continues to make headlines throughout the country, and banks seem to be at the forefront of the issue. The Company began efforts in 1997 to evaluate its systems and their Year 2000 preparedness, and the Company has continued testing and contingency planning during 1998. As a result, the majority of the Company's mission critical systems have been tested successfully in the Year 2000 environment, and all remaining mission critical systems will be tested by the second quarter of 1999. A more comprehensive discussion of this issue is included on page 25.

     Focusing on what is ahead in 1999 and what opportunities exist for banks in the next millennium, we can not help but be optimistic about the Company's future. The atmosphere for community banking organizations to survive and even prosper appears to be very good. By continuing our focus on profitable growth and customer service, the Company should be able to take advantage of the opportunities which become available.

Southside Bancshares Corp. and Subsidiaries


     In closing, we would also like to take a moment to acknowledge one of our former directors. On January 22, 1999, Director Ralph E. Crancer, Jr. passed away. We feel fortunate to have known him and will always be mindful of his dedicated service to this organization. Mr. Crancer served as a director for over 30 years and he will be missed by all of us.


















Sincerely,


/s/ Thomas M. Teschner                             /s/ Howard F. Etling
Thomas M. Teschner                                 Howard F. Etling
President and Chief Executive Officer              Chairman of the Board

                    SOUTHSIDE BANCSHARES CORP. - ORGANIZATION


     Southside Bancshares Corp. (the Company) was incorporated in 1982 and has operated as a registered bank holding company since 1983 under the Bank Holding Company Act of 1956, as amended. The Company and its subsidiaries had consolidated total assets of $610,293,000 at December 31, 1998. The following table shows the total assets at December 31, 1998, before elimination of intercompany accounts, of each of the Company's subsidiary banks, all of which are located in Missouri.

                                                                                    TOTAL ASSETS AT
                                                                                   DECEMBER 31, 1998
                  SUBSIDIARY BANKS                                                   (IN THOUSANDS)
                  -------------------------------------------                      -----------------
                  South Side National Bank in St. Louis (SSNB)                      $   408,058

                  State Bank of Jefferson County (SBJC)                                  59,057

                  Bank of Ste. Genevieve (BSG)                                           87,267

                  The Bank of St. Charles County (BSCC)                                  56,940


     The Company's subsidiary banks, which operate 16 banking offices in Missouri, are engaged in the general banking business of accepting funds for deposit, making loans, renting safe deposit boxes, and performing such other banking services as are usual and customary in banks of similar size and character.

     Customers of the subsidiary banks are also offered fiduciary services through the trust department of South Side National Bank in St. Louis. At December 31, 1998, the combined market value of fiduciary and custodial assets under management of the trust department was approximately $279,000,000. These assets are not reflected in the consolidated financial statements, as they do not represent assets of the Company.

     The responsibility for the management of the subsidiary banks remains with the officers and directors of the respective banks. The Company provides its subsidiary banks with assistance and service in auditing, record keeping, tax planning, trust operations, new business development, lending, regulatory compliance, and human resources management.

     Southside Bancshares Corp. has six officers, the majority of whom are also officers of South Side National Bank in St. Louis. South Side National Bank in St. Louis is a national banking organization and employs 177 full-time and 17 part-time employees. State Bank of Jefferson County, Bank of Ste. Genevieve, and The Bank of St. Charles County are Missouri state-chartered banks and employ a total of 81 full-time and 14 part-time employees.

                              FINANCIAL HIGHLIGHTS

                 FIVE-YEAR COMPARISON OF SELECTED FINANCIAL DATA
                    (dollars in thousands, except share data)

                                                                      As of and For the Years Ended December 31,
                                            ----------------------------------------------------------------------------------------
                                                          %                  %                  %                  %
                                                       CHANGE              Change             Change             Change
                                                1998    98/97     1997     97/96      1996    96/95     1995     95/94      1994
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS
     Total interest income                 $   42,227     7%  $   39,320     4%   $   37,868     2%  $   37,263     8%   $   34,383
     Total interest expense                    19,857     9       18,243     4        17,526     1       17,335    18        14,753
     Net interest income                       22,370     6       21,077     4        20,342     2       19,928     2        19,630
     Provision for possible loan losses            62     3           60     -            60   (14)          70   (64)          193
     Net interest income after
        provision for possible loan losses     22,308     6       21,017     4        20,282     2       19,858     2        19,437
     Net income                                 6,810     8        6,302     2         6,158    (9)       6,734    34         5,014
------------------------------------------------------------------------------------------------------------------------------------
SHARE DATA
     Earnings per common share:
        Basic                              $     0.82    6%   $     0.77     1%   $     0.76   (11)% $     0.85    33%   $     0.64
        Diluted                                  0.80    7          0.75     -          0.75   (12)        0.85    33          0.64
     Dividends paid per common share             0.29   26          0.23    35          0.17    42         0.12   100          0.06
     Book value                                  7.70   10          6.97     8          6.43     9         5.88    20          4.89
     Tangible book value                         7.26    5          6.94     9          6.39    10         5.83    21          4.81
     Shares outstanding (year end)(1)       8,661,358    2     8,393,010    (1)    8,510,010     -    8,548,950    10     7,774,320
     Average shares outstanding             8,297,250    1     8,207,577     1     8,138,325     3    7,931,670     2     7,774,320
     Average shares outstanding,
        including potentially
        dilutive shares                     8,554,635    2     8,394,315     2     8,190,642     3    7,951,653     2     7,800,066
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
     Total assets                          $  610,293   11%   $  549,864     4%   $  527,907     3%  $  512,908    (1)%  $  517,118
     Total deposits                           523,289    8       483,363     3       467,276     2      457,567    (2)      468,093
     Total loans                              356,988    9       326,437    11       294,463    (3)     303,824     1       301,397
     Allowance for possible loan losses         6,192    1         6,120     9         5,602    (1)       5,635   (21)        7,144
     Short-term borrowings                      2,949  (45)        5,333   229         1,623   108          779   (77)        3,378
     FHLB borrowings                           14,287  100          -       -           -        -         -        -          -
     ESOP debt                                   -      -           -     (100)        1,779   (40)       2,987   100          -
     Subordinated capital notes                  -      -           -                   -        -         -     (100)        4,190
     Total shareholders' equity                64,964   15        56,653     7        52,841    12       47,300    24        38,002
------------------------------------------------------------------------------------------------------------------------------------

                                SELECTED RATIOS

                                                                                   As of and For the Years Ended December 31,
                                                                        ------------------------------------------------------------
                                                                         1998        1997          1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
Loan-to-deposit ratio                                                    68.22%       67.53%        63.02%       66.40%       64.39%
Allowance for possible loan losses to total loans                         1.73         1.87          1.90         1.85         2.37
Dividend payout ratio (2)                                                39.02        30.43         22.03        14.31         9.33
Return on average assets                                                  1.15         1.18          1.20         1.33          .97
Return on average shareholders' equity                                   11.12        11.44         12.27        15.47        13.48
Average shareholders' equity to average total assets                     10.38        10.28          9.75         8.62         7.19
Net interest margin on average interest-earning assets                    4.15         4.34          4.42         4.41         4.27
Allowance for possible loan losses to nonperforming loans               136.08       175.16        473.54       172.11       136.13
Allowance for possible loan losses as a multiple of net charge-offs      25.1X       N/A (3)        60.2x          4.5x        5.2x
------------------------------------------------------------------------------------------------------------------------------------


(1) Shares outstanding at December 31, 1998, 1997, 1996, and 1995 include 222,372, 259,434, 296,496, and 504,000 shares, respectively, held by the
     ESOP which have not been allocated to participants' accounts and thus are not considered outstanding for purposes of computing book value and tangible book value per share.
(2) Annual projected dividends per common share based on the most recent quarter divided by basic earnings per common share.
(3) The ratio was not applicable in 1997 as recoveries exceeded charge-offs for the year.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This discussion is presented to provide an understanding of the consolidated financial condition and results of operations for the fiscal year ended December 31, 1998 and prior years of the Company and its subsidiaries.

     As a registered bank holding company, the Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (Federal Reserve) pursuant to the Bank Holding Company Act of 1956, as amended. All subsidiary banks are subject to regulation by the Federal Reserve and are also members of and subject to regulation by the Federal Deposit Insurance Corporation. The national banking subsidiary, South Side National Bank in St. Louis, is subject to supervision and regulation by the Office of the Comptroller of the Currency. The three state-chartered banks are subject to supervision and regulation by the Missouri Division of Finance.

                             BALANCE SHEET ANALYSIS

     Total consolidated assets of the Company increased $60,429,000 to $610,293,000 at December 31, 1998 when compared to $549,864,000 at December 31, 1997. This increase was the result of an increase in total assets at SSNB of $54,742,000, the result of the acquisition of Public Service Bank, FSB (PSB) on June 29, 1998 and increases in total assets at each of the other three subsidiary banks. PSB was immediately merged with and into SSNB, the Company's lead subsidiary bank. As of the acquisition date, PSB had total assets of $73,731,000. However, assets attributable to PSB have declined due to normal post-acquisition activity, which is discussed in more detail below. Internal growth and growth through acquisition have both been key components of the Company's strategic business plan for the past several years and over the past three years, total assets have increased by $97,385,000 or 19%. Management believes continued growth will allow the Company to achieve enhanced efficiency levels, expand its lending capacity, and offer a greater variety of products and services to its customers because fixed costs can be spread over a larger customer base.

LOAN PORTFOLIO

     The Company's loan portfolio consists of business loans to small and medium size companies, commercial, construction, and residential real estate loans, and consumer loans. Traditionally, the majority of the loan portfolio has focused on real estate as an integral component of a credit's underlying source of collateral. Management expects real estate to continue to be a major factor in future loan relationships, but recognizes that continued competitive pressure from the secondary market for traditional residential loans will result in further diversification in the portfolio.

     The table below sets forth the components of the Company's loan portfolio for each of the last five years:

                                                                         (in thousands)
                                               1998           1997            1996           1995           1994
                                               ----           ----            ----           ----           ----
Commercial, financial, and
     agricultural                          $   68,166      $   69,168    $    62,016    $    62,214      $   69,219
Real estate - commercial                      115,214          98,759         82,045         88,321          82,807
Real estate - construction                     21,993          30,836         26,067         15,510          11,019
Real estate - residential                     119,917          92,028         96,039        102,418         108,134
Consumer                                       22,219          23,627         17,304         17,626          18,334
Industrial revenue bonds                        4,717           5,517          6,373          7,789           9,311
Other                                           4,762           6,502          4,619          9,946           2,573
                                           ----------      ----------    -----------    -----------      ----------
                                           $  356,988      $  326,437    $   294,463    $   303,824      $  301,397
                                           ==========      ==========    ===========    ===========      ==========

Southside Bancshares Corp. and Subsidiaries

     Total loans increased $30,551,000 during 1998 principally due to the PSB acquisition, which included $46,318,000 in mostly residential real estate loans. Excluding the loans acquired in conjunction with the PSB acquisition, total loans declined $15,767,000 during the year. The Company again faced a very competitive lending environment during 1998 in St. Louis and the surrounding communities, and residential real estate loans continued to pay off through refinancing in the secondary market. The Company has had success in attracting borrowers displaced or unhappy with merged or acquired lenders; however, this activity was not sufficient to offset the decline in residential real estate loans.

     Following is a more detailed analysis of the changes in the individual loan categories during 1998:

      - Commercial, financial, and agricultural loans decreased $1,002,000 during 1998. This decrease can be attributed to the net effects of loan payoffs and new loan originations during the year. As a result of the highly competitive lending environment, the Company's loan customers are being lured away by banks offering lower interest rates. To combat this, the Company has brought in lending personnel with established lending relationships. In addition, during 1999, the Company will increase its focus on customer retention to avoid having to continually seek new lending relationships. Management believes that some lost relationships will return after they recognize the value of the service provided by the Company.

      - Commercial real estate loans increased by $16,455,000 during 1998. This growth was the result of the Company's focus on attracting borrowers seeking personal service from their lending institution and the additional personnel hired in 1998 who have been able to bring established lending relationships with them.

      - Real estate construction loans decreased by $8,843,000 during 1998, primarily due to the nature of this industry. At year-end 1997, the Company had a number of large construction and development loans outstanding. At year-end 1998, many of the Company's borrowing relationships had been paid off because construction was complete and the underlying collateral had either been sold or converted to permanent financing with the Company or other unaffiliated lenders. Overall construction volume during 1998 was very good, and management expects this strong volume to continue during 1999.

      - Residential real estate loans increased $27,889,000 during 1998. Excluding the loans acquired from PSB, residential real estate loans actually declined by approximately $18,400,000 during the year. With long-term fixed mortgage rates at low levels during much of 1998, borrowers continued to seek refinancing opportunities either through the Company's secondary market operations or other mortgage banking firms. In addition, home sales have been brisk in St. Louis and the surrounding communities causing more loan payoffs, and the financing for qualified borrowers is being sold in the secondary market. Management anticipates this trend will continue into the foreseeable future, and this was one of the factors which made the PSB acquisition attractive to the Company. The residential real estate loans acquired allowed the Company to replace some of the net decreases experienced over the past several years in this category. PSB also had a successful secondary market loan origination operation, which allowed the Company to enjoy the advantages of PSB's experience in this area, without the customary start-up cost necessary to be actively involved in secondary market loan originations.

Southside Bancshares Corp. and Subsidiaries


      - Consumer loans decreased $1,408,000 during 1998, after having increased substantially during 1997. In 1997, the Company utilized the services of a direct marketing firm to identify new and used vehicle purchasers and solicit refinancing of those automobile loans. Management discontinued this program during 1998, when it was determined that additional loan volume in this area would require additional personnel and overhead. This additional overhead would have significantly impacted the profit margin on this line of business and made growth in this area detrimental to earnings. The growth in 1997 allowed the Company to better utilize the capacity of its existing organizational structure and thus was accretive to earnings.

      - Industrial revenue bonds continue to decline as normal payments and early repayments reduce the size of the existing portfolio. In addition, there is very little new loan origination activity in this area, as tax law changes in the late 1980s made it more difficult and less advantageous to pursue this form of financing.

      - The decrease in other loans was due to the repayment of a holding company bank stock loan during the year.

Total loans increased $31,974,000 during 1997, as the Company experienced growth in all lending categories, with the exception of residential real estate loans and industrial revenue bonds. St. Louis and the surrounding communities were a very competitive lending environment; however, acquisitions and mergers by other institutions created opportunities to compete for lending relationships with customers who felt displaced or uncomfortable with their recently merged or acquired lender. With the continued economic stability in the Company's market areas, management decided that 1997 was an appropriate time to take a more aggressive approach toward obtaining new lending relationships. While pursuing a slightly more aggressive approach, management continued to remain committed to maintaining acceptable asset quality levels and a solid net interest margin.

ALLOWANCE FOR POSSIBLE LOAN LOSSES AND RISK ELEMENTS

     Implicit in lending activities is the consideration that losses will be experienced and the amount of such losses will vary from time to time, depending upon the risk characteristics of the portfolio, as affected by economic conditions, competition, and the financial experience of borrowers. The allowance for possible loan losses, which is designed to provide for the risk of loss inherent in the lending process, is increased by the provision for possible loan losses charged to expense and decreased by the amount of loans charged off, net of recoveries. The allowance for possible loan losses provides for anticipated potential loan losses and is maintained at a level commensurate with management's evaluation of the risks inherent in the subsidiary banks' loan portfolios. In order to identify potential risks in the loan portfolios of the subsidiary banks, monthly reports, which contain information on the overall characteristics of the subsidiary banks' loan portfolios and specific analyses of loans requiring special attention, including nonperforming and certain criticized loans, are reviewed by each subsidiary bank's senior management personnel and Board of Directors. In addition, the Company performs periodic examinations of individual loans and of the overall loan portfolio of each banking subsidiary through the Company's loan review process.

Southside Bancshares Corp. and Subsidiaries


                  SUMMARY OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                                                            (in thousands)
                                                                       Years Ended December 31,
                                                  -----------------------------------------------------------------
                                                    1998           1997          1996          1995          1994
                                                    ----           ----          ----          ----          ----

BALANCE AT BEGINNING OF YEAR                      $  6,120      $  5,602       $ 5,635       $ 7,144       $  8,334
Provision charged to expense                            62            60            60            70            193
Allowance of Bay-Hermann-Berger
     Bank at sale                                    -              -             -             (327)          -
Allowance of PSB at acquisition                        257          -             -             -              -

Loans charged off                                     (536)         (367)       (1,219)       (2,174)        (2,318)
Recoveries                                             289           825         1,126           922            935
                                                  --------      --------       -------       -------       --------
     Net recoveries (charge-offs)                     (247)          458           (93)       (1,252)        (1,383)
                                                  --------      --------       -------       -------       --------
BALANCE AT END OF YEAR                            $  6,192      $  6,120       $ 5,602       $ 5,635       $  7,144
                                                  ========      ========       =======       =======       ========


                                                                       Years Ended December 31,
                                                  -----------------------------------------------------------------
                                                    1998           1997          1996          1995          1994
                                                    ----           ----          ----          ----          ----
RATIOS:
     Allowance for possible loan losses:
        As % of total loans                          1.73%          1.87%         1.90%         1.85%         2.37%
        As multiple of net charge-offs              25.1X           *            60.2x          4.5x          5.2x
     Net charge-offs:
        As % of average total loans                   .07%          *              .03%          .42%          .47%
        As % of allowance for possible
          loan losses at year end                    3.99           *             1.66         22.22         19.36

* Ratios are not applicable for 1997, as recoveries exceeded charge-offs for the year.


     The allowance for possible loan losses at December 31, 1998 was $6,192,000 or 1.73% of the total loans outstanding compared to $6,120,000 or 1.87% in 1997 and $5,602,000 or 1.90% in 1996. The $72,000 increase in the allowance for possible loan losses was largely due to the acquisition of PSB. The balance in the allowance for possible loan loss account which was transferred over at acquisition was $257,000. Also contributing to the increase was the $62,000 provision for possible loan losses, which remained at a relatively low level for the fifth consecutive year. Partially offsetting these two amounts were charge-offs, net of recoveries, of $247,000. While net charge-offs increased in 1998 from $458,000 in net recoveries in 1997 and net charge-offs of $93,000 in 1996, they represent .07% of average total loans and 3.99% of the allowance for possible loan losses at year end. The allowance for possible loan losses as a percentage of total loans declined from 1.87% in 1997 to 1.73% in 1998. This decline was largely due to the additional residential real estate loans acquired in the PSB acquisition. As the loss history in these types of credits are significantly lower than commercial and consumer credits, they generally require less of an allocation of the allowance for possible loan losses in the Company's analysis of the adequacy of the allowance for possible loan losses.

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

Southside Bancshares Corp. and Subsidiaries


risks inherent in borrowing relationships. This process is used as the basis for determining the adequacy of the allowance for possible loan losses. Company management believes the allowance for possible loan losses is adequate to cover actual and potential losses in the loan portfolio under current conditions.


                                               NONPERFORMING ASSETS

                                                                          (dollars in thousands)
                                                                               December 31,
                                                      -----------------------------------------------------------
                                                        1998         1997          1996         1995        1994
                                                        ----         ----          ----         ----        ----
Nonaccrual loans                                      $  3,189     $  2,977      $ 1,037      $ 1,811     $  2,829
Past due 90 days and still accruing interest             1,361          517          146        1,463        2,419
                                                      --------     --------      -------      -------     --------
            TOTAL NONPERFORMING LOANS                    4,550        3,494        1,183        3,274        5,248
Other real estate owned                                    886        1,024          860          554        1,833
                                                      --------     --------      -------      -------     --------
            TOTAL NONPERFORMING ASSETS                $  5,436     $  4,518      $ 2,043      $ 3,828     $  7,081
                                                      ========     ========      =======      =======     ========

RATIOS:
     Nonperforming loans as % of
         total loans                                     1.27%        1.07%        0.40%        1.08%        1.74%
     Nonperforming assets as % of
         total loans and other real
         estate owned                                    1.52         1.38         0.69         1.26         2.34
     Nonperforming assets as % of
         total assets                                    0.89         0.82         0.39         0.75         1.37
     Allowance for possible loan losses
         as % of nonperforming loans                   136.09       175.16       473.54       172.11       136.13


     Nonperforming loans totaled $4,550,000 or 1.27% of the loan portfolio at December 31, 1998 compared to $3,494,000 or 1.07% of the loan portfolio at December 31, 1997. Nonperforming assets totaled $5,436,000 or 0.89% of total assets at December 31, 1998 compared to $4,518,000 or 0.82% of total assets at December 31, 1997. The increase in nonperforming loans and nonperforming assets in 1998 was caused by an increase in loans past due 90 days and still accruing interest. The majority of these credits were past due as to maturity but current as to interest payments. Management continues to work with these borrowers to obtain the necessary documents in order to process the renewals and remove the credits from the delinquency listing. As is the Company's policy, if management has concerns about the full collection of principal and interest on these loans, they would be transferred to nonaccrual status.

     The 1997 increase in both nonperforming loans and nonperforming assets was primarily the result of a $2.5 million commercial lending relationship which was placed on nonaccrual status. The borrower's reorganization plan was approved by the court in June 1998, and the borrower is current on its payment obligations under the plan. Management believes this borrower will ultimately fulfill its financial obligations to the Company; however, in the event foreclosure becomes necessary, management believes adequate reserves have been allocated to this credit.

     Current accounting standards require that a loan be reported as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's loan policy generally requires that a credit meeting the above criteria be placed on nonaccrual status; however, loans which are past due more than 90 days as to the payment of principal or interest are also considered to be impaired. These loans are included in the total of nonperforming assets. Loans past due less than 90 days are generally not considered impaired; however, a loan which is current as to payments may be determined by management to demonstrate some of the characteristics of an impaired loan. In these cases, the loan is classified as impaired while

Southside Bancshares Corp. and Subsidiaries


management evaluates the appropriate course of action. The Company's primary basis for measurement of impaired loans is the collateral underlying the identified loan.

     Any loans classified for regulatory purposes, but not included above in nonperforming loans, do not represent material credits, about which management is aware of any information which causes management to have serious doubts as to the borrower's ability to comply with the loan repayment terms or which management reasonably expects will materially impact future operating results or capital resources. As of December 31, 1998, there were no concentrations of loans exceeding 10% of total loans which were not disclosed as a category of loans in note 4 to the consolidated financial statements of the Company.

     The amounts received in cash and recognized as interest income on nonaccrual loans were $194,000, $113,000, and $27,000 for the years ended December 31, 1998, 1997, and 1996, respectively. If the contractual interest on these loans had been recognized, such income would have been $252,000, $232,000, and $133,000 for the years ended December 31, 1998, 1997, and 1996, respectively. There were no restructured loans at December 31, 1998 or 1997.


INVESTMENT PORTFOLIO

     The Company's investment portfolio has historically provided a stable earnings base, a secondary source of liquidity, and is one of the primary means of adjusting interest rate sensitivity, thereby managing interest-rate risk. The investment portfolio contains a mixture of debt securities in terms of the types of securities, interest rates, and maturity distribution. This diversity, as well as management's conservative philosophy towards risk management, has resulted in a solid investment portfolio. Debt securities included in the held to maturity category are stated at cost, adjusted for amortization of premiums and accretion of discounts, in the Company's consolidated financial statements. Debt securities included in the available for sale category are recorded in the consolidated financial statements at their fair value.

     The carrying value of the Company's investment portfolio increased by $8,792,000 during 1998. This increase was due to a combination of factors. The portfolio increased by $10,222,000 as a result of the PSB acquisition. The portfolio was further increased by $10,000,000 as a result of a return on equity enhancement strategy at the Company's lead bank, which was employed to utilize a portion of SSNB's excess capital capacity. SSNB borrowed approximately $10,000,000 from the Federal Home Loan Bank (FHLB) to fund the purchase of mortgage-backed and municipal securities. Both of these factors have been partially offset by a reduction in investment purchases during the latter part of 1998. With the yield curve being relatively flat, and very few gaps in the Company's ladder of maturities, the Company opted to reduce the level of investment purchases during 1998. As a result, short-term investments in federal funds sold have increased by $12,700,000 since year-end 1997.

     The Company's investment portfolio decreased by $14,155,000 in 1997 as funds from maturing investments were used to fund loan growth. Management believes that utilizing maturing investment securities to fund loan growth is a more effective means of increasing net income, as compared to aggressively pursuing time deposits to fund loan growth. This strategy was particularly effective during 1997 because of the intense deposit rate competition within the subsidiary banks' markets and the relatively low yields available on investment securities.

Southside Bancshares Corp. and Subsidiaries



     The amortized cost and fair value of the Company's available for sale and held to maturity debt securities at December 31, 1998, 1997, and 1996 are shown below:


                                                                        (in thousands)
                                                  1998                        1997                     1996
                                        ----------------------     ----------------------     ---------------------
                                        AMORTIZED       FAIR        Amortized      Fair       Amortized     Fair
                                          COST          VALUE         Cost         Value        Cost        Value
                                          ----          -----         ----         -----        ----        -----
AVAILABLE FOR SALE:
    U.S. Treasury securities
       and obligations of U.S.
       Government agencies
       and corporations                $  35,368     $  35,835    $  26,899      $ 27,058     $  18,861   $  18,845
    Obligations of states and
       political subdivisions              6,487         6,543          300           304           445         451
    Other securities                       2,321         2,323        1,575         1,575         1,279       1,279
                                       ---------     ---------    ---------      --------     ---------   ---------
                                          44,176        44,701       28,774        28,937        20,585      20,575
    Mortgage-backed securities            53,328        53,194       44,483        44,523        46,444      46,075
                                       ---------     ---------    ---------      --------     ---------   ---------
                                       $  97,504     $  97,895    $  73,257      $ 73,460     $  67,029   $  66,650
                                       =========     =========    =========      ========     =========   =========


HELD TO MATURITY:
    U.S. Treasury securities
       and obligations of U.S.
       Government agencies
       and corporations                $  55,769    $   56,614    $  72,065      $ 72,348     $  92,469   $  92,396
    Obligations of states and
       political subdivisions             25,647        26,568       23,544        24,316        21,709      22,461
    Other securities                        -             -            -             -              300         300
                                       ---------     ---------    ---------      --------     ---------   ---------
                                          81,416        83,182       95,609        96,664       114,478     115,157
    Mortgage-backed securities             2,620         2,659        4,070         4,174         6,166       6,220
                                       ---------     ---------    ---------      --------     ---------   ---------
                                       $  84,036     $  85,841    $  99,679      $100,838     $ 120,644   $ 121,377
                                       =========     =========    =========      ========     =========   =========

     The Company has designated certain debt securities with a fair value of approximately $97,895,000 and $73,460,000 as available for sale at December 31, 1998 and 1997, respectively, with the differences of $391,000 and $203,000, respectively, between the fair value and amortized cost of such securities being recorded as an adjustment to the carrying value of the securities. The offsetting adjustment is recorded, net of the related tax effect, in shareholders' equity. Debt securities with an amortized cost of $84,036,000 and $99,679,000 at December 31, 1998 and 1997, respectively, remain as held to maturity securities, to be used for the Company's longer-term liquidity needs. The held to maturity securities at December 31, 1998 and 1997 reflected market values of $85,841,000 and $100,838,000, respectively, which represent net unrealized gains of $1,805,000 and $1,159,000 in 1998 and 1997, respectively. Because it is not management's intention to sell securities from the portfolio, these gains or losses are not anticipated to be realized by the Company. The increase in the available for sale portfolio was the result of management placing both the PSB securities and the securities purchased as part of the return on equity enhancement strategy in this category. This will give the Company greater flexibility in reacting to changes in the interest rate environment that affect these securities. The decrease in the held to maturity portfolio was largely due to maturities during the year.

     The market value of the Company's portfolio in relationship to the amortized cost of the portfolio remained relatively stable during 1998 and 1997.

     There were no sales of securities during 1998, 1997, and 1996.

     At December 31, 1998, there were no securities of a single issuer that exceeded 10% of shareholders' equity.

Southside Bancshares Corp. and Subsidiaries



DEPOSITS

     Deposits are the primary funding source for the Company's subsidiary banks and are acquired from a broad base of local markets, including both individual and commercial customers. Total deposits increased $39,926,000 and $16,087,000 in 1998 and 1997, respectively.

     The increase in 1998 can be attributed to the PSB acquisition, which included $55,264,000 in deposits. Excluding the deposits acquired, the Company's deposits declined $15,338,000 during the year, which was the result of a combination of two factors. First, management anticipated losing approximately 10-12% of the PSB deposit base subsequent to the acquisition. Depositors unhappy with the elimination of free checking, changes in service charge routines, less aggressive certificate of deposit rates, and other variables typically cause deposit attrition in most "in market" merger transactions. Secondly, with the Company's loan-to-deposit ratio still below its peer group average and the addition of the PSB deposits, the Company was less aggressive in pursuing time deposits during 1998. As a result, excluding the PSB deposits acquired, time deposits under $100,000 declined by approximately $9,000,000 during 1998. With considerable opportunity to improve the Company's asset mix and increase the loan-to-deposit ratio, management anticipates this trend toward declining time deposits may continue. Although management was less aggressive on rates during 1998, a concerted effort was made to ensure deposit declines were not experienced within the Company's core deposit base.

     The increase in deposits during 1997 was due to a combined increase in interest-bearing and noninterest-bearing demand deposits of $13,965,000 and time deposits $100,000 and over of $3,882,000, which was partially offset by a $488,000 decline in savings deposits and a $1,272,000 decline in time deposits under $100,000. The increase in noninterest-bearing demand deposits was the result of normal activity within this category. The increase in interest-bearing demand deposit accounts was largely due to an increase in money market deposits. In recent years, commercial and retail customers have become increasingly more sophisticated in managing their cash positions and more sensitive to the rate of interest being earned. During much of 1997, there was very little spread between the rates paid on a preferred money market account, which is tied to the 90-day U.S. Treasury bill rate, and the rates being offered on longer term certificates of deposit. Consequently, many depositors opted for the increased flexibility of the money market account over the small increase in yield offered by the certificates of deposit. This also explains the decline in certificates of deposit under $100,000. Time deposits $100,000 and over continue to increase, although the Company has not actively pursued these deposits. Much of the growth in the current year can be directly attributed to the mergers and consolidations within the industry. Many of the city, county, and local government offices in the Company's markets prefer to conduct business with banks headquartered in their area. Oftentimes, these relationships exceed $100,000.

     The following table shows the breakdown of deposits at December 31, 1998, 1997, and 1996:

                                                                   (dollars in thousands)
                                                  1998                      1997                      1996
                                       -----------------------     ---------------------     ---------------------
                                                       PERCENT                   Percent                   Percent
                                                      OF TOTAL                  of Total                  of Total
                                         AMOUNT       DEPOSITS       Amount     Deposits       Amount     Deposits
                                         ------       --------       ------     --------       ------     --------
Noninterest-bearing
     demand deposits                   $    70,436        13%      $    61,308       12%     $    58,046      12%
Interest-bearing demand deposits           142,411        27           139,177       29          128,474      28
Savings deposits                            65,351        13            56,627       12           57,115      12
Time deposits under $100,000               196,930        38           172,830       36          174,102      37
                                       -----------       ---       -----------      ---      -----------     ---
         Total core deposits               475,128        91           429,942       89          417,737      89
Time deposits $100,000 and
     over                                   48,161         9            53,421       11           49,539      11
                                       -----------       ---       -----------      ---      -----------     ---
         Total deposits                $   523,289       100%      $   483,363      100%     $   467,276     100%
                                       ===========       ===       ===========      ===      ===========     ===

Southside Bancshares Corp. and Subsidiaries



     The following table shows the amount of time deposits $100,000 and over by time remaining until maturity at December 31, 1998, 1997, and 1996:

                                                                              (in thousands)
                                                                    1998            1997           1996
                                                                    ----            ----           ----

         Three months or less                                    $   29,546       $ 24,733       $  12,899
         Over three through six months                                6,371         12,494          19,850
         Over six through twelve months                               8,096         11,328          11,904
         Over twelve months                                           4,148          4,866           4,886
                                                                 ----------       --------       ---------
                                                                 $   48,161       $ 53,421       $  49,539
                                                                 ==========       ========       =========


     The following table reflects the average daily balances, by category, at December 31, 1998, 1997, and 1996, and their weighted average interest rates for the respective years:


                                                                  (dollars in thousands)
                                                  1998                      1997                     1996
                                         ---------------------    ---------------------     ----------------------
                                           AVERAGE     AVERAGE     Average     Average       Average      Average
                                           BALANCE       RATE       Balance      Rate         Balance       Rate
                                           -------       ----       -------      ----         -------       ----
Noninterest-bearing demand
     deposits                           $    62,235       -   %   $    55,323        -  %   $    54,965       -  %
Interest-bearing demand deposits            146,149      3.32         130,046      3.34         123,924      3.33
Savings deposits                             61,632      2.49          58,029      2.51          60,332      2.53
Time deposits under $100,000                188,065      5.32         173,382      5.37         175,239      5.40
Time deposits $100,000 and over              52,026      5.23          52,601      5.32          41,456      5.18
                                        -----------      ====     -----------      ====     -----------      ====
                                        $   510,107               $   469,381               $   455,916
                                        ===========               ===========               ===========


OTHER BORROWINGS

     Securities sold under agreements to repurchase (REPO) represent an alternative used by larger commercial deposit customers as a cash management tool. Utilizing a daily REPO sweep account, commercial customers can earn interest on their excess funds, while still ensuring these balances are available to cover their operating needs. As with any transaction oriented cash management account, the balances fluctuate based on the customer's cash requirements on a given day. The Company had more customers utilizing the REPO sweep in 1998 versus 1997; however, the individual year-end balances were lower.

     The increase in FHLB borrowings was due, in part, to $10,000,000 borrowed to fund the Company's return on equity enhancement strategy. The remainder of the increase was largely due to borrowings acquired in the PSB acquisition.

     The following table is a summary of other borrowings at December 31, 1998, 1997, and 1996:


                                                                             (in thousands)
                                                                  1998            1997             1996
                                                                  ----            ----             ----
         Securities sold under agreements
              to repurchase                                    $    2,949        $ 5,333          $  1,623
          FHLB borrowings                                          14,287           -                 -
                                                               ----------        -------          --------
                                                               $   17,236        $ 5,333          $  1,623
                                                               ==========        =======          ========

Southside Bancshares Corp. and Subsidiaries


     The average daily balances, weighted average daily interest rates, maximum month-end amounts outstanding, and average interest rates at year end for short-term borrowings were as follows:


                                                                      (dollars in thousands)
                                                     1998                      1997                    1996
                                            ---------------------    --------------------     --------------------
                                             AVERAGE      AVERAGE     Average     Average      Average     Average
                                             BALANCE       RATE       Balance      Rate        Balance      Rate
                                             -------       ----       -------      ----        -------      ----
Federal funds purchased                     $    -          -  %     $     42       5.41%     $    188      5.85%
Securities sold under
     agreements to
     repurchase                                3,289       4.44         5,053       4.47           893      4.37
U.S. Treasury tax and loan
     notes                                      -           -            -           -             703      5.97
FHLB borrowings                               10,659       5.72          -           -             -         -
                                            --------       ====      --------       ====      --------      ====
                                            $ 13,948                 $  5,095                 $  1,784
                                            ========                 ========                 ========
Total maximum short-term
     borrowings outstanding
     at any month end during
     the year                               $ 22,637                 $ 10,693                 $  3,308
                                            ========                 ========                 ========

Average short-term borrowings
     rate at end of year                                   5.43%                    4.40%                   4.85%
                                                           ====                     ====                    ====

ASSET/LIABILITY MANAGEMENT

     The Company's overall goal in asset/liability management is to achieve a reasonable balance of rate-sensitive assets with rate-sensitive liabilities in order to minimize the impact of changing rates on net income. As assets and liabilities tend to become more rate sensitive, whether due to customer demands or Company initiatives, it becomes more important that rates earned are matched with rates paid and that repricing dates are matched so the next earning interval will have both components at current rates. Assets and liabilities that mature or are repriced in one year or less are considered in the financial services industry to be "rate sensitive." This means that as rates in the marketplace change, the rates on these assets or liabilities will soon be impacted. Given a reasonably balanced rate sensitivity position if rates are increasing, the Company will have more interest income and more interest expense. Conversely, if rates are decreasing, the Company will have less interest income and less interest expense.

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

Southside Bancshares Corp. and Subsidiaries


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

     The table on the following page is an analysis of interest-sensitive assets and liabilities at December 31, 1998 over various time horizons. Because such an analysis does not capture many factors which determine interest rate risk, the Company has put more emphasis on the use of a simulation model to measure its exposure to changes in interest rates. Under different rate and growth assumptions, these projections enable the Company to adjust its strategies to protect the net interest margin against significant rate fluctuations. Uniform sensitivity reports and guidelines are used by all subsidiary banks of the Company. Current model projections indicate annual net interest income would change by less than 10% should rates rise or fall within 200 basis points from their current level. Based on the Company's historical analysis, interest-bearing demand and savings deposits have proven to be very stable core deposits even through interest rate fluctuations. Accordingly, management believes these deposits are not 100% rate sensitive within the period of three months or less. As a result, these deposits have been allocated between the four repricing categories as follows: three months or less - 35%, three months through 12 months - 20%, over one year through five years - 25%, and over five years - 20%.

     As reflected on the Repricing and Interest Rate Sensitivity Analysis on the following page, the Company has a well-balanced interest rate sensitivity position. Generally, a one-year gap ratio in a range of .80x - 1.20x indicates an entity is not subject to any undue interest rate risk. The Company's current one-year gap of 1.15x is within an acceptable range.

Southside Bancshares Corp. and Subsidiaries


               REPRICING AND INTEREST RATE SENSITIVITY ANALYSIS

                            (dollars in thousands)

                              December 31, 1998

                                                             OVER           OVER
                                                           3 MONTHS        1 YEAR
                                             3 MONTHS       THROUGH        THROUGH        OVER
                                              OR LESS      12 MONTHS       5 YEARS       5 YEARS        TOTAL
                                              -------      ---------       -------       -------        -----
Interest-earning assets:
     Federal funds sold                      $  29,900     $    --        $    --       $    --       $  29,900
     Investments available for sale             17,186        18,121         40,162        22,426        97,895
     Investments held to maturity                8,022        14,170         40,550        21,294        84,036
     Loans, net of unearned discount (1)       186,409        61,821         76,137        32,621       356,988
                                             ---------     ---------      ---------     ---------     ---------
        Total interest-earning
            assets                             241,517        94,112        156,849        76,341       568,819
                                             ---------     ---------      ---------     ---------     ---------

Cumulative interest-earning assets             241,517       335,629        492,478       568,819       568,819
                                             ---------     ---------      ---------     ---------     ---------

Interest-bearing liabilities:
     Interest-bearing demand deposits           49,844        28,482         35,603        28,482       142,411
     Savings deposits                           22,873        13,070         16,338        13,070        65,351
     Time deposits under $100,000               50,938        80,725         65,267          --         196,930
     Time deposits $100,000 and over            29,546        14,467          4,148          --          48,161
     Securities sold under agreements to
        repurchase                               2,949          --             --            --           2,949
     FHLB borrowings                              --            --            2,330        11,957        14,287
                                             ---------     ---------      ---------     ---------     ---------
        Total interest-bearing
            liabilities                        156,150       136,744        123,686        53,509       470,089
                                             ---------     ---------      ---------     ---------     ---------

Cumulative interest-bearing
     liabilities                               156,150       292,894        416,580       470,089       470,089
                                             ---------     ---------      ---------     ---------     ---------

Gap analysis:
     Interest sensitivity gap                $  85,367     $ (42,632)     $  33,163     $  22,832     $  98,730
                                             =========     =========      =========     =========     =========
     Cumulative interest
        sensitivity gap                      $  85,367     $  42,735      $  75,898     $  98,730     $  98,730
                                             =========     =========      =========     =========     =========

Cumulative gap ratio of interest-
     earning assets to interest-bearing
     liabilities                                1.55X         1.15X          1.18X         1.21X         1.21X
                                            =========     =========      =========     =========     =========


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

     Short-term liquidity needs arise from continuous fluctuations in the flow of funds on both sides of the balance sheet. The subsidiary banks control their own asset/liability mix within guidelines of Company policy and their individual loan demand and deposit structure, with guidance from the Asset/Liability Management Committee. Other than South Side National Bank in St. Louis, the subsidiary banks do not generally borrow funds.

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

     Capital itself is categorized into two types: Tier I and Tier II. Tier I capital elements include total shareholders' equity less goodwill and exclude the effects of net unrealized gains or losses on available for sale securities. Tier II capital includes other supplementary capital elements, subject to certain limitations, such as mandatory convertible notes, subordinated debt, and the allowance for possible loan losses. The maximum amount of the allowance for possible loan losses which can be included as Tier II capital is 1.25% of risk-weighted assets.

Southside Bancshares Corp. and Subsidiaries


     The capital guidelines require banking organizations to maintain a minimum total capital ratio of 8% (of which at least 4% must be Tier I capital). The Company's total capital ratios under the risk-weighted guidelines at December 31, 1998 and 1997 were 17.41% and 17.38%, respectively, which included Tier I capital ratios of 16.15% and 16.12%, respectively. In addition, the Company and its subsidiary banks must maintain a minimum Tier I leverage ratio (Tier I capital to adjusted total assets) of at least 3%. The Company's Tier I leverage ratios were 10.01% and 10.34% at December 31, 1998 and 1997, respectively. These ratios are well above the minimum risk-weighted capital requirements.

     All of the subsidiary banks of the Company also exceeded the various regulatory capital requirements at December 31, 1998, 1997, and 1996. Management reviews the various capital measures monthly to ensure that they are within internal guidelines and within external guidelines as established by law, and management believes that the Company's current capital position is adequate to support its banking operations.

     The following is a summary of data and ratios pertaining to the Company's capital position at December 31, 1998, 1997, and 1996:

                                                                       (dollars in thousands)
                                                            ------------------------------------------
                                                                 1998             1997          1996
                                                                 ----             ----          ----
         RISK-BASED CAPITAL:
            Tier I capital                                  $    61,036      $   56,279      $  52,778
            Total capital                                        65,778          60,664         56,767
            Risk-weighted assets                                377,905         349,079        317,494
         RISK-BASED CAPITAL RATIOS:
            Tier I capital to risk-weighted assets              16.15%           16.12%         16.62%
            Minimum requirement                                  4.00             4.00           4.00
            Total capital to risk-weighted assets               17.41            17.38          17.88
            Minimum requirement                                  8.00             8.00           8.00
                                                            ============     ============   ============

----------------------------------------------------------------------------------------------------------
         TIER I CAPITAL:
            Tier I capital                                  $    61,036      $   56,279      $  52,778
            Average fourth quarter total
               consolidated assets less
               intangibles                                      609,771         544,380        521,523
         LEVERAGE CAPITAL RATIOS:
            Tier I capital to average total
               consolidated assets less
               intangibles                                      10.01%           10.34%         10.12%
            Minimum requirement                                  3.00             3.00           3.00
                                                             ===========      ===========    ===========


RESULTS OF OPERATIONS
Southside Bancshares Corp. and Subsidiaries


                              RESULTS OF OPERATIONS

EARNINGS SUMMARY

     Net income was $6,810,000, $6,302,000, and $6,158,000 for the years ended
December 31, 1998, 1997, and 1996, respectively, which resulted in basic earnings per common share of $0.82, $0.77, and $0.76 in each of those years. Net income for 1998 represents a record level of earnings for the Company and the fifth consecutive year in which the Company has achieved record core net earnings. 1998's earnings exceeded the previous record of $6,734,000 established in 1995; however, 1995's net income included $1,370,000 in nonrecurring items. The increase in net income in 1998 versus 1997 was $508,000 or 8%, and was largely due to an increase in net interest income.

     The net income in 1998 results in a return on average assets (ROA) of 1.15%, compared to 1.18% and 1.20% in 1997 and 1996, respectively. The decline in ROA in 1998 was largely the result of growth at the Company's subsidiary banks, and the acquisition of PSB, as the full effects of the acquisition will not be realized until 1999. While the Company believes ROA is still a valuable tool for measuring performance, management is increasingly looking for opportunities to better utilize its capital and improve return on average shareholders' equity (ROE). The Company's ROE in 1998 was 11.12%, compared to 11.44% and 12.27% in 1997 and 1996, respectively. As indicated previously, the Company has begun to focus on opportunities to improve ROE. The PSB acquisition and the return on equity enhancement strategy are two examples of efforts undertaken during 1998. While these two actions were not sufficient to prevent ROE from declining in 1998, they did reduce the amount of the decline. In 1996, ROE declined 320 basis points; in 1997, ROE declined 83 basis points; and, in 1998, ROE declined only 32 basis points. As evidenced by this trend, management believes its actions to better utilize the Company's capital are stemming the decline in ROE. Management anticipates that with further actions during 1999, ROE can be increased for the first time in four years.


NET INTEREST INCOME

     Net interest income on a tax-equivalent basis increased by $991,000, $529,000, and $584,000 in 1998, 1997, and 1996, respectively. The 1998 increase was due to an increase in average earning assets, partially offset by a decrease in the Company's net interest margin. Average earning assets increased $46,811,000 during 1998 as a result of the PSB acquisition, but the overall interest rate earned declined from 7.95% in 1997 to 7.74% in 1998. This decline in yield was due, in part, to decreases in the prime lending rate during 1998, which impacts the rate earned on many commercial and home equity loans. The decline was also caused by the addition of PSB's adjustable rate mortgage loan portfolio, which had a lower yield than the Company's existing portfolio at the time of the acquisition.

     The 1997 increase was the result of an increase in average earning assets, which was partially offset by a narrowing net interest margin. Average earning assets increased $20,281,000 or 4% during 1997, with the majority of the growth in the loan portfolio. However, rate competition in the Company's markets caused the average yield on the loan portfolio to decline by 21 basis points from 9.19% in 1996 to 8.98% in 1997. This decrease in yield was the primary cause for the drop in the net interest margin from 4.42% in 1996 to 4.34% in 1997, as the Company's cost of funds remained relatively unchanged for the year.

Southside Bancshares Corp. and Subsidiaries




         CONSOLIDATED AVERAGE BALANCE SHEETS AND AVERAGE INTEREST RATES


                                                                                   (dollars in thousands)
                                                                                   YEAR ENDED DECEMBER 31,
                                                                       --------------------------------------------
                                                                                            1998
                                                                       --------------------------------------------
                                                                                                           AVERAGE
                                                                                           INTEREST         RATES
                                                                           AVERAGE          INCOME/        EARNED/
                                                                           BALANCE          EXPENSE         PAID
                                                                           -------          -------         ----
ASSETS:
     Loans, net of unearned discount (1) (2) (3)                        $   345,902      $   30,085         8.70%
     Investments in debt securities:
        Taxable (4)                                                         153,345           9,172         5.98
        Exempt from Federal income taxes (3) (4)                             29,020           2,326         8.01
     Short-term investments                                                  24,975           1,261         5.05
                                                                         ----------       ---------
              Total interest-earning assets/
                  interest income/overall yield (3)                         553,242          42,844         7.74
                                                                                          ---------         ====
     Allowance for possible loan losses                                      (6,160)
     Cash and due from banks                                                 15,097
     Other assets                                                            27,945
                                                                        -----------
              TOTAL ASSETS                                              $   590,124
                                                                        ===========
LIABILITIES AND SHAREHOLDERS' EQUITY:
     Interest-bearing demand deposits                                   $   146,149           4,848         3.32%
     Savings deposits                                                        61,632           1,535         2.49
     Time deposits under $100,000                                           188,065           9,997         5.32
     Time deposits $100,000 and over                                         52,026           2,721         5.23
     Short-term borrowings                                                    3,289             146         4.44
     FHLB borrowings                                                         10,659             610         5.72
     ESOP debt                                                               -                -              -
                                                                        ------------      ---------
              Total interest-bearing liabilities/
                  interest expense/overall rate                             461,820          19,857         4.30
                                                                                          ---------         ====
     Noninterest-bearing demand deposits                                     62,235
     Other liabilities                                                        4,813
     Shareholders' equity                                                    61,256
                                                                        -----------
              TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $   590,124
                                                                        ===========
NET INTEREST INCOME                                                                      $   22,987
                                                                                         ==========
NET INTEREST MARGIN ON AVERAGE INTEREST-EARNING ASSETS                                                      4.15%
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

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES



                                                       (dollars in thousands)
                                                      Years Ended December 31,
------------------------------------------------------------------------------------------------------------------
                            1997                                                      1996
----------------------------------------------------------        -----------------------------------------------
                                                 Average                                                   Average
                            Interest              Rates                               Interest              Rates
        Average              Income/             Earned/            Average            Income/             Earned/
        Balance              Expense              Paid              Balance            Expense              Paid
        -------              -------              ----              -------            -------              ----

      $  311,266          $   27,937              8.98%         $   295,683         $   27,164              9.19%

         155,938               9,478              6.08              148,780              8,917              5.99
          23,124               1,953              8.45               22,943              1,918              8.36
          16,103                 871              5.41               18,744                994              5.30
      ----------          ----------                            -----------         ----------

         506,431              40,239              7.95              486,150             38,993              8.02
                          ----------              ====                              ----------              ====
          (6,061)                                                    (5,646)
          14,817                                                     15,317
          20,622                                                     19,169
      ----------                                                -----------
      $  535,809                                                $   514,990
      ==========                                                ===========

      $  130,046               4,346              3.34%         $   123,924              4,125              3.33%
          58,029               1,459              2.51               60,332              1,529              2.53
         173,382               9,309              5.37              175,239              9,462              5.40
          52,601               2,796              5.32               41,456              2,148              5.18
           5,095                 228              4.47                1,784                 92              5.16
            -                   -                  -                   -                  -                  -
           1,235                 105              8.50                2,060                170              8.25
      ----------          ----------                            -----------         ----------

         420,388              18,243              4.34              404,795             17,526              4.33
                          ----------              ====                              ----------              ====
          55,323                                                     54,965
           5,022                                                      5,038
          55,076                                                     50,192
      ----------                                                -----------
      $  535,809                                                $   514,990
      ==========                                                ===========
                          $   21,996                                                $   21,467
                          ==========                                                ==========
                                                  4.34%                                                     4.42%
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


                                                                             (in thousands)
                                                                         Years Ended December 31,
                                          -------------------------------------------------------------------------------------
                                                  1998 COMPARED TO 1997                        1997 Compared to 1996
                                          ----------------------------------------     ----------------------------------------
                                                            INCREASE (DECREASE)                         Increase (Decrease)
                                                             DUE TO CHANGE IN                             Due to Change in
                                              NET         ----------------------           Net         -----------------------
                                           INCREASE       AVERAGE        AVERAGE        Increase       Average         Average
                                          (DECREASE)       VOLUME          RATE        (Decrease)       Volume          Rate
                                          ----------       ------          ----        ----------       ------          ----

Changes in interest income on:
     Loans                                  $ 2,148        $ 3,040        $  (892)       $   773        $ 1,405        $  (632)
     Investment securities:
        Taxable                                (306)          (154)          (152)           561            427            134
        Exempt from Federal income
          taxes                                 373            479           (106)            35             15             20
     Short-term investments                     390            451            (61)          (123)          (143)            20
                                            -------        -------        -------        -------        -------        -------
          TOTAL INTEREST INCOME               2,605          3,816         (1,211)         1,246          1,704           (458)
                                            -------        -------        -------        -------        -------        -------
Changes in interest expense on:
     Interest-bearing demand
        deposits                                502            528            (26)           221            208             13
     Savings deposits                            76             88            (12)           (70)           (58)           (12)
     Time deposits under $100,000               688            776            (88)          (153)          (100)           (53)
     Time deposits $100,000
        and over                                (75)           (29)           (46)           648            589             59
     Securities sold under agreements
        to repurchase                           (82)           (80)            (2)           136            150            (14)
     FHLB borrowings                            610            610           --             --             --             --
     ESOP debt                                 (105)          (105)          --              (65)           (70)             5
                                            -------        -------        -------        -------        -------        -------
          TOTAL INTEREST EXPENSE              1,614          1,788           (174)           717            719             (2)
                                            -------        -------        -------        -------        -------        -------
CHANGE IN NET INTEREST INCOME               $   991        $ 2,028        $(1,037)       $   529        $   985        $  (456)
                                            =======        =======        =======        =======        =======        =======

PROVISION FOR POSSIBLE LOAN LOSSES

     Management records provisions for possible loan losses in amounts sufficient to result in an allowance for possible loan losses that covers current net charge-offs and risks believed to be inherent in the loan portfolio. Amounts charged against current income are based on such factors as past loan loss experience as it relates to current portfolio mix, evaluation of potential losses in the loan portfolio, prevailing economic conditions, and regular reviews of the portfolio conducted by loan officers, internal loan review staff, and bank regulatory agencies. The provision for possible loan losses was again relatively low in 1998, largely due to the fact that the Company experienced a relatively low level of net charge-offs during 1998, and asset quality remains good. The provision for possible loan losses was $62,000 in 1998 and $60,000 in 1997 and 1996.

NONINTEREST INCOME

     Noninterest income increased $499,000 in 1998 due to increases in gains on the sales of loans and trust department revenue. The increase in gains on the sales of loans was the result of the PSB acquisition. One of the key components of this transaction was PSB's strong secondary market loan origination operation. As a commercial

Southside Bancshares Corp. and Subsidiaries


banking organization, the Company had not focused on the secondary market previously. The acquisition of PSB allowed the Company to enter this line of business with an experienced staff, extensive referral sources, operating policies and procedures, and a network of investors to purchase the loans originated. Management had considered entering this market for some time, but believed a start-up operation in this line of business would not be profitable for an extended period of time. The Company has consistently lagged behind its peers in other income, and management viewed this acquisition as an opportunity to make significant improvements in this area. The increase in trust department revenue was due to trust department growth during the year. Although total assets under management declined by approximately $30,000,000 during 1998, the decline was the result of the loss of an $80,000,000 bond syndication, which was partially offset by $50,000,000 in new personal and employee benefit trust accounts. The bond syndication account was a relatively low trust fee account, whereas the new accounts added are generally under the department's normal fee structure. The increase in net losses in other real estate owned (OREO) transactions was part of the normal course of business. Depending on the timing of foreclosures, buyer interest levels, and other factors, sales of properties result in small gains or losses.

     Noninterest income increased $162,000 in 1997 due to increases in trust department and service charge revenue, which were partially offset by net losses on the disposition of OREO. The $128,000 increase in trust fees was the result of a strong stock market and growth resulting from recent acquisitions and mergers in the industry. Because the majority of trust fees are based on the market value of the individual accounts, a strong stock market translates into increased revenue for the department. Merger activity in the Company's market has left some small to mid-sized trust customers feeling unappreciated by their trust company's new owners; as a result, many of the individuals have sought out smaller more personalized trust departments, like the Company's. The increase in service charge revenue was attributable to the Company's focus on improving revenues in this area.

NONINTEREST EXPENSE

     Noninterest expense increased $972,000 during 1998. This increase was primarily the result of the acquisition of PSB. The increase in salaries and employee benefits resulted from the addition of PSB's employees, the commissions paid to the mortgage loan originators, and normal pay increases for the Company's existing employees. These increases in compensation expense were partially offset by a $375,000 curtailment gain resulting from the termination of the Company's pension plan. Also contributing to the 1998 increase was an increase in data processing expense. This was partially the result of conversion expenses associated with converting PSB's accounts into the Company's data processing system, as well as expenses associated with Year 2000 testing and preparedness. Other noninterest expense increased during the year as the Company increased its commitment to advertising during the year. With the mergers and consolidations occurring in the Company's markets, management believes it is the appropriate time to focus on image enhancement and customer awareness. These increases were partially offset by a decrease in net occupancy expense, which resulted from several large furniture and equipment items becoming fully depreciated, and an increase in rental income. With the completion of its lead bank's new three-story banking facility, a new two-story facility which is expected to be opened by the State Bank of Jefferson County in 1999, and various updates scheduled for its existing locations, management expects to experience an increase in net occupancy expense in 1999.

     Noninterest expense increased $622,000 during 1997 as a result of increases in employee costs and net occupancy and equipment expense and a $530,000 increase in other expenses. The primary components of other expense resulting in the increase over the prior year were OREO expense, amortization of investments in low-income housing projects, and advertising expense. The increase in OREO expense relates to a 61-unit mobile home park which the Company's lead bank acquired through foreclosure. The units were renovated during 1997, and the occupancy rate had increased to approximately 71% as of December 31, 1998. With the occupancy rate in excess of 70%, the property was self-sufficient and required no cash payments from the Company in 1998. The amortization of investments in low-income projects relate to the aforementioned mobile home park, as well as investments in four

Southside Bancshares Corp. and Subsidiaries


partnerships with the St. Louis Equity Fund. The amortization of these investments is more than offset by the federal and state tax credits generated by the projects and assists the Company in reducing its effective tax rate. Late in 1996, the Company began to increase its marketing efforts, including expanded radio and media advertising.

INCOME TAXES

     Federal income tax expense was $2,618,000 in 1998 compared to $2,308,000 and $2,177,000 in 1997 and 1996, respectively. The changes in Federal income tax expense have been relatively consistent with the changes in pretax income, although the Company's effective tax rate increased to 27.8% in 1998 from 26.8% in 1997 and 26.1% in 1996. The increase in the effective tax rate in both 1998 and 1997 was a result of an increase in net income and a stable base of tax-exempt income. Management purchased tax-exempt securities during 1998 to partially offset this trend.

THE YEAR 2000 ISSUE

     The Year 2000 issue relates to computer programs and systems that have used a two-digit field rather than a four-digit field to represent the year. Therefore, these programs do not properly recognize a year that begins with "20" instead of "19". The risk of a system failure and data processing errors may be the result of this programming logic. Management has implemented a company-wide initiative for preparing its systems, applications, and equipment for functionality in the Year 2000 and beyond. The Company's Year 2000 project consists of five phases, including awareness, assessment, renovation, testing, and implementation, all of which are well underway.

     The Company continues to monitor efforts to ready internal systems for the Year 2000. Highest priority has been assigned to those systems determined to be critical to the ongoing operations of the Company. Programming changes and testing of critical systems, applications, and equipment are scheduled to be substantially completed by the second quarter of 1999. If modifications to existing systems and conversions to new systems proceed as scheduled, management presently believes that the Year 2000 issue will not pose a substantial internal operating risk to the Company.

     The Company modified its credit risk assessment to include the consideration of incremental risk that may be posed by a customer's inability to address Year 2000 issues. Management presently believes this risk to be manageable, and continues to monitor customer's efforts to prepare for the Year 2000. Additionally, the Company has implemented a process for assessing the readiness of its major vendors, suppliers, and business partners. There can be no guarantee however, that the systems of these outside parties will be remediated on a timely basis or that a failure to remediate by one of these parties would not have a material adverse effect on the Company.

     The Company believes it will substantially complete the implementation of its Year 2000 program prior to the commencement of the Year 2000. However, the risk of the system failures, either internal or external, cannot be eliminated. Therefore, the Company intends to assess the worst case scenario caused by the Year 2000 issue and address the possible effects thereof. The Company will assess the types and nature of contingency plans that will be required to maintain the Company's operational capacity after January 1, 2000. Contingency planning will cover all critical areas of the Company, as well as customers, suppliers, and business partners.

     To date, the Company and its subsidiaries have incurred approximately $250,000 in direct costs associated with Year 2000 readiness efforts. The Company estimates that total expenditures will approximate $350,000 through the Year 2000. This includes external costs that will be expensed, as well as new hardware and software which will be capitalized. Funding for costs associated with Year 2000 efforts will be derived from normal operating cash flow. As a result, Year 2000 expenses are not expected to have a material adverse effect on the Company's results of operations.

Southside Bancshares Corp. and Subsidiaries


     The foregoing discussion of Year 2000 issues is based on management's most current estimates. These estimates utilize multiple assumptions of future events, including, but not limited to, the continued availability of certain resources, third party efforts, and other factors. However, there can be no guarantee that these estimates will be achieved, and actual costs and results could differ materially from the estimates currently anticipated by the Company.

ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities, which was issued in June 1998, establishes accounting and reporting standards for derivative instruments and hedging activities. Under SFAS 133, derivatives are recognized on the balance sheet at fair value as an asset or liability. Changes in the fair value of derivatives are reported as a component of other comprehensive income or recognized as earnings through the income statement depending on the nature of the instrument. SFAS 133 is effective for all quarters of fiscal years beginning after June 15, 1999 with earlier adoption permitted. The Company is currently evaluating SFAS 133's effect on its consolidated financial statements.

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

Southside Bancshares Corp. and Subsidiaries


FINANCIAL INSTRUMENT MARKET VALUE

     As disclosed in note 15 to the Company's consolidated financial statements, the fair value of financial instrument assets exceeded the balance sheet amounts of those instruments by $11,408,000 and $6,661,000 as of December 31, 1998 and 1997, respectively, while the fair value of financial instrument liabilities was less than the amounts included in the balance sheet by $1,609,000 as of December 31, 1998 and was equal to the amounts included in the balance sheet as of December 31, 1997.

     Such comparative information reflects the effect of the current rate environment, as well as the Company's asset/liability and credit risk management programs. The fair value estimates are based on existing financial instruments at December 31, 1998 and do not reflect amounts which would be ultimately realized in the normal course of business.


                    COMMON STOCK - MARKET PRICE AND DIVIDENDS

     The Company's common stock is traded on The NASDAQ Stock Market under the symbol SBCO.

     The table below sets forth the high and low bid prices for the Company's common stock for the periods presented.


                                           1998                                            1997
                           ------------------------------------          --------------------------------------
 QUARTER                   1ST         2ND         3RD       4TH         1st         2nd         3rd         4th
                           ---         ---         ---       ---         ---         ---         ---         ---


Low bid               $   11.42   $  12.08   $   11.17  $   11.75    $   7.58   $    7.17    $  11.17    $  11.08
High bid                  12.58      14.92       13.00      15.00        8.33       12.33       13.50       11.83
Dividends paid
     per common
     share                .067       .070        .073       .080         .053        .057       .060        .063
                          ====       ====        ====       ====         ====        ====       ====        ====

     The market price of the Company's common stock on March 4, 1999 was $11.625 bid, $12.125 asked. The approximate number of shareholders of the common stock of the Company as of March 4, 1999 was 1,000.

     In 1998, the Company effected a three-for-one stock split. The effects of this split have been applied to the share and per share data on a retroactive basis to all of the financial data contained throughout this report.

FINANCIAL REPORT

     A copy of the Company's 1998 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, including all exhibits and financial statements thereto, is available without charge to shareholders on written request to Joseph W. Pope, Senior Vice President and Chief Financial Officer, Southside Bancshares Corp., 3606 Gravois Avenue, St. Louis, Missouri 63116.

ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Southside Bancshares Corp. will be held at 2:00 p.m. on April 22, 1999 at South Side National Bank's Telegraph facility, which is located at 4111 Telegraph Road, St. Louis, Missouri.

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

TRANSFER AGENT

     The Company's transfer agent is UMB Bank, N.A., Securities Transfer Division, P.O. Box 410064, Kansas City, Missouri 64141-0064, (816) 860-7786.

                           SOUTHSIDE BANCSHARES CORP.
                               3606 Gravois Avenue
                               St. Louis, MO 63116
                                 (314) 776-7000

                    STATEMENT OF MANAGEMENT'S RESPONSIBILITY
                            FOR FINANCIAL STATEMENTS


                                  March 5, 1999




The management of Southside Bancshares Corp. (the Company) is responsible for the preparation and integrity of all information contained in the accompanying consolidated financial statements. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances. In preparing the consolidated financial statements, management makes informed judgments and estimates.

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

The Company's consolidated financial statements have been audited by KPMG LLP, independent certified public accountants. Their Independent Auditors' Report, which is based on an audit made in accordance with generally accepted auditing standards, expresses an opinion as to the fair presentation of the consolidated financial statements. In performing their audit, KPMG LLP considers the Company's internal control to the extent they deem necessary in order to issue their opinion on the consolidated financial statements.

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

[KPMG LOGO]







                          INDEPENDENT AUDITORS' REPORT

The Board of  Directors and Shareholders
Southside Bancshares Corp.:

     We have audited the accompanying consolidated balance sheets of Southside Bancshares Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southside Bancshares Corp. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.



                                                       /s/ KPMG LLP

St. Louis, Missouri
March 5, 1999

                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                    (dollars in thousands, except share data)




                                    ASSETS                                       1998                     1997
                                                                                 ----                     ----


Cash and due from banks .......................................               $  17,924                $  18,302
Federal funds sold ............................................                  29,900                   17,200
Investments in debt securities:
     Available for sale, at fair value ........................                  97,895                   73,460
     Held to maturity, at amortized cost (approximate
        fair value of $85,841 in 1998 and $100,838 in 1997) ...                  84,036                   99,679
                                                                              ---------                ---------
              Total investments in debt securities ............                 181,931                  173,139
                                                                              ---------                ---------
Loans, net of unearned discount ...............................                 356,988                  326,437
     Less allowance for possible loan losses ..................                   6,192                    6,120
                                                                              ---------                ---------
              Loans, net ......................................                 350,796                  320,317
                                                                              ---------                ---------
Bank premises and equipment ...................................                  16,152                   10,866
Other assets ..................................................                  13,590                   10,040
                                                                              ---------                ---------
              TOTAL ASSETS ....................................               $ 610,293                $ 549,864
                                                                              =========                =========

                    LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
     Noninterest-bearing ......................................               $  70,436                $  61,308
     Interest-bearing .........................................                 452,853                  422,055
                                                                              ---------                ---------
              Total deposits ..................................                 523,289                  483,363
Securities sold under agreements to repurchase ................                   2,949                    5,333
FHLB borrowings ...............................................                  14,287                     --
Other liabilities .............................................                   4,804                    4,515
                                                                              ---------                ---------
              Total liabilities ...............................                 545,329                  493,211
                                                                              ---------                ---------
Commitments and contingent liabilities
Shareholders' equity:
     Cumulative preferred stock, no par value, 1,000,000 shares
        authorized and unissued ...............................                    --                       --
     Common stock, $1 par value, 15,000,000 shares authorized,
        8,985,378 shares issued and outstanding in 1998 and
        8,577,030 in 1997 .....................................                   8,985                    8,577
     Surplus ..................................................                   5,248                      305
     Retained earnings ........................................                  55,249                   50,841
     Unearned ESOP shares .....................................                  (1,186)                  (1,384)
     Treasury stock, at cost, 324,020 and 184,020 shares in
        1998 and 1997, respectively ...........................                  (3,590)                  (1,820)
     Accumulated other comprehensive income ...................                     258                      134
                                                                              ---------                ---------
              Total shareholders' equity ......................                  64,964                   56,653
                                                                              ---------                ---------
              TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ......               $ 610,293                $ 549,864
                                                                              =========                =========


See accompanying notes to consolidated financial statements.

                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                    (dollars in thousands, except share data)


                                                                               1998          1997           1996
                                                                               ----          ----           ----
Interest income:
     Interest and fees on loans.........................................$      30,259  $     27,682    $     26,691
     Interest on investments in debt securities available for sale:
        Taxable.........................................................        4,614         4,336           3,701
        Exempt from Federal income taxes................................          162            24              32
     Interest on investments in debt securities held to maturity:
        Taxable.........................................................        4,558         5,142           5,216
        Exempt from Federal income taxes................................        1,373         1,265           1,234
     Interest on short-term investments.................................        1,261           871             994
                                                                           ----------    ----------      ----------
               TOTAL INTEREST INCOME....................................       42,227        39,320          37,868
                                                                           ----------    ----------      ----------
Interest expense:
     Interest on deposits...............................................       19,101        17,910          17,264
     Interest on short-term borrowings..................................          146           228              92
     Interest on FHLB borrowings........................................          610            -               -
     Interest on ESOP debt..............................................           -            105             170
                                                                           ----------    ----------      ----------
               TOTAL INTEREST EXPENSE...................................       19,857        18,243          17,526
                                                                           ----------    ----------      ----------
               NET INTEREST INCOME......................................       22,370        21,077          20,342
Provision for possible loan losses......................................           62            60              60
                                                                           ----------    ----------      ----------
               NET INTEREST INCOME AFTER PROVISION
                   FOR POSSIBLE LOAN LOSSES.............................       22,308        21,017          20,282
                                                                           ----------    ----------      ----------
Noninterest income:
     Trust fees.........................................................        1,142         1,046             918
     Service charges on deposit accounts................................        1,330         1,330           1,256
     Net (losses) gains on sales of other real estate owned and other
        foreclosed property.............................................         (104)          (64)             29
     Gains on the sales of loans........................................          430            35              -
     Other..............................................................          533           485             467
                                                                           ----------    ----------      ----------
               TOTAL NONINTEREST INCOME.................................        3,331         2,832           2,670
                                                                           ----------    ----------      ----------
Noninterest expense:
     Salaries and employee benefits.....................................        8,247         7,561           7,463
     Net occupancy and equipment expense................................        2,251         2,384           2,328
     Data processing....................................................          573           465             467
     Federal Deposit Insurance Corporation assessment...................           97            47             138
     Attorney fees......................................................          327           407             376
     Other..............................................................        4,716         4,375           3,845
                                                                           ----------    ----------      ----------
               TOTAL NONINTEREST EXPENSE................................       16,211        15,239          14,617
                                                                           ----------    ----------      ----------
               INCOME BEFORE FEDERAL INCOME
                   TAX EXPENSE..........................................        9,428         8,610           8,335
Federal income tax expense..............................................        2,618         2,308           2,177
                                                                           ----------    ----------      ----------
               NET INCOME...............................................$       6,810  $      6,302    $      6,158
                                                                        =============  ============    ============

SHARE DATA:
     Earnings per common  share - basic.................................$        0.82  $       0.77    $       0.76
                                                                        =============  ============    ============
     Earnings per common share - diluted................................$        0.80  $       0.75    $       0.75
                                                                        =============  ============    ============
     Dividends paid per common share....................................$        0.29  $       0.23    $       0.17
                                                                        =============  ============    ============
     Average common shares outstanding..................................    8,297,250     8,207,577       8,138,325
                                                                        =============  ============    ============
     Average common shares outstanding, including
        potentially dilutive shares.....................................    8,554,635     8,394,315       8,190,642
                                                                        =============  ============    ============


See accompanying notes to consolidated financial statements.

                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                  YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                    (dollars in thousands, except share data)



                                                                                                         ACCUMULATED
                                                                                UNEARNED                  OTHER COM-
                                           COMMON                 RETAINED        ESOP      TREASURY      PREHENSIVE
                                            STOCK     SURPLUS     EARNINGS       SHARES       STOCK         INCOME     TOTAL
                                            -----     -------     --------       ------       -----         ------     -----
BALANCE AT DECEMBER 31, 1995 .........    $  8,577    $     48     $ 41,655     $ (2,688)   $    (167)    $   (125)    $ 47,300
Comprehensive income:
     Net income ......................        --          --          6,158         --           --           --          6,158
     Change in net unrealized gain
       (loss) on available for sale
       securities, net of tax effect .        --          --           --           --           --           (129)        (129)
                                          --------    --------     --------     --------     --------     --------     --------
            Total comprehensive income        --          --          6,158         --           --           (129)       6,029
Cash dividends paid ($.17 per
     share) ..........................        --          --         (1,365)        --           --           --         (1,365)
Allocation of 37,062 shares to
     ESOP participants ...............        --            53         --            198         --           --            251
Purchase of 170,442 shares by ESOP ...        --          --           --            909         --           --            909
Purchase of 38,940 common shares
     for treasury ....................        --          --           --           --           (283)        --           (283)
                                          --------    --------     --------     --------     --------     --------     --------
BALANCE AT DECEMBER 31, 1996 .........       8,577         101       46,448       (1,581)        (450)        (254)      52,841
Comprehensive income:
     Net income ......................        --          --          6,302         --           --           --          6,302
     Change in net unrealized gain
       (loss) on available for sale
       securities, net of tax effect .        --          --           --           --           --            388          388
                                          --------    --------     --------     --------     --------     --------     --------
           Total comprehensive income         --          --          6,302         --           --            388        6,690
                                          --------    --------     --------     --------     --------     --------     --------
Cash dividends paid ($.23 per share) .        --          --         (1,909)        --           --           --         (1,909)
Allocation of 37,062 shares to
     ESOP participants ...............        --           204         --            197         --           --            401
Purchase of 117,000 common shares
     for treasury ....................        --          --           --           --         (1,370)        --         (1,370)
                                          --------    --------     --------     --------     --------     --------     --------
BALANCE AT DECEMBER 31, 1997 .........       8,577         305       50,841       (1,384)      (1,820)         134       56,653
Comprehensive income:
     Net income ......................        --          --          6,810         --           --           --          6,810
     Change in net unrealized gain
       (loss) on available for sale
       securities, net of tax effect .        --          --           --           --           --            124          124
                                          --------    --------     --------     --------     --------     --------     --------
            Total comprehensive income        --          --          6,810         --           --            124        6,934

Cash dividends paid ($.29 per share) .        --          --         (2,402)        --           --           --         (2,402)
Allocation of 37,062 shares to
     ESOP participants ...............        --           263         --            198         --           --            461
Stock options exercised ..............        --           (90)        --           --             90         --           --
Issuance of 408,348 common shares
     in acquisition ..................         408       4,770         --           --           --           --          5,178
Purchase of 201,000 common shares
     for treasury ....................        --          --           --           --         (1,860)        --         (1,860)
                                          --------    --------     --------     --------     --------     --------     --------
BALANCE AT DECEMBER 31, 1998 .........    $  8,985    $  5,248     $ 55,249     $ (1,186)    $ (3,590)    $    258     $ 64,964
                                          ========    ========     ========     ========     ========     ========     ========


See accompanying notes to consolidated financial statements.

                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (in thousands)


                                                                                      1998              1997               1996
                                                                                      ----              ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income ............................................................         $  6,810          $  6,302          $  6,158
     Adjustments to reconcile net income to net cash provided by operating activities:
           Depreciation and amortization ...................................            1,686             1,626             1,920
           Provision for possible loan losses ..............................               62                60                60
           Provision for deferred income taxes .............................               (7)             (286)               50
           Gains on the sales of loans .....................................             (430)              (35)             --
           Net losses (gains) on sales of other real estate owned and
                 other foreclosed property .................................              104                64               (29)
           Decrease in income taxes payable ................................             (370)             (245)             (381)
           (Increase) decrease in accrued interest receivable ..............             (234)               34               118
           Increase in accrued interest payable ............................              280                32                10
           ESOP compensation expense .......................................              461               401               251
           Other operating activities, net .................................           (1,059)              403              (495)
                                                                                     --------          --------          --------
                Total adjustments ..........................................              493             2,054             1,504
                                                                                     --------          --------          --------
     Origination of loans for sale .........................................          (31,798)           (2,933)             --
     Proceeds from sales of loans ..........................................           32,228             2,968              --
                                                                                     --------          --------          --------
                NET CASH PROVIDED BY OPERATING ACTIVITIES ..................            7,733             8,391             7,662
                                                                                     --------          --------          --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Net (increase) decrease in federal funds sold .........................          (12,700)           (3,700)            5,618
     Proceeds from maturities of and principal payments on debt securities:
        Available for sale .................................................           31,703            14,092             7,984
        Held to maturity ...................................................           35,288            33,461            37,260
     Purchases of debt securities:
        Available for sale .................................................          (45,927)          (19,391)          (24,729)
        Held to maturity ...................................................          (19,811)          (13,720)          (48,720)
     Purchase of life insurance ............................................             --                --              (1,250)
     Net decrease (increase) in loans ......................................           15,057           (32,596)            7,083
     Recoveries of loans previously charged off ............................              289               825             1,126
     Purchases of bank premises and equipment ..............................           (4,423)           (1,213)           (1,194)
     Proceeds from sales of other real estate owned ........................              241               258               798
     Cash and cash equivalents acquired, net of cash paid ..................            8,238              --                --
                                                                                     --------          --------          --------

                NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES ........            7,955           (21,984)          (16,024)
                                                                                     --------          --------          --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase (decrease) in demand and savings deposits ................            5,423            13,477            (1,122)
     Net (decrease) increase in time deposits ..............................          (20,760)            2,610            10,831
     Net (decrease) increase in short-term borrowings ......................           (2,384)            3,710               844
     Net increase (decrease) in FHLB borrowings ............................            5,917            (1,779)             (299)
     Payments to acquire treasury stock ....................................           (1,860)           (1,370)             (283)
     Cash dividends paid ...................................................           (2,402)           (1,909)           (1,365)
                                                                                     --------          --------          --------

                NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES ........          (16,066)           14,739             8,606
                                                                                     --------          --------          --------
                NET (DECREASE) INCREASE IN CASH AND CASH
                       EQUIVALENTS .........................................             (378)            1,146               244
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ...............................           18,302            17,156            16,912
                                                                                     --------          --------          --------

CASH AND CASH EQUIVALENTS, END OF YEAR .....................................         $ 17,924          $ 18,302          $ 17,156
                                                                                     ========          ========          ========
Supplemental disclosures of cash flow information:
     Cash paid during the year for:
        Interest on deposits and borrowings ................................         $ 20,137          $ 18,275          $ 17,516
        Income taxes .......................................................            2,601             2,498             2,497
                                                                                     ========          ========          ========
     Noncash transactions:
        Transfers to other real estate owned in settlement of loans ........         $    174          $    492          $  1,059
        Issuance of common shares in acquisition ...........................            5,178              --                --
        Issuance of stock under stock option plan ..........................               90              --                --
                                                                                     ========          ========          ========

See accompanying notes to consolidated financial statements.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997, AND 1996



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

INVESTMENTS IN DEBT SECURITIES

     At the time of purchase, debt securities are classified into one of two categories: available for sale or held to maturity. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

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

     Premiums and discounts are amortized or accreted over the lives of the respective securities as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific-identification method for determining the cost of securities sold.

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

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT)

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

LOANS HELD FOR SALE

     In its lending activities, the Company originates residential mortgage loans intended for sale in the secondary market. Loans held for sale are carried at the lower of cost or fair value, which is determined on an aggregate basis. Gains or losses on the sale of loans held for sale are determined on a specific identification method.


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

INTANGIBLE ASSETS

     Intangible assets, consisting primarily of goodwill and a core deposit base premium, are included in other assets in the consolidated balance sheets. Goodwill, the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over 15 years. The core deposit base premium is being amortized over 10 years, the estimated life of the deposit base acquired. Intangible assets totaled $6,672,000 and $3,151,000 at December 31, 1998 and 1997, respectively, with accumulated amortization of $2,998,000 and $2,694,000, respectively.

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

TREASURY STOCK

     The purchase of the Company's common shares is recorded at cost. Upon subsequent reissuance, the treasury stock account is reduced by the average cost basis of such common shares purchased.

TRUST ASSETS

     Assets held by the Company's national banking subsidiary in a fiduciary or agency capacity for customers are not included in the consolidated financial statements, as such items are not assets of the

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT)



Company or its subsidiaries. Trust department operating expenses are included in noninterest expenses on the consolidated statements of income.

EARNINGS PER COMMON SHARE

     In 1998, the Company effected a three-for-one stock split. The effects of this split have been applied to the share and per share data on a retroactive basis to all of the financial data contained throughout the consolidated financial statements and notes to consolidated financial statements.

     Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

CASH EQUIVALENTS

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

COMPREHENSIVE INCOME

     The Company adopted SFAS No. 130, Reporting Comprehensive Income (SFAS
130), during 1998. SFAS 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The Company reports comprehensive income in the consolidated statements of shareholders' equity and comprehensive income. The adoption of SFAS 130 did not have an effect on the financial position of the Company.

SEGMENT INFORMATION

     In 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise on Related Information (SFAS 131). SFAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Additionally, SFAS 131 establishes standards for related disclosures about products and services, geographic areas, and major customers superseding SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. The adoption of SFAS 131 did not have an effect on the financial position of the Company.

RECLASSIFICATIONS

     Certain prior year information has been reclassified to conform with the current year presentation.

NOTE 2 -- ACQUISITION

     On June 29, 1998, the Company acquired Public Service Bank, FSB (PSB) and merged PSB into the Company's subsidiary bank, South Side National Bank in St. Louis. As of June 29, 1998, PSB had total assets of $73,731,000, total loans of $46,318,000, and total deposits of $55,264,000. PSB has three offices in the St. Louis metropolitan area. The Company paid approximately $3,456,000 in cash and issued 408,348 shares of common stock to acquire PSB in a transaction accounted for under the purchase method of accounting. The excess of the purchase price over the fair market value of the assets acquired of approximately $3,500,000 is included in other assets in the Company's consolidated balance sheets.

     The following information presents unaudited pro forma condensed results of operations of the Company for the years ended December 31, 1998 and 1997, combined with the acquisition of PSB, as if the Company completed the transaction on January 1, 1997.


                                                   (in thousands,
                                                 except share data)
                                                     Years ended
                                                   December 31,
                                                  1998        1997
                                                  ----        ----

Net interest income                          $   23,255    $   22,795
Provision for possible loan losses                   74            94
Net income                                        6,913         6,363

Average shares outstanding                    8,433,366     8,343,693
Average shares outstanding, including
    potentially dilutive shares               8,690,751     8,530,431
Earnings per common share:
   Basic                                     $     0.82    $     0.76
   Diluted                                         0.80          0.75

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)


     The unaudited pro forma condensed results of operations reflect the application of the purchase method of accounting for PSB and certain other assumptions. Purchase accounting adjustments have been applied to investment securities, bank premises and equipment, deferred tax assets and liabilities, and intangible assets required to reflect the assets acquired and liabilities assumed at fair value. The resulting premiums and discounts are amortized or accreted to income consistent with the accounting policies of the Company.

NOTE 3 -- INVESTMENTS IN DEBT
SECURITIES

     The amortized cost and fair values of debt securities classified as available for sale at December 31, 1998 and 1997 are as follows:


                                        (in thousands)
                                             1998
                                            GROSS
                                          UNREALIZED
                       AMORTIZED      -----------------        FAIR
                         COST         GAINS      LOSSES        VALUE
                       ---------      -----      ------        -----
 U.S. Treasury
     securities and
     obligations of
     U.S. Govern-
     ment agencies
     and corpora-
     tions             $ 35,368    $    467      $     -     $ 35,835
 Obligations of
     states and
     political
     subdivisions         6,487          62           (6)       6,543
 Mortgage-backed
     securities          53,328         269         (403)      53,194
 Other securities         2,321           2         --          2,323
                       --------    --------     --------     --------
                       $ 97,504    $    800     $   (409)    $ 97,895
                       ========    ========     ========     ========

                                     (in thousands)
                                          1997
                                         GROSS
                                       UNREALIZED
                     AMORTIZED    -----------------           Fair
                       COST       Gains      Losses           Value
                     ---------    -----      ------           -----
U.S. Treasury
    securities and
    obligations of
    U.S. Govern-
    ment agencies
    and corpora-
    tions             $ 26,899    $    167     $     (8)    $ 27,058
Obligations of
    states and
    political
    subdivisions           300           4         --            304
Mortgage-backed
    securities          44,483         288         (248)      44,523
Other securities         1,575        --           --          1,575
                      --------    --------     --------     --------
                      $ 73,257    $    459     $   (256)    $ 73,460
                      ========    ========     ========     ========


     The amortized cost and fair value of debt securities classified as available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                              (in thousands)

                                          AMORTIZED      FAIR
                                            COST         VALUE
                                          ---------      -----

Due in one year or less                   $ 4,627     $  4,652
Due after one year through
   five years                              22,093       22,422
Due after five years through
   ten years                                8,033        8,166
Due after ten years                         7,202        7,240
Mortgage-backed securities                 53,328       53,194
Federal Home Loan Bank stock -
   no stated maturity                       1,770        1,770
Federal National Mortgage Association
   stock - no stated maturity                   5            5
Federal Reserve Bank stock -
   no stated maturity                          446         446
                                          --------    --------
                                          $ 97,504    $ 97,895
                                          ========    ========

     The amortized cost and fair values of debt securities classified as held to maturity at December 31, 1998 and 1997 are as follows:

                                      (in thousands)
                                           1998
                                          GROSS
                                        UNREALIZED
                      AMORTIZED     -----------------        FAIR
                        COST        GAINS      LOSSES        VALUE
                      ---------     -----      ------        -----
U.S. Treasury
    securities and
    obligations of
    U.S. Govern-
    ment agencies
    and corpora-
    tions             $ 55,769    $    884     $    (39)    $ 56,614
Obligations of
    states and
    political
    subdivisions        25,647         925           (4)      26,568
Mortgage-backed
    securities           2,620          39         --          2,659
                      --------    --------     --------     --------
                      $ 84,036    $  1,848     $    (43)    $ 85,841
                      ========    ========     ========     ========

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


                                                      (in thousands)
                                                          1997
                                         ------------------------------------
                                           Amor-          Gross
                                           tized       Unrealized      Fair
                                           Cost      Gains   Losses    Value
                                         ---------  ------   ------  --------
 U.S. Treasury securities and
     obligations of U.S. Government
     agencies and corporations           $  72,065  $  429   $(146)  $ 72,348
 Obligations of states and political
     subdivisions                           23,544     775      (3)    24,316
 Mortgage-backed securities                  4,070     104       -      4,174
                                         ---------  ------   -----   --------
                                         $  99,679  $1,308   $(149)  $100,838
                                         =========  ======   =====   ========

     The amortized cost and fair value of debt securities classified as held to maturity at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                                    (in thousands)
                                               AMORTIZED     FAIR
                                                  COST       VALUE
                                               ---------   ---------
Due in one year or less                        $  19,572   $  19,716
Due after one year through five years             40,550      41,470
Due after five years through ten years            16,625      17,223
Due after ten years                                4,669       4,773
Mortgage-backed securities                         2,620       2,659
                                               ---------   ---------
                                               $  84,036   $  85,841
                                               =========   =========

     There were no sales of debt securities during 1998, 1997, and 1996.

     The carrying value of securities pledged to secure deposits and collateralize borrowings amounted to $57,015,000 and $69,100,000 at December 31, 1998 and 1997, respectively.


NOTE  4 -- LOANS
     Loans, by category, at December 31, 1998 and 1997 are as follows:

                                                    (in thousands)
                                                   1998        1997
                                                ---------   ---------
Commercial, financial, and agricultural         $  68,166   $  69,168
Real estate - commercial                          115,214      98,759
Real estate - construction                         21,993      30,836
Real estate - residential                         119,917      92,028
Consumer                                           22,219      23,627
Industrial revenue bonds                            4,717       5,517
Other                                               4,762       6,502
                                                ---------   ---------
          Total loans                             356,988     326,437
Less allowance for possible loan losses             6,192       6,120
                                                ---------   ---------
          Loans, net                            $ 350,796   $ 320,317
                                                =========   =========

     The Company's banking subsidiaries grant agricultural, commercial, residential, and consumer loans to customers throughout their service area, which consists primarily of the eastern portion of Missouri, including the City of St. Louis and the counties of Franklin, Jefferson, St. Charles, St. Francois, Ste. Genevieve, St. Louis, and Washington. The Company has a diversified loan portfolio, with no particular concentration of credit in any one economic sector in this service area; however, a substantial portion of the portfolio is concentrated in and secured by real estate. The ability of the Company's borrowers to honor their contractual obligations is dependent upon the local economies and their effect on the real estate market.

     The Company's investment in industrial revenue bonds are classified as held to maturity. The estimated fair value of these instruments was $4,906,000 and $5,738,000 at December 31, 1998 and 1997, respectively.

     Transactions in the allowance for possible loan losses for the years ended December 31, 1998, 1997, and 1996 were as follows:

                                                    (in thousands)
                                              1998       1997      1996
                                             -------    -------    -------
Balance at beginning of year                 $ 6,120    $ 5,602    $ 5,635
Provision charged to expense                      62         60         60
Allowance of PSB at acquisition                  257          -          -
Loans charged off                               (536)      (367)    (1,219)
Recoveries                                       289        825      1,126
                                             -------    -------    -------
Balance at end of year                       $ 6,192    $ 6,120    $ 5,602
                                             =======    =======    =======

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


     A summary of impaired loans, including nonaccrual loans, at December 31, 1998 and 1997 follows:

                                       (in thousands)
                                      1998      1997
Nonaccrual loans                     $ 3,189   $2,977
Impaired loans continuing
    to accrue interest                 3,831    1,176
                                     -------   ------
           Total impaired loans      $ 7,020   $4,153
                                     =======   ======

Allowance for possible losses
    on impaired loans                $ 1,589   $1,637
                                     =======   ======
Impaired loans with no related
    allowance for possible
    loan losses                      $ 4,243   $1,374
                                     =======   ======

     The average balance of impaired loans during the year was $5,944,000, $2,997,000, and $6,821,000 at December 31, 1998, 1997, and 1996, respectively.

     If interest on nonaccrual loans, including amounts computed on principal balances charged off on such loans, had been accrued, such income would have been $252,000, $232,000, and $133,000 for the years ended December 31, 1998,
1997, and 1996, respectively. The amount recognized as interest income on nonaccrual loans was $194,000, $113,000, and $27,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

     The amount recognized as interest income on other impaired loans continuing to accrue interest was $343,000, $102,000, and $277,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

     There were no restructured loans at December 31, 1998 and 1997.

     Aggregate loan transactions involving executive officers and directors of the Company and its subsidiaries for the year ended December 31, 1998 are summarized below (in thousands). This summary excludes all loans to executive officers and directors whose indebtedness to the Company and its subsidiaries did not exceed $60,000 at any time during 1998.

Aggregate balance, December 31, 1997          $  9,337
New loans and advances                          15,892
Repayments                                     (15,223)
                                              --------
Aggregate balance, December 31, 1998          $ 10,006
                                              ========

     All such loans to executive officers and directors were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility. There were no loans involving executive officers and directors which were on nonaccrual status or past due 90 days and still accruing interest as of December 31, 1998.

NOTE  5 -- BANK PREMISES AND EQUIPMENT
     Bank premises and equipment at December 31, 1998 and 1997 are as follows:

                                      (in thousands)
                                     1998        1997
                                  --------    --------
Land                              $  3,879    $  3,216
Buildings                           15,804      10,013
Furniture and equipment              6,493       5,868
                                  --------    --------
                                    26,176      19,097
Less accumulated depreciation       10,024       8,231
                                  --------    --------
                                  $ 16,152    $ 10,866
                                  ========    ========

     Depreciation of bank premises and equipment charged to noninterest expense amounted to $1,015,000, $1,108,000, and $1,167,000 for 1998, 1997, and 1996,
respectively.

     Rents collected and credited to net occupancy and equipment expense amounted to $221,000, $116,000, and $137,000 for 1998, 1997, and 1996,
respectively.

NOTE  6 -- DEPOSITS
     Deposits, by category, at December 31, 1998 and 1997 are as follows:

                               (in thousands)
                             1998         1997
     Noninterest-bearing
       demand deposits    $  70,436   $  61,308
     Interest-bearing
       demand deposits      142,411     139,177
     Savings deposits        65,351      56,627
     Time deposits:
       Under $100,000       196,930     172,830
       $100,000 and over     48,161      53,421
                          ---------   ---------
                          $ 523,289   $ 483,363
                          =========   =========

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


     A summary of time deposits as of December 31, 1998 by time remaining until maturity is as follows:


                                           (in thousands)
Due in one year or less                    $  173,400
Due after one year through two years           42,530
Due after two years through three years        13,622
Due after three years through four years        6,413
Due after four years through five years         9,105
Thereafter                                         21
                                           ----------
                                           $  245,091

     Interest paid on deposits consists of the following for the years ended December 31, 1998, 1997, and 1996:


                                  (in thousands)
                           1998       1997       1996
                         -------    -------    -------
Interest-bearing
    demand deposits      $ 4,848    $ 4,346    $ 4,125
Savings deposits           1,535      1,459      1,529
Time deposits:
    Under $100,000         9,997      9,309      9,462
    $100,000 and over      2,721      2,796      2,148
                         -------    -------    -------
                         $19,101    $17,910    $17,264
                         =======    =======    =======

NOTE 7 -- SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     A summary of short-term borrowings at December 31, 1998 and 1997 is as follows:

                                                        (in thousands)
                                                         1998      1997
                                                       -------    ------
Securities sold under agreements to repurchase         $ 2,949    $5,333
                                                       =======    ======

     The average balance of securities sold under agreements to repurchase for 1998, 1997, and 1996 was $3,289,000, $5,053,000, and $893,000, respectively. The maximum month-end balance of such borrowings for 1998, 1997, and 1996 was $6,802,000, $9,693,000, and $2,039,000, respectively. The average interest rate paid on securities sold under agreements to repurchase for 1998, 1997, and 1996 was 4.44%, 4.47%, and 4.37%, respectively.


NOTE 8 -- FEDERAL HOME LOAN BANK BORROWINGS
     Federal Home Loan Bank (FHLB) borrowings at December 31, 1998 are as follows:

                                        (in thousands)
Due December 15, 2000, 5.80%              $  1,000
Due February 26, 2003, 5.65%                   330
Due July 30, 2003, 5.98%                     1,000
Due May 8, 2008, 5.63%                      10,000
Due May 6, 2013, 6.17%                         488
Due May 15, 2013, 6.17%                        488
Due June 12, 2013, 5.98%                       490
Due July 5, 2013, 6.04%                        491
                                          --------
                                          $ 14,287
                                          ========

     The FHLB borrowings are collateralized by 1-4 family residential real estate loans with a carrying value of $73,436,000 as of December 31, 1998 and all stock held in the FHLB of Des Moines.
     The Company's banking subsidiaries, which have an investment in the capital stock of the FHLB, maintain a total line of credit of approximately $44,462,000 available from the FHLB of Des Moines.

NOTE 9 -- FEDERAL INCOME TAXES
     The current and deferred portions of Federal income tax expense for 1998, 1997, and 1996 are as follows:

                                   (in thousands)
                              1998     1997     1996
                            --------  ------   ------
Current                     $  2,625  $2,594   $2,127
Deferred tax expense              (7)   (286)      50
                            --------  ------   ------
Federal income tax expense  $  2,618  $2,308   $2,177
                            ========  ======   ======

     A reconciliation of reported Federal income tax expense to income tax expense computed by applying the federal statutory rate of 34% in 1998, 1997, and

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


1996 to income before Federal income tax expense is as follows:

                                            (in thousands)
                                        1998    1997     1996
                                      -------  ------   ------
Computed income tax  expense          $ 3,206  $2,928   $2,834
Tax-exempt interest income               (563)   (517)    (674)
Other, net                                (25)   (103)      17
                                      -------  ------   ------
Federal income tax expense            $ 2,618  $2,308   $2,177
                                      =======  ======   ======

     The components of deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows:

                                            (in thousands)
                                            1998     1997
Deferred tax assets:
    Allowance for possible loan losses  $  2,089  $ 2,081
    Deferred expense                         319      288
    Other, net                                 -       78
                                        --------  -------
        Total deferred tax assets          2,408    2,447
                                        --------  -------
Deferred tax liabilities:
    Available for sale securities           (130)     (67)
    Premises and equipment                  (760)    (388)
    Discount on debt securities, net        (107)    (157)
    Deferred loan fees                      (206)    (133)
    Other, net                               (18)       -
                                        --------  -------
        Total deferred tax liabilities    (1,221)    (745)
                                        --------  -------
        Net deferred tax asset          $  1,187  $ 1,702
                                        ========  =======

     The Company has not established a valuation allowance for deferred tax assets as of December 31, 1998 or 1997 due to management's belief that all criteria for recognition of the assets have been met.

NOTE 10 -- EMPLOYEE BENEFIT PLANS

PENSION
     During 1997, the Board of Directors of the Company voted to terminate the Company's noncontributory pension plan effective May 31, 1997. The benefits under the plan were frozen as of March 31, 1997 and plan benefits ceased to accrue. As the fair value of plan assets exceeded the value of accumulated benefit obligations as of December 31, 1997, the Company elected to provide benefits with all plan assets. Upon approval by regulatory authorities and subsequent termination in 1998, all benefits became 100% vested, and all persons entitled to benefits were eligible to request an immediate lump-sum settlement of the benefit entitlement. The Company recorded a pension curtailment gain of approximately $375,000 in 1998 in conjunction with the termination of the plan.

                                     (in thousands)
                                      1997   1996
                                     -----  ------
Net pension cost included the
   following components:
     Service cost - benefits
       earned during period          $ 162  $  139
     Interest cost on projected
       benefit obligation               97      87
     Return on plan assets             (61)    (60)
     Net amortization and deferral      29      22
                                     -----  ------
         Net periodic pension cost   $ 227  $  188
                                     =====  ======

     Assumptions used were as follows:

                                       1997   1996
                                       ----   ----
    Discount rate in determining
       benefit obligations              6.5%   7.0%
    Rate of increase in compensa-
       tion levels                      4.5    4.5
    Expected long-term rate on assets   6.5    7.0
                                       ====   ====

ESOP
     The Company's Board of Directors authorized the adoption of an employee stock ownership plan with 401(k) provisions (ESOP) for substantially all employees of the Company. Effective during 1996, the provisions of the Company's 401(k) thrift plan were combined under the ESOP plan.

     In April 1995, the Company leveraged the ESOP plan through a $2,987,000 borrowing from an unaffiliated financial institution, the proceeds of which were used to purchase 186,670 shares of the Company's common stock. In September 1997, the Company repaid the unaffiliated financial institution through borrowings from South Side National Bank. The note bears interest at the prime rate, which was 7.75% at December 31, 1998. The Company now makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends on unallocated shares received by the ESOP are used to pay debt service. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. Accordingly, the debt

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


of the ESOP was recorded as intercompany debt and the shares pledged as collateral were reported as unearned ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $461,000, $401,000, and $251,000 for the years ended December 31, 1998, 1997, and 1996, respectively. The ESOP shares as of December 31, 1998 were as follows:

   Allocated shares                          890,539
   Shares released for allocation             37,062
   Unreleased shares                         222,372
                                        ------------
   Total ESOP shares                       1,149,973
                                        ============
   Fair value of unreleased shares at
      December 31, 1998                 $  2,724,000
                                        ============

     In addition, under the 401(k) provisions the ESOP provides for a 50% matching contribution by the Company on employee elective deferral amounts up to 6% of annual compensation. The matching contribu-tions charged to expense for the years 1998, 1997, and 1996 were $116,000, $107,000, and $99,000, respectively.

STOCK OPTIONS
     The Company maintains two stock option plans: a nonqualified stock option plan under which options to purchase up to 600,000 shares of common stock have been granted to certain executive officers of the Company and its subsidiary banks, and an incentive stock option plan under which options to purchase up to 750,000 shares of common stock could be granted to certain executive officers of the Company and its subsidiary banks. Options granted under the nonqualified stock option plan vest on a pro rata basis over a five-year period and expire at the end of ten years from the date of grant. In 1993, 75,000 options were granted at $3.67 per share. Of the options granted, 7,200 have been exercised, 16,800 have been forfeited, and 51,000 are still outstanding. There were no options granted during 1994 or 1995. In 1996, 225,000 options were granted at $6.33 per share. Of the options granted, 18,000 have been exercised, 18,000 have been forfeited, and 189,000 are still outstanding. In 1997, 300,000 options were granted at $8 per share, all of which remain outstanding as of December 31, 1998. All of the available options under the nonqualified stock option plan were granted prior to 1998. No options were granted under the incentive stock option plan during 1998.

     The following table summarizes stock options outstanding as of December 31, 1998:

                                 WEIGHTED AVERAGE
                                 ----------------
                                REMAINING
    RANGE OF                    CONTRACTUAL
    EXERCISE                       LIFE         EXERCISE
     PRICE      OUTSTANDING     (IN YEARS)        PRICE
   ----------   -----------    ------------     --------
   $     3.67      51,000         5.0           $ 3.67
    6.33-8.00     489,000         7.9             7.35
   ----------     -------
   $3.67-8.00     540,000         7.6             7.01
   ==========     =======         ===           ======

     The number of shares exercisable under stock options as of December 31, 1998 were 186,600 with a weighted average exercise price of $6.14.

     The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1998, 1997, and 1996 consistent with the provisions of SFAS 123, the Company's net income and earnings per common share would have been the pro forma amounts indicated below:

                                                          1998       1997          1996
                                                      ---------- ------------  ------------
Net income - as reported                              $6,810,000 $  6,302,000  $  6,158,000
Net income - pro forma                                 6,678,000    6,170,000     6,115,000
Earnings per common share - diluted, as reported            0.80         0.75          0.75
Earnings per common share - pro forma diluted               0.78         0.74          0.75
                                                      ========== ============  ============

     Pro forma net income reflects only options granted in 1996 and subsequent years. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net income and earnings per share amounts presented above because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1996 is not considered.

     The fair value of each option grant for 1997 and 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants:

                                    1997       1996
                                    ----       ----
   Volatility                       30.0%      30.0%
   Risk-free interest rate           6.0%       6.0%
   Expected life                    7 years    5 years
   Expected dividend yield           3.6%       2.6%

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


     The pro forma information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred or of the future anticipated results of operations of the Company.

NOTE 11 -- EARNINGS PER SHARE
     The computation of EPS at December 31, 1998, 1997, and 1996 follows:


                                                    (in thousands, except per share amounts)
                                                         1998        1997           1996
                                                     -----------  -----------    ----------
Basic EPS:
    Income available to
      common shareholders                            $     6,810  $     6,302    $    6,158
    Average common shares
      outstanding                                      8,297,250    8,207,577     8,138,325
                                                     ===========  ===========    ==========
    Basic EPS                                        $      0.82  $      0.77    $     0.76
                                                     ===========  ===========    ==========
Diluted EPS:
    Income available to
      common shareholders                            $     6,810  $     6,302    $    6,158
                                                     ===========  ===========    ==========
    Average common shares outstanding                  8,297,250    8,207,577     8,138,325
    Dilutive potential due to
      stock options                                      257,385      186,738        52,317
                                                     -----------  -----------    ----------
    Average number of common shares and dilutive
      potential common shares outstanding              8,554,635    8,394,315     8,190,642
                                                     ===========  ===========    ==========
    Diluted EPS                                      $       .80  $       .75    $      .75
                                                     ===========  ===========    ==========

NOTE 12 -- SUPERVISION AND REGULATION
     The Company's subsidiary banks are required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. Restricted funds used to meet regulatory reserve requirements amounted to $2,473,000 and $3,292,000 at December 31, 1998 and 1997, respectively.

     The Company is registered with and subject to supervision and regulation by the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956 as amended. The Company is also subject to periodic reporting requirements and regulation by the Securities and Exchange Commission. All subsidiary banks are subject to regulation by the Board of Governors of the Federal Reserve System and, in addition, they are also members of and subject to regulation by the FDIC. The state-chartered subsidiary banks are subject to supervision and regulation by the Missouri Division of Finance. The national bank subsidiary is subject to supervision and regulation by the Office of the Comptroller of the Currency.

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

     Subsidiary bank dividends are the principal source of funds for the payment of dividends by the Company to its shareholders. By regulation, the Company's national banking subsidiary is prohibited from paying dividends in excess of its current year's net income plus its retained net income from the preceding two years, unless prior regulatory approval is obtained. The subsidiary banks are also required to maintain certain minimum capital ratios, which further limit their ability to pay dividends to the Company. At December 31, 1998, $6,449,000 was available for dividends to the Company without reducing capital of the subsidiary banks below minimum standards.

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

     Quantitative measures established by regulations to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1998, the Company and its subsidiary banks meet all capital adequacy requirements to which they are subject.

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

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


management believes have changed the subsidiary banks' categories.

     The Company and subsidiary banks' actual and required capital amounts (in thousands) and ratios as of December 31, 1998 and 1997 are as follows:

                                              1998
------------------------------------------------------------------------------------------------------------------
                                                                                                      TO BE
                                                                                                 WELL CAPITALIZED
                                                                                                      UNDER
                                                                                                 PROMPT CORRECTIVE
                                                                            FOR CAPITAL               ACTION
                                                         ACTUAL          ADEQUACY PURPOSES          PROVISIONS
                                                    ---------------      -----------------       -----------------
                                                    AMOUNT    RATIO      AMOUNT      RATIO       AMOUNT      RATIO
                                                    ------    -----      ------      -----       ------      -----
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
      COMPANY                                       $65,778   17.41%     $30,232       8%       $     -        -%
      SSNB                                           43,762   17.27       20,266       8         25,333       10
      SBJC                                            6,332   17.88        2,833       8          3,541       10
      BSG                                             9,766   19.67        3,972       8          4,966       10
      BSCC                                            5,354   14.42        2,971       8          3,713       10
TIER I CAPITAL (TO RISK-WEIGHTED ASSETS)
      COMPANY                                       $61,036   16.15%     $15,116       4%       $     -        -%
      SSNB                                           40,581   16.02       10,133       4         15,200        6
      SBJC                                            5,888   16.63        1,416       4          2,125        6
      BSG                                             9,143   18.41        1,986       4          2,979        6
      BSCC                                            4,889   13.71        1,485       4          2,228        6
TIER I CAPITAL (TO ADJUSTED AVERAGE ASSETS)
      COMPANY                                       $61,036   10.01%     $18,293       3%       $     -        -%
      SSNB                                           40,581   10.02       12,154       3         20,257        5
      SBJC                                            5,888   10.15        1,740       3          2,900        5
      BSG                                             9,143   10.42        2,631       3          4,385        5
      BSCC                                            4,889    8.76        1,674       3          2,790        5


                                              1997
------------------------------------------------------------------------------------------------------------------
                                                                                                      TO BE
                                                                                                 WELL CAPITALIZED
                                                                                                      UNDER
                                                                                                 PROMPT CORRECTIVE
                                                                            FOR CAPITAL               ACTION
                                                         ACTUAL          ADEQUACY PURPOSES          PROVISIONS
                                                    ---------------      -----------------       -----------------
                                                    AMOUNT    RATIO      AMOUNT      RATIO       AMOUNT      RATIO
                                                    ------    -----      ------      -----       ------      -----
TOTAL CAPITAL (TO RISK-(WEIGHTED ASSETS)
     COMPANY                                        $60,664    17.38%    $27,926       8%       $     -        - %
     SSNB                                            38,434    17.21      17,871       8         22,339       10
     SBJC                                             6,255    17.14       2,920       8         3,6501        0
     BSG                                             10,174    19.65       4,143       8          5,179       10
     BSCC                                             4,842    13.89       2,790       8          3,487       10
TIER I CAPITAL (TO RISK-(WEIGHTED ASSETS)
     COMPANY                                        $56,279    16.12%    $13,963       4%       $     -        -%
     SSNB                                            35,624    15.95       8,935       4         13,403        6
     SBJC                                             5,798    15.89       1,460       4          2,190        6
     BSG                                              9,525    18.39       2,071       4          3,107        6
     BSCC                                             4,405    12.63       1,395       4          2,092        6
TIER I CAPITAL (TO ADJUSTED (AVERAGE ASSETS)
     COMPANY                                        $56,279    10.34%    $16,331       3%       $     -        -%
     SSNB                                            35,624    10.26      10,416       3         17,359        5
     SBJC                                             5,798     9.96       1,747       3          2,911        5
     BSG                                              9,525    11.10       2,575       3          4,292        5
     BSCC                                             4,405     8.67       1,523       3          2,539        5


NOTE 13 -- CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

     Following are condensed financial statements of Southside Bancshares Corp. (parent company only) for the periods indicated:

                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997
                                 (in thousands)

               ASSETS                 1998      1997
                                      ----      ----
Cash                               $  1,063    $  1,198
Investment in subsidiary banks       64,538      56,092
Other assets                          1,778       1,736
                                   --------    --------
        TOTAL ASSETS               $ 67,379    $ 59,026
                                   ========    ========


           LIABILITIES AND
        SHAREHOLDERS' EQUITY

ESOP debt                          $  1,384    $  1,581
Other liabilities                     1,031         792
Shareholders' equity                 64,964      56,653
                                   --------    --------
        TOTAL LIABILITIES AND
           SHAREHOLDERS' EQUITY    $ 67,379    $ 59,026
                                   ========    ========


                         CONDENSED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (in thousands)


                                            1998      1997      1996
                                           ------    ------    ------
REVENUE:
    Dividends received from
      subsidiary banks                     $8,300    $5,050    $3,000
    Other                                     343       368       297
                                           ------    ------    ------
      Total revenue                         8,643     5,418     3,297
                                           ------    ------    ------
EXPENSES:
    Interest expense                          121       139       170
    Other                                   2,012     1,952     1,558
                                           ------    ------    ------
      Total expenses                        2,133     2,091     1,728
                                           ------    ------    ------
      Income before income
        tax benefit and undistributed
        earnings of subsidiary banks        6,510     3,327     1,569
Income tax benefit                            489       496       431
                                           ------    ------    ------
      Income before
        undistributed earnings
        of subsidiary banks                 6,999     3,823     2,000
Undistributed (loss) earnings of
    subsidiary banks                         (189)    2,479     4,158
                                           ------    ------    ------
      NET INCOME                           $6,810    $6,302    $6,158
                                           ======    ======    ======


SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


                       CONDENSED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (in thousands)



                                                                  1998                 1997               1996
                                                                 -------             -------             -------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                   $ 6,810             $ 6,302             $ 6,158
    Adjustments to reconcile net income to net cash provided by operating activities:
       Undistributed losses (earnings) of subsidiary banks           189              (2,479)             (4,158)
       Other operating activities, net                               781                 555                 688
                                                                 -------             -------             -------
             Net cash provided by operating
               activities                                          7,780               4,378               2,688
                                                                 -------             -------             -------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of life insurance                                         -                   -              (1,250)
    Cash paid to acquire PSB                                      (3,456)                  -                -
             Net cash used in investing activities                (3,456)                  -              (1,250)
                                                                 -------             -------             -------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments for ESOP debt                                          (197)             (1,779)
    Proceeds from ESOP debt                                            -               1,581                (299)
    Payments to acquire treasury stock                            (1,860)             (1,370)               (283)
    Cash dividends paid                                           (2,402)             (1,909)             (1,365)
                                                                 -------             -------             -------
        Net cash used in financing activities                     (4,459)             (3,477)             (1,947)
                                                                 -------             -------             -------
        Net (decrease) increase in cash                             (135)                901                (509)
Cash, beginning of year                                            1,198                 297                 806
                                                                 -------             -------             -------
Cash, end of year                                                $ 1,063             $ 1,198             $   297
                                                                 =======             =======             =======
Supplemental disclosures of cash flow information - cash paid during the year for:
     Interest on debt                                            $   121             $   139             $   170
     Income taxes                                                  2,601               2,498               2,497
                                                                 =======             =======             =======

NOTE 14 -- CONTINGENCIES
     In the normal course of business, the Company had certain litigation pending at December 31, 1998. In the opinion of management, after consultation with legal counsel, none of this litigation will have a material adverse effect on the consolidated financial condition of the Company.

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

     Following is a summary of the Company's off-balance-sheet financial instruments at December 31, 1998 and 1997:

                                         (in thousands)
                                       Contractual Amount
                                         1998    1997
                                       ------- --------
Financial instruments whose
 contractual amounts represent:
  Commitments to extend  credit        $53,821 $ 60,971
  Standby letters of credit              2,321    2,758
                                       ======= ========


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit at December 31, 1998 and 1997, $11,107,000 and $8,428,000, respectively, represent fixed rate loan commitments. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis.
     The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but includes residential or income-producing commercial property, marketable securities, inventory, accounts receivable, and premises and equipment.

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

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


     Following is a summary of the carrying amounts and fair values of the Company's financial instruments which were on the consolidated balance sheets at December 31, 1998 and 1997:

                                                             (in thousands)
                                                      1998                     1997
                                            ---------------------     ---------------------
                                            CARRYING        FAIR      Carrying       Fair
                                             AMOUNT        VALUE       Amount        Value
                                            --------     --------     --------     --------
Balance sheet assets:
   Cash and due from banks                   $17,924     $ 17,924     $ 18,302     $ 18,302
   Federal funds sold                         29,900       29,900       17,200       17,200
   Investments in
     debt securities:
      Available for sale                      97,895       97,895       73,460       73,460
      Held to maturity                        84,036       85,841       99,679      100,838
   Loans, net                                350,796      360,399      320,317      325,819
                                            ========     ========     ========     ========
Balance sheet liabilities:
     Deposits                                $523,289    $523,289     $483,363     $483,363
     Securities sold
      under agreements to repurchase           2,949        2,949        5,333        5,333
     FHLB borrowings                          14,287       12,678            -            -
                                            ========     ========     ========     ========

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND OTHER SHORT-TERM INSTRUMENTS
     Cash and due from banks, federal funds sold and purchased, securities sold under agreements to repurchase, U.S. Treasury tax and loan notes, and other short-term borrowings are either demand instruments or reprice in a short time period. Accordingly, the carrying amount is a reasonable estimate of fair value.

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

DEPOSITS
     The fair value of deposits is the amount payable on demand, as such carrying value approximates fair value on such items.


FHLB BORROWINGS
     The fair value of FHLB borrowings is estimated by discounting the future cash flows using currently quoted interest rates for FHLB borrowings for the same maturity date.

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

     Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other assets and liabilities that are not considered financial assets or liabilities include property, equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


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

NOTE 17 -- SEGMENT INFORMATION
     The responsibility for management of the subsidiary banks remains with the officers and directors of the respective banks. The financial performance of the Company is measured internally by subsidiary bank results and key performance measures. The following table shows the financial information of the Company's subsidiary banks for 1998, 1997, and 1996. The "Other" column includes the Parent Company and all intercompany elimination entries.

                                                                     (IN THOUSANDS)
                                                              YEAR ENDED DECEMBER 31, 1998
                           ----------------------------------------------------------------------------------------------
                                                                                                                 CONSOLI-
                              SSNB            SBJC               BSG           BSCC            OTHER             DATED
                           ---------        --------          --------        --------       ----------        ----------
RESULTS OF OPERATIONS
Net interest income        $  14,422        $  2,359          $  3,546        $  2,164       $    (121)        $  22,370
Provision for possible
   loan losses                     2              60                 -               -               -                62
Noninterest income             2,434             218               340             266              73             3,331
Noninterest expense            9,967           1,353             1,749           1,400           1,742            16,211
Income taxes                   1,767             375               619             346            (489)            2,618
Net income                     5,120             789             1,518             684          (1,301)            6,810

AVERAGE BALANCES
Loans                      $ 216,473        $ 40,651          $ 53,086        $ 37,076       $  (1,384)        $ 345,902
Assets                       386,987          58,838            89,524          55,477            (702)          590,124
Deposits                     329,975          52,481            78,039          50,412            (800)          510,107

FINANCIAL RATIOS
Return on assets                1.32%           1.34%             1.70%           1.23%              -              1.15%
Return on equity               13.41           13.20             15.58           14.71               -             11.12
Net interest margin             4.57            4.39              4.35            4.22               -              4.15

                                                                     (in thousands)
                                                              YEAR ENDED DECEMBER 31, 1997
                           ----------------------------------------------------------------------------------------------
                                                                                                                 CONSOLI-
                              SSNB            SBJC               BSG           BSCC            OTHER             DATED
                           ---------        --------          --------        --------       ----------        ----------
RESULTS OF OPERATIONS
Net interest income        $  13,559        $  2,233          $  3,529        $  1,895       $    (139)        $  21,077
Provision for possible
   loan losses                     -              60                 -               -               -                60
Noninterest income             1,993             227               314             225              73             2,832
Noninterest expense            9,187           1,320             1,754           1,320           1,658            15,239
Income taxes                   1,591             350               597             266            (496)            2,308
Net income                     4,774             730             1,492             534          (1,228)            6,302

AVERAGE BALANCES
Loans                      $ 187,014        $ 39,074          $ 52,346        $ 32,832       $       -         $ 311,266
Assets                       344,745          55,415            86,877          47,251           1,521           535,809
Deposits                     301,964          49,281            76,885          42,436          (1,185)          469,381

FINANCIAL RATIOS
Return on assets                1.38%           1.32%             1.72%           1.13%              -              1.18%
Return on equity               13.58           12.69             15.74            12.25              -             11.44
Net interest margin             4.37            4.35              4.45             4.23              -              4.34


SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


                                                                     (in thousands)
                                                              Year ended December 31, 1996
                           ----------------------------------------------------------------------------------------------
                                                                                                                CONSOLI-
                              SSNB            SBJC               BSG           BSCC            OTHER             DATED
                           ---------        --------          --------        --------       ---------         ----------
RESULTS OF OPERATIONS
Net interest income        $  13,375        $  2,026          $  3,358        $  1,753       $   (170)         $  20,342
Provision for possible
   loan losses                     -              60                 -               -              -                 60
Noninterest income             1,872             257               305             224             12              2,670
Noninterest expense            9,114           1,268             1,710           1,252          1,273             14,617
Income taxes                   1,538             301               532             237           (431)             2,177
Net income                     4,595             654             1,421             488         (1,000)             6,158

AVERAGE BALANCES
Loans                      $ 177,597        $ 36,477          $ 50,595        $ 31,014       $      -          $ 295,683
Assets                       333,019          53,020            85,190          42,724          1,037            514,990
Deposits                     295,000          47,292            75,742          38,277           (395)           455,916

FINANCIAL RATIOS
Return on assets                1.38%           1.23%             1.67%           1.14%             -               1.20%
Return on equity               13.99           12.11             16.11           12.16              -              12.27
Net interest margin             4.50            4.18              4.36            4.44              -               4.42

                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                             DIRECTORS AND OFFICERS

SOUTHSIDE BANCSHARES CORP.
     The name and principal occupation or employment of each director and officer of Southside Bancshares Corp. and the name and principal business of any organization by which such person is employed is set forth below:

                               BOARD OF DIRECTORS

JOSEPH W. BEETZ
     President
     Joseph H. Beetz Plumbing Company, Inc.
     Director
     South Side National Bank in St. Louis
HOWARD F. ETLING
     Publisher Emeritus
     Journal Newspaper
     Former President
     South County Publications, Inc.
     Chairman of the Board
     Southside Bancshares Corp.
     Chairman of the Board
     South Side National Bank in St. Louis
DOUGLAS P. HELEIN
     Insurance Broker
     Welsch, Flatness & Lutz, Inc.
     Director
     South Side National Bank in St. Louis
EARLE J. KENNEDY, JR.
     Former President
     Westway Services, Inc.
     Former President
     Continental Boiler Works, Inc.
     Director
     South Side National Bank in St. Louis
NORVILLE K. MCCLAIN
     President
     Essex Contracting, Inc.
     Director
     South Side National Bank in St. Louis
DANIEL J. QUEEN
     President
     Highland Diversified
     Director
     South Side National Bank in St. Louis
     Director
     State Bank of Jefferson County
RICHARD G. SCHROEDER, SR.
     President
     St. Louis Fabrication Services, Inc.
     Director
     South Side National Bank in St. Louis
THOMAS M. TESCHNER
     President and Chief Executive Officer
     Southside Bancshares Corp.
     President and Chief Executive Officer
     South Side National Bank in St. Louis
     Director
     South Side National Bank in St. Louis
     Director
     Bank of Ste. Genevieve
     Director
     State Bank of Jefferson County
     Director
     The Bank of St. Charles County

                                    OFFICERS

THOMAS M. TESCHNER                    DAVID J. ABELN                             JOANNE M. SCHNEIDER
     President and Chief Executive        Vice President/Investments                  Secretary to the Board
     Officer                          CAROLE A. MATT                             LAURA L. THOMAS
JOSEPH W. POPE                            Vice President/Compliance                   Assistant Secretary to the Board
     Senior Vice President and
     Chief Financial Officer

     The following is a summary description of the four subsidiary banks of Southside Bancshares Corp:

SOUTH SIDE NATIONAL BANK IN ST. LOUIS
     The main office of South Side National Bank in St. Louis is located at 3606 Gravois Avenue, St. Louis, Missouri 63116. Facilities are located at 3420 Iowa Street, St. Louis, Missouri 63118; 9914 Kennerly Road, St. Louis County, Missouri 63128; 8440 Morganford, St. Louis County, Missouri 63123; 4666 Lansdowne, St. Louis, Missouri 63116; 10385 West Florissant, Ferguson, Missouri 63136; 11330 Gravois, St. Louis, Missouri 63126; and 4111 Telegraph Road, St. Louis, Missouri 63129. A 24-hour automated teller machine is maintained at St. Anthony's Medical Center, 10010 Kennerly Road, St. Louis County, Missouri 63128. The Bank has 25 drive-in windows and nine 24-hour automated teller machines. The Bank is a member of the Honor and CIRRUS automated teller networks. The Bank serves St. Louis City and St. Louis County.
     The total assets of the Bank at December 31, 1998 were $408,058,000. Total deposits at December 31, 1998 were $345,452,000. Total loans at December 31, 1998 were $232,453,000.

                               BOARD OF DIRECTORS

HOWARD F. ETLING                DOUGLAS P. HELEIN        DANIEL J. QUEEN
     Chairman of the Board      EARLE J. KENNEDY, JR.    RICHARD G. SCHROEDER, SR.
JOSEPH W. BEETZ                 NORVILLE K. MCCLAIN      THOMAS M. TESCHNER


                           ADVISORY BOARD OF DIRECTORS

TIM DRURY                       STEVEN C. ROBERTS        FLOYD E. WRIGHT
THOMAS H. ETLING                FRANCIS G. SLACK         THOMAS M. TESCHNER
                                                         JOSEPH S. WEINMANN


                                    OFFICERS

THOMAS M. TESCHNER
     President and Chief Executive Officer
MITCHELL P. BADEN
     Executive  Vice President and Senior Loan Officer
LAURIE A. PENNYCOOK
     Senior Vice President, Operations Officer, Cashier & Security Officer JOSEPH W. POPE
     Senior Vice President
STEVEN L. RAY
     Senior Vice President and Senior Trust Officer
GUS ENGELLAND
     Senior Vice President
KENNETH E. MARSCHUETZ
     Senior Vice President
WILLIAM E. MUHLKE
     Senior Vice President and Comptroller
CAROLE A. MATT
     Vice President and Compliance Officer, CRA Officer & Bank Secrecy Officer DAVID J. ABELN
     Vice President/Investments
RAYMOND H. BAYER
     Vice President/Installment Loan
MARK D. CHAPMAN
     Vice President/Human Resources
JOHN M. DOHR
     Vice President/Loan
MELVIN M. EMBRICH
     Vice President/Loan
LISA M. FRICK
     Vice President /Real Estate Loans
CONNIE E. HORNAK
     Vice President/Account Services
ROBERT D. JOSEPH
     Vice President/Loan
COLETTE A. LETENDRE
     Vice President/Loan
JUDI M. SCHULZ
     Vice President/Retail Banking
DONALD A. SEILER
     Vice President/Loan
JOHN R. SHIVERS
     Vice President/West Florissant Branch
DEBBIE BADER
     Assistant Vice President
JEFFERY M. BERRY
     Assistant Vice President/Trust
WILLIAM J. BUOL
     Assistant Vice President/Network
     Administration
SHERRY BURGER
     Assistant Vice President/ Sappington Branch
GAIL R. DICKSON
     Assistant Vice President/Personal Banker
D. SUE DOERING
     Assistant Vice President/Trust
BETTY J. DEFORD
     Assistant Vice President/Real Estate Loans
DONNA M. FELDMANN
     Assistant Vice President/Teller Operations
PAMELA A. HALE
     Assistant Vice President/Kennerly Branch
WENDY HAMILTON
     Assistant Vice President/Marketing
DOLORES G. HENSEL
     Assistant Vice President/Personal Banker
BRENDA L. HUDDLESTON
     Assistant Vice President/ Accounting
MILISSA MAZANEC
     Assistant Vice President/ Lansdowne Branch
SALLY MEYER
     Assistant Vice President/Teller Operations
D. MICHAEL MINOR
     Assistant Vice President/ Morganford Branch
GLENDA L. POPPLETON
     Assistant Vice President/Loan Administration
HEATHER SCHAUB
     Assistant Vice President/Branch Manager
JAMES R. SHAVER
     Assistant Vice President/Real Estate Loans
ANNA SMITH-CRAFT
     Assistant Vice President/Installment Loans
PAUL A. STEUBE
     Assistant Vice President/Trust
SUSAN SUN
     Assistant Vice President/Community Banking
STACEY N. REINHARDT
     Assistant Vice President/Account Services
CATHY M. THOMPSON
     Assistant Vice President/Trust
JACQUELINE A. YOCHIM
     Assistant Vice President/Safe Deposit
MARK ZIELINSKI
     Assistant Vice President/Trust
JOANNE M. SCHNEIDER
     Secretary to the Board
LAURA L. THOMAS
     Assistant Secretary to the Board

STATE BANK OF JEFFERSON COUNTY
     The main office of State Bank of Jefferson County is located at 224 S. Main Street, DeSoto, Missouri 63020, and a facility is located at 2000 Rock Road, DeSoto, Missouri 63020. The Bank has drive-in windows and a 24-hour automated teller machine at both locations. The Bank is a member of the Honor and CIRRUS automated teller networks. The Bank serves Jefferson County, part of Franklin County, Washington County, and St. Francois County.
     The total assets of the Bank at December 31, 1998 were $59,057,000. Total deposits at December 31, 1998 were $52,889,000. Total loans at December 31, 1998 were $39,393,000.

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


                                    OFFICERS

RICHARD B. FRANCIS                        ANN GAMBER                             DIANE HUMPHREY
    President and Chief Executive             Compliance Officer                     Assistant Cashier
    Officer                               KEVIN L. BOREN                         ELAINE WATTERS
MARGARET A. ARMBRUSTER                        Vice President                         Assistant Cashier
    Vice President                        PHYLLIS POOLE                          PAULINE WILLIAMSON
BARBARA A. DONTRICH                           Assistant Vice President and           Assistant Cashier
    Sr. Vice President, Cashier, and          Secretary to the Board
     Security Officer


BANK OF STE. GENEVIEVE
     The main office of Bank of Ste. Genevieve is located at 198 Market Street in Ste. Genevieve, Missouri 63670, and a facility, Plaza Bank, is located at 710 Parkwood Drive in Ste. Genevieve, Missouri 63670. The Bank has two drive-in windows at the main office and three drive-in windows and two 24-hour automated teller machines at the Plaza Bank location and the Family Inn Restaurant, 17050 Bremen Road, Ste. Genevieve, Missouri 63670. The Bank is a member of the CIRRUS and Shazam automated teller networks. The Bank serves Ste. Genevieve County.
     The total assets of the Bank at December 31, 1998 were $87,267,000. Total deposits at December 31, 1998 were $75,794,000. Total loans at December 31, 1998 were $50,214,000.

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

                                    OFFICERS

PATRICK J. UDING                          JERRY V. BERGTHOLDT                    GARY D. FISCHER
     President & Chief Executive               Assistant Vice President               Vice President
     Officer                              MONICA J. KREITLER                     MARY ANN BAUMAN
WILLIAM E. MILES                               Assistant Vice President and           Assistant Cashier
     Senior Vice President, CRA                Compliance Officer                MARY ELLEN CABRAL
      Officer, and Security Officer                                                   Executive Secretary
STEPHEN J. ABTS
     Vice President and Cashier

THE BANK OF ST. CHARLES COUNTY
     The main office of The Bank of St. Charles County is located at 6004 Highway 94 South, Weldon Spring, Missouri 63304, and a facility is located at 750 First Capitol Drive, St. Charles, Missouri 63301. The Bank has a 24-hour automated teller machine at each location, three drive-in windows in Weldon Spring, and one drive-in window at 750 First Capitol Drive. The Bank is a member of the Honor and CIRRUS automated teller networks. The Bank services St. Charles County.
     The total assets of the Bank at December 31, 1998 were $56,940,000. Total deposits at December 31, 1998 were $51,682,000. Total loans at December 31, 1998 were $36,312,000.

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

                     This page was intentionally left blank.