Form 10-K, Exhibit 13
period 1999-12-31
SOUTHSIDE BANCSHARES CORP
filed 2000-03-30
CIK 703970

                                                                      EXHIBIT 13





                           SOUTHSIDE BANCSHARES CORP.

                                  Annual Report

                                December 31, 1999

                   (With Independent Auditors' Report Thereon)

                           SOUTHSIDE BANCSHARES CORP.


                                TABLE OF CONTENTS


                                                                                                             Page

Letter to Our Shareholders................................................................................     2
Southside Bancshares Corp. - Organization.................................................................     4
Financial Highlights......................................................................................     5
Management's Discussion and Analysis of Financial Condition
     and Results of Operations............................................................................     6
Statement of Management's Responsibility for Financial Statements.........................................    27
Independent Auditors' Report..............................................................................    28
Consolidated Financial Statements of Southside Bancshares Corp. and Subsidiaries:
     Balance Sheets.......................................................................................    29
     Statements of Income.................................................................................    30
     Statements of Shareholders' Equity and Comprehensive Income..........................................    31
     Statements of Cash Flows.............................................................................    32
     Notes to Consolidated Financial Statements...........................................................    33
Southside Bancshares Corp. and Subsidiaries - Directors and Officers:
     Southside Bancshares Corp............................................................................    47
     South Side National Bank in St. Louis................................................................    48
     State Bank of Jefferson County.......................................................................    49
     Bank of Ste. Genevieve...............................................................................    49
     The Bank of St. Charles County.......................................................................    50

LETTER TO OUR SHAREHOLDERS
Southside Bancshares Corp. and subsidiaries


Dear Shareholders:

         As is the case with most major endeavors, only time will give us the proper prospective to evaluate the addition of our new facilities. The Company made a strategic decision in 1998 to aggressively pursue growth and expansion efforts, which the Company believes will be vital to our survival and prosperity in the rapidly changing landscape of the financial institution industry. I am pleased to report the expansion has gone extremely well. Over the past two years, the Company has added four new banking facilities and increased total assets by more than $128 million. Over time, this growth will assist the organization in achieving the efficiencies and economies of scale necessary to be competitive in the financial marketplace of the new millennium; however, these expansion efforts have resulted in a strain on current period earnings. Net interest income continues to increase, but higher overhead expenses more than offset the increased revenue. The Company expects this situation to reverse itself in future periods, as the new branches generate sufficient revenues to cover their operating costs. The Company will continue to pursue expansion opportunities in 2000, but will devote more of our efforts to integrating the new facilities into our operating structure and improving overall financial performance.
         Net income for 1999 was $6,203,000 resulting in basic earnings per common share of $.74 compared to $6,810,000 and $.82 in 1998. This decrease was primarily the result of higher operating costs associated with the new facilities.
         Asset growth from the expansion efforts resulted in an increase in net interest income, but also contributed to the decline in the return on average assets to .97% in 1999, compared to 1.15% in 1998. Return on average shareholders' equity (ROE) declined during 1999 to 9.54% versus 11.12% in the prior year. Management recognizes the need to improve the Company's ROE, and we believe that the Company's expansion efforts will ultimately be a vital component in achieving that goal.
         Total assets increased $67,859,000 during 1999. Over the past two years, total assets have increased $128,288,000 or 23%. Growth alone does not ensure profitability, however, management believes that continued growth will allow the Company to achieve better efficiency levels, expand our lending capacity, and offer a greater variety of products and services to our customers.
         During 1999, the Company opened our sixteenth and seventeenth locations. Both branches represented entries into new markets for the Company and provide excellent opportunities for growth. The Company has evaluated the various delivery channels available to financial institution customers, and while the Internet may be the preferred method of banking in the future, there are still a large number of customers who appreciate the opportunity to transact their financial business in a personal manner in their local community.

[PHOTO]

Joseph W. Pope (left) Senior Vice President and Chief Financial Officer and Thomas M. Teschner, President and CEO of the Company.

Southside Bancshares Corp. and subsidiaries

         The Company will have our Internet banking product available in 2000, and currently offers telebanking services, debit cards, and a number of ATMs. The Company believes a niche exists for banks that can offer both personalized services and current technology to our customers in a cost-effective manner.
         The Company's quarterly dividend remained unchanged during 1999 at $.08 per common share and resulted in a dividend yield of 3.66% using the closing stock price on December 31, 1999. The Company's stock price has declined during 1999, closing on December 31, 1999 at $8.75. The Company was not alone, as many small-cap bank stocks experienced similar declines. It is impossible for anyone to predict what stock prices will do in the future, but management continues to evaluate different alternatives aimed at maximizing shareholder value.
         After considerable discussion and hype, Y2K came with little consequence. The Company has not experienced any significant disruptions in our financial or operating activities because of Y2K issues, nor have any significant vendors been unable to supply goods or services to the Company because of Y2K.
         Focusing on what is ahead in 2000 and what opportunities exist for banks in the new millennium, we can not help but be optimistic about the Company's future. The atmosphere for community banking organizations to survive and even prosper appears to be very good.
         As always, I would like to take this opportunity to thank our entire staff, customers, fellow directors, and shareholders for their support during the past year. I am proud of each of our dedicated employees who work hard in providing superior customer service.

Sincerely,

Thomas M. Teschner
President and Chief Executive Officer

[PHOTO]

(from left) Richard B. Francis, President-State Bank of Jefferson County; Patrick J. Uding, President-Bank of Ste. Genevieve; and Alan D. Pohlman, President- The Bank of St. Charles County

[PHOTO]

(from left) Steven L. Ray, Senior Vice President and Senior Trust Officer; Laurie A. Pennycook, Senior Vice President, Operations Officer and Cashier; and Mitchell P. Baden, Executive Vice President and Senior Loan Officer at South Side National Bank in St. Louis

                    SOUTHSIDE BANCSHARES CORP. - ORGANIZATION


     Southside Bancshares Corp. (the Company) was incorporated in 1982 and has operated as a registered bank holding company since 1983 under the Bank Holding Company Act of 1956, as amended. The Company and its subsidiaries had consolidated total assets of $678,152,000 at December 31, 1999. The following table shows the total assets at December 31, 1999, before elimination of intercompany accounts, of each of the Company's subsidiary banks, all of which are located in Missouri.


                                                                                    TOTAL ASSETS AT
                                                                                   DECEMBER 31, 1999
                  SUBSIDIARY BANKS                                                  (IN THOUSANDS)
                  ----------------                                                  --------------
                  South Side National Bank in St. Louis (SSNB)                      $   453,877
                  State Bank of Jefferson County (SBJC)                                  67,145
                  Bank of Ste. Genevieve (BSG)                                           90,552
                  The Bank of St. Charles County (BSCC)                                  61,131


     The Company's subsidiary banks, which operate 17 banking offices in Missouri, are engaged in the general banking business of accepting funds for deposit, making loans, renting safe deposit boxes, and performing such other banking services as are usual and customary in banks of similar size and character.

     Customers of the subsidiary banks are also offered fiduciary services through the trust department of South Side National Bank in St. Louis. At December 31, 1999, the combined market value of fiduciary and custodial assets under management of the trust department was approximately $271,000,000. These assets are not reflected in the consolidated financial statements, as they do not represent assets of the Company.

     The responsibility for the management of the subsidiary banks remains with the officers and directors of the respective banks. The Company provides its subsidiary banks with assistance and service in auditing, record keeping, tax planning, trust operations, new business development, lending, regulatory compliance, and human resources management.

     Southside Bancshares Corp. has eight officers, the majority of whom are also officers of South Side National Bank in St. Louis. South Side National Bank in St. Louis is a national banking organization and employs 161 full-time and 20 part-time employees. State Bank of Jefferson County, Bank of Ste. Genevieve, and The Bank of St. Charles County are Missouri state-chartered banks and employ a total of 92 full-time and 14 part-time employees.

                              FINANCIAL HIGHLIGHTS

                 FIVE-YEAR COMPARISON OF SELECTED FINANCIAL DATA
                    (dollars in thousands, except share data)


                                                               As of and For the Years Ended December 31,
                                   ------------------------------------------------------------------------------------------------
                                                  %                     %                    %                     %
                                                Change                Change               Change                Change
                                       1999     99/98       1998      98/97      1997       97/96       1996      96/95       1995
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS:
     Total interest income         $   43,168     2%     $  42,227      7%   $   39,320       4%    $    37,868      2%  $   37,263
     Total interest expense            20,263     2         19,857      9        18,243       4          17,526      1       17,335
     Net interest income               22,905     2         22,370      6        21,077       4          20,342      2       19,928
     Provision for possible loan
        losses                             45   (27)            62      3            60       -              60    (14)          70
     Net interest income after
        provision for possible loan
        losses                         22,860     2          22,308     6        21,017       4          20,282      2       19,858
     Net income                         6,203    (9)          6,810     8         6,302       2           6,158     (9)       6,734
------------------------------------------------------------------------------------------------------------------------------------
SHARE DATA:
     Earnings per common share:
        Basic                      $     0.74   (10)     $     0.82     6          0.77       1            0.76    (11)        0.85
        Diluted                          0.72   (10)           0.80     7          0.75       -            0.75    (12)        0.85
     Dividends paid per common share     0.32    10            0.29    26          0.23      35            0.17     42         0.12
     Book value (1)                      7.66    (1)           7.70    10          6.97       8            6.43      9         5.88
     Tangible book value (1)             7.21    (1)           7.26     5          6.94       9            6.39     10         5.83
     Shares outstanding
        (year end)(1)               8,593,628    (1)      8,661,358     2     8,393,010      (1)      8,510,010      -    8,548,950
     Average shares outstanding     8,414,752     1       8,297,250     1     8,207,577       1       8,138,325      3    7,931,670
     Average shares outstanding,
        including potentially
        dilutive shares             8,598,161    (1)      8,554,635     2     8,394,315       2       8,190,642      3    7,951,653
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION:
     Total assets                  $  678,152    11%     $  610,293    11%   $  549,864       4%    $   527,907      3%  $  512,908
     Total deposits                   515,810    (1)        523,289     8       483,363       3         467,276      2      457,567
     Total loans                      392,437    10         356,988     9       326,437      11         294,463     (3)     303,824
     Allowance for possible loan
        losses                          5,830    (6)          6,192     1         6,120       9           5,602     (1)       5,635
     Short-term borrowings              8,603   192           2,949   (45)        5,333     229           1,623    108          779
     FHLB borrowings                   83,921   487          14,287   100             -       -               -      -            -
     Debt of Employee Stock
        Ownership Plan                  1,186   100               -     -             -    (100)          1,779    (40)       2,987
     Total shareholders' equity        64,408    (1)         64,964    15        56,653       7          52,841     12       47,300
------------------------------------------------------------------------------------------------------------------------------------


                                 SELECTED RATIOS

                                                                             As of and For the Years Ended December 31,
                                                            -----------------------------------------------------------------------
                                                                1999            1998           1997           1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Loan-to-deposit ratio                                           76.08%          68.22%         67.53%         63.02%          66.40%
Allowance for possible loan losses to total loans                1.49            1.73           1.87           1.90            1.85
Dividend payout ratio                                           43.24           35.37          29.87          22.37           14.12
Return on average assets                                         0.97            1.15           1.18           1.20            1.33
Return on average shareholders' equity                           9.54           11.12          11.44          12.27           15.47
Average shareholders' equity to average total assets            10.22           10.38          10.28           9.75            8.62
Net interest margin on average interest-earning assets           4.05            4.15           4.34           4.42            4.41
Allowance for possible loan losses to nonperforming loans       84.30          136.08         175.16         473.54          172.11
Allowance for possible loan losses as a multiple of net
   charge-offs                                                  14.3x           25.1x         N/A (2)         60.2x            4.5x
-----------------------------------------------------------------------------------------------------------------------------------

(1) Shares outstanding at December 31, 1999, 1998, 1997, 1996, and 1995 include 185,310, 222,372, 259,434, 296,496, and 504,000 shares, respectively, held by the ESOP which have not been allocated to participants' accounts and thus are not considered outstanding for purposes of computing book value and tangible book value per share.
(2) The ratio was not applicable in 1997 as recoveries exceeded charge-offs for the year.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This discussion is presented to provide an understanding of the consolidated financial condition and results of operations for the fiscal year ended December 31, 1999 and prior years of the Company and its subsidiaries.

     As a registered bank holding company, the Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (Federal Reserve) pursuant to the Bank Holding Company Act of 1956, as amended. All subsidiary banks are subject to regulation by the Federal Reserve and are also members of and subject to regulation by the Federal Deposit Insurance Corporation. The national banking subsidiary, South Side National Bank in St. Louis (SSNB), is subject to supervision and regulation by the Office of the Comptroller of the Currency. The three state-chartered banks are subject to supervision and regulation by the Missouri Division of Finance.

                             BALANCE SHEET ANALYSIS

     Total consolidated assets of the Company increased $67,859,000 to $678,152,000 at December 31, 1999 compared to $610,293,000 at December 31, 1998.
In addition, total assets have increased by $128,288,000 over the past two years. The increase during 1999 was the result of normal growth at each of the Company's four subsidiary banks and two leverage strategies employed by SSNB totaling $40,000,000. Excluding the effects of the leverage strategy, the 1999 growth rate was 4.56%. The increase during 1998 was largely the result of the acquisition of Public Service Bank, FSB (PSB) on June 29, 1998 by SSNB. PSB was immediately merged with and into SSNB, the Company's lead subsidiary bank. As of the acquisition date, PSB had total assets of $73,731,000. However, assets attributable to PSB declined due to normal post-acquisition activity. Internal growth and growth through acquisition have both been key components of the Company's strategic business plan for the past several years and since 1995, total assets have increased by $165,244,000, or 32%. Management believes that growth will allow the Company to achieve enhanced efficiency levels, expand its lending capacity, and offer a greater variety of products and services to its customers because fixed costs can be spread over a larger customer base.

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

     The table below sets forth the components of the Company's loan portfolio for each of the last five years:

                                                                         (in thousands)
                                              1999            1998           1997           1996            1995
                                           ----------      ----------    -----------    -----------      ----------
Commercial, financial, and
     agricultural                          $   73,943      $   68,166    $    69,168    $    62,016      $   62,214
Real estate - commercial                      136,697         115,214         98,759         82,045          88,321
Real estate - construction                     19,078          21,993         30,836         26,067          15,510
Real estate - residential                     131,074         119,917         92,028         96,039         102,418
Consumer                                       23,130          22,219         23,627         17,304          17,626
Industrial revenue bonds                        3,879           4,717          5,517          6,373           7,789
Other                                           4,636           4,762          6,502          4,619           9,946
                                           ----------      ----------    -----------    -----------      ----------
                                           $  392,437      $  356,988    $   326,437    $   294,463      $  303,824
                                           ==========      ==========    ===========    ===========      ==========

Southside Bancshares Corp. and Subsidiaries

     Total loans increased $35,449,000 during 1999 due largely to growth in the Company's commercial and residential real estate loan portfolios. While competition for lending relationships remained strong during 1999, the Company was able to achieve loan growth by executing key components of its strategic business plan. This included the addition of several experienced lenders during 1998 and 1999, an increased emphasis on involving the Boards of Directors of the Company's subsidiary banks in the business development process, and an increased focus on residential lending.

     Following is a more detailed analysis of the changes in the individual loan categories during 1999:

     |X| Commercial, financial, and agricultural loans increased $5,777,000 during 1999. This increase was due to new loan relationships brought in by the aforementioned experienced lenders. Management believes it is important to achieve growth in all sectors of the Company's loan portfolio, which helps ensure diversification and mitigate credit risks.

     |X| Commercial real estate loans increased by $21,483,000 during 1999. This growth was the result of the Company's focus on attracting borrowers seeking personal service from their lending institution; the additional personnel hired in 1998 and 1999, who have been able to bring established lending relationships with them; and the increased involvement of subsidiary bank directors.

     |X| Real estate construction loans decreased by $2,915,000 during 1999, primarily due to a decreased emphasis in this area during 1999. The Company was without a loan officer specializing in this area for most of the year, which reduced the new loans developed in this category.

     |X| Residential real estate loans increased $11,157,000 during 1999. The growth in this category includes both traditional one-to-four family and home equity loans. The acquisition of PSB in 1998 provided the Company with the necessary infrastructure to increase its participation in the residential lending area. Initially, it was anticipated that the majority of the loans would be sold into the secondary market; however, with interest rates on the rise through much of 1999, customer demand for adjustable rate mortgage products increased during the year. Adjustable rate mortgage loans are typically retained by the Company, as they can be managed within the framework of the Company's overall asset/liability management philosophy. Long-term fixed rate loans are not as easy to match with deposits or borrowings and have traditionally been sold into the secondary market. With interest rates projected to remain at or above their current levels, management believes loan growth in this area will continue in 2000.

     |X| Consumer loans increased $911,000 during 1999, after having decreased slightly during 1998. The increase was largely the result of an increased emphasis placed on business development by retail bankers.

     |X| Industrial revenue bonds continue to decline as normal payments and early repayments reduce the size of the existing portfolio. In addition, there is very little new loan origination activity in this area, as tax law changes in the late 1980s made it more difficult and less advantageous to pursue this form of financing.

     |X| The decrease in other loans was due to normal principal reductions during the year. Very few types of credits fall into this category; accordingly, new loan generation is minimal.

Total loans increased $30,551,000 during 1998 principally due to the PSB acquisition, which included $46,318,000 in mostly residential real estate loans. Excluding the loans acquired in conjunction with the PSB acquisition, total loans declined $15,767,000 during 1998. The Company faced a very competitive lending environment during 1998 in St. Louis and the surrounding communities, and residential real estate loans continued to pay off through refinancing in the secondary market. The Company had success in attracting borrowers displaced or unhappy with merged or acquired lenders; however, this activity was not sufficient to offset the decline in residential real estate loans.

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

                  SUMMARY OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                                                             (in thousands)
                                                                        Years Ended December 31,
                                                  -----------------------------------------------------------------
                                                    1999           1998          1997          1996          1995
                                                  --------      --------       -------       -------       --------

BALANCE AT BEGINNING OF YEAR                      $  6,192      $  6,120       $ 5,602       $ 5,635       $  7,144
Provision charged to expense                            45            62            60            60             70
Allowance of Bay-Hermann-Berger
     Bank at sale                                        -             -             -             -           (327)
Allowance of PSB at acquisition                          -           257             -             -              -

Loans charged off                                     (670)         (536)         (367)       (1,219)        (2,174)
Recoveries                                             263           289           825         1,126            922
                                                  --------      --------       -------       -------       --------
     Net (charge-offs) recoveries                     (407)         (247)          458           (93)        (1,252)
                                                  --------      --------       -------       --------      --------
BALANCE AT END OF YEAR                            $  5,830      $  6,192       $ 6,120       $ 5,602       $  5,635
                                                  ========      ========       =======       =======       ========

                                                                              Years Ended December 31,
                                                  ----------------------------------------------------------------
                                                    1999           1998          1997          1996          1995
                                                  -------         ------         -----         -----         -----
RATIOS:
     Allowance for possible loan losses:
        As % of total loans                          1.49%          1.73%         1.87%         1.90%         1.85%
        As multiple of net charge-offs              14.3x          25.1x          *            60.2x          4.5x
     Net charge-offs:
        As % of average total loans                   .11%           .07%         *              .03%          .42%
        As % of allowance for possible
          loan losses at year end                    6.98           3.99          *             1.66         22.22

* Ratios are not applicable for 1997, as recoveries exceeded charge-offs for the year.

Southside Bancshares Corp. and Subsidiaries

     The allowance for possible loan losses at December 31, 1999 was $5,830,000 or 1.49% of the total loans outstanding compared to $6,192,000 or 1.73% in 1998 and $6,120,000 or 1.87% in 1997. The balance of the allowance for possible loan losses decreased $362,000 in 1999, as net charge-offs exceeded the provision amount for the year. The decrease, coupled with loan growth during the year, caused the allowance as a percentage of total loans to decrease to its present level of 1.49%. The $72,000 increase in the allowance for possible loan losses during 1998 was largely due to the acquisition of PSB. The balance in the allowance for possible loan loss at acquisition was $257,000. Also contributing to the increase was the $62,000 provision for possible loan losses. Partially offsetting these two amounts were charge-offs, net of recoveries, of $247,000.

     Management records provisions for possible loan losses in amounts sufficient to result in an allowance for possible loan losses that covers current net charge-offs and risks believed to be inherent in the loan portfolio. Amounts charged against current income are based on such factors as past loan loss experience as it relates to current portfolio mix, evaluation of potential losses in the loan portfolio, prevailing economic conditions, and regular reviews of the portfolio conducted by loan officers, internal loan review staff, and bank regulatory agencies. The loan review process entails analyzing the borrower's financial condition, payment performance, impact of economic and business conditions on certain borrowers, loan concentration risk, sufficiency of collateral, and any other known risks inherent in borrowing relationships. This process is used as the basis for determining the adequacy of the allowance for possible loan losses. Company management believes the allowance for possible loan losses is adequate to cover probable losses in the loan portfolio under current conditions.

     The Company has not recorded significant loan loss provisions for the past five years. This low level of loan loss provision was the result of a relatively small amount of loan growth during that period, minimal charge-off activity, and good overall asset quality. Recent loan growth, coupled with the loan growth projected for 2000, will, in all likelihood, result in an increase in the provision for possible loan losses in 2000.


                              NONPERFORMING ASSETS

                                                                          (dollars in thousands)
                                                                               December 31,
                                                      ------------------------------------------------------------
                                                        1999         1998         1997         1996         1995
                                                      --------     --------      -------      -------     --------

Nonaccrual loans                                      $  6,695     $  3,189      $ 2,977      $ 1,037     $  1,811
Past due 90 days or more and still accruing interest       221        1,361          517          146        1,463
                                                      --------     --------      -------      -------     --------
            TOTAL NONPERFORMING LOANS                    6,916        4,550        3,494        1,183        3,274
Other real estate owned                                    835          886        1,024          860          554
                                                      --------     --------      -------      -------     --------
            TOTAL NONPERFORMING ASSETS                $  7,751     $  5,436      $ 4,518      $ 2,043     $  3,828
                                                      ========     ========      =======      =======     ========
RATIOS:
     Nonperforming loans as % of
         total loans                                      1.76%        1.27%        1.07%        0.40%        1.08%
     Nonperforming assets as % of
         total loans and other real
         estate owned                                     1.97         1.52         1.38         0.69         1.26
     Nonperforming assets as % of
         total assets                                     1.14         0.89         0.82         0.39         0.75
     Allowance for possible loan losses
         as % of nonperforming loans                     84.30       136.09       175.16       473.54       172.11


     Nonperforming loans totaled $6,916,000 or 1.76% of the loan portfolio at December 31, 1999 compared to $4,550,000 or 1.27% of the loan portfolio at December 31, 1998. Nonperforming assets totaled $7,751,000 or 1.14% of total assets at December 31, 1999 compared to $5,436,000 or 0.89% of total assets at December 31, 1998.

Southside Bancshares Corp. and Subsidiaries

The increase in both nonperforming loans and nonperforming assets in 1999 was caused by an increase in nonaccrual loans, which was the result of the addition of loans to two commercial borrowers. Both borrowers are currently in the process of liquidating collateral to satisfy their obligations and sufficient reserves have been allocated within the allowance for possible loan losses should there be any short-fall.

     The 1998 increase in both nonperforming loans and nonperforming assets was primarily the result of an increase in loans past due 90 days or more and still accruing interest. The majority of these credits were past due as to maturity but current as to interest payments.

     Current accounting standards require that a loan be reported as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's loan policy generally requires that a credit meeting the above criteria be placed on nonaccrual status; however, loans which are past due 90 days or more as to the payment of principal or interest are also considered to be impaired. These loans are included in the total of nonperforming assets. Loans past due less than 90 days are generally not considered impaired; however, a loan which is current as to payments may be determined by management to demonstrate some of the characteristics of an impaired loan. In these cases, the loan is classified as impaired while management evaluates the appropriate course of action. The Company's primary basis for measurement of impaired loans is the collateral underlying the identified loan.

     Any loans classified for regulatory purposes, but not included above in nonperforming loans, do not represent material credits, about which management is aware of any information which causes management to have serious doubts as to the borrower's ability to comply with the loan repayment terms or which management reasonably expects will materially impact future operating results or capital resources. As of December 31, 1999, there were no concentrations of loans exceeding 10% of total loans which were not disclosed as a category of loans in note 4 to the consolidated financial statements of the Company.

     The amounts received in cash and recognized as interest income on nonaccrual loans were $62,000, $194,000, and $113,000 for the years ended December 31, 1999, 1998, and 1997, respectively. If the contractual interest on these loans had been recognized, such income would have been $623,000, $252,000, and $232,000 for the years ended December 31, 1999, 1998, and 1997, respectively. There were no restructured loans at December 31, 1999 or 1998.


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

     The carrying value of the Company's investment portfolio increased $38,294,000 during 1999 due to two leverage strategies executed during 1999 which totaled $40,000,000. Similar to the strategy implemented in 1998, the Company borrowed $40,000,000 from the Federal Home Loan Bank (FHLB) to fund the purchase of mortgage-backed securities. Procedures have been established to monitor the performance of these strategies on a monthly basis to ensure they meet the original projections and continue to provide a reasonable spread between the return on the assets purchased and the cost of the borrowings. Excluding the effects of the leverage strategy, the Company's portfolio declined slightly during 1999 because of growth in the loan portfolio.

Southside Bancshares Corp. and Subsidiaries

     The carrying value of the Company's investment portfolio increased by $8,792,000 during 1998. This increase was due to a combination of factors. The portfolio increased by $10,222,000 as a result of the PSB acquisition. The portfolio was further increased by $10,000,000 as a result of a leverage strategy at the Company's lead bank, which was employed to utilize a portion of SSNB's excess capital capacity. Both of these factors have been partially offset by a reduction in investment purchases during the latter part of 1998. With the yield curve being relatively flat, and very few gaps in the Company's ladder of maturities, the Company opted to reduce the level of investment purchases during 1998.

     The amortized cost and fair value of the Company's available for sale and held to maturity debt securities at December 31, 1999, 1998, and 1997 are shown below:


                                                                        (in thousands)
                                                  1999                        1998                     1997
                                        ----------------------     ----------------------     ---------------------
                                        Amortized       Fair        Amortized      Fair       Amortized     Fair
                                          Cost          Value         Cost         Value        Cost        Value
                                          ----          -----         ----         -----        ----        -----
AVAILABLE FOR SALE:
    U.S. Treasury securities
       and obligations of U.S.
       Government agencies
       and corporations              $    58,168    $   56,970    $  35,368      $ 35,835     $  26,899  $   27,058
    Obligations of states and
       political subdivisions              8,970         8,452        6,487         6,543           300         304
    Other securities                       4,915         4,914        2,321         2,323         1,575       1,575
                                     -----------    ----------    ---------      --------     ---------  ----------
                                          72,053        70,336       44,176        44,701        28,774      28,937
    Mortgage-backed securities            91,801        88,294       53,328        53,194        44,483      44,523
                                     -----------    ----------    ---------      --------     ---------  ----------
                                     $   163,854    $  158,630    $  97,504      $ 97,895     $  73,257  $   73,460
                                     ===========    ==========    =========      ========     =========  ==========

HELD TO MATURITY:
    U.S. Treasury securities
       and obligations of U.S.
       Government agencies
       and corporations              $    36,784    $   36,576    $  55,769      $ 56,614     $  72,065  $   72,348
    Obligations of states and
       political subdivisions             23,165        23,094       25,647        26,568        23,544      24,316
    Other securities                         579           569            -             -             -           -
                                     -----------    ----------    ---------      --------     ---------  ----------
                                          60,528        60,239       81,416        83,182        95,609      96,664
    Mortgage-backed securities             1,067         1,077        2,620         2,659         4,070       4,174
                                     -----------    ----------    ---------      --------     ---------  ----------
                                     $    61,595    $   61,316    $  84,036      $ 85,841     $  99,679  $  100,838
                                     ===========    ==========    =========      ========     =========  ==========

     The Company has designated certain debt securities with a fair value of approximately $158,630,000 and $97,895,000 as available for sale at December 31, 1999 and 1998, respectively, with the differences of $5,224,000 and $391,000, respectively, between the fair value and amortized cost of such securities being recorded as an adjustment to the carrying value of the securities. The offsetting adjustment is recorded, net of the related tax effect, in shareholders' equity. Debt securities with an amortized cost of $61,595,000 and $84,036,000 at December 31, 1999 and 1998, respectively, remain as held to maturity securities, to be used for the Company's longer-term liquidity needs. The held to maturity securities at December 31, 1999 and 1998 reflected market values of $61,316,000 and $85,841,000, respectively, which represent a net unrealized loss of $279,000 in 1999 and a net unrealized gain of $1,805,000 in 1998. Because it is not management's intention to sell securities from the portfolio, these gains or losses are not anticipated to be realized by the Company. The increase in the available for sale portfolio was the result of management placing the securities purchased as part of the leverage strategy and most new securities purchased in this category. This will give the Company greater flexibility in reacting to changes in the

Southside Bancshares Corp. and Subsidiaries

interest rate environment that affect these securities. The decrease in the held to maturity portfolio was largely due to maturities during the year.

     The market value of the Company's portfolio in relationship to the amortized cost of the portfolio declined significantly during 1999, as interest rates were on the rise for much of the year.

     There were no sales of securities during 1999, 1998, and 1997.

     At December 31, 1999, there were no securities of a single issuer that exceeded 10% of shareholders' equity.


DEPOSITS
     Deposits are the primary funding source for the Company's subsidiary banks and are acquired from a broad base of local markets, including both individual and commercial customers. Total deposits decreased $7,479,000 in 1999 and increased $39,926,000 in 1998.

     The decrease in deposits during 1999 was largely due to a continued decline in certificates of deposit. In 1997 and 1998, certificates of deposit represented 47 percent of the Company's total deposits. In 1999, certificates of deposit represent only 43 percent of deposits. This decline was caused by several factors. First, the Company has not been overly aggressive in its certificates of deposit pricing because the loan-to-deposit ratio continues to lag behind its peer group. Secondly, it is management's belief that customers continue to liquidate certificates of deposit in order to invest into mutual funds, equity securities and other investment alternatives. Third, through much of 1999, depositors appeared more inclined to keep their funds liquid, partially explaining the increase in money market deposits, with the rising interest rate environment. Finally, Y2K concerns also prompted some deposit customers to liquidate their certificates of deposit at maturity during 1999. The decline in certificates of deposit was partially offset by a $16,415,000 increase in interest-bearing demand deposits and a $4,141,000 increase in noninterest-bearing demand deposits. The increases can largely be attributed to customer preference for liquidity in light of potential Y2K concerns. Because of the significant loan growth in 1999, and projected loan growth for 2000, management will look to reverse the declining certificate of deposit trend in 2000, and efforts will be made to stabilize and possibly increase certificates of deposit.

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

Southside Bancshares Corp. and Subsidiaries

     The following table shows the breakdown of deposits at December 31, 1999, 1998, and 1997:

                                                                   (dollars in thousands)
                                                  1999                      1998                       1997
                                       ------------------------    -----------------------   ----------------------
                                                        Percent                    Percent                  Percent
                                                       of Total                   of Total                 of Total
                                          Amount       Deposits       Amount      Deposits      Amount     Deposits
                                       -----------    ---------    -----------    --------   -----------   --------
Noninterest-bearing
     demand deposits                   $    74,577        14%      $    70,436       13%     $    61,308      12%
Interest-bearing demand deposits           158,826        31           142,411       27          139,177      29
Savings deposits                            62,322        12            65,351       13           56,627      12
Time deposits under $100,000               178,857        35           196,930       38          172,830      36
                                       -----------      ----       -----------     ----      -----------    ----
         Total core deposits               474,582        92           475,128       91          429,942      89
Time deposits $100,000 and
     over                                   41,228         8            48,161        9           53,421      11
                                       -----------      ----       -----------     ----      -----------    ----
         Total deposits                $   515,810       100%      $   523,289      100%     $   483,363     100%
                                       ===========      ====       ===========     ====      ===========    ====

     The following table shows the amount of time deposits $100,000 and over by time remaining until maturity at December 31, 1999, 1998, and 1997:

                                                                                (in thousands)
                                                                    1999            1998           1997
                                                                 ----------       --------       ---------

         Three months or less                                    $   19,385       $ 29,546       $  24,733
         Over three through six months                                8,317          6,371          12,494
         Over six through twelve months                              10,942          8,096          11,328
         Over twelve months                                           2,584          4,148           4,866
                                                                 ----------       --------       ---------
                                                                 $   41,228       $ 48,161       $  53,421
                                                                 ==========       ========       =========

     The following table reflects the average daily balances, by category, at December 31, 1999, 1998, and 1997, and their weighted average interest rates for the respective years:

                                                                     (dollars in thousands)
                                                  1999                    1998                        1997
                                        ------------------------  ---------------------     -----------------------
                                          Average       Average     Average     Average      Average       Average
                                          Balance        Rate       Balance      Rate        Balance         Rate
                                        -----------     --------  -----------   -------     -----------   ---------
Noninterest-bearing demand
     deposits                           $    67,759        -   %  $    62,235       -   %   $    55,323          -%
Interest-bearing demand deposits            154,909       3.10        146,149      3.32         130,046       3.34
Savings deposits                             65,113       2.43         61,632      2.49          58,029       2.51
Time deposits under $100,000                187,002       5.00        188,065      5.32         173,382       5.37
Time deposits $100,000 and over              44,817       4.83         52,026      5.23          52,601       5.32
                                        -----------       ====    -----------      ====     -----------       ====
                                        $   519,600               $   510,107               $   469,381
                                        ===========               ===========               ===========

SHORT-TERM BORROWINGS
     Short-term borrowings are an alternative to other funding sources and consist primarily of federal funds purchased and securities sold under agreements to repurchase.

     Securities sold under agreements to repurchase (REPO) represent an alternative used by larger commercial deposit customers as a cash management tool. Utilizing a daily REPO sweep account, commercial customers can earn interest on their excess funds, while still ensuring these balances are available to cover their operating needs. As with any transaction oriented cash management account, the balances fluctuate based on the customer's cash requirements on a given day. These accounts continue to gain favor with many of our commercial customers, which is evidenced by the increased balance in 1999.

Southside Bancshares Corp. and Subsidiaries

     The following table is a summary of short-term borrowings at December 31, 1999, 1998, and 1997:


                                                                                (in thousands)
                                                                   1999            1998              1997
                                                                ----------       --------          --------
         Federal funds purchased                                $    1,000       $      -          $      -
         Securities sold under agreements
              to repurchase                                          7,603          2,949             5,333
                                                                ----------       --------          --------
                                                                $    8,603       $  2,949          $  5,333
                                                                ==========       ========          ========

     The average daily balances, weighted average daily interest rates, maximum month-end amounts outstanding, and average interest rates at year end for short-term borrowings were as follows:

                                                                      (dollars in thousands)
                                                     1999                      1998                    1997
                                             --------------------      -------------------     --------------------
                                              Average      Average      Average     Average     Average     Average
                                              Balance       Rate        Balance      Rate       Balance      Rate
                                              -------       ----        -------      ----       -------      ----
Federal funds purchased                     $     448       4.24%      $ -            -  %     $      42     5.41%
Securities sold under
     agreements to
     repurchase                                 3,041       4.14         3,289       4.44          5,053     4.47
                                            ---------                 --------                 ---------
                                            $   3,489                 $  3,289                 $   5,095
                                            =========                 ========                 =========
Total maximum short-term
     borrowings outstanding
     at any month end during
     the year                               $   8,603                 $  6,802                 $  10,693
                                            =========                 ========                 =========
Average short-term borrowings
     rate at end of year                                    4.20%                   04.44%                   4.40%
                                                            ====                    =====                    ====


FHLB BORROWINGS
     The balance of FHLB borrowings increased $69,634,000 during 1999. This increase was due in part to the two leverage strategies totaling $40,000,000 implemented in 1999. The remainder of the increase was borrowings of the Company's lead bank to fund short-term liquidity needs.


DEBT OF EMPLOYEE STOCK OWNERSHIP PLAN
     In September 1999, the Company's Employee Stock Ownership Plan borrowed $1,186,000 from an unaffiliated financial institution. Previously, this debt was financed through South Side National Bank in St. Louis, the proceeds of which were used to purchase shares of the Company's common stock. The debt is guaranteed by the Company and thus is reflected on the Company's consolidated balance sheet.


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

Southside Bancshares Corp. and Subsidiaries

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


RATE SENSITIVITY
     Interest rate sensitivity is a key component of asset/liability management and is related to liquidity because each is affected by maturing assets and sources of funds. Interest sensitivity, however, also takes into consideration those assets and liabilities with interest rates which are subject to change prior to maturity. The objective of interest sensitivity management is to optimize earnings results, while managing, within internal policy constraints, interest rate risk. The Company's policy on interest rate sensitivity is to manage exposure to potential risk associated with changing interest rates by maintaining a balance sheet posture in which annual net interest income is not significantly affected by interest rate movements. The total absence of risk, as well as excessive risk, can result in less than acceptable returns; therefore, the Company manages its interest sensitivity risk between those two extremes.

     The table on the following page is an analysis of interest-sensitive assets and liabilities at December 31, 1999 over various time horizons. Because such an analysis does not capture many factors which determine interest rate risk, the Company has put more emphasis on the use of a simulation model to measure its exposure to changes in interest rates. Under different rate and growth assumptions, these projections enable the Company to adjust its strategies to protect the net interest margin against significant rate fluctuations. Uniform sensitivity reports and guidelines are used by all subsidiary banks of the Company. Current model projections indicate annual net interest income would change by less than 10% should rates rise or fall within 200 basis points from their current level. Based on the Company's historical analysis, interest-bearing demand and savings deposits have proven to be very stable core deposits even through interest rate fluctuations. Accordingly, management believes these deposits are not 100% rate sensitive within the period of three months or less. As a result, these deposits have been allocated between the four repricing categories as follows: three months or less - 35%, three months through 12 months - 20%, over one year through five years - 25%, and over five years - 20%.

     As reflected on the Repricing and Interest Rate Sensitivity Analysis on the following page, the Company has a well-balanced interest rate sensitivity position. Generally, a one-year gap ratio in a range of .80x - 1.20x indicates an entity is not subject to any undue interest rate risk. The Company's current one-year gap of 1.01x is within an acceptable range.

Southside Bancshares Corp. and Subsidiaries




                REPRICING AND INTEREST RATE SENSITIVITY ANALYSIS

                             (dollars in thousands)

                                December 31, 1999

                                                              OVER            OVER
                                                            3 MONTHS         1 YEAR
                                             3 MONTHS        THROUGH         THROUGH         OVER
                                              OR LESS       12 MONTHS        5 YEARS        5 YEARS         TOTAL
                                              -------       ---------        -------        -------         -----
Interest-earning assets:
     Interest-bearing deposits with banks  $      159      $     -        $     -        $    -          $      159
     Federal funds sold                         2,600            -              -             -               2,600
     Investments available for sale            24,643          16,766         58,851         58,370         158,630
     Investments held to maturity               7,576          15,088         20,606         18,325          61,595
     Loans, net of unearned discount (1)      217,126          39,852         94,724         40,735         392,437
                                           ----------      ----------     ----------     ----------      ----------
        Total interest-earning assets         252,104          71,706        174,181        117,430         615,421
                                           ----------      ----------     ----------     ----------      ----------

Cumulative interest-earning assets            252,104         323,810        497,991        615,421         615,421
                                           ----------      ----------     ----------     ----------      ----------

Interest-bearing liabilities:
     Interest-bearing demand deposits          55,589          31,765         39,707         31,765         158,826
     Savings deposits                          21,813          12,464         15,581         12,464          62,322
     Time deposits under $100,000              47,516          74,001         56,799            541         178,857
     Time deposits $100,000 and over           21,126          17,645          2,457           -             41,228
     Federal funds purchased                    1,000            -              -              -              1,000
     Securities sold under agreements
          to repurchase                         7,603            -              -              -              7,603
     FHLB borrowings                           18,800          12,000          1,251         51,870          83,921
     Debt of Employee Stock
          Ownership Plan                         -               -             1,186           -              1,186
                                           ----------      ----------     ----------     ----------      ----------
        Total interest-bearing liabilities    173,447         147,875        116,981         96,640         534,943
                                           ----------      ----------     ----------     ----------      ----------

Cumulative interest-bearing
     liabilities                              173,447         321,322        438,303        534,943         534,943
                                           ----------      ----------     ----------     ----------      ----------

Gap analysis:
     Interest sensitivity gap              $   78,657      $  (76,169)    $   57,200     $   20,790      $   80,478
                                           ==========      ==========     ==========     ==========      ==========
     Cumulative interest
        sensitivity gap                    $   78,657      $    2,488     $   59,688     $   80,478      $   80,478
                                           ==========      ==========     ==========     ==========      ==========

Cumulative gap ratio of interest-
     earning assets to interest-bearing
     liabilities                               1.45X           1.01X          1.14X          1.15X           1.15X
                                           ==========      ==========     ==========     ==========      ==========


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

     Capital is categorized into two types: Tier I and Tier II. Tier I capital elements include total shareholders' equity less goodwill and exclude the effects of net unrealized gains or losses on available for sale securities. Tier II capital includes other supplementary capital elements, subject to certain limitations, such as mandatory convertible notes, subordinated debt, and the allowance for possible loan losses. The maximum amount of the allowance for possible loan losses which can be included as Tier II capital is 1.25% of risk-weighted assets.

Southside Bancshares Corp. and Subsidiaries

     The capital guidelines require banking organizations to maintain a minimum total capital ratio of 8% (of which at least 4% must be Tier I capital). The Company's total capital ratios under the risk-weighted guidelines at December 31, 1999 and 1998 were 16.12% and 17.41%, respectively, which included Tier I capital ratios of 14.87% and 16.15%, respectively. In addition, the Company and its subsidiary banks must maintain a minimum Tier I leverage ratio (Tier I capital to adjusted total assets) of at least 3%. The Company's Tier I leverage ratios were 9.81% and 10.01% at December 31, 1999 and 1998, respectively. These ratios are well above the minimum risk-weighted capital requirements.

     All of the subsidiary banks of the Company also exceeded the various regulatory capital requirements at December 31, 1999, 1998, and 1997. Management reviews the various capital measures monthly to ensure that they are within internal guidelines and within external guidelines as established by law, and management believes that the Company's current capital position is adequate to support its banking operations.

     The following is a summary of data and ratios pertaining to the Company's capital position at December 31, 1999, 1998, and 1997:

                                                                      (dollars in thousands)
                                                             ------------------------------------------
                                                                 1999             1998          1997
                                                                 ----             ----          ----
         RISK-BASED CAPITAL:
            Tier I capital                                  $    64,086      $   61,036      $  56,279
            Total capital                                        69,478          65,778         60,664
            Risk-weighted assets                                430,943         377,905        349,079
         RISK-BASED CAPITAL RATIOS:
            Tier I capital to risk-weighted assets              14.87%           16.15%         16.12%
            Minimum requirement                                  4.00             4.00           4.00
            Total capital to risk-weighted assets               16.12            17.41          17.38
            Minimum requirement                                  8.00             8.00           8.00
                                                                =======         =======        =======


         TIER I CAPITAL:
            Tier I capital                                  $    64,086      $   61,036      $  56,279
            Average fourth quarter total
               consolidated assets less
               intangibles                                      653,410         609,771        544,380
         LEVERAGE CAPITAL RATIOS:
            Tier I capital to average total
               consolidated assets less
               intangibles                                       9.81%           10.01%         10.34%
            Minimum requirement                                  3.00             3.00           3.00
                                                             ===========      ===========    ==========

RESULTS OF OPERATIONS
Southside Bancshares Corp. and Subsidiaries


                              RESULTS OF OPERATIONS

EARNINGS SUMMARY
    Net income was $6,203,000, $6,810,000, and $6,302,000 for the years ended
December 31, 1999, 1998, and 1997, respectively, which resulted in basic earnings per common share of $0.74, $0.82, and $0.77 in each of those years. The decrease in net income in 1999 versus 1998 was $607,000 or 9%, and was largely due to an increase in operating expenses associated with the Company's expansion efforts in 1998 and 1999.

    In June 1998, the Company acquired two facilities as part of the PSB acquisition, and in 1999, the Company opened its sixteenth and seventeenth branches. Management believes these new locations will be an important part of the Company's long-term financial success; however, as with most expansion efforts, they have resulted in a drain on earnings in the current year.

    The net income in 1999 results in a return on average assets (ROA) of 0.97%, compared to 1.15% and 1.18% in 1998 and 1997, respectively. The decrease in the Company's ROA was due in part to normal growth at the subsidiary banks and the two leverage strategies implemented in 1999, which caused average assets to increase. This growth, coupled with the decrease in earnings resulting from recent expansion efforts, resulted in the ROA decline in the current year. The Company's ROE in 1999 was 9.54%, compared to 11.12% and 11.44% in 1998 and 1997, respectively. The decrease in ROE was also due to the decrease in earnings discussed above.


NET INTEREST INCOME
    Net interest income on a tax-equivalent basis increased by $896,000, $991,000, and $529,000 in 1999, 1998, and 1997, respectively. Again in the current year, the increase in net interest income was the result of an increase in average-earnings assets, which was partially offset by a decrease in the net interest margin. Competition for lending relationships and an increase in adjustable rate mortgage loans combined to drive the average yield on the loan portfolio down by 33 basis points to 8.37% in 1999 from 8.70% in the prior year. In addition, the $40,000,000 leverage strategies executed in the current year also added to the decline in the net interest margin. The strategy is designed to match maturities of investments and borrowings and earn a spread on the difference between the cost of the borrowings and the interest earned on the assets purchased. The strategies executed in 1999 are designed to provide a spread of 85 to 185 basis points depending on fluctuations in the interest-rate environment during the life of the underlying securities. While these strategies have a positive effect on net interest income, they reduce net interest margin. The Company's deposit and borrowing costs declined from 4.30% in 1998 to 4.08% in the current year. Because of minimal loan growth in the first half of 1999, management was not aggressive in deposit pricing throughout much of 1999. With the significant loan growth in the second half of the year, management anticipates the need to be more aggressive with deposit pricing in 2000. This could put further pressure on the Company's net interest margin in future periods.

    The 1998 increase was the result of an increase in average earning assets, which was partially offset by a narrowing net interest margin. Average earning assets increased $46,811,000 during 1998 as a result of the PSB acquisition. However, interest rate competition in the Company's markets caused the yield on average earning assets to decline by 21 basis points from 7.95% in 1997 to 7.74% in 1998. This decrease in yield was due in part to decreases in the prime lending rate during 1998, as well as the addition of PSB's adjustable rate mortgage loan portfolio, which had a lower yield than the Company's existing portfolio at the time of acquisition.

Southside Bancshares Corp. and Subsidiaries


         CONSOLIDATED AVERAGE BALANCE SHEETS AND AVERAGE INTEREST RATES

                                                                                    (dollars in thousands)
                                                                                    YEAR ENDED DECEMBER 31,
                                                                           ----------------------------------------
                                                                                             1999
                                                                           ----------------------------------------
                                                                                                           AVERAGE
                                                                                           INTEREST         RATES
                                                                           AVERAGE          INCOME/        EARNED/
                                                                           BALANCE          EXPENSE         PAID
                                                                           -------          -------         ----
ASSETS:
     Loans, net of unearned discount(1)(2)(3)                           $   355,874      $   29,783         8.37%
     Investments in debt securities:
        Taxable (4)                                                         179,546          10,823         6.03
        Exempt from Federal income taxes(3)(4)                               32,521           2,492         7.66
     Short-term investments                                                  21,720           1,048         4.83
                                                                           --------         -------
              Total interest-earning assets/
                  interest income/overall yield(3)                          589,661          44,146         7.49
                                                                                             ------         ====
     Allowance for possible loan losses                                      (6,143)
     Cash and due from banks and interest-bearing
        deposits with banks                                                  18,665
     Other assets                                                            34,193
                                                                            -------
              TOTAL ASSETS                                              $   636,376
                                                                            =======
LIABILITIES AND SHAREHOLDERS' EQUITY:
     Interest-bearing demand deposits                                   $   154,909           4,798         3.10%
     Savings deposits                                                        65,113           1,579         2.43
     Time deposits under $100,000                                           187,002           9,353         5.00
     Time deposits $100,000 and over                                         44,817           2,164         4.83
     Short-term borrowings                                                    3,489             145         4.16
     FHLB borrowings                                                         41,406           2,198         5.31
     Debt of Employee Stock Ownership Plan                                      347              26         7.50
                                                                         ----------          ------
              Total interest-bearing liabilities/
                  interest expense/overall rate                             497,083          20,263         4.08
                                                                                             ------         ====
     Noninterest-bearing demand deposits                                     67,759
     Other liabilities                                                        6,504
     Shareholders' equity                                                    65,030
                                                                           --------
              TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $   636,376
                                                                            =======
NET INTEREST INCOME                                                                      $   23,883
                                                                                             ======
NET INTEREST MARGIN ON AVERAGE INTEREST-EARNING ASSETS                                                      4.05%
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

Southside Bancshares Corp. and Subsidiaries


                             (dollars in thousands)
                            Years Ended December 31,
----------------------------------------------------------------------------
                1998                                    1997
-----------------------------------    -------------------------------------
                            Average                                  Average
               Interest      Rates                       Interest     Rates
  Average       Income/     Earned/        Average        Income/    Earned/
  Balance       Expense      Paid          Balance        Expense     Paid
  -------       -------      ----          -------        -------     ----
$  345,902   $   30,085      8.70%     $   311,266     $   27,937     8.98%

   153,345        9,172      5.98          155,938          9,478     6.08
    29,020        2,326      8.01           23,124          1,953     8.45
    24,975        1,261      5.05           16,103            871     5.41
  --------      -------                   --------       --------

   553,242       42,844      7.74          506,431         40,239     7.95
                 ------      ====                          ------     ====
    (6,160)                                 (6,061)

    15,097                                  14,817
    27,945                                  20,622
  --------                                --------
$  590,124                             $   535,809
   =======                                 =======

$  146,149        4,848      3.32%     $   130,046          4,346     3.34%
    61,632        1,535      2.49           58,029          1,459     2.51
   188,065        9,997      5.32          173,382          9,309     5.37
    52,026        2,721      5.23           52,601          2,796     5.32
     3,289          146      4.44            5,095            228     4.47
    10,659          610      5.72             -              -          -
      -             -         -              1,235            105     8.50
------------ -----------                 ---------       --------

   461,820       19,857      4.30          420,388         18,243     4.34
                 ------      ====                          ------     ====
    62,235                                  55,323
     4,813                                   5,022
    61,256                                  55,076
  --------                                --------
$  590,124                             $   535,809
   =======                                 =======
             $   22,987                                $   21,996
                 ======                                    ======
                             4.15%                                    4.34%
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

                                                                      (in thousands)
                                                                 Years Ended December 31,
                                           -------------------------------------------------------------------
                                                 1999 COMPARED TO 1998             1998 Compared to 1997
                                           ---------------------------------  --------------------------------
                                                      INCREASE (DECREASE)                   Increase (Decrease)
                                               NET     DUE TO CHANGE IN                       Due to Change in
                                                      ---------------------      Net        --------------------
                                            INCREASE    AVERAGE     AVERAGE    Increase     Average      Average
                                           (DECREASE)    VOLUME      RATE     (Decrease)    Volume       Rate
                                           ----------    -------  --------    ----------    ------       -------
Changes in interest income on:
     Loans                                  $  (302)   $   855     $(1,157)     $ 2,148    $ 3,040       $  (892)
     Investment securities:
        Taxable                               1,651      1,574          77         (306)      (154)         (152)
        Exempt from Federal income
          taxes                                 166        271        (105)         373        479          (106)
     Short-term investments                    (213)      (160)        (53)         390        451           (61)
                                            -------    -------     -------      -------    -------       -------
          TOTAL INTEREST INCOME               1,302      2,540      (1,238)       2,605      3,816        (1,211)
                                            -------    -------     -------      -------    -------       -------
Changes in interest expense on:
     Interest-bearing demand
        deposits                                (50)       282        (332)         502        528           (26)
     Savings deposits                            44         83         (39)          76         88           (12)
     Time deposits under $100,000              (644)       (56)       (588)         688        776           (88)
     Time deposits $100,000
        and over                               (557)      (359)       (198)         (75)       (29)          (46)
     Short-term borrowings                       (1)         9         (10)         (82)       (80)           (2)
     FHLB borrowings                          1,588      1,635         (47)         610        610            --
     ESOP debt                                   26         26          --         (105)      (105)           --
                                            -------    -------     -------      -------    -------       -------
          TOTAL INTEREST EXPENSE                406      1,620      (1,214)       1,614      1,788          (174)
                                            -------    -------     -------      -------    -------       -------
CHANGE IN NET INTEREST INCOME               $   896    $   920     $   (24)     $   991    $ 2,028       $(1,037)
                                            =======    =======     =======      =======    =======       =======


PROVISION FOR POSSIBLE LOAN LOSSES
    Management records provisions for possible loan losses in amounts sufficient to result in an allowance for possible loan losses that covers current net charge-offs and risks believed to be inherent in the loan portfolio. Amounts charged against current income are based on such factors as past loan loss experience as it relates to current portfolio mix, evaluation of potential losses in the loan portfolio, prevailing economic conditions, and regular reviews of the portfolio conducted by loan officers, loan review staff, and bank regulatory agencies. The provision for possible loan losses was again relatively low in 1999, largely due to the fact that the Company experienced a relatively low level of net charge-offs during 1999. The provision for possible loan losses was $45,000 in 1999, $62,000 in 1998, and $60,000 in 1997. Management
anticipates that loan growth in 2000 will result in an increase in the provision for possible loan losses.

NONINTEREST INCOME
    Noninterest income increased $227,000 in 1999 to $3,558,000. The increase was due to increases in trust fees, service charges, and other income, as well as a decrease in losses on the other real estate owned (OREO), all of which were partially offset by a decrease in gains on sales of loans. The increase in trust fee income was largely due

Southside Bancshares Corp. and Subsidiaries


to another strong year in the stock market, as well as continued growth in the Company's personal trust business, which is the most profitable area within the trust department. The increase in service charges revenue resulted from pricing changes implemented in the current year to bring the Company's service charge in line with its competitors. The decrease in losses on the sales of OREO was due to the fact that there were no net gains or losses on the sales of properties in 1999. The decrease in gains on sales of loans was due, in large part, to the increasing interest rate environment during 1999. By the second half of the year, virtually all of the loans being generated were adjustable rate mortgages. These loans, which the Company keeps for its own portfolio, do not generate secondary market fee income. The increase in other income was due to earnings on bank owned life insurance purchased to offset the cost of deferred board fee and salary continuation programs which were established for directors and officers of the Company and the subsidiary banks.

    Noninterest income increased $499,000 in 1998 due to increases in gains on the sales of loans and trust department revenue. The increase in gains on the sales of loans was the result of the PSB acquisition. One of the key components of this transaction was PSB's strong secondary market loan origination operation. As a commercial banking organization, the Company had not focused on the secondary market previously. The acquisition of PSB allowed the Company to enter this line of business with an experienced staff, extensive referral sources, operating policies and procedures, and a network of investors to purchase the loans originated. Management had considered entering this market for some time, but believed a start-up operation in this line of business would not be profitable for an extended period of time. The Company has consistently lagged behind its peers in other income, and management viewed this acquisition as an opportunity to make significant improvements in this area. The increase in trust department revenue was due to trust department growth during the year. Although total assets under management declined by approximately $30,000,000 during 1998, the decline was the result of the loss of an $80,000,000 bond syndication, which was partially offset by $50,000,000 in new personal and employee benefit trust accounts. The bond syndication account was a relatively low trust fee account, whereas the new accounts added are generally under the department's normal fee structure. The increase in net losses in OREO transactions was part of the normal course of business. Depending on the timing of foreclosures, buyer interest levels, and other factors, sales of properties result in small gains or losses.

NONINTEREST EXPENSE
    Noninterest expense increased $1,735,000 during 1999. The increase in noninterest expense can largely be attributed to the Company's recent expansion efforts. Salaries and benefits increased $687,000 from 1998 to 1999. Approximately one half of the increase was due to normal wage increases, the remainder was due to a full year of personnel costs for the two PSB branches versus only a half year in 1998, and the personnel costs associated with the two branches opened in 1999. The $485,000 increase in occupancy expense was also the result of these new branches. The increase in data processing expense of $177,000 included the additional costs of operating the new facilities, as well as costs for finalizing the Company's Y2K preparedness. The increase in other expenses was also due to costs associated with the additional facilities including supplies, telephone, and other bank services.

    Noninterest expense increased $923,000 during 1998. This increase was primarily the result of the acquisition of PSB. The increase in salaries and employee benefits resulted from the addition of PSB's employees, the commissions paid to the mortgage loan originators, and normal pay increases for the Company's existing employees. These increases in compensation expense were partially offset by a $375,000 curtailment gain resulting from the termination of the Company's pension plan. Also contributing to the 1998 increase was an increase in data processing expense. This was partially the result of conversion expenses associated with converting PSB's accounts into the Company's data processing system, as well as expenses associated with Year 2000 testing and preparedness. Other noninterest expense increased during the year as the Company increased its commitment to advertising during the year. With the mergers and consolidations occurring in the Company's markets, management believed it was the appropriate time to focus on image enhancement and customer awareness. These increases were partially offset by a

Southside Bancshares Corp. and Subsidiaries



decrease in net occupancy expense, which resulted from several large furniture and equipment items becoming fully depreciated, and an increase in rental income. With the completion of its lead bank's new three-story banking facility, a new two-story facility which was opened by the State Bank of Jefferson County in 1999, and various updates scheduled for its existing locations, management expects to experience an increase in net occupancy expense in 1999.

INCOME TAXES
    Income tax expense was $2,706,000 in 1999 compared to $3,055,000 and $2,696,000 in 1998 and 1997, respectively. The changes in income tax expense have been relatively consistent with the changes in pretax income, although the Company's effective tax rate decreased to 30.3% in 1999 from 31.1% in 1998 and 30.0% in 1997. The decrease in the effective tax rate in 1999 was due to an increase in low income housing tax credits, an increase in tax-exempt municipal securities and the purchase of bank-owned life insurance.

THE YEAR 2000 ISSUE
    The Company has not experienced any significant disruptions to its financial or operating activities caused by failure of our computerized systems resulting from Year 2000 issues. Management does not expect Year 2000 issues to have a material adverse effect on the Company's operations or financial results in 2000.

    The Company has no information that indicates a significant vendor or service provider may be unable to sell goods or provide services to the Company or that any significant customer may be unable to purchase from the Company because of Year 2000 issues. Further, the Company has not received any notifications from borrowers or regulatory agencies to which it is subject, nor is it aware of any such information which indicates that a borrower has experienced significant issues which may impact their ability to service their loan or which may impact their borrowing agreement terms or covenants, or significant regulatory action is being or may be taken against the Company, as a result of Year 2000 issues.

ACCOUNTING PRONOUNCEMENTS
    Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities, which was issued in June 1998, establishes accounting and reporting standards for derivative instruments and hedging activities. Under SFAS 133, derivatives are recognized on the balance sheet at fair value as an asset or liability. Changes in the fair value of derivatives are reported as a component of other comprehensive income or recognized as earnings through the income statement depending on the nature of the instrument. In June 1999, the FASB issued SFAS 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133, which defers the effective date of SFAS 133 from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000. Initial application should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated and documented pursuant to the provisions of SFAS 133, as amended. Earlier application of all of the provisions is encouraged but is permitted only as of the beginning of any fiscal quarter that begins after the issuance date of SFAS 133, as amended. Additionally, SFAS 133, as amended, should not be applied retroactively to financial statements of prior periods. The Company is currently evaluating the requirements of SFAS 133, as amended, to determine its potential impact on the consolidated financial statements.

EFFECTS OF INFLATION
    Persistent high rates of inflation can have a significant effect on the reported financial condition and results of operations of all industries. However, the asset and liability structure of a bank is substantially different from that of an industrial company, in that virtually all assets and liabilities of a bank are monetary in nature. Accordingly,

Southside Bancshares Corp. and Subsidiaries


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

    Interest rates in particular are significantly affected by inflation, but neither the timing nor the magnitude of the changes coincide with changes in standard measurements of inflation such as the Consumer Price Index. Additionally, changes in interest rates on some types of consumer deposits may be delayed. These factors in turn affect the composition of sources of funds by reducing the growth of deposits that are less interest rate-sensitive and increasing the need for funds that are more interest rate-sensitive.

FINANCIAL INSTRUMENT MARKET VALUE
    As disclosed in note 15 to the Company's consolidated financial statements, the fair value of financial instrument assets was less than the amounts included in the balance sheet by $3,517,000 as of December 31, 1999 and exceeded the balance sheet amounts of those instruments by $11,408,000 as of December 31, 1998, while the fair value of financial instrument liabilities exceeded the balance sheet amounts of those instruments by $79,000 as of December 31, 1999 and was less than the amounts included in the balance sheet by $1,609,000 as of December 31, 1998.

    Such comparative information reflects the effect of the current rate environment, as well as the Company's asset/liability and credit risk management programs. The fair value estimates are based on existing financial instruments at December 31, 1999 and do not reflect amounts which would be ultimately realized in the normal course of business.


                    COMMON STOCK - MARKET PRICE AND DIVIDENDS

    The Company's common stock is traded on The NASDAQ Stock Market under the symbol SBCO.

    The table below sets forth the high and low bid prices for the Company's common stock for the periods presented.

                                           1999                                            1998
                           -------------------------------------         ---------------------------------------
 QUARTER                   1ST         2ND         3RD       4TH         1st         2nd         3rd         4th
                           ---         ---         ---       ---         ---         ---         ---         ---
Low bid               $   10.75   $  10.00   $    9.00  $    8.31    $  11.42   $   12.08    $  11.17    $  11.75
High bid                  13.00      11.63       11.31       9.75       12.58       14.92       13.00       15.00
Dividends paid
     per common
     share                 .08        .08         .08        .08         .067        .07        .073        .08
                           ===        ===         ===        ===         ====        ===        ====        ===

    The market price of the Company's common stock on February 18, 2000 was $8.625 bid, $8.75 asked. The approximate number of shareholders of the common stock of the Company as of February 18, 2000 was 1,000.

    In 1998, the Company effected a three-for-one stock split. The effects of this split have been applied to the share and per share data on a retroactive basis to all of the financial data contained throughout this report.

Southside Bancshares Corp. and Subsidiaries


FINANCIAL REPORT
    A copy of the Company's 1999 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, including all exhibits and financial statements thereto, is available without charge to shareholders on written request to Joseph W. Pope, Senior Vice President and Chief Financial Officer, Southside Bancshares Corp., 3606 Gravois Avenue, St. Louis, Missouri 63116.

ANNUAL MEETING OF SHAREHOLDERS
    The Annual Meeting of Shareholders of Southside Bancshares Corp. will be held at 2:00 p.m. on April 27, 2000 at South Side National Bank's Telegraph facility, which is located at 4111 Telegraph Road, St. Louis, Missouri.
     The Company's bylaws require that notice of shareholder nominations for directors at the Company's Annual Meeting of Shareholders must be received by the Secretary of the Company not less than 75 days prior to the date of the Annual Meeting.

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


                               February 18, 2000


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




Thomas M. Teschner                                   Joseph W. Pope
President and Chief Executive Officer                Senior Vice President and
                                                     Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT

The Board of  Directors and Shareholders
Southside Bancshares Corp.:

    We have audited the accompanying consolidated balance sheets of Southside Bancshares Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southside Bancshares Corp. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.



                                                                 KPMG LLP

St. Louis, Missouri
February 18, 2000

                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
                    (dollars in thousands, except share data)




                               ASSETS                                      1999         1998
                                                                           ----         ----

Cash and due from banks............................................  $    19,311     $   17,924
Interest-bearing deposits in banks.................................          159            -
                                                                         -------       --------
              Cash and cash equivalents............................       19,470         17,924
                                                                         -------       --------
Federal funds sold.................................................        2,600         29,900
Investments in debt securities:
     Available for sale, at fair value.............................      158,630         97,895
     Held to maturity, at amortized cost (fair value
        of $61,316 in 1999 and $85,841 in 1998)....................       61,595         84,036
                                                                         -------       --------
              Total investments in debt securities.................      220,225        181,931
                                                                         -------        -------
Loans, net of unearned discount....................................      392,437        356,988
     Less allowance for possible loan losses.......................        5,830          6,192
                                                                         -------      ---------
              Loans, net...........................................      386,607        350,796
                                                                         -------        -------
Premises and equipment.............................................       17,563         16,152
Other assets.......................................................       31,687         13,590
                                                                         -------      ---------
              TOTAL ASSETS.........................................  $   678,152     $  610,293
                                                                         =======        =======

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
     Noninterest-bearing...........................................  $    74,577     $   70,436
     Interest-bearing..............................................      441,233        452,853
                                                                         -------        -------
              Total deposits.......................................      515,810        523,289
Federal funds purchased............................................        1,000           -
Securities sold under agreements to repurchase.....................        7,603          2,949
FHLB borrowings....................................................       83,921         14,287
Debt of Employee Stock Ownership Plan..............................        1,186           -
Other liabilities..................................................        4,224          4,804
                                                                         -------        -------
              Total liabilities....................................      613,744        545,329
                                                                         -------        -------
Commitments and contingent liabilities
Shareholders' equity:
     Cumulative preferred stock, no par value, 1,000,000 shares
        authorized and unissued....................................         -              -
     Common stock, $1 par value, 15,000,000 shares authorized,
        8,985,378 shares issued in 1999 and 1998...................        8,985          8,985
     Surplus.......................................................        5,431          5,248
     Retained earnings.............................................       58,765         55,249
     Unearned Employee Stock Ownership Plan shares.................         (988)        (1,186)
     Treasury stock, at cost, 391,750 and 324,020 shares in
        1999 and 1998, respectively................................       (4,335)        (3,590)
     Accumulated other comprehensive income (loss).................       (3,450)           258
                                                                         -------        -------
              Total shareholders' equity...........................       64,408         64,964
                                                                         -------        -------
              TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........  $   678,152    $   610,293
                                                                         =======        =======


See accompanying notes to consolidated financial statements.

                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                    (dollars in thousands, except share data)


                                                                               1999          1998           1997
                                                                               ----          ----           ----
Interest income:
     Interest and fees on loans.........................................   $   29,652   $    30,259     $    27,682
     Interest on investments in debt securities available for sale:
        Taxable.........................................................        8,085         4,614           4,336
        Exempt from Federal income taxes................................          368           162              24
     Interest on investments in debt securities held to maturity:
        Taxable.........................................................        2,738         4,558           5,142
        Exempt from Federal income taxes................................        1,277         1,373           1,265
     Interest on short-term investments.................................        1,048         1,261             871
                                                                           ----------   -----------     -----------
               TOTAL INTEREST INCOME....................................       43,168        42,227          39,320
                                                                           ----------   -----------     -----------
Interest expense:
     Interest on deposits...............................................       17,894        19,101          17,910
     Interest on short-term borrowings..................................          145           146             228
     Interest on FHLB borrowings........................................        2,198           610            -
     Interest on debt of Employee Stock Ownership Plan..................           26          -                105
                                                                           ----------   -----------     -----------

               TOTAL INTEREST EXPENSE...................................       20,263        19,857          18,243
                                                                           ----------   -----------     -----------
               NET INTEREST INCOME......................................       22,905        22,370          21,077
Provision for possible loan losses......................................           45            62              60
                                                                           ----------   -----------     -----------
               NET INTEREST INCOME AFTER PROVISION
                   FOR POSSIBLE LOAN LOSSES.............................       22,860        22,308          21,017
                                                                           ----------   -----------     -----------
Noninterest income:
     Trust fees.........................................................        1,225         1,142           1,046
     Service charges on deposit accounts................................        1,450         1,330           1,330
     Gains on the sales of loans........................................          275           430              35
     Net losses on sales of other real estate owned and other
        foreclosed property.............................................         -             (104)            (64)
     Other..............................................................          608           533             485
                                                                           ----------   -----------     -----------
               TOTAL NONINTEREST INCOME.................................        3,558         3,331           2,832
                                                                           ----------   -----------     -----------
Noninterest expense:
     Salaries and employee benefits.....................................        8,934         8,247           7,561
     Net occupancy and equipment expense................................        2,736         2,251           2,384
     Data processing....................................................          750           573             465
     Advertising........................................................          440           420             364
     Attorney fees......................................................          226           327             407
     Other..............................................................        4,423         3,956           3,670
                                                                           ----------   -----------     -----------
               TOTAL NONINTEREST EXPENSE................................       17,509        15,774          14,851
                                                                           ----------   -----------     -----------
               INCOME BEFORE INCOME
                   TAX EXPENSE..........................................        8,909         9,865           8,998
Income tax expense .....................................................        2,706         3,055           2,696
                                                                           ----------   -----------     -----------
               NET INCOME...............................................   $    6,203   $     6,810     $     6,302
                                                                           ==========   ===========     ===========
SHARE DATA:
     Earnings per common  share - basic.................................   $     0.74   $      0.82     $      0.77
                                                                           ==========   ===========     ===========
     Earnings per common share - diluted................................   $     0.72   $      0.80     $      0.75
                                                                           ==========   ===========     ===========
     Dividends paid per common share....................................   $     0.32   $      0.29     $      0.23
                                                                           ==========   ===========     ===========
     Average common shares outstanding..................................    8,414,752     8,297,250       8,207,577
                                                                           ==========   ===========     ===========
     Average common shares outstanding, including
        potentially dilutive shares.....................................    8,598,161     8,554,635       8,394,315
                                                                           ==========   ===========     ===========


See accompanying notes to consolidated financial statements.

                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                   (dollars in thousands, except share data)





                                                                                                        ACCUMULATED
                                                                                  UNEARNED              OTHER COM-
                                                 COMMON               RETAINED      ESOP     TREASURY   PREHENSIVE
                                                  STOCK     SURPLUS   EARNINGS     SHARES      STOCK   INCOME (LOSS) TOTAL
                                                  -----     -------   --------    --------   --------  ------------- -----

BALANCE AT DECEMBER 31, 1996............        $  8,577   $    101   $  46,448   $ (1,581)  $  (450)   $  (254)  $  52,841
Comprehensive income:
     Net income.........................             -         -          6,302        -         -          -         6,302
     Change in net unrealized gain
       (loss) on available for sale
       securities, net of tax effect....             -         -           -           -         -          388         388
                                                --------   --------   ---------   --------   -------    -------   ---------
           Total comprehensive income...             -         -          6,302        -         -          388       6,690
                                                --------   --------   ---------   --------   -------    -------   ---------
Cash dividends paid ($.23 per share)....             -         -         (1,909)       -         -          -        (1,909)
Allocation of 37,062 shares to
     ESOP participants..................             -          204        -           197       -          -           401
Purchase of 117,000 common shares
     for treasury.......................             -         -           -           -      (1,370)       -        (1,370)
                                                --------   --------   ---------   --------   -------    -------   ---------
BALANCE AT DECEMBER 31, 1997............           8,577        305      50,841     (1,384)   (1,820)       134      56,653
Comprehensive income:
     Net income.........................             -         -          6,810        -         -          -         6,810
     Change in net unrealized gain
       (loss) on available for sale
       securities, net of tax effect....             -         -            -          -         -          124         124
                                                --------   --------   ---------   --------   -------    -------   ---------
            Total comprehensive income               -         -          6,810        -         -          124       6,934
Cash dividends paid ($.29 per share)....             -         -         (2,402)       -        -           -        (2,402)
Allocation of 37,062 shares to
     ESOP participants..................             -          263         -          198      -           -           461
Stock options exercised.................             -          (90)        -          -          90        -         -
Issuance of 408,348 common shares
     in acquisition.....................             408      4,770         -          -        -           -         5,178
Purchase of 140,000 common shares
     for treasury.......................             -         -            -          -      (1,860)       -        (1,860)
                                                --------   --------   ---------   --------   -------    -------   ---------
BALANCE AT DECEMBER 31, 1998............           8,985      5,248      55,249     (1,186)   (3,590)       258      64,964
Comprehensive income:
     Net income.........................             -         -          6,203        -         -          -         6,203
     Change in net unrealized gain
       (loss) on available for sale
       securities, net of tax effect....             -         -            -          -         -       (3,708)     (3,708)
                                                --------   --------   ---------   --------   -------    -------   ---------
            Total comprehensive income..             -         -          6,203        -         -       (3,708)      2,495
Cash dividends paid ($.32 per share)....             -         -         (2,687)       -         -          -        (2,687)
Allocation of 37,062 shares to
     ESOP participants..................             -          183        -           198       -          -           381
Purchase of 67,730 common shares
     for treasury.......................             -         -           -           -        (745)       -          (745)
                                                --------   --------   ---------   --------   -------    -------   ---------
BALANCE AT DECEMBER 31, 1999............        $  8,985   $  5,431   $  58,765   $   (988) $ (4,335)   $(3,450)  $  64,408
                                                ========   ========   =========   ========   =======    =======   =========


See accompanying notes to consolidated financial statements.

                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                                 (in thousands)


                                                                                      1999         1998            1997
                                                                                      ----         ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income................................................................... $  6,203       $  6,810       $  6,302
     Adjustments to reconcile net income to net cash provided by operating activities:
           Depreciation and amortization..........................................    2,399          1,686          1,626
           Provision for possible loan losses.....................................       45             62             60
           Provision for deferred income taxes....................................      (63)            (7)          (286)
           Net losses on sales of other real estate owned and
                 other foreclosed property........................................       --            104             64
           Increase (decrease) in income taxes payable............................      133           (370)          (245)
           (Increase) decrease in accrued interest receivable.....................     (317)          (234)            34
           (Decrease) increase in accrued interest payable........................     (382)           280             32
           Employee Stock Ownership Plan compensation expense.....................      381            461            401
           Origination of loans for sale..........................................  (15,992)       (31,798)        (2,933)
           Proceeds from sales of loans...........................................   16,267         32,228          2,968
           Other operating activities, net........................................     (735)        (1,059)           403
                                                                                   --------       --------       --------
                NET CASH PROVIDED BY OPERATING ACTIVITIES.........................    7,939          8,163          8,426
                                                                                   --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Net decrease (increase) in Federal funds sold................................   27,300        (12,700)        (3,700)
     Proceeds from maturities of and principal payments on debt securities:
        Available for sale........................................................   26,154         31,703         14,092
        Held to maturity..........................................................   23,603         35,288         33,461
     Purchases of debt securities:
        Available for sale........................................................  (93,008)       (45,927)       (19,391)
        Held to maturity..........................................................   (1,410)       (19,811)       (13,720)
     Net (increase) decrease in loans.............................................  (36,532)        14,627        (32,631)
     Recoveries of loans previously charged off...................................      263            289            825
     Purchases of premises and equipment..........................................   (2,617)        (4,423)        (1,213)
     Proceeds from sales of other real estate owned...............................      173            241            258
     Purchase of bank-owned life insurance........................................  (15,882)            --             --
     Cash and cash equivalents acquired, net of cash paid.........................       --          8,238             --
                                                                                   --------       --------       --------
                NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES...............  (71,956)         7,525        (22,019)
                                                                                   --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in demand and savings deposits..................................   17,527          5,423         13,477
     Net (decrease) increase in time deposits.....................................  (25,006)       (20,760)         2,610
     Net increase in Federal funds purchased......................................    1,000             --             --
     Net increase (decrease) in securities sold under agreements to repurchase....    4,654         (2,384)         3,710
     Net increase (decrease) in FHLB borrowings...................................   69,634          5,917         (1,779)
     Proceeds from debt of Employee Stock Ownership Plan..........................    1,186             --             --
     Purchase of treasury stock...................................................     (745)        (1,860)        (1,370)
     Cash dividends paid..........................................................   (2,687)        (2,402)        (1,909)
                                                                                   --------       --------       --------
                NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES...............   65,563        (16,066)        14,739
                                                                                   --------       --------       --------
                NET INCREASE (DECREASE) IN CASH AND CASH
                       EQUIVALENTS................................................    1,546           (378)         1,146
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR......................................   17,924         18,302         17,156
                                                                                   --------       --------       --------
CASH AND CASH EQUIVALENTS, END OF YEAR............................................ $ 19,470       $ 17,924       $ 18,302
                                                                                   ========       ========       ========
Supplemental disclosures of cash flow information:
     Cash paid during the year for:
        Interest on deposits and borrowings....................................... $ 20,645       $ 20,137       $ 18,275
        Income taxes..............................................................    2,822          3,165          2,969
                                                                                   ========       ========       ========
     Noncash transactions:
        Transfers to other real estate owned in settlement of loans............... $    138       $    174       $    492
        Issuance of common shares in acquisition..................................       --          5,178             --
        Issuance of stock under stock option plan.................................       --             90             --
                                                                                   ========       ========       ========


See accompanying notes to consolidated financial statements.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998, AND 1997


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

INVESTMENTS IN DEBT SECURITIES
     At the time of purchase, debt securities are classified into one of two categories: available for sale or held to maturity. Held to maturity securities are those securities for which the Company has the ability and positive intent to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

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

     Loan origination fees and certain direct origination costs, to the extent deemed significant, are deferred and amortized over the life of the underlying loan.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

ALLOWANCE FOR POSSIBLE LOAN LOSSES
     The allowance for possible loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance for possible loan losses is maintained at a level considered adequate to provide for probable loan losses based on management's evaluation of current economic conditions, changes in the character and size of the loan portfolio, portfolio risk characteristics, prior loss experience, and results of periodic credit reviews of the loan portfolio.

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


PREMISES AND EQUIPMENT
     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation are computed using the straight-line method over periods of 10 to 40 years for buildings and 3 to 15 years for furniture and equipment. Rents collected under lease agreements for space in subsidiary bank buildings are credited to occupancy expense in the noninterest expenses category.

INTANGIBLE ASSETS
     Intangible assets, consisting primarily of goodwill and a core deposit base premium, are included in other assets in the consolidated balance sheets. Goodwill, the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over 15 years. The core deposit base premium is being amortized over 10 years, the estimated life of the deposit base acquired. Gross intangible assets totaled $7,178,000 and $6,672,000 at December 31, 1999 and 1998, respectively, with accumulated amortization of $3,406,000 and $2,998,000, respectively.

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

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

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

CASH EQUIVALENTS
     For purposes of the consolidated statements of cash flows, the Company considers cash and due from banks and interest-bearing deposits in banks to be cash and cash equivalents.

IMPAIRMENT OF LONG-LIVED ASSETS AND
LONG-LIVED ASSETS TO BE DISPOSED OF
     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

RECLASSIFICATIONS
     Certain prior year information has been reclassified to conform with the current year presentation.

NOTE 2 -- ACQUISITION
     On June 29, 1998, the Company acquired Public Service Bank, FSB (PSB) and merged PSB into the Company's subsidiary bank, South Side National Bank in St. Louis. As of June 29, 1998, PSB had total assets of $73,731,000, total loans of $46,318,000, and total deposits of $55,264,000. PSB had three offices in the St. Louis metropolitan area. The Company paid approximately $3,456,000 in cash and issued 408,348 shares of common stock to acquire PSB in a transaction accounted for under the purchase method of accounting. The excess of the purchase price over the fair market value of the assets acquired of approximately $3,900,000 is included in other assets in the Company's consolidated balance sheets.

NOTE 3 -- INVESTMENTS IN DEBT
SECURITIES
     The amortized cost and fair values of debt securities classified as available for sale at December 31, 1999 and 1998 are as follows:


                                    (in thousands)
                                          1999
                          ----------------------------------------
                          AMOR-          GROSS
                          TIZED        UNREALIZED             FAIR
                          COST         ----------             VALUE
                          ----       GAINS   LOSSES           -----
                                     -----   ------
U.S. Treasury
   securities and
   obligations of
   U.S. Govern-
   ment agencies
   and corpora-
   tions              $  58,168   $       1   $  (1,199)  $  56,970
Obligations of
   states and
   political
   subdivisions           8,970          --        (518)      8,452
Mortgage-backed
   securities            91,801           5      (3,512)     88,294
Other securities          4,915          --          (1)      4,914
                      ---------   ---------   ---------   ---------
                      $ 163,854   $       6   $  (5,230)  $ 158,630
                      =========   =========   =========   =========


                                    (in thousands)
                                          1998
                          -----------------------------------------
                          AMOR-           GROSS
                          TIZED         UNREALIZED            FAIR
                          COST          ----------            VALUE
                          ----       GAINS      LOSSES        -----
                                     -----      ------
U.S. Treasury
   securities and
   obligations of
   U.S. Govern-
   ment agencies
   and corpora-
   tions                $ 35,368   $    467     $     --     $ 35,835
Obligations of
   states and
   political
   subdivisions            6,487         62           (6)       6,543
Mortgage-backed
   securities             53,328        269         (403)      53,194
Other securities           2,321          2           --        2,323
                        --------   --------     --------     --------
                        $ 97,504   $    800     $   (409)    $ 97,895
                        ========   ========     ========     ========

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


     The amortized cost and fair value of debt securities classified as available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.


                                                      (in thousands)
                                                   AMOR-
                                                   TIZED         FAIR
                                                   COST          VALUE
                                                   ----          -----
Due in one year or less                         $  9,857      $  9,849
Due after one year through
   five years                                     37,046        36,343
Due after five years through
   ten years                                      12,419        11,945
Due after ten years                                7,916         7,384
Mortgage-backed securities                        91,801        88,294
Federal Home Loan Bank stock -
   no stated maturity                              4,364         4,364
Federal National Mortgage Association
   stock - no stated maturity                          5             5
Federal Reserve Bank stock -
   no stated maturity                                446           446
                                                --------      --------
                                                $163,854      $158,630
                                                ========      ========

     The amortized cost and fair values of debt securities classified as held to maturity at December 31, 1999 and 1998 are as follows:


                                              (in thousands)
                                                 1999
                             -----------------------------------------------
                               AMOR-             GROSS
                                TIZED          UNREALIZED            FAIR
                                COST           ----------           VALUE
                                ----         GAINS      LOSSES       -----
                                             -----      ------
U.S. Treasury
   securities and
   obligations of
   U.S. Govern-
   ment agencies
   and corpora-
   tions                      $ 36,784    $     27     $   (235)    $ 36,576
Obligations of
   states and
   political
   subdivisions                 23,165         226         (297)      23,094
Mortgage-backed
   securities                    1,646          10          (10)       1,646
                              --------    --------     --------     --------
                              $ 61,595    $    263     $   (542)    $ 61,316
                              ========    ========     ========     ========


                                             (in thousands)
                                                   1998
                               ----------------------------------------------
                                  Amor-            Gross
                                  tized          Unrealized            Fair
                                  Cost           ----------            Value
                                  ----       Gains       Losses        -----
                                             -----       ------
U.S. Treasury
   securities and
   obligations of
   U.S. Govern-
   ment agencies
   and corpora-
   tions                       $ 55,769     $    884    $    (39)    $ 56,614
Obligations of
   states and
   political
   subdivisions                  25,647          925          (4)      26,568
Mortgage-backed
   securities                     2,620           39          --        2,659
                               --------     --------    --------     --------
                               $ 84,036     $  1,848    $    (43)    $ 85,841
                               ========     ========    ========     ========


     The amortized cost and fair value of debt securities classified as held to maturity at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.


                                      (in thousands)
                                     AMOR-
                                     TIZED      FAIR
                                     COST       VALUE
                                     ----       -----
Due in one year or less           $  21,017   $  21,038
Due after one year through
    five years                       20,606      20,584
Due after five years through
    ten years                        14,961      14,872
Due after ten years                   3,365       3,176
Mortgage-backed securities            1,646       1,646
                                  ---------   ---------
                                  $  61,595   $  61,316
                                  =========   =========

     There were no sales of debt securities during 1999, 1998, and 1997.

     The carrying value of securities pledged to secure deposits and collateralize borrowings amounted to $112,852,000 and $57,015,000 at December 31, 1999 and 1998, respectively.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE  4 -- LOANS
     Loans, by category, at December 31, 1999 and 1998 are as follows:


                                          (in thousands)
                                         1999        1998
                                         ----        ----
Commercial, financial,
    and agricultural                   $ 73,943   $ 68,166
Real estate - commercial                136,697    115,214
Real estate - construction               19,078     21,993
Real estate - residential               131,074    119,917
Consumer                                 23,130     22,219
Industrial revenue bonds                  3,879      4,717
Other                                     4,636      4,762
                                       --------   --------
          Total loans                   392,437    356,988
Less allowance for possible
     loan losses                          5,830      6,192
                                       --------   --------
          Loans, net                   $386,607   $350,796
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

     The Company's investment in industrial revenue bonds are classified as held to maturity. The estimated fair value of these instruments was $4,034,000 and $4,906,000 at December 31, 1999 and 1998, respectively.

     Transactions in the allowance for possible loan losses for the years ended December 31, 1999, 1998, and 1997 were as follows:


                                                  (in thousands)
                                            1999       1998        1997
                                            ----       ----        ----
Balance at beginning of
    year                                  $ 6,192    $ 6,120     $ 5,602
Provision charged
    to expense                                 45         62          60
Allowance of PSB at acquisition                --        257          --
Loans charged off                            (670)      (536)       (367)
Recoveries                                    263        289         825
                                          -------    -------     -------
Balance at end of year                    $ 5,830    $ 6,192     $ 6,120
                                          =======    =======     =======


     A summary of impaired loans, including nonaccrual loans, at December 31, 1999 and 1998 follows:


                                              (in thousands)
                                               1999     1998
                                               ----     ----
Nonaccrual loans                              $6,695   $3,189
Impaired loans continuing
    to accrue interest                           221    3,831
                                              ------   ------
           Total impaired loans               $6,916   $7,020
                                              ======   ======

Allowance for possible losses
    on impaired loans                         $2,753   $1,589
                                              ======   ======
Impaired loans with no related
    allowance for possible
    loan losses                               $  669   $4,243
                                              ======   ======

     The average balance of impaired loans during the year was $5,839,000 $5,944,000, and $2,997,000 at December 31, 1999, 1998, and 1997, respectively.

     If interest on nonaccrual loans, including amounts computed on principal balances charged off on such loans, had been accrued, such income would have been $623,000, $252,000, and $232,000 for the years ended December 31, 1999,
1998, and 1997, respectively. The amount recognized as interest income on nonaccrual loans was $62,000, $194,000, and $113,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

     The amount recognized as interest income on other impaired loans continuing to accrue interest was $20,000, $343,000, and $102,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

     There were no restructured loans at December 31, 1999 and 1998.

     Aggregate loan transactions involving executive officers and directors of the Company and its subsidiaries for the year ended December 31, 1999 are summarized below (in thousands). This summary excludes all loans to executive officers and directors whose indebtedness to the Company and its subsidiaries did not exceed $60,000 at any time during 1999.


Aggregate balance, December 31, 1998          $ 10,006
New loans and advances                          31,166
Advances to new executive officers
     and directors                              16,008
Repayments                                     (21,802)
                                              --------
Aggregate balance, December 31, 1999          $ 35,378
                                              ========

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


     All such loans to executive officers and directors were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility. There were no loans involving executive officers and directors which were on nonaccrual status or past due 90 days and still accruing interest as of December 31, 1999.

NOTE  5 -- PREMISES AND EQUIPMENT
     Premises and equipment at December 31, 1999 and 1998 are as follows:


                                         (in thousands)
                                        1999       1998
                                        ----       ----
Land                                  $ 3,867    $ 3,879
Buildings                              16,158     15,804
Furniture and equipment                 6,911      6,493
                                      -------    -------
                                       26,936     26,176
Less accumulated depreciation           9,373     10,024
                                      -------    -------
                                      $17,563    $16,152
                                      =======    =======

     Depreciation of premises and equipment charged to net occupancy and equipment expense amounted to $1,228,000, $1,015,000, and $1,108,000 for 1999,
1998, and 1997, respectively.

     Rents collected and credited to net occupancy and equipment expense amounted to $261,000, $221,000, and $116,000 for 1999, 1998, and 1999,
respectively.

NOTE  6 -- DEPOSITS
     Deposits, by category, at December 31, 1999 and 1998 are as follows:


                                         (in thousands)
                                        1999       1998
                                        ----       ----
     Noninterest-bearing
       demand deposits                $ 74,577   $ 70,436
     Interest-bearing
       demand deposits                 158,826    142,411
     Savings deposits                   62,322     65,351
     Time deposits:
       Under $100,000                  178,857    196,930
       $100,000 and over                41,228     48,161
                                      --------   --------
                                      $515,810   $523,289
                                      ========   ========


     A summary of time deposits as of December 31, 1999 by time remaining until maturity is as follows:


                                            (in thousands)
Due in one year or less                        $155,779
Due after one year through two years             40,179
Due after two years through three years           9,491
Due after three years through four years         10,613
Due after four years through five years           3,482
Thereafter                                          541
                                               --------
                                               $220,085
                                               ========

     Interest paid on deposits consists of the following for the years ended December 31, 1999, 1998, and 1997:


                                        (in thousands)
                                 1999        1998        1997
                                 ----        ----        ----
Interest-bearing
    demand deposits            $ 4,798     $ 4,848     $ 4,346
Savings deposits                 1,579       1,535       1,459
Time deposits:
    Under $100,000               9,353       9,997       9,309
    $100,000 and over            2,164       2,721       2,796
                               -------     -------     -------
                               $17,894     $19,101     $17,910
                               =======     =======     =======

NOTE 7 -- SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     A summary of securities sold under agreements to repurchase at December 31, 1999 and 1998 is as follows:


                                        (in thousands)
                                       1999      1998
                                       ----      ----
Securities sold under agree-
    ments to repurchase              $ 7,603    $2,949
                                     =======    ======

     The average balance of securities sold under agreements to repurchase for 1999, 1998, and 1997 was $3,041,000, $3,289,000, and $5,053,000, respectively.
The maximum month-end balance of such borrowings for 1999, 1998, and 1997 was $7,603,000, $6,802,000, and $9,693,000, respectively. The average interest rate paid on securities sold under agreements to repurchase for 1999, 1998, and 1997 was 4.14%, 4.44%, and 4.47%, respectively.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 8 -- FEDERAL HOME LOAN BANK BORROWINGS
     Federal Home Loan Bank (FHLB) borrowings at December 31, 1999 and 1998 are as follows:


                                          (in thousands)
                                          1999      1998
                                          ----      ----
Due January 3, 2000, 5.97%              $18,800   $    --
Due October 24, 2000, 5.90%              11,000        --
Due December 15, 2000, 5.80%              1,000     1,000
Due February 26, 2003, 5.65%                251       330
Due July 30, 2003, 5.98%                  1,000     1,000
Due May 8, 2008, 5.63%                   10,000    10,000
Due March 30, 2009, 4.54%                10,000        --
Due March 30, 2009, 4.95%                10,000        --
Due March 30, 2009, 5.24%                10,000        --
Due October 27, 2009, 5.64%              10,000        --
Due May 6, 2013, 6.17%                      466       488
Due May 15, 2013, 6.17%                     466       488
Due June 12, 2013, 5.98%                    468       490
Due July 5, 2013, 6.04%                     470       491
                                        -------   -------
                                        $83,921   $14,287
                                        =======   =======

     The FHLB borrowings at December 31, 1999 are collateralized by 1-4 family residential real estate loans with a carrying value of $76,093,000, investment securities that have been pledged with a fair value of $49,074,000 as of December 31, 1999, and all stock held in the FHLB of Des Moines.

     The FHLB borrowings at December 31, 1998 are collarteralized by 1-4 family residential real estate loans with a carrying value of $73,436,000 as of December 31, 1998 and all stock held in the FHLB of Des Moines.

     The Company's banking subsidiaries, which have an investment in the capital stock of the FHLB, maintain a total line of credit of approximately $26,027,000 available from the FHLB of Des Moines at December 31, 1999.

NOTE 9 -- INCOME TAXES
     The current and deferred portions of income tax expense (benefit) for 1999, 1998, and 1997 are as follows:


                                        (in thousands)
                                   1999      1998     1997
                                   ----      ----     ----
Current                          $ 2,354   $ 2,625  $ 2,594
State                                415       437      388
Deferred tax expense                 (63)       (7)    (286)
                                 -------   -------  -------
      Income tax expense         $ 2,706   $ 3,055  $ 2,696
                                 =======   =======  =======


     A reconciliation of expected income tax expense computed by applying the federal statutory rate of 34% in 1999, 1998, and 1997 to income before income tax expense is as follows:


                                                  (in thousands)
                                             1999      1998       1997
                                             ----      ----       ----
Computed income tax  expense               $ 3,029   $ 3,354    $ 3,059
State taxes, net of Federal benefit            274       289        257
Tax-exempt interest income                    (601)     (563)      (517)
Goodwill amoritzation                          129        81         42
Other, net                                    (125)     (106)      (145)
                                           -------   -------    -------
    Income tax expense                     $ 2,706   $ 3,055    $ 2,696
                                           =======   =======    =======

     The components of deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows:


                                                   (in thousands)
                                                   1999      1998
                                                   ----      ----
Deferred tax assets:
    Allowance for possible loan losses           $ 1,958   $ 2,089
    Available for sale securities                  1,774        --
    Deferred expense                                 359       319
                                                 -------   -------
        Total deferred tax assets                  4,091     2,408
                                                 -------   -------
Deferred tax liabilities:
    Available for sale securities                     --      (130)
    Premises and equipment                          (752)     (760)
    Discount on debt securities, net                 (67)     (107)
    Deferred loan fees                              (110)     (206)
    Other                                             (3)      (18)
                                                 -------   -------
        Total deferred tax liabilities              (932)   (1,221)
                                                 -------   -------
        Net deferred tax asset                   $ 3,159   $ 1,187
                                                 =======   =======

     The Company has not established a valuation allowance for deferred tax assets as of December 31, 1999 or 1998 due to management's belief that all criteria for recognition of the assets have been met.

NOTE 10 -- EMPLOYEE BENEFIT PLANS

PENSION
     During 1997, the Board of Directors of the Company voted to terminate the Company's noncontributory pension plan effective May 31, 1997. The benefits under the plan were frozen as of March 31, 1997 and plan benefits ceased to accrue. As the fair value of plan assets exceeded the value of accumulated benefit obligations as of December 31, 1997, the Company elected to provide benefits with plan assets. Upon approval by regulatory authorities and subsequent termination in 1998, all benefits became 100% vested, and all persons entitled to benefits were eligible to request an immediate lump-sum settlement of the benefit entitlement. The

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

Company recorded a pension curtailment gain of approximately $375,000 in 1998 in conjunction with the termination of the plan.

ESOP
     The Company's Board of Directors authorized the adoption of an employee stock ownership plan with 401(k) provisions (ESOP) for substantially all employees of the Company.

     In April 1995, the Company leveraged the ESOP plan through a $2,987,000 borrowing from an unaffiliated financial institution, the proceeds of which were used to purchase 560,010 shares of the Company's common stock. In September 1997, the Company repaid the unaffiliated financial institution through borrowings from South Side National Bank in St. Louis. In September 1999, the Company repaid South Side National Bank in St. Louis with a borrowing from an unaffiliated financial institution. The note bears interest at 7.5% at December 31, 1999, requires quarterly interest payments, and requires annual principal redirections through April 2005. The Company makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends on unallocated shares received by the ESOP are used to pay debt service. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP is recorded as debt and the shares pledged as collateral is reported as unearned ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of accrued interest. ESOP compensation expense was $381,000, $461,000, and $401,000 for the years ended December 31, 1999, 1998, and 1997, respectively. The ESOP shares as of December 31, 1999 were as follows:


   Allocated shares                              865,624
   Shares released for allocation                 37,062
   Unreleased shares                             185,310
                                              ----------
   Total ESOP shares                           1,087,996
                                              ==========
   Fair value of unreleased shares at
      December 31, 1999                       $1,621,000
                                              ==========

     In addition, under the 401(k) provisions the ESOP provides for a 50% matching contribution by the Company on employee elective deferral amounts up to 6% of annual compensation. The matching contribu-tions charged to expense for the years 1999, 1998, and 1997 were $123,000, $116,000, and $107,000, respectively.

STOCK OPTIONS
     The Company maintains two stock option plans: a nonqualified stock option plan under which options to purchase up to 600,000 shares of common stock have been granted to certain executive officers of the Company and its subsidiary banks, and an incentive stock option plan under which options to purchase up to 750,000 shares of common stock could be granted to certain executive officers of the Company and its subsidiary banks. Options granted under the nonqualified stock option plan vest on a pro rata basis over a five-year period and expire at the end of ten years from the date of grant. In 1993, 75,000 options were granted at $3.67 per share. Of the options granted, 7,200 have been exercised, 16,800 have been forfeited, and 51,000 are still outstanding. There were no options granted during 1994 or 1995. In 1996, 225,000 options were granted at $6.33 per share. Of the options granted, 18,000 have been exercised, 18,000 have been forfeited, and 189,000 are still outstanding. In 1997, 300,000 options were granted at $8.00 per share, all of which remain outstanding as of December 31, 1999. All of the available options under the nonqualified stock option plan were granted prior to 1998. No options were granted under the incentive stock option plan during 1998 and 1999.
     The following table summarizes stock options outstanding as of December 31, 1999:


                                 WEIGHTED AVERAGE
                                 ----------------
                                REMAINING
                               CONTRACTUAL
   EXERCISE                     LIFE (IN    EXERCISE
     PRICE      OUTSTANDING      YEARS)       PRICE
     -----      -----------      ------       -----
    $ 3.67         51,000         4.0
    $ 6.33        189,000         6.3
    $ 8.00        300,000         7.3
    ======        -------
                  540,000         6.6       $  7.01
                  =======         ===       =======

     The number of shares exercisable under stock options as of December 31, 1999 were 284,400 with a weighted average exercise price of $6.56.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


     The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1999, 1998, and 1997 consistent with the provisions of SFAS 123, the Company's net income and earnings per common share would have been the pro forma amounts indicated below:


                                         1999         1998          1997
                                         ----         ----          ----
Net income - as reported           $ 6,203,000   $ 6,810,000   $ 6,302,000
Net income - pro forma               6,071,000     6,678,000     6,170,000
Earnings per common
    share - diluted,
    as reported                           0.72          0.80          0.75
Earnings per common
    share - pro forma
    diluted                               0.71          0.78          0.74
                                   ===========   ===========   ===========

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

     The fair value of option grants for 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants:


         Volatility                    30.0%
         Risk-free interest rate        6.0%
         Expected life               7 years
         Expected dividend yield        3.6%
                                     ======

     The pro forma information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred or of the future anticipated results of operations of the Company.

SALARY CONTINUATION PLAN
     In November 1999, the Company adopted a Salary Continuation Plan for several senior management executives to encourage these executives to continue their employment with the Company. The plan provides for the payment of supplemental retirement income to the executives upon reaching retirement age. Each of these executives will receive, on an annual basis, for a period of 15 years following retirement, a predetermined annual benefit amount as set forth in their respective agreements. The benefits of the plan are funded by the Company through the purchase of life insurance policies. The cash surrender value of the life insurance policies, totaling $4,507,000 as of December 31, 1999, is included in other assets on the consolidated balance sheet. Expenses related to the plan were $12,000 for the year ended December 31, 1999.

DEFERRED DIRECTOR FEE PLAN
     In November 1999, the Company adopted a Deferred Director Fee Plan for its Board of Directors and the Boards of Directors of its subsidiary banks. The plan allows each director to defer his monthly director fees. The deferred fees are credited with an interest factor equal to the percentage increase in the market value of the Company's common stock from the previous year, subject to a ceiling of 15% and a floor of 6%. The amount of benefits for each director is stipulated in the respective director's agreement. The benefits of the plan are funded by the Company through the purchase of life insurance policies. The cash surrender value of the life insurance policies, totaling $11,433,000 as of December 31, 1999, is included in other assets on the consolidated balance sheet. Expenses related to the plan were $20,000 for the year ended December 31, 1999.

NOTE 11 -- EARNINGS PER SHARE
     The computation of EPS for 1999, 1998, and 1997 follows:


                                          (in thousands, except per share amounts)
                                              1999          1998          1997
                                              ----          ----          ----
Basic EPS:
    Net income                            $    6,203    $    6,810    $    6,302
                                          ==========    ==========    ==========
    Average common shares
      outstanding                          8,414,752     8,297,250     8,207,577
                                          ==========    ==========    ==========
    Basic EPS                             $     0.74    $     0.82    $     0.77
                                          ==========    ==========    ==========
Diluted EPS:
    Net income                            $    6,203    $    6,810    $    6,302
                                          ==========    ==========    ==========
    Average common shares
      outstanding                          8,414,752     8,297,250     8,207,577
    Dilutive potential due to
      stock options                          183,409       257,385       186,738
                                          ----------    ----------    ----------
    Average number of
      common shares and
      dilutive potential
      common shares
      outstanding                          8,598,161     8,554,635     8,394,315
                                          ==========    ==========    ==========
    Diluted EPS                           $     0.72    $     0.80    $     0.75
                                          ==========    ==========    ==========

NOTE 12 -- SUPERVISION AND REGULATION
     The Company's subsidiary banks are required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. Restricted funds used to meet regulatory reserve requirements amounted to $517,000 and $2,473,000 at December 31, 1999 and 1998, respectively.

     The Company is registered with and subject to supervision and regulation by the Board of Governors of the Federal Reserve System pursuant to the Bank

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


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

     Quantitative measures established by regulations to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1999, the Company and its subsidiary banks meet all capital adequacy requirements to which they are subject.

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

     The Company and subsidiary banks' actual and required capital amounts (in thousands) and ratios as of December 31, 1999 and 1998 are as follows:


                                                    1999
-------------------------------------------------------------------------------------------
                                                                                TO BE
                                                                           WELL CAPITALIZED
                                                                                 UNDER
                                                                           PROMPT CORRECTIVE
                                                           FOR CAPITAL          ACTION
                                           ACTUAL       ADEQUACY PURPOSES     PROVISIONS
                                           ------       ------------------    ----------
                                     AMOUNT      RATIO     AMOUNT  RATIO     AMOUNT  RATIO
                                     ------      -----     ------  -----     ------  -----
TOTAL CAPITAL (TO RISK-
    WEIGHTED ASSETS)
      COMPANY                        $69,478      16.12%   $34,475    8%    $    --     -%
      SSNB                            42,469      15.48     21,946    8      27,433    10
      SBJC                             6,676      14.86      3,593    8       4,492    10
      BSG                             10,640      18.21      4,673    8       5,842    10
      BSCC                             5,855      13.17      3,556    8       4,446    10
TIER I CAPITAL (TO RISK-
    WEIGHTED ASSETS)
      COMPANY                        $64,086      14.87%   $17,238    4%    $    --     -%
      SSNB                            39,034      14.23     10,973    4      16,460     6
      SBJC                             6,114      13.61      1,797    4       2,695     6
      BSG                              9,909      16.96      2,337    4       3,505     6
      BSCC                             5,299      11.92      1,778    4       2,667     6
TIER I CAPITAL (TO ADJUSTED
    AVERAGE ASSETS)
      COMPANY                        $64,086       9.81%   $19,602    3%    $    --     -%
      SSNB                            39,034       9.02     12,983    3      21,639     5
      SBJC                             6,114       9.36      1,960    3       3,266     5
      BSG                              9,909      10.86      2,736    3       4,560     5
      BSCC                             5,299       8.86      1,796    3       2,993     5

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


                                                    1998
-------------------------------------------------------------------------------------------
                                                                                TO BE
                                                                           WELL CAPITALIZED
                                                                                 UNDER
                                                                           PROMPT CORRECTIVE
                                                           FOR CAPITAL          ACTION
                                           ACTUAL       ADEQUACY PURPOSES     PROVISIONS
                                           ------       ------------------    ----------
                                     AMOUNT      RATIO     AMOUNT  RATIO     AMOUNT  RATIO
                                     ------      -----     ------  -----     ------  -----
Total capital (to risk-
    weighted assets)
      Company                        $65,778      17.41%   $30,232    8%    $     --    -%
      SSNB                            43,762      17.27     20,266    8       25,333   10
      SBJC                             6,332      17.88      2,833    8        3,541   10
      BSG                              9,766      19.67      3,972    8        4,966   10
      BSCC                             5,354      14.42      2,971    8        3,713   10
Tier I capital (to risk-
    weighted assets)
      Company                        $61,036      16.15%   $15,116    4%    $     --    -%
      SSNB                            40,581      16.02     10,133    4       15,200    6
      SBJC                             5,888      16.63      1,416    4        2,125    6
      BSG                              9,143      18.41      1,986    4        2,979    6
      BSCC                             4,889      13.71      1,485    4        2,228    6
Tier I capital (to adjusted
    average assets)
      Company                        $61,036      10.01%   $18,293    3%    $     --    -%
      SSNB                            40,581      10.02     12,154    3       20,257    5
      SBJC                             5,888      10.15      1,740    3        2,900    5
      BSG                              9,143      10.42      2,631    3        4,385    5
      BSCC                             4,889       8.76      1,674    3        2,790    5

NOTE 13 -- CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
     Following are condensed financial statements of Southside Bancshares Corp. (parent company only) for the periods indicated:


                   CONDENSED BALANCE SHEETS
                  DECEMBER 31, 1999 AND 1998
                        (in thousands)

               ASSETS                        1999      1998
                                             ----      ----
Cash                                       $   155    $ 1,063
Investment in subsidiary banks              60,738     64,538
Other assets                                 5,679      1,778
                                           -------    -------
        TOTAL ASSETS                       $66,572    $67,379
                                           =======    =======

           LIABILITIES AND
        SHAREHOLDERS' EQUITY

ESOP debt                                  $ 1,186    $ 1,384
Other liabilities                              978      1,031
Shareholders' equity                        64,408     64,964
                                           -------    -------
        TOTAL LIABILITIES AND
           SHAREHOLDERS' EQUITY            $66,572    $67,379
                                           =======    =======



                  CONDENSED STATEMENTS OF INCOME
          YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                          (in thousands)


                                       1999        1998      1997
                                       ----        ----      ----
REVENUE:
    Dividends received from
      subsidiary banks               $ 7,200     $ 8,300   $ 5,050
    Other                                359         343       368
                                     -------     -------   -------
      Total revenue                    7,559       8,643     5,418
                                     -------     -------   -------
EXPENSES:
    Interest expense                      96         121       139
    Other                              1,689       2,012     1,952
                                     -------     -------   -------
      Total expenses                   1,785       2,133     2,091
                                     -------     -------   -------
      Income before income
        tax benefit and un-
        distributed earnings
        of subsidiary banks            5,774       6,510     3,327
Income tax benefit                       404         489       496
                                     -------     -------   -------
      Income before
        undistributed earnings
        of subsidiary banks            6,178       6,999     3,823
Undistributed earnings (loss) of
    subsidiary banks                      25        (189)    2,479
                                     -------     -------   -------
      NET INCOME                     $ 6,203     $ 6,810   $ 6,302
                                     =======     =======   =======

                       CONDENSED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                                 (in thousands)



                                                   1999       1998       1997
                                                   ----       ----       ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                   $ 6,203    $ 6,810    $ 6,302
    Adjustments to reconcile net income
     to net cash provided by
     operating activities:
       Undistributed (earnings) losses
         of subsidiary banks                         (25)       189     (2,479)
       Other operating activities, net               596        781        555
                                                 -------    -------    -------
             Net cash provided
               by operating
               activities                          6,774      7,780      4,378
                                                 -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of  bank-owned life insurance        (4,052)        --         --
    Cash paid to acquire PSB                          --     (3,456)        --
                                                 -------    -------    -------
             Net cash used in
               investing activities               (4,052)    (3,456)        --
                                                 -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments for ESOP debt                        (1,384)      (197)    (1,779)
    Proceeds from ESOP debt                        1,186         --      1,581
    Purchase of treasury stock                      (745)    (1,860)    (1,370)
    Cash dividends paid                           (2,687)    (2,402)    (1,909)
                                                 -------    -------    -------
             Net cash used in
               financing activities               (3,630)    (4,459)    (3,477)
             Net (decrease)                      -------    -------    -------
               increase in cash                     (908)      (135)       901
Cash, beginning of year                            1,063      1,198        297
                                                 -------    -------    -------
Cash, end of year                                $   155    $ 1,063    $ 1,198
                                                 =======    =======    =======
Supplemental disclosures of cash
    flow information - cash paid
    during the year for:
     Interest on debt                            $    88    $   121    $   139
     Income taxes                                  2,822      3,165      2,969
                                                 =======    =======    =======

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


NOTE 14 -- CONTINGENCIES
     In the normal course of business, the Company had certain litigation pending at December 31, 1999. In the opinion of management, after consultation with legal counsel, none of this litigation is expected to have a material adverse effect on the consolidated financial condition of the Company.

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

     Following is a summary of the Company's off-balance-sheet financial instruments at December 31, 1999 and 1998:


                                       (in thousands)
                                     Contractual Amount
                                     ------------------
                                       1999      1998
                                       ----      ----
Financial instruments whose
   contractual amounts represent:
      Commitments to extend
        credit                        $63,597  $ 53,821
      Standby letters of credit         1,254     1,438
                                      =======  ========


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

     Of the total commitments to extend credit at December 31, 1999 and 1998, $9,126,000 and $11,107,000, respectively, represent fixed rate loan commitments. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis.
     The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but includes residential or income-producing commercial property, marketable securities, inventory, accounts receivable, and premises and equipment.
     Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The Company's policy is to issue letters of credit which have a maximum expiration date of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.
     Following is a summary of the carrying amounts and fair values of the Company's financial instruments which were on the consolidated balance sheets at December 31, 1999 and 1998:


                                               (in thousands)
                                         1999                     1998
                                --------------------      ------------------
                                Carrying       Fair       Carrying     Fair
                                 Amount        Value       Amount      Value
                                --------       -----      --------     -----
Balance sheet assets:
   Cash and due
     from banks                 $ 19,311     $ 19,311     $ 17,924    $ 17,924
   Interest-bearing
     deposits in
     banks                           159          159           --          --
   Federal funds
     sold                          2,600        2,600       29,900      29,900
   Investments in
     debt securities:
      Available
       for sale                  158,630      158,630       97,895      97,895
      Held to
       maturity                   61,595       61,316       84,036      85,841
   Loans, net                    386,607      383,369      350,796     360,399
   Accrued interest
      receivable                   4,414        4,414        4,097       4,097
                                ========     ========     ========    ========
Balance sheet
   liabilities:
     Deposits                    515,810      515,810      523,289     523,289
     Federal funds
      Purchased                    1,000        1,000           --          --
     Securities sold
      under agree-
      ments to
      repurchase                   7,603        7,603        2,949       2,949
     FHLB borrowings              83,921       84,000       14,287      12,678
     ESOP debt                     1,186        1,186           --          --
     Accrued interest
      payable                   $  1,796     $  1,796     $  2,178    $  2,178
                                ========     ========     ========    ========

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND OTHER SHORT-TERM INSTRUMENTS
     Cash and due from banks, interest-bearing deposits with banks, Federal funds sold and purchased, accrued interest receivable, accrued interest payable, securities sold under agreements to repurchase, U.S. Treasury tax and loan notes, and other short-term borrowings are either demand instruments or reprice in a short time period. Accordingly, the carrying amount is a reasonable estimate of fair value.

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

DEBT OF EMPLOYEE STOCK OWNERSHIP PLAN
     The estimate of the fair value of ESOP debt is the carrying value of the debt. Due to interest rates and risk characteristics, carrying value is a reasonable approximation of fair value.

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

     The Rights become exercisable and will trade separately from the common stock ten days after a person or a group either becomes the beneficial owner or announces an intention to commence a tender offer

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


for 25% or more of the Company's outstanding common stock. When exercisable, each Right entitles the registered holder to purchase from the Company 1/100th of a share of a new series of Junior Participating Preferred Stock, Series D, substantially equal to one share of common stock without voting rights, at an exercise price of $37.50 per unit. In the event a person acquires beneficial ownership of 25% or more of the Company's common stock, holders of Rights (other than the acquiring person or group) may purchase, at the Rights' then-current exercise price, common stock or its equivalent of the Company having a value at that time equal to twice the exercise price. In the event the Company merges into or otherwise transfers 50% or more of its assets or earnings power to any person after the Rights become exercisable, holders of Rights may purchase, at the then-current exercise price, common stock or its equivalent of the acquiring entity having a value at that time equal to twice the exercise price.

NOTE 17 -- SEGMENT INFORMATION
     The responsibility for management of the subsidiary banks remains with the officers and directors of the respective banks. The financial performance of the Company is measured internally by subsidiary bank results and key performance measures. The following table shows the financial information of the Company's subsidiary banks for 1999, 1998, and 1997. The "Other" column includes the Parent Company and all intercompany elimination entries.


                                                        (IN THOUSANDS)
                                                 YEAR ENDED DECEMBER 31, 1999
                            ----------------------------------------------------------------------
                                                                                          CONSOLI-
                            SSNB          SBJC        BSG         BSCC        OTHER        DATED
                            ----          ----        ---         ----        -----        -----
RESULTS OF OPERATIONS
Net interest
   income                 $ 14,844     $  2,360    $  3,567     $  2,230     $    (96)   $ 22,905
Provision for
   possible
   loan losses                  --           45          --           --           --          45
Noninterest
   income                    2,553          261         364          289           91       3,558
Noninterest
   expense                  11,268        1,631       1,158        1,431        1,421      17,509
Income tax
   expense
   (benefit)                 1,707          318         707          378         (404)      2,706
Net income                   4,422          627       1,466          710       (1,022)      6,203

AVERAGE BALANCES
Loans                     $222,511     $ 42,617    $ 52,618     $ 38,128     $     --    $355,874
Assets                     421,761       62,700      90,230       58,255        3,430     636,376
Deposits                   332,615       56,198      78,368       52,759         (340)    519,600

FINANCIAL RATIOS
Return on assets              1.05%        1.00%       1.62%        1.22%          --        0.97%
Return on equity             10.07        10.39       15.56        13.93           --        9.54
Net interest
   margin                     4.11         4.19        4.34         4.04           --        4.05


                                                        (IN THOUSANDS)
                                                 YEAR ENDED DECEMBER 31, 1998
                            ----------------------------------------------------------------------
                                                                                          CONSOLI-
                            SSNB          SBJC        BSG         BSCC        OTHER        DATED
                            ----          ----        ---         ----        -----        -----
RESULTS OF OPERATIONS
Net interest
   income                 $ 14,422     $  2,359    $  3,546     $  2,164      $   (121)   $ 22,370
Provision for
   possible
   loan losses                   2           60          --           --            --          62
Noninterest
   income                    2,434          218         340          266            73       3,331
Noninterest
   expense                   9,710        1,305       1,647        1,370         1,742      15,774
Income tax
   expense
   (benefit)                 2,024          423         721          376          (489)      3,055
Net income                   5,120          789       1,518          684        (1,301)      6,810

AVERAGE BALANCES
Loans                     $216,473     $ 40,651    $ 53,086     $ 37,076      $ (1,384)   $345,902
Assets                     386,987       58,838      89,524       55,477          (702)    590,124
Deposits                   329,975       52,481      78,039       50,412          (800)    510,107

FINANCIAL RATIOS
Return on assets              1.32%        1.34%       1.70%        1.23%           --        1.15%
Return on equity             13.41        13.20       15.58        14.71            --       11.12
Net interest
   margin                     4.57         4.39        4.35         4.22            --        4.15



                                                       (IN THOUSANDS)
                                                YEAR ENDED DECEMBER 31, 1997
                            ----------------------------------------------------------------------
                                                                                          CONSOLI-
                            SSNB          SBJC        BSG         BSCC        OTHER        DATED
                            ----          ----        ---         ----        -----        -----
RESULTS OF OPERATIONS
Net interest
   income                 $ 13,559     $  2,233    $  3,529     $  1,895     $   (139)   $ 21,077
Provision for
   possible
   loan losses                  --           60          --           --           --          60
Noninterest
   income                    1,993          227         314          225           73       2,832
Noninterest
   expense                   8,987        1,275       1,644        1,287        1,658      14,851
Income tax
   expense
   (benefit)                 1,791          395         707          299         (496)      2,696
Net income                   4,774          730       1,492          534       (1,228)      6,302

AVERAGE BALANCES
Loans                     $187,014     $ 39,074    $ 52,346     $ 32,832     $     --    $311,266
Assets                     344,745       55,415      86,877       47,251        1,521     535,809
Deposits                   301,964       49,281      76,885       42,436       (1,185)    469,381

FINANCIAL RATIOS
Return on assets              1.38%        1.32%       1.72%        1.13%          --        1.18%
Return on equity             13.58        12.69       15.74        12.25           --       11.44
Net interest
   margin                     4.37         4.35        4.45         4.23           --        4.34

                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                             DIRECTORS AND OFFICERS

SOUTHSIDE BANCSHARES CORP.
     The name and principal occupation or employment of each director and officer of Southside Bancshares Corp. and the name and principal business of any organization by which such person is employed is set forth below:

                               BOARD OF DIRECTORS

JOSEPH W. BEETZ                                   DANIEL J. QUEEN
   President                                         President
   Joseph H. Beetz Plumbing Company, Inc.            Highland Diversified
   Director                                          Director
   Southside Bancshares Corp.                        Southside Bancshares Corp.
HOWARD F. ETLING                                     Director
   Publisher Emeritus                                State Bank of Jefferson County
   Journal Newspaper                              RICHARD G. SCHROEDER, SR.
   Director                                          President
   Southside Bancshares Corp.                        St. Louis Fabrication Services, Inc.
DOUGLAS P. HELEIN                                    Director
   Insurance Broker                                  Southside Bancshares Corp.
   Welsch, Flatness & Lutz, Inc.                     Director
   Director                                          South Side National Bank in St. Louis
   Southside Bancshares Corp.                     THOMAS M. TESCHNER
EARLE J. KENNEDY, JR.                                President and Chief Executive Officer
   Former President                                  Southside Bancshares Corp.
   Westway Services, Inc.                            Chairman of the Board,
   Director                                          President and Chief Executive Officer
   Southside Bancshares Corp.                        South Side National Bank in St. Louis
NORVILLE K. MCCLAIN                                  Chairman of the Board
   President                                         Bank of Ste. Genevieve
   Essex Contracting, Inc.                           Chairman of the Board
   Chairman of the Board                             State Bank of Jefferson County
   Southside Bancshares Corp.                        Chairman of the Board
                                                     The Bank of St. Charles County


                                    OFFICERS


THOMAS M. TESCHNER                   WILLIAM E. MUHLKE                          JOANNE M. SCHNEIDER
   President and Chief Executive        Senior Vice President & Controller         Secretary to the Board
   Officer                           DAVID J. ABELN                             LAURA L. THOMAS
JOSEPH W. POPE                          Vice President/Investments                 Assistant Secretary to the Board
   Senior Vice President and         CAROLE A. MATT                             NANETTE M. BELLER
   Chief Financial Officer              Vice President/Compliance                  Assistant Vice President

     The following is a summary description of the four subsidiary banks of Southside Bancshares Corp:

SOUTH SIDE NATIONAL BANK IN ST. LOUIS
     The main office of South Side National Bank in St. Louis is located at 3606 Gravois Avenue, St. Louis, Missouri 63116. Facilities are located at 3420 Iowa Street, St. Louis, Missouri 63118; 9914 Kennerly Road, St. Louis County, Missouri 63128; 8440 Morganford, St. Louis County, Missouri 63123; 4666 Lansdowne, St. Louis, Missouri 63116; 10385 West Florissant, Ferguson, Missouri 63136; 11330 Gravois, St. Louis, Missouri 63126; 6025 Chippewa, St. Louis, Missouri 63109; 840 Meramec Station Road, St. Louis, Missouri 63088; and 4111 Telegraph Road, St. Louis, Missouri 63129. A 24-hour automated teller machine is maintained at St. Anthony's Medical Center, 10010 Kennerly Road, St. Louis County, Missouri 63128. The Bank has 29 drive-in windows and ten 24-hour automated teller machines. The Bank is a member of the Honor and CIRRUS automated teller networks. The Bank serves St. Louis City and St. Louis County.
     The total assets of the Bank at December 31, 1999 were $453,877,000. Total deposits at December 31, 1999 were $324,575,000. Total loans at December 31, 1999 were $245,210,000.

                               BOARD OF DIRECTORS


THOMAS M. TESCHNER                              TIMOTHY DRURY                           RICHARD G. SCHROEDER, SR.
   Chairman of the Board                        NORVILLE K. MCCLAIN                     FRANCIS G. SLACK
MITCHELL P. BADEN                               STEVEN C. ROBERTS                       JOSEPH S. WEINMANN
                                                                                        FLOYD E. WRIGHT


                                    OFFICERS

THOMAS M. TESCHNER                              BRENDA L. HUDDLESTON                    STANLEY K. KIM
   Chairman of the Board, President and            Vice President & Controller             Assistant Vice President
   Chief Executive Officer                      ROBERT D. JOSEPH                        LARRY G. LOVE
JOANNE M. SCHNEIDER                                Vice President                          Assistant Vice President
   Secretary to the Board                       COLETTE A. LETENDRE                     MILISSA E. MAZANEC
LAURA L. THOMAS                                    Vice President                          Assistant Vice President
   Assistant Secretary to the Board             ROBERT S. PAULEY                        D. MICHAEL MINOR
MITCHELL P. BADEN                                  Vice President                          Assistant Vice President
   Executive Vice President and Senior          JUDITH M. SCHULZ                        DEBRA J. O'SHEA
   Loan Officer                                    Vice President                          Assistant Vice President
JOSEPH W. POPE                                  JOHN R. SHIVERS                         GLENDA L. POPPLETON
   Senior Vice President                           Vice President                          Assistant Vice President
LAURIE A. PENNYCOOK                             PAUL A. STEUBE                          STACEY N. REINHARDT
   Senior Vice President, Operations               Vice President                          Assistant Vice President
   Officer & Cashier                            BRIAN L. WALSTON                        JAMES R. SHAVER
STEVEN L. RAY                                      Vice President                          Assistant Vice President
   Senior Vice President and Senior Trust       DEBRA M. BADER                          TERRY J. STARK
   Officer                                         Assistant Vice President                Assistant Vice President
GUS E. ENGELLAND                                WILLIAM J. BUOL                         MICHAEL S. STEVENSON
   Senior Vice President                           Assistant Vice President                Assistant Vice President
KENNETH E. MARSCHUETZ                           SHERRY L. BURGER                        SUSAN L. SUN
   Senior Vice President                           Assistant Vice President                Assistant Vice President
CAROLE A. MATT                                  ANNA SMITH-CRAFT                        CATHY M. THOMPSON
   Vice President and Compliance Officer,          Assistant Vice President                Assistant Vice President
   CRA Officer & Bank Secrecy Officer           BETTY J. DEFORD                         CINDY M. THURMAN
DAVID J. ABELN                                     Assistant Vice President                Assistant Vice President
   Vice President                               GAIL R. DICKSON                         JOYCE L. WEBB
JEFFRY M. BERRY                                    Assistant Vice President/Personal       Assistant Vice President
   Vice President                                  Banker                               KENNETH R. WHITE
JOHN M. DOHR                                    PAMELA A. HALE                             Assistant Vice President
   Vice President                                  Assistant Vice President             JACQUELINE A. YOCHIM
LISA M. FRICK                                   WENDY A. HAMILTON                          Assistant Vice President/Safe Deposit
   Vice President                                  Assistant Vice President
CONNIE E. HORNAK                                DIANE M. KERTZ
   Vice President & Security Officer               Assistant Vice President


STATE BANK OF JEFFERSON COUNTY
     The main office of State Bank of Jefferson County is located at 224 S. Main Street, DeSoto, Missouri 63020, a facility is located at 100 Scenic Plaza Drive, Herculaneum, Missouri 63048, and a facility is located at 2000 Rock Road, DeSoto, Missouri 63020. The Bank has drive-in windows at all three locations. The Bank is a member of the Honor and CIRRUS automated teller networks and has a 24-hour automated teller machine at each of its facilities. The Bank serves Jefferson County, part of Franklin County, Washington County, and St. Francois County.
     The total assets of the Bank at December 31, 1999 were $67,145,000. Total deposits at December 31, 1999 were $58,142,000. Total loans at December 31, 1999 were $47,420,000.

                               BOARD OF DIRECTORS

                   THOMAS M. TESCHNER                        CLARENCE M. JONES
                      Chairman of the Board                  KENNETH MCCLAIN
                   CLAUDE J. COOK                            ROBERT G. PURCELL
                   PAUL F. DICKINSON                         DANIEL J. QUEEN
                   RICHARD B. FRANCIS                        STEVAN H. ROWE


                                    OFFICERS

RICHARD B. FRANCIS                        JIM BIRMINGHAM                         SHARON MISSEY
   President and Chief Executive             Vice President                         Assistant Cashier
   Officer                                KEVIN L. BOREN                         ELAINE WATTERS
BARBARA A. DONTRICH                          Vice President                         Assistant Cashier
   Sr. Vice President, Cashier, and       PHYLLIS POOLE                          PAULINE WILLIAMSON
   Security Officer                          Assistant Vice President and           Assistant Cashier
MARGARET A. ARMBRUSTER                       Secretary to the Board              KATHLEEN WHITEHEAD
   Vice President                         BRENDA SONA                               Assistant Cashier
ANN GAMBER                                   Assistant Vice President
   Compliance Officer



BANK OF STE. GENEVIEVE
     The main office of Bank of Ste. Genevieve is located at 198 Market Street in Ste. Genevieve, Missouri 63670, and a facility, Plaza Bank, is located at 710 Parkwood Drive in Ste. Genevieve, Missouri 63670. The Bank has two drive-in windows at the main office and three drive-in windows and two 24-hour automated teller machines at the Plaza Bank location and the Family Inn Restaurant, 17050 Bremen Road, Ste. Genevieve, Missouri 63670. The Bank is a member of the CIRRUS and Shazam automated teller networks. The Bank serves Ste. Genevieve County.
     The total assets of the Bank at December 31, 1999 were $90,552,000. Total deposits at December 31, 1999 were $77,794,000. Total loans at December 31, 1999 were $57,848,000.

                               BOARD OF DIRECTORS

                   THOMAS M. TESCHNER                        CLARENCE J. KERTZ
                      Chairman of the Board                  ROY J. PANCHOT
                   PATRICK J. UDING                          KENNETH J. REHM
                      Secretary to the Board                 GERALD J. TRAUTMAN
                   MICHEEL E. HORRELL                        HAROLD J. UDING

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

THE BANK OF ST. CHARLES COUNTY
     The main office of The Bank of St. Charles County is located at 6004 Highway 94 South, Weldon Spring, Missouri 63304, and a facility is located at 750 First Capitol Drive, St. Charles, Missouri 63301. The Bank has a 24-hour automated teller machine at each location, three drive-in windows in Weldon Spring, and one drive-in window at 750 First Capitol Drive. The Bank is a member of the STAR and CIRRUS automated teller networks. The Bank services St.
Charles County.
     The total assets of the Bank at December 31, 1999 were $61,131,000. Total deposits at December 31, 1999 were $55,639,000. Total loans at December 31, 1999 were $41,959,000.

                               BOARD OF DIRECTORS

                   THOMAS M. TESCHNER                  FREDERICK W. DRAKESMITH
                      Chairman of the Board            WILLIAM O. MULLINS
                   TERRY E. ALEXANDER                  ALAN D. POHLMAN
                   MAX E. MCGOWAN                      LARRY RICHARDSON
                   TED E. GLOSIER


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