Form 10-K, Exhibit 13
period 2000-12-31
SOUTHSIDE BANCSHARES CORP
filed 2001-03-30
CIK 703970

                                                                      EXHIBIT 13


                           SOUTHSIDE BANCSHARES CORP.

                                  Annual Report

                                December 31, 2000

                   (With Independent Auditors' Report Thereon)

                           SOUTHSIDE BANCSHARES CORP.


                                TABLE OF CONTENTS

                                                                                                             Page

Southside Bancshares Corp. - Organization.................................................................     3

Financial Highlights......................................................................................     4

Management's Discussion and Analysis of Financial Condition and Results of Operations.....................     5

Statement of Management's Responsibility for Financial Statements.........................................    26

Independent Auditors' Report..............................................................................    27

Consolidated Financial Statements of Southside Bancshares Corp. and Subsidiaries:

     Balance Sheets.......................................................................................    28

     Statements of Income.................................................................................    29

     Statements of Shareholders' Equity and Comprehensive Income..........................................    30

     Statements of Cash Flows.............................................................................    31

     Notes to Consolidated Financial Statements...........................................................    32

Southside Bancshares Corp. and Subsidiaries - Directors and Officers:

     Southside Bancshares Corp............................................................................    47

     South Side National Bank in St. Louis................................................................    48

     State Bank of Jefferson County.......................................................................    49

     Bank of Ste. Genevieve...............................................................................    49

     The Bank of St. Charles County.......................................................................    50

                    SOUTHSIDE BANCSHARES CORP. - ORGANIZATION


     Southside Bancshares Corp. (the Company) was incorporated in 1982 and has operated as a registered bank holding company since 1983 under the Bank Holding Company Act of 1956, as amended. The Company and its subsidiaries had consolidated total assets of $737,427,000 at December 31, 2000. The following table shows the total assets at December 31, 2000, before elimination of intercompany accounts, of each of the Company's subsidiary banks, all of which are located in Missouri.

                                                                                    TOTAL ASSETS AT
                                                                                   DECEMBER 31, 2000
                  SUBSIDIARY BANKS                                                  (IN THOUSANDS)
                  --------------------------------------------                      --------------
                  South Side National Bank in St. Louis (SSNB)                        $498,300

                  State Bank of Jefferson County (SBJC)                                 73,806

                  Bank of Ste. Genevieve (BSG)                                          95,528

                  The Bank of St. Charles County (BSCC)                                 63,060


     The Company's subsidiary banks, which operate 17 banking offices in Missouri, are engaged in the general banking business of accepting funds for deposit, making loans, renting safe deposit boxes, and performing such other banking services as are usual and customary in banks of similar size and character.

     Customers of the subsidiary banks are also offered fiduciary services through the trust department of South Side National Bank in St. Louis. At December 31, 2000, the combined market value of trust assets, including fiduciary and custodial accounts, was approximately $223,000,000. These assets are not reflected in the consolidated financial statements, as they do not represent assets of the Company.

     The responsibility for the management of the subsidiary banks remains with the officers and directors of the respective banks. The Company provides its subsidiary banks with assistance and service in auditing, record keeping, tax planning, trust operations, new business development, lending, regulatory compliance, and human resources management.

     Southside Bancshares Corp. has seven officers, the majority of whom are also officers of South Side National Bank in St. Louis. South Side National Bank in St. Louis is a national banking organization and employs 162 full-time and 19 part-time employees. State Bank of Jefferson County, Bank of Ste. Genevieve, and The Bank of St. Charles County are Missouri state-chartered banks and employ a total of 88 full-time and 18 part-time employees.

                              FINANCIAL HIGHLIGHTS

                 FIVE-YEAR COMPARISON OF SELECTED FINANCIAL DATA
                    (dollars in thousands, except share data)


                                                        As of and For the Years Ended December 31,
                                        -----------------------------------------------------------------------------
                                                                           %                           %
                                                                         CHANGE                      Change
                                                            2000         00/99       1999             99/98
---------------------------------------------------------------------------------------------------------------------
EARNINGS:
     Total interest income                            $   49,827           15%    $    43,168            2%
     Total interest expense                               26,482           31          20,263            2
     Net interest income                                  23,345            2          22,905            2
     Provision for loan losses                               361          702              45          (27)
     Net interest income after
       provision for loan losses                          22,984            1          22,860            2
     Net income                                            6,487            5           6,203           (9)
---------------------------------------------------------------------------------------------------------------------
SHARE DATA:
     Earnings per common share:
        Basic                                         $     0.78            5%    $      0.74          (10)%
        Diluted                                             0.77            7            0.72          (10)
     Dividends paid per common share                        0.32            -            0.32           10
     Book value (1)                                         8.42           10            7.66           (1)
     Tangible book value (1)                                8.01           11            7.21           (1)
     Shares outstanding (year end)(1)                  8,393,528           (2)      8,593,628           (1)
     Average shares outstanding                        8,363,828           (1)      8,414,752            1
     Average shares outstanding,
        including potentially
        dilutive shares                                8,437,139           (2)      8,598,161           (1)
---------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION:
     Total assets                                       $737,427            9%    $   678,152           11%
     Total deposits                                      574,194           11         515,810           (1)
     Total loans                                         463,406           18         392,437           10
     Allowance for loan losses                             5,179          (11)          5,830           (6)
     Short-term borrowings                                13,702           59           8,603          192
     FHLB borrowings                                      70,947          (15)         83,921          487
     Other borrowings                                      2,500          317             600          100
     Debt of Employee Stock
        Ownership Plan                                       988          (17)          1,186          100
     Total shareholders' equity                           69,401            8          64,408           (1)
---------------------------------------------------------------------------------------------------------------------

                                                          As of and For the Years Ended December 31,
                                        -----------------------------------------------------------------------------
                                                              %                               %
                                                            Change                          Change
                                             1998            98/97          1997            97/96         1996
---------------------------------------------------------------------------------------------------------------------
EARNINGS:
     Total interest income             $    42,227              7%    $    39,320              4%    $    37,868
     Total interest expense                 19,857              9          18,243              4          17,526
     Net interest income                    22,370              6          21,077              4          20,342
     Provision for loan losses                  62              3              60              -              60
     Net interest income after
       provision for loan losses            22,308              6          21,017              4          20,282
     Net income                              6,810              8           6,302              2           6,158
---------------------------------------------------------------------------------------------------------------------
SHARE DATA:
     Earnings per common share:
        Basic                               $ 0.82              6%    $      0.77              1%    $      0.76
        Diluted                               0.80              7            0.75              -            0.75
     Dividends paid per common share          0.29             26            0.23             35            0.17
     Book value (1)                           7.70             10            6.97              8            6.43
     Tangible book value (1)                  7.26              5            6.94              9            6.39
     Shares outstanding (year end)(1)    8,661,358              2       8,393,010             (1)      8,510,010
     Average shares outstanding          8,297,250              1       8,207,577              1       8,138,325
     Average shares outstanding,
        including potentially
        dilutive shares                  8,554,635              2       8,394,315              2       8,190,642
---------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION:
     Total assets                      $   610,293             11%    $   549,864              4%    $   527,907
     Total deposits                        523,289              8         483,363              3         467,276
     Total loans                           356,988              9         326,437             11         294,463
     Allowance for loan losses               6,192              1           6,120              9           5,602
     Short-term borrowings                   2,949            (45)          5,333            229           1,623
     FHLB borrowings                        14,287            100               -              -               -
     Other borrowings                            -              -               -              -               -
     Debt of Employee Stock
        Ownership Plan                           -              -               -           (100)          1,779
     Total shareholders' equity             64,964             15          56,653              7          52,841
---------------------------------------------------------------------------------------------------------------------

                                 SELECTED RATIOS

                                                                           As of and For the Years Ended December 31,
                                                               -----------------------------------------------------------------
                                                                2000            1999           1998           1997        1996
--------------------------------------------------------------------------------------------------------------------------------
Loan-to-deposit ratio                                           80.71%          76.08%         68.22%         67.53%      63.02%
Allowance for loan losses to total loans                         1.12            1.49           1.73           1.87        1.90
Dividend payout ratio                                           41.03           43.24          35.37          29.87       22.37
Return on average assets                                         0.92            0.97           1.15           1.18        1.20
Return on average shareholders' equity                           9.76            9.54          11.12          11.44       12.27
Average shareholders' equity to average total assets             9.37           10.22          10.38          10.28        9.75
Net interest margin on average interest-earning assets           3.76            4.05           4.15           4.34        4.42
Allowance for loan losses to nonperforming loans               114.10           84.30         136.08         175.16      473.54
Allowance for loan losses as a multiple of net charge-offs       5.1X           14.3x          25.1x         N/A(2)       60.2x
--------------------------------------------------------------------------------------------------------------------------------

(1) Shares outstanding at December 31, 2000, 1999, 1998, 1997, and 1996 include 148,248, 185,310, 222,372, 259,434, and 296,496 shares, respectively, held by the ESOP which have not been allocated to participants' accounts and thus are not considered outstanding for purposes of computing book value and tangible book value per share.
(2) The ratio was not applicable in 1997 as recoveries exceeded charge-offs for the year.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This discussion is presented to provide an understanding of the consolidated financial condition and results of operations for the fiscal year ended December 31, 2000 and prior years of the Company and its subsidiaries.

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

                             BALANCE SHEET ANALYSIS

     Total consolidated assets of the Company increased $59,275,000 to $737,427,000 at December 31, 2000 compared to $678,152,000 at December 31, 1999.
In addition, total assets have increased by $187,563,000 or 34% since December 31, 1997. Beginning in 1998, the Company's strategic business plan placed increased emphasis on growth of the organization. This has included the acquisition of Public Service Bank in June 1998, two facilities opened during 1999, and increased marketing efforts over the past several years. These efforts have resulted in a compound annual growth rate over the past three years of approximately 10%, compared to approximately 2% for the three-year period ended December 31, 1997. The Company's investment in increasing the size of the organization has not come without cost. A highly competitive market place for both loans and deposits has caused a decline in the net interest margin on average earning assets, and the additional locations added in 1998 and 1999 have increased operating expenses. Consequently, earnings growth has not kept pace with asset growth in recent years; however, management continues to believe that the growth achieved over the past few years will allow the Company to achieve enhanced efficiency levels, expand its lending capacity, and offer a greater variety of products and services to its customers because fixed costs can be spread over a large customer base.

LOAN PORTFOLIO
     The Company's loan portfolio consists of business loans to small and medium size companies; commercial, construction, and residential real estate loans; and consumer loans. Traditionally, the majority of the loan portfolio has focused on real estate as an integral component of a credit's underlying source of collateral.

     The table below sets forth the components of the Company's loan portfolio for each of the last five years:

                                                                        (in thousands)
                                               2000           1999            1998           1997           1996
                                               ----           ----            ----           ----           ----
Commercial, financial, and
     agricultural                           $  78,586      $   73,943    $    68,166    $    69,168      $   62,016
Real estate - commercial                      157,771         136,697        115,214         98,759          82,045
Real estate - construction                     28,808          19,078         21,993         30,836          26,067
Real estate - residential                     161,252         131,074        119,917         92,028          96,039
Consumer                                       27,189          23,130         22,219         23,627          17,304
Industrial revenue bonds                        5,339           3,879          4,717          5,517           6,373
Other                                           4,461           4,636          4,762          6,502           4,619
                                             --------       ---------      ---------      ---------       ---------
                                             $463,406      $  392,437    $   356,988    $   326,437      $  294,463
                                             ========       =========      =========      =========       =========

Southside Bancshares Corp. and Subsidiaries


     Total loans increased $70,969,000 during 2000 due largely to growth in the Company's commercial and residential real estate loan portfolios. While competition for lending relationships remained strong during 2000, the Company was able to build on the momentum generated during 1999 and increase the loan portfolio by an additional 18.08% during 2000. Management believes it is important to achieve growth in all sectors of the Company's loan portfolio, which helps ensure diversification and mitigate credit risk.

     Following is a more detailed analysis of the changes in the individual loan categories during 2000:

     - Commercial, financial, and agricultural loans increased $4,643,000 during 2000. This increase was due to normal growth from new loan relationships, as the Company continues to get opportunities to develop credit relationships with borrowers seeking the type of personalized service the Company is able to provide.

     - Commercial real estate loans increased by $21,074,000 during 2000. This growth was the result of the Company's continued focus on attracting borrowers seeking personal service from their lending institution; the additional personnel hired in prior years, who have been able to bring established lending relationships with them; and the increased involvement of subsidiary bank directors.

     - Real estate construction loans increased by $9,730,000 during 2000. After declining each of the past two years, activity in this area increased during 2000. This increase can also be attributed to increased involvement of subsidiary bank directors.

     - Residential real estate loans increased $30,178,000 during 2000. The growth in this category includes both traditional one-to-four family and home equity loans. The acquisition of PSB in 1998 provided the Company with the necessary infrastructure to increase its participation in the residential lending area. Initially, it was anticipated that the majority of the loans would be sold into the secondary market; however, the interest rate environment during 2000 caused most customers to choose adjustable rate mortgage products. Adjustable rate mortgage loans are typically retained by the Company, as they can be managed within the framework of the Company's overall asset/liability management philosophy. Long-term fixed rate loans are not as easy to match with deposits or borrowings and have traditionally been sold into the secondary market. With interest rates projected to decline during 2001, management anticipates some of the loans made during 1999 and 2000 will be refinanced into the secondary market during 2001.

     - Consumer loans increased $4,059,000 during 2000. This increase can be attributed to a combination of increased marketing efforts in the retail area of the Company aimed at generating additional consumer loan business and the addition of several new sources of indirect consumer loans.

     - Industrial revenue bonds increased $1,460,000 due to the addition of one new credit, which was partially offset by normal principal payments on existing loans.

     - The decrease in other loans was due to normal principal reductions during the year. Very few types of credits fall into this category; accordingly, new loan generation is minimal.

     Total loans increased $35,449,000 during 1999 due largely to increases in commercial and residential real estate loans. The increase in the commercial real estate portfolio was the result of the Company's focus on attracting borrowers seeking personal service, experienced lenders hired in 1998 and 1999 who were able to bring established lending relationships to the bank and increased involvement of subsidiary bank directors. The increase in the residential real estate portfolio was due to an increased demand for adjustable rate mortgage loans.

Southside Bancshares Corp. and Subsidiaries


ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENTS

     Implicit in lending activities is the consideration that losses will be experienced and the amount of such losses will vary from time to time, depending upon the risk characteristics of the portfolio, as affected by economic conditions, competition, and the financial experience of borrowers. The allowance for loan losses, which is designed to provide for probable losses inherent in the lending process, is increased by the provision for loan losses charged to expense and decreased by the amount of loans charged off, net of recoveries. The allowance for loan losses provides for anticipated probable loan losses and is maintained at a level commensurate with management's evaluation of the risks inherent in the subsidiary banks' loan portfolios. In order to identify potential risks in the loan portfolios of the subsidiary banks, monthly reports, which contain information on the overall characteristics of the subsidiary banks' loan portfolios and specific analyses of loans requiring special attention, including nonperforming and certain criticized loans, are reviewed by each subsidiary bank's senior management personnel and Board of Directors. In addition, the Company performs periodic examinations of individual loans and of the overall loan portfolio of each banking subsidiary through the Company's loan review process.

                      SUMMARY OF ALLOWANCE FOR LOAN LOSSES

                                                                           (in thousands)
                                                                      Years Ended December 31,
                                                  -----------------------------------------------------------------
                                                    2000           1999          1998          1997          1996
                                                    ----           ----          ----          ----          ----
BALANCE AT BEGINNING OF YEAR                      $  5,830      $  6,192       $ 6,120       $ 5,602       $  5,635
Provision charged to expense                           361            45            62            60             60
Allowance of PSB at acquisition                          -             -           257             -              -
Loans charged off                                   (1,487)         (670)         (536)         (367)        (1,219)
Recoveries                                             475           263           289           825          1,126
                                                   -------        ------        ------        ------         ------
     Net (charge-offs) recoveries                   (1,012)         (407)         (247)          458            (93)
                                                   -------        ------        ------        ------         ------
BALANCE AT END OF YEAR                            $  5,179      $  5,830       $ 6,192       $ 6,120       $  5,602
                                                   =======        ======        ======        ======         ======

                                                                       Years Ended December 31,
                                                  -----------------------------------------------------------------
                                                    2000           1999          1998          1997         1996
                                                    ----           ----          ----          ----         ----
RATIOS:
     Allowance for loan losses:
        As % of total loans                          1.12%          1.49%        1.73%        1.87%          1.90%
        As multiple of net charge-offs                5.1X          14.3x        25.1x          *           60.2x
     Net charge-offs:
        As % of average total loans                   .23%           .11%         .07%          *             .03%
        As % of allowance for
          loan losses at year end                   19.54           6.98         3.99           *            1.66

* Ratios are not applicable for 1997, as recoveries exceeded charge-offs for the year.

Southside Bancshares Corp. and Subsidiaries


     The allowance for loan losses at December 31, 2000 was $5,179,000 or 1.12% of the total loans outstanding compared to $5,830,000 or 1.49% in 1999 and $6,192,000 or 1.73% in 1998. The balance of the allowance for loan losses decreased $651,000 in 2000, as net charge-offs exceeded the provision for the year. The increase in net charge-offs was primarily due to the disposition of one large commercial credit, which is discussed in more detail below. This decrease in the allowance, coupled with loan growth during the year, caused the allowance as a percentage of total loans to decrease to its present level of 1.12%. The Company increased the provision during 2000 in light of the increase in the loan portfolio. The $362,000 decrease in the allowance for loan losses during 1999 was the result of net charge-offs exceeding the provision amount for the year.

     Management records provisions for loan losses in amounts sufficient to result in an allowance for loan losses that covers current net charge-offs and probable losses believed to be inherent in the loan portfolio. Amounts charged against current income are based on such factors as past loan loss experience as it relates to current portfolio mix, evaluation of potential losses in the loan portfolio, prevailing economic conditions, and regular reviews of the portfolio conducted by loan officers, internal loan review staff, and bank regulatory agencies. The loan review process entails analyzing the borrower's financial condition, payment performance, impact of economic and business conditions on certain borrowers, loan concentration risk, sufficiency of collateral, and any other known risks inherent in borrowing relationships. This process is used as the basis for determining the adequacy of the allowance for loan losses. Company management believes the allowance for loan losses is adequate to cover probable losses in the loan portfolio under current conditions.


                              NONPERFORMING ASSETS

                                                                          (dollars in thousands)
                                                                               December 31,
                                                       ----------------------------------------------------------
                                                         2000         1999         1998         1997         1996
                                                         ----         ----         ----         ----         ----

Nonaccrual loans                                       $4,200        $6,695        $3,189      $2,977        $1,037
Past due 90 days or more and still accruing interest      339           221         1,361         517           146
                                                       ------        ------        ------      ------        ------
            TOTAL NONPERFORMING LOANS                   4,539         6,916         4,550       3,494         1,183
Other real estate owned                                 1,597           835           886       1,024           860
                                                       ------        ------        ------      ------        ------
            TOTAL NONPERFORMING ASSETS                 $6,136        $7,751        $5,436      $4,518        $2,043
                                                       ======        ======        ======      ======        ======
RATIOS:
     Nonperforming loans as % of
         total loans                                     0.98%         1.76%         1.27%       1.07%         0.40%
     Nonperforming assets as % of
         total loans and other real
         estate owned                                    1.32          1.97          1.52        1.38          0.69
     Nonperforming assets as % of
         total assets                                    0.83          1.14          0.89        0.82          0.39
     Allowance for loan losses
         as % of nonperforming loans                   114.10         84.30        136.09      175.16        473.54


     Nonperforming loans totaled $4,539,000 or .98% of the loan portfolio at December 31, 2000 compared to $6,916,000 or 1.76% of the loan portfolio at December 31, 1999. Nonperforming assets totaled $6,136,000 or .83% of total assets at December 31, 2000 compared to $7,751,000 or 1.14% of total assets at December 31, 1999. The decrease in both nonperforming loans and nonperforming assets in 2000 was caused by the disposition of one commercial credit totaling approximately $1,900.000. A portion of the collateral securing the credit was sold and the proceeds were used to reduce the outstanding principal balance. The remaining balance of $1,071,000, for which there was a specific allocation in the allowance for loan losses, was charged against the allowance for loan losses. Management continues to aggressively pursue collection of the remaining collateral on this credit, however, because

Southside Bancshares Corp. and Subsidiaries


of the uncertainties involved in the collection process, management believes charging off the balance in 2000 was the appropriate course of action.

     The 1999 increase in both nonperforming loans and nonperforming assets was caused by an increase in nonaccrual loans, which was the result of the addition of loans to two commercial borrowers. As discussed previously, one of these credits went through the disposition process in 2000. The other borrower is currently in the process of liquidating collateral to satisfy their obligations and sufficient reserves have been allocated within the allowance for loan losses should there be any shortfall.

     A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's loan policy generally requires that a credit meeting the above criteria be placed on nonaccrual status; however, loans which are past due 90 days or more as to the payment of principal or interest are also considered to be impaired. These loans are included in the total of nonperforming assets. Loans past due less than 90 days are generally not considered impaired; however, a loan which is current as to payments may be determined by management to demonstrate some of the characteristics of an impaired loan. In these cases, the loan is classified as impaired while management evaluates the appropriate course of action. The Company's primary basis for measurement of impaired loans is the collateral underlying the identified loan.

     Any loans classified for regulatory purposes, but not included above in nonperforming loans, do not represent material credits, about which management is aware of any information which causes management to have serious doubts as to the borrower's ability to comply with the loan repayment terms or which management reasonably expects will materially impact future operating results or capital resources. As of December 31, 2000, there were no concentrations of loans exceeding 10% of total loans, which were not disclosed as a category of loans in note 4 to the consolidated financial statements of the Company.

     The amounts received in cash and recognized as interest income on nonaccrual loans were $48,000, $62,000, and $194,000 for the years ended December 31, 2000, 1999, and 1998, respectively. If the contractual interest on these loans had been recognized, such income would have been $478,000, $623,000, and $252,000 for the years ended December 31, 2000, 1999, and 1998, respectively. There were no restructured loans at December 31, 2000 or 1999.


INVESTMENT PORTFOLIO

     The carrying value of the Company's investment portfolio decreased $25,780,000 during 2000 as a result of growth in the loan portfolio. Because of the increase in the Company's loan portfolio, the majority of the maturities and paydowns in the investment portfolio were utilized to fund loan growth.

     The carrying value of the Company's investment portfolio increased $38,294,000 during 1999 due to two leverage strategies executed during 1999, which totaled $40,000,000. Similar to the strategy implemented in 1998, the Company borrowed $40,000,000 from the Federal Home Loan Bank (FHLB) to fund the purchase of mortgage-backed securities. Procedures have been established to monitor the performance of these strategies on a monthly basis to ensure they meet the original projections and continue to provide a reasonable spread between the return on the assets purchased and the cost of the borrowings. Excluding the effects of the leverage strategy, the Company's portfolio declined slightly during 1999 because of growth in the loan portfolio.

     The Company's investment portfolio has historically provided a stable earnings base, a secondary source of liquidity, and is one of the primary means of adjusting interest rate sensitivity, thereby managing interest-rate risk. The investment portfolio contains a mixture of debt securities in terms of the types of securities, interest rates, and maturity distribution. This diversity, as well as management's conservative philosophy towards risk management, has resulted in a solid investment portfolio. Debt securities included in the held to maturity category are stated at cost, adjusted for amortization of premiums and accretion of discounts, in the Company's consolidated financial

Southside Bancshares Corp. and Subsidiaries


statements. Debt securities included in the available for sale category are recorded in the consolidated financial statements at fair value.

     The amortized cost and fair value of the Company's available for sale and held to maturity debt securities at December 31, 2000, 1999, and 1998 are shown below:

                                                                       (in thousands)
                                                  2000                      1999                      1998
                                        ----------------------     ----------------------     ---------------------
                                        AMORTIZED       FAIR        Amortized      Fair       Amortized     Fair
                                          COST          VALUE         Cost         Value        Cost        Value
                                          ----          -----         ----         -----        ----        -----
AVAILABLE FOR SALE:
    U.S. Treasury securities
       and obligations of U.S.
       Government agencies
       and corporations               $ 63,095      $ 63,140        $ 58,168      $ 56,970     $ 35,368    $ 35,835
    Obligations of states and
       political subdivisions            9,425         9,410           8,970         8,452        6,487       6,543
    Other securities                     5,258         5,258           4,915         4,914        2,321       2,323
                                      --------      --------        --------      --------     --------    --------
                                        77,778        77,808          72,053        70,336       44,176      44,701
    Mortgage-backed securities          81,016        80,220          91,801        88,294       53,328      53,194
                                      --------      --------        --------      --------     --------    --------
                                      $158,794      $158,028        $163,854      $158,630     $ 97,504    $ 97,895
                                      ========      ========        ========      ========     ========    ========

HELD TO MATURITY:
    U.S. Treasury securities
       and obligations of U.S.
       Government agencies
       and corporations               $ 14,899      $ 14,874        $ 36,784      $ 36,576     $ 55,769    $ 56,614
    Obligations of states and
       political subdivisions           20,039        20,300          23,165        23,094       25,647      26,568
    Other securities                      --            --               579           569         --          --
                                      --------      --------        --------      --------     --------    --------
                                        34,938        35,174          60,528        60,239       81,416      83,182
    Mortgage-backed securities           1,479         1,486           1,067         1,077        2,620       2,659
                                      --------      --------        --------      --------     --------    --------
                                      $ 36,417      $ 36,660        $ 61,595      $ 61,316     $ 84,036    $ 85,841
                                      ========      ========        ========      ========     ========    ========

     The Company has designated certain debt securities with a fair value of approximately $158,028,000 and $158,630,000 as available for sale at December 31, 2000 and 1999, respectively, with the differences of $766,000 and $5,224,000, respectively, between the fair value and amortized cost of such securities being recorded as an adjustment to the carrying value of the securities. The offsetting adjustment is recorded, net of the related tax effect, in shareholders' equity. Debt securities with an amortized cost of $36,417,000 and $61,595,000 at December 31, 2000 and 1999, respectively, remain as held to maturity securities, to be used for the Company's longer-term liquidity needs. The held to maturity securities at December 31, 2000 and 1999 reflected fair values of $36,660,000 and $61,316,000, respectively, which represent a net unrealized gain of $243,000 in 2000 and a net unrealized loss of $279,000 in 1999. Because it is not management's intention to sell securities from the portfolio, these gains or losses are not anticipated to be realized by the Company. The decrease in the held to maturity portfolio over the past few years was largely due to maturities, and the fact that most new security purchases are placed in the available-for-sale category.

     There were no sales of securities during 2000, 1999, and 1998.

     At December 31, 2000, there were no securities of a single issuer that exceeded 10% of shareholders' equity.

Southside Bancshares Corp. and Subsidiaries


DEPOSITS

     Deposits are the primary funding source for the Company's subsidiary banks and are acquired from a broad base of local markets, including both individual and commercial customers. Total deposits increased $58,384,000 in 2000 and decreased $7,479,000 in 1999.

     The increase in deposits during 2000 was largely to fund continued loan growth. This growth necessitated taking a more aggressive approach towards attracting and retaining deposits in order to meet current and future liquidity needs. To accomplish this, the Company began a certificate of deposit promotion priced near the upper end of deposit pricing in its local markets. The promotion began in July and over the second half of 2000 resulted in approximately $48,000,000 in new certificate of deposit relationships. In total, certificates of deposits increased $62,587,000 during 2000. This increase was partially offset by a $3,310,000 decrease in interest-bearing demand deposits and a $3,512,000 decrease in savings deposits. Both decreases were due in large part to the aforementioned certificates of deposit promotion. Because of the attractive rate, some of the Company's money market and savings customers decided to take advantage of the higher yield offered on the certificates of deposits. Also contributing to the increase in total deposits were noninterest-bearing demand deposits, which increased $2,619,000 due largely to deposit accounts associated with new lending relationships. As the Company attracted customers in both the commercial and residential real estate portfolio, rate incentives were offered, which encouraged customers to also develop deposit relationships with Company.

     The decrease in deposits during 1999 was largely due to a continued decline in certificates of deposit. In 1997 and 1998, certificates of deposit represented 47 percent of the Company's total deposits. In 1999, certificates of deposit represent only 43 percent of deposits. This decline was caused by several factors. First, the Company was not overly aggressive in its certificates of deposit pricing because the loan-to-deposit ratio lagged behind its peer group. Secondly, customers continued to liquidate certificates of deposit in order to invest into mutual funds, equity securities and other investment alternatives. Third, through much of 1999, depositors appeared more inclined to keep their funds liquid, partially explaining the increase in money market deposits, with the rising interest rate environment. Finally, Y2K concerns also prompted some deposit customers to liquidate their certificates of deposit at maturity during 1999. The decline in certificates of deposit was partially offset by a $16,415,000 increase in interest-bearing demand deposits and a $4,141,000 increase in noninterest-bearing demand deposits. These increases can largely be attributed to customer preference for liquidity in light of potential Y2K concerns.

Southside Bancshares Corp. and Subsidiaries


     The following table shows the breakdown of deposits at December 31, 2000, 1999, and 1998:

                                                                   (dollars in thousands)
                                                  2000                      1999                       1998
                                          --------------------     ----------------------      ---------------------
                                                       PERCENT                    Percent                  Percent
                                                       OF TOTAL                   of Total                 of Total
                                          AMOUNT       DEPOSITS        Amount     Deposits      Amount     Deposits
                                          ------       --------        ------     --------      ------     --------
Noninterest-bearing
     demand deposits                      $ 77,196          14%        $ 74,577         14%     $ 70,436         13%
Interest-bearing demand deposits           155,516          27          158,826         31       142,411         27
Savings deposits                            58,810          10           62,322         12        65,351         13
Time deposits under $100,000               234,709          41          178,857         35       196,930         38
                                          --------    --------         --------   --------      --------   --------
         Total core deposits               526,231          92          474,582         92       475,128         91
Time deposits $100,000 and
     over                                   47,963           8           41,228          8        48,161          9
                                          --------    --------         --------   --------      --------   --------
         Total deposits                   $574,194         100%        $515,810        100%     $523,289        100%
                                          ========    ========         ========   ========      ========   ========

     The following table shows the amount of time deposits $100,000 and over by time remaining until maturity at December 31, 2000, 1999, and 1998:

                                                                                (in thousands)
                                                                  2000              1999            1998
                                                                  ----              ----            ----

                         Three months or less                    $ 8,474          $19,385          $29,546
                         Over three through six months            12,782            8,317            6,371
                         Over six through twelve months           19,442           10,942            8,096
                         Over twelve months                        7,265            2,584            4,148
                                                                 -------          -------          -------
                                                                 $47,963          $41,228          $48,161
                                                                 =======          =======          =======

     The following table reflects the average daily balances, by category, at December 31, 2000, 1999, and 1998, and their weighted average interest rates for the respective years:

                                                                     (dollars in thousands)
                                                  2000                      1999                       1998
                                            --------------------     ----------------------    --------------------
                                            AVERAGE      AVERAGE      Average     Average      Average      Average
                                            BALANCE       RATE        Balance      Rate        Balance       Rate
                                            -------       ----        -------      ----        -------       ----
Noninterest-bearing demand
     deposits                           $    73,231          - %  $    67,759         - %   $    62,235        - %
Interest-bearing demand deposits            164,134       3.58        154,909      3.10         146,149     3.32
Savings deposits                             61,382       2.44         65,113      2.43          61,632     2.49
Time deposits under $100,000                198,371       5.55        187,002      5.00         188,065     5.32
Time deposits $100,000 and over              41,251       5.69         44,817      4.83          52,026     5.23
                                           --------      =====       --------      ====        --------     ====
                                        $   538,369               $   519,600               $   510,107
                                           ========                  ========                  ========

SHORT-TERM BORROWINGS

     Short-term borrowings are an alternative to other funding sources and consist primarily of Federal funds purchased and securities sold under agreements to repurchase.

     Securities sold under agreements to repurchase (REPO) represent an alternative used by larger commercial deposit customers as a cash management tool. Utilizing a daily REPO sweep account, commercial customers can earn interest on their excess funds, while still ensuring these balances are available to cover their operating needs. As with any transaction oriented cash management account, the balances fluctuate based on the customer's cash requirements on a given day. These accounts continue to gain favor with many of our commercial customers, which is evidenced by the increased balance in 1999 and 2000.

Southside Bancshares Corp. and Subsidiaries


     The following table is a summary of short-term borrowings at December 31, 2000, 1999, and 1998:

                                                                                (in thousands)
                                                                     2000            1999             1998
                                                                     ----            ----             ----

         Federal funds purchased                                $    5,750       $  1,000          $  -
         Securities sold under agreements
              to repurchase                                          7,952          7,603             2,949
                                                                    ------          -----             -----
                                                                $   13,702       $  8,603          $  2,949
                                                                    ======          =====             =====

     The average daily balances, weighted average daily interest rates, maximum month-end amounts outstanding, and average interest rates at year end for short-term borrowings were as follows:

                                                                      (dollars in thousands)
                                                     2000                      1999                    1998
                                             --------------------      ---------------------   --------------------
                                              AVERAGE      AVERAGE      Average     Average     Average     Average
                                              BALANCE       RATE        Balance      Rate       Balance      Rate
                                              -------       ----        -------      ----       -------      ----
Federal funds purchased                     $   6,917       6.62%      $   448       4.24%     $    -          -  %
Securities sold under
     agreements to
     repurchase                                 6,691       4.47         3,041       4.14          3,289     4.44
                                               ------                    -----                     -----
                                            $  13,608                 $  3,489                 $   3,289
                                               ======                    =====                     =====
Total maximum short-term
     borrowings outstanding
     at any month end during
     the year                               $  28,602                 $  8,603                 $   6,802
                                               ======                    =====                     =====
Average short-term borrowings
     rate at end of year                                    5.38%                    4.20%                   4.44%
                                                            ====                     ====                    ====


FHLB BORROWINGS

     The balance of FHLB borrowings decreased $12,974,000 during 2000, as the Company replaced some of the borrowings used to fund loan growth with deposits.

     The balance of FHLB borrowings increased $69,634,000 during 1999. This increase was due in part to the two leverage strategies totaling $40,000,000 implemented in 1999. The remainder of the increase was borrowings of the Company's lead bank to fund short-term liquidity needs.


OTHER BORROWINGS

         In August 2000, the Company established a $5,000,000 line of credit with UMB Bank, N.A. The purpose of this credit facility is to provide funding for stock repurchases by the Company. During 2000, the Company funded the repurchase of 200,100 shares of common stock with $1,900,000 in borrowings on this line of credit. The note bears interest at the prime lending rate minus 50 basis points, is secured by all of the outstanding common stock of the Bank of Ste. Genevieve and matures on August 28, 2001.


DEBT OF EMPLOYEE STOCK OWNERSHIP PLAN

     In September 1999, the Company's Employee Stock Ownership Plan borrowed $1,186,000 from an unaffiliated financial institution. Previously, this debt was financed through South Side National Bank in St. Louis, the proceeds of which were used to purchase shares of the Company's common stock. The debt is guaranteed by the Company and thus is reflected on the Company's consolidated balance sheet. The decrease during 2000 was due to the $198,000 annual principal payment due on the debt.

Southside Bancshares Corp. and Subsidiaries


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


RATE SENSITIVITY

     Interest rate sensitivity is a key component of asset/liability management and is related to liquidity because each is affected by maturing assets and sources of funds. Interest sensitivity, however, also takes into consideration those assets and liabilities with interest rates, which are subject to change prior to maturity. The objective of interest sensitivity management is to optimize earnings results, while managing, within internal policy constraints, interest rate risk. The Company's policy on interest rate sensitivity is to manage exposure to potential risk associated with changing interest rates by maintaining a balance sheet posture in which annual net interest income is not significantly affected by interest rate movements. The total absence of risk, as well as excessive risk, can result in less than acceptable returns; therefore, the Company manages its interest sensitivity risk between those two extremes.

     The table on the following page is an analysis of interest-sensitive assets and liabilities at December 31, 2000 over various time horizons. Because such an analysis does not capture many factors which determine interest rate risk, the Company has put more emphasis on the use of a simulation model to measure its exposure to changes in interest rates. Under different rate and growth assumptions, these projections enable the Company to adjust its strategies to protect the net interest margin against significant rate fluctuations. Uniform sensitivity reports and guidelines are used by all subsidiary banks of the Company. Current model projections indicate annual net interest income would change by less than 10% should rates rise or fall within 200 basis points from their current level. Based on historical analysis performed by the Company's subsidiary banks, interest-bearing demand and savings

Southside Bancshares Corp. and Subsidiaries


deposits have proven to be very stable core deposits even through interest rate fluctuations. Accordingly, management believes these deposits are not 100% rate sensitive within the period of three months or less. As a result, these deposits have been allocated between the four repricing categories using the analysis performed by each of the four banks, which results in the following breakdown on a consolidated basis: three months or less - 37%, three months through 12 months
- 38%, over one year through five years - 25%, and over five years - 0%.

     As reflected on the Repricing and Interest Rate Sensitivity Analysis on the following page, the Company has a well-balanced interest rate sensitivity position. Generally, a one-year gap ratio in a range of .80x - 1.20x indicates an entity is not subject to any undue interest rate risk. The Company's current one-year gap of .91x is within an acceptable range.

Southside Bancshares Corp. and Subsidiaries


                REPRICING AND INTEREST RATE SENSITIVITY ANALYSIS

                             (dollars in thousands)

                                December 31, 2000

                                                              OVER            OVER
                                                            3 MONTHS         1 YEAR
                                             3 MONTHS        THROUGH         THROUGH         OVER
                                              OR LESS       12 MONTHS        5 YEARS        5 YEARS         TOTAL
                                              -------       ---------        -------        -------         -----
Interest-earning assets:
     Interest-bearing deposits with banks  $      896      $        -     $        -     $        -      $      896
     Federal funds sold                        16,383               -              -              -          16,383
     Investments available for sale            25,950          16,747         66,196         49,135         158,028
     Investments held to maturity               4,040           9,915         10,398         12,064          36,417
     Loans, net of unearned discount (1)      275,234          43,450        127,691         17,031         463,406
                                              -------        --------        -------       --------         -------
        Total interest-earning assets         322,503          70,112        204,285         78,230         675,130
                                              -------        --------        -------       --------         -------
Cumulative interest-earning assets            322,503         392,615        596,900        675,130         675,130
                                              -------         -------        -------        -------         -------

Interest-bearing liabilities:
     Interest-bearing demand deposits          63,497          56,221         35,798              -         155,516
     Savings deposits                          16,335          25,459         17,016              -          58,810
     Time deposits under $100,000              48,285         128,520         57,800            104         234,709
     Time deposits $100,000 and over            8,760          32,224          6,979              -          47,963
     Federal funds purchased                    5,750               -              -              -           5,750
     Securities sold under agreements
          to repurchase                         7,952               -              -              -           7,952
     Other borrowings                               -           1,900            600              -           2,500
     FHLB borrowings                           30,000           8,000         31,170          1,777          70,947
     Debt of Employee Stock
          Ownership Plan                            -               -            988              -             988
                                              -------         -------        -------        -------         -------
        Total interest-bearing liabilities    180,579         252,324        150,351          1,881         585,135
                                              -------         -------        -------         ------         -------

Cumulative interest-bearing
     liabilities                              180,579         432,903        583,254        585,135         585,135
                                              -------         -------        -------        -------         -------

Gap analysis:
     Interest sensitivity gap              $  141,924      $ (182,212)    $   53,934     $   76,349      $   89,995
                                              =======         ========       =======        =======         =======
     Cumulative interest
        sensitivity gap                    $  141,924      $  (40,288)    $   13,646     $   89,995      $   89,995
                                              =======         ========       =======        =======         =======

Cumulative gap ratio of interest-
     earning assets to interest-bearing
     liabilities                                1.79X           .91X           1.02X          1.15X           1.15X
                                              =======         ========       =======        =======         =======

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

     Capital is categorized into two types: Tier I and Tier II. Tier I capital elements include total shareholders' equity less goodwill and excludes the effects of net unrealized gains or losses on available for sale securities. Tier II capital includes other supplementary capital elements, subject to certain limitations, such as mandatory convertible notes, subordinated debt, and the allowance for loan losses. The maximum amount of the allowance for loan losses, which can be included as Tier II capital, is 1.25% of risk-weighted assets.

     The capital guidelines require banking organizations to maintain a minimum total capital ratio of 8% (of which at least 4% must be Tier I capital). The Company's total capital ratios under the risk-weighted guidelines at December 31, 2000 and 1999 were 14.72% and 16.12%, respectively, which included Tier I capital ratios of 13.66% and 14.87%, respectively. In addition, the Company and its subsidiary banks must maintain a minimum Tier I leverage ratio (Tier I capital to adjusted total assets) of at least 3%. The Company's Tier I leverage ratios were 9.15% and 9.81% at December 31, 2000 and 1999, respectively. These ratios are well above the minimum risk-weighted capital requirements.

Southside Bancshares Corp. and Subsidiaries

     All of the subsidiary banks of the Company also exceeded the various regulatory capital requirements at December 31, 2000 and 1999. Management reviews the various capital measures monthly to ensure that they are within internal guidelines and within external guidelines as established by law, and management believes that the Company's current capital position is adequate to support its banking operations.

     The following is a summary of data and ratios pertaining to the Company's capital position at December 31, 2000, 1999, and 1998:

                                                                                  (dollars in thousands)
                                                                     ------------------------------------------------
                                                                     2000                  1999                  1998
                                                                     ----                  ----                  ----
            RISK-BASED CAPITAL:
               Tier I capital                                  $    66,518           $    64,086           $    61,036
               Total capital                                        71,697                69,478                65,778
               Risk-weighted assets                                486,962               430,943               377,905
            RISK-BASED CAPITAL RATIOS:
               Tier I capital to risk-weighted assets                13.66%                14.87%                16.15%
               Minimum requirement                                    4.00                  4.00                  4.00
               Total capital to risk-weighted assets                 14.72                 16.12                 17.41
               Minimum requirement                                    8.00                  8.00                  8.00
                                                               ===========           ===========           ===========

            TIER I CAPITAL:
               Tier I capital                                  $    66,518           $    64,086           $    61,036
               Average fourth quarter total
                  consolidated assets less
                  intangibles                                      727,246               653,410               609,771
            LEVERAGE CAPITAL RATIOS:
               Tier I capital to average total
                  consolidated assets less
                  intangibles                                         9.15%                 9.81%                10.01%
               Minimum requirement                                    3.00                  3.00                  3.00
                                                               ===========           ===========           ===========

RESULTS OF OPERATIONS
Southside Bancshares Corp. and Subsidiaries


                              RESULTS OF OPERATIONS

EARNINGS SUMMARY

     Net income was $6,487,000, $6,203,000, and $6,810,000 for the years ended
December 31, 2000, 1999, and 1998, respectively, which resulted in diluted earnings per common share of $0.77, $0.72, and $0.80 in each of those years. The $284,000 increase in net income during 2000 was attributable to increases in net interest and noninterest income, which were partially offset by an increase in the provision for loan losses and noninterest expense, as the growth achieved over the past few years began to provide accretive effects to earnings. The decrease in net income in 1999 versus 1998 was $607,000, and was largely due to an increase in operating expenses associated with the Company's expansion efforts in 1998 and 1999. In June 1998, the Company acquired two facilities as part of the PSB acquisition, and in 1999, the Company opened its sixteenth and seventeenth branches.

     Net income in 2000 results in a return on average assets (ROA) of 0.92%, compared to 0.97% and 1.15% in 1999 and 1998, respectively. The decrease in the Company's ROA was due to continued asset growth at the Company's subsidiary banks; however, a competitive deposit environment forced the Company to fund the asset growth with short-term borrowings and certificates of deposit. Both represented an increase in the Company's cost of funds and further squeezed the interest margin. This tightening of the net interest margin coupled with an increase in operating expense caused earnings growth to lag behind asset growth. The Company's ROE in 2000 was 9.76%, compared to 9.54% and 11.12% in 1999 and 1998, respectively. The increase in ROE in 2000 was due in part to the increase in earnings. In addition, the Company continued its efforts to better utilize excess capital including growth of the organization and the repurchase of common stock.


NET INTEREST INCOME

     Net interest income on a tax-equivalent basis increased by $410,000, $896,000, and $991,000 in 2000, 1999, and 1998, respectively. For the third consecutive year, the increase in net interest income was the result of an increase in average interest-earning assets, partially offset by a decrease in the net interest margin on average interest-earning assets. Higher interest rates during 2000 caused the average yield on interest-earning assets to increase 36 basis points to 7.85%; this interest rate environment, combined with a tightening of liquidity caused the Company's cost of funds to increase 62 basis points to 4.70%. Higher short-term interest rates caused an increase in both interest-bearing demand deposits and short-term borrowing costs. Strong asset growth caused the Company to utilize FHLB borrowings to fund loan growth in the first half of 2000. During the second half of the year, the Company replaced a portion of the borrowings and additional loan growth with an 11-month certificate of deposit promotion. While this promotion was highly successful in easing the Company's short-term liquidity needs, the interest rate paid to attract these deposits contributed to the increase in the cost of funds.

     The increase in net interest income in 1999 was also the result of an increase in average-earnings assets, which was partially offset by a decrease in the net interest margin. Competition for lending relationships and an increase in adjustable rate mortgage loans combined to drive the average yield on the loan portfolio down by 33 basis points to 8.37% in 1999 from 8.70% in the prior year. In addition, the $40,000,000 leverage strategies also added to the decline in the net interest margin. The strategies were designed to match maturities of investments and borrowings and earn a spread on the difference between the cost of the borrowings and the interest earned on the assets purchased. The strategies executed in 1999 were designed to provide a spread of 85 to 185 basis points depending on fluctuations in the interest-rate environment during the life of the underlying securities. While these strategies had a positive effect on net interest income, they reduced net interest margin. The Company's deposit and borrowing costs declined from 4.30% in 1998 to 4.08% in 1999. Because of minimal loan growth in the first half of 1999, management was not aggressive in deposit pricing throughout much of 1999.

         CONSOLIDATED AVERAGE BALANCE SHEETS AND AVERAGE INTEREST RATES

Southside Bancshares Corp. and Subsidiaries

                                                                                   (dollars in thousands)
                                                                                   YEAR ENDED DECEMBER 31,
                                                                        -------------------------------------------
                                                                                            2000
                                                                        -------------------------------------------
                                                                                                           AVERAGE
                                                                                           INTEREST         RATES
                                                                           AVERAGE          INCOME/        EARNED/
                                                                           BALANCE          EXPENSE         PAID
                                                                           -------          -------         ----
ASSETS:
     Loans, net of unearned discount (1) (2) (3)                        $   430,819      $   36,565         8.49%
     Investments in debt securities:
        Taxable (4)                                                         177,796          11,428         6.43
        Exempt from Federal income taxes (3) (4)                             30,170           2,267         7.51
     Short-term investments                                                   7,964             515         6.47
                                                                          ---------        --------
              Total interest-earning assets/
                  interest income/overall yield (3)                         646,749          50,775         7.85
                                                                                           --------         ====
     Allowance for loan losses                                               (5,175)
     Cash and due from banks and interest-bearing
        deposits with banks                                                  17,380
     Other assets                                                            49,892
                                                                           --------
              TOTAL ASSETS                                              $   708,846
                                                                            =======
LIABILITIES AND SHAREHOLDERS' EQUITY:
     Interest-bearing demand deposits                                   $   164,134           5,874         3.58%
     Savings deposits                                                        61,382           1,500         2.44
     Time deposits under $100,000                                           198,371          11,011         5.55
     Time deposits $100,000 and over                                         41,251           2,348         5.69
     Short-term borrowings                                                   13,608             757         5.56
     FHLB borrowings                                                         83,101           4,861         5.85
     Other borrowings                                                           578              52         9.00
     Debt of Employee Stock Ownership Plan                                    1,053              79         7.50
                                                                          ---------        --------
              Total interest-bearing liabilities/
                  interest expense/overall rate                             563,478          26,482         4.70%
                                                                                           --------         ----
     Noninterest-bearing demand deposits                                     73,231
     Other liabilities                                                        5,687
     Shareholders' equity                                                    66,450
                                                                            -------
              TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $   708,846
                                                                            =======
NET INTEREST INCOME                                                                      $   24,293
                                                                                           ========
NET INTEREST MARGIN ON AVERAGE INTEREST-EARNING ASSETS                                                      3.76%
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

Southside Bancshares Corp. and Subsidiaries


                                              (dollars in thousands)
                                             Years Ended December 31,
------------------------------------------------------------------------------------------------------------------
                            1999                                                      1998
----------------------------------------------------------        ------------------------------------------------
                                                 Average                                                   Average
                            Interest              Rates                               Interest              Rates
        Average              Income/             Earned/            Average            Income/             Earned/
        Balance              Expense              Paid              Balance            Expense              Paid
------------------------------------------------------------------------------------------------------------------
      $  355,874          $   29,783              8.37%         $   345,902         $   30,085              8.70%

         179,546              10,823              6.03              153,345              9,172              5.98
          32,521               2,492              7.66               29,020              2,326              8.01
          21,720               1,048              4.83               24,975              1,261              5.05
         -------             -------                                -------            -------

         589,661              44,146              7.49              553,242             42,844              7.74
                             -------              ====                                  ------              ====
          (6,143)                                                    (6,160)

          18,665                                                     15,097
          34,193                                                     27,945
         -------                                                    -------
      $  636,376                                                $   590,124
         =======                                                    =======

      $  154,909               4,798              3.10%         $   146,149              4,848              3.32%
          65,113               1,579              2.43               61,632              1,535              2.49
         187,002               9,353              5.00              188,065              9,997              5.32
          44,817               2,164              4.83               52,026              2,721              5.23
           3,489                 145              4.16                3,289                146              4.44
          41,406               2,198              5.31               10,659                610              5.72
               -                   -                 -                    -                  -                 -
             347                  26              7.50                    -                  -                 -
         -------             -------                                -------            --------

         497,083              20,263              4.08              461,820             19,857              4.30
                             -------              ====                                 -------              ====
          67,759                                                     62,235
           6,504                                                      4,813
          65,030                                                     61,256
         -------                                                    -------
      $  636,376                                                $   590,124
         =======                                                    =======
                          $   23,883                                                $   22,987
                             =======                                                   =======
                                                  4.05%                                                     4.15%
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

                                                                                        (in thousands)
                                                                                Years Ended December 31,
                                                     ------------------------------------------------------------------------------
                                                             2000 COMPARED TO 1999                    1999 Compared to 1998
                                                     -------------------------------------     ------------------------------------
                                                                     INCREASE (DECREASE)                      Increase (Decrease)
                                                                      DUE TO CHANGE IN                          Due to Change in
                                                        NET           ----------------            Net           ----------------
                                                      INCREASE      AVERAGE       AVERAGE       Increase       Average      Average
                                                     (DECREASE)      VOLUME         RATE       (Decrease)      Volume         Rate
Changes in interest income on:
     Loans                                            $ 6,782       $ 6,350       $   432       $  (302)      $   855       $(1,157)
     Investment securities:
        Taxable                                           605          (107)          712         1,651         1,574            77
        Exempt from Federal income
          taxes                                          (225)         (177)          (48)          166           271          (105)
     Short-term investments                              (533)         (811)          278          (213)         (160)          (53)
                                                      -------       -------       -------       -------       -------       -------
          TOTAL INTEREST INCOME                         6,629         5,255         1,374         1,302         2,540        (1,238)
                                                      -------       -------       -------       -------       -------       -------
Changes in interest expense on:
     Interest-bearing demand
        deposits                                        1,076           299           777           (50)          282          (332)
     Savings deposits                                     (79)          (86)            7            44            83           (39)
     Time deposits under $100,000                       1,658           590         1,068          (644)          (56)         (588)
     Time deposits $100,000
        and over                                          184          (181)          365          (557)         (359)         (198)
     Short-term borrowings                                612           548            64            (1)            9           (10)
     FHLB borrowings                                    2,663         2,419           244         1,588         1,635           (47)
     Other borrowings                                      52            52          --            --            --            --
     ESOP debt                                             53            53          --              26            26          --
                                                      -------       -------       -------       -------       -------       -------
          TOTAL INTEREST EXPENSE                        6,219         3,694         2,525           406         1,620        (1,214)
                                                      -------       -------       -------       -------       -------       -------
CHANGE IN NET INTEREST INCOME                         $   410       $ 1,561       $(1,151)      $   896       $   920       $   (24)
                                                      =======       =======       =======       =======       =======       =======

PROVISION FOR LOAN LOSSES

     Management records provisions for loan losses in amounts sufficient to result in an allowance for loan losses that covers probable losses believed to be inherent in the loan portfolio. Amounts charged against current income are based on such factors as past loan loss experience as it relates to current portfolio mix, evaluation of potential losses in the loan portfolio, prevailing economic conditions, and regular reviews of the portfolio conducted by loan officers, loan review staff, and bank regulatory agencies. The provision for loan losses increased $316,000 to $361,000 in 2000, compared to $45,000 in the prior year. The increase in the provision was largely the result of loan growth achieved over the past several quarters resulting in increased risk. The provision for loan losses was relatively low in 1999, largely due to the fact that the Company experienced a relatively low level of net charge-offs during 1999. The provision for loan losses was $361,000 in 2000, $45,000 in 1999, and $62,000 in 1998.

NONINTEREST INCOME

     Noninterest income increased $846,000 to $4,404,000 in 2000 compared to $3,558,000 the prior year. The increase was due to a $152,000 increase in service charge income resulting from management's commitment to improving results in this area and a $911,000 increase in other income. The increase in other income was largely

Southside Bancshares Corp. and Subsidiaries

the result of earnings on the cash surrender value of company-owned life insurance polices, which were purchased to offset the cost of deferred director fee and salary continuation programs at the Company and at its subsidiary banks. These two increases were partially offset by a $209,000 decline in gains on sales of loans. During most of 2000, borrowers continued to choose adjustable rate loan products, which are not sold into the secondary market; however, as interest rates on long-term fixed rate mortgage products and adjustable rate mortgage products have begun to converge, borrowers appear to be moving back into fixed rate loan products.

     Noninterest income increased $227,000 in 1999 to $3,558,000. The increase was due to increases in trust fees, service charges, and other income, as well as a decrease in losses on the other real estate owned (OREO), all of which were partially offset by a decrease in gains on sales of loans. The increase in trust fee income was largely due to another strong year in the stock market, as well as continued growth in the Company's personal trust business, which is the most profitable area within the trust department. The increase in service charge revenue resulted from pricing changes implemented in the current year to bring the Company's service charge in line with its competitors. The decrease in losses on the sales of OREO was due to the fact that there were no net gains or losses on the sales of properties in 1999. The decrease in gains on sales of loans was due, in large part, to the increasing interest rate environment during 1999. By the second half of the year, virtually all of the loans being generated were adjustable rate mortgages. These loans, which the Company keeps for its own portfolio, do not generate secondary market fee income. The increase in other income was due to earnings on company-owned life insurance purchased to offset the cost of deferred board fee and salary continuation programs which were established for directors and officers of the Company and the subsidiary banks.

NONINTEREST EXPENSE

     Noninterest expense increased $1,034,000 during 2000. This increase was the result of increases in each of the expense categories. Salaries and employees benefits increased $468,000 or 5% due in large part to normal pay increases. The $81,000 increase in occupancy expense was mainly due to having an entire year of costs associated with the branches opened in 1999. The $53,000 increase in data processing expense was the result of the Company's continuing investment in technology, which allows the Company to offer a wide range of products and services to its customers. The increase in advertising expense was planned as part of the Company's strategic business plan to grow the organization. The $194,000 increase in attorney's fees can be attributed to the costs associated with working certain problem credits through the collection process and legal fees associated with the Company's Tender Offer to purchase shares through a modified "Dutch Auction". Other noninterest expense remained relatively unchanged from the prior year.

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

INCOME TAXES

     Income tax expense was $2,358,000 in 2000 compared to $2,706,000 and $3,055,000 in 1999 and 1998, respectively. The Company's effective tax rate decreased to 26.7% in 2000, compared to 30.3% in 1999 and 31.1% in 1998. The decrease in the effective tax rate in 2000 was due to an increase in low-income housing tax credits and the purchase of company-owned life insurance, the earnings on which are exempt from Federal and state income tax.

ACCOUNTING PRONOUNCEMENTS

Southside Bancshares Corp. and Subsidiaries

      Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities, which was issued in June 1998, establishes accounting and reporting standards for derivative instruments and hedging activities. Under SFAS 133, derivatives are recognized on the balance sheet at fair value as an asset or liability. Changes in the fair value of derivatives are reported as a component of other comprehensive income or recognized as earnings through the income statement depending on the nature of the instrument. In June 1999, the FASB issued SFAS 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133, which defers the effective date of SFAS 133 from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000. Initial application should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated and documented pursuant to the provisions of SFAS 133, as amended. Earlier application of all of the provisions is encouraged but is permitted only as of the beginning of any fiscal quarter that begins after the issuance date of SFAS 133, as amended. Additionally, SFAS 133, as amended, should not be applied retroactively to financial statements of prior periods. In June 2000, the FASB issued SFAS No. 138 - Accounting for Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133, which addresses a limited number of issues causing implementation difficulties for numerous entities that apply SFAS 133, as amended. SFAS 138 amends the accounting and reporting standards of SFAS 133, as amended, for certain derivative instruments, certain hedging activities and for decisions made by the FASB relating to the Derivatives Implementation Group (DIG) process. The Company adopted SFAS 133 as of January 1, 2001, and it did not have a material impact on the consolidated financial statements.

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

FINANCIAL INSTRUMENT MARKET VALUE

     As disclosed in note 15 to the Company's consolidated financial statements, the fair value of financial instrument assets exceeded the balance sheet amounts of those instruments by $233,000 and $3,517,000 as of December 31, 2000 and 1999, respectively, while the fair value of financial instrument liabilities was less than the balance sheet amounts of those instruments by $1,983,000 and $79,000 as of December 31, 2000 and 1999, respectively.

Southside Bancshares Corp. and Subsidiaries

     Such comparative information reflects the effect of the current rate environment, as well as the Company's asset/liability and credit risk management programs. The fair value estimates are based on existing financial instruments at December 31, 2000 and do not reflect amounts which would be ultimately realized in the normal course of business.


                    COMMON STOCK - MARKET PRICE AND DIVIDENDS

     The Company's common stock is traded on The NASDAQ Stock Market under the symbol SBCO.

     The table below sets forth the high and low bid prices for the Company's common stock for the periods presented.

                                           2000                                            1999
                           ------------------------------------          --------------------------------------
 QUARTER                   1ST         2ND         3RD       4TH         1st         2nd         3rd         4th
                           ---         ---         ---       ---         ---         ---         ---         ---

Low bid               $    7.50   $   6.50   $    7.375 $    6.875   $  10.75   $   10.00    $   9.00    $   8.31
High bid                  10.00       9.25       10.00       8.50       13.00       11.63       11.31        9.75
Dividends paid
     per common
     share                  .08        .08         .08        .08         .08         .08         .08         .08
                            ===        ===         ===        ===         ===         ===         ===         ===

     The market price of the Company's common stock on February 16, 2001 was $10.875 bid, $11.438 asked. The approximate number of shareholders of the common stock of the Company as of February 16, 2000 was 1,000.

FINANCIAL REPORT

     A copy of the Company's 2000 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, including all exhibits and financial statements thereto, is available without charge to shareholders on written request to Joseph W. Pope, Senior Vice President and Chief Financial Officer, Southside Bancshares Corp., 3606 Gravois Avenue, St. Louis, Missouri 63116.

ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Southside Bancshares Corp. will be held at 2:00 p.m. on July 26, 2001 at South Side National Bank's Telegraph facility, which is located at 4111 Telegraph Road, St. Louis, Missouri.

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

TRANSFER AGENT

     The Company's transfer agent is UMB Bank, N.A., Securities Transfer Division, P.O. Box 410064, Kansas City, Missouri 64141-0064, (816) 860-7786.

                           SOUTHSIDE BANCSHARES CORP.
                               3606 Gravois Avenue
                               St. Louis, MO 63116
                                 (314) 776-7000

                    STATEMENT OF MANAGEMENT'S RESPONSIBILITY
                            FOR FINANCIAL STATEMENTS


                                February 16, 2001




The management of Southside Bancshares Corp. (the Company) is responsible for the preparation and integrity of all information contained in the accompanying consolidated financial statements. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America appropriate in the circumstances. In preparing the consolidated financial statements, management makes informed judgments and estimates.

To help meet this responsibility, the Company maintains a system of internal control that is reviewed and revised, as necessary, in view of the results of internal and independent audits, management recommendations, changes in the Company's business, and other conditions that come to management's attention. Management believes that the Company's system, taken as a whole, provides reasonable assurance that (1) transactions are executed in accordance with management's general or specific authorization, (2) transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America and to maintain accountability for assets, (3) access to assets is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Management also seeks to assure the objectivity and integrity of the Company's financial data by careful selection of managers, an internal audit function, and organizational arrangements that provide an appropriate division of responsibility.

The Company's consolidated financial statements have been audited by KPMG LLP, independent certified public accountants. Their Independent Auditors' Report, which is based on an audit made in accordance with auditing standards generally accepted in the United States of America, expresses an opinion as to the fair presentation of the consolidated financial statements. In performing their audit, KPMG LLP considers the Company's internal control to the extent they deem necessary in order to issue their opinion on the consolidated financial statements.

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




Thomas M. Teschner                                     Joseph W. Pope
President and Chief Executive Officer                  Senior Vice President and
                                                       Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT



The Board of  Directors and Shareholders
Southside Bancshares Corp.:

     We have audited the accompanying consolidated balance sheets of Southside Bancshares Corp. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southside Bancshares Corp. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.




St. Louis, Missouri
February 16, 2001

                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                    (dollars in thousands, except share data)


                                            ASSETS                                                    2000                  1999
                                                                                                      ----                  ----
Cash and due from banks ................................................................            $  17,102             $  19,311
Interest-bearing deposits in banks .....................................................                  896                   159
                                                                                                    ---------             ---------
              Cash and cash equivalents ................................................               17,998                19,470
                                                                                                    ---------             ---------
Federal funds sold .....................................................................               16,383                 2,600
Investments in debt and equity securities:
     Available for sale, at fair value .................................................              158,028               158,630
     Held to maturity, at amortized cost (fair value
        of $36,660 in 2000 and $61,316 in 1999) ........................................               36,417                61,595
                                                                                                    ---------             ---------
              Total investments in debt and equity securities ..........................              194,445               220,225
                                                                                                    ---------             ---------
Loans, net of unearned discount ........................................................              463,406               392,437
     Less allowance for loan losses ....................................................                5,179                 5,830
                                                                                                    ---------             ---------
              Loans, net ...............................................................              458,227               386,607
                                                                                                    ---------             ---------
Premises and equipment .................................................................               17,206                17,563
Other assets ...........................................................................               33,168                31,687
                                                                                                    ---------             ---------
              TOTAL ASSETS .............................................................            $ 737,427             $ 678,152
                                                                                                    =========             =========

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
     Noninterest-bearing ...............................................................            $  77,196             $  74,577
     Interest-bearing ..................................................................              496,998               441,233
                                                                                                    ---------             ---------
              Total deposits ...........................................................              574,194               515,810
Federal funds purchased ................................................................                5,750                 1,000
Securities sold under agreements to repurchase .........................................                7,952                 7,603
FHLB borrowings ........................................................................               70,947                83,921
Other borrowings .......................................................................                2,500                   600
Debt of Employee Stock Ownership Plan ..................................................                  988                 1,186
Other liabilities ......................................................................                5,695                 3,624
                                                                                                    ---------             ---------
              Total liabilities ........................................................              668,026               613,744
                                                                                                    ---------             ---------
Commitments and contingent liabilities
Shareholders' equity:
     Cumulative preferred stock, no par value, 1,000,000 shares
        authorized and unissued ........................................................                 --                    --
     Common stock, $1 par value, 15,000,000 shares authorized,
        8,985,378 shares issued in 2000 and 1999 .......................................                8,985                 8,985
     Surplus ...........................................................................                5,516                 5,431
     Retained earnings .................................................................               62,592                58,765
     Unearned Employee Stock Ownership Plan shares .....................................                 (791)                 (988)
     Treasury stock, at cost, 591,850 and 391,750 shares in
        2000 and 1999, respectively ....................................................               (6,394)               (4,335)
     Accumulated other comprehensive income (loss) .....................................                 (507)               (3,450)
                                                                                                    ---------             ---------
              Total shareholders' equity ...............................................               69,401                64,408
                                                                                                    ---------             ---------
              TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...............................            $ 737,427             $ 678,152
                                                                                                    =========             =========


See accompanying notes to consolidated financial statements.

                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998
                    (dollars in thousands, except share data)

                                                                                             2000           1999             1998
                                                                                             ----           ----             ----
Interest income:
     Interest and fees on loans .....................................................     $   36,388     $   29,652     $    30,259
     Interest on investments in debt and equity securities available for sale:
        Taxable .....................................................................          9,769          8,085           4,614
        Exempt from Federal income taxes ............................................            422            368             162
     Interest on investments in debt securities held to maturity:
        Taxable .....................................................................          1,659          2,738           4,558
        Exempt from Federal income taxes ............................................          1,074          1,277           1,373
     Interest on short-term investments .............................................            515          1,048           1,261
                                                                                          ----------     ----------     -----------
               TOTAL INTEREST INCOME ................................................         49,827         43,168          42,227
                                                                                          ----------     ----------     -----------
Interest expense:
     Interest on deposits ...........................................................         20,733         17,894          19,101
     Interest on short-term borrowings ..............................................            757            145             146
     Interest on FHLB borrowings ....................................................          4,861          2,198             610
     Other borrowings ...............................................................             52           --              --
     Interest on debt of Employee Stock Ownership Plan ..............................             79             26            --
                                                                                          ----------     ----------     -----------
               TOTAL INTEREST EXPENSE ...............................................         26,482         20,263          19,857
                                                                                          ----------     ----------     -----------
               NET INTEREST INCOME ..................................................         23,345         22,905          22,370
Provision for loan losses ...........................................................            361             45              62
                                                                                          ----------     ----------     -----------
               NET INTEREST INCOME AFTER PROVISION
                   FOR LOAN LOSSES ..................................................         22,984         22,860          22,308
                                                                                          ----------     ----------     -----------
Noninterest income:
     Trust fees .....................................................................          1,217          1,225           1,142
     Service charges on deposit accounts ............................................          1,602          1,450           1,330
     Gains on the sales of loans ....................................................             66            275             430
     Net losses on sales of other real estate owned and other
        foreclosed property .........................................................           --             --              (104)
     Other ..........................................................................          1,519            608             533
                                                                                          ----------     ----------     -----------
               TOTAL NONINTEREST INCOME .............................................          4,404          3,558           3,331
                                                                                          ----------     ----------     -----------
Noninterest expense:
     Salaries and employee benefits .................................................          9,402          8,934           8,247
     Net occupancy and equipment expense ............................................          2,817          2,736           2,251
     Data processing ................................................................            803            750             573
     Advertising ....................................................................            614            440             420
     Attorney fees ..................................................................            420            226             327
     Other ..........................................................................          4,487          4,423           3,956
                                                                                          ----------     ----------     -----------
               TOTAL NONINTEREST EXPENSE ............................................         18,543         17,509          15,774
                                                                                          ----------     ----------     -----------
               INCOME BEFORE INCOME
                   TAX EXPENSE ......................................................          8,845          8,909           9,865
Income tax expense ..................................................................          2,358          2,706           3,055
                                                                                          ----------     ----------     -----------
               NET INCOME ...........................................................     $    6,487     $    6,203     $     6,810
                                                                                          ==========     ==========     ===========
SHARE DATA:
     Earnings per common share - basic ..............................................     $     0.78     $     0.74     $      0.82
                                                                                          ==========     ==========     ===========
     Earnings per common share - diluted ............................................     $     0.77     $     0.72     $      0.80
                                                                                          ==========     ==========     ===========
     Dividends paid per common share ................................................     $     0.32     $     0.32     $      0.29
                                                                                          ==========     ==========     ===========
             Average common shares outstanding ......................................      8,363,828      8,414,752       8,297,250
                                                                                          ==========     ==========     ===========
     Average common shares outstanding, including
        potentially dilutive shares .................................................      8,437,139      8,598,161       8,554,635
                                                                                          ==========     ==========     ===========

See accompanying notes to consolidated financial statements.

                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                    (dollars in thousands, except share data)





                                                                                                            ACCUMULATED
                                                                                       UNEARNED              OTHER COM-
                                                    COMMON                RETAINED       ESOP      TREASURY  PREHENSIVE
                                                    STOCK     SURPLUS     EARNINGS      SHARES      STOCK   INCOME (LOSS)   TOTAL
                                                    -----     -------     --------      ------      -----   -------------   -----
BALANCE AT DECEMBER 31, 1997 ...................    $8,577    $   305     $ 50,841     $(1,384)    $(1,820)    $   134     $ 56,653
Comprehensive income:
     Net income ................................      --         --          6,810        --          --          --          6,810
     Change in net unrealized gain
       (loss) on available for sale
       securities, net of tax effect ...........      --         --           --          --          --           124          124
                                                    ------    -------     --------     -------     -------     -------     --------
           Total comprehensive income ..........      --         --          6,810        --          --           124        6,934
Cash dividends paid ($.29 per share) ...........      --         --         (2,402)       --          --          --         (2,402)
Allocation of 37,062 shares to
     ESOP participants .........................      --          263         --           198        --          --            461
Stock options exercised ........................      --          (90)        --          --            90        --           --
Issuance of 408,348 common shares
     in acquisition ............................       408      4,770         --          --          --          --          5,178
Purchase of 140,000 common shares
     for treasury ..............................      --         --           --          --        (1,860)       --         (1,860)
                                                    ------    -------     --------     -------     -------     -------     --------
BALANCE AT DECEMBER 31, 1998 ...................     8,985      5,248       55,249      (1,186)     (3,590)        258       64,964
Comprehensive income:
     Net income ................................      --         --          6,203        --          --          --          6,203
     Change in net unrealized gain
       (loss) on available for sale
       securities, net of tax effect ...........      --         --           --          --          --        (3,708)      (3,708)
                                                    ------    -------     --------     -------     -------     -------     --------
            Total comprehensive income .........      --         --          6,203        --          --        (3,708)
                                                                                                                              2,495
Cash dividends paid ($.32 per share) ...........      --         --         (2,687)       --          --          --         (2,687)
Allocation of 37,062 shares to
     ESOP participants .........................      --          183         --           198        --          --            381
Purchase of 67,730 common shares
     for treasury ..............................      --         --           --          --          (745)       --           (745)
                                                    ------    -------     --------     -------     -------     -------     --------
BALANCE AT DECEMBER 31, 1999 ...................     8,985      5,431       58,765        (988)     (4,335)     (3,450)      64,408
Comprehensive income:
     Net income ................................      --         --          6,487        --          --          --          6,487
     Change in net unrealized gain
       (loss) on available for sale
       securities, net of tax effect ...........      --         --           --          --          --         2,943        2,943
                                                    ------    -------     --------     -------     -------     -------     --------
            Total comprehensive income .........      --         --          6,487        --          --         2,943        9,430

Cash dividends paid ($.32 per share) ...........      --         --         (2,660)       --          --          --         (2,660)
Allocation of 37,062 shares to
     ESOP participants .........................      --           85         --           197        --          --
                                                                                                                                282
Purchase of 200,100 common shares
     for treasury ..............................      --         --           --          --        (2,059)       --         (2,059)
                                                    ------    -------     --------     -------     -------     -------     --------
BALANCE AT DECEMBER 31, 2000 ...................    $8,985    $ 5,516     $ 62,592     $  (791)    $(6,394)    $  (507)    $ 69,401
                                                    ======    =======     ========     =======     =======     =======     ========


See accompanying notes to consolidated financial statements.

                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998
                                 (in thousands)


                                                                                               2000           1999           1998
                                                                                               ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income .......................................................................      $  6,487       $  6,203       $  6,810
     Adjustments to reconcile net income to net cash provided by operating activities:
           Depreciation and amortization ..............................................         2,126          2,399          1,686
           Provision for loan losses ..................................................           361             45             62
           Provision for deferred income taxes ........................................            (9)           (63)            (7)
           Net losses on sales of other real estate owned and
                 other foreclosed property ............................................          --             --              104
           Increase (decrease) in income taxes payable ................................           714            133           (370)
           Increase in accrued interest receivable ....................................          (404)          (317)          (234)
           Increase (decrease) in accrued interest payable ............................           765           (382)           280
           Employee Stock Ownership Plan compensation expense .........................           282            381            461
           Origination of loans for sale ..............................................        (4,256)       (15,992)       (31,798)
           Proceeds from sales of loans ...............................................         3,886         16,267         32,228
           Other operating activities, net ............................................          (833)          (735)        (1,059)
                                                                                             --------       --------       --------
                NET CASH PROVIDED BY OPERATING ACTIVITIES .............................         9,119          7,939          8,163
                                                                                             --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Net (increase) decrease in Federal funds sold ....................................       (13,783)        27,300        (12,700)
     Proceeds from maturities of and principal payments on debt securities:
        Available for sale ............................................................        25,808         26,154         31,703
        Held to maturity ..............................................................        25,154         23,603         35,288
     Purchases of debt securities:
        Available for sale ............................................................       (20,987)       (93,008)       (45,927)
        Held to maturity ..............................................................          (100)        (1,410)       (19,811)
     Net (increase) decrease in loans .................................................       (72,989)       (36,532)        14,627
     Recoveries of loans previously charged off .......................................           475            263            289
     Purchases of premises and equipment ..............................................          (976)        (2,617)        (4,423)
     Proceeds from sales of other real estate owned ...................................           216            173            241
     Purchase of company-owned life insurance .........................................          (901)       (15,882)          --
     Cash and cash equivalents acquired, net of cash paid .............................          --             --            8,238
                                                                                             --------       --------       --------
                NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES ...................       (58,083)       (71,956)         7,525
                                                                                             --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net (decrease) increase in demand and savings deposits ...........................        (4,203)        17,527          5,423
     Net increase (decrease) in time deposits .........................................        62,587        (25,006)       (20,760)
     Net increase in Federal funds purchased ..........................................         4,750          1,000           --
     Net increase (decrease) in securities sold under agreements to repurchase ........           349          4,654         (2,384)
     Proceeds from FHLB borrowings ....................................................        28,000         69,800         12,000
     Repayments of FHLB borrowings ....................................................       (40,974)          (166)        (6,083)
     Proceeds from  other borrowings ..................................................         1,900           --             --
     Proceeds from debt of Employee Stock Ownership Plan ..............................          --            1,186           --
     Repayment of ESOP debt ...........................................................          (198)          --             --
     Purchase of treasury stock .......................................................        (2,059)          (745)        (1,860)
     Cash dividends paid ..............................................................        (2,660)        (2,687)        (2,402)
                                                                                             --------       --------       --------
                NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES ...................        47,492         65,563        (16,066)
                                                                                             --------       --------       --------
                NET (DECREASE) INCREASE IN CASH AND CASH
                       EQUIVALENTS ....................................................        (1,472)         1,546           (378)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ..........................................        19,470         17,924         18,302
                                                                                             --------       --------       --------
CASH AND CASH EQUIVALENTS, END OF YEAR ................................................      $ 17,998       $ 19,470       $ 17,924
                                                                                             ========       ========       ========
Supplemental disclosures of cash flow information:
     Cash paid during the year for:
        Interest on deposits and borrowings ...........................................      $ 25,717       $ 20,645       $ 20,137
        Income taxes ..................................................................         2,165          2,822          3,165
                                                                                             ========       ========       ========
     Noncash transactions:
        Transfers to other real estate owned in settlement of loans ...................      $    969       $    138       $    174
        Issuance of common shares in acquisition ......................................          --             --            5,178
        Issuance of stock under stock option plan .....................................          --             --               90
                                                                                             ========       ========       ========


See accompanying notes to consolidated financial statements.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999, AND 1998


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

     The accounting and reporting policies of the Company conform, in all material respects, to accounting principles generally accepted in the United States of America and within the banking industry. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, including the determination of the allowance for loan losses, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

INTEREST ON LOANS

     Interest on commercial, real estate mortgage, and installment loans is credited to income based on the principal amount outstanding. Loans are placed on a nonaccrual basis when interest is past due 90 days or more and when, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, interest accrued in the current year but not collected is charged against current income, with any prior year interest accrued and unpaid charged against the allowance for loan losses. Subsequent interest payments received on such loans are applied to principal if there is any doubt as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status only when borrowers have brought all past due principal and interest payments current and, in the opinion of management, the borrowers have demonstrated the ability to make future payments of principal and interest as scheduled.

     Loan origination fees and certain direct origination costs, to the extent deemed significant, are deferred and amortized over the life of the underlying loan.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance for loan losses is maintained at a level considered adequate to provide for probable loan losses based on management's evaluation of current economic conditions, changes in the character and size of the loan portfolio, portfolio risk characteristics, prior loss experience, and results of periodic credit reviews of the loan portfolio.

     Management believes the allowance for loan losses is adequate to absorb probable losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. Additionally, regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks' allowances for loan losses. Such agencies may require the subsidiary banks to increase their allowances for loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

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

 PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over periods of 10 to 40 years for buildings and 3 to 15 years for furniture and equipment. Rents collected under lease agreements for space in subsidiary bank buildings are credited to net occupancy and equipment expense in the noninterest expense category.

INTANGIBLE ASSETS

     Intangible assets, consisting primarily of goodwill and a core deposit base premium, are included in other assets in the consolidated balance sheets. Goodwill, the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over 15 years. The core deposit base premium is being amortized over 10 years, the estimated life of the deposit base acquired. Gross intangible assets totaled $7,178,000 at December 31, 2000 and 1999 with accumulated amortization of $3,789,000 and $3,406,000, respectively.

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

TRUST ASSETS

     Assets held by the Company's national banking subsidiary in a fiduciary or agency capacity for customers are not included in the consolidated financial statements, as such items are not assets of the

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


Company or its subsidiary banks. Trust department operating expenses are included in noninterest expense on the consolidated statements of income.

EARNINGS PER COMMON SHARE

     Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

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


NOTE 2 -- INVESTMENTS IN DEBT AND EQUITY SECURITIES

     The amortized cost and fair values of debt and equity securities classified as available for sale at December 31, 2000 and 1999 are as follows:

                                                (in thousands)
                                                     2000
                               -------------------------------------------------
                                                    GROSS
                                AMOR-             UNREALIZED
                                TIZED             ----------             FAIR
                                 COST        GAINS         LOSSES        VALUE
                                 ----        --------------------        -----
U.S. Treasury
    securities and
    obligations of
    U.S. Govern-
    ment agencies
    and corpora-
    tions                      $ 63,095     $   273      $    (228)     $ 63,140
Obligations of
    states and
    political
    subdivisions                  9,425          30            (45)        9,410
Mortgage-backed
    securities                   81,016         361         (1,157)       80,220
Other securities                  5,258        --             --           5,258
                               --------     -------      ---------      --------
                               $158,794     $   664      $  (1,430)     $158,028
                               ========     =======      =========      ========

                                                 (in thousands)
                                                      1999
                               -------------------------------------------------
                                                    Gross
                                Amor-             Unrealized
                                Tized             ----------             Fair
                                 Cost        Gains         Losses        Value
                                 ----        --------------------        -----
U.S. Treasury
    securities and
    obligations of
    U.S. Govern-
    ment agencies
    and corpora-
    tions                      $ 58,168     $     1      $  (1,199)     $ 56,970
Obligations of
    states and
    political
    subdivisions                  8,970        --             (518)        8,452
Mortgage-backed
    securities                   91,801           5         (3,512)       88,294
Other securities                  4,915        --               (1)        4,914
                               --------     -------      ---------      --------
                               $163,854     $     6      $  (5,230)     $158,630
                               ========     =======      =========      ========

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

     The amortized cost and fair value of debt and equity securities classified as available for sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                                             (in thousands)
                                                          AMOR-
                                                          TIZED           FAIR
                                                           COST           VALUE
                                                         --------       --------
Due in one year or less                                  $ 11,806       $ 11,801
Due after one year through
   five years                                              44,163         44,338
Due after five years through
   ten years                                               10,323         10,277
Due after ten years                                         6,328          6,234
Mortgage-backed securities                                 81,016         80,220
Federal Home Loan Bank stock -
   no stated maturity                                       4,707          4,707
Federal National Mortgage Association
   stock - no stated maturity                                   5              5
Federal Reserve Bank stock -
   no stated maturity                                         446            446
                                                         --------       --------
                                                         $158,794       $158,028

     The amortized cost and fair values of debt securities classified as held to maturity at December 31, 2000 and 1999 are as follows:

                                                (in thousands)
                                                     2000
                               -------------------------------------------------
                                                    GROSS
                                AMOR-             UNREALIZED
                                TIZED             ----------             FAIR
                                 COST        GAINS         LOSSES        VALUE
                                 ----        --------------------        -----
U.S. Treasury
    securities and
    obligations of
    U.S. Govern-
    ment agencies
    and corpora-
    tions                      $ 14,899     $    5       $     (30)     $ 14,874
Obligations of
    states and
    political
    subdivisions                 20,039         283            (22)       20,300
Mortgage-backed
    securities                    1,479          13             (6)        1,486
                               --------     ------       ---------      --------
                               $ 36,417     $  301       $     (58)     $ 36,660
                               ========     ======       =========      ========

                                                 (in thousands)
                                                      1999
                               -------------------------------------------------
                                                    Gross
                                Amor-             Unrealized
                                Tized             ----------             Fair
                                 Cost        Gains         Losses        Value
                                 ----        --------------------        -----
U.S. Treasury
    securities and
    obligations of
    U.S. Govern-
    ment agencies
    and corpora-
    tions                      $ 36,784     $    27      $    (235)      $36,576
Obligations of
    states and
    political
    subdivisions                 23,165         226           (297)       23,094
Mortgage-backed
    securities                    1,646          10            (10)        1,646
                               --------     -------      ---------      --------
                               $ 61,595     $   263      $    (542)     $ 61,316
                               ========     =======      =========      ========

     The amortized cost and fair value of debt securities classified as held to maturity at December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                                             (in thousands)
                                                          AMOR-
                                                          TIZED           FAIR
                                                           COST           VALUE
                                                         --------       --------
Due in one year or less                                  $ 12,475       $ 12,472
Due after one year through
    five years                                             10,399         10,485
Due after five years through
    ten years                                               9,214          9,367
Due after ten years                                         2,850          2,850
Mortgage-backed securities                                  1,479          1,486
                                                         --------       --------
                                                         $ 36,417       $ 36,660
                                                         ========       ========

     There were no sales of debt or equity securities during 2000, 1999, and 1998.

     The carrying value of securities pledged to secure deposits and collateralize borrowings amounted to $135,475,000 and $112,852,000 at December 31, 2000 and 1999, respectively.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE  3 -- LOANS

     Loans, by category, at December 31, 2000 and 1999 are as follows:

                                                            (in thousands)
                                                         2000             1999
                                                         ----             ----
Commercial, financial,
    and agricultural                                   $ 78,586         $ 73,943
Real estate - commercial                                157,771          136,697
Real estate - construction                               28,808           19,078
Real estate - residential                               161,252          131,074
Consumer                                                 27,189           23,130
Industrial revenue bonds                                  5,339            3,879
Other                                                     4,461            4,636
                                                       --------         --------
          Total loans                                   463,406          392,437
Less allowance for loan
    losses                                                5,179            5,830
                                                       --------         --------
          Loans, net                                   $458,227         $386,607
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

     The Company's investment in industrial revenue bonds is classified as held to maturity. The estimated fair value of these instruments was $5,553,000 and $4,034,000 at December 31, 2000 and 1999, respectively.

     Activity in the allowance for loan losses for the years ended December 31, 2000, 1999, and 1998 was as follows:

                                                     (in thousands)
                                             2000          1999          1998
                                             ----          ----          ----
Balance at beginning of
    year                                    $ 5,830       $ 6,192       $ 6,120
Provision charged
    to expense                                  361            45            62
Allowance of PSB at acquisition                --            --             257
Loans charged off                            (1,487)         (670)         (536)
Recoveries                                      475           263           289
                                            -------       -------       -------
Balance at end of year                      $ 5,179       $ 5,830         6,192
                                            =======       =======       =======


     A summary of impaired loans, including nonaccrual loans, at December 31, 2000 and 1999 follows:

                                                              (in thousands)
                                                            2000           1999
                                                            ----           ----
Nonaccrual loans                                           $4,200         $6,695
Impaired loans continuing
    to accrue interest                                        339            221
                                                           ------         ------
           Total impaired loans                            $4,539         $6,916
                                                           ======         ======

Allowance for losses on impaired
    loans                                                  $1,529         $2,753
                                                           ======         ======
Impaired loans with no related
    allowance for loan losses                              $  474         $  669
                                                           ======         ======

     The average balance of impaired loans was $5,080,000, $5,839,000, and $5,944,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

     If interest on nonaccrual loans, including amounts computed on principal balances charged off on such loans, had been accrued, such income would have been $478,000, $623,000, and $252,000 for the years ended December 31, 2000,
1999, and 1998, respectively. The amount recognized as interest income on nonaccrual loans was $48,000, $62,000, and $194,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

     The amount recognized as interest income on other impaired loans continuing to accrue interest was $31,000, $20,000, and $343,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

     There were no restructured loans at December 31, 2000 and 1999.

     Aggregate loan transactions involving executive officers and directors of the Company and its subsidiaries for the year ended December 31, 2000 are summarized below (in thousands). This summary excludes all loans to executive officers and directors whose indebtedness to the Company and its subsidiaries did not exceed $60,000 at any time during 2000.


Aggregate balance, December 31, 1999                            $ 35,378
New loans and advances                                            24,970
Repayments                                                       (25,776)
                                                                --------
Aggregate balance, December 31, 2000                            $ 34.582
                                                                ========

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


     All such loans to executive officers and directors were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility. There were no loans involving executive officers and directors, which were on nonaccrual status or past due 90 days and still accruing interest as of December 31, 2000.

NOTE  4 -- PREMISES AND EQUIPMENT
  Premises and equipment at December 31, 2000 and 1999 are as follows:


                                      (in thousands)
                                     2000        1999
                                     ----        ----

Land                              $   3,867   $  3,867
Buildings                            16,307     16,158
Furniture and equipment               7,540      6,911
                                  ---------   --------
                                     27,714     26,936
Less accumulated depreciation        10,508      9,373
                                  ---------   --------
                                  $  17,206   $ 17,563
                                  =========   ========

     Depreciation of premises and equipment charged to net occupancy and equipment expense amounted to $1,333,000, $1,228,000, and $1,015,000 for 2000,
1999, and 1998, respectively.

     Rents collected and credited to net occupancy and equipment expense amounted to $281,000, $261,000, and $221,000 for 2000, 1999, and 1998,
respectively.

NOTE  5 -- DEPOSITS
  Deposits, by category, at December 31, 2000 and 1999 are as follows:

                                     (in thousands)
                                    2000         1999
                                    ----         ----
     Noninterest-bearing
       demand deposits           $   77,196  $   74,577
     Interest-bearing
       demand deposits              155,516     158,826
     Savings deposits                58,810      62,322
     Time deposits:
       Under $100,000               234,709     178,857
       $100,000 and over             47,963      41,228
                                 ----------   ---------
                                 $  574,194   $ 515,810
                                 ==========   =========

     A summary of time deposits as of December 31, 2000 by time remaining until maturity is as follows:

                                          (in thousands)
Due in one year or less                    $  212,821
Due after one year through two years           44,352
Due after two years through three years        14,595
Due after three years through four years        7,202
Due after four years through five years         3,589
Thereafter                                        113
                                           ----------
                                           $  282,672
                                           ==========

     Interest paid on deposits consists of the following for the years ended December 31, 2000, 1999, and 1998:

                                 (in thousands)
                            2000       1999      1998
                            ----       ----      ----
Interest-bearing
    demand deposits      $  5,874   $ 4,798    $ 4,848
Savings deposits            1,500     1,579      1,535
Time deposits:
    Under $100,000         11,011     9,353      9,997
    $100,000 and over       2,348     2,164      2,721
                         --------   -------    -------
                         $ 20,733   $17,894    $19,101
                         ========   =======    =======

NOTE 6 -- SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  A summary of securities sold under agreements to repurchase at December 31, 2000 and 1999 is as follows:

                                      (in thousands)
                                      2000      1999
                                      ----      ----
Securities sold under agreements
     to repurchase                  $ 7,952    $7,603
                                      =====     =====

     The average balance of securities sold under agreements to repurchase for 2000, 1999, and 1998 was $6,691,000, $3,041,000, and $3,289,000, respectively.
The maximum month-end balance of such borrowings for 2000, 1999, and 1998 was $7,952,000, $7,603,000, and $6,802,000, respectively. The average interest rate paid on securities sold under agreements to repurchase for 2000, 1999, and 1998 was 4.47%, 4.14%, and 4.44%, respectively.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


NOTE 7 -- FEDERAL HOME LOAN BANK BORROWINGS
  Federal Home Loan Bank (FHLB) borrowings at December 31, 2000 and 1999 are as follows:

                                    (in thousands)
                                    2000       1999
                                    ----       ----

Due January 3, 2000, 5.97%     $      -    $  18,800
Due October 24, 2000, 5.90%           -       11,000
Due December 15, 2000, 5.80%          -        1,000
Due February 26, 2003, 5.65%         170         251
Due July 30, 2003, 5.98%           1,000       1,000
Due May 8, 2008, 5.63%            10,000      10,000
Due March 30, 2009, 4.54% -           -       10,000
    repaid in 2000
Due March 30, 2009, 4.95%         10,000      10,000
Due March 30, 2009, 5.24%         10,000      10,000
Due October 27, 2009, 5.64%       10,000      10,000
Due March 30, 2010, 6.24%          8,000          -
Due December 16, 2010, 4.75%      10,000          -
Due December 29, 2010, 5.23%      10,000          -
Due May 6, 2013, 6.17%               443         466
Due May 15, 2013, 6.17%              443         466
Due June 12, 2013, 5.98%             444         468
Due July 5, 2013, 6.04%              447         470
                               ---------   ---------
                               $  70,947   $  83,921
                               =========   =========

     The FHLB borrowings at December 31, 2000 are collateralized by 1-4 family residential real estate loans with a carrying value of $80,299,000, investment securities with a fair value of $46,640,000 as of December 31, 2000, and all stock held in the FHLB of Des Moines. All of the FHLB borrowings have fixed interest rates, and the majority of these borrowings are callable at the option of the FHLB of Des Moines under certain conditions.

     The FHLB borrowings at December 31, 1999 are collateralized by 1-4 family residential real estate loans with a carrying value of $76,093,000, investment securities that have been pledged with a fair value of $49,074,000 as of December 31, 1999, and all stock held in the FHLB of Des Moines.

     The Company's banking subsidiaries, which have an investment in the capital stock of the FHLB, maintain a total line of credit of approximately $126,939,000 with the FHLB of Des Moines and had availability under that line of approximately $55,992,000 at December 31, 2000.

NOTE 8 -- OTHER BORROWINGS
     In August 2000, the Company established a $5,000,000 line of credit with UMB Bank, N.A. The purpose of this credit facility is to provide funding for treasury stock purchases by the Company. During 2000, the Company funded the treasury stock purchases of 200,100 shares with $1,900,000 in borrowings on this line of credit. The note bears interest at the prime lending rate minus 50 basis points, is secured by all of the outstanding common stock of the Bank of Ste. Genevieve and matures on August 28,2001.

     In December 2000, the Company established a $20,000,000 line of credit with Union Planters Bank, N.A. The purpose of this credit facility is to provide funding for the Company's Tender Offer to purchase shares through a modified "Dutch Auction". As of December 31, 2000, the Company had not drawn on this line of credit.

NOTE 9 -- INCOME TAXES

  The current and deferred portions of income tax expense (benefit) for 2000, 1999, and 1998 are as follows:


                                   (in thousands)
                               2000     1999     1998
                               ----     ----     ----

Current                     $  2,059  $ 2,354  $ 2,625
State                            308      415      437
Deferred tax expense              (9)     (63)      (7)
                            --------  -------  -------
      Income tax expense    $  2,358  $ 2,706  $ 3,055
                            ========  =======  =======

     A reconciliation of expected income tax expense computed by applying the Federal statutory rate of 34% in 2000, 1999, and 1998 to income before income tax expense is as follows:

                                    (in thousands)
                                 2000    1999     1998
                                 ----    ----     ----

Computed income tax expense   $ 3,007  $3,029   $3,354
State taxes, net of Federal
     benefit                      203     274      289
Tax-exempt income                (797)   (601)    (563)
Goodwill amortization             133     129       81
Other, net                       (188)   (125)    (106)
                              -------  ------   ------
    Income tax expense        $ 2,358  $2,706   $3,055
                              =======   =====   ======


SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


     The components of deferred tax assets and liabilities at December 31, 2000 and 1999 are as follows:

                                         (in thousands)
                                         2000     1999
                                         ----     ----

Deferred tax assets:
    Allowance for loan losses          $1,743   $1,958
    Available for sale securities         259    1,774
    Deferred expense                      452      359
    Other                                  31        -
                                       ------   ------
        Total deferred tax assets       2,485    4,091
                                       ------   ------
Deferred tax liabilities:
    Premises and equipment               (759)    (752)
    Discount on debt securities, net      (72)     (67)
    Deferred loan fees                     (1)    (110)
    Other                                   -       (3)
                                       ------   ------
        Total deferred tax liabilities   (832)    (932)
                                       ------   ------
        Net deferred tax asset         $1,653   $3,159
                                       ======   ======

     The Company has not established a valuation allowance for deferred tax assets as of December 31, 2000 or 1999 due to management's belief that all criteria for recognition of the assets have been met.

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

     In April 1995, the Company leveraged the ESOP plan through a $2,987,000 borrowing from an unaffiliated financial institution, the proceeds of which were used to purchase 560,010 shares of the Company's common stock. In September 1997, the Company repaid the unaffiliated financial institution through borrowings from South Side National Bank in St. Louis. In September 1999, the Company repaid South Side National Bank in St. Louis with a borrowing from an unaffiliated financial institution. The note bears interest at 7.5% at December 31, 2000, requires quarterly interest payments, and requires annual principal redirections through April 2005. The Company makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends on unallocated shares received by the ESOP are used to pay debt service. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of accrued interest. ESOP compensation expense was $282,000, $381,000, and $461,000 for the years ended December 31, 2000, 1999, and 1998, respectively. The ESOP shares as of December 31, 2000 were as follows:


   Allocated shares                          844,229
   Shares released for allocation             37,062
   Unreleased shares                         148,248
                                         -----------
   Total ESOP shares                       1,029,539
                                         ===========
   Fair value of unreleased shares at
      December 31, 2000                  $ 1,093,329
                                         ===========


     In addition, under the 401(k) provisions the ESOP provides for a 50% matching contribution by the Company on employee elective deferral amounts up to 6% of annual compensation. The matching contributions charged to expense for the years 2000, 1999, and 1998 were $126,000, $123,000, and $116,000, respectively.

STOCK OPTIONS
     The Company maintains two stock option plans: a nonqualified stock option plan under which options to purchase up to 600,000 shares of common stock have been granted to certain executive officers of the Company and its subsidiary banks, and an incentive stock option plan under which options to purchase up to 750,000 shares of common stock could be granted to certain executive officers of the Company and its subsidiary banks. Options granted under the nonqualified stock option plan vest on a pro rata basis over a five-year period and expire at the end of ten years from the date of grant. In 1993, 75,000 options were granted at $3.67 per share. Of the options granted, 7,200 have been exercised, 16,800 have been forfeited, and 51,000 are still outstanding. There were no options granted during 1994 or 1995. In 1996,

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


225,000 options were granted at $6.33 per share. Of the options granted, 18,000 have been exercised, 27,000 have been forfeited, and 180,000 are still outstanding. In 1997, 300,000 options were granted at $8.00 per share, all of which remain outstanding as of December 31, 2000. All of the available options under the nonqualified stock option plan were granted prior to 1998. No options were granted under the incentive stock option plan during 1998, 1999, and 2000.

     The following table summarizes stock options outstanding as of December 31, 2000:

                                 WEIGHTED AVERAGE
                                 ----------------
                                REMAINING
                               CONTRACTUAL
    EXERCISE                    LIFE (IN   EXERCISE
     PRICE      OUTSTANDING      YEARS)      PRICE
     -----      -----------      ------      -----

    $ 3.67         51,000         3.0
      6.33        180,000         5.3
      8.00        300,000         6.3
    ======        -------
                  531,000         5.6      $  7.02
                  =======         ====     =======

     The number of shares exercisable under stock options as of December 31, 2000 were 382,200 with a weighted average exercise price of $6.76.

     The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant date for awards in 2000, 1999, and 1998 consistent with the provisions of SFAS 123, the Company's net income and earnings per common share would have been the pro forma amounts indicated below:

                                  2000           1999           1998
                                  ----           ----           ----

Net income - as reported      $6,487,000   $  6,203,000   $   6,810,000
Net income - pro forma         6,355,000      6,071,000       6,678,000
Earnings per common
    share - diluted,
    as reported                     0.77           0.72            0.80
Earnings per common
    share - pro forma
    diluted                         0.75           0.71            0.78
                              ==========   ============   =============

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

     The fair value of option grants for 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants:


         Volatility                    30.0%
         Risk-free interest rate        6.0%
         Expected life                  7 years
         Expected dividend yield        3.6%
                                       =====



     The pro forma information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred or of the future anticipated results of operations of the Company.

SALARY CONTINUATION PLAN
     In November 1999, the Company adopted a Salary Continuation Plan for several senior management executives to encourage these executives to continue their employment with the Company. The plan provides for the payment of supplemental retirement income to the executives upon reaching retirement age. Each of these executives will receive, on an annual basis, for a period of 15 years following retirement, a predetermined annual benefit amount as set forth in their respective agreements. The benefits of the plan are funded by the Company through the purchase of life insurance policies. The cash surrender value of the life insurance policies, totaling $5,347,000 and $4,507,000 as of December 31, 2000 and 1999, respectively, is included in other assets on the consolidated balance sheet. Expenses related to the plan were $62,000 and $12,000 for the years ended December 31, 2000 and 1999, respectively.

DEFERRED DIRECTOR FEE PLAN
     In November 1999, the Company adopted a Deferred Director Fee Plan for its Board of Directors and the Boards of Directors of its subsidiary banks. The plan allows each director to defer his monthly director fees. The deferred fees are credited with an interest factor equal to the percentage increase in the market value of the Company's common stock from the previous year, subject to a ceiling of 15% and a floor of 6%. The amount of benefits for each director is stipulated in the respective director's agreement. The benefits of the plan are funded by the Company through the purchase of life insurance policies. The cash surrender value of the life insurance policies, totaling $12,171,000 and $11,433,000, and as of December 31, 2000, and 1999, respectively, is included in other assets on the consolidated balance sheet. Expenses related to the plan were $93,000, and $20,000 for the years ended December 31, 2000 and 1999, respectively.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)



NOTE 11 -- EARNINGS PER SHARE
  The computation of EPS for 2000, 1999, and 1998 follows:



                                    (in thousands, except per share amounts)
                                           2000        1999        1998
                                           ----        ----        ----

Basic EPS:
    Net income                         $   6,487    $  6,203    $  6,810
                                       =========    ========    ========
    Average common shares
      outstanding                      8,363,828   8,414,752   8,297,250
                                       =========   =========   =========
    Basic EPS                          $    0.78   $    0.74   $    0.82
                                       =========   =========   =========
Diluted EPS:
    Net income                         $   6,487   $   6,203   $   6,810
                                       =========   =========   =========
    Average common shares
      outstanding                      8,363,828   8,414,752   8,297,250
    Dilutive potential due to
      stock options                       73,311     183,409     257,385
                                       ---------   ---------   ---------
    Average number of
      common shares and
      dilutive potential
      common shares
      outstanding                      8,437,139   8,598,161   8,554,635
                                       =========   =========   =========
    Diluted EPS                        $    0.77   $    0.72   $    0.80
                                       =========   =========   =========

NOTE 12 -- SUPERVISION AND REGULATION
     The Company's subsidiary banks are required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. Restricted funds used to meet regulatory reserve requirements amounted to $856,000 and $517,000 at December 31, 2000 and 1999, respectively.

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

     Quantitative measures established by regulations to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2000, the Company and its subsidiary banks meet all capital adequacy requirements to which they are subject.

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

     The Company and subsidiary banks' actual and required capital amounts (in thousands) and ratios as of December 31, 2000 and 1999 are as follows:

                                               2000
------------------------------------------------------------------------------------------------
                                                                                 TO BE
                                                                            WELL CAPITALIZED
                                                                                  UNDER
                                                                            PROMPT CORRECTIVE
                                                           FOR CAPITAL           ACTION
                                         ACTUAL         ADEQUACY PURPOSES      PROVISIONS
                                         ------         -----------------      ----------
                                      AMOUNT  RATIO       AMOUNT  RATIO       AMOUNT  RATIO
                                      ------  -----       ------  -----       ------  -----

  TOTAL CAPITAL (TO RISK-
     WEIGHTED ASSETS)
        COMPANY                      $71,697  14.72%     $38,956  8.00%      $     -       -%
        SSNB                          44,410  13.61       26,105  8.00        32,631   10.00
        SBJC                           6,983  13.62        4,103  8.00         5,129   10.00


SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)




         BSG                          11,278  18.90        4,775  8.00         5,969   10.00
         BSCC                          6,207  13.31        3,731  8.00         4,664   10.00
 TIER I CAPITAL (TO RISK-
     WEIGHTED ASSETS)
        COMPANY                      $66,518  13.66%     $19,478  4.00%      $     -       -%
        SSNB                          41,119  12.60       13,052  4.00        19,579    6.00
        SBJC                           6,431  12.54        2,052  4.00         3,077    6.00
        BSG                           10,531  17.64        2,387  4.00         3,581    6.00
        BSCC                           5,667  12.15        1,866  4.00         2,798    6.00
  TIER I CAPITAL (TO ADJUSTED
      AVERAGE ASSETS)
        COMPANY                      $66,518   9.15%     $21,817  3.00%      $     -       -%
        SSNB                          41,119   8.37       14,731  3.00        24,551    5.00
        SBJC                           6,431   8.75        2,204  3.00         3,674    5.00
        BSG                           10,531  11.28        2,802  3.00         4,670    5.00
        BSCC                           5,667   9.09        1,871  3.00         3,118    5.00


                                            1999
------------------------------------------------------------------------------------------------
                                                                                   To Be
                                                                              Well Capitalized
                                                                                    Under
                                                                              Prompt Corrective
                                                          For Capital              Action
                                          Actual        Adequacy Purposes        Provisions
                                          ------        -----------------        ----------
                                       Amount Ratio       Amount  Ratio         Amount  Ratio
                                       ------------       ------  -----         ------  -----

 Total capital (to risk-
     weighted assets)
        Company                    $  69,478  16.12%     $34,475     8%     $      -       -%
        SSNB                          42,469  15.48       21,946     8        27,433      10
        SBJC                           6,676  14.86        3,593     8         4,492      10
        BSG                           10,640  18.21        4,673     8         5,842      10
        BSCC                           5,855  13.17        3,556     8         4,446      10
 Tier I capital (to risk-
     weighted assets)
        Company                      $64,086  14.87%     $17,238     4%     $      -       -%
        SSNB                          39,034  14.23       10,973     4        16,460       6
        SBJC                           6,114  13.61        1,797     4         2,695       6
        BSG                            9,909  16.96        2,337     4         3,505       6
        BSCC                           5,299  11.92        1,778     4         2,667       6
 Tier I capital (to adjusted
     average assets)
        Company                      $64,086   9.81%     $19,602     3%     $      -       -%
        SSNB                          39,034   9.02       12,983     3        21,639       5
        SBJC                           6,114   9.36        1,960     3         3,266       5
        BSG                            9,909  10.86        2,736     3         4,560       5
        BSCC                           5,299   8.86        1,796     3         2,993       5


NOTE 13 -- CONDENSED FINANCIAL
INFORMATION OF PARENT COMPANY
   Following are condensed financial statements of Southside Bancshares Corp. (parent company only) for the periods indicated:


                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999
                                 (in thousands)


               ASSETS                 2000        1999
                                      ----        ----

Cash                                $    216   $     155
Investment in subsidiary banks        66,618      60,738
Other assets                           6,771       5,679
                                    --------   ---------
        TOTAL ASSETS                $ 73,605   $  66,572
                                    ========   =========

           LIABILITIES AND
        SHAREHOLDERS' EQUITY

ESOP debt                           $    988   $  1,186
Other liabilities                      3,216        978
Shareholders' equity                  69,401     64,408
                                    --------   --------
        TOTAL LIABILITIES AND
           SHAREHOLDERS' EQUITY     $ 73,605   $ 66,572
                                    ========   ========


                         CONDENSED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998
                                 (in thousands)



                                    2000    1999     1998
                                    ----    ----     ----
REVENUE:
    Dividends received from
      subsidiary banks            $ 4,550  $ 7,200  $8,300
    Other                             589      359     343
                                  -------  -------  ------
      Total revenue                 5,139    7,559   8,643
                                  -------  -------  ------
EXPENSES:
    Interest expense                  131       96     121
    Other                           2,192    1,689   2,012
                                  -------  -------  ------
      Total expenses                2,323    1,785   2,133
                                  -------  -------  ------
      Income before income
        tax benefit and
        undistributed earnings
        of subsidiary banks        2,816     5,774   6,510
Income tax benefit                   584       404     489
                                  ------   -------  ------
      Income before
        undistributed earnings
        of subsidiary banks        3,400     6,178   6,999
Undistributed earnings (loss) of
    subsidiary banks               3,087        25    (189)
                                  ------   -------  ------
      NET INCOME                  $6,487   $ 6,203  $6,810
                                  ======   =======  ======

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)



                       CONDENSED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998
                                 (in thousands)



                                             2000       1999       1998
                                             ----       ----       ----

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                            $ 6,487    $ 6,203    $ 6,810
    Adjustments to reconcile net income
     to net cash provided by
     operating activities:
       Undistributed (earnings) losses
         of subsidiary banks               (3,087)       (25)       189
       Other operating activities, net        579        596        781
                                          -------    -------    -------
             Net cash provided
               by operating
               activities                   3,979      6,774      7,780
                                          -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of company owned
     life insurance                          (901)    (4,052)         -
    Cash paid to acquire PSB                    -          -     (3,456)
                                          -------    -------    -------
             Net cash used in
               investing activities          (901)    (4,052)    (3,456)
                                          -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments for ESOP debt                   (198)    (1,384)      (197)
    Proceeds from ESOP debt                     -      1,186          -
    Proceeds from other borrowings          1,900          -          -
    Purchase of treasury stock             (2,059)      (745)    (1,860)
    Cash dividends paid                    (2,660)    (2,687)    (2,402)
                                          -------    -------    -------
             Net cash used in
               financing activities        (3,017)    (3,630)    (4,459)
                                          -------    -------    -------
             Net (decrease)
               increase in cash                61       (908)      (135)
Cash, beginning of year                       155      1,063      1,198
                                          -------    -------    -------
Cash, end of year                         $   216    $   155    $ 1,063
                                          =======    =======    =======
Supplemental disclosures of cash
    flow information - cash paid
    during the year for:
     Interest on debt                     $   139    $    88    $   121
     Income taxes                           2,165      2,822      3,165
                                          =======    =======    =======

NOTE 14 -- CONTINGENCIES
     In the normal course of business, the Company had certain litigation pending at December 31, 2000. In the opinion of management, after consultation with legal counsel, none of this litigation is expected to have a material adverse effect on the consolidated financial condition of the Company.

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

     Following is a summary of the Company's off-balance-sheet financial instruments at December 31, 2000 and 1999:

                                      (in thousands)
                                    Contractual Amount
                                    ------------------
                                      2000       1999
                                      ----       ----

Financial instruments whose
contractual amounts represent:
      Commitments to extend
        credit                      $62,454  $ 63,597
      Standby letters of credit       2,364     1,254
                                    =======   =======


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

     Of the total commitments to extend credit at December 31, 2000 and 1999, $5,996,000 and $9,126,000, respectively, represent fixed rate loan commitments. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis.

     The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterpart. Collateral held varies, but includes residential or income-producing commercial property, marketable securities, inventory, accounts receivable, and premises and equipment.

     Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The Company's policy is to issue letters of credit, which have a maximum expiration date of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


     Following is a summary of the carrying amounts and fair values of the Company's financial instruments, which were on the consolidated balance sheets at December 31, 2000 and 1999:

                                      (in thousands)
                                 2000                 1999
                         ------------------   -------------------
                         CARRYING    FAIR        Carrying   Fair
                          AMOUNT     VALUE        Amount    Value
                         --------  --------   ----------    -----
Balance sheet assets:
   Cash and due
     from banks         $ 17,102   $ 17,102   $ 19,311   $ 19,311
   Interest-bearing
     deposits in
     banks                   896        896        159        159
   Federal funds
     sold                 16,383     16,383      2,600      2,600
   Investments in
     debt securities:
      Available
       for sale          158,028    158,028    158,630    158,630
      Held to
       maturity           36,417     36,660     61,595     61,316
   Loans, net            458,227    458,217    386,607    383,369
   Accrued interest
      receivable        $  4,818   $ 4,818    $  4,414   $  4,414
                        ========   ========   ========   ========
Balance sheet
   liabilities:
Deposits                $574,194   $574,194   $515,810   $515,810
Federal funds
 purchased                 5,750      5,750      1,000      1,000
Securities sold
 under agreements
 to repurchase             7,952      7,952      7,603      7,603
FHLB borrowings           70,947     68,964     83,921     84,000
Other borrowings           2,500      2,500        600        600
ESOP debt                    988        988      1,186      1,186
Accrued interest
 payable                $  2,561   $  2,561   $  1,796   $  1,796
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

DEBT SECURITIES
     The fair value of debt securities in which the Company has invested to hold to maturity and investments available for sale is based on quoted market prices or dealer quotes.

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

OTHER BORROWINGS
     The estimate of the fair value of other borrowing is the carrying value of the debt. Due to interest rates and risk characteristics, carrying value is a reasonable approximation of fair value.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
     The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments, and the present creditworthiness of such counter parties. The Company believes such commitments have been made on terms which are competitive in the markets in which it operates; however, no premium or discount is offered thereon and, accordingly, the Company has not assigned a value to such instruments for purposes of this disclosure.

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

SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)


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

NOTE 17 -- SEGMENT INFORMATION
     The responsibility for management of the subsidiary banks remains with the officers and directors of the respective banks. The financial performance of the Company is measured internally by subsidiary bank results and key performance measures. The following table shows the financial information of the Company's subsidiary banks for 2000, 1999, and 1998. The "Other" column includes the Parent Company and all intercompany elimination entries.


                                                (IN THOUSANDS)
                                         YEAR ENDED DECEMBER 31, 2000
                      ------------------------------------------------------------------------
                        SSNB         SBJC         BSG      BSCC          OTHER   CONSOLIDATED
RESULTS OF OPERATIONS
Net interest income   $ 14,841    $  2,689    $  3,683    $  2,263     $   (131)   $ 23,345
Provision for
   loan losses             300          18           -          43            -         361
Noninterest
   income                2,794         378         515         400          317       4,404
Noninterest
   expense              11,367       1,928       1,829       1,499        1,920      18,543
Income tax
   expense
   (benefit)             1,488         354         747         353         (584)      2,358
Net income               4,480         767       1,622         768       (1,150)      6,487

AVERAGE BALANCES
Loans                 $278,301    $ 52,412    $ 57,263    $ 42,843     $      -    $430,819
Assets                 475,240      72,115      92,842      62,273        6,376     708,846
Deposits               339,170      62,178      80,563      56,458            -     538,369

FINANCIAL RATIOS
Return on assets          0.94%       1.06%       1.75%       1.23%           -        0.92%
Return on equity         10.88       12.36       16.45       14.27            -        9.76
Net interest margin       3.59        4.22        4.34        3.99            -        3.76


SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont.)




                                                (IN THOUSANDS)
                                          YEAR ENDED DECEMBER 31, 1999
                       ----------------------------------------------------------------------
                         SSNB         SBJC       BSG        BSCC        OTHER    CONSOLIDATED
                         ----         ----       ---        ----        -----    ------------

RESULTS OF OPERATIONS
NET INTEREST
   INCOME             $ 14,844    $  2,360    $  3,567    $  2,230    $    (96)   $ 22,905
PROVISION FOR
   LOAN LOSSES               -          45           -           -           -          45
NONINTEREST
   INCOME                2,553         261         364         289          91       3,558
NONINTEREST
   EXPENSE              11,268       1,631       1,758       1,431       1,421      17,509
INCOME TAX
   EXPENSE
   (BENEFIT)             1,707         318         707         378        (404)      2,706
NET INCOME               4,422         627       1,466         710      (1,022)      6,203

AVERAGE BALANCES
LOANS                 $222,511    $ 42,617    $ 52,618    $ 38,128       $   -    $355,874
ASSETS                 421,761      62,700      90,230      58,255       3,430     636,376
DEPOSITS               332,615      56,198      78,368      52,759        (340)    519,600

FINANCIAL RATIOS
RETURN ON ASSETS          1.05%       1.00%       1.62%       1.22%          -        0.97%
RETURN ON EQUITY         10.07       10.39       15.56       13.93           -        9.54
NET INTEREST MARGIN       4.11        4.19        4.34        4.04           -        4.05

                                    (IN THOUSANDS)
                              YEAR ENDED DECEMBER 31, 1998
-----------------------------------------------------------------------------------------------
                         SSNB        SBJC        BSG         BSCC        OTHER     CONSOLIDATED
                         ----        ----        ---         ----        -----     ------------

RESULTS OF OPERATIONS
NET INTEREST
   INCOME             $ 14,422    $  2,359    $  3,546    $  2,164    $   (121)   $ 22,370
PROVISION FOR
   LOAN LOSSES               2          60           -           -           -          62
NONINTEREST
   INCOME                2,434         218         340         266          73       3,331
NONINTEREST
   EXPENSE               9,710       1,305       1,647       1,370       1,742      15,774
INCOME TAX
   EXPENSE
   (BENEFIT)             2,024         423         721         376        (489)      3,055
NET INCOME               5,120         789       1,518         684      (1,301)      6,810

AVERAGE BALANCES
LOANS                 $216,473    $ 40,651    $ 53,086    $ 37,076    $ (1,384)   $345,902
ASSETS                 386,987      58,838      89,524      55,477        (702)    590,124
DEPOSITS               329,975      52,481      78,039      50,412        (800)    510,107

FINANCIAL RATIOS
RETURN ON ASSETS          1.32%       1.34%       1.70%       1.23%          -        1.15%
RETURN ON EQUITY         13.41       13.20       15.58       14.71           -       11.12
NET INTEREST MARGIN       4.57        4.39        4.35        4.22           -        4.15


                   SOUTHSIDE BANCSHARES CORP. AND SUBSIDIARIES
                             DIRECTORS AND OFFICERS

SOUTHSIDE BANCSHARES CORP.
     The name and principal occupation or employment of each director and officer of Southside Bancshares Corp. and the name and principal business of any organization by which such person is employed is set forth below:

                               BOARD OF DIRECTORS

JOSEPH W. BEETZ
     President
     Joseph H. Beetz Plumbing Company, Inc.
     Director
     Southside Bancshares Corp.
HOWARD F. ETLING
     Publisher Emeritus
     Journal Newspaper
     Director
     Southside Bancshares Corp.
DOUGLAS P. HELEIN
     Insurance Broker
     Welsch, Flatness & Lutz, Inc.
     Director
     Southside Bancshares Corp.
EARLE J. KENNEDY, JR.
     Former President
     Westway Services, Inc.
     Director
     Southside Bancshares Corp.
NORVILLE K. MCCLAIN
     President
     Essex Contracting, Inc.
     Chairman of the Board
     Southside Bancshares Corp.
JOSEPH W. POPE
     Senior Vice President
     and Chief Financial Officer
     Southside Bancshares Corp.
     Senior Vice President
     South Side National Bank in St. Louis
DANIEL J. QUEEN
     President
     Highland Diversified
     Director
     Southside Bancshares Corp.
     Director
     State Bank of Jefferson County

STEVEN C. ROBERTS
     Director
     Southside Bancshares Corp.
     Director
     South Side National Bank in St. Louis
     Roberts Brothers Properties, LLC
     Roberts Brothers Development, LLC
     Talley Properties, LLC
     Roberts Hospitality Services, LLC
     Roberts-Roberts Associates, LLC
     Roberts Media, LLC
     Roberts Wireless Communications, LLC
     Roberts Broadcasting Company
     Roberts Plaza, LLC
RICHARD G. SCHROEDER, SR.
     President
     St. Louis Fabrication Services, Inc.
     Director
     Southside Bancshares Corp.
     Director
     South Side National Bank in St. Louis
THOMAS M. TESCHNER
     President and Chief Executive Officer
     Southside Bancshares Corp.
     Chairman of the Board,
     President and Chief Executive Officer
     South Side National Bank in St. Louis
     Chairman of the Board
     Bank of Ste. Genevieve
     Chairman of the Board
     State Bank of Jefferson County
     Chairman of the Board
     The Bank of St. Charles County




                                    OFFICERS



THOMAS M. TESCHNER                        DAVID J. ABELN                         LAURA L. THOMAS
     President   and  Chief   Executive        Vice President/Investments             Secretary to the Board
     Officer                              CAROLE A. MATT                         BARBARA J. LINVILLE
JOSEPH W. POPE                                 Vice President/Compliance              Assistant   Secretary  to  the
     Senior Vice President and                                                        Board
     Chief Financial Officer                                                     NANETTE M. BELLER
                                                                                      Assistant Vice President


     The following is a summary description of the four subsidiary banks of Southside Bancshares Corp:

SOUTH SIDE NATIONAL BANK IN ST. LOUIS

     The main office of South Side National Bank in St. Louis is located at 3606 Gravois Avenue, St. Louis, Missouri 63116. Facilities are located at 3420 Iowa Street, St. Louis, Missouri 63118; 9914 Kennerly Road, St. Louis County, Missouri 63128; 8440 Morganford, St. Louis County, Missouri 63123; 10385 West Florissant, Ferguson, Missouri 63136; 11330 Gravois, St. Louis, Missouri 63126; 6025 Chippewa, St. Louis, Missouri 63109; 840 Meramec Station Road, St. Louis, Missouri 63088; and 4111 Telegraph Road, St. Louis, Missouri 63129. 24-hour automated teller machines are maintained at St. Anthony's Medical Center, 10010 Kennerly Road, St. Louis County, Missouri 63128 and 1408 North Kingshighway, St. Louis, Missouri 63113. The Bank has 25 drive-in windows and ten 24-hour automated teller machines. The Bank is a member of the Star Systems, Inc. and CIRRUS automated teller networks. The Bank serves St. Louis City and St. Louis County.

     The total assets of the Bank at December 31, 2000 were $498,300,000. Total deposits at December 31, 2000 were $370,353,000. Total loans at December 31, 2000 were $307,350,000.


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


                                    OFFICERS


THOMAS M. TESCHNER
     Chairman of the Board, President and Chief Executive Officer
LAURA L. THOMAS
     Secretary to the Board
MITCHELL P. BADEN
     Executive Vice President and Senior Loan Officer
JOSEPH W. POPE
     Senior Vice President
LAURIE A. PENNYCOOK
     Senior Vice President, Operations Officer & Cashier
MATTHEW W. FINN
     Senior Vice President and Senior Trust Officer
GUS E. ENGELLAND
     Senior Vice President
KENNETH E. MARSCHUETZ
     Senior Vice President
CAROLE A. MATT
     Vice President and Compliance Officer, CRA Officer & Bank Secrecy Officer DAVID J. ABELN
     Vice President
JANET C. COPE
     Vice President
GAIL R. DICKSON
     Vice President
JOHN M. DOHR
     Vice President
LISA M. FRICK
     Vice President
WENDY C. HAMILTON
     Vice President
CONNIE E. HORNAK
     Vice President & Security Officer
BRENDA L. HUDDLESTON
     Vice President & Controller
COLETTE A. LETENDRE
     Vice President
W. GREG MARTIN
     Vice President
D. MICHAEL MINOR
     Vice President
DEBRA J. O'SHEA
     Vice President
ROBERT S. PAULEY
     Vice President
LORI S. REIMUND
     Vice President
JOHN R. SHIVERS
     Vice President
TERRY J. STARK
     Vice President
PAUL A. STEUBE
     Vice President
CATHY M. THOMPSON
     Vice President
BRIAN L. WALSTON
     Vice President
DEBRA M. BADER
     Assistant Vice President
WILLIAM J. BUOL
     Assistant Vice President
ANNA SMITH-CRAFT
     Assistant Vice President
TERRI L. CHANDLER
     Assistant Vice President
BETTY J. DEFORD
     Assistant Vice President
CAROL L. DOMIAN
     Assistant Vice President
SHARON S. DONAHUE
     Assistant Vice President
DIANE M. KERTZ
     Assistant Vice President
LARRY G. LOVE
     Assistant Vice President
NICHOLE E. MCKINLEY
     Assistant Vice President
ANTOINETTE M. NAHM
     Assistant Vice President
RUTH E. PAYNE
     Assistant Vice President
WILLIAM G. PITTMAN
     Assistant Vice President
GLENDA L. POPPLETON
     Assistant Vice President
STACEY N. REINHARDT
     Assistant Vice President
GINA M. ROUSH
     Assistant Vice President
JAMES R. SHAVER
     Assistant Vice President
MICHAEL S. STEVENSON
     Assistant Vice President
SUSAN L. SUN
     Assistant Vice President
CINDY M. THURMAN
     Assistant Vice President
JOYCE L. WEBB
     Assistant Vice President
JESSICA M. WEBER
     Assistant Vice President
CHARLES D. WOMBLE
     Assistant Vice President

STATE BANK OF JEFFERSON COUNTY
     The main office of State Bank of Jefferson County is located at 224 S. Main Street, DeSoto, Missouri 63020, a facility is located at 100 Scenic Plaza Drive, Herculaneum, Missouri 63048, and a facility is located at 2000 Rock Road, DeSoto, Missouri 63020. The Bank has drive-in windows at all three locations. The Bank is a member of the STAR and CIRRUS automated teller networks and has a 24-hour automated teller machine at each of its facilities. The Bank serves Jefferson County, part of Franklin County, Washington County, and St. Francois County.

     The total assets of the Bank at December 31, 2000 were $73,806,000. Total deposits at December 31, 2000 were $64,372,000. Total loans at December 31, 2000 were $55,048,000.


                               BOARD OF DIRECTORS



                   THOMAS M. TESCHNER                             CLARENCE M. JONES
                       Chairman of the Board                      ROBERT G. PURCELL
                   CLAUDE J. COOK                                 DANIEL J. QUEEN
                   PAUL F. DICKINSON                              STEVAN H. ROWE
                   RICHARD B. FRANCIS                             HOWARD L. WAGNER

                                    OFFICERS


RICHARD B. FRANCIS                        RONALD D. HOWLETT                      ELIZABETH CAROL JOHNSTON
     President and Chief Executive            Vice President                         Assistant Cashier
    Officer                               KEVIN L. BOREN                         SHARON MISSEY
BARBARA A. DONTRICH                           Vice President                         Assistant Cashier
    Sr. Vice President, Cashier, and      PHYLLIS POOLE                          PAULINE WILLIAMSON
    Security Officer                          Assistant Vice President and           Assistant Cashier
MARGARET A. ARMBRUSTER                        Secretary to the Board             KATHLEEN WHITEHEAD
    Vice President                        BRENDA SONA                                Assistant Cashier
ANN GAMBER                                    Assistant Vice President
    Assistant Vice President and
    Compliance Officer

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


     The total assets of the Bank at December 31, 2000 were $95,528,000. Total deposits at December 31, 2000 were $82,742,000. Total loans at December 31, 2000 were $58,153,000.


                               BOARD OF DIRECTORS



                  THOMAS M. TESCHNER                                ROY J. PANCHOT
                      Chairman of the Board                         KENNETH J. REHM
                  MICHAEL E. HORRELL                                GERALD J. TRAUTMAN
                  WILLIAM E. MILES                                  HAROLD J. UDING

                                    OFFICERS


WILLIAM E. MILES                          JERRY V. BERGTHOLDT                    GARY D. FISCHER
     President & Chief Executive                    Vice President                    Vice President
     Officer                              MONICA J. KREITLER                     MARY ANN BAUMAN
     CRA Officer, and Security                 Assistant Vice President and           Assistant Cashier
     Officer                                   Compliance Officer                MARY ELLEN CABRAL
STEPHEN J. ABTS                                                                       Secretary to the Board
     Vice President and Cashier


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

     The total assets of the Bank at December 31, 2000 were $63,060,000. Total deposits at December 31, 2000 were $56,943,000. Total loans at December 31, 2000 were $42,855,000.

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

                                    OFFICERS


ALAN D. POHLMAN                              JUDY M. BRADY                       LARRY W. NOLTE
     President and Chief                         Vice President and                   Assistant Vice President
     Executive Officer                           Security Officer                SUSAN P. FLEMING
CRAIG D. WOOD                                JAMIE TATRO                              Assistant Vice President
     Senior Vice President, Cashier, and         Assistant Vice President and
     Secretary to the Board                      Compliance Officer
DON R. HAYNES
     Vice President

                     This page was intentionally left blank.

                           SOUTHSIDE BANCSHARES CORP.
                               3606 GRAVOIS AVENUE
                            ST. LOUIS, MISSOURI 63116


                                 March 30, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         RE:      SOUTHSIDE BANCSHARES CORP.
                  ANNUAL REPORT ON FORM 10-K
                  COMMISSION FILE NO. 0-10849

Ladies and Gentlemen:

         On behalf of Southside Bancshares Corp. (the "Company"), a Missouri corporation, and pursuant to Item 101(a)(1)(iii) of Regulation S-T promulgated under the Securities Exchange Act of 1934, as amended, enclosed herewith for filing is the Company's Annual Report on Form 10-K, with exhibits, for its fiscal year ended December 31, 2000.

         If you have any questions with respect to these materials, please call the undersigned at (314) 845-5618.

                                   Sincerely,

                                   /s/Joseph Pope

                                   Joseph Pope

Attachment