Form 10-K405, Exhibit 13
period 2001-12-31
ALLEGIANT BANCORP INC/MO/
filed 2002-03-19
CIK 703970


FINANCIAL HIGHLIGHTS

                                                                     YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)     2001                2000               1999
-----------------------------------------------------------------------------------------------------------
Income Statement Data:
    Interest income                                      $    96,423         $   71,973         $   52,112
    Interest expense                                          55,481             40,521             26,601
-----------------------------------------------------------------------------------------------------------
        Net interest income                                   40,942             31,452             25,511
    Provision for loan losses                                  5,000              3,500              2,546
-----------------------------------------------------------------------------------------------------------
        Net interest income after provision                   35,942             27,952             22,965
-----------------------------------------------------------------------------------------------------------
    Other income                                              14,803              6,462              4,843
    Other expenses                                            30,070             22,582             18,762
-----------------------------------------------------------------------------------------------------------
        Income before income taxes                            20,675             11,832              9,046
    Provision for income taxes                                 7,553              4,797              3,644
-----------------------------------------------------------------------------------------------------------
        Net income                                       $    13,122         $    7,035         $    5,402
-----------------------------------------------------------------------------------------------------------

Common Share Data:(1)
    Book value per share at year-end                     $      9.08         $     8.75         $     7.73
    Basic earnings per share                                    1.26               1.09               0.84
    Diluted earnings per share                                  1.24               1.08               0.83
    Cash dividends declared per share                           0.24               0.22               0.20
    Market value per share at year-end                         13.75               8.94               9.75
    Dividend payout ratio                                      15.96%             18.79%             18.10%

    Shares outstanding at year-end                        15,209,566          8,897,111          6,208,102
    Average shares outstanding                            10,447,845          6,460,250          6,450,639

Balance Sheet Data (at year-end):
        Total assets                                     $ 2,170,479         $1,135,724         $  728,492
        Investment securities                                463,637            134,296             60,797
        Total loans                                        1,419,796            813,971            615,191
        Total deposits                                     1,687,615            858,084            548,466
    Indebtedness:
        Short-term borrowings                                 35,027             20,112             18,861
        Federal Home Loan Bank advances                      196,191            142,189             80,210
        Notes payable to banks                                38,000             12,650             13,150
        Guaranteed preferred beneficial interest
            in subordinated debentures                        57,250             17,250             17,250
    Shareholders' equity                                     138,068             77,806             47,991
    Average assets                                         1,398,435            842,923            650,551
    Average shareholders' equity                              96,574             53,238             49,099

Selected Financial Ratios and Other Data:
    Performance Ratios:
        Net interest margin                                     3.17%              3.99%              4.17%
        Net interest spread                                     2.78               3.51               3.68
        Other income to average assets                          1.06               0.77               0.75
        Other expenses to average assets                        2.15               2.68               2.88
        Return on average total assets                          0.94               0.83               0.83
        Return on average shareholders' equity                 13.59              13.21              10.60
        Total loans to total deposits at year-end              84.13              94.86             112.17
        Average interest-earning assets to
            average interest-bearing liabilities              109.08             109.45             111.47
        Efficiency ratio                                       53.94              59.56              61.81
        Average assets per employee                      $     3,790         $    3,649         $    2,904

(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)     1998                1997
----------------------------------------------------------------------------------------
Income Statement Data:
    Interest income                                      $   49,218          $   37,765
    Interest expense                                         27,267              21,466
----------------------------------------------------------------------------------------
        Net interest income                                  21,951              16,299
    Provision for loan losses                                 2,420               2,397
----------------------------------------------------------------------------------------
        Net interest income after provision                  19,531              13,902
----------------------------------------------------------------------------------------
    Other income                                              9,324               3,298
    Other expenses                                           21,295              13,069
----------------------------------------------------------------------------------------
        Income before income taxes                            7,560               4,131
    Provision for income taxes                                3,026               1,716
----------------------------------------------------------------------------------------
        Net income                                       $    4,534          $    2,415
----------------------------------------------------------------------------------------

Common Share Data:(1)
    Book value per share at year-end                     $     7.36          $     6.88
    Basic earnings per share                                   0.72                0.54
    Diluted earnings per share                                 0.68                0.49
    Cash dividends declared per share                          0.12                0.08
    Market value per share at year-end                         9.48               11.25
    Dividend payout ratio                                     20.22%              13.77%

    Shares outstanding at year-end                        6,536,164           6,111,743
    Average shares outstanding                            6,250,910           4,885,303

Balance Sheet Data (at year-end):
        Total assets                                     $  596,274          $  608,237
        Investment securities                                54,780              76,869
        Total loans                                         495,668             484,863
        Total deposits                                      450,766             484,641
    Indebtedness:
        Short-term borrowings                                14,042              18,979
        Federal Home Loan Bank advances                      66,125              47,475
        Notes payable to banks                               13,650              10,400
        Guaranteed preferred beneficial interest
            in subordinated debentures                            -                   -
    Shareholders' equity                                     48,104              42,071
    Average assets                                          619,016             463,029
    Average shareholders' equity                             44,721              25,292

Selected Financial Ratios and Other Data:
    Performance Ratios:
        Net interest margin                                    3.82%               3.71%
        Net interest spread                                    3.33                3.20
        Other income to average assets                         1.51                0.71
        Other expenses to average assets                       3.44                2.82
        Return on average total assets                         0.73                0.52
        Return on average shareholders' equity                10.14                9.55
        Total loans to total deposits at year-end            109.96              100.05
        Average interest-earning assets to
            average interest-bearing liabilities             110.34              110.33
        Efficiency ratio                                      68.07               66.69
        Average assets per employee                      $    2,612          $    2,215


                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT        9



FINANCIAL HIGHLIGHTS  (CONTINUED)

                                                                                YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)        2001        2000          1999          1998        1997
-------------------------------------------------------------------------------------------------------------------------
Asset Quality Ratios:
    Allowance for loan losses to total loans                    1.33%       1.40%          1.35%        1.30%       1.07%
    Nonperforming loans to total loans                          1.39        0.38           0.10         0.36        0.28
    Allowance for loan losses to total nonperforming
        loans                                                  94.15      366.09       1,324.20       362.32      377.12
    Net charge-offs to average loans                            0.48        0.19           0.12         0.25        0.19
    Nonperforming assets to total assets                        0.93        0.29           0.14         0.30        0.28

Company Capital Ratios:
    Equity to assets ratio                                      6.91        6.32           7.55         7.22        5.46
    Risk-based capital ratio                                   10.01       10.79          10.23         8.68        8.14
    Tier 1 capital ratio                                        8.11        9.53           8.80         7.42        6.39
    Leverage ratio                                              6.32        8.71           7.47         5.83        6.15

Allegiant Bank Capital Ratios:
    Risk-based capital ratio                                   10.48       11.65          11.52        10.93        9.35
    Tier 1 capital ratio                                        9.26       10.40          10.27         9.68        8.27
    Leverage ratio                                              7.62        9.50           8.89         7.61        7.76

(1) All share and per share amounts have been restated to reflect: (i) a 10% stock dividend paid in January 1997; (ii) a five-for-four stock split effected in January 1998;
and (iii) a six-for-five stock split effected in January 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS

  The terms "Allegiant," "company," "we," "our," and "corporation" as used in this report refer to Allegiant Bancorp, Inc. and its subsidiaries as a consolidated entity, except where it is made clear that it means only Allegiant. Also, sometimes we refer to our bank subsidiaries as the "banks."

  This report contains certain forward-looking statements with respect to the financial condition, results of operations, and business of Allegiant and its subsidiaries. These forward-looking statements involve certain risks and uncertainties. For example, by accepting fixed rate deposits at different times and for different terms and lending funds at fixed rates for fixed periods, a bank accepts the risk that the cost of funds may rise and the use of funds may be at a fixed rate. Similarly, the cost of funds may fall, but a bank may have committed by virtue of the term of a deposit to pay what becomes an above-market rate. Investments may decline in value in a rising interest rate environment. Loans and the allowance for loan losses have the risk that the borrower will not repay all funds due in a timely manner as well as the risk of total loss. Collateral may or may not have the value attributed to it. Although we believe our allowance for loan losses is adequate, it may prove inadequate if one or more large borrowers or numerous mid-size borrowers or a combination of both experience financial difficulty for individual, national, or international reasons. Because the business of banking is highly regulated, decisions of governmental authorities, such as the rate of deposit insurance, can have a major effect on operating results. All these uncertainties, as well as others, are present in a banking operation and we caution shareholders that management's view of the future may prove to be other than anticipated. Allegiant undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report. The data presented in the following pages should be read in conjunction with the audited Consolidated Financial Statements and the notes thereto on pages 33 to 45 of this report.

CRITICAL ACCOUNTING POLICIES

  Allegiant has established various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the Consolidated Financial Statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations of Allegiant.

  Allegiant believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its Consolidated Financial Statements. Refer to the section entitled "Balance Sheet Analysis - Allowance for Loan Losses" and footnote 1 to our Consolidated Financial Statements, "Accounting Policies," for a detailed description of our estimation processes and methodology related to the allowance for loan losses.

10               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT

OVERVIEW

  Allegiant is the largest bank holding company exclusively serving
St. Louis, Missouri. Our bank subsidiaries, Allegiant Bank, Bank of
Ste. Genevieve, State Bank of Jefferson County and Bank of St. Charles, offer full-service banking, wealth management and personal trust services to individuals, commercial businesses and municipalities through our 39 full-service banking locations in the St. Louis, Missouri metropolitan area. Our services include commercial, real estate and installment loans, checking, savings and time deposit accounts, personal trust and other fiduciary services and other financial services such as securities brokerage, insurance and safe deposit boxes.

  Since our inception in 1989, we have grown rapidly through a combination of internal growth and acquisitions of other financial institutions. Our internal growth has been achieved by positioning Allegiant as one of the leading St. Louis community banks. We have supplemented our growth by acquiring 31 branch locations in our community from four different thrifts and another banking organization. Our primary goals have been to expand our branch network in the St. Louis market while increasing our earnings per share. We also have acquired a mortgage company and an asset management firm. In December 1998, we sold four branches located in more rural markets in northeast Missouri, in order to focus operations exclusively in the St. Louis metropolitan area. In November 2000, we acquired Equality Bancorp, a community based thrift holding company with seven branches in the St. Louis area and total assets of $300.4 million. Our acquisition of Equality
Bancorp was accretive to our earnings per share in 2001. As a continuation of our acquisition and growth strategies, on September 28, 2001, we acquired Southside Bancshares, another community-based bank holding company serving the St. Louis area with total assets of $804.9 million. In addition, on December 12, 2001, we acquired five St. Louis branch facilities from Guardian Savings Bank and assumed $109.3 million in deposits.

  Since the beginning of 1998, we have focused on improving the profitability of our banking operations. As a result, we have reduced the amount of one- to four-family mortgages that we held in our loan portfolio and have increased the amount of higher-yielding commercial loans. We have hired more than 20 banking professionals averaging more than 10 years of experience in the St. Louis metropolitan area to help grow our commercial loans and deposits. We have also implemented company-wide cost control efforts to enhance efficiencies throughout our operations. These steps taken since the beginning of 1998 have improved our efficiency, return on average assets, return on average equity and earnings per share.

  The St. Louis metropolitan area is the 18th largest metropolitan area in the United States, with a population of approximately 2.6 million. The St. Louis metropolitan area is home to 15 Fortune 1000 companies, such as Anheuser-Busch Companies, Inc., The May Department Stores Company and Emerson Electric Co. Over the past several years, there has been a number of acquisitions of financial institutions in our market area by larger regional or national out-of-town financial institutions. These acquisitions have included NationsBank Corporation's (now known as BankAmerica Corporation) acquisition of Boatmen's Bancshares, Inc., Union Planters Corporation's acquisition of Magna Group, Inc. and Firstar Corporation's (now known as U.S. Bancorp) acquisition of Mercantile Bancorporation Inc.

  We believe that we have benefited from these acquisitions because we have been committed since our inception to building a strong, customer-friendly community bank. As a community bank, we are able to respond quickly to our customers through local decision-making and through tailoring products and services to meet their needs. We believe market coverage is important, and we now have 39 banking facilities in the St. Louis metropolitan area, resulting in our having at least one branch within a 20-minute drive from all principal sectors of the community. We also became the official bank of the St. Louis Rams football team in March 2000, which has further increased our recognition throughout the community.

RESULTS OF OPERATIONS

EARNINGS SUMMARY

  We reported record earnings of $13.1 million for 2001, marking our tenth consecutive year of earnings growth. Our consolidated net income increased 87% compared to the 2000 level of $7.0 million. Basic earnings per share were $1.26 compared to $1.09 in 2000, an increase of 16%. Diluted earnings per share in 2001 were $1.24, increasing 15% compared to the $1.08 reported for 2000. Net income in 1999 was $5.4 million, with basic and diluted earnings per share of $0.84 and $0.83, respectively.

  We have utilized the purchase method of accounting to reflect our business combinations. The purchase method resulted in the recording of intangible assets, including goodwill, a portion of which was amortized as a non-cash charge to operating expenses. Amortization of intangible assets included as an operating expense totaled $1.2 million, $0.9 million and $1.0 million in 2001, 2000 and 1999, respectively. Cash net income (net income adjusted to exclude the goodwill and core deposit premium amortization) was $14.3 million, $7.9 million and $6.4 million for the years ended December 31, 2001, 2000 and 1999, respectively. Diluted cash earnings per share were $1.35 in 2001, $1.23 in 2000 and $0.98 in 1999. Beginning in 2002, we have discontinued amortizing certain of our intangible assets. See "Recent Accounting Pronouncements."

  Return on average assets was 0.94% in 2001 compared to 0.83% in both 2000 and 1999. The 87% increase in net income in 2001 over 2000 accounted for the increase in our return on assets even though average assets increased 66% in 2001. While net income increased 30% in 2000, the growth in average assets resulted in the same return on average assets in 2000 as in 1999. Return on average shareholders' equity was 13.6% in 2001, compared to 13.2% in 2000 and 10.6% in 1999. The increases in return on shareholders' equity in 2001 and 2000 were achieved as net income increased 87% and 30%, respectively, while average shareholders' equity increased 81% and 8% during 2001 and 2000, respectively.

  Net interest income in 2001 increased 30% to $40.9 million from $31.5 million in 2000 and $25.5 million in 1999. The net interest margin declined by 82 basis points to 3.17% for 2001 compared to 3.99% for 2000. The net interest margin in 1999 was 4.17%. The decline in the 2001 net interest margin reflected the November 2000 acquisition of Equality Bancorp, which had a significantly lower net interest margin than Allegiant Bank. Our 2001 net interest margin also decreased as a result of our assets repricing more quickly than our liabilities during the unprecedented decrease in general interest rates as a result of action undertaken by the Federal Reserve in 2001. The slight drop in our 2000 net interest margin included a 78 basis point increase in the cost of interest-bearing liabilities attributable to competition in the St. Louis market for deposits.

  The provision for loan losses totaled $5.0 million in 2001, representing an increase from the $3.5 million in 2000 and the $2.5 million in 1999. The allowance for loan losses represented 1.33% of total loans outstanding at December 31, 2001, compared to 1.40% and 1.35% of total loans at December 31, 2000 and 1999, respectively. The

                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       11
allowance is discussed in greater depth under "Balance Sheet Analysis - Allowance for Loan Losses."

  Non-interest income increased by 128% to $14.8 million in 2001 compared to $6.5 million in 2000, primarily as a result of a $3.1 million increase in mortgage banking revenue, a $2.4 million increase in gains on the sale of securities and a $1.5 million increase in service charge income. Non-interest income increased by 33% to $6.5 million in 2000 compared to 1999 primarily as a result of a 65% increase in service charges and as a result of income on our bank owned life insurance investment. Leasing income has decreased annually since 1998 from prior years as no new lease financing was originated. Mortgage banking revenue increased in 2001 as lower interest rates facilitated increased mortgage refinancings. Mortgage banking revenue decreased in 2000 and 1999 as a result of the sale of our subsidiary, Edge Mortgage Services, Inc., in March 1999 and a decline in mortgage refinancings as a result of higher market interest rates in 2000 and 1999. See "Other Income."

  Non-interest expense increased $7.5 million in 2001, to $30.1 million, an increase of 33%. This compared to 2000 non-interest expense of $22.6 million and $18.8 million in 1999. Salaries and benefits totaled $16.5 million in 2001, $11.4 million in 2000 and $9.7 million in 1999, while occupancy and equipment expense totaled $4.5 million in 2001 compared to $3.3 million in 2000 and $3.0 million in 1999. Other operating expenses totaled $9.1 million in 2001 compared to $7.9 million in 2000 and $6.1 million in 1999. See "Other Expenses."

NET INTEREST INCOME

  Net interest income totaled $40.9 million, an increase of $9.4 million, or 30%, in 2001 compared to net interest income of $31.5 million in 2000. Net interest income totaled $25.5 million in 1999. In 2001, the net interest spread decreased 73 basis points and the net interest margin decreased by 82 basis points from 2000. In 2000, the net interest spread decreased 17 basis points and the net interest margin decreased by 18 basis points from 1999. The decrease in net interest income in 2001 reflected a decrease in the average yield on earning assets of 167 basis points, while the average cost of interest-bearing liabilities declined 94 basis points. In 2000, the net interest spread decreased 17 basis points as a result of the yield on earning assets increasing 61 basis points, while the cost of interest-bearing liabilities increased 78 basis points.

  The yield on loans in 2001 decreased 139 basis points as a significant portion of our loan portfolio repriced as interest rates fell throughout 2001. The yield on loans increased by 55 basis points in 2000 as market interest rates increased from the second quarter of 1999 into mid-2000. Loan yields in 1999 had declined by 18 basis points as general market rates declined in late 1998 and early 1999. The cost of interest-bearing deposits decreased by 103 basis points in 2001 as deposits repriced as interest rates declined. Average borrowings increased $99.3 million in 2001, and included $40.0 million in trust preferred securities issued in September 2001, while the average rate paid on borrowings in 2001 decreased 64 basis points to 5.79%. The cost of interest-bearing deposits increased in 2000 on the majority of deposit and liability accounts as general market interest rates increased over the prior year. The effects of changes in rates and average volumes can be seen in the table titled "Rate/Volume Analysis."

  Average earning assets increased $502.7 million, or 64%, in 2001 compared to an increase of $176.4 million, or 29%, during 2000 and an increase of $37.0 million, or 6%, in 1999. Average loans increased $323.4 million in 2001, or 45%, following increases of $161.7 million, or 29%, in 2000 and $57.6 million, or 10%, in 1999. The growth in average loans in 2001 included strong internal growth and $448.6 million in net loans acquired in the business combination with Southside Bancshares in September 2001. The growth in average loans in 2000 included approximately $114.0 million in loans acquired in the business combination with Equality Bancorp in November 2000. The average of our securities portfolio (held-to-maturity and available-for-sale) increased $158.5 million, or 225%, during 2001 and $11.2 million, or 20%, during 2000, compared to 1999. Average investment securities represented 18% of earning assets in 2001 compared to 9% during both 2000 and 1999. The increase in the amounts of investment securities was directly related to the decision to increase the overall liquidity position of our company. Earning assets as a percentage of total assets equaled 92.3% at year-end 2001 compared to 93.4% at year-end 2000 and 94.0% at year-end 1999.

  Average interest-bearing liabilities increased $463.3 million, or 64%, in 2001 compared to an increase of $171.3 million, or 31%, in 2000 and an increase of $27.9 million, or 5%, in 1999. Average deposits increased $364.0 million, or 63%, in 2001 compared to an increase of $150.3 million, or 30%, in 2000, compared to 1999. In 2001, certificates of deposit increased $224.1 million, or 58%, while non interest-bearing demand deposit accounts increased $42.9 million, or 66%. Average savings deposits increased $54.7 million in 2001 and the average rate paid on these deposits increased 77 basis points in 2001 compared to 2000 as a result of a special savings deposit promotion conducted in 2001. The 2001 increase in average interest-bearing liabilities was the result of the business combination with Southside Bancshares, as well as strong internal deposit growth of 13%. In 2000, certificates of deposit increased $106.4 million, or 46%, while non interest-bearing demand deposit accounts increased $14.8 million, or 30%. The 2000 increase in average interest-bearing liabilities included the business combination with Equality Bancorp, as well as internal deposit growth of 23%.

  Average short-term borrowings increased $23.7 million in 2001 and $32.3 million in 2000. Average long-term debt increased to $124.0 million in 2001 from $48.4 million in 2000. During 2001, we issued $40.0 million in new trust preferred securities, the majority of which is considered Tier 1 capital for regulatory purposes. The business combination with Southside Bancshares also increased our borrowings with the Federal Home Loan Bank by $76.0 million. Average long-term borrowings decreased $1.6 million, or 4%, in 1999. During the rising interest rate environment of 2000, we increased the level of borrowed funds from the Federal Home Loan Bank on a shorter maturity basis compared to 1999. In August 1999, we issued $17.2 million in trust preferred securities. See "Liquidity Management."

12               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT

  The following table presents the net interest income, net interest margin and net interest spread for the years 2001 through 1999. The table compares interest income and average interest-earning assets with interest expense and average interest-bearing liabilities.


DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES

                                                                       YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------------------------------------------
                                                          2001                                          2000
                                         -------------------------------------           -----------------------------------
                                          AVERAGE     INT. EARNED/     AVERAGE           AVERAGE    INT. EARNED/     AVERAGE
                                          BALANCE         PAID          YIELD            BALANCE        PAID          YIELD
                                         -------------------------------------           -----------------------------------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
    Loans(1)(3)                          $1,036,299      $82,735        7.98%            $712,884      $66,776         9.37%
    Taxable investment securities           215,780       12,049        5.58               66,196        4,674         7.06
    Non-taxable investment
      securities(2)                          13,182          614        4.66                4,242          240         5.67
    Federal funds sold and other
      investments                            25,143        1,025        4.08                4,346          283         6.51
----------------------------------------------------------------                         ---------------------
        Total interest-earning assets     1,290,404       96,423        7.47              787,668       71,973         9.14

Non interest-earning assets:
    Cash and due from banks                  29,128                                        17,296
    Premises and equipment                   25,150                                        10,940
    Other assets                             67,755                                        36,582
    Allowance for loan losses               (14,002)                                       (9,563)
----------------------------------------------------------------                         ---------------------
        Total assets                     $1,398,435                                      $842,923
----------------------------------------------------------------                         ---------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
    Money market/NOW accounts            $  264,663      $ 7,836        2.96%            $179,452      $ 8,137         4.53%
    Savings deposits                         69,495        1,984        2.85               14,796          307         2.08
    Certificates of deposit                 431,279       22,074        5.12              248,503       14,702         5.92
    Certificates of deposit over
      $100,000                              115,319        5,705        4.95               61,664        3,413         5.54
    IRA certificates                         56,087        3,591        6.40               26,011        1,663         6.39
    Brokered deposits                         7,167          459        6.40               49,590        3,318         6.69
----------------------------------------------------------------                         ---------------------
        Total interest-bearing deposits     944,010       41,649        4.41              580,016       31,540         5.44
    Federal funds purchased,
      repurchase agreements and
      other short-term borrowings           114,931        5,978        5.20               91,194        5,259         5.77
    Other borrowings                         96,339        5,124        5.32               31,178        1,952         6.26
    Guaranteed preferred
      beneficial interest
      in subordinated debentures             27,661        2,730        9.87               17,250        1,770        10.26
----------------------------------------------------------------                         ---------------------
        Total interest-bearing
          liabilities                     1,182,941       55,481        4.69              719,638       40,521         5.63
----------------------------------------------------------------                         ---------------------

Non interest-bearing liabilities
  and equity:
    Demand deposits                         107,642                                        64,711
    Other liabilities                        11,278                                         5,336
    Shareholders' equity                     96,574                                        53,238
----------------------------------------------------------------                         ---------------------
        Total liabilities and
          shareholders' equity           $1,398,435                                      $842,923
----------------------------------------------------------------                         ---------------------

Net interest income                                      $40,942                                       $31,452
----------------------------------------------------------------                         ---------------------
Net interest spread                                                     2.78%                                          3.51%
Net interest margin                                                     3.17                                           3.99

                                                          1999
                                           ------------------------------------
                                           AVERAGE     INT. EARNED/     AVERAGE
                                           BALANCE         PAID          YIELD
                                           ------------------------------------
                                                 (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
    Loans(1)(3)                            $551,189      $48,604         8.82%
    Taxable investment securities            54,984        3,263         5.93
    Non-taxable investment
      securities(2)                           2,026           98         4.83
    Federal funds sold and other
      investments                             3,028          147         4.86
----------------------------------------------------------------
        Total interest-earning
          assets                            611,227       52,112         8.53

Non interest-earning assets:
    Cash and due from banks                  12,073
    Premises and equipment                   10,537
    Other assets                             23,771
    Allowance for loan losses                (7,057)
----------------------------------------------------------------
        Total assets                       $650,551
----------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
    Money market/NOW accounts              $179,484      $ 7,165         3.99%
    Savings deposits                         14,448          308         2.13
    Certificates of deposit                 176,106        9,202         5.23
    Certificates of deposit over
      $100,000                               33,105        1,587         4.79
    IRA certificates                         20,291        1,154         5.69
    Brokered deposits                        21,135        1,179         5.58
----------------------------------------------------------------
        Total interest-bearing
          deposits                          444,569       20,595         4.63
    Federal funds purchased,
      repurchase agreements and
      other short-term borrowings            58,877        3,002         5.10
    Other borrowings                         37,797        2,271         6.01
    Guaranteed preferred beneficial
      interest in subordinated debentures     7,079          733        10.35
----------------------------------------------------------------
        Total interest-bearing
          liabilities                       548,322       26,601         4.85
----------------------------------------------------------------
Non interest-bearing liabilities
  and equity:
    Demand deposits                          49,886
    Other liabilities                         3,244
    Shareholders' equity                     49,099
----------------------------------------------------------------
        Total liabilities and
          shareholders' equity             $650,551
----------------------------------------------------------------

Net interest income                                      $25,511
----------------------------------------------------------------
Net interest spread                                                      3.68%
Net interest margin                                                      4.17

(1) Average balances include non-accrual loans.

(2) Presented at actual yield rather than tax-equivalent yield.

(3) Interest income includes loan origination fees.

                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       13

  The following table sets forth for the periods indicated, the changes in interest income and interest expense which were attributable to changes in average volume and changes in average rates:


RATE/VOLUME ANALYSIS

                                                YEAR ENDED DECEMBER 31, 2001                  YEAR ENDED DECEMBER 31, 2000
                                                      COMPARED TO THE                                COMPARED TO THE
                                                YEAR ENDED DECEMBER 31, 2000                  YEAR ENDED DECEMBER 31, 1999
                                           -----------------------------------------------------------------------------------
                                           VOLUME         RATE        NET CHANGE          VOLUME         RATE       NET CHANGE
                                           -----------------------------------------------------------------------------------
                                                                              (IN THOUSANDS)
INTEREST EARNED ON:
Loans                                      $26,959      $(11,000)       $15,959           $14,987       $3,185        $18,172
Taxable investment securities                8,543        (1,168)         7,375               730          681          1,411
Non-taxable investment securities              425           (51)           374               123           19            142
Federal funds sold and other investments       884          (142)           742                77           59            136
------------------------------------------------------------------------------------------------------------------------------
        Total interest income               36,811       (12,361)        24,450            15,917        3,944         19,861
------------------------------------------------------------------------------------------------------------------------------

INTEREST PAID ON:
Money market/NOW accounts                    3,084        (3,385)          (301)               (3)         975            972
Savings deposits                             1,525           152          1,677                 7           (8)            (1)
Certificates of deposit                      9,588        (2,216)         7,372             4,164        1,336          5,500
Certificates of deposit over $100,000        2,691          (399)         2,292             1,546          280          1,826
IRA certificates                             1,926             2          1,928               354          155            509
Brokered deposits                           (2,720)         (139)        (2,859)            1,864          275          2,139
Federal funds purchased, repurchase
    agreements and other short-term
    borrowings                               1,275          (556)           719             1,822          435          2,257
Other borrowings                             3,508          (336)         3,172              (410)          91           (319)
Guaranteed preferred beneficial interest
    in subordinated debentures               1,031           (71)           960             1,045           (8)         1,037
------------------------------------------------------------------------------------------------------------------------------
        Total interest expense              21,908        (6,948)        14,960            10,389        3,531         13,920
------------------------------------------------------------------------------------------------------------------------------
        Net interest income                $14,903      $ (5,413)       $ 9,490           $ 5,528       $  413        $ 5,941
------------------------------------------------------------------------------------------------------------------------------

Note: The change in interest due to the combined rate volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the changes in each. Interest on non-accruing loans is not included for purposes of the table above.

OTHER INCOME

  Other income totaled $14.8 million in 2001 compared to $6.5 million in 2000 and $4.8 million in 1999. The increase in other income in 2001 from 2000 was the result of a $3.1 million increase in mortgage banking revenue, a $2.4 million increase in gains on the sale of securities and a $1.5 million increase in service charges on deposit accounts. The 35% increase in other income in 2000 compared to 1999 was primarily the result of a $1.2 million, or 65%, increase in service charge income and bank owned life insurance investment income. We invested in a bank owned life insurance product in March 2000 and realized $0.7 million in income for the year.

  Service charges on deposit accounts increased to $4.6 million in 2001 compared to $3.1 million in 2000 and $1.9 million in 1999. The increases were due to additional branch locations generating a larger base of transaction deposits, as well as ongoing enhancements in our deposit account fee structure.

  Mortgage banking revenues increased by $3.1 million in 2001 after decreasing 47.6% in 2000 compared to 1999. Lower market interest rates facilitated mortgage refinancings in 2001. The decrease in 2000 reflected a general slow-down in mortgage refinancings and the March 1999 sale of Edge Mortgage, a former subsidiary of our company. The 1999 sale of Edge Mortgage was consistent with our strategic focus to concentrate our resources on increasing our commercial loan portfolio. Our November 2000 business combination with Equality Bancorp included the acquisition of its mortgage subsidiary which contributed to our other income in 2001.

  Leasing revenues totaled $0.4 million in 2001, $0.9 million in 2000 and $1.1 million in 1999. We entered the retail leasing business during 1997. During the latter part of 1998, we reduced this line of business because of declining profit margins.

  In 2001, we realized $2.7 million in gains on the sale of securities compared to $0.4 million in 2000 and none in 1999.

14               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT

OTHER EXPENSES

  Total operating expenses increased 33% to $30.1 million in 2001. The increase in expenses was primarily the result of acquiring Southside Bancshares in 2001 and Equality Bancorp in 2000. Total operating expenses increased 20% to $22.6 million in 2000. This increase in expenses was primarily the result of acquiring Equality Bancorp. Even though the dollar amount of expenses increased, our efficiency ratio for 2001 was 54%, an improvement from 60% in 2000 and 62% in 1999. The improvement reflected our commitment to improving our overall efficiency by continuing to emphasize revenue growth while decreasing our current level of operating expense. Expenses increased $3.8 million, or 20%, during 2000, totaling $22.6 million compared to $18.8 million in 1999.

  Salaries and employee benefits increased to $16.5 million in 2001 compared to $11.4 million in 2000 and $9.7 million in 1999. Average full-time equivalent employees for 2001 were 369 compared to 230 in 2000 and 224 in 1999. At December 31, 2001, we had 560 full-time equivalent employees.

  Furniture and equipment expenses increased $308,000 in 2001 to $2.1 million primarily as a result of our recent acquisitions, after increasing $155,000 in 2000 and decreasing $105,000 in 1999.

  Occupancy expenses totaled $2.4 million in 2001 compared to $1.5 million in 2000 and $1.3 million in 1999. The increase in 2001 was the result of our acquisitions of Southside Bancshares and Equality Bancorp.

  Depreciation of the assets held for operating leases totaled $103,000 in 2001 compared to $700,000 and $900,000 in 2000 and 1999, respectively. As discussed under "Other Income," we entered the retail leasing business in late 1997 so that 1998 reflected a full year of operations. During the latter part of 1998, we curtailed this line of business, resulting in lower depreciation expense in subsequent years.

  Expense for the amortization of intangible assets, including goodwill, increased to $1.2 million in 2001 as a result of our acquisition of Southside Bancshares. Amortization expense remained relatively unchanged at $949,000 in 2000 and $980,000 in 1999.

  Other non-interest expense increased $1.1 million in 2001 compared to 2000 and $1.9 million in 2000 compared to 1999. The growth in 2001 and 2000 in other expenses was associated with our recent acquisitions, which resulted in an increase in employees, an increase in the number of deposit and loan accounts, and an increase in physical locations compared to prior years.

INCOME TAXES

  Income taxes for the year ended December 31, 2001, increased to $7.6 million from $4.8 million in 2000 and $3.6 million in 1999. Annual increases in income have contributed to greater income tax expense.

  The following table sets forth our summary of other income and expenses for the years indicated:

                                                   YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------
(IN THOUSANDS)                                 2001          2000          1999
---------------------------------------------------------------------------------

OTHER INCOME:
Service charges on deposits                   $ 4,629       $ 3,111       $ 1,888
Mortgage banking revenues                       3,552           495           944
Net gain on sale of securities                  2,725           353             -
Bank owned life insurance                       1,182           687             -
Leasing revenues                                  395           900         1,077
Brokerage division revenues                       193           216           306
Other non-interest income                       2,127           700           628
---------------------------------------------------------------------------------
    Total other income                        $14,803       $ 6,462       $ 4,843
---------------------------------------------------------------------------------

OTHER EXPENSES:
Salaries and employee benefits                $16,455       $11,386       $ 9,717
Occupancy                                       2,361         1,533         1,344
Furniture and equipment                         2,113         1,805         1,650
Goodwill amortization                           1,182           949           980
Supplies                                          429           387           274
Depreciation of operating leases                  319           726           861
Other non-interest expense                      7,211         5,796         3,936
---------------------------------------------------------------------------------
    Total other expenses                      $30,070       $22,582       $18,762
---------------------------------------------------------------------------------

BALANCE SHEET ANALYSIS

SECURITIES PORTFOLIO

  Our securities portfolio consists of securities classified as held-to-maturity and available-for-sale. We designate these securities upon purchase into one of these two categories. At December 31, 2001, held-to-maturity securities amounted to $24.6 million, representing those securities we intend to hold to maturity. Securities designated as available-for-sale totaled $439.0 million, representing securities which we may sell to meet liquidity needs or in response to significant changes in interest rates or prepayment patterns.

  For purposes of this discussion, held-to-maturity and available-for-sale securities are referred to as the securities portfolio. At December 31, 2001, the securities portfolio totaled $463.6 million, an increase of 245.2% from the preceding year. As a percentage of earning assets, securities increased to 23.9% at December 31, 2001 compared to 12.8% in 2000. This increase reflected our recent acquisitions of Southside and Equality Bancorp and management's decision to increase the securities portfolio to enhance our liquidity position.

                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       15

  The carrying value and approximate fair value of investment securities at December 31, 2001, 2000 and 1999 were as follows:

                                           SECURITIES AVAILABLE-FOR-SALE DECEMBER 31, 2001
----------------------------------------------------------------------------------------------
                                                        GROSS           GROSS
                                       AMORTIZED      UNREALIZED      UNREALIZED        FAIR
IN THOUSANDS                             COST           GAINS           LOSSES          VALUE
----------------------------------------------------------------------------------------------
U.S. government and agency securities  $131,263         $  656         $   (429)      $131,490
State and municipal securities           17,429             99             (213)        17,315
Mortgage-backed securities              259,472          2,132           (3,124)       258,480
Federal Home Loan Bank stock             15,228              -                -         15,228
Other securities                         16,484            184             (143)        16,525
----------------------------------------------------------------------------------------------
Total                                  $439,876         $3,071         $ (3,909)      $439,038
----------------------------------------------------------------------------------------------

                                            SECURITIES HELD-TO-MATURITY DECEMBER 31, 2001
----------------------------------------------------------------------------------------------
                                                        GROSS            GROSS
                                        AMORTIZED     UNREALIZED       UNREALIZED       FAIR
IN THOUSANDS                              COST          GAINS            LOSSES         VALUE
----------------------------------------------------------------------------------------------
U.S. government and agency securities    $ 2,024          $ 7            $   -         $ 2,031
State and municipal securities            21,143           49             (138)         21,054
Mortgage-backed securities                 1,432           15                -           1,447
Federal Home Loan Bank stock                   -            -                -               -
Other securities                               -            -                -               -
----------------------------------------------------------------------------------------------
Total                                    $24,599          $71            $(138)        $24,532
----------------------------------------------------------------------------------------------

                                           SECURITIES AVAILABLE-FOR-SALE DECEMBER 31, 2000
----------------------------------------------------------------------------------------------
                                                        GROSS           GROSS
                                       AMORTIZED      UNREALIZED      UNREALIZED        FAIR
IN THOUSANDS                             COST           GAINS           LOSSES          VALUE
----------------------------------------------------------------------------------------------
U.S. government and agency securities  $ 49,595         $  274         $   (278)      $ 49,591
State and municipal securities            3,623             89                -          3,712
Mortgage-backed securities               63,239            728              (19)        63,948
Federal Home Loan Bank stock              9,463              -                -          9,463
Other securities                          2,069            313                -          2,382
----------------------------------------------------------------------------------------------
Total                                  $127,989         $1,404         $   (297)      $129,096
----------------------------------------------------------------------------------------------

                                            SECURITIES HELD-TO-MATURITY DECEMBER 31, 2000
----------------------------------------------------------------------------------------------
                                                        GROSS            GROSS
                                        AMORTIZED     UNREALIZED       UNREALIZED       FAIR
IN THOUSANDS                              COST          GAINS            LOSSES         VALUE
----------------------------------------------------------------------------------------------
U.S. government and agency securities    $     -          $ -            $   -         $     -
State and municipal securities             4,564           23              (31)          4,556
Mortgage-backed securities                   636           15                -             651
Federal Home Loan Bank stock                   -            -                -               -
Other securities                               -            -                -               -
----------------------------------------------------------------------------------------------
Total                                    $ 5,200          $38            $ (31)        $ 5,207
----------------------------------------------------------------------------------------------

                                           SECURITIES AVAILABLE-FOR-SALE DECEMBER 31, 1999
----------------------------------------------------------------------------------------------
                                                        GROSS           GROSS
                                       AMORTIZED      UNREALIZED      UNREALIZED        FAIR
IN THOUSANDS                             COST           GAINS           LOSSES           VALUE
----------------------------------------------------------------------------------------------
U.S. government and agency securities  $ 34,553         $    3         $ (1,032)      $ 33,524
State and municipal securities              598              -              (14)           584
Mortgage-backed securities                7,558             13             (132)         7,439
Federal Home Loan Bank stock              7,124              -                -          7,124
Other securities                            458              -                -            458
----------------------------------------------------------------------------------------------
Total                                  $ 50,291         $   16         $ (1,178)      $ 49,129
----------------------------------------------------------------------------------------------


                                            SECURITIES HELD-TO-MATURITY DECEMBER 31, 1999
----------------------------------------------------------------------------------------------
                                                        GROSS            GROSS
                                        AMORTIZED     UNREALIZED       UNREALIZED       FAIR
IN THOUSANDS                              COST          GAINS            LOSSES         VALUE
----------------------------------------------------------------------------------------------
U.S. government and agency securities    $ 5,500          $ 1            $ (15)        $ 5,486
State and municipal securities             4,210            4             (418)          3,796
Mortgage-backed securities                 1,958           44                -           2,002
Federal Home Loan Bank stock                   -            -                -               -
Other securities                               -            -                -               -
----------------------------------------------------------------------------------------------
Total                                    $11,668          $49            $(433)        $11,284
----------------------------------------------------------------------------------------------

Maturities and yield information of the investment securities portfolio as of December 31, 2001 were as follows:


SECURITIES PORTFOLIO - MATURITIES AND YIELDS(1)

                                                        WEIGHTED       OVER ONE       WEIGHTED
                                          ONE YEAR      AVERAGE        THROUGH        AVERAGE
(DOLLARS IN THOUSANDS)                    OR LESS        YIELD        FIVE YEARS       YIELD
-------------------------------------------------------------------------------------------------
U.S. government and agency securities     $37,095         1.85%        $ 85,214         3.43%
State and municipal securities              1,116         3.92            9,678         4.77
Mortgage-backed securities                      -            -            7,281         6.16
Federal Home Loan Bank stock                    -            -                -            -
Other securities                            2,417         7.00              265        13.19
-------------------------------------------------                      --------
Total                                     $40,628         2.21         $102,438         3.77
-------------------------------------------------                      --------
Total securities portfolio

                                          OVER FIVE      WEIGHTED                    WEIGHTED
                                           THROUGH       AVERAGE       OVER TEN      AVERAGE
(DOLLARS IN THOUSANDS)                    TEN YEARS       YIELD         YEARS         YIELD
-----------------------------------------------------------------      ----------------------
U.S. government and agency securities      $ 6,287         4.28%       $  4,918        5.99%
State and municipal securities              14,301         5.49          13,363        6.90
Mortgage-backed securities                  33,599         4.88         219,032        5.63
Federal Home Loan Bank stock                15,228         4.48               -           -
Other securities                                 -            -          13,843        5.56
--------------------------------------------------                     --------
Total                                      $69,415         4.86        $251,156        5.70
--------------------------------------------------                     --------
Total securities portfolio                                             $463,637        4.86%
                                                                       --------

(1) Maturities are shown in this table by expected maturity. Expected maturities may differ from contractual maturities due to the right to call or prepay obligations.
Presented at actual yield rather than tax equivalent yield.

16               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT

LOANS

  Loans historically have been the primary component of our earning assets. At December 31, 2001, loans totaled $1.4 billion, an increase of 74.4% from year-end 2000. At December 31, 2000, loans totaled $814.0 million, an increase of 32.3% from year-end 1999. Average loans increased 45.3% during 2001 compared to a 29.3% increase in 2000. Substantially all of our loans were originated in our primary market areas. We have no foreign loans and a minor amount of participations purchased.

  In 2001, commercial real estate loans increased $311.9 million, or 105.5%, to $607.6 million and one- to four-family residential loans increased $120.1 million, or 62.1%, to $313.5 million due to the Southside Bancshares acquisition and internal growth. Commercial loans increased $90.1 million, or 54.6%, and consumer and other loans increased $43.8 million, or 121.7%, for the same reasons.

  An increase in commercial loans comprised the majority of our loan growth in 2000 compared to 1999. Commercial real estate loans increased $60.5 million, or 25.7%, to $295.7 million at year-end 2000 compared to $235.2 million at year-end 1999. Construction loans increased $59.2 million, or 90.7%, in 2000, totaling $124.5 million at year-end 2000 compared to $65.3 million at year-end 1999. The increases in construction loans in 2000 and 1999 were primarily due to increases in loans to St. Louis area home builders. Traditional commercial loans increased $14.8 million, or 9.9%, in 2000 and $24.0 million, or 19.0%, in 1999.

  Management has continued to emphasize growth in commercial categories in order to focus on the more profitable commercial relationships. In addition to the commercial loans added from the Southside Bancshares acquisition, the growth in the commercial sectors was accomplished by hiring additional commercial lending personnel and directing existing staff toward commercial relationship procurement. Commercial real estate loans comprised 42.8% of the loan portfolio at year-end 2001 and 36.3% at year-end 2000 compared to 38.2% at year-end 1999. Traditional commercial loans comprised 18.0% of the portfolio at year-end 2001 and 20.2% at year-end 2000 compared to 24.4% at year-end 1999. Real estate construction loans comprised 11.6% of the portfolio at year-end 2001 and 15.2% at year-end 2000 compared to 10.6% at year-end 1999. One-to four-family residential loans represented 25.3% of total loans including held for sale loans of $61.5 million at year-end 2001 and 30.6% at year-end 2000 compared to 23.0% of total loans at year-end 1999.

  Consumer loans increased $43.8 million during 2001, reaching $79.7 million at December 31, 2001 compared to $36.0 million and $24.2 million at December 31, 2000 and 1999, respectively. Consumer loans do not comprise a large percentage of our loan portfolio (5.6% at December 31, 2001), but are an important product which allows us to meet the lending needs of individuals within the St. Louis community.

  The following table summarizes the composition of our loan portfolio at the dates indicated:


LOAN PORTFOLIO - TYPES OF LOANS

                                                                                 DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                     2001              2000             1999             1998             1997
-------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, agricultural, municipal
  and industrial development                    $  255,181         $165,107         $150,259         $126,239         $109,937
Real estate - construction                         164,831          124,517           65,310           36,590           27,181
Real estate - mortgage:
    One- to four-family residential                313,547          193,490          141,264          116,291          195,964
    Multi-family and commercial                    607,550          295,678          235,158          196,545          135,452
Consumer and other                                  79,749           35,975           24,152           20,908           16,821
Less unearned income                                (1,062)            (796)            (952)            (904)            (493)
-------------------------------------------------------------------------------------------------------------------------------
    Total loans(1)                              $1,419,796         $813,971         $615,191         $495,669         $484,862
-------------------------------------------------------------------------------------------------------------------------------

(1) We had no outstanding foreign loans at the dates reported.

                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       17


LOAN PORTFOLIO - MATURITIES AND SENSITIVITIES OF LOANS

                                                                            DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------
                                          MATURING IN
                                           ONE YEAR        MATURING AFTER ONE YEAR         MATURING AFTER
                                            OR LESS           THROUGH FIVE YEARS             FIVE YEARS
------------------------------------------------------------------------------------------------------------------------------
                                                           FIXED                        FIXED
(IN THOUSANDS)                                              RATE        VARIABLE         RATE       VARIABLE          TOTAL
------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, agricultural,
  municipal and industrial development     $145,104       $ 69,929      $ 34,836       $ 6,778      $  5,534       $  255,181
Real estate - construction                  124,279         10,412        27,903         1,918           319          164,831
Real estate - mortgage:
    One- to four-family residential         105,434         69,008        21,357        16,910       100,838          313,547
    Multi-family and commercial             166,687        347,995        77,658         5,187        10,023          607,550
Consumer and other                           13,189         57,119         4,979         4,169           293           79,749
Less unearned income                         (1,062)             -             -             -             -           (1,062)
------------------------------------------------------------------------------------------------------------------------------
    Total loans                            $553,631       $547,463      $166,733       $34,962      $117,007       $1,419,796
------------------------------------------------------------------------------------------------------------------------------

ASSET QUALITY

  Nonperforming assets, consisting of loans past due 90 days or greater, non-accrual loans, restructured loans and other real estate owned, increased to $20.1 million at December 31, 2001 compared to $3.3 million at December 31, 2000 and $1.0 million at December 31, 1999. The balance of nonperforming assets and past due loans at year-end 2001 was primarily attributable to seven loans totaling $15.2 million, or 76% of the total at December 31, 2001. Three of these relationships were acquired from Southside Bancshares. The other four relationships were identified as problem loans in prior years and became nonperforming in 2001. We are working with each of these seven borrowers to liquidate or restructure the loans. At December 31, 2001, nonperforming assets represented 0.93% of total assets compared to 0.29% of total assets at December 31, 2000 and 0.14% of total assets at December 31, 1999. Non-accrual loans were $14.5 million at December 31, 2001 compared to $0.8 million at December 31, 2000 and $0.6 million at December 31, 1999. Loans delinquent
90 days or more increased to $5.1 million at year-end 2001 from $2.3 million and $73,000 at December 31, 2000 and 1999, respectively. Other real estate owned at December 31, 2001 totaled $370,000. Other real estate was $191,000 and $402,000 at December 31, 2000 and 1999, respectively.

  We continually analyze our loan portfolio to identify potential risk elements. The loan portfolio is reviewed by lending management and our internal loan review staff. As an integral part of their examination process, the various regulatory agencies periodically review our allowance for loan losses. We believe that our allowance for loan losses at December 31, 2001 was adequate to absorb potential losses inherent in the loan portfolio.

18               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT

  The following table summarizes, for the periods presented, nonperforming assets by category:


RISK ELEMENTS - NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

                                                                                DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                          2001               2000              1999              1998             1997
-------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, agricultural,
    municipal and industrial development:
        Past due 90 days or more             $      196         $      752         $       -         $      -         $    341
        Non-accrual                               1,118                222               379              962              360
        Restructured terms                           54                  -                 -                -                -

Real estate - construction:
        Past due 90 days or more                      -                 15                 -                -                -
        Non-accrual                               2,622                  -                 -                -              108
        Restructured terms                            -                  -                 -                -                -

Real estate - mortgage:
    One- to four-family residential:
        Past due 90 days or more                  1,050              1,179                22               69              456
        Non-accrual                               1,698                414               178              378               70
        Restructured terms                            -                  -                 -                -                -
    Multi-family and commercial:
        Past due 90 days or more                  3,643                304                 -                -                -
        Non-accrual                               8,892                  -                 -              307                -
        Restructured terms                            -                  -                 -                -                -

Consumer and other, net of unearned income:
        Past due 90 days or more                    222                 59                 -                -               21
        Non-accrual                                 215                178                49               62               21
        Restructured terms                            -                  -                 -                -                -
-------------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans                        19,710              3,123               628            1,778            1,377
-------------------------------------------------------------------------------------------------------------------------------
Other real estate                                   370                191               402                -              330
-------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                   $   20,080         $    3,314         $   1,030         $  1,778         $  1,707
-------------------------------------------------------------------------------------------------------------------------------

Balance sheet information (at year-end):
    Total assets                             $2,170,479         $1,135,724         $ 728,492         $596,274         $608,237
    Loans outstanding                         1,419,796            813,971           615,191          495,669          484,862
    Shareholders' equity                        138,068             77,806            47,991           48,104           42,071
    Allowance for loan losses                    18,905             11,433             8,315            6,442            5,193

Ratios:
    Nonperforming loans to total loans             1.39%              0.38%             0.10%            0.36%            0.28%
    Nonperforming assets to total assets           0.93               0.29              0.14             0.30             0.28
    Nonperforming loans to shareholders'
        equity                                    14.28               4.01              1.31             3.70             3.27
    Allowance for loan losses to total
        loans                                      1.33               1.40              1.35             1.30             1.07
    Allowance for loan losses to
        nonperforming loans                       95.92             366.09          1,324.20           362.32           377.12

                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       19

ALLOWANCE FOR LOAN LOSSES

  Our allowance for loan losses increased 66% from $11.4 million at December 31, 2000 to $18.9 million at December 31, 2001. This followed an increase of 38% in 2000 compared to 1999. The provision charged to expense was $5.0 million in 2001 representing an increase of 43% compared to the $3.5 million expensed in 2000. The allowance equaled 1.33% of total loans at December 31, 2001 compared to 1.40% at December 31, 2000 and 1.35% at December 31, 1999. As previously discussed, we have shifted our lending focus to higher-yielding commercial relationships. This shift, while providing higher earnings potential, does entail greater risk than traditional residential mortgage loans. Further, additional weight has been given to the increased risks associated with the commercial real estate portfolio. Specific allowances have been increased on certain commercial real estate loans based on individual reviews of these loans and our estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to us. The specific review of these commercial real estate loans resulted in an increase in the percentage of allowance allocated to this loan category. Net charge-offs for 2001 were 48 basis points of average loans outstanding compared to 19 basis points in 2000 and 12 basis points in 1999. At year-end 2001, our allowance represented 96% of nonperforming loans compared to 366% at year-end 2000 and 1,324% at year-end 1999.

  The allowance for loan losses is provided at a level considered adequate to provide for potential loan losses and, among other things, is based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the loan portfolio, evaluation of potential problem loans identified based on existing circumstances known to management and recent loan loss experience. We continually monitor the quality of our loan portfolio to ensure timely charge-off of problem loans and to determine the adequacy of the level of the allowance for loan losses. As mentioned previously, seven relationships comprise $15.2 million, or 76%, of our nonperforming assets. Three of these relationships were acquired from Southside Bancshares. At closing, under purchase accounting we recorded these assets at their estimated value. The other four relationships were identified in previous years as problem loans and became nonperforming in 2001. We are aggressively working with each of these borrowers to resolve these problem assets. Primarily as a result of these specific nonperforming loans, our ratio of nonperforming assets to total assets increased at December 31, 2001. While our allowance as a percentage of our total loan portfolio decreased in 2001 compared to 2000, we presently believe that our allowance was adequate to absorb potential losses inherent in the loan portfolio at December 31, 2001.

  The following table summarizes the allocation of the allowance for loan losses by major category and identifies the percentage of each loan category to the total loan portfolio balance:


ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                      DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------
                                              2001                        2000                        1999
--------------------------------------------------------------------------------------------------------------------
                                                    PERCENT                     PERCENT                      PERCENT
                                     ALLOCATED        OF         ALLOCATED        OF         ALLOCATED         OF
(DOLLARS IN THOUSANDS)               RESERVES        TOTAL       RESERVES        TOTAL        RESERVES        TOTAL
--------------------------------------------------------------------------------------------------------------------
Commercial, financial,
  agricultural, municipal and
  industrial development              $ 4,038        21.36%       $ 1,943        16.99%        $2,082         25.04%
Real estate - construction              2,734        14.46          2,091        18.29            649          7.80
Real estate - mortgage:
    One- to four-family residential     3,040        16.08          1,923        16.82          1,712         20.59
    Multi-family and commercial         7,437        39.34          4,749        41.54          3,208         38.58
Consumer and other                        463         2.45            258         2.26            239          2.88
Unallocated                             1,193         6.31            469         4.10            425          5.11
--------------------------------------------------------------------------------------------------------------------
    Total                             $18,905       100.00%       $11,433       100.00%        $8,315        100.00%
--------------------------------------------------------------------------------------------------------------------

                                              1998                          1997
------------------------------------------------------------------------------------------
                                                     PERCENT                      PERCENT
                                     ALLOCATED         OF         ALLOCATED         OF
(DOLLARS IN THOUSANDS)                RESERVES        TOTAL        RESERVES        TOTAL
------------------------------------------------------------------------------------------
Commercial, financial,
  agricultural, municipal and
  industrial development               $1,327         20.60%        $1,352          26.04%
Real estate - construction                347          5.39            303           5.83
Real estate - mortgage:
    One- to four-family residential     1,222         18.97            636          12.25
    Multi-family and commercial         2,883         44.75          1,572          30.27
Consumer and other                        162          2.51            179           3.45
Unallocated                               501          7.78          1,151          22.16
------------------------------------------------------------------------------------------
    Total                              $6,442        100.00%        $5,193         100.00%
------------------------------------------------------------------------------------------

20               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT

  The following table summarizes, for the periods indicated, activity in the allowance for loan losses, including amounts of loans charged off, amounts of recoveries and additions to the allowance charged to operating expenses:


SUMMARY OF LOAN LOSS EXPERIENCE AND RELATED INFORMATION

                                                                           YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                             2001              2000             1999             1998              1997
-------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses (beginning of year)   $   11,433         $  8,315         $  6,442         $  5,193         $  3,100
Loans charged off:
    Commercial, financial, agricultural,
        municipal and industrial development        (3,353)            (315)            (504)            (632)            (536)
    Real estate - construction                      (1,480)             (75)               -               (7)             (22)
    Real estate - mortgage:
        One- to four-family residential               (149)            (722)            (160)            (307)             (88)
        Multi-family and commercial                   (685)             (45)             (23)            (133)               -
    Consumer and other                                 (81)            (272)            (173)            (147)            (113)
-------------------------------------------------------------------------------------------------------------------------------
Total loans charged off                             (5,748)          (1,429)            (860)          (1,226)            (759)
-------------------------------------------------------------------------------------------------------------------------------

Recoveries of loans previously charged off:
    Commercial, financial, agricultural,
        municipal and industrial development           314               31               67                4               12
    Real estate - construction                           -                -                -                6                -
    Real estate - mortgage:
        One- to four-family residential                163               12               95               14               10
        Multi-family and commercial                     32                -               10               20                -
    Consumer and other                                 217               24               16               11               30
-------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                       726               67              188               55               52
-------------------------------------------------------------------------------------------------------------------------------
Net loans charged off                               (5,022)          (1,362)            (672)          (1,171)            (707)
-------------------------------------------------------------------------------------------------------------------------------
Acquired subsidiary balance                          7,494              980                -                -              403
Provision for loan losses                            5,000            3,500            2,545            2,420            2,397
-------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses (end of year)         $   18,905         $ 11,433         $  8,315         $  6,442         $  5,193
-------------------------------------------------------------------------------------------------------------------------------

Loans outstanding:
    Average                                     $1,036,299         $712,884         $548,165         $493,619         $365,615
    End of year                                  1,419,796          813,971          615,191          495,669          484,862

Ratios:
    Net charge-offs to average loans                  0.48%            0.19%            0.12%            0.25%            0.19%
    Net charge-offs to provision for loan
        losses                                      100.44            38.91            26.39            48.39            29.50
    Provision for loan losses to average loans        0.48             0.49             0.46             0.49             0.66
    Allowance for loan losses to total loans          1.33             1.40             1.35             1.30             1.07

                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       21

DEPOSITS

  As shown below, total deposits increased $829.5 million, or 97%, to $1.7 billion in 2001 compared to $858.1 million in 2000. The acquisition of Southside Bancshares in September 2001 and the Guardian Savings branches in December 2001 accounted for $609.1 million and $109.3 million, respectively, of the increase and internal growth accounted for the remaining 13% increase in deposits. Non interest-bearing checking accounts increased $115.2 million, or 134%, during 2001 as a result of the Southside Bancshares acquisition and as we made an effort to attain or increase our deposit accounts with our loan customers. Other interest-bearing deposits increased $714.3 million, or 93%, as a result of our acquisitions and our strong internal deposit growth. Average deposits for 2001 increased 63% to $1.05 billion compared to $644.7 million in 2000. Total deposits also increased significantly in 2000 by $309.6 million, or 56.5%, compared to 1999. The acquisition of Equality Bancorp in 2000 accounted for $186.2 million of the increase and internal growth accounted for the remaining 23% increase in 2000 deposits. Certificates of deposit represented $221.1 million of the 2000 increase as we offered several certificate of deposit promotions which were utilized as a cost-effective method of funding a portion of our loan growth.


DEPOSIT LIABILITY COMPOSITIONS

                                                                          DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------
                                                         2001                                      2000
------------------------------------------------------------------------------------------------------------------------
                                                          PERCENT        AVG.                      PERCENT        AVG.
(DOLLARS IN THOUSANDS)                     AMOUNT         OF TOTAL       RATE        AMOUNT        OF TOTAL       RATE
------------------------------------------------------------------------------------------------------------------------
Demand deposits                          $  201,216         11.92%          -%      $ 86,012         10.02%           -%
Money market and NOW accounts               415,535         24.63        2.96        206,404         24.06         4.53
Savings deposits                            185,652         11.00        2.85         28,238          3.29         2.08
Certificates of deposit                     602,295         35.68        5.12        375,188         43.72         5.92
Certificates of deposit over $100,000       195,048         11.56        4.95         78,710          9.17         5.54
IRA certificates                             87,869          5.21        6.40         45,557          5.31         6.39
Brokered deposits over $100,000                   -             -           -         37,975          4.43         6.69
------------------------------------------------------------------                  -----------------------
    Total deposits                       $1,687,615        100.00%       4.41       $858,084        100.00%        5.44
------------------------------------------------------------------                  -----------------------

                                                        1999
-----------------------------------------------------------------------------
                                                        PERCENT        AVG.
(DOLLARS IN THOUSANDS)                    AMOUNT        OF TOTAL       RATE
-----------------------------------------------------------------------------
Demand deposits                          $ 51,845          9.45%           -%
Money market and NOW accounts             185,193         33.77         3.99
Savings deposits                           13,052          2.38         2.13
Certificates of deposit                   181,700         33.13         5.23
Certificates of deposit over $100,000      47,550          8.67         4.79
IRA certificates                           21,126          3.85         5.69
Brokered deposits over $100,000            48,000          8.75         5.58
----------------------------------------------------------------
    Total deposits                       $548,466        100.00%        4.63
----------------------------------------------------------------


AMOUNTS AND MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

(IN THOUSANDS)                                       DECEMBER 31, 2001
----------------------------------------------------------------------
Three months or less                                          $ 81,327
Over three months through six months                            40,979
Over six months through twelve months                           41,142
Over twelve months                                              31,600
----------------------------------------------------------------------
Total                                                         $195,048
----------------------------------------------------------------------

22               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT

INTEREST RATE SENSITIVITY

  Our asset/liability strategy is to minimize the sensitivity of earnings to changes in interest rates while maintaining an acceptable net interest margin. Our asset/liability committee monitors the interest rate sensitivity of the balance sheet on a monthly basis. The committee reviews asset and liability repricing in the context of current and future interest rate scenarios affecting the economic climate in our market areas.

  Our pricing policy is that all earning assets and interest-bearing liabilities be either based on floating rates or have a fixed rate not exceeding five years. Real estate mortgage loans held by us, while having longer terms, are comprised of one-, two- or three-year adjustable rate loans. The adjustable basis of these loans significantly reduces interest rate risk.

  The following table illustrates our estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 2001:

                                                                     TIME TO MATURITY OR REPRICING
-------------------------------------------------------------------------------------------------------------------
                                                       0 TO 3                  4 TO 12                    1 TO 5
(DOLLARS IN THOUSANDS)                                 MONTHS                   MONTHS                    YEARS
-------------------------------------------------------------------------------------------------------------------
Rate Sensitive Assets (RSA):
    Federal funds sold                                $ 14,642                $        -                $        -
    Total securities                                    71,690                   124,207                   209,746
    Total loans held for sale                           61,459                         -                         -
    Total loans                                        695,045                   273,848                   439,767
-------------------------------------------------------------------------------------------------------------------
        Total RSA                                     $842,836                $  398,055                $  649,513
-------------------------------------------------------------------------------------------------------------------

Rate Sensitive Liabilities (RSL):
    Money market accounts                             $301,648                $        -                $        -
    NOW accounts                                         5,572                    16,792                    91,523
    Savings                                              4,041                   113,936                    67,675
    Time deposits                                      197,863                   314,971                   176,827
    Time deposits over $100,000                         79,866                    83,828                    31,128
    Fed funds purchased                                 11,400                         -                         -
    Repurchase agreements                               23,627                         -                         -
    Bank debt                                                -                    38,000                         -
    Federal Home Loan Bank advances                        775                     1,103                    45,283
-------------------------------------------------------------------------------------------------------------------
        Total RSL                                     $624,792                $  568,630                $  412,436
-------------------------------------------------------------------------------------------------------------------

Periodic Information:
    Gap (RSA-RSL)                                     $218,044                $ (170,575)               $  237,077
    RSA/RSL                                             134.90%                    70.00%                   157.48%
    RSA/total assets                                     38.83                     18.34                     29.92
    RSL/total assets                                     28.79                     26.20                     19.00
    Gap/total assets                                     10.05                     (7.86)                    10.92
    Gap/RSA                                              25.87                    (42.85)                    36.50
Cumulative Information:
    Cumulative RSA                                    $842,836                $1,240,891                $1,890,404
    Cumulative RSL                                     624,792                 1,193,422                 1,605,858
    Gap (RSA-RSL)                                      218,044                    47,469                   284,546
    RSA/RSL                                             134.90%                   103.98%                   117.72%
    RSA/total assets                                     38.83                     57.17                     87.10
    RSL/total assets                                     28.79                     54.98                     73.99
    Gap/total assets                                     10.05                      2.19                     13.11
    Gap/RSA                                              25.87                      3.83                     15.05

                                                         OVER
(DOLLARS IN THOUSANDS)                                 5 YEARS                    TOTAL
------------------------------------------------------------------------------------------
Rate Sensitive Assets (RSA):
    Federal funds sold                                $        -                $   14,642
    Total securities                                      57,994                   463,637
    Total loans held for sale                                  -                    61,459
    Total loans                                           11,136                 1,419,796
------------------------------------------------------------------------------------------
        Total RSA                                     $   69,130                $1,959,534
------------------------------------------------------------------------------------------
Rate Sensitive Liabilities (RSL):
    Money market accounts                             $        -                $  301,648
    NOW accounts                                               -                   113,887
    Savings                                                    -                   185,652
    Time deposits                                            503                   690,164
    Time deposits over $100,000                              226                   195,048
    Fed funds purchased                                        -                    11,400
    Repurchase agreements                                      -                    23,627
    Bank debt                                                  -                    38,000
    Federal Home Loan Bank advances                      149,030                   196,191
------------------------------------------------------------------------------------------
        Total RSL                                     $  149,759                $1,755,617
------------------------------------------------------------------------------------------
Periodic Information:
    Gap (RSA-RSL)                                     $  (80,629)
    RSA/RSL                                                46.16%
    RSA/total assets                                        3.19
    RSL/total assets                                        6.90
    Gap/total assets                                       (3.71)
    Gap/RSA                                              (116.63)
Cumulative Information:
    Cumulative RSA                                    $1,959,534
    Cumulative RSL                                     1,755,617
    Gap (RSA-RSL)                                        203,917
    RSA/RSL                                               111.62%
    RSA/total assets                                       90.28
    RSL/total assets                                       80.89
    Gap/total assets                                        9.40
    Gap/RSA                                                10.41

                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       23

  We measure the impact of interest rate changes on our income statement through the use of gap analysis. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. During any given time period, if the amount of rate sensitive liabilities exceeds the amount of rate sensitive assets, a company would generally be considered negatively gapped and would benefit from falling rates over that period of time. Conversely, a positively gapped company would generally benefit from rising rates. We were positively gapped in July 2001 which resulted in decreased interest spreads and margins during 2001 as the Federal Reserve Board lowered market interest rates and our assets repriced faster than our liabilities.

  We have structured our assets and liabilities to mitigate the risk of either a rising or falling interest rate environment. Depending upon our assessment of economic factors such as the magnitude and direction of projected interest rates over the short and long term, we generally operate within guidelines set by our asset/liability policy and attempt to maximize our returns within an acceptable degree of risk. Our intention is to maintain a gap position at the one-year horizon of between 0.75% and 1.25%. Our position at December 31, 2001 was 1.04%. We manage our gap position at the one-year horizon as well as monitor the cumulative gap position for succeeding time frames.

  Interest rate changes do not affect all categories of assets and liabilities equally or simultaneously. There are other factors that are difficult to measure and predict that would influence the effect of interest rate fluctuations on our income statement. For example, a rapid drop in interest rates might cause our borrowers to repay their loans at a more rapid pace and certain mortgage-related investments to be prepaid earlier than projected. This could mitigate some of the expected benefits of falling rates when negatively gapped. Conversely, a rapid rise in rates could provide an opportunity to increase our margins and reduce the rate of repayment on our mortgage-related loans, which would increase our returns.

  The following table shows the "rate shock" results of a simulation model that attempts to measure the effect of rising and falling interest rates over a two-year horizon in a rapidly changing rate environment.

                                                +200 BASIS         -200 BASIS
                                                   POINTS             POINTS
------------------------------------------------------------------------------
Percentage change in net income due to an
immediate 200 basis point change in interest
rates over a two-year time horizon                +2.04%             -16.58%

  We use a sensitivity model that simulated these interest rate changes on our earning assets and interest-bearing liabilities. This process allows us to explore the complex relationships among the financial instruments in various interest rate environments.

  The preceding sensitivity analysis is based on numerous assumptions, including the nature and timing of interest rate levels including the shape of the yield curve, prepayments on loans and securities, changes in deposit levels, pricing decisions on loans and deposits, and reinvestment/replacement of asset and liability cash flows. While assumptions are developed based upon current economic and local market conditions, we cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change.

  Interest rate exposure is measured by the potential impact on our income statement of changes in interest rates. We use information from our gap analysis and rate shock calculations as input to help manage our exposure to changing interest rates.

  We use our rate shock information to tell us how much exposure we have to rapidly changing rates. Based on historical information and our assessment of future interest rate trends, we do not believe it is likely that rapidly rising rates would have a significant positive impact on our results of operations. Conversely, we also believe there is minimal likelihood that rapidly falling rates would have a significant negative impact on our results of operations.

  We believe that more likely scenarios include gradual changes in interest rate levels. We continue to monitor our gap and rate shock analyses to detect changes to our exposure to fluctuating rates. We have the ability to shorten or lengthen maturities on newly acquired assets, sell investment securities, enter into derivative financial instruments, or seek funding sources with different maturities in order to change our asset and liability structure for the purpose of mitigating the effect of interest rate risk.

24               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT

  The following table summarizes our rate sensitivity position by year of contractual maturity:

                                                                  YEAR OF CONTRACTUAL MATURITY
--------------------------------------------------------------------------------------------------------------------------------
                                 2002           2003           2004           2005          2006       THEREAFTER        TOTAL
--------------------------------------------------------------------------------------------------------------------------------
                                                                     (DOLLARS IN THOUSANDS)
RATE SENSITIVE ASSETS:
Fixed rate loans               $467,460       $ 86,606       $ 47,629       $13,446       $14,870       $ 81,750       $711,761
    Average interest rate          5.48%          5.88%          5.85%         6.03%         5.85%          5.60%          5.58%
Variable rate loans            $323,492       $202,359       $158,882       $ 8,481       $ 4,380       $ 10,440       $708,034
    Average interest rate          7.33%          7.94%          7.58%         8.52%         7.78%          5.77%          7.54%
Loans held for sale            $ 61,459              -              -             -             -              -       $ 61,459
    Average interest rate          6.50%             -              -             -             -              -           6.50%
Fixed rate securities          $170,587       $ 97,312       $ 62,761       $34,528       $15,145       $ 32,524       $412,857
    Average interest rate          4.91%          5.29%          5.16%         5.37%         5.20%          5.57%          5.14%
Variable rate securities       $  6,499       $  5,629       $  2,770       $ 3,127       $ 2,430       $ 30,325       $ 50,780
    Average interest rate          3.22%          3.35%          3.63%         3.55%         3.55%          4.79%          4.23%
Federal funds sold and
  other overnight investments  $ 14,642              -              -             -             -              -       $ 14,642
    Average interest rate          1.28%             -              -             -             -              -           1.28%
RATE SENSITIVE LIABILITIES:
Non interest-bearing
  deposits                     $201,216              -              -             -             -              -       $201,216
Savings and interest-
  bearing checking             $441,989       $ 39,086       $ 39,557       $40,035       $40,520              -       $601,187
    Average interest rate          2.41%          1.20%          1.20%         1.20%         1.20%             -           2.09%
Time deposits                  $676,528       $121,806       $ 43,139       $28,385       $14,625       $    729       $885,212
    Average interest rate          4.67%          4.52%          4.99%         6.51%         5.56%          6.28%          4.74%
Fixed interest rate
  borrowings                   $ 63,506       $ 28,154       $ 15,672       $   719       $   738       $160,429       $269,218
    Average interest rate          4.00%          5.23%          5.13%         6.03%         6.04%          5.34%          5.00%
Federal funds purchased        $ 11,400              -              -             -             -              -       $ 11,400
    Average interest rate          1.80%             -              -             -             -              -           1.80%
RATE SENSITIVE DERIVATIVE
  FINANCIAL INSTRUMENTS:
Pay variable/received
  fixed interest rate swaps    $ 35,000       $ 18,500       $ 15,000             -             -              -       $ 68,500
    Average pay rate               1.95           2.24           2.10             -             -              -           2.06
    Average receive rate           6.95           4.81           5.13             -             -              -           5.97

                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       25

LIQUIDITY MANAGEMENT

  Long-term liquidity is a function of the core deposit base and an adequate capital base. We are committed to growth of our core deposit base and maintenance of our capital base. The growth of the deposit base is internally generated through product pricing and product development. In addition, we periodically raise funds through brokered certificates of deposit. During 2001, we relied on internally generated deposit growth in addition to the deposits assumed in our acquisitions. Our capital position has been maintained through earnings retention and raising of capital. See "Capital Resources."

  Short-term liquidity needs arise from continuous fluctuations in the flow of funds on both sides of the balance sheet resulting from growth and seasonal and cyclical customer demands. The securities portfolio provides stable long-term earnings as well as being a primary source of liquidity. The designation of securities as available-for-sale and held-to-maturity does not impact the portfolio as a source of liquidity due to the ability to transact repurchase agreements using those securities.

  We anticipate continued loan demand in our market area as the banking industry continues to consolidate. We have utilized, and expect to continue to utilize, Federal Home Loan Bank borrowings to fund a portion of future loan growth. We had a $333.0 million secured credit facility with the Federal Home Loan Bank as of December 31, 2001, of which $190.2 million was outstanding at year-end 2001.

  Average short-term borrowings increased to $114.9 million in 2001 compared to $91.2 million in 2000. The increase reflected our strategy of utilizing Federal Home Loan Bank borrowings, as well as federal funds purchased for short periods of time, to fund loan growth while continuing to systematically build our deposit base. The average short-term borrowings increased 54.9% from 1999 to 2000. We experienced strong loan demand during 2000 and 2001 and anticipate the continuation of this demand during 2002. We anticipate similar use of the Federal Home Loan Bank credit facility in the foreseeable future.

  The following table summarizes short-term borrowings for the periods indicated:


AVERAGE SHORT-TERM BORROWINGS

                                                                    YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------
                                            2001                               2000                              1999
-------------------------------------------------------------------------------------------------------------------------------
                                  AVERAGE          AVERAGE           AVERAGE          AVERAGE           AVERAGE         AVERAGE
                                  BALANCE           RATE             BALANCE           RATE             BALANCE          RATE
-------------------------------------------------------------------------------------------------------------------------------
                                                                    (DOLLARS IN THOUSANDS)
Federal funds purchased           $  1,516          3.20%           $  5,465           6.75%            $ 4,167          5.31%
Securities sold under agreement
    to repurchase and other
    short-term borrowings          113,415          5.23              85,729           5.70              54,710          5.08
------------------------------------------                          --------                            -------
  Total                           $114,931          5.20            $ 91,194           5.77             $58,877          5.10
------------------------------------------                          --------                            -------
Total maximum short-term
    borrowings outstanding at
    any month-end during the
    year                          $180,205                          $126,262                            $77,637

26               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT

CAPITAL RESOURCES

  Total shareholders' equity was $138.1 million at December 31, 2001 compared to $77.8 million at year-end 2000. The increase in total equity included $47.7 million related to the issuance of our common stock for the acquisition of Southside Bancshares. The remaining increase was the result of earnings retention and issuance of common stock under various plans and was reduced by dividends paid during the year.

  Our capital requirements historically have been financed through offerings of debt and equity securities, retained earnings and borrowings from a commercial bank. Our subsidiary banks also utilize their borrowing capacity with the Federal Home Loan Bank. The principal amount of our term loan was $38.0 million as of December 31, 2001. The term loan matures on September 27, 2002 and we expect to renew the balance of the loan at that time.

  During 2001 and 2000, we issued brokered certificates of deposit in order to fund loan growth and meet other liquidity needs. We had no brokered certificates of deposit at December 31, 2001 and had $38.0 million outstanding at December 31, 2000. We may use brokered deposits in the future as a source of liquidity.

  In August 1999, our subsidiary Allegiant Capital Trust I, a Delaware statutory business trust, issued $17.2 million of trust preferred securities. Allegiant Capital Trust I invested all the proceeds from the sale of the trust preferred securities in our junior subordinated debentures. We used a portion of the net proceeds of $16.2 million from the sale of the junior subordinated debentures to infuse $8.0 million of capital into Allegiant Bank, to repay approximately $2.5 million of corporate indebtedness consisting of $2.0 million under a revolving line of credit and a $500,000 principal repayment on term debt. We used the remaining proceeds for general corporate purposes.

  In September 2001, our subsidiary Allegiant Capital Trust II, a Delaware statutory business trust, issued $40.0 million of trust preferred securities. Allegiant Capital Trust II invested all the proceeds from the sale of the trust preferred securities in our junior subordinated debentures. We used the net proceeds of $38.2 million from the sale of the junior subordinated debentures to fund a portion of the purchase price of Southside Bancshares.

  Dividends paid during 2001 were $0.24 per share, an increase of 9.0% compared to the $0.22 per share paid during 2000, which was a 10.0% increase over the $0.20 per share paid in 1999. Our dividend payout ratio was 16.0% in 2001 compared to 18.8% during 2000 and 18.1% in 1999.

  We also analyze our capital and the capital position of our banks in terms of regulatory risked-based capital guidelines. This analysis of capital is dependent upon a number of factors including asset quality, earnings strength, liquidity, economic conditions and combinations thereof. The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions. Our management believes that, as of December 31, 2001, we and our subsidiaries met all capital adequacy requirements. We will seek to maintain a strong equity base while executing our controlled expansion plans.

  As of December 31, 2001 and 2000, Allegiant's and Allegiant Bank's capital ratios were as follows:

                                                  DECEMBER 31, 2001                               DECEMBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------
                                            ALLEGIANT            ALLEGIANT BANK             ALLEGIANT           ALLEGIANT BANK
------------------------------------------------------------------------------------------------------------------------------
Total capital (to risk-weighted assets)       10.01%                 10.48%                   10.79%                11.65%
Tier 1 capital (to risk-weighted assets)       8.11                   9.62                     9.53                 10.40
Tier 1 capital (to average assets)             6.32                   7.62                     8.71                  9.50

  As of December 31, 2001, our other three subsidiary banks had the following capital ratios:

                                                    BANK OF              STATE BANK OF                 BANK OF
                                                STE. GENEVIEVE          JEFFERSON COUNTY          ST. CHARLES COUNTY
--------------------------------------------------------------------------------------------------------------------
Total capital (to risk-weighted assets)             22.07%                    15.61%                    13.62%
Tier 1 capital (to risk-weighted assets)            20.82                     14.65                     12.64
Tier 1 capital (to average assets)                  12.24                      9.79                     10.54


                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       27

STATEMENT BY MANAGEMENT

  The financial statements and related financial information presented herein were prepared by management in accordance with accounting principles generally accepted in the United States and include amounts that are based on management's best estimates and judgments. We maintain an accounting system and related controls that are sufficient to provide reasonable assurance that assets are safeguarded and that transactions are properly authorized and recorded. The concept of reasonable assurance is based on the recognition that the cost of an accounting and control system must be related to the benefits derived. The accounting system and related controls are monitored by an internal audit program and by our independent auditors in accordance with auditing standards generally accepted in the United States. Our internal auditor and independent auditors meet regularly with the Audit Committee of our Board of Directors to ensure that respective responsibilities are being properly discharged and to discuss the results of examinations.

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Allegiant Bancorp, Inc.

  We have audited the accompanying consolidated balance sheets of Allegiant Bancorp, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allegiant Bancorp, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

St. Louis, Missouri
January 23, 2002


28               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT


CONSOLIDATED BALANCE SHEETS

                                                                                DECEMBER 31,
--------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                           2001                                  2000
--------------------------------------------------------------------------------------------------------------
ASSETS:

Cash and due from banks                                       $   56,992                            $   30,942
Federal funds sold and other overnight investments                14,642                                16,201
Investment securities:
    Available-for-sale (at estimated market value)               439,038                               129,096
    Held-to-maturity (estimated market value of $24,532
      and $5,207, respectively)                                   24,599                                 5,200
Loans, net of allowance for loan losses of $18,905 and
  $11,433, respectively                                        1,400,891                               802,538
Loans held for sale                                               61,459                                88,983
Premises and equipment                                            47,941                                18,487
Accrued interest and other assets                                 68,506                                33,446
Cost in excess of fair value of net assets acquired               56,411                                10,831
--------------------------------------------------------------------------------------------------------------
Total assets                                                  $2,170,479                            $1,135,724
--------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:

Deposits:
    Non interest-bearing                                      $  201,216                            $   86,012
    Interest-bearing                                           1,291,351                               693,362
    Certificates of deposit over $100,000                        195,048                                78,710
--------------------------------------------------------------------------------------------------------------
Total deposits                                                 1,687,615                               858,084
--------------------------------------------------------------------------------------------------------------
Short-term borrowings                                             73,027                                32,762
Federal Home Loan Bank advances                                  196,191                               142,189
Guaranteed preferred beneficial interest in subordinated
  debentures                                                      57,250                                17,250
Accrued expenses and other liabilities                            18,328                                 7,633
--------------------------------------------------------------------------------------------------------------
Total liabilities                                              2,032,411                             1,057,918
--------------------------------------------------------------------------------------------------------------
Shareholders' equity:
    Common stock, $.01 par value - authorized 20,000,000
      shares; issued and outstanding 15,209,566 shares
      and 8,897,111 shares, respectively                             157                                    94
    Capital surplus                                              111,234                                60,798
    Retained earnings                                             27,223                                16,195
    Accumulated other comprehensive income (loss)                   (546)                                  719
--------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                       138,068                                77,806
--------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                    $2,170,479                            $1,135,724
--------------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       29


CONSOLIDATED STATEMENTS OF INCOME

                                                                                YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                      2001                           2000                           1999
-------------------------------------------------------------------------------------------------------------------------------
Interest income:
    Interest and fees on loans                            $82,735                        $66,776                        $48,604
    Investment securities                                  12,663                          4,914                          3,361
    Federal funds sold and other overnight investments      1,025                            283                            147
-------------------------------------------------------------------------------------------------------------------------------
        Total interest income                              96,423                         71,973                         52,112
-------------------------------------------------------------------------------------------------------------------------------
Interest expense:
    Deposits                                               41,649                         31,540                         20,595
    Short-term borrowings                                   5,978                          5,259                          3,002
    Federal Home Loan Bank advances                         5,124                          1,952                          2,271
    Guaranteed preferred beneficial interest in
      subordinated debentures                               2,730                          1,770                            733
-------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                             55,481                         40,521                         26,601
-------------------------------------------------------------------------------------------------------------------------------
Net interest income                                        40,942                         31,452                         25,511
Provision for loan losses                                   5,000                          3,500                          2,546
-------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses        35,942                         27,952                         22,965
-------------------------------------------------------------------------------------------------------------------------------
Other income:
    Service charges on deposits                             4,629                          3,111                          1,888
    Net gain on sale of securities                          2,725                            353                              -
    Other income                                            7,449                          2,998                          2,955
-------------------------------------------------------------------------------------------------------------------------------
        Total other income                                 14,803                          6,462                          4,843
-------------------------------------------------------------------------------------------------------------------------------
Other expenses:
    Salaries and employee benefits                         16,455                         11,386                          9,717
    Occupancy and furniture and equipment                   4,474                          3,338                          2,994
    Other expenses                                          9,141                          7,858                          6,051
-------------------------------------------------------------------------------------------------------------------------------
        Total other expenses                               30,070                         22,582                         18,762
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                 20,675                         11,832                          9,046
Provision for income taxes                                  7,553                          4,797                          3,644
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                $13,122                        $ 7,035                        $ 5,402
-------------------------------------------------------------------------------------------------------------------------------
    Basic earnings per share                              $  1.26                        $  1.09                        $  0.84
    Diluted earnings per share                               1.24                           1.08                           0.83

See accompanying notes to Consolidated Financial Statements.

30               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                              ACCUMULATED
                                                                                                                 OTHER
                                             COMMON STOCK          TREASURY      CAPITAL       RETAINED      COMPREHENSIVE
(DOLLARS IN THOUSANDS)                     SHARES        PAR        STOCK        SURPLUS       EARNINGS      INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1999                   6,536,164      $ 65      $     -       $ 41,898      $ 6,058          $    83
    Net income                                    -         -            -              -        5,402                -
    Change in net unrealized losses
      on available-for-sale securities            -         -            -              -            -             (837)
--------------------------------------------------------------------------------------------------------------------------
    Comprehensive income
--------------------------------------------------------------------------------------------------------------------------
    Issuance of common stock for:
        Exercise of stock options            86,703         1            -            423            -                -
        Various stock issuance plans          4,495         -            -             52            -                -
    Repurchase of common stock             (419,260)        -       (4,176)             -            -                -
    Cash dividends declared                       -         -            -              -         (978)               -
--------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1999                 6,208,102        66       (4,176)        42,373       10,482             (754)
--------------------------------------------------------------------------------------------------------------------------
    Net income                                    -         -            -              -        7,035                -
    Change in net unrealized income
      on available-for-sale securities            -         -            -              -            -            1,473
--------------------------------------------------------------------------------------------------------------------------
    Comprehensive income
--------------------------------------------------------------------------------------------------------------------------
    Issuance of common stock for:
        Acquisition of Equality
          Bancorp, Inc.                   2,663,547        26        5,615         16,911            -                -
        Exercise of stock options               660         -            -              5            -                -
        Various stock issuance plans        160,317         2            -          1,509            -                -
    Repurchase of common stock             (135,515)        -       (1,439)             -            -                -
    Cash dividends declared                       -         -            -              -       (1,322)               -
--------------------------------------------------------------------------------------------------------------------------
Balance December 31, 2000                 8,897,111        94            -         60,798       16,195              719
--------------------------------------------------------------------------------------------------------------------------
    Net income                                    -         -            -              -       13,122                -
    Change in net unrealized losses
      on available-for-sale securities            -         -            -              -            -           (1,265)
--------------------------------------------------------------------------------------------------------------------------
    Comprehensive income
--------------------------------------------------------------------------------------------------------------------------
    Issuance of common stock for:
        Acquisition of Equality
          Bancorp, Inc.                    (103,857)       (1)           -           (921)           -                -
        Acquisition of Southside
          Bancshares                      5,868,727        58            -         47,678            -                -
        Exercise of stock options           472,295         5            -          2,792            -                -
        Various stock issuance plans         75,290         1            -            887            -                -
    Cash dividends declared                       -         -            -              -       (2,094)               -
--------------------------------------------------------------------------------------------------------------------------
Balance December 31, 2001                15,209,566      $157      $     -       $111,234      $27,223          $  (546)
--------------------------------------------------------------------------------------------------------------------------

                                           TOTAL
                                       SHAREHOLDERS'      COMPREHENSIVE
(DOLLARS IN THOUSANDS)                    EQUITY             INCOME
-----------------------------------------------------------------------
Balance January 1, 1999                  $ 48,104
    Net income                              5,402            $ 5,402
    Change in net unrealized losses
      on available-for-sale securities       (837)              (837)
-----------------------------------------------------------------------
    Comprehensive income                                     $ 4,565
-----------------------------------------------------------------------
    Issuance of common stock for:
        Exercise of stock options             424
        Various stock issuance plans           52
    Repurchase of common stock             (4,176)
    Cash dividends declared                  (978)
-----------------------------------------------------------------------
Balance December 31, 1999                  47,991
-----------------------------------------------------------------------
    Net income                              7,035            $ 7,035
    Change in net unrealized income
      on available-for-sale securities      1,473              1,473
-----------------------------------------------------------------------
    Comprehensive income                                     $ 8,508
-----------------------------------------------------------------------
    Issuance of common stock for:
        Acquisition of Equality
          Bancorp, Inc.                    22,552
        Exercise of stock options               5
        Various stock issuance plans        1,511
    Repurchase of common stock             (1,439)
    Cash dividends declared                (1,322)
-----------------------------------------------------------------------
Balance December 31, 2000                  77,806
-----------------------------------------------------------------------
    Net income                             13,122            $13,122
    Change in net unrealized losses
      on available-for-sale securities     (1,265)            (1,265)
-----------------------------------------------------------------------
    Comprehensive income                                     $11,857
-----------------------------------------------------------------------
    Issuance of common stock for:
        Acquisition of Equality
          Bancorp, Inc.                      (922)
        Acquisition of Southside
          Bancshares                       47,736
        Exercise of stock options           2,797
        Various stock issuance plans          888
    Cash dividends declared                (2,094)
-----------------------------------------------------------------------
Balance December 31, 2001                $138,068
-----------------------------------------------------------------------

                                                                             YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                       2001                               2000                              1999
--------------------------------------------------------------------------------------------------------------------------------
Reclassification adjustments:
    Unrealized gains (losses) on
      available-for-sale securities                 $ 1,460                            $1,826                            $ (837)
    Less:
        Reclassification adjustment for gains
          realized included in net income             2,725                               353                                 -
--------------------------------------------------------------------------------------------------------------------------------
    Net unrealized gains (losses) on
      available-for-sale securities                 $(1,265)                           $1,473                            $ (837)
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       31


CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                       2001                             2000                              1999
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
    Net income                                     $  13,122                        $   7,035                         $   5,402
    Adjustments to reconcile net income to net
      cash provided by operating activities:
        Depreciation and amortization                  3,338                            2,613                             2,610
        Provision for loan losses                      5,000                            3,500                             2,546
        Net realized gains on securities
          held-to-maturity                                 -                               (6)                                -
        Net realized gains on securities
          available-for-sale                          (2,725)                            (347)                                -
        Deferred tax benefit                          (2,203)                          (2,925)                             (934)
        Net gain on sale of mortgage loans               (20)                               -                                 -
    Other changes in assets and liabilities:
        Accrued interest receivable and other
          assets                                      (4,530)                          (1,672)                             (999)
        Accrued expenses and other liabilities         4,413                            3,963                              (523)
--------------------------------------------------------------------------------------------------------------------------------
        Cash provided by operating activities         16,395                           12,161                             8,102
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
    Net cash received (paid) in acquisition of
      Equality Bancorp, Inc.                            (922)                          46,676                                 -
    Net cash paid in acquisition of Southside
      Bancshares Corp.                                (2,319)                               -                                 -
    Net cash received in acquisition of Guardian
      Savings branches                               103,256                                -                                 -
    Proceeds from maturities of securities
      held-to-maturity                                 5,677                            5,891                             4,043
    Proceeds from sales of securities
      held-to-maturity                                     -                            1,083                                 -
    Purchase of investment securities
      held-to-maturity                                  (507)                            (500)                           (3,671)
    Proceeds from maturities of securities
      available-for-sale                              11,420                            7,086                            16,225
    Proceeds from sales of securities
      available-for-sale                              60,480                           18,035                                 -
    Purchase of investment securities
      available-for-sale                            (195,044)                         (31,892)                          (23,924)
    Loans made to customers, net of repayments      (194,674)                        (118,300)                         (120,195)
    Proceeds from sale of mortgage loans              67,432                                -                                 -
    Purchase of bank owned life insurance, net        (6,380)                         (15,682)                                -
    Purchases of assets held for operating
      leases, net                                      1,123                            1,520                             1,414
    Additions to premises and equipment, net          (4,804)                          (1,892)                             (524)
--------------------------------------------------------------------------------------------------------------------------------
        Cash used in investing activities           (155,262)                         (87,975)                         (126,632)
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
    Net increase in deposits                         111,105                          123,245                            97,700
    Net (decrease) increase in short-term
      borrowings                                     (24,324)                         (30,749)                           16,819
    Proceeds from issuance of long-term debt          35,000                            5,020                             1,085
    Repayment of long-term debt                          (14)                             (83)                                -
    Proceeds from issuance of guaranteed
      preferred beneficial interest in
      subordinated debentures                         40,000                                -                            17,250
    Proceeds from issuance of common stock             3,685                            1,516                               476
    Repurchase of common stock                             -                           (1,439)                           (4,176)
    Payment of dividends                              (2,094)                          (1,322)                             (978)
--------------------------------------------------------------------------------------------------------------------------------
        Cash provided by financing activities        163,358                           96,188                           128,176
--------------------------------------------------------------------------------------------------------------------------------
    Net increase in cash and cash equivalents         24,491                           20,374                             9,646
    Cash and cash equivalents, beginning of year      47,143                           26,769                            17,123
--------------------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents, end of year         $  71,634                        $  47,143                         $  26,769
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

32               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT

NOTE 1. ACCOUNTING POLICIES:

  Basis of Presentation. The accompanying Consolidated Financial Statements include the accounts of Allegiant Bancorp, Inc. and its subsidiaries. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reporting practices applicable to the banking industry. All significant intercompany transactions and balances have been eliminated. The significant accounting policies are summarized below.

  Business. Our bank subsidiaries, Allegiant Bank, Bank of Ste. Genevieve, Bank of St. Charles County and State Bank of Jefferson County operate within one segment, the banking industry, and provide a full range of banking services to individual and corporate customers in the St. Louis, Missouri metropolitan area. Our banks are subject to intense competition from other financial institutions. Our banks also are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

  Accounting Estimates. The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

  Reclassifications. Certain reclassifications have been made to the 2000 and 1999 financial statements to conform to the 2001 presentation. These reclassifications had no effect on net income.

  Investment Securities. Securities are classified as held-to-maturity or available-for-sale. Only those securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Securities that are purchased with the intent to hold for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy or that may be sold to meet liquidity needs, are classified as available-for-sale securities. Available-for-sale securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, reported in other comprehensive income. Interest and dividends on securities, including amortization of premium and accretion of discounts, are reported in interest income using the interest method. Realized securities gains or losses are reported in the Consolidated Statements of Income. Gains and losses on securities are determined based on the specific identification method.

  Loans Held-for-Sale. In our lending activities, we originate residential mortgage loans intended for sale in the secondary market. Loans held-for-sale are carried at the lower of cost or fair value, which is determined on an aggregate basis. Gains or losses on the sale of loans held-for-sale are determined on a specific identification method.

  Loans. Interest income on loans is generally accrued on a simple interest basis. Loan fees and direct costs of loan originations are deferred and amortized over the estimated life of the loans under methods approximating the interest method.

  When, in management's opinion, interest on a loan will not be collected in the normal course of business or when either principal or interest is past due over 90 days, that loan is generally placed on non-accrual status. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is charged against the allowance for loan losses. Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

  Allowance for Loan Losses. We maintain an allowance to absorb losses inherent in the loan portfolio. Credit losses are charged and recoveries are credited to the allowance. Provisions for credit losses are credited to the allowance in an amount that we consider necessary to maintain an appropriate allowance given the risk identified in the portfolio. The allowance is based on ongoing monthly assessments of the estimated losses inherent in the loan portfolio. Our monthly evaluation of the adequacy of the allowance is comprised of the following elements.

  Larger commercial loans and any additional loans that exhibit potential or observed credit weaknesses are subject to individual review. Where appropriate, specific allowances are made for individual loans based on our estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to us.

  Included in the review of individual loans are those that are impaired and we consider all non-accrual and renegotiated loans to be impaired. Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or fair value of the underlying collateral, if the loan is collateral dependent. We evaluate the collectibility of both principal and interest when assessing the need for loss accrual.

  Loans are graded on a risk-rating system that encompasses ten categories. Collateral protection and the borrower's ability to repay loan obligations define each category. Historic loss rates and observed industry standards are utilized to determine the appropriate allocation percentage for each loan grade.

  Homogenous loans, such as consumer installment or home equity credit, are given a standard risk rating that is adjusted on a delinquency basis. Residential mortgage loans are not individually risk-rated, but are identified as a "pool" of loans. Delinquent mortgage loans are segregated and allowance allocations are determined based on the same factors utilized for risk-rated loans.

  An unallocated allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pool of loans and to provide for the Company's exposure to inherent but undetected losses within the overall loan portfolio.

  Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in our judgment, reflect the impact of any current conditions on loss recognition. Factors that we consider in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs, non-accrual and problem loans), changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and our internal loan reviews.

  Allowances for individual loans are reviewed monthly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

  Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using the straight-line method over the estimated useful lives of the individual assets for book purposes and


            ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT            33
accelerated methods for tax purposes. Ordinary maintenance and repairs are charged to expense as incurred.

  Real Estate Owned. Real estate acquired in foreclosure or other settlement of loans is initially recorded at the lower of fair market value of the assets received (less estimated selling costs) or the recorded investment in the loan at the date of transfer. Any adjustment to fair market value at the date of transfer is charged against the allowance for loan losses. Subsequent write-downs are charged to operating expense including charges relating to operating, holding or disposing of the property.

  Intangible Assets. In June 2001, the Financial Accounting Standards
Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives and requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives.

  The Company will apply SFAS No. 142 beginning in the first quarter of 2002. Application of the nonamortization provisions of SFAS No. 142 is expected to result in an increase in pre tax net income of $228,000 (approximately $0.02 per share) per year which represents the annual amount of goodwill from previous acquisitions that will no longer be amortized. The intangible assets from the Southside acquisition in 2001 included
$33.6 million in goodwill that will not be amortized and $11.0 million in core deposit intangible assets that will be amortized over their estimated useful lives. The $2.2 million of goodwill recognized from the Guardian Savings Bank acquisition will be amortized in accordance with current accounting standards for premiums paid on acquired thrift deposits. During 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite-lived intangible assets and has not yet determined what the effect of those tests will be on the future consolidated earnings and financial position of the Company. If for any future period we determine that there has been impairment in the carrying value of our goodwill balances, we will record a charge to our earnings, which could have a material adverse effect on our net income.

  Income Taxes. Income taxes are accounted for under the liability method, in which deferred income taxes are recognized as a result of temporary differences between the financial reporting basis and the tax basis of our assets and liabilities.

  Cash Equivalents. For purposes of the Consolidated Statements of Cash Flows, we consider cash and due from banks, federal funds sold and other overnight investments to be cash equivalents.

  Derivative Financial Instruments. We use financial derivatives as part of our overall asset and liability management process and to manage risk related to changes in interest rates. These financial derivatives consist of interest rate swaps.

  As of January 1, 2001, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which was issued in September 1998, and its amendments, SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement
No. 133 and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, issued in September 1999 and September 2000, respectively (collectively referred to as "SFAS No. 133"). As a result of the adoption of SFAS No. 133, we recognize all derivative financial instruments, such as interest rate swap contracts, in the Consolidated Financial Statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting, and, if so, whether it qualifies as a fair value hedge or cash flow hedge. Generally, changes in fair values of derivatives designated and accounted for as fair value hedges are accounted for in income along with the portion of the changes in fair value of the hedged item that relate to the hedged risk. Changes in fair value of derivatives designated and accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income net of deferred taxes. We have entered into interest rate swap contracts for interest rate risk exposure management purposes which are designated and accounted for as fair value hedges. The interest rate swaps hedge certificates of deposit (CDs) and are matched with the CDs as to final maturity, interest payment dates and call features. The interest rate swaps are a floating pay-fixed instrument and as such, they convert the fixed rate payment on the CDs to a floating rate and thus hedge the fair value of the CDs from changes in interest rates.

  The cumulative effect of adopting SFAS No. 133 was immaterial.

  During the year ended December 31, 2001, we recorded the effects of the ineffectiveness of all hedge transactions as part of the income statement line pertaining to the hedged item. The effect of the ineffectiveness was immaterial to our Consolidated Financial Statements as of December 31, 2001 and for the period then ended.

  Prior to January 1, 2001, interest rate swaps that modified the interest rate characteristics of designated interest-bearing assets or liabilities were accounted for under the accrual method. The net amount payable or receivable from the derivative contract was accrued as an adjustment to interest income or interest expense of the designated interest-bearing asset or liability. Changes in fair value of the interest rate swaps accounted for under the accrual method were not reflected in the consolidated statements of income. Realized gains and losses were deferred as an adjustment to the carrying amount of the designated assets or liabilities and amortized over the shorter of the remaining original life of the interest rate swaps or the designated assets or liabilities. If the designated assets or liabilities were disposed of, the fair value of the interest rate swaps and any unamortized deferred gains or losses were included in the determination of the gain or loss on disposition of such instruments.

  SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued in September 2000 and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001. Also, it is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The effect of this new standard on the 2001 Consolidated Financial Statements was immaterial.

NOTE 2. ACQUISITIONS:

  On September 28, 2001, we acquired Southside Bancshares Corp.
("Southside"). Before the acquisition, Southside was a bank holding company with four subsidiary banks in and around St. Louis, Missouri, which at closing reported consolidated total

34               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT
assets of $804.9 million. Under the terms of the agreement, one-half of the Southside shares were converted into the right to receive cash in the amount of $14 per share and the other half into the right to receive 1.39 shares of Allegiant stock per share. Under the terms of the agreement, we exchanged a total of approximately 5.9 million shares of Allegiant common stock plus $59 million in cash for all of the outstanding common stock of Southside. The issuance of Allegiant shares and cash to the former Southside shareholders was completed on November 2, 2001. We financed the cash portion of the purchase price through the issuance of trust preferred securities and bank borrowings. We accounted for the acquisition under the purchase method and recorded goodwill and a core deposit intangible of $33.6 million and $11.0 million, respectively. The core deposit intangible is being amortized over an estimated useful life of 10 years and none of this amortization is expected to be deductible for tax purposes. As a result of the Southside acquisition, the number of Allegiant outstanding shares increased to 15,209,566 at December 31, 2001.

  On December 12, 2001, we acquired five St. Louis County branches from Guardian Savings Bank ("Guardian") which is headquartered in Houston, Texas. In addition to the branch facilities, we assumed $109.3 million in related deposit liabilities. As a result of the Guardian branch acquisition, we recorded $2.2 million of goodwill. In accordance with current accounting standards, we will amortize this premium paid for thrift branches over an estimated useful life of ten years. This amortization is expected to be deductible for tax purposes. We believe the acquisition of Southside and the Guardian branches helped us to create a strategically, operationally and financially strong company that is positioned for further growth and will be able to compete effectively and offer personalized banking products and services in the St. Louis community.

  On November 15, 2000, we completed the acquisition of Equality Bancorp, Inc. Equality Bancorp was the parent of Equality Savings Bank, which was founded in 1884 and was the oldest thrift in the state of Missouri. At the time of closing, Equality Bancorp reported consolidated assets of approximately $300.4 million. In connection with our acquisition of Equality Bancorp, we issued approximately 2.7 million shares of our common stock. We accounted for the acquisition as a purchase and based upon the net book value of the Equality Bancorp assets at closing, no goodwill was recorded. Our acquisition of Equality Bancorp increased the number of Allegiant's outstanding shares to 8,897,111 at December 31, 2000. Also, during November 2000, Equality Bancorp's systems were successfully integrated into Allegiant's, including the conversion of all computer systems and records.

  The operations of Southside and Equality Bancorp as well as the Guardian branches are included in our consolidated Statements of Income from the date of acquisition. The pro forma unaudited results of operations for the year ended December 31, 2001 assumes that the Southside acquisition was consummated as of January 1, 2001 and the pro forma unaudited results of operations for the year ended December 31, 2000 assumes the purchase of Southside and Equality Bancorp was consummated as of January 1, 2000.

                                                            DECEMBER 31,
------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                   2001            2000
------------------------------------------------------------------------------
Net interest income                                    $58,485         $59,233
Net income                                              16,217          13,600
Net income per common share:
    Basic                                              $  0.97         $  0.80
    Diluted                                               0.96            0.79

  The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition.

                                              SOUTHSIDE             GUARDIAN
                                            SEPTEMBER 28,         DECEMBER 12,
------------------------------------------------------------------------------
(IN THOUSANDS)                                  2001                  2001
------------------------------------------------------------------------------
Cash and cash equivalents                     $ 56,527             $      45
Investment securities                          210,586                     -
Net loans                                      448,567                     -
Intangible assets                               44,530                 2,232
Other assets                                    44,676                 4,521
------------------------------------------------------------------------------
        Total assets acquired                 $804,886             $   6,798
------------------------------------------------------------------------------
Deposits                                      $609,142             $ 109,284
FHLB advances                                   76,016                     -
Other liabilities                               13,146                   725
------------------------------------------------------------------------------
        Total liabilities assumed             $698,304             $ 110,009
------------------------------------------------------------------------------
Net assets acquired or (liabilities)
  assumed                                     $106,582             $(103,211)
------------------------------------------------------------------------------

NOTE 3. INVESTMENT SECURITIES:

  Debt and equity securities have been classified in the Consolidated Balance Sheets according to management's intent to dispose of the security. The following is a summary of securities available-for-sale and held-to-maturity:

                                         SECURITIES AVAILABLE-FOR-SALE                       SECURITIES HELD-TO-MATURITY
                                               DECEMBER 31, 2001                                   DECEMBER 31, 2001
---------------------------------------------------------------------------------------------------------------------------------
                                             GROSS       GROSS                                    GROSS        GROSS
                               AMORTIZED   UNREALIZED  UNREALIZED     FAIR          AMORTIZED   UNREALIZED   UNREALIZED    FAIR
(IN THOUSANDS)                   COST        GAINS       LOSSES       VALUE           COST        GAINS        LOSSES      VALUE
---------------------------------------------------------------------------------------------------------------------------------
U.S. government and
  agency securities             $131,263     $  656      $  (429)    $131,490        $ 2,024       $ 7          $   -     $ 2,031
State and municipal
  securities                      17,429         99         (213)      17,315         21,143        49           (138)     21,054
Mortgage-backed securities       259,472      2,132       (3,124)     258,480          1,432        15              -       1,447
Federal Home Loan Bank stock      15,228          -            -       15,228              -         -              -           -
Other securities                  16,484        184         (143)      16,525              -         -              -           -
---------------------------------------------------------------------------------------------------------------------------------
Total                           $439,876     $3,071      $(3,909)    $439,038        $24,599       $71          $(138)    $24,532
---------------------------------------------------------------------------------------------------------------------------------

            ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT            35

                                         SECURITIES AVAILABLE-FOR-SALE                     SECURITIES HELD-TO-MATURITY
                                               DECEMBER 31, 2000                                 DECEMBER 31, 2000
------------------------------------------------------------------------------------------------------------------------------
                                             GROSS       GROSS                                   GROSS       GROSS
                               AMORTIZED   UNREALIZED  UNREALIZED     FAIR         AMORTIZED   UNREALIZED  UNREALIZED   FAIR
(IN THOUSANDS)                   COST        GAINS       LOSSES       VALUE          COST        GAINS       LOSSES     VALUE
------------------------------------------------------------------------------------------------------------------------------
U.S. government and
  agency securities             $ 49,595     $  274     $ (278)     $ 49,591        $     -       $ -        $   -     $     -
State and municipal
  securities                       3,623         89          -         3,712          4,564        23          (31)      4,556
Mortgage-backed securities        63,239        728        (19)       63,948            636        15            -         651
Federal Home Loan Bank stock       9,463          -          -         9,463              -         -            -           -
Other securities                   2,069        313          -         2,382              -         -            -           -
------------------------------------------------------------------------------------------------------------------------------
Total                           $127,989     $1,404     $ (297)     $129,096        $ 5,200       $38        $ (31)    $ 5,207
------------------------------------------------------------------------------------------------------------------------------

  Proceeds from the sale of securities totaled $60.5 million in 2001 and $19.1 million in 2000. There were gross realized gains on the sale of available-for-sale securities of $2.7 million in 2001. There were gross realized gains and losses on the sale of held-to-maturity securities of $7,000 and $1,000, respectively, and available-for-sale securities of $459,000 and $112,000, respectively, in 2000.

  Held-to-maturity and available-for-sale securities with a carrying value of $291.3 million and $109.8 million at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and short-term borrowings.

  The contractual maturities of securities (other than Federal Home Loan Bank stock and other securities) available-for-sale and securities held-to-maturity at December 31, 2001 were as follows:

                                                                         DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                                  SECURITIES                                             SECURITIES
                                              AVAILABLE-FOR-SALE                                      HELD-TO-MATURITY
-------------------------------------------------------------------------------------------------------------------------------
                                     AMORTIZED                     FAIR                     AMORTIZED                    FAIR
(IN THOUSANDS)                         COST                        VALUE                      COST                       VALUE
-------------------------------------------------------------------------------------------------------------------------------
Due in one year or less              $ 35,938                    $ 36,084                    $ 2,126                    $ 2,133
Due from one year to five years        86,994                      87,118                      7,802                      7,815
Due from five years to ten years       12,643                      12,562                      7,999                      7,941
Due after ten years                    13,117                      13,041                      5,240                      5,196
-------------------------------------------------------------------------------------------------------------------------------
    Subtotal                          148,692                     148,805                     23,167                     23,085
Mortgage-backed securities            259,472                     258,480                      1,432                      1,447
-------------------------------------------------------------------------------------------------------------------------------
    Total                            $408,164                    $407,285                    $24,599                    $24,532
-------------------------------------------------------------------------------------------------------------------------------

NOTE 4. LOANS:

  The components of loans in the Consolidated Balance Sheets were as follows:

                                                    DECEMBER 31,
------------------------------------------------------------------------
(IN THOUSANDS)                                 2001              2000
------------------------------------------------------------------------
Commercial                                  $  255,181         $165,107
Real estate - construction                     164,831          124,517
Real estate - mortgage:
    One- to four-family residential            313,547          193,490
    Multi-family and commercial                607,550          295,678
Consumer and other                              79,749           35,975
Net deferred loan fees, premiums
  and discounts                                 (1,062)            (796)
------------------------------------------------------------------------
Total loans                                  1,419,796          813,971
Allowance for loan losses                      (18,905)         (11,433)
------------------------------------------------------------------------
Net loans                                   $1,400,891         $802,538
------------------------------------------------------------------------

  An analysis of the change in the allowance for loan losses follows:

                                                     DECEMBER 31,
-------------------------------------------------------------------------------
(IN THOUSANDS)                           2001            2000            1999
-------------------------------------------------------------------------------
Balance, beginning of year              $11,433         $ 8,315         $6,442
Acquired subsidiary balance               7,494             980              -
Loans charged off                        (5,748)         (1,429)          (860)
Recoveries                                  726              67            188
-------------------------------------------------------------------------------
Net loans charged off                    (5,022)         (1,362)          (672)
Provision for loan losses                 5,000           3,500          2,545
-------------------------------------------------------------------------------
Balance, end of year                    $18,905         $11,433         $8,315
-------------------------------------------------------------------------------

  The recorded investment in loans that were considered to be impaired was $14.5 million in 2001 and $814,000 in 2000 (these impaired loans were all classified as non-accrual loans). The related allowance for these impaired loans was $2.7 million in 2001 and $72,000 in 2000. Interest income that would have been recognized for non-accrual loans was $132,000 in 2001 and $98,000 in 2000. Cash basis income on non-accrual loans was not significant for 2001 or 2000. Other real estate owned and foreclosed

36               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT
assets were approximately $1.4 million and $250,000 at December 31, 2001 and 2000, respectively.

  We and our subsidiary banks have entered into transactions with our directors, significant shareholders and affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 2001, 2000 and 1999 was $71.1 million, $22.1 million, and $35.5 million, respectively. During 2001, $11.3 million of new loans and $5.9 million of repayments were made on related party loans. During 2001, related party loans were further increased by $43.6 million due to the addition of related party loans as a result of our acquisition of Southside. As of December 31, 2001 and 2000, no related party loans were past due 90 days or more.

NOTE 5. PREMISES AND EQUIPMENT:

  Components of premises and equipment as of December 31, 2001 and 2000 were as follows:

                                                            DECEMBER 31,
------------------------------------------------------------------------------
(IN THOUSANDS)                                         2001             2000
------------------------------------------------------------------------------
Land                                                  $ 9,066         $ 4,197
Bank premises                                          35,889          12,596
Furniture, equipment and automobiles                   12,089           9,090
------------------------------------------------------------------------------
    Total cost                                         57,044          25,883
Less accumulated depreciation                          (9,103)         (7,396)
------------------------------------------------------------------------------
    Net book value                                    $47,941         $18,487
------------------------------------------------------------------------------

  Our subsidiary banks lease various banking facilities and one piece of equipment under agreements which expire at various dates through September 2017. These agreements have options to renew. Future minimum lease payments required under operating leases which have initial or remaining non-cancelable terms in excess of one year as of December 31, 2001 were as follows:

                          YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------
                                                                       MINIMUM
(IN THOUSANDS)                                                          RENTAL
------------------------------------------------------------------------------
2002                                                                    $  813
2003                                                                       756
2004                                                                       725
2005                                                                       547
2006                                                                       399
2007 and later                                                           1,895
------------------------------------------------------------------------------
    Total                                                               $5,135
------------------------------------------------------------------------------

  Rental expense for all operating leases was $655,000 in 2001, $525,000 in 2000 and $352,000 in 1999.


NOTE 6. INTANGIBLE ASSETS:

  The following summarizes the components of our intangible assets.

                                                            DECEMBER 31,
------------------------------------------------------------------------------
(IN THOUSANDS)                                         2001             2000
------------------------------------------------------------------------------
Goodwill
    Total assigned                                    $50,346         $14,557
    Accumulated amortization                           (4,675)         (3,726)
------------------------------------------------------------------------------
    Carrying amount                                   $45,671         $10,831
------------------------------------------------------------------------------
Core Deposit Premium
    Total assigned                                    $10,973         $     -
    Accumulated amortization                             (233)              -
------------------------------------------------------------------------------
    Carrying amount                                   $10,740         $     -
------------------------------------------------------------------------------

  The following summarizes the activity of our intangible assets during the last two years.

                                                                    DECEMBER 31,
----------------------------------------------------------------------------------------------------------------
                                                    2001                                    2000
----------------------------------------------------------------------------------------------------------------
                                                     CORE                                   CORE
                                                    DEPOSIT                                DEPOSIT
(IN THOUSANDS)                        GOODWILL      PREMIUM       TOTAL      GOODWILL      PREMIUM       TOTAL
----------------------------------------------------------------------------------------------------------------
Beginning balance                      $10,831      $     -      $10,831      $11,780        $ -        $11,780
Acquisition of Southside                33,557       10,973       44,530            -          -              -
Acquisition of Guardian                  2,232            -        2,232            -          -              -
Amortization                              (949)        (233)      (1,182)        (949)         -           (949)
----------------------------------------------------------------------------------------------------------------
Ending balance                         $45,671      $10,740      $56,411      $10,831        $ -        $10,831
----------------------------------------------------------------------------------------------------------------

  Amortization included as an operating expense totaled $1.2 million and $949,000 for the years ended December 31, 2001 and 2000, respectively. Cash net income, which adjusts earnings to exclude amortization, was $14.3 million for 2001 and $8.0 million in 2000. Diluted cash earnings per share increased to $1.35 for the year ended December 31, 2001 from $1.23 in 2000. We estimate that the aggregate amortization expense of our intangible assets over the next five years will be $1.9 million annually.

NOTE 7. DEPOSITS:

  Deposits consisted of the following:

                                                                     DECEMBER 31,
-----------------------------------------------------------------------------------------
(IN THOUSANDS)                                                   2001              2000
-----------------------------------------------------------------------------------------
Non interest-bearing                                          $  201,216         $ 86,012
Interest-bearing demand                                          113,887           32,802
Money market accounts                                            301,648          173,602
Savings                                                          185,652           28,238
Time and IRA certificates under $100,000                         690,164          420,745
-----------------------------------------------------------------------------------------
    Total core deposits                                        1,492,567          741,399
Time and IRA certificates over $100,000                          195,048           78,710
Brokered deposits over $100,000                                        -           37,975
-----------------------------------------------------------------------------------------
    Total deposits                                            $1,687,615         $858,084
-----------------------------------------------------------------------------------------

                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       37


AMOUNTS AND MATURITIES OF TIME DEPOSITS

(IN THOUSANDS)                                                          DECEMBER 31, 2001
-----------------------------------------------------------------------------------------
2002                                                                             $657,543
2003                                                                              138,001
2004                                                                               40,468
2005                                                                               28,748
2006                                                                               14,636
2007 and later                                                                      5,816
-----------------------------------------------------------------------------------------
    Total                                                                        $885,212
-----------------------------------------------------------------------------------------

NOTE 8. INCOME TAXES:

  Our results include income tax expense (benefit) as follows:

                                                       YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------
(IN THOUSANDS)                                2001              2000              1999
----------------------------------------------------------------------------------------
Current
    Federal                                  $ 9,026           $ 7,440           $4,461
    State and local                              730               282              117
Deferred                                      (2,203)           (2,925)            (934)
----------------------------------------------------------------------------------------
    Total                                    $ 7,553           $ 4,797           $3,644
----------------------------------------------------------------------------------------

  The tax effects of temporary differences that gave rise to the deferred tax assets and liabilities are presented below:

                                                                     DECEMBER 31,
----------------------------------------------------------------------------------------
(IN THOUSANDS)                                                 2001               2000
----------------------------------------------------------------------------------------
Deferred tax assets:
    Reserve for loan losses                                   $ 6,972           $ 4,590
    Deferred loan fees                                            356               360
    Investments in debt and equity securities                     292               443
    Other                                                       1,033                 -
----------------------------------------------------------------------------------------
Total deferred tax assets                                       8,653             5,393
----------------------------------------------------------------------------------------
Deferred tax liabilities:
    Depreciation                                                 (800)             (248)
    Discount accretion                                           (231)             (109)
    Other                                                        (162)             (682)
----------------------------------------------------------------------------------------
Total deferred tax liabilities                                 (1,193)           (1,039)
----------------------------------------------------------------------------------------
Net deferred tax assets                                       $ 7,460           $ 4,354
----------------------------------------------------------------------------------------

  A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. We had not established a valuation allowance as of December 31, 2001 or 2000, due to management's belief that all criteria for recognition had been met, including the existence of a history of taxes paid sufficient to support the realization of the deferred tax assets.

  Income tax expense as reported differs from the amounts computed by applying the statutory federal income tax rate to pre-tax income as follows:

                                                                        YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                 2001             2000             1999
-------------------------------------------------------------------------------------------------------
Computed expected tax expense                                 $7,029           $4,042           $3,166
Tax-exempt income                                               (275)            (172)             (93)
State and local income taxes, net of federal tax benefits        482              577              137
Goodwill amortization                                            202              385              392
Bank owned life insurance                                       (402)            (276)               -
Other, net                                                       517              241               42
-------------------------------------------------------------------------------------------------------
    Total income tax expense                                  $7,553           $4,797           $3,644
-------------------------------------------------------------------------------------------------------


NOTE 9. SHORT-TERM BORROWINGS:

  Short-term borrowings were as follows at year-end:

                                                                             DECEMBER 31,
---------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                 2001              2000              1999
---------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase                $23,627           $19,672           $18,361
Federal funds purchased                                        11,400               440                 -
Notes payable to banks                                         38,000            12,650               500
---------------------------------------------------------------------------------------------------------
    Total short-term borrowings                               $73,027           $32,762           $18,861
---------------------------------------------------------------------------------------------------------

  At December 31, 2001, the weighted average interest rates for securities sold under agreements to repurchase, federal funds purchased, and notes payable to banks were 1.8%, 6.0% and 4.1%, respectively.

  Under the terms of the current notes payable to banks, we and/or our subsidiaries are required to maintain certain financial ratios and are limited with respect to cash dividends, capital expenditures and the incurrence of additional indebtedness without prior approval. Principal payments of $750,000 are due April and July 2002, and the balance outstanding is due on September 27, 2002.

38               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT

NOTE 10. FEDERAL HOME LOAN BANK ADVANCES:

  Federal Home Loan Bank (FHLB) advances consisted of the following at year-end:

                                                                      DECEMBER 31,
-----------------------------------------------------------------------------------------
(IN THOUSANDS)                                                    2001             2000
-----------------------------------------------------------------------------------------
Notes payable to FHLB, interest payable monthly at rates
    varying from 4.75% to 6.24%, principal balance due at
    maturity ranging from May 26, 2003 to December 29, 2010,
    secured by stock in FHLB and certain loans                  $183,148         $ 39,544
Notes payable to FHLB, amortized principal and interest
    payable monthly at rates varying from 5.65% to 6.95%,
    maturity ranging from February 26, 2003 to December 31,
    2019, secured by stock in FHLB and certain loans              12,418            9,145
-----------------------------------------------------------------------------------------
Total long-term advances                                         195,566           48,689
Short-term advances                                                  625           93,500
-----------------------------------------------------------------------------------------
        Total FHLB advances                                     $196,191         $142,189
-----------------------------------------------------------------------------------------

  As collateral for the Federal Home Loan Bank advances, Allegiant Bank has entered into a blanket agreement that pledges first mortgage loans, commercial real estate loans and specific investment securities with advance rates of 130%, 175% and 105%, respectively, of the collateral.

  A summary of annual principal reductions of Federal Home Loan Bank advances as of December 31, 2001 was as follows:

                                                                ANNUAL
                                                              PRINCIPAL
YEAR (IN THOUSANDS)                                           REDUCTIONS
------------------------------------------------------------------------
2002                                                           $  1,685
2003                                                             28,551
2004                                                             16,531
2005                                                              1,163
2006                                                              1,258
2007 and later                                                  147,003
------------------------------------------------------------------------
Total                                                          $196,191
------------------------------------------------------------------------

NOTE 11. CAPITAL SECURITIES OF SUBSIDIARY TRUSTS:

  During 2001, we formed Allegiant Capital Trust II, a statutory business trust. We purchased all the common securities of Allegiant Capital Trust II for $1.3 million. Allegiant Capital Trust II sold 1,600,000 preferred securities, having a liquidation value of $25 per security, for $40.0 million. The sole assets of Allegiant Capital Trust II are our subordinated debentures totaling $41.3 million which are due September 30, 2031. The distributions payable on the preferred securities are fixed at 9.00%. All accounts of Allegiant Capital Trust II are included in our Consolidated Financial Statements. The preferred securities are entitled "Guaranteed preferred beneficial interest in subordinated debentures" for financial reporting purposes. The preferred securities are traded on the Nasdaq Stock Exchange under the symbol ALLEP. Cash distributions on the securities are made to the extent interest on the debentures is received by Allegiant Capital Trust II. The securities are redeemable in whole at any time on or after September 30, 2006, or earlier in the event of certain changes or amendments to regulatory requirements or federal tax rules.

  During 1999, we formed Allegiant Capital Trust I, a statutory business trust. We purchased all the common securities of Allegiant Capital Trust I for $672,080. Allegiant Capital Trust I sold 1,725,000 preferred securities, having a liquidation value of $10 per security, for $17.3 million. The sole assets of Allegiant Capital Trust I are our subordinated debentures totaling $17.9 million which are due August 2, 2029. The distributions payable on the preferred securities are fixed at 9.875%. All accounts of Allegiant Capital Trust I are included in our Consolidated Financial Statements. The preferred securities are entitled "Guaranteed preferred beneficial interest in subordinated debentures" for financial reporting purposes. The preferred securities are traded on the American Stock Exchange under the symbol ACT.Pr. Cash distributions on the securities are made to the extent interest on the debentures is received by Allegiant Capital Trust I. The securities are redeemable in whole at any time on or after August 2, 2004, or earlier in the event of certain changes or amendments to regulatory requirements or federal tax rules.

NOTE 12. COMMON STOCK AND EARNINGS PER SHARE:

  On July 1, 1998, our Board of Directors declared a six-for-five stock split (in the form of a stock dividend) of our common stock to shareholders of record on January 8, 1999, payable January 29, 1999. Common stock was credited and capital surplus was charged for the aggregate par value of shares that were issued. The stated par value of each share was not changed from $.01. All per share data in the Consolidated Financial Statements and these Notes has been restated to reflect this stock split.

  Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the year. The components of basic and diluted earnings per share were as follows:

                                                            DECEMBER 31,
----------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT SHARE
AND PER SHARE DATA)                             2001             2000            1999
----------------------------------------------------------------------------------------
Net income                                   $    13,122      $    7,035      $    5,402
Denominator:
    Weighted average
      shares outstanding                      10,447,845       6,460,250       6,450,639
    Effect of dilutive securities:
        Stock options and warrants               145,747          34,817          59,406
----------------------------------------------------------------------------------------
Denominator for diluted earnings
  per share-adjusted weighted
  average shares                              10,593,592       6,495,067       6,510,045
----------------------------------------------------------------------------------------
Basic earnings per share                     $      1.26      $     1.09      $     0.84
Diluted earnings per share                          1.24            1.08            0.83

NOTE 13. EMPLOYEE BENEFITS:

  We have a defined contribution plan in effect for substantially all full-time employees. Salaries and employee benefits expense included $346,000 in 2001, $236,000 in 2000 and $209,000 in 1999 for such plans.
Contributions under the defined contribution plan are made at the discretion of our management and Board of Directors.

                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       39

NOTE 14. STOCK OPTION PLANS AND DIRECTORS STOCK PURCHASE PLAN:

  We offer various stock option plans to our directors and certain of our key employees. Options are granted, by action of our Board of Directors, to acquire stock at no less than 100% of fair market value at the date of the grant, for a term of up to ten years.

  At December 31, 2001, approximately 1,563,290 shares remained available for option grants under these programs. The following tables summarize option activity over the last three years and the current options outstanding and exercisable:

                                                          YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------
                                                   2001                               2000
-------------------------------------------------------------------------------------------------------
                                                          WEIGHTED-                          WEIGHTED-
                                                           AVERAGE                            AVERAGE
                                       SHARES           OPTION PRICE      SHARES           OPTION PRICE
-------------------------------------------------------------------------------------------------------
Outstanding, beginning of year          860,977            $10.65          510,372            $10.59
Granted                                 839,969              6.42          374,482             10.54
Exercised                              (467,543)             5.87             (660)             8.00
Canceled                                 (6,455)            10.87          (23,217)            11.69
-------------------------------------------------------------------------------------------------------
Outstanding, end of year              1,199,202              9.53          860,977             10.65
-------------------------------------------------------------------------------------------------------

Weighted-average fair value of
  options granted during the year    $     5.86                         $     2.85
-------------------------------------------------------------------------------------------------------

                                                   1999
--------------------------------------------------------------------
                                                          WEIGHTED-
                                                           AVERAGE
                                       SHARES           OPTION PRICE
--------------------------------------------------------------------
Outstanding, beginning of year          431,336            $10.02
Granted                                 120,598             10.99
Exercised                               (34,666)             4.13
Canceled                                 (6,896)             4.19
--------------------------------------------------------------------
Outstanding, end of year                510,372             10.59
--------------------------------------------------------------------
Weighted-average fair value of
  options granted during the year    $     2.51
--------------------------------------------------------------------


                             OPTIONS OUTSTANDING                                          OPTIONS EXERCISABLE
------------------------------------------------------------------------------------------------------------------
                                                     WEIGHTED
                                   NUMBER             AVERAGE         WEIGHTED           NUMBER           WEIGHTED
                               OUTSTANDING AT        REMAINING        AVERAGE        EXERCISABLE AT       AVERAGE
   RANGE OF                     DECEMBER 31,        CONTRACTUAL       EXERCISE        DECEMBER 31,        EXERCISE
EXERCISE PRICE                      2001               LIFE            PRICE              2001             PRICE
------------------------------------------------------------------------------------------------------------------
$ 3.00 - $ 9.90                    594,368           5.0 years         $ 6.76           521,448            $ 6.32
 10.00 -  11.95                    364,582           3.5 years          11.25           265,256             11.16
 12.33 -  18.57                    240,252           2.4 years          13.80           176,523             14.11
                                 ---------                                              -------
  3.00 -  18.57                  1,199,202           4.0 years         $ 9.53           963,227            $ 9.08
------------------------------------------------------------------------------------------------------------------

  We have a directors stock purchase plan whereby our outside directors may elect to use their directors' fees to purchase shares of our common stock at market value. In 2001, 17,922 shares were purchased at an average price of $12.37. In 2000, 24,583 shares were purchased at an average price of $9.22 and in 1999, 26,000 shares were purchased at an average price of $9.94.

  Total options granted in 2001 are comprised of 189,449 shares at an average price of $10.84 to Allegiant directors and officers and 650,520 shares at an average price of $5.13 to convert existing Southside options to Allegiant options.

  We apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for our plans. Accordingly, no compensation expense has been recognized for our stock-based compensation plans. Had compensation cost for our stock-based compensation plans been determined based upon the fair value of the grant date for the awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, our net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                               YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)   2001              2000             1999
--------------------------------------------------------------------------------
Net income
    As reported                        $13,122           $7,035           $5,402
    Pro forma                           12,648            6,712            5,223
Basic earnings per share
    As reported                           1.26             1.09             0.84
    Pro forma                             1.21             1.05             0.81
Diluted earnings per share
    As reported                           1.24             1.08             0.83
    Pro forma                             1.19             1.03             0.80

  The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option-pricing model using the following weighted-average assumptions:

                                                YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------
                                    2001                   2000                    1999
-----------------------------------------------------------------------------------------
Dividend yield                       2.00%                  2.00%                   2.00%
Volatility                          31.50                  31.60                   28.80
Risk-free interest rate              4.26%                  5.97%                   5.41%
Expected life                     5 years                5 years                 5 years

40               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT

NOTE 15. CONCENTRATIONS OF CREDIT:

  Substantially all of our loans, commitments and commercial and standby letters of credit have been granted to customers that are customers of our subsidiary banks in our market area and we are thereby subject to this significant concentration of credit risk. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. Investments in state and municipal securities also involve governmental entities within our market area.

NOTE 16. FINANCIAL INSTRUMENTS:

  We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of our involvement in particular classes of financial instruments.

  Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual or notional amount of those instruments. We and our banks use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments.

  A summary of the notional amounts of our financial instruments with off-balance sheet risk at December 31, 2001, 2000 and 1999 follows:

                                                    DECEMBER 31,
-------------------------------------------------------------------------------
(IN THOUSANDS)                         2001             2000             1999
-------------------------------------------------------------------------------
Commitments to extend credit         $256,587         $135,545         $109,913
Standby letters of credit              22,980           10,395            4,213

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We and our banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the bank upon extension of credit, is based on management's credit evaluation of the counterparties. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment and real estate.

  Standby letters of credit and financial guarantees written are conditional commitments issued by our banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contractual obligations of our customers. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

  We use derivative financial instruments as part of our overall interest rate risk management process. These derivative instruments involve, to varying degrees, interest rate risk in excess of the amount recognized on the balance sheet but less than the notional amount of the contract. For interest rate swaps, only periodic cash payments are exchanged. Therefore, cash requirements and exposure to credit risk are substantially less than the notional value. We manage these risks and seek to minimize these risks as part of our asset and liability management process.

  During 2001, we entered into interest rate swap agreements for interest rate risk exposure management purposes. The interest rate swap agreement utilized effectively modifies our exposure to interest risk by converting our fixed rate certificates of deposit to a floating-rate based on LIBOR. The notional amount of the swaps is $68.5 million and is scheduled to mature as the CDs mature. These agreements involve the receipt of fixed-rate amounts in exchange for floating-rate interest payments over the life of the agreements without an exchange of the underlying principal amount. The rate of the fixed-rate interest payments that we receive on the $68.5 million of interest rate swaps ranges from 4.81% to 6.95% and have variable maturity dates through May 2004.

  The carrying amount and estimated fair values of our financial instruments were as follows:

                                                                   DECEMBER 31, 2001                    DECEMBER 31, 2000
-----------------------------------------------------------------------------------------------------------------------------
                                                               CARRYING             FAIR            CARRYING           FAIR
(IN THOUSANDS)                                                  AMOUNT             VALUE             AMOUNT           VALUE
-----------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
    Cash and due from banks, federal funds sold and other
      overnight investments                                   $   71,634         $   71,634         $ 47,143         $ 47,143
    Securities available-for-sale                                439,038            439,038          129,096          129,096
    Securities held-to-maturity                                   24,599             24,532            5,200            5,207
    Loans held for sale                                           61,459             61,648           88,983           89,001
    Loans, net of allowance                                    1,400,891          1,423,655          802,538          801,502
FINANCIAL LIABILITIES:
    Deposits                                                  $1,687,615         $1,704,502         $858,084         $860,626
    Short-term borrowings                                         73,027             73,027           32,762           32,762
    Federal Home Loan Bank advances                              196,191            206,136          142,189          142,911
    Guaranteed preferred beneficial interest in subordinated
      debentures                                                  57,250             57,294           17,250           17,250
DERIVATIVES:
    Fixed to floating interest rate swaps                     $      986         $      986         $      -         $    410

                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       41

  The following methods and assumptions were used by us in estimating fair values of financial instruments as disclosed herein:

  Cash and Short-Term Instruments: The carrying amounts of cash and due from banks and federal funds sold approximate their fair value.

  Securities: Fair values for held-to-maturity and available-for-sale securities are based on quoted market prices or dealer quotes, where available. If quoted market prices are not available for a specific security, fair values are based on quoted market prices of comparable instruments.

  Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses and applying interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair values for nonperforming loans are estimated using assumptions regarding current assessments of collectibility and historical loss experience.

  Deposits: The fair values disclosed for deposits generally payable on demand, such as non interest-bearing checking accounts, savings accounts, NOW accounts and market rate deposit accounts, are by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate, fixed-term market rate deposit accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of similar remaining maturities to a schedule of aggregated monthly maturities on time deposits.

  Short-Term Borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values at the reporting date.

  Long-Term Debt: The fair values of our Federal Home Loan Bank advances and guaranteed preferred beneficial interest in subordinated debentures are based on quoted market prices for similar issues or estimates using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of debt instruments.

  Derivative Financial Instruments: The fair value of these instruments is based on quoted market prices or dealer quotes.

  Off-Balance Sheet Financial Instruments: The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. We believe such commitments have been made on terms which are competitive in the markets in which we operate; however, no premium or discount is offered thereon and accordingly, we have assigned a fair value of such instruments which equals the carrying value for the purposes of this disclosure.

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

NOTE 17. REGULATORY MATTERS:

  We and our subsidiary banks are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can result in mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct, material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we and our subsidiary banks must meet specific capital guidelines that involve quantitative measures of our and the banks' assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. We and our subsidiary banks' capital amounts and classifications also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulators to ensure capital adequacy require us and our subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2001, we and our subsidiary banks met all applicable capital adequacy requirements.

  As of December 31, 2001, the date of the most recent notification from the regulatory agencies, our subsidiary banks were categorized as well capitalized under the regulatory framework.

42               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT

  The actual and required capital amounts and ratios as of December 31, 2001 and 2000, for Allegiant and our subsidiary banks are listed in the following table:

                                                                                                          TO BE WELL
                                                                                                       CAPITALIZED UNDER
                                                                             FOR CAPITAL               PROMPT CORRECTIVE
                                                    ACTUAL                ADEQUACY PURPOSES            ACTION PROVISIONS
-------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                       AMOUNT       RATIO           AMOUNT       RATIO          AMOUNT       RATIO
-------------------------------------------------------------------------------------------------------------------------
As of December 31, 2001:
Total Capital (to Risk-Weighted Assets)
    Allegiant Bancorp, Inc.                 $158,236      10.01%         $126,495      8.00%         $    N/A        N/A
    Allegiant Bank                           146,241      10.48           111,660      8.00           139,575      10.00%
    Bank of Ste. Genevieve                    13,734      22.07             4,979      8.00             6,224      10.00
    Bank of St. Charles County                 7,554      13.62             4,436      8.00             5,545      10.00
    State Bank of Jefferson County             8,700      15.61             4,459      8.00             5,574      10.00
Tier 1 Capital (to Risk-Weighted Assets)
    Allegiant Bancorp, Inc.                  128,189       8.11            63,248      4.00               N/A        N/A
    Allegiant Bank                           129,210       9.26            55,830      4.00            83,745       6.00
    Bank of Ste. Genevieve                    12,956      20.82             2,490      4.00             3,735       6.00
    Bank of St. Charles County                 7,012      12.64             2,218      4.00             3,327       6.00
    State Bank of Jefferson County             8,165      14.65             2,230      4.00             3,345       6.00
Tier 1 Capital (to Average Assets)
    Allegiant Bancorp, Inc.                  128,189       6.32            81,081      4.00               N/A        N/A
    Allegiant Bank                           129,210       7.62            67,842      4.00            84,802       5.00
    Bank of Ste. Genevieve                    12,956      12.24             4,234      4.00             5,293       5.00
    Bank of St. Charles County                 7,012      10.54             2,660      4.00             3,325       5.00
    State Bank of Jefferson County             8,165       9.79             3,337      4.00             4,171       5.00
As of December 31, 2000:
Total Capital (to Risk-Weighted Assets)
    Allegiant Bancorp, Inc.                 $ 94,557      10.79%         $ 70,138      8.00%         $    N/A        N/A
    Allegiant Bank                           101,925      11.65            69,996      8.00            87,496      10.00%
Tier 1 Capital (to Risk-Weighted Assets)
    Allegiant Bancorp, Inc.                   83,548       9.53            35,069      4.00               N/A        N/A
    Allegiant Bank                            90,971      10.40            34,998      4.00            52,497       6.00
Tier 1 Capital (to Average Assets)
    Allegiant Bancorp, Inc.                   83,548       8.71            38,385      4.00               N/A        N/A
    Allegiant Bank                            90,971       9.50            38,293      4.00            47,866       5.00

NOTE 18. RESTRICTIONS ON CASH AND DUE FROM BANKS:

  At December 31, 2001, $10.6 million in cash and due from bank balances were maintained in accordance with the guidelines set forth by the Federal Reserve Bank to maintain certain average reserve balances.

NOTE 19. OTHER INCOME AND EXPENSES:

  A summary of the components of other income and other expenses exceeding 1% of revenues in each of the years presented is as follows:

                                       YEARS ENDED DECEMBER 31,
------------------------------------------------------------------
(IN THOUSANDS)                       2001        2000        1999
------------------------------------------------------------------
Other Income:
    Mortgage banking revenue        $3,552      $  495      $  944
    Bank owned life insurance        1,182         687           -
    Leasing revenue                    395         900       1,077
Other Expenses:
    Occupancy                        2,361       1,533       1,344
    Furniture and equipment          2,113       1,805       1,650
    Intangible amortization          1,182         949         980
    Depreciation of operating
        leases                         319         726         861

                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       43

NOTE 20. PARENT COMPANY CONDENSED FINANCIAL INFORMATION:

  Following are our condensed financial statements (parent company only) for the periods indicated:


BALANCE SHEETS

                                                              DECEMBER 31,
------------------------------------------------------------------------------
(IN THOUSANDS)                                            2001          2000
------------------------------------------------------------------------------
ASSETS:
Cash and cash equivalents                               $  5,010      $  2,520
Investment securities                                      2,075           891
Loans and lease financing receivables                         49            62
Investment in subsidiaries                               215,276       103,104
Other assets                                              14,088         1,906
------------------------------------------------------------------------------
    Total assets                                        $236,498      $108,483
------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Short-term borrowings                                   $ 38,000      $ 12,650
Other liabilities                                          1,208           105
Balances due to nonbank subsidiaries                      59,222        17,922
------------------------------------------------------------------------------
    Total liabilities                                     98,430        30,677
Total shareholders' equity                               138,068        77,806
------------------------------------------------------------------------------
    Total liabilities and shareholders' equity          $236,498      $108,483
------------------------------------------------------------------------------


STATEMENTS OF INCOME

                                                YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------
(IN THOUSANDS)                              2001          2000         1999
-----------------------------------------------------------------------------
INCOME:
Management and service fees from
  subsidiaries                             $ 3,847      $ 1,330      $ 1,116
Other operating income                         886          515           53
-----------------------------------------------------------------------------
    Total income                             4,733        1,845        1,169
-----------------------------------------------------------------------------
EXPENSES:
Interest on long-term debt                   2,730        2,541        1,699
Salaries and employee benefits               1,013          926          800
Other operating expenses                     1,700        1,279          832
-----------------------------------------------------------------------------
    Total expenses                           5,443        4,746        3,331
-----------------------------------------------------------------------------
Loss before income tax benefit and equity
  in undistributed income of subsidiaries     (710)      (2,901)      (2,162)
Income tax benefit                             209        1,159          866
-----------------------------------------------------------------------------
Loss before equity in undistributed
  income of subsidiaries                      (501)      (1,742)      (1,296)
Equity in undistributed
  income of subsidiaries                    13,623        8,777        6,698
-----------------------------------------------------------------------------
    Net income                             $13,122      $ 7,035      $ 5,402
-----------------------------------------------------------------------------


STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                           2001              2000               1999
-----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                             $ 13,122           $ 7,035           $  5,402
Adjustment to reconcile net income to net cash
  used in operating activities:
    Net income of subsidiaries                          (13,623)           (8,777)            (6,698)
    Dividends from subsidiaries                           1,000                 -                  -
    Net loss on disposition of subsidiary                     -                 -                 20
    Net realized gain on securities
      available-for-sale                                   (343)             (377)                 -
    Other, net                                           (6,156)              (97)              (118)
-----------------------------------------------------------------------------------------------------
    Cash used in operating activities                    (6,000)           (2,216)            (1,394)
-----------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Net cash paid in acquisition of
  Southside Bancshares Corp.                            (58,846)                -                  -
Net cash received in acquisition of
  Equality Bancorp, Inc.                                      -             1,899                  -
Contributions of capital to subsidiaries                   (874)                -             (8,000)
Net cash received in disposition of subsidiary                -                 -              1,348
Proceeds from sales of securities
  available-for-sale                                      2,550             2,456                  -
Purchase of investment securities
  available-for-sale                                     (3,545)           (2,854)               (43)
Additions to premises and equipment, net                    929                 7                 17
Other, net                                                1,335                11                (82)
-----------------------------------------------------------------------------------------------------
    Cash provided by (used in) investing activities     (58,451)            1,519             (6,760)
-----------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Payment of dividends                                     (2,094)           (1,322)              (978)
Proceeds from issuance of common stock                    3,685             1,516                476
Repurchase of common stock                                    -            (1,439)            (4,176)
Net increase (decrease) in short-term borrowings         25,350              (500)              (500)
Proceeds from issuance of guaranteed preferred
  beneficial interest in subordinated debentures         40,000                 -             17,250
-----------------------------------------------------------------------------------------------------
    Cash provided by (used in) financing activities      66,941            (1,745)            12,072
-----------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents      2,490            (2,442)             3,918
Cash and cash equivalents, beginning of year              2,520             4,962              1,044
-----------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                 $  5,010           $ 2,520           $  4,962
-----------------------------------------------------------------------------------------------------

44               ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT

NOTE 21. RESTRICTIONS ON SUBSIDIARY DIVIDENDS:

  Dividends from our subsidiary banks are the principal source of funds for payment of dividends by us to our shareholders. The payment of dividends by our subsidiary banks is subject to regulation by the Federal Deposit Insurance Corporation and the Missouri Division of Finance. These payments are not restricted as to the amount of dividends that can be paid, other than what prudent and sound banking principles permit and what must be retained to meet minimum legal capital requirements. Accordingly, approximately $58.4 million at December 31, 2001, in addition to net income in 2002, could be paid without prior regulatory approval.

  Extensions of credit by subsidiaries to us are permitted by regulatory authorities but are limited in amount and subject to collateral requirement. At December 31, 2001 approximately $33.1 million would have been available under Federal Reserve guidelines.

NOTE 22. SUPPLEMENTAL DISCLOSURE FOR THE CONSOLIDATED STATEMENTS OF CASH
FLOWS:

  Supplemental disclosures of noncash investing and financing activities and additional disclosures including details of cash and cash equivalents from acquisitions accounted for as purchases were as follows:

                                                              YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                        2001               2000              1999
-------------------------------------------------------------------------------------------------
Fair value of assets purchased                      $811,684           $300,434           $   473
Liabilities assumed                                  808,313            277,882                99
Issuance of common stock                              47,736             22,552                 -
-------------------------------------------------------------------------------------------------
Net cash received from acquisitions                   44,365                  -               374
Cash and cash equivalents acquired                    56,572             46,676               974
-------------------------------------------------------------------------------------------------
    Total                                           $100,937           $ 46,676           $ 1,348
-------------------------------------------------------------------------------------------------
Cash paid during the year for:
    Interest on deposits and borrowings             $ 54,547           $ 39,076           $25,619
    Income taxes                                      11,347              5,167             4,081
Noncash transactions:
    Transfers to other real estate owned
      in settlement of loans                        $  1,444           $    105           $   402
    Conversion of directors' fees to common stock        222                218               258

NOTE 23. SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

  The following is a summary of quarterly operating results for the years ended December 31, 2001 and 2000:

                                                                     2001
------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT                           FIRST         SECOND        THIRD         FOURTH
PER SHARE DATA)                                QUARTER       QUARTER       QUARTER       QUARTER
------------------------------------------------------------------------------------------------
Interest income                                $22,480       $21,521       $21,695       $30,727
Interest expense                                13,460        12,795        12,599        16,627
------------------------------------------------------------------------------------------------
    Net interest income                          9,020         8,726         9,096        14,100
Provision for loan losses                          850           850         2,000         1,300
Other income                                     2,757         3,369         4,204         4,473
Other expenses                                   6,533         6,951         7,109         9,477
Income taxes                                     1,833         1,490         1,294         2,936
------------------------------------------------------------------------------------------------
    Net income                                 $ 2,561       $ 2,804       $ 2,897       $ 4,860
------------------------------------------------------------------------------------------------

Earnings per share:
    Basic                                      $  0.29       $  0.31       $  0.33       $  0.33
    Diluted                                       0.29          0.31          0.32          0.32

                                                                     2000
------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT                           FIRST         SECOND        THIRD         FOURTH
PER SHARE DATA)                                QUARTER       QUARTER       QUARTER       QUARTER
------------------------------------------------------------------------------------------------
Interest income                                $15,569       $17,029       $18,304       $21,071
Interest expense                                 8,401         9,544        10,484        12,092
------------------------------------------------------------------------------------------------
    Net interest income                          7,168         7,485         7,820         8,979
Provision for loan losses                          715           850           735         1,200
Other income                                     1,249         1,611         1,586         2,016
Other expenses                                   4,931         5,576         5,794         6,281
Income taxes                                     1,136         1,084         1,173         1,404
------------------------------------------------------------------------------------------------
    Net income                                 $ 1,635       $ 1,586       $ 1,704       $ 2,110
------------------------------------------------------------------------------------------------

Earnings per share:
    Basic                                      $  0.27       $  0.26       $  0.28       $  0.28
    Diluted                                       0.26          0.26          0.28          0.28

                 ALLEGIANT BANCORP, INC. 2001 ANNUAL REPORT       45

ALLEGIANT BANCORP, INC.
BOARD OF DIRECTORS

ROBERT L. CHAMBERS
     President, Huntleigh Securities

LELAND B. CURTIS
     Principal, Curtis Oetting Heinz Garrett & Soule

KEVIN R. FARRELL
     President, Great Ledge Development
     Corporate Secretary, Allegiant Bancorp, Inc.

RICHARD C. FELLHAUER
     Senior Vice President, Business Development, Allegiant Bank

LEON A. FELMAN
     Private Investor

SHAUN R. HAYES
     President and Chief Executive Officer, Allegiant Bancorp, Inc. and Allegiant Bank

DOUGLAS P. HELEIN
     Welsch, Flatness & Lutz, Inc.

MICHAEL R. HOGAN
     Chief Administrative Officer & Chief Financial Officer,
     Sigma-Aldrich Corporation

C. VIRGINIA KIRKPATRICK
     President and Chief Executive Officer, CVK Personnel
     Management & Training

THOMAS M. TESCHNER
     Private Investor/Former President and Chief Executive Officer, Southside Bancshares Corp.

ROBERT E. WALLACE, JR.
     Senior Vice President/General Counsel, St. Louis Rams

JOHN L. WEISS
     President, Brentwood Volvo
     General Manager, Southpointe Toyota

LEE S. WIELANSKY
     President and Chief Executive Officer, JDN Development Company

MARVIN S. WOOL
     Chairman, Chief Executive Officer and President Dash Multi-Corp Chairman, Allegiant Bancorp, Inc. and Allegiant Bank

ALLEGIANT BANCORP, INC. OFFICERS

KAREN E. BOX*
Senior Vice President and Director Human Resources

THOMAS A. DAIBER*
Executive Vice President and Chief Financial Officer

KEVIN R. FARRELL
Corporate Secretary, Allegiant Bancorp, Inc.

MARY BETH FLEMING
Investor Relations Officer

PAUL F. GLARNER*
Executive Vice President and Chief Lending Officer

SHAUN R. HAYES*
President and Chief Executive Officer

JEFFREY R. HEUTEL*
Senior Vice President, Risk Management

KIMBERLI A. PALMER*
Senior Vice President, Chief Information Officer

JEFFREY S. SCHATZ*
Executive Vice President, Chief Operations Officer

JAMES L. SCHALLER*
Senior Vice President, Retail Banking

TERRY VAINREB
Assistant Corporate Secretary, Allegiant Bancorp, Inc.

Corporate Secretary, Allegiant Bank

ARTHUR E. WEISS*
Senior Vice President, Wealth Management, Allegiant Bancorp, Inc.

Executive Vice President, Wealth Management, Allegiant Bank

MARVIN S. WOOL
Chairman, Chief Executive Officer and President Dash Multi-Corp

Chairman, Allegiant Bancorp, Inc. and Allegiant Bank

* Members of Allegiant Bank Executive Management Committee

ALLEGIANT BANK DIRECTORS

KEITH L. BARKET
President, Barket Realty

TIMOTHY M. DRURY
President, Drury Development Corporation

THOMAS A. DAIBER
Executive Vice President and Chief Financial Officer,
Allegiant Bancorp, Inc. and Allegiant Bank

KEVIN R. FARRELL
President, Great Ledge Development

Corporate Secretary, Allegiant Bancorp, Inc.

LEON A. FELMAN
Private Investor

PAUL F. GLARNER
Executive Vice President and Chief Lending Officer,
Allegiant Bancorp Inc. and Allegiant Bank

SIDNEY H. GULLER
Chairman, Essex Industries, Inc.

SHAUN R. HAYES
President and Chief Executive Officer, Allegiant Bancorp, Inc. and
Allegiant Bank

C. VIRGINIA KIRKPATRICK
President and Chief Executive Officer, CVK Personnel
Management & Training

NORVILLE K. MCCLAIN
President, Essex Contracting

WILLIAM H. NOTTKE
President and Chief Executive Officer, Riverdale Packaging Corporation

JON M. PYZYK
President and Chief Executive Officer, Kohner Properties

STEVEN C. ROBERTS
President and Chief Operations Officer, Roberts Companies

JEFFREY S. SCHATZ
Executive Vice President, Chief Operations Officer,
Allegiant Bancorp, Inc. and Allegiant Bank

FRANCIS G. SLACK
President, Trabue Company

THOMAS M. TESCHNER
Private Investor/Former President and Chief Executive Officer,
Southside Bancshares Corp.

JOHN L. WEISS
President, Brentwood Volvo

General Manager, Southpointe Toyota

MARVIN S. WOOL
Chairman, Chief Executive Officer and President Dash Multi-Corp

Chairman, Allegiant Bancorp, Inc. and Allegiant Bank

FLOYD E. WRIGHT
President, Affton Trucking Company

ALLEGIANT BANK OFFICERS

RYAN ALBRECHT
Retail Banking Officer

JAMES ALLEN
AVP, Corporate Banking

MELANIE ARNOLD
VP, Loan Administration

DEBRA BADER
AVP, IRA Specialist

BRIAN BARRY
VP, Network Technology

RUTH BEFFA
Assistant Branch Manager

KAREN BOX
SR. VP, Human Resources

VIRGINIA BURDICK
VP, Regional Manager

MILLIE CAIN
VP, Private Banking

JEFF CAMILLERI
VP, Business Development

KEVIN CARTER
VP, Corporate Banking

TODD CHAPMAN
AVP, Real Estate Lending

ANGELA CLARK
Retail Banking Officer

KENDRICK COLEMAN
IT Officer

JUDITH COLLINS
Assistant Branch Manager

JANET COPE
VP, Employee Benefits

DYNA CORZINE
Retail Banking Officer

THOMAS DAIBER
EVP, Chief Financial Officer

SCOTT DALLMAN
Corporate Banking Officer

BRIAN DAVIES
VP, Corporate Banking

DARLA DAVIES
Corporate Banking Officer

DONALD DAVIS
SR. VP, Business Development

NANCY DAVIS
Assistant Branch Manager

BETTY JEAN DEFORD
Mortgage Loan Officer

GAIL DICKSON
VP, Retail Banking Officer

CHRISTY DIEPENBROCK
AVP, Retail Banking Officer

CAROL DOMIAN
AVP, Trust

SHERRI DUNSING
VP, Mortgage Operations

CHARLENE DUPENT
VP, Trust Operations Officer

CYNTHIA EVEKER
VP, Assistant Controller

KEVIN FEELY
Mortgage Loan Officer

RICHARD FELLHAUER
Sr. VP, Corporate Banking

STACEY FICKEN
Retail Banking Officer

MATTHEW FINN
Chief Investment Officer

ROBIN FITZGIBBONS
Trust Officer

MARY BETH FLEMING
Assistant Corporate Secretary/Executive Assistant

PHYLLIS FLOWERS
AVP,Training

THERESA FORD
Retail Banking Officer

MICHAEL FRAHLMAN
Corporate Banking Officer

KEITH FRANCIS
Sr. VP, Corporate Banking

STEPHANIE FRANK
AVP, Finance

DAVID FRANKE
VP, Director Internal Audit

DENNIS GAFFNEY
VP, Administrative Services

JEFFREY GASS
VP, Controller

KIRK GAUT
AVP, Sr. Auditor

BECKIE GELINEAU
Assistant Branch Manager

PAUL GLARNER
EVP, Chief Lending Officer

SHERYL GRIGONE
AVP, Consumer Lending

CAROL HANCOCK
AVP, Mortgage

D. MICHAEL HARPER
VP, Consumer Lending

SHAUN HAYES
President and Chief Executive Officer

PATRICIA HEINRICH
VP, Regional Manager

KARL HEINZ
Treasury Officer

JEFFREY HEUTEL
Sr. VP, Risk Management

CRAIG HINGLE
VP, Corporate Banking

MELISSA HINTON
AVP, Retail Banking Officer

ANNA HOLLENBECK
AVP, Collections

CONSTANCE HORNAK
VP, Retail Operations Officer

CAROLYN HOWELL
AVP, Application Support

BRENDA HUDDLESTON
VP, Purchasing/Records Mgmt.

JULIE HUNKINS
AVP, IRA Manager

EVE JANIS
VP, Mortgage Operations

LAWRENCE JONES
AVP, Loan Operations Officer

STEPHANIE JUDKINS
Assistant Branch Manager

MICHAEL JUNG
Sr. VP, Corporate Banking

ERIC KAPPELMANN
VP, Corporate Banking

STEVE KLEINFELD
AVP, Mortgage Lending Officer

JASON KOELLING
AVP, Corporate Banking

DAN KRAUS
VP, Mortgage Lending Officer

JEANNETTE LARSON
VP, Compliance

ANN LAYTON
AVP, Prime Time Officer

BETTY LISTER
AVP, Corporate Banking

MICHELLE LIVESAY
Retail Banking Officer

KIMBERLY LOVE
VP, Private Banking

ROBERT LOZINA
Consumer Lending Officer

NORA MACALADY
VP, Marketing

PETE MAKULEC
AVP, Mortgage Lending Officer

LORI MATHES
AVP, Customer Service

MARY JO MATTINGLY
VP, Corporate Banking

TIMOTHY MEYER
VP, Loan Review

KAREN MILLER
AVP, Retail Banking Officer

TIM MILLERICK
IT Officer

MICHAEL MINOR
VP, Corporate Banking

SUSAN MOORE
AVP, Employment Manager

HERBERT MORISSE
VP, Trust Officer

BRUNO MRUCKOVSKI
VP, Mortgage Lending Officer

TIMOTHY MURPHY
VP, Real Estate Lending

ANTOINETTE NAHM
AVP, Account Services

JAMES O'DONNELL
VP, Corporate Banking

DEBRA O'SHEA
Branch Superivsor

KEVIN OVERSCHMIDT
Retail Banking Officer

KIMBERLI PALMER
Sr. VP, Chief Information Officer

LISA PARKS
Retail Banking Officer

LORIE PHELAN
AVP, Retail Banking Officer

DEAN PILCHER, JR.
Sr. VP, Mortgage Sales

BILL PITTMAN
AVP, Retail Banking Officer

SHARON POLK
AVP, Assistant Branch Manager

STACEY PONTICELLO
VP, Business Development


46                  ALLEGIANT BANCORP, INC. ANNUAL REPORT 2001

STACEY PRESTON
AVP

STACEY REINHARDT
AVP, Marketing

TRACY REMILLARD
VP, Operations

WALTER RODDY
VP, Investments

JAN RODRIGUEZ
AVP, Loan Administration

PENNY ROGERS
AVP, Retail Banking Officer

DEBORAH SANGUINETTE
AVP, Consumer Lending

JAMES SCHALLER
Sr. VP, Retail Banking

JEFFREY SCHATZ
EVP, Chief of Operations

DAVID SCHENKELBERG
Retail Banking Officer

LISA SCHMIDT
Retail Banking Officer

MARY SCHMIDT
VP, Trust Officer

CRAIG SCHRIEWER
VP, Real Estate Lending

DAVID SCHROEDER
Sr. VP, Corporate Banking

TIMOTHY SHIPLEY
AVP, Cash Management

JOHN SHIVERS
VP, Regional Manager

LAUREN SIPPEL
Retail Banking Officer

RAY SLEETH
VP, Retail Banking Officer

ANNA SMITH-CRAFT
AVP, Consumer Lending

LINDA SOLLENBARGER
VP, Retail Banking Officer

DIANE SPAL
VP, Business Development

TERRY STARK
VP, Employee Benefits

PAUL STEUBE
VP, Trust and Investments

RONDA STONEBARGER
Assistant Branch Manager

MARILYN STUART
Assistant Branch Manager

CATHY THOMPSON
VP, Trust Administration Officer

BETHANY THOMSON
Assistant Branch Manager

TERESA VAINREB
Corporate Secretary/Executive Assistant

JOSEPH VALENTI
VP, Corporate Banking

JAMES VALK
Sr. VP, Corporate Banking

MARY VINSON
Retail Banking Officer

KAREN WARD
Retail Banking Officer

JESSICA WEBER
AVP, Retail Banking Officer

ARTHUR WEISS
EVP, Wealth Management

BETH WELDON
AVP, Security Officer

GEORGE WESSEL
Investment Manager

RUSSELL WHITES
VP, Corporate Banking

FRANK WOHLRAB
VP, Corporate Banking

CHARLES WOMBLE
AVP, Investment Representative

BANK OF ST. CHARLES COUNTY OFFICERS

ALAN D. POHLMAN
President and CEO

CRAIG D. WOOD
SVP, Operations

JUDY M. BRADY
VP, Operations

DON R. HAYNES
VP, Loans

JAMIE J. TATRO
AVP, Loans

SUSAN P. FLEMING
AVP, Branch Manager

LARRY W. NOLTE
AVP, Loans

CONNIE D. CHILDERS
Assistant Cashier

BANK OF STE. GENEVIEVE OFFICERS

WILLIAM E. MILES
President and CEO

STEPHEN J. ABTS
SVP, Cashier

DANIEL J. ABTS
VP

GARY D. FISHER
VP

MONICA J. KREITLER
VP, Compliance Officer

MARY ELLEN CABRAL
Executive Secretary

MARY A. BAUMAN
Assitant Cashier

STATE BANK OF JEFFERSON COUNTY OFFICERS

RICHARD B. FRANCIS
President and CEO

MARGARET ANN ARMBRUSTER
VP

BARBARA DONTRICH
VP

RONALD D. HOWLETT
VP

ANN M. GAMBER
AVP

BRENDA L. SONA
AVP

ELIZABETH C. JOHNSTON
Cashier

SHARON K. MISSEY
Cashier

KATHLEEN M. WHITEHEAD
Cashier

PAULINE C. WILLIAMSON
Cashier

BANK OF ST. CHARLES COUNTY BOARD OF DIRECTORS

TERRY E. ALEXANDER
Vice President, Alexander Richardson Investments, Inc.

THOMAS A. DAIBER
Executive Vice President and Chief Financial Officer,
Allegiant Bancorp, Inc. and Allegiant Bank

FREDERICK W. DRAKESMITH
Principal, Drakesmith, Burke, Linson, Briscoe and Schwedemann, LLP

PAUL F. GLARNER
Executive Vice President and Chief Lending Officer, Allegiant Bancorp, Inc. and Allegiant Bank

TED E. GLOSLER
President, Pipeworks Utilities, LLC

SHAUN R. HAYES
President and Chief Executive Officer, Allegiant Bancorp, Inc. and
Allegiant Bank

MAX E. MCGOWAN
State Farm Insurance Agent

WILLIAM O. MULLINS
Retired

ALAN D. POHLMAN
President and Chief Executive Officer, Bank of St. Charles County

LARRY RICHARDSON
Retired

BANK OF STE. GENEVIEVE BOARD OF DIRECTORS

THOMAS A. DAIBER
Executive Vice President and Chief Financial Officer, Allegiant
Bancorp, Inc. and Allegiant Bank

SHAUN R. HAYES
President and Chief Executive Officer, Allegiant Bancorp, Inc. and
Allegiant Bank

MICHAEL E. HORRELL
Certified Public Accountant, Horrell & Associates, LLC

WILLIAM MILES
President and Chief Executive Officer, Bank of Ste. Genevieve

ROY J. PANCHOT
Retired

KENNETH J. REHM
Retired

GERALD J. TRAUTMAN
President, Ste. Genevieve Manufacturing, Inc.

HAROLD J. UDING
Retired

STATE BANK OF JEFFERSON COUNTY BOARD OF DIRECTORS

THOMAS A. DAIBER
Executive Vice President and Chief Financial Officer, Allegiant
Bancorp, Inc. and Allegiant Bank

PAUL DICKINSON
Retired Dairy Farmer, Dickinson Farms

RICHARD B. FRANCIS
President and Chief Executive Officer, State Bank of Jefferson County

SHAUN R. HAYES
President and Chief Executive Officer, Allegiant Bancorp, Inc. and
Allegiant Bank

CLARENCE M. JONES
Retired Officer, Bank of Ste. Genevieve

ROBERT G. PURCELL
President, Purcell Tire & Rubber Co.

DANIEL J. QUEEN
President, Queen's Enterprises Inc.

STEVEN H. ROWE
President, Hamel & Rowe, Inc.

HOWARD WAGNER
Circuit Clerk of Jefferson County

BANKING CENTER DIRECTORS 2002

CLAYTON

WILLIAM COHEN, DMD, MS
St. Louis Periodontics, P.C.

RICHARD GOLDBERG, DMD
St. Louis Orthodontics Group

MARGO GREEN
Attorney, Green Cordonnier & House LLP

CHRIS IMBS
Chairman, Crane Agency

BENNET KELLER
Partner, Rosenblum Goldenhersh Silverstein & Zafft P.C.

ALLEN KLIPPEL, JR.
VP, Grubb & Ellis/Krombach Partners

MICHAEL KOREIN, ESQ.
Attorney, Carr Korein Tillery et.al.

ED LEVINSON
President, Levinson Companies

MARK MEHLMAN
President, Mehlman Realty Company

MARK RUBIN
Bellington Realty

BRADFORD STEVENS
Attorney, Spencer Fane Britt & Browne, LLP

JAMES THOMAS, CPA
Bender Weitman Thomas Perry & Co., LLC

CENTRAL

BARRY ADELSTEIN
Corporate Officer, One West Realty

JOHN FOX ARNOLD
Chairman, Lashly & Baer, P.C.

FREEMAN BOSLEY, JR.
Attorney, Caldwell, Hughes & Singleton

JAMES BOWEN
Private Investor

JOHN BOWMAN
Retired President, Reliance Federal Savings Bank

DANIEL BRUNTRAGER
Partner, Bruntrager & Billings, P.C.

BILL DAVIDSON, CPA
President, Davidson & Associates

BRADLEY FAERBER
Partner, Lopata Flegel & Company, LLP

LOUIS FORBRINGER
President, O.E. Solutions, Inc.

LISA GALLI
Owner/President, B&L Enterprises

KENNETH GLASS
President, Safeguard Business Systems

KERRY KLARFELD
Capital Investments

NEIL KRUEL
President, A.J. Kruel Corporation

JOHN KUHLMANN, JR., P.E., S.E.
President & CEO, Kuhlmann Design Group, Inc.

KEVIN MOLONEY
Vice President, Patriot Industries, Inc.

JIM MUEHLING
General Contractor, J.R. Muehling Construction

MILTON (PETE) ROTHSCHILD
President, Rothschild Development, Ltd.

JOHN OJILE
Regional Sales Manager, E.F. Express

ERV PESEK, JR.
President, Common Sense Consultants

MIKE PIONTEK
Vice President, National Plastics Color, Inc.

LEATA PRICE
Platinum Group

CONSTANTINE (GUS) PULOS
Attorney,  Pulos Blankenship & Jianakoplos, P.C.

HARVEY SCHNEIDER
Attorney, Helfrey, Simon & Jones, P.C.

TIM SHORT
President, Studio One Architecture, Inc.

JOHN VAN HOOGSTRAAT
Owner and President, Royal Gate Dodge, Inc.

ROBERT WOOD
President, Robert Wood Realty

DAVID WRIGHT, ESQ.
Vice President, Kaplan Real Estate Co., Inc.

TOWN & COUNTRY

BART BAKER
Producer, Lockton Companies

THOMAS BEATTIE
Broker, Beattie & Hawkins

WILLIAM BENEDICT, M.D.
Chairman, Bi-State Multispecialty Physician Network

ROBERT CHAMBERS
President, Huntleigh Securities Corporation

JONATHAN DALTON
Partner, Bryan Cave LLP

MARK DUNHAM
Chairman & CEO, Premier Holdings

HARRY FREEMAN
Vice President, Mayer Homes

STEVE GARNER
President, Town & Village Properties

MICHAEL HAMMACK
President and CEO, Catco

CATHERINE HANAWAY
Missouri State Representative, Minority Floor Leader

MIKE HEJNA
President, Gundaker Commercial Group, Inc.

ANDREW KATZMAN
President, Ark Investments

VINCE NANGLE
CPA, Nangle & Associates

MARK NELSON
President, Aetna Coatings Inc.

JOHN O'CONNELL
Executive Vice President, Hayden Homes, Inc.

GARY PARKER
Director of Industrial Services, Sansone Group

TOM SHELBY
CEO, Camie-Campbell Inc.

GEORGE STOCK
Professional Engineer

KENNETH STRICKER
Vice President & CFO, The Jones Company

JAMES VAN ISEGHEM
President, Van's Hallmark

WARRENTON

DR. SUSAN ALBERS, D.C.
Chiropractic Physician

WESLEY DALTON
Associate Circuit Court Judge

KAREN GREGORY
Principal, Rebecca Boone Elementary

ERIC PITMAN
Pitman Funeral Homes

GREGORY RENAUD
President/CEO, Cut-N-Trim, Inc.

WALTER SCHIRR, JR.
Retired European Controller, Monsanto

DON WILLIAMS
Insurance Agent/Broker, Scott Agency

WARREN WOBBE
Vice President, Innsbrook Corporation

KEVIN WOOD
Vice President, Assured Title Company

WEST

PATRICK BARRETT
President, Perinatal Services, Biomedical Systems

PHILIP BRUMBAUGH
Philip G. Brumbaugh, CPA, CVA

TOM CHAMBERLAIN
Contemporary Carpet Contractors

DR. JEROME DWYER, M.D.
Co-Owner/Partner Franklin County Medical Outreach Center

ROBERT GLARNER, JR.
Vice President, National Paper & Printing Supplies, Inc.

DANIEL GOLDBERG
Attorney

GLENN HEITMANN
President and CEO, Heitmann & Associates, Inc.

GEORGE HENSLEY, JR.
President, Hensley Construction Inc.

MARK KAUFER
Owner, Premium Homes

STEPHEN LUNDERGAN
CEO, Richland & Associates, Inc.

DENIS ST. JOHN
CPA, LarsonAllen

SCOTT SCHROEPFER
President, Scott Schroepfer Insurance Agency, Inc.

GEORGE (BUTCH) WELSCH
President, Welsch Heating & Cooling Co.

ALLEGIANT BANCORP, INC. ANNUAL REPORT 2001                  47

SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS

     ALLEGIANT BANCORP, INC.
     2122 Kratky Road
     St. Louis, MO 63114
     www.allegiantbank.com

ANNUAL MEETING

     The 2002 annual meeting of shareholders of Allegiant Bancorp, Inc. will be held on April 18, 2001 at 4:00 p.m. at the St. Louis
     History Museum.

INVESTOR RELATIONS

     Security analyst and other investor inquiries should be directed to:

     ALLEGIANT BANCORP, INC.
     Investor Relations Department
     2122 Kratky Road
     St. Louis, MO 63114
     314/692-8200

     A copy of the Company's Annual Report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission is available on request by writing to:

     ALLEGIANT BANCORP, INC.
     Shareholder Information
     2122 Kratky Road
     St. Louis, MO 63114

DIVIDEND REINVESTMENT

     The Company offers a dividend reinvestment and stock purchase plan to shareholders. Information about the plan may be obtained by writing to Allegiant Bancorp, Inc., Attn: Shareholder Information.

TRANSFER AGENT

     Communications regarding share transfer, lost certificates, change of address, and dividend inquiries should be directed to:

     UMB BANK, N.A.
     Securities Transfer Division
     P.O. Box 410064
     Kansas City, MO 64141
     800/884-4225

CORPORATE COUNSEL

     THOMPSON COBURN, LLP
     One US Bank Plaza
     St. Louis, MO 63101
     314/552-6000

AUDITORS

     ERNST & YOUNG, LLP
     190 Carondelet Plaza
     Suite 1300
     St. Louis, MO 63105
     314/290-1000

MARKET MAKERS

     HOWE BARNES INVESTMENTS
     135 S. LaSalle Street
     Chicago, IL 60603
     312/655-3000

     KNIGHT SECURITIES L.P.
     525 Washington Blvd.
     Jersey City, NJ 07130
     201/222-9400

     STIFEL NICOLAUS & CO., INC.
     501 N. Broadway
     St. Louis, MO 63102
     314/342-2261

     A.G. EDWARDS & SONS, INC.
     1 North Jefferson
     St. Louis, MO 63103
     314/955-3000

     SPEAR, LEEDS & KELLOGG
     120 Broadway, 6th Floor
     New York, NY 10271
     212/433-7000

     SANDLER O'NEILL & PARTNERS LP
     181 W. Madison Street
     Chicago, IL 60602
     312/795-1500

     LEGG MASON WOOD WALKER
     100 Light Street
     Baltimore, MD 21202
     877/534-4627

     BEAR STEARNS & CO., INC.
     383 Madison
     New York, NY 10179
     212/272-5156

     DAIN RAUSCHER WESSELS
     500 W. Madison
     Chicago, IL 60661
     800/683-3246

     MIDWEST RES. FIRST TENNESSEE
     845 Crossover Lane, Suite 150
     Memphis, TN 38117
     800/934-8937

     HUNTLEIGH SECURITIES CORPORATION
     8000 Maryland Avenue
     St. Louis, MO 63105
     314/236-2400

COMMON STOCK SHARE DATA
(SYMBOL: "ALLE")

     Our common stock (symbol: "ALLE") has been traded on the Nasdaq National Market since 1996. As of March 8, 2002, the number of shareholders of our common stock was approximately 4,732. The following table sets forth the high and low trading prices, as well as dividends per share for the periods shown, as reported by the Nasdaq. Such prices relect inter-dealer prices, without retail mark-up, markdowns or commission, and have been adjusted to reflect all stock splits and stock dividends.

                                                       Dividends
                                                       Declared
                             High            Low       and Paid
-----------------------------------------------------------------
2001
First Quarter             $11.313        $ 8.875         $0.060
Second Quarter             12.730          9.600          0.060
Third Quarter              14.990         10.530          0.060
Fourth Quarter             13.810         11.400          0.060

2000
First Quarter             $10.742        $10.267         $0.055
Second Quarter              9.293          8.948          0.055
Third Quarter               9.195          8.915          0.055
Fourth Quarter              9.158          8.906          0.055


48                ALLEGIANT BANCORP, INC. ANNUAL REPORT 2001