Form 10-K, Exhibit 13
period 2002-12-31
ALLEGIANT BANCORP INC/MO/
filed 2003-03-26
CIK 703970

                                                                  Exhibit 13


                                                                         13

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS


                                                                         YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS,
EXCEPT SHARE AND PER SHARE DATA)

                                                 2002             2001             2000             1999             1998
-------------------------------------------------------------------------------------------------------------------------------
CONDENSED STATEMENT OF INCOME:
  Interest income                            $   123,205      $    96,423      $   71,973       $   52,112       $   49,218
  Interest expense                                58,307           55,481          40,521           26,601           27,267
-------------------------------------------------------------------------------------------------------------------------------
    Net interest income                           64,898           40,942          31,452           25,511           21,951
  Provision for loan losses                        8,599            5,000           3,500            2,546            2,420
  Other non-interest income                       23,321           14,803           6,462            4,843            9,324
  Other non-interest expense                      47,671           30,070          22,582           18,762           21,295
-------------------------------------------------------------------------------------------------------------------------------
    Income before income taxes                    31,949           20,675          11,832            9,046            7,560
  Provision for income taxes                      10,552            7,553           4,797            3,644            3,026
-------------------------------------------------------------------------------------------------------------------------------
    Net income                               $    21,397      $    13,122      $    7,035       $    5,402       $    4,534
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA:
  Basic earnings per share(1)                $      1.36      $      1.26      $     1.09       $     0.84       $     0.72
  Diluted earnings per share(1)                     1.33             1.24            1.08             0.83             0.68
  Dividends declared                                0.26             0.24            0.22             0.20             0.12
  Book value at period end                         10.36             9.08            8.75             7.73             7.36
  Weighted average basic shares outstanding   15,767,619       10,447,845       6,460,250        6,450,639        6,250,910

BALANCE SHEET:
  Total assets                               $ 2,404,316      $ 2,170,479      $1,135,724       $  728,492       $  596,274
  Investment securities                          455,082          463,637         134,296           60,797           54,780
  Loans                                        1,702,909        1,419,796         813,971          615,191          495,669
  Deposits                                     1,768,032        1,687,615         858,084          548,466          450,766
  Borrowed funds                                 399,735          269,218         174,951          112,221           93,817
  Guaranteed preferred beneficial interest
    in subordinated debentures                    57,250           57,250          17,250           17,250                -
  Shareholders' equity                           167,242          138,068          77,806           47,991           48,104
  Allowance for loan losses                       19,567           18,905          11,433            8,315            6,442

SELECTED RATIOS:
  Performance Ratios:
    Return on average assets                        0.96%            0.94%           0.83%            0.83%            0.73%
    Return on average equity                       13.88            13.59           13.21            10.60            10.14
    Net interest margin                             3.19             3.17            3.99             4.17             3.82
    Efficiency ratio                               54.04            53.94           59.56            61.81            68.07
    Total loans to total assets                    70.83            65.41           71.67            84.45            83.13

  Asset Quality Ratios:
    Nonperforming loans to total loans              0.92%            1.39%           0.38%            0.10%            0.36%
    Nonperforming assets to total assets            0.68             0.93            0.29             0.14             0.30
    Allowance for loan losses to total loans        1.15             1.33            1.40             1.35             1.30
    Allowance for loan losses to
      nonperforming assets                        120.41            94.15          344.99           807.28           362.32
    Allowance for loan losses to
      nonperforming loans                         125.12            95.92          366.09         1,324.20           362.32
    Net charge-offs to average loans                0.51             0.48            0.19             0.12             0.25

ALLEGIANT BANCORP CAPITAL RATIOS:
  Total risk-based capital                          9.97%           10.01%          10.79%           10.23%            8.68%
  Tier 1 risk-based capital                         8.75             8.11            9.53             8.80             7.42
  Tier 1 leverage capital                           7.07             6.32            8.71             7.47             5.83
  Equity to assets ratio                            6.96             6.36            6.85             6.59             8.07
  Tangible equity to tangible assets                4.66             3.86            5.95             5.06             6.07

ALLEGIANT BANK CAPITAL RATIOS:
  Total risk-based capital                         10.63            10.48           11.65            11.52            10.93
  Tier 1 risk-based capital                         9.56             9.26           10.40            10.27             9.68
  Tier 1 leverage capital                           7.78             7.62            9.50             8.89             7.61

(1)  Based on weighted-average common shares outstanding.

14

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS

The terms "Allegiant," "company," "we," "our" and "corporation" as used in this report refer to Allegiant Bancorp, Inc. and its subsidiaries as a consolidated entity, except where it is made clear that it means only Allegiant. Also, sometimes we refer to our principal bank subsidiary, Allegiant Bank as the "bank." When we refer to our branches in the St. Louis metropolitan area, we are excluding two branches that we plan to sell in connection with the anticipated sale of one of our two subsidiary banks, Bank of Ste. Genevieve, to First Banks, Inc.

     This report includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

    * the results of our efforts to implement our business strategy;

    * adverse changes in the bank's loan portfolio and the resulting credit risk-related losses and expenses;

    * our ability to manage our growth, including the successful expansion of the customer support, administrative infrastructure and internal management systems necessary to manage that growth;

    * our ability to attract core deposits;

    * adverse changes in the economy of our market area that could increase credit-related losses and expenses;

    * adverse changes in real estate market conditions that could negatively affect credit risk;

    * the consequences of continued bank acquisitions and mergers in our market area, resulting in fewer but much larger and financially stronger competitors, which could increase competition for financial services to our detriment;

    * fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations;

    * changes in regulatory requirements of federal and state agencies applicable to bank holding companies and our present and future bank subsidiaries;

    * changes in accounting principles;

    * general economic conditions;

    * our ability to complete the disposition of Bank of Ste. Genevieve to First Banks, Inc. on the terms that we expect, including, without limitation, any adjustment to purchase price based on the net equity of Bank of Ste. Genevieve on the date of disposition; and

    * other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

     We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events discussed in any forward-looking statements in this report might not occur.

CRITICAL ACCOUNTING POLICIES

     Allegiant has established various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the Notes to the consolidated financial statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations of Allegiant.

     Allegiant believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. The allowance for loan losses represents management's estimate of probable loan losses inherent in the loan portfolio. Calculation of the allowance for loan losses is a critical accounting estimate due to the significant judgment, assumptions and estimates related to the amount and timing of estimated losses, consideration of current and historical trends and the amount and timing of cash flows related to impaired loans. Please refer to the section of this report entitled "Balance Sheet Analysis - Allowance for Loan Losses" and Note 1 and Note 4 to the Company's consolidated financial statements for a detailed description of our estimation processes and methodology related to the allowance for loan losses.

     Allegiant also believes the valuation of derivative instruments is another critical accounting policy because these instruments are valued using discounted cash flow models which require the use of estimates regarding the timing and amount of future cash flows. The instruments are carried at fair value with changes in value recorded in the income statement. Please refer to Note 1 and Note 18 to the Company's consolidated financial statements for further discussion of derivative instruments.

OVERVIEW

     We are the largest publicly-held bank holding company headquartered in the St. Louis metropolitan area. Our principal subsidiary, Allegiant Bank, offers full-service banking and personal trust services to individuals, businesses and municipalities in our market area. These services include commercial real estate, commercial business and consumer loans, checking, savings and time deposit accounts, wealth management and other fiduciary services, as well as other financial services, including mortgage banking, securities brokerage and insurance products. As of December 31, 2002, we reported, on a consolidated basis, total assets of $2.4 billion, loans of $1.7 billion and shareholders' equity of $167.2 million.

     Our primary goal has been to expand our branch network in the St. Louis market while increasing our earnings per share.

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

Since our inception in 1989, we have grown through a combination of internal growth and acquisitions. We have sought to maximize our internal growth opportunities by positioning Allegiant as one of the leading St. Louis community banks. From the beginning of 2000 to the end of 2002, we estimate that our deposits and loans, excluding those added through acquisitions, have grown at a compound annual rate of approximately 16.4% and 19.9%, respectively. Since the beginning of 1998, our diluted earnings per share have increased at a compound annual rate of 22.1%.

     We have supplemented our internal growth with several acquisitions within our market area. Since 2000, we have completed a number of significant acquisitions, including: Equality Bancorp, Inc., a community-based thrift holding company with total assets of approximately $300.4 million, in November 2000; Southside Bancshares Corp., a community-based bank holding company with total assets of approximately $804.9 million, in September 2001; and five branches from Guardian Savings Bank with total deposits of $109.3 million, in December 2001. Additionally, in order to diversify our operations and sources of income, in October 2002, we acquired Investment Counselors, Incorporated, an investment advisory firm with approximately $331.9 million of assets under management.

     Consistent with our focus on establishing and maintaining a strong presence in the most attractive areas in the St. Louis market, in September 2002, we entered into an exchange agreement to sell Bank of Ste. Genevieve, one of our two subsidiary banks, to First Banks, Inc. Bank of Ste. Genevieve operates two branches located outside of the St. Louis metropolitan area and has total assets of approximately $110.0 million. Under the exchange agreement, First Banks will acquire Bank of Ste. Genevieve in exchange for approximately 974,150 shares of our common stock held by First Banks. The terms of the exchange agreement include representations, warranties, covenants and closing conditions typical for transactions of this size and type. The net assets of Bank of Ste. Genevieve are approximately $17.9 million which approximates the value of consideration we expect to receive. As a result, we do not expect to recognize any gain or loss as a result of the transaction. First Banks currently holds approximately 7.4% of our outstanding common stock and will hold approximately 1.5% of our common stock upon completion of the exchange. In March 2003, First Banks received final bank regulatory approvals necessary to complete the exchange. We expect to complete the sale of Bank of Ste. Genevieve during the first half of 2003.

     In order to improve the profitability of our banking operations, over the past several years we have reduced the number of residential mortgages that we hold in our portfolio and have increased the amount of higher yielding commercial loans. Since the beginning of 1998, and in part as a result of opportunities that resulted from the consolidation of the St. Louis banking market, we have hired 23 commercial lending professionals, including a senior credit officer, who average more than 15 years of commercial lending experience in the St. Louis metropolitan area. As these local loan officers have joined our banking team, we have benefited from their existing customer relationships, as well as their local banking expertise. In addition, we have implemented a company-wide cost control initiative intended to enhance efficiencies throughout our organization that we refer to as "Project 2004" and we consolidated our banking operations into one primary subsidiary, Allegiant Bank, during 2002. These steps taken since the beginning of 1998 have improved our efficiency, return on average assets, return on average equity and earnings per share.

     The St. Louis metropolitan area is the 18th largest metropolitan market in the United States with a population of approximately 2.5 million. The St. Louis area is home to 15 Fortune 1000 companies, including Anheuser-Busch Companies, Inc., Emerson Electric Co. and The May Department Stores Company. Over the past several years, a number of financial institutions in our market area have been acquired by larger regional or national out-of-town financial institutions. These acquisitions have included: Marshall & Ilsley Corporation's 2002 acquisition of Mississippi Valley Bancshares, Inc., Firstar Corporation's (now operating as U.S. Bancorp) 1999 acquisition of Mercantile Bancorporation Inc., Union Planters Corporation's 1998 acquisition of Magna Group, Inc. and NationsBank Corporation's (now operating as Bank of America Corporation) 1997 acquisition of Boatmen's Bancshares, Inc. We believe we have capitalized on opportunities created by this market consolidation and have built a strong, customer-friendly, community-focused banking franchise.

     We focus on serving customers with banking needs that no longer can be adequately served by smaller local institutions but who still desire the personalized service that larger, out-of-state institutions do not effectively provide. Our community banking focus and streamlined management and decision-making procedures allow us to respond quickly to the needs of our individual and business customers and to tailor products and services to meet their needs.

     We seek to effectively meet the convenience and needs of customers through our extensive branch network that provides our customers at least one branch located within a 20-minute drive from all principal sectors of the St. Louis metropolitan area. Our 37 branches and 59 ATMs throughout the St. Louis metropolitan area also serve to increase recognition of the Allegiant name. In addition, we have sought to further enhance our name recognition by serving as the official bank of the St. Louis Rams football team since July 2000.

  PROJECT 2004

     In August 2002, we announced the launch of Project 2004. The mission of Project 2004 is to improve our operating platform by leveraging our acquisition expertise internally. We are approaching this project as if we had acquired our own operations and have evaluated our systems and strategies in order to enhance our delivery of products and services to customers, to improve operating efficiencies and to provide increased revenue. Based on our evaluations, we have undertaken improvement initiatives, several of which have been completed.

     Of our major initiatives, we expect to realize increases in incremental revenue, beginning in the second half of 2003, at a rate of more than $750,000 annually from improvements in our retail banking sales training, measurement and tracking, and of up to $1.0 million annually from the implementation of a specialized marketing plan for our eleven smallest branches by deposit size. Our new sales measurement and tracking systems will

16

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

improve management's ability to identify products and practices that are most profitable to us and focus our sales efforts on those products and practices. Our new training will improve our employees' ability to offer products to new and existing customers and to implement our most profitable practices. Our specialized marketing plan includes mail programs and special promotions directed to current and prospective customers in an effort to increase deposits at our smaller branches.

     In addition, in the first half of 2003 we will implement a new fee structure, operating procedures and electronic processing systems from which we expect to realize improvements in operating efficiencies and incremental revenue at a rate of up to $1.0 million annually. Operating efficiencies we expect to achieve include more efficient branch staffing, implementation of an automated credit scoring system for consumer lending and streamlining a variety of backroom functions such as loan document imaging. We expect to achieve increases in incremental revenue through fees on new customer services, including an overdraft protection program for electronic transactions. However, we cannot assure you that we will be able to realize all of the estimated revenues or efficiencies from our Project 2004 initiatives.

RESULTS OF OPERATIONS

  EARNINGS SUMMARY

     We reported earnings of $21.4 million for 2002, marking our eleventh consecutive year of earnings growth. These earnings represent an increase of 63% compared to the $13.1 million we reported for 2001. Basic earnings per share were $1.36 compared to $1.26 in 2001, an increase of 8%. Diluted earnings per share in 2002 were $1.33, increasing 7% compared to $1.24 reported for 2001. Net income in 2000 was $7.0 million, with basic and diluted earnings per share of $1.09 and $1.08, respectively. The return on average assets was 0.96% in 2002 compared to 0.94% in 2001 and 0.83% in 2000. The return on average shareholders' equity was 13.9% in 2002, compared to 13.6% in 2001 and 13.2% in 2000.

     We have utilized the purchase method of accounting to reflect our business combinations. The purchase method resulted in the recording of intangible assets, primarily consisting of goodwill and core deposit premiums, a portion of which was amortized as a non-cash charge to operating expenses. Amortization of intangible assets included as an operating expense totaled $1.1 million, $1.2 million and $0.9 million in 2002, 2001 and 2000, respectively. Beginning in 2002, we discontinued amortizing certain intangible assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, and SFAS No. 147, Acquisitions of Certain Financial Institutions. See Note 1 to our consolidated financial statements "Accounting Policies."

     Net interest income in 2002 increased 59% to $64.9 million from $40.9 million in 2001 and $31.5 million in 2000. The net interest margin increased slightly by 2 basis points to 3.19% for 2002 compared to 3.17% for 2001. The net interest margin in 2000 was 3.99%. Over the past three years, the net interest margin has been impacted by changes in balance sheet mix and fair market purchase accounting adjustments stemming from recent purchase acquisitions which has affected the yields earned and rates paid on the underlying assets and liabilities. In addition, particularly in 2001, competitive conditions in the St. Louis market have resulted in generally higher deposit funding costs to maintain market share. These factors, coupled with the unprecedented decrease in general interest rates as a result of action undertaken by the Federal Reserve, have resulted in net interest margin compression from year 2000.

     The provision for loan losses totaled $8.6 million in 2002, compared to $5.0 million in 2001 and $3.5 million in 2000. The allowance for loan losses represented 1.15% of total loans outstanding at December 31, 2002, compared to 1.33% and 1.40% of total loans at December 31, 2001 and 2000, respectively. The allowance is discussed in more detail under "Balance Sheet Analysis - Allowance for Loan Losses."

     Non-interest income increased by 58% to $23.3 million in 2002 compared to $14.8 million in 2001, primarily as a result of the acquisitions completed in 2001 and 2000, coupled with our focus on revenue enhancement programs. The $8.5 million increase in non-interest income in 2002 reflected a $1.0 million increase in mortgage banking revenue, a $1.5 million increase in gains on the sale of securities and a $2.4 million increase in service charges on deposit accounts. Also contributing to the growth in non-interest income in 2002 was the increased revenue from our wealth management division, primarily from trust fees and brokerage revenues. Non-interest income increased by 129% in 2001 compared to 2000 primarily as a result of increases in service charges, mortgage banking revenues, gains on sale of securities, trust revenue and income on our bank-owned life insurance investment. The increase in service charges on deposits in 2002 and 2001 largely reflected an increased deposit base stemming from acquisitions and ongoing enhancements in our deposit fee structure. Mortgage banking revenue increased in 2002 and 2001 as lower interest rates facilitated increased mortgage refinancings. Mortgage banking revenue in 2000 reflected the sale of our subsidiary, Edge Mortgage Services, Inc., in 1999 coupled with a decline in mortgage refinancings as a result of higher market interest rates in 2000. See "Non-Interest Income."

     Non-interest expense increased $17.6 million in 2002, to $47.7 million, an increase of 59%. This compared to 2001 non-interest expense of $30.1 million and $22.6 million in 2000. Salaries and benefits totaled $25.4 million in 2002, $16.5 million in 2001 and $11.4 million in 2000, while occupancy and equipment expense totaled $7.2 million in 2002 compared to $4.5 million in 2001 and $3.3 million in 2000. Other operating expenses totaled $15.1 million in 2002 compared to $9.1 million in 2001 and $7.9 million in 2000. The increased expense reflected ongoing operating costs associated with the branches acquired in our business combination with Southside in 2001, as well as the five branches acquired from Guardian Savings in 2001. See "Non-Interest Expenses."

  NET INTEREST INCOME

     Net interest income totaled $64.9 million, an increase of $24.0 million, or 59%, in 2002 compared to net interest income of $40.9 million in 2001. Net interest income totaled $31.5 million in 2000. In 2002, the net interest spread increased 18 basis points and the net interest margin improved by 2 basis points

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

from 2001. In 2001, the net interest spread decreased 73 basis points and the net interest margin decreased by 82 basis points from 2000. The increase in net interest income in 2002 reflected a decrease in the average yield on earning assets of 142 basis points, while the average cost of interest-bearing liabilities declined 160 basis points. In 2001, the net interest spread decreased 73 basis points as the yield on earning assets declined 167 basis points, while the cost of interest-bearing liabilities declined 94 basis points. Over the past three years, the net interest margin has been impacted by changes in balance sheet mix and fair market purchase accounting adjustments stemming from acquisitions which has impacted the yields earned and rates paid on the underlying assets and liabilities. In addition, particularly in 2001, competitive conditions in the St. Louis market have resulted in generally higher deposit funding costs to maintain market share. These factors, coupled with the unprecedented decrease in general interest rates as a result of action undertaken by the Federal Reserve, have resulted in net interest margin compression from year 2000. As part of our overall interest rate risk management strategy, we have also entered into interest rate swap transactions. The interest rate swap portfolio reduced interest expense by $1.6 million in 2002, $1.4 million in 2001 and $0.2 million in 2000.

     The yield on loans decreased 135 basis points in 2002 and 139 basis points in 2001, as a significant portion of our loan portfolio repriced as interest rates fell throughout 2002 and 2001. Loan yields in 2000 had increased by 55 basis points as market interest rates increased from the second quarter of 1999 into mid-2000. The cost of interest-bearing deposits decreased by 177 basis points in 2002 and 103 basis points in 2001 as deposits repriced as interest rates declined. Average borrowings increased $173.3 million in 2002 due to the acquisitions completed in 2001 and to fund loan growth, while the average rate paid on borrowings in 2002 decreased 106 basis points to 4.73%. The effects of changes in rates and average volumes is set forth in the table titled "Rate/Volume Analysis."

     Average earning assets increased $745.1 million, or 58%, in 2002 compared to an increase of $502.7 million, or 64%, in 2001 and an increase of $176.4 million, or 29%, in 2000. Average loans increased $531.3 million in 2002, or 51%, following increases of $323.4 million, or 45%, in 2001 and $161.7 million, or 29%, in 2000. The growth in average loans in 2002 and 2001 reflected the impact of acquisitions and internal growth that approximated 20% both years. The average balance of our securities portfolio (held-to-maturity and available-for-sale) increased $222.5 million, or 97%, during 2002 and $158.5 million, or 225%, during 2001, compared to 2000. Average investment securities represented 22% of earning assets in 2002 compared to 18% during 2001 and 9% in 2000. The increase in investment securities was directly related to the management decision to increase the overall liquidity position of our company. Average earning assets as a percentage of total assets was 91.2% in 2002 compared to 92.3% in 2001 and 93.4% in 2000.

     Average interest-bearing liabilities increased $701.6 million, or 59%, in 2002 compared to an increase of $463.3 million, or 64%, in 2001 and an increase of $171.3 million, or 31%, in 2000. Average interest-bearing deposits increased $528.3 million, or 56%, in 2002 compared to an increase of $364.0 million, or 63%, in 2001. In 2002, average certificates of deposit increased $235.9 million, or 39%, while average non interest-bearing demand deposit accounts increased $70.2 million, or 65%. Average savings deposits increased $143.0 million in 2002 and the average rate paid on these deposits decreased 57 basis points in 2002 compared to 2001 as a result of the continued decline in interest rates. In 2001, certificates of deposit increased $224.1 million, or 58%, while non interest-bearing demand deposit accounts increased $42.9 million, or 66%. The increases in average interest-bearing liabilities in 2002 and 2001 were the result of the business combination with Southside Bancshares and, to a lesser extent, the acquisition of five branches from Guardian Savings, supplemented by internal deposit growth.

     Average short-term borrowings increased $54.8 million in 2002 and $23.7 million in 2001. Average long-term borrowings increased to $242.4 million in 2002 from $124.0 million in 2001. During 2001, we issued $40.0 million in new trust preferred securities, the majority of which is considered Tier 1 capital for regulatory purposes. The business combination with Southside Bancshares also increased our borrowings with the Federal Home Loan Bank by $76.0 million in 2001. Average long-term borrowings increased $3.6 million, or 8%, in 2000. During the rising interest rate environment of 2000, we increased the level of borrowed funds from the Federal Home Loan Bank on a shorter maturity basis compared to 1999. In August 1999, we issued $17.2 million in trust preferred securities. See "Liquidity Management."

18

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

     The following table presents the net interest income, net interest margin and net interest spread for the years 2002 through 2000. The table compares interest income and average interest-earning assets with interest expense and average interest-bearing liabilities.

DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES

                                                             YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                             2002                                   2001
---------------------------------------------------------------------------------------------------------
(DOLLARS IN                   AVERAGE      INTEREST     AVERAGE      AVERAGE      INTEREST     AVERAGE
THOUSANDS)                    BALANCE    EARNED/PAID     YIELD       BALANCE    EARNED/PAID     YIELD
---------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
  Loans(1)                  $1,567,549    $103,853       6.63%     $1,036,299     $82,735       7.98%
  Taxable investment
   securities                  415,935      17,591       4.23         215,780      12,049       5.58
  Non-taxable investment
   securities(2)                35,536       1,485       4.18          13,182         614       4.66
  Federal funds sold and
   other investments            16,475         276       1.68          25,143       1,025       4.08
---------------------------------------------------               --------------------------
    Total interest-earning
     assets                  2,035,495     123,205       6.05       1,290,404      96,423       7.47
Non interest-earning
 assets:
  Cash and due from banks       39,283                                 29,128
  Premises and equipment        47,374                                 25,150
  Other assets                 127,815                                 67,755
  Allowance for loan losses    (18,121)                               (14,002)
---------------------------------------------------               --------------------------
    Total assets            $2,231,846                             $1,398,435
---------------------------------------------------               --------------------------
---------------------------------------------------               --------------------------
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Interest-bearing
 liabilities:
  Money market/NOW accounts $  414,057    $  6,327       1.53%     $  264,663     $ 7,836       2.96%
  Savings deposits             212,474       4,836       2.28          69,495       1,984       2.85
  Certificates of deposit      566,591      17,364       3.06         431,279      22,074       5.12
  Certificates of deposit
   over $100,000               175,201       5,764       3.29         115,319       5,705       4.95
  IRA certificates              85,825       4,038       4.70          56,087       3,591       6.40
  Brokered deposits             18,164         487       2.68           7,167         459       6.40
---------------------------------------------------               --------------------------
    Total interest-bearing
     deposits                1,472,312      38,816       2.64         944,010      41,649       4.41
  Federal funds purchased,
   repurchase agreements
   and other short-term
   borrowings                  169,755       4,615       2.72         114,931       5,978       5.20
  Other borrowings             185,198       9,389       5.07          96,339       5,124       5.32
  Guaranteed preferred
   beneficial interest in
   subordinated debentures      57,250       5,487       9.58          27,661       2,730       9.87
---------------------------------------------------               --------------------------
    Total interest-bearing
     liabilities             1,884,515      58,307       3.09       1,182,941      55,481       4.69
---------------------------------------------------               --------------------------
Non interest-bearing
 liabilities and equity:
  Demand deposits              177,813                                107,642
  Other liabilities             15,395                                 11,278
  Shareholders' equity         154,123                                 96,574
---------------------------------------------------               --------------------------
    Total liabilities and
     shareholders' equity   $2,231,846                             $1,398,435
---------------------------------------------------               --------------------------
---------------------------------------------------               --------------------------
Net interest income                       $ 64,898                                $40,942
---------------------------------------------------               --------------------------
---------------------------------------------------               --------------------------
Net interest spread                                      2.96%                                  2.78%
Net interest margin                                      3.19                                   3.17

                                   YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------
-----------------------------------------------------------------

                                             2000
-----------------------------------------------------------------
(DOLLARS IN                   AVERAGE      INTEREST     AVERAGE
THOUSANDS)                    BALANCE    EARNED/PAID     YIELD
-----------------------------------------------------------------
ASSETS
Interest-earning assets:
  Loans(1)                    $712,884     $66,776       9.37%
  Taxable investment
   securities                   66,196       4,674       7.06
  Non-taxable investment
   securities(2)                 4,242         240       5.67
  Federal funds sold and
   other investments             4,346         283       6.51
---------------------------------------------------
    Total interest-earning
     assets                    787,668      71,973       9.14
Non interest-earning
 assets:
  Cash and due from banks       17,296
  Premises and equipment        10,940
  Other assets                  36,582
  Allowance for loan losses     (9,563)
---------------------------------------------------
    Total assets              $842,923
---------------------------------------------------
---------------------------------------------------
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Interest-bearing
 liabilities:
  Money market/NOW accounts   $179,452     $ 8,137       4.53%
  Savings deposits              14,796         307       2.08
  Certificates of deposit      248,503      14,702       5.92
  Certificates of deposit
   over $100,000                61,664       3,413       5.54
  IRA certificates              26,011       1,663       6.39
  Brokered deposits             49,590       3,318       6.69
---------------------------------------------------
    Total interest-bearing
     deposits                  580,016      31,540       5.44
  Federal funds purchased,
   repurchase agreements
   and other short-term
   borrowings                   91,194       5,259       5.77
  Other borrowings              31,178       1,952       6.26
  Guaranteed preferred
   beneficial interest in
   subordinated debentures      17,250       1,770      10.26
---------------------------------------------------
    Total interest-bearing
     liabilities               719,638      40,521       5.63
---------------------------------------------------
Non interest-bearing
 liabilities and equity:
  Demand deposits               64,711
  Other liabilities              5,336
  Shareholders' equity          53,238
---------------------------------------------------
    Total liabilities and
     shareholders' equity     $842,923
---------------------------------------------------
---------------------------------------------------
Net interest income                        $31,452
---------------------------------------------------
---------------------------------------------------
Net interest spread                                      3.51%
Net interest margin                                      3.99

(1) Average balances include non-accrual loans. Interest income includes loan origination fees.

(2)  Presented at actual yield rather than tax-equivalent yield.

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

     The following table sets forth for the years indicated the changes in interest income and interest expense which were attributable to changes in average volume and changes in average rates:

RATE/VOLUME/ANALYSIS

                                                    YEAR ENDED DECEMBER 31, 2002
                                                          COMPARED TO THE
                                                    YEAR ENDED DECEMBER 31, 2001
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                                                 NET
(IN THOUSANDS)                                VOLUME            RATE            CHANGE
-------------------------------------------------------------------------------------------
INTEREST EARNED ON:
Loans                                        $36,917         $(15,799)         $21,118
Taxable investment securities                  9,018           (3,476)           5,542
Non-taxable investment securities                942              (71)             871
Federal funds sold and other investments        (277)            (472)            (749)
-------------------------------------------------------------------------------------------
    Total interest income                     46,600          (19,818)          26,782
-------------------------------------------------------------------------------------------
INTEREST PAID ON:
Money market/NOW accounts                      3,266           (4,775)          (1,509)
Savings deposits                               3,323             (471)           2,852
Certificates of deposit                        5,721          (10,431)          (4,710)
Certificates of deposit over $100,000          2,363           (2,304)              59
IRA certificates                               1,568           (1,121)             447
Brokered deposits                                405             (377)              28
Federal funds purchased, repurchase
 agreements and other short-term
 borrowings                                    2,169           (3,532)          (1,363)
Other borrowings                               4,517             (252)           4,265
Guaranteed preferred beneficial interest
 in subordinated debentures                    2,841              (84)           2,757
-------------------------------------------------------------------------------------------
    Total interest expense                    26,173          (23,347)           2,826
-------------------------------------------------------------------------------------------
    Net interest income                      $20,427         $  3,529          $23,956
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                                                     YEAR ENDED DECEMBER 31, 2001
                                                           COMPARED TO THE
                                                     YEAR ENDED DECEMBER 31, 2000
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
                                                                                  NET
(IN THOUSANDS)                                 VOLUME            RATE            CHANGE
--------------------------------------------------------------------------------------------
INTEREST EARNED ON:
Loans                                         $26,959         $(11,000)         $15,959
Taxable investment securities                   8,543           (1,168)           7,375
Non-taxable investment securities                 425              (51)             374
Federal funds sold and other investments          884             (142)             742
-------------------------------------------------------------------------------------------
    Total interest income                      36,811          (12,361)          24,450
-------------------------------------------------------------------------------------------
INTEREST PAID ON:
Money market/NOW accounts                       3,084           (3,385)            (301)
Savings deposits                                1,525              152            1,677
Certificates of deposit                         9,588           (2,216)           7,372
Certificates of deposit over $100,000           2,691             (399)           2,292
IRA certificates                                1,926                2            1,928
Brokered deposits                              (2,720)            (139)          (2,859)
Federal funds purchased, repurchase
 agreements and other short-term
 borrowings                                     1,275             (556)             719
Other borrowings                                3,508             (336)           3,172
Guaranteed preferred beneficial interest
 in subordinated debentures                     1,031              (71)             960
-------------------------------------------------------------------------------------------
    Total interest expense                     21,908           (6,948)          14,960
-------------------------------------------------------------------------------------------
    Net interest income                       $14,903         $ (5,413)         $ 9,490
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

Note: The change in interest due to the combined rate-volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the changes in each. Interest on non-accruing loans is not included for purposes of the table above.

  NON-INTEREST INCOME

     Non-interest income totaled $23.3 million in 2002 compared to $14.8 million in 2001 and $6.5 million in 2000. The increase in non-interest income in 2002 was the result of a $1.0 million increase in mortgage banking revenue, a $1.5 million increase in gains on the sale of securities and a $2.4 million increase in service charges on deposit accounts. The increase in non-interest income in 2001 was the result of a $3.1 million increase in mortgage banking revenue, a $2.4 million increase in gains on the sale of securities and a $1.5 million increase in service charges on deposit accounts.

     Service charges on deposit accounts increased to $7.0 million in 2002 compared to $4.6 million in 2001 and $3.1 million in 2000. The increases were due to additional branch locations generating a larger base of transaction deposits, as well as ongoing enhancements in our deposit account fee structure.

     Mortgage banking revenues increased by $1.0 million in 2002 and $3.1 million in 2001. Mortgage banking revenues benefited from lower market interest rates, facilitating mortgage refinancings in both 2002 and 2001. The lower level in 2000 reflected a general slow-down in mortgage refinancings and the 1999 sale of Edge Mortgage, a former subsidiary of our company. Our November 2000 business combination with Equality
Bancorp included the acquisition of its mortgage subsidiary, which contributed to our growth in mortgage banking revenue.

     In 2002, trust revenue and brokerage fees increased by $0.4 million, or 47%, and $0.4 million, or 202%, respectively, over 2001, reflecting a focused expansion of our wealth management business.

     In 2002, we realized $4.3 million in gains on the sale of securities compared to $2.7 million in 2001 and $0.4 million in 2000. The increases in 2002 and 2001 were due primarily to transactions we undertook to increase the duration of our investment securities portfolio in response to changes in interest rates. These transactions consisted of selling mortgage-backed securities the durations of which had shortened and the value of which had appreciated due to the decline in overall interest rates, and buying longer duration securities. The investment portfolio is a primary tool we use to manage interest rate risk exposure. We designate most securities purchased as available-for-sale, which we may sell to meet liquidity needs or in response to significant changes in interest rates or prepayment patterns. The aggregate amount of securities available-for-sale increased significantly from 2000 to 2001 as a result of our acquisitions.

20

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

  NON-INTEREST EXPENSE

     Total operating expenses increased 59% to $47.7 million in 2002. The increase in expenses was primarily the result of a full year of operating costs associated with the branch network acquired in our business combination with Southside in September 2001, as well as the five branches acquired from Guardian Savings in December 2001. Total operating expenses increased 33% to $30.1 million in 2001 from 2000. This increase in expense also was the result of the acquisitions completed in 2001 and the acquisition of Equality Bancorp in 2000. Our efficiency ratio for 2002 and 2001 was 54%, compared to 60% in 2000. The improvement in the efficiency ratio from 2000 reflected our commitment to improving our overall efficiency by continuing to emphasize revenue growth while decreasing our current level of operating expense.

     Salaries and employee benefits increased to $25.4 million in 2002 compared to $16.5 million in 2001 and $11.4 million in 2000 due to the increase in the number of branches. Average full-time equivalent employees for 2002 were 551 compared to 369 in 2001 and 230 in 2000. At December 31, 2002, we had 548 full-time equivalent employees.

     Furniture and equipment expenses increased $1.2 million in 2002 to $3.3 million, after increasing $0.3 million in 2001 and increasing $0.2 million in 2000. Occupancy expenses totaled $3.9 million in 2002 compared to $2.4 million in 2001 and $1.5 million in 2000. Increases in occupancy and furniture and equipment expenses reflect the additional costs associated with operating the Southside and Guardian Savings branches acquired in 2001.

     Other real estate owned expense totaled $1.2 million in 2002 compared to $0.2 million in 2001, primarily reflecting increased costs associated with maintaining three properties, one of which was sold prior to December 31, 2002.

     Expense for the amortization of intangible assets totaled $1.1 million in 2002, $1.2 million in 2001 and $0.9 million in 2000. See Note 1 to our consolidated financial statements.

     Other non-interest expense increased $4.5 million in 2002 compared to 2001 and $0.7 million in 2001 compared to 2000. The growth in other non-interest expense in 2002 and 2001 was associated with our recent acquisitions, which resulted in an increase in employees, an increase in the number of deposit and loan accounts, and an increase in physical locations compared to prior years.

     The following table sets forth our summary of non-interest income and non-interest expense for the years indicated:

                                   YEARS ENDED DECEMBER 31,
------------------------------------------------------------------
------------------------------------------------------------------
(IN THOUSANDS)                  2002         2001         2000
------------------------------------------------------------------
NON-INTEREST INCOME:
Service charges on deposits   $ 7,048      $ 4,629      $ 3,111
Mortgage banking revenues       4,595        3,552          495
Net gain on sale of
 securities                     4,272        2,725          353
Bank-owned life insurance       1,908        1,182          687
Trust revenues                  1,234          842          155
Gain on sale of mortgage
 loans                            701           19            -
Brokerage division revenues       583          193          216
Other non-interest income       2,980        1,661        1,445
------------------------------------------------------------------
    Total non-interest
     income                   $23,321      $14,803      $ 6,462
------------------------------------------------------------------
------------------------------------------------------------------

                                   YEARS ENDED DECEMBER 31,
------------------------------------------------------------------
------------------------------------------------------------------
(IN THOUSANDS)                  2002         2001         2000
------------------------------------------------------------------
NON-INTEREST EXPENSE:
Salaries and employee
 benefits                     $25,389      $16,455      $11,386
Occupancy                       3,862        2,361        1,533
Furniture and equipment         3,338        2,113        1,805
Other real estate owned         1,236          161           40
Telecommunications              1,129          706          469
Amortization of intangibles     1,083        1,182          949
Other non-interest expense     11,634        7,092        6,400
------------------------------------------------------------------
    Total non-interest
     expense                  $47,671      $30,070      $22,582
------------------------------------------------------------------
------------------------------------------------------------------

  INCOME TAXES

     Income taxes for the year ended December 31, 2002 increased to $10.6 million from $7.6 million in 2001 and $4.8 million in 2000. The effective tax rate in 2002 was 33% compared to 37% in 2001 and 41% in 2000. The decrease in the effective tax rate in 2002 was primarily due to the realization of a $867,000 tax benefit associated with the charitable donation of a building acquired in the Southside transaction. The decrease in the effective tax rate from 2000 to 2001 was primarily due to higher levels of tax-exempt income in 2001.

BALANCE SHEET ANALYSIS

  SECURITIES PORTFOLIO

     Our securities portfolio consists of securities classified as held-to-maturity and available-for-sale. We designate these securities at the time of purchase into one of these two categories. At December 31, 2002, held-to-maturity securities amounted to $17.0 million, representing those securities we intend to hold to maturity. Securities designated as available-for-sale totaled $438.0 million, representing securities which we may sell to meet liquidity needs or in response to significant changes in interest rates or prepayment patterns.

     For purposes of this discussion, held-to-maturity and available-for-sale securities are referred to as the securities portfolio. At December 31, 2002, the securities portfolio totaled $455.1 million, a decrease of 1.8% from the preceding year. As a percentage of earning assets, securities were 20.8% at December 31, 2002 compared to 23.9% in 2001 and 12.9% in 2000. This increase from 2000 reflected our acquisitions of Southside and Equality Bancorp and management's decision to increase the securities portfolio to enhance our liquidity position.

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

     The carrying value and approximate fair value of investment securities at December 31, 2002, 2001 and 2000, were as follows:

                                                   SECURITIES AVAILABLE-FOR-SALE
                                                         DECEMBER 31, 2002
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                        GROSS        GROSS
                                         AMORTIZED    UNREALIZED   UNREALIZED      FAIR
(IN THOUSANDS)                              COST        GAINS        LOSSES       VALUE
-------------------------------------------------------------------------------------------
U.S. government and agency securities     $191,225      $1,653       $(424)      $192,454
State and municipal securities              22,917         467           -         23,384
Mortgage-backed securities                 185,647       2,140           -        187,787
Federal Home Loan Bank stock                17,734           -           -         17,734
Other securities                            16,671         210        (191)        16,690
-------------------------------------------------------------------------------------------
    Total                                 $434,194      $4,470       $(615)      $438,049
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                                                     SECURITIES HELD-TO-MATURITY
                                                          DECEMBER 31, 2002
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                         GROSS        GROSS
                                          AMORTIZED    UNREALIZED   UNREALIZED      FAIR
(IN THOUSANDS)                               COST        GAINS        LOSSES       VALUE
-------------------------------------------------------------------------------------------
U.S. government and agency securities      $     -        $  -         $ -        $     -
State and municipal securities              16,578         268          (3)        16,843
Mortgage-backed securities                     455           2           -            457
Federal Home Loan Bank stock                     -           -           -              -
Other securities                                 -           -           -              -
-------------------------------------------------------------------------------------------
    Total                                  $17,033        $270         $(3)       $17,300
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------


                                                   SECURITIES AVAILABLE-FOR-SALE
                                                         DECEMBER 31, 2001
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                        GROSS        GROSS
                                         AMORTIZED    UNREALIZED   UNREALIZED      FAIR
(IN THOUSANDS)                              COST        GAINS        LOSSES       VALUE
-------------------------------------------------------------------------------------------
U.S. government and agency securities     $131,263      $  656      $  (429)     $131,490
State and municipal securities              17,429          99         (213)       17,315
Mortgage-backed securities                 259,472       2,132       (3,124)      258,480
Federal Home Loan Bank stock                15,228           -            -        15,228
Other securities                            16,484         184         (143)       16,525
-------------------------------------------------------------------------------------------
    Total                                 $439,876      $3,071      $(3,909)     $439,038
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                                                     SECURITIES HELD-TO-MATURITY
                                                          DECEMBER 31, 2001
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                         GROSS        GROSS
                                          AMORTIZED    UNREALIZED   UNREALIZED      FAIR
(IN THOUSANDS)                               COST        GAINS        LOSSES       VALUE
-------------------------------------------------------------------------------------------
U.S. government and agency securities      $ 2,024        $ 7         $   -       $ 2,031
State and municipal securities              21,143         49          (138)       21,054
Mortgage-backed securities                   1,432         15             -         1,447
Federal Home Loan Bank stock                     -          -             -             -
Other securities                                 -          -             -             -
-------------------------------------------------------------------------------------------
    Total                                  $24,599        $71         $(138)      $24,532
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                                                   SECURITIES AVAILABLE-FOR-SALE
                                                         DECEMBER 31, 2000
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                        GROSS        GROSS
                                         AMORTIZED    UNREALIZED   UNREALIZED      FAIR
(IN THOUSANDS)                              COST        GAINS        LOSSES       VALUE
-------------------------------------------------------------------------------------------
U.S. government and agency securities     $ 49,595      $  274       $(278)      $ 49,591
State and municipal securities               3,623          89           -          3,712
Mortgage-backed securities                  63,239         728         (19)        63,948
Federal Home Loan Bank stock                 9,463           -           -          9,463
Other securities                             2,069         313           -          2,382
-------------------------------------------------------------------------------------------
    Total                                 $127,989      $1,404       $(297)      $129,096
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                                                     SECURITIES HELD-TO-MATURITY
                                                          DECEMBER 31, 2000
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                         GROSS        GROSS
                                          AMORTIZED    UNREALIZED   UNREALIZED      FAIR
(IN THOUSANDS)                               COST        GAINS        LOSSES       VALUE
-------------------------------------------------------------------------------------------
U.S. government and agency securities       $    -        $ -         $  -         $    -
State and municipal securities               4,564         23          (31)         4,556
Mortgage-backed securities                     636         15            -            651
Federal Home Loan Bank stock                     -          -            -              -
Other securities                                 -          -            -              -
-------------------------------------------------------------------------------------------
    Total                                   $5,200        $38         $(31)        $5,207
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

     Maturities and yield information of the investment securities portfolio as of December 31, 2002 were as follows:

SECURITIES PORTFOLIO - MATURITIES AND YIELDS(1)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                       WEIGHTED     OVER ONE     WEIGHTED    OVER FIVE     WEIGHTED
                                          ONE YEAR     AVERAGE      THROUGH      AVERAGE      THROUGH      AVERAGE
(DOLLARS IN THOUSANDS)                    OR LESS       YIELD      FIVE YEARS     YIELD      TEN YEARS      YIELD
---------------------------------------------------------------------------------------------------------------------
U.S. government and agency securities     $80,837       1.79%       $101,097       3.87%      $ 5,885       3.99%
State and municipal securities              1,193       4.44          12,637       4.94        14,099       5.62
Mortgage-backed securities                      -          -           4,872       3.37         4,631       3.85
Other securities                                -          -             284      10.89             -          -
---------------------------------------------------               ------------              ------------
Total                                     $82,030       1.78        $118,890       3.98       $24,615       4.90
---------------------------------------------------               ------------              ------------
---------------------------------------------------               ------------              ------------
Federal Home Loan Bank stock

Other securities with no stated
 maturities

Total securities portfolio

-----------------------------------------------------------------
-----------------------------------------------------------------
                                                        WEIGHTED
                                           OVER TEN     AVERAGE
(DOLLARS IN THOUSANDS)                      YEARS        YIELD
-----------------------------------------------------------------
U.S. government and agency securities      $  4,635      2.87%
State and municipal securities               12,033      7.02
Mortgage-backed securities                  178,739      4.19
Other securities                             14,294      5.69
----------------------------------------------------
Total                                      $209,701      4.43
----------------------------------------------------
----------------------------------------------------
Federal Home Loan Bank stock               $ 17,734
                                         ------------
                                         ------------
Other securities with no stated
 maturities                                $  2,112
                                         ------------
                                         ------------
Total securities portfolio                 $455,082      3.83%
                                         ------------
                                         ------------

(1)  Maturities are shown in this table by expected maturity.
     Expected maturities may differ from contractual maturities due to the right to call or prepay obligations. Presented at actual yield rather than tax equivalent yield.

22

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

  LOANS

     Loans historically have been the primary component of our earning assets. At December 31, 2002, loans totaled $1.7 billion, an increase of 19.9% from year-end 2001. At December 31, 2001, loans totaled $1.4 billion, an increase of 74.4% from year-end 2000. Average loans increased 51.3% during 2002 compared to a 45.4% increase in 2001. Substantially all of our loans were originated in our primary market areas. We have no foreign loans and a minor amount of participations purchased.

     In 2002, commercial real estate loans increased $89.9 million, or 14.8%, to $697.4 million and one- to four-family residential loans increased $38.6 million, or 12.3%, to $352.1 million. Commercial loans increased $59.5 million, or 23.3%, in 2002, and real estate construction loans increased $112.2 million, or 68.1%.

     Management has continued to emphasize growth in commercial categories in order to focus on the more profitable commercial relationships. In addition to the commercial loans added from the Southside Bancshares acquisition, the growth in the commercial sectors was accomplished by hiring additional commercial lending personnel and directing existing staff toward commercial relationship procurement. Since the beginning of 1998, and in part as a result of opportunities that resulted from the consolidation of the St. Louis banking market, we have hired 23 commercial lending professionals, including a senior credit officer, who average more than 15 years of commercial lending experience in the St. Louis metropolitan area. As these local loan officers have joined our banking team, we have benefited from their existing customer relationships, as well as their local banking expertise. Our target lending customers are closely-held to midsize businesses requiring credit ranging in size from $1.0 million to $3.0 million, although we may make larger loans based upon the needs of our business customers and consistent with our loan policy and applicable laws and regulations.

     Commercial real estate loans comprised 41.0% of the loan portfolio at year-end 2002 and 42.8% at year-end 2001 compared to 36.3% at year-end 2000. Traditional commercial loans comprised 18.5% of the portfolio at year-end 2002 and 18.0% at year-end 2001 compared to 20.3% at year-end 2000. Real estate construction loans comprised 16.3% of the portfolio at year-end 2002 and 11.6% at year-end 2001 compared to 15.3% at year-end 2000. One- to four-family residential loans represented 20.7% of total loans including held-for-sale loans of $40.7 million at year-end 2002 and 22.1% at year-end 2001 compared to 23.8% of total loans at year-end 2000.

     An increase in the commercial sector comprised the majority of our loan growth in 2001 compared to 2000. Commercial real estate loans increased $311.9 million, or 105.5%, to $607.6 million at year-end 2001 compared to $295.7 million at year-end 2000. Construction loans increased $40.3 million, or 32.4%, in 2001, totaling $164.8 million at year-end 2001 compared to $124.5 million at year-end 2000. The increases in construction loans in each year were primarily due to increases in loans to St. Louis area home builders. Traditional commercial loans increased $90.1 million, or 54.6%, in 2001 and $14.8 million, or 9.9%, in 2000.

     Consumer loans decreased $16.5 million to $63.2 million at December 31, 2002 compared to $79.7 million and $36.0 million at December 31, 2001 and 2000, respectively. Consumer loans do not comprise a large percentage of our loan portfolio (3.7% at December 31, 2002), but are an important product which allows us to meet the lending needs of individuals within the St. Louis community and will be an area of major focus in 2003 as we expand our emphasis in the retail sector.

     The following table summarizes the composition of our loan portfolio at the dates indicated:

LOAN PORTFOLIO - TYPES OF LOANS

                                                                               DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                  2002             2001             2000             1999             1998
-------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, agricultural,
 municipal and
 industrial development                      $  314,703       $  255,181        $165,107         $150,259         $126,239
Real estate - construction                      277,018          164,831         124,517           65,310           36,590
Real estate - mortgage:
  One- to four-family residential               352,136          313,547         193,490          141,264          116,291
  Multi-family and commercial                   697,430          607,550         295,678          235,158          196,545
Consumer and other                               63,231           79,749          35,975           24,152           20,908
Less unearned income                             (1,609)          (1,062)           (796)            (952)            (904)
-------------------------------------------------------------------------------------------------------------------------------
  Total loans(1)                             $1,702,909       $1,419,796        $813,971         $615,191         $495,669
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1)  We had no outstanding foreign loans at the dates reported.

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

LOAN PORTFOLIO - MATURITIES AND SENSITIVITIES OF LOANS

                                                                  DECEMBER 31, 2002
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                           MATURING IN
                                             ONE YEAR          MATURING AFTER ONE YEAR       MATURING AFTER
                                             OR LESS             THROUGH FIVE YEARS            FIVE YEARS
------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                               FIXED RATE        VARIABLE        FIXED RATE
------------------------------------------------------------------------------------------------------------
Commercial, financial, agricultural,
 municipal and industrial development        $190,316         $ 58,830         $ 53,342         $10,260
Real estate - construction                    186,400           13,226           74,007             756
Real estate - mortgage:
   One- to four-family residential            147,767           72,479           23,764          17,683
   Multi-family and commercial                208,070          330,535          143,549           6,078
Consumer and other                             16,098           34,811            7,323           3,731
Less unearned income                                -                -                -               -
------------------------------------------------------------------------------------------------------------
   Total loans                               $748,651         $509,881         $301,985         $38,508
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

                                                  DECEMBER 31, 2002
--------------------------------------------------------------------------
--------------------------------------------------------------------------
                                           MATURING AFTER
                                             FIVE YEARS
--------------------------------------------------------------------------
(IN THOUSANDS)                                VARIABLE          TOTAL
--------------------------------------------------------------------------
Commercial, financial, agricultural,
 municipal and industrial development         $  1,955       $  314,703
Real estate - construction                       2,629          277,018
Real estate - mortgage:
   One- to four-family residential              90,443          352,136
   Multi-family and commercial                   9,198          697,430
Consumer and other                               1,268           63,231
Less unearned income                                 -           (1,609)
--------------------------------------------------------------------------
   Total loans                                $105,493       $1,702,909
--------------------------------------------------------------------------
--------------------------------------------------------------------------

  ASSET QUALITY

     Nonperforming assets, consisting of loans past due 90 days or greater, non-accrual loans, restructured loans and other real estate owned, decreased to $16.3 million at December 31, 2002 compared to $20.1 million at December 31, 2001 and $3.3 million at December 31, 2000. At December 31, 2002, nonperforming assets represented 0.68% of total assets compared to 0.93% of total assets at December 31, 2001 and 0.29% of total assets at December 31, 2000. Non-accrual loans were $12.9 million at December 31, 2002 compared to $14.5 million at December 31, 2001 and $0.8 million at December 31, 2000. As of December 31, 2002, almost 67%, or $8.6 million, of our non-accrual loans were comprised of four relationships. Two of these relationships, with a carrying value of $4.5 million, were current on contractual principal and interest payments. The other two large non-accrual loan relationships are in the process of liquidation. The remaining non-accrual loan balance of $4.3 million consisted of numerous loans with balances generally less than $100,000. The non-accrual loan totals included $2.8 million of loans acquired in recent acquisitions. Loans delinquent 90 days or more were $2.3 million at year-end 2002 compared to $5.1 million and $2.3 million at December 31, 2001 and 2000, respectively. Other real estate owned at December 31, 2002 totaled $611,000. Other real estate owned was $370,000 and $191,000 at December 31, 2001 and 2000, respectively.

     We continually analyze our loan portfolio to identify potential risk elements. The loan portfolio is reviewed by lending management and our internal loan review staff. As an integral part of their examination process, the various regulatory agencies periodically review our allowance for loan losses. We believe that our allowance for loan losses at December 31, 2002 was adequate to absorb potential losses inherent in the loan portfolio.

24

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

     The following table summarizes, for the periods presented, nonperforming assets by category:

RISK ELEMENTS - NON-ACCRUAL, PAST DUE AND RESTRUCTURED LOANS

                                                                               DECEMBER 31
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                           2002             2001             2000             1999             1998
-------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, agricultural,
 municipal and industrial development:
    Past due 90 days or more                 $      674       $      196       $      752        $       -        $      -
    Non-accrual                                   4,521            1,118              222              379             962
    Restructured terms                               40               54                -                -               -
Real estate - construction:
    Past due 90 days or more                        540                -               15                -               -
    Non-accrual                                     287            2,622                -                -               -
    Restructured terms                                -                -                -                -               -
Real estate - mortgage:
  One- to four-family residential:
    Past due 90 days or more                        820            1,050            1,179               22              69
    Non-accrual                                   3,608            1,698              414              178             378
    Restructured terms                              324                -                -                -               -
  Multi-family and commercial:
    Past due 90 days or more                        151            3,643              304                -               -
    Non-accrual                                   4,205            8,892                -                -             307
    Restructured terms                                -                -                -                -               -
Consumer and other, net of unearned
 income:
    Past due 90 days or more                        152              222               59                -               -
    Non-accrual                                     317              215              178               49              62
    Restructured terms                                -                -                -                -               -
-------------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans                        15,639           19,710            3,123              628           1,778
-------------------------------------------------------------------------------------------------------------------------------
Other real estate                                   611              370              191              402               -
-------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                   $   16,250       $   20,080       $    3,314        $   1,030        $  1,778
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Balance sheet information (at year-end):
    Total assets                             $2,404,316       $2,170,479       $1,135,724        $ 728,492        $596,274
    Loans outstanding                         1,702,909        1,419,796          813,971          615,191         495,669
    Shareholders' equity                        167,242          138,068           77,806           47,991          48,104
    Allowance for loan losses                    19,567           18,905           11,433            8,315           6,442
Ratios:
  Nonperforming loans to total loans               0.92%            1.39%            0.38%            0.10%           0.36%
  Nonperforming assets to total assets             0.68             0.93             0.29             0.14            0.30
  Nonperforming loans to shareholders'
    equity                                         9.35            14.28             4.01             1.31            3.70
  Allowance for loan losses to total loans         1.15             1.33             1.40             1.35            1.30
  Allowance for loan losses to
    nonperforming loans                          125.12            95.92           366.09         1,324.20          362.32

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

  ALLOWANCE FOR LOAN LOSSES

     Our allowance for loan losses increased 4%, from $18.9 million at December 31, 2001 to $19.6 million at December 31, 2002. This followed an increase of 65% in 2001 compared to 2000. The provision charged to expense was $8.6 million in 2002 representing an increase of 72% compared to the $5.0 million expensed in 2001. The allowance for loan losses equaled 1.15% of total loans at December 31, 2002 compared to 1.33% at December 31, 2001 and 1.40% at December 31, 2000. Net charge-offs in 2002 totaled $7.9 million compared to $5.0 million in 2001 and $1.4 million in 2000. As a percentage of average loans, net charge-offs were 0.51% in 2002 compared to 0.48% in 2001 and 0.19% in 2000.

     The increase in net charge-offs during the past two years was due primarily to a limited number of relationships that involved economically depressed industries such as lodging and communications. We report many of these credits as commercial real estate loans, because they are secured by real property. Net charge-offs in 2002 were primarily isolated within seven relationships that comprised approximately 76% of total net charge-offs and we believe that they are not reflective of an overall deterioration in credit quality or underwriting standards. Action taken in 2002 to resolve these problem credits which deteriorated during the year, coupled with strong loan growth, lowered our ratio of allowance for loan losses to total loans from 1.33% at December 31, 2001 to 1.15% at December 31, 2002. Although net charge-offs increased over the past two years, our allowance for loan losses a a percentage of loans has decreased in light of our assessment of credit risk within the remaining portfolio. At December 31, 2002, loans to lodging and communication related companies approximated 2% of total loans. As a result of the actions to resolve these problem credits, other key measures of asset quality were strengthened as our nonperforming loan coverage improved. At December 31, 2002, our allowance for loan losses represented 125% of nonperforming loans compared to 96% at December 31, 2001. In addition, nonperforming loans to total loans declined from 1.39% at December 31, 2001 to 0.92% at December 31, 2002.

     Our allowance for loan losses, among other things, is based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the loan portfolio, evaluation of potential problem loans identified based on existing circumstances known to management and recent loan loss experience. In analyzing our allowance for loan losses, additional weight has been given to the increased risks associated with the commercial and commercial real estate portfolio. Specific allowances have been increased on certain commercial and commercial real estate loans based on individual reviews of these loans and our estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to us. The specific review of these commercial and commercial real estate loans resulted in an increase in the percentage of allowance allocated to these loan categories and the elimination of the unallocated component of the allowance for loan losses in 2002, as we enhanced the systems we use to forecast our loss exposure on troubled credits. The unallocated component of the allowance for loan losses at December 31, 2001 was largely attributed to the acquisition of Southside in the third quarter of 2001.

     The allowance for loan losses is provided at a level considered adequate to provide for potential loan losses. We continually monitor the quality of our loan portfolio to ensure timely charge-off of problem loans and to determine the adequacy of the level of the allowance for loan losses. As mentioned previously, four relationships comprised $8.6 million, or 67%, of our non-accrual loans. We believe that our allowance was adequate to absorb losses inherent in the loan portfolio as of December 31, 2002.

     The following table summarizes the allocation of the allowance for loan losses by major category and identifies the percentage of each loan category to the total loan portfolio balance:

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                        DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                        2002                    2001                    2000                    1999
------------------------------------------------------------------------------------------------------------------------------
                                            LOANS AS                LOANS AS                LOANS AS                LOANS AS
                                              % OF                    % OF                    % OF                    % OF
                                ALLOCATED     TOTAL     ALLOCATED     TOTAL     ALLOCATED     TOTAL     ALLOCATED     TOTAL
(DOLLARS IN THOUSANDS)          RESERVES      LOANS     RESERVES      LOANS     RESERVES      LOANS     RESERVES      LOANS
------------------------------------------------------------------------------------------------------------------------------
Commercial, financial,
 agricultural, municipal and
 industrial development          $ 4,768      18.48%     $ 4,038      17.97%     $ 1,943      20.28%     $2,082       24.42%
Real estate - construction         2,819      16.27        2,734      11.61        2,091      15.30         649       10.62
Real estate - mortgage:
  One- to four-family
   residential                     3,721      20.67        3,040      22.08        1,923      23.77       1,712       22.80
  Multi-family and commercial      7,927      40.87        7,437      42.72        4,749      36.23       3,208       38.23
Consumer and other                   332       3.71          463       5.62          258       4.42         239        3.93
Unallocated                            -          -        1,193          -          469          -         425           -
------------------------------------------------------------------------------------------------------------------------------
  Total                          $19,567     100.00%     $18,905     100.00%     $11,433     100.00%     $8,315      100.00%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

                                     DECEMBER 31,
------------------------------------------------------
------------------------------------------------------
                                         1998
------------------------------------------------------
                                             LOANS AS
                                               % OF
                                 ALLOCATED     TOTAL
(DOLLARS IN THOUSANDS)           RESERVES      LOANS
------------------------------------------------------
Commercial, financial,
 agricultural, municipal and
 industrial development           $1,327       25.47%
Real estate - construction           347        7.38
Real estate - mortgage:
  One- to four-family
   residential                     1,222       23.46
  Multi-family and commercial      2,883       39.47
Consumer and other                   162        4.22
Unallocated                          501           -
------------------------------------------------------
  Total                           $6,442      100.00%
------------------------------------------------------
------------------------------------------------------

26

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

     The following table summarizes, for the periods indicated, activity in the allowance for loan losses, including amounts of loans charged off, amounts of recoveries and additions to the allowance charged to operating expenses:

SUMMARY OF LOAN LOSS EXPERIENCE AND RELATED INFORMATION

                                                                         YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                           2002             2001             2000             1999             1998
-------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses (beginning of
 year)                                       $    18,905      $    11,433       $  8,315         $  6,442         $  5,193
Loans charged off:
  Commercial, financial, agricultural,
    municipal and industrial development          (2,746)          (3,353)          (315)            (504)            (632)
  Real estate - construction                      (1,223)          (1,480)           (75)               -               (7)
  Real estate - mortgage:
    One- to four-family residential               (1,690)            (149)          (722)            (160)            (307)
    Multi-family and commercial                   (2,996)            (685)           (45)             (23)            (133)
  Consumer and other                                (454)             (81)          (272)            (173)            (147)
-------------------------------------------------------------------------------------------------------------------------------
Total loans charged off                           (9,109)          (5,748)        (1,429)            (860)          (1,226)
-------------------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged
 off:
  Commercial, financial, agricultural,
    municipal and industrial development             992              314             31               67                4
  Real estate - construction                          10                -              -                -                6
  Real estate - mortgage:
    One- to four-family residential                   57              163             12               95               14
    Multi-family and commercial                        4               32              -               10               20
  Consumer and other                                 109              217             24               15               11
-------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                   1,172              726             67              187               55
-------------------------------------------------------------------------------------------------------------------------------
Net loans charged off                             (7,937)          (5,022)        (1,362)            (673)          (1,171)
-------------------------------------------------------------------------------------------------------------------------------
Acquired subsidiary balance                            -            7,494            980                -                -
Provision for loan losses                          8,599            5,000          3,500            2,546            2,420
-------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses (end of year)      $    19,567      $    18,905       $ 11,433         $  8,315         $  6,442
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Loans outstanding:
  Average                                    $ 1,567,549      $ 1,036,299       $712,884         $551,189         $493,619
  End of year                                  1,702,909        1,419,796        813,971          615,191          495,669
Ratios:
  Net charge-offs to average loans                  0.51%            0.48%          0.19%            0.12%            0.25%
  Net charge-offs to provision for loan
    losses                                         92.30           100.44          38.91            26.43            48.39
  Provision for loan losses to average
    loans                                           0.55             0.48           0.49             0.46             0.49
  Allowance for loan losses to total loans          1.15             1.33           1.40             1.35             1.30

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

  DEPOSITS

     Total deposits increased $80.4 million, or 5%, to $1.8 billion in 2002 compared to $1.7 billion in 2001. Non interest-bearing demand accounts increased $14.3 million, or 7%, during 2002 as a result of efforts to grow commercial demand deposit balances. Other interest-bearing deposits increased $66.0 million, or 4%, as we purchased approximately $60 million in brokered certificates of deposit with maturity dates ranging from one to two years to fund a portion of our loan growth. Average deposits for 2002 increased 57% to $1.7 billion compared to an increase of 63% in 2001. Deposit growth in 2002 and 2001 was primarily the result of recent acquisitions coupled with internal growth as we offered several certificate of deposit promotions which were utilized as a cost-effective method of funding a portion of our loan growth.

DEPOSIT LIABILITY COMPOSITIONS

                                                                   DECEMBER 31,
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                             2002                                   2001
--------------------------------------------------------------------------------------------------------
(DOLLARS IN                               PERCENT OF    AVERAGE                  PERCENT OF    AVERAGE
THOUSANDS)                     AMOUNT       TOTAL         RATE        AMOUNT       TOTAL         RATE
--------------------------------------------------------------------------------------------------------
Demand deposits              $  215,529     12.19%          -%      $  201,216     11.92%          -%
Money market and NOW
 accounts                       408,261     23.09        1.53          415,535     24.63        2.96
Savings deposits                228,397     12.92        2.28          185,652     11.00        2.85
Certificates of deposit         570,915     32.29        3.06          602,295     35.68        5.12
Certificates of deposit
 over $100,000                  202,086     11.43        3.29          195,048     11.56        4.95
IRA certificates                 82,600      4.67        4.70           87,869      5.21        6.40
Brokered deposits over
 $100,000                        60,244      3.41        2.68                -         -           -
---------------------------------------------------                 ------------------------
  Total deposits             $1,768,032    100.00%       2.64       $1,687,615    100.00%       4.41
---------------------------------------------------                 ------------------------
---------------------------------------------------                 ------------------------

                                         DECEMBER 31,
-------------------------------------------------------------------
-------------------------------------------------------------------
                                             2000
-------------------------------------------------------------------
(DOLLARS IN                               PERCENT OF    AVERAGE
THOUSANDS)                     AMOUNT       TOTAL         RATE
-------------------------------------------------------------------
Demand deposits                $ 86,012     10.02%          -%
Money market and NOW
 accounts                       206,404     24.06        4.53
Savings deposits                 28,238      3.29        2.08
Certificates of deposit         375,188     43.72        5.92
Certificates of deposit
 over $100,000                   78,710      9.17        5.54
IRA certificates                 45,557      5.31        6.39
Brokered deposits over
 $100,000                        37,975      4.43        6.69
---------------------------------------------------
  Total deposits               $858,084    100.00%       5.44
---------------------------------------------------
---------------------------------------------------

AMOUNTS AND MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE
---------------------------------------------------------------
---------------------------------------------------------------

                                                 DECEMBER 31,
(IN THOUSANDS)                                       2002
---------------------------------------------------------------
Three months or less                               $ 42,868
Over three months through six months                 22,302
Over six months through twelve months                75,341
Over twelve months                                  121,819
---------------------------------------------------------------
    Total                                          $262,330
---------------------------------------------------------------
---------------------------------------------------------------

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

     Our pricing policy is that most earning assets and interest-bearing liabilities either be based on floating rates or have a fixed rate not exceeding five years. The real estate mortgage loans we held, while having longer maturities, are comprised of one-, two- or three-year adjustable rate loans. The adjustable rate feature of these loans significantly reduces interest rate risk.

28

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

     The following table illustrates our estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 2002:


                                                                      TIME TO MATURITY OR REPRICING
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                0 TO 3          4 TO 12           1 TO 5           OVER 5
(DOLLARS IN THOUSANDS)                          MONTHS           MONTHS           YEARS            YEARS            TOTAL
-------------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Assets (RSA):
  Federal funds sold                         $    5,241       $        -       $        -       $        -       $    5,241
  Total securities                              117,902           93,307          185,065           58,808          455,082
  Total loans held for sale                      40,666                -                -                -           40,666
  Total loans                                   964,802          265,627          449,527           22,953        1,702,909
  Bank-owned life insurance                           -           31,748            1,900            2,987           36,635
-------------------------------------------------------------------------------------------------------------------------------
    Total RSA                                $1,128,611       $  390,682       $  636,492       $   84,748       $2,240,533
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Liabilities (RSL):
  Money market accounts                      $  275,378       $        -       $        -       $        -       $  275,378
  NOW accounts                                   17,147           18,083           97,653                -          132,883
  Savings                                         4,418          150,405           73,574                -          228,397
  Time deposits                                  84,291          254,968          313,939              317          653,515
  Time deposits over $100,000                    55,158           72,517           74,411                -          202,086
  Brokered certificates of deposit                  244           30,000           30,000                -           60,244
  Fed funds purchased                            22,570                -                -                -           22,570
  Repurchase agreements                          37,312                -                -                -           37,312
  Bank debt                                           -           35,000                -                -           35,000
  Federal Home Loan Bank advances               110,987           28,067           18,071          147,728          304,853
  Guaranteed preferred beneficial interest
   in subordinated debentures                         -                -           57,250                -           57,250
-------------------------------------------------------------------------------------------------------------------------------
    Total RSL                                   607,505          589,040          664,898          148,045        2,009,488
    Interest rate swaps                        (100,000)          40,000           60,000                -                -
-------------------------------------------------------------------------------------------------------------------------------
    Net RSL                                  $  707,505       $  549,040       $  604,898       $  148,045       $2,009,488
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Periodic Information:
  Gap (RSA-RSL)                              $  421,106       $ (158,358)      $   31,594       $  (63,297)
  RSA/RSL                                        159.52%           71.16%          105.22%           57.24%
  RSA/total assets                                 0.47             0.16             0.26             0.04
  RSL/total assets                                 0.29             0.23             0.25             0.06
  Gap/total assets                                 0.18            (0.07)            0.01            (0.03)
  Gap/RSA                                          0.37            (0.41)            0.05            (0.75)

Cumulative Information:
  Cumulative RSA                             $1,128,611       $1,519,293       $2,155,785       $2,240,533
  Cumulative RSL                                707,505        1,256,545        1,861,443        2,009,488
  Gap (RSA-RSL)                                 421,106          262,748          294,342          231,045
  RSA/RSL                                        159.52%          120.91%          115.81%          111.50%
  RSA/total assets                                 0.47             0.63             0.90             0.93
  RSL/total assets                                 0.29             0.52             0.77             0.84
  Gap/total assets                                 0.18             0.11             0.12             0.10
  Gap/RSA                                          0.37             0.17             0.14             0.10

     One method we use to manage our interest rate risk is a rate sensitivity gap analysis. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. The analysis utilizes the interest rate repricing characteristics of the investment securities, loans, deposits and borrowings. Additionally, the impact of off-balance sheet interest rate swaps is considered. During any given time period, if the amount of rate sensitive liabilities exceeds the amount of rate sensitive assets, a company would generally be considered negatively gapped and would benefit from falling rates over that period of time. Conversely, a positively gapped company would generally benefit from rising rates. We were positively gapped during most of 2002 which contributed to decreased interest spreads and margins as the Federal Reserve Board lowered market interest rates and our assets repriced faster than our liabilities.

     We have structured our assets and liabilities to mitigate the risk of either a rising or falling interest rate environment. Depending upon our assessment of economic factors such as the magnitude and direction of projected interest rates over the short and long term, we generally operate within guidelines set by our asset/liability policy and attempt to maximize our returns within an acceptable degree of risk. Our intention is to maintain a rate sensitive assets to rate sensitive liabilities ratio at the one-

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

year time horizon of between 75% and 125%. Our position at December 31, 2002 was 121% compared to 104% at year-end 2001. We manage our gap position at the one-year horizon as well as monitor the cumulative gap position for succeeding time frames. Management has increased the asset sensitive interest rate risk position based on expectations that future increases to interest rates are more likely than further interest rate cuts. This expectation is due primarily to the historically low level of interest rates experienced in 2002.

     Interest rate changes do not affect all categories of assets and liabilities equally or simultaneously. There are other factors that are difficult to measure and predict that would influence the effect of interest rate fluctuations on our income statement. For example, a rapid drop in interest rates might cause our borrowers to repay their loans at a more rapid pace and certain mortgage-related investments to be prepaid earlier than projected. This could mitigate some of the expected benefits of falling rates when negatively gapped. Conversely, a rapid rise in rates could provide an opportunity to increase our margins and reduce the rate of repayment on our mortgage-related loans, which would increase our returns. The Company applies hypothetical interest rate shocks up and down 200 basis points to its investment securities, loans, deposits, borrowings and off-balance sheet financial instruments based on the assumed cash flows. The earnings simulation model includes estimates related to how certain fee income, mortgage banking revenue in particular, may be affected by changes in interest rates. This revenue is generated from originating and selling residential mortgage loans and is highly sensitive to changes in interest rates. In general, low or declining interest rates typically lead to increased origination and sales income. Conversely, high or rising interest rates typically reduce mortgage loan demand.

     Financial instruments used to manage interest rate risk include investment securities, wholesale funding sources and interest rate swaps. The characteristics, such as maturities and repricing, of the investment securities portfolio and wholesale borrowings can be modified to manage the Company's overall interest rate risk exposure. Interest rate swaps have characteristics similar to securities but possess the advantages of customization of the risk-reward profile of the instrument, minimization of balance sheet leverage, and improvement of the liquidity position.

     The following table shows the "rate shock" results of a simulation model that attempts to measure the effect of rising and falling interest rates over a two-year horizon in a rapidly changing rate environment.

                                                                       +200 BASIS                        -200 BASIS
                                                                         POINTS                            POINTS
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                  2002             2001             2002             2001
-------------------------------------------------------------------------------------------------------------------------------
Percentage change in net income due to an immediate 200 basis
 point change in interest rates over a two-year time horizon     +8.13%           +2.04%          -18.89%          -16.58%

     We use a sensitivity model that simulates these interest rate changes on our earning assets and interest-bearing liabilities. This process allows us to explore the complex relationships among the financial instruments in various interest rate environments.

     The preceding sensitivity analysis is based on numerous assumptions, including the nature and timing of interest rate levels including the shape of the yield curve, prepayments on loans and securities, changes in deposit levels, pricing decisions on loans and deposits, and reinvestment/ replacement of asset and liability cash flows. While assumptions are developed based upon current economic and local market conditions, we cannot assure you as to the predictive nature of these assumptions including how customer preferences or competitor influences might change.

     Interest rate exposure is measured by the potential impact on our income statement of changes in interest rates. We use information from our gap analysis and rate shock calculations as input to help manage our exposure to changing interest rates.

     We use our rate shock information to determine how much exposure we have to rapidly changing rates. Based on historical information and our assessment of future interest rate trends, we believe it is likely that rapidly rising rates would have a moderate positive impact on our results of operations. We also believe while rapidly falling rates could have a more significant negative impact on our results of operations, that the likelihood of a significant drop in rates is remote given the current low level of interest rates based on historical measures.

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

30

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

     The following table summarizes our rate sensitivity position at December 31, 2002 by year of contractual maturity.

                                                           YEAR OF CONTRACTUAL MATURITY
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)               2003             2004             2005             2006             2007
-------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
Fixed rate loans                  $324,172         $292,669          $81,437          $ 6,546          $ 8,986
  Average interest rate               7.20%            7.08%            6.91%            8.09%            6.77%
Variable rate loans               $645,949         $180,810          $65,026          $24,852          $19,150
  Average interest rate               4.66%            4.13%            3.27%            4.13%            4.61%
Loans held for sale               $ 40,666         $      -          $     -          $     -          $     -
  Average interest rate               5.50%               -%               -%               -%               -%
Fixed rate securities             $175,800         $ 87,108          $67,384          $18,806          $11,767
  Average interest rate               3.18%            4.09%            4.05%            4.00%            4.12%
Variable rate securities          $  5,988         $  4,229          $ 4,606          $ 3,590          $ 2,518
  Average interest rate               2.80%            3.41%            3.07%            3.14%            3.42%
Federal funds sold and other
 overnight investments            $  5,241         $      -          $     -          $     -          $     -
  Average interest rate               1.00%               -%               -%               -%               -%
Bank-owned life insurance         $ 31,748         $  1,900          $     -          $     -          $     -
  Average interest rate               4.25%            4.00%               -%               -%               -%

RATE SENSITIVE LIABILITIES:
Non interest-bearing deposits     $215,529         $      -          $     -          $     -          $     -
Savings and interest-bearing
 checking                         $465,430         $ 42,233          $42,613          $42,997          $43,385
  Average interest rate               1.58%            0.91%            0.91%            0.92%            0.92%
Time deposits                     $464,604         $234,032          $65,686          $32,064          $58,898
  Average interest rate               2.86%            3.52%            5.02%            5.16%            4.62%
Brokered certificates of
 deposit                          $ 30,244         $ 30,000          $     -          $     -          $     -
  Average interest rate               2.35%            2.90%               -%               -%               -%
Fixed interest rate borrowings    $ 67,601         $ 15,761          $   765          $   770          $   775
  Average interest rate               4.38%            5.14%            6.03%            6.03%            6.03%
Floating rate borrowings          $147,312         $      -          $     -          $     -          $     -
  Average interest rate               1.50%               -%               -%               -%               -%
Federal funds purchased           $ 22,570         $      -          $     -          $     -          $     -
  Average interest rate               1.10%               -%               -%               -%               -%

RATE SENSITIVE DERIVATIVE
 FINANCIAL INSTRUMENTS:
Pay variable/received fixed
 interest rate swaps              $ 40,000         $ 60,000          $     -          $     -          $     -
  Average pay rate                    2.74%            2.83%               -%               -%               -%
  Average receive rate                4.02%            4.80%               -%               -%               -%

---------------------------------------------------------------
---------------------------------------------------------------
(DOLLARS IN THOUSANDS)             THEREAFTER         TOTAL
---------------------------------------------------------------
RATE SENSITIVE ASSETS:
Fixed rate loans                   $  6,538         $720,348
  Average interest rate                8.67%            7.13%
Variable rate loans                $ 46,774         $982,561
  Average interest rate                4.23%            4.44%
Loans held for sale                $      -         $ 40,666
  Average interest rate                   -%            5.50%
Fixed rate securities              $ 34,067         $394,932
  Average interest rate                5.32%            3.79%
Variable rate securities           $ 39,219         $ 60,150
  Average interest rate                4.05%            3.72%
Federal funds sold and other
 overnight investments             $      -         $  5,241
  Average interest rate                   -%            1.00%
Bank-owned life insurance          $  2,987         $ 36,635
  Average interest rate                4.00%            4.22%

RATE SENSITIVE LIABILITIES:
Non interest-bearing deposits      $      -         $215,529
Savings and interest-bearing
 checking                          $      -         $636,658
  Average interest rate                   -%            1.40%
Time deposits                      $    317         $855,601
  Average interest rate                4.88%            3.41%
Brokered certificates of
 deposit                           $      -         $ 60,244
  Average interest rate                   -%            2.62%
Fixed interest rate borrowings     $144,181         $229,853
  Average interest rate                5.34%            5.05%
Floating rate borrowings           $      -         $147,312
  Average interest rate                   -%            1.50%
Federal funds purchased            $      -         $ 22,570
  Average interest rate                   -%            1.10%

RATE SENSITIVE DERIVATIVE
 FINANCIAL INSTRUMENTS:
Pay variable/received fixed
 interest rate swaps               $      -         $100,000
  Average pay rate                        -%            2.79%
  Average receive rate                    -%            4.49%

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

  LIQUIDITY MANAGEMENT

     Long-term liquidity is a function of the core deposit base and an adequate capital base. We are committed to growth of our core deposit base and maintenance of our capital base. The growth of the deposit base is internally generated through product pricing and product development. In addition, we periodically raise funds through brokered certificates of deposit. During 2002, we relied on internally generated deposit growth, deposits assumed in our acquisitions and brokered certificates of deposit. Our capital position has been maintained through earnings retention and raising of capital. See "Capital Resources."

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

     Net cash flows provided by operating activities totaled $20.1 million in 2002, $16.4 million in 2001 and $12.2 million in 2000. The critical elements of our net operating cash flows include net income, provision for loan losses, and depreciation and amortization. Over the past three years, the amounts of these items have increased as a result of our acquisitions and, to a lesser extent, internally generated growth.

     Net cash used in investing activities totaled $257.1 million in 2002, $155.3 million in 2001 and $88.0 million in 2000. Critical elements of these activities are loans and investment securities. Our loan portfolio growth over the past three years was primarily due to acquisitions, supplemented by internal growth. Our securities portfolio, as a percentage of earning assets, has increased from 12.9% at December 31, 2000 to 20.9% at December 31, 2002, due primarily to acquisitions and management's decision to increase the securities portfolio to enhance our liquidity position.

     Net cash flows provided by financing activities totaled $212.5 million in 2002, $163.4 million in 2001 and $96.2 million in 2000. The critical elements of our financing activities are Federal Home Loan Bank borrowings, deposits, short-term borrowings and guaranteed preferred beneficial interest in subordinated debentures (trust preferred securities). We have increased our use of Federal Home Loan Bank advances to fund asset growth because of their lower cost compared to deposits. Deposits, which are also used as a primary funding source, have grown due to our acquisitions and internal growth. We used trust preferred securities and bank borrowings to fund a portion of the purchase price of the Southside acquisition.

     We anticipate continued loan demand in our market area as the banking industry continues to consolidate. We have utilized, and expect to continue to utilize, Federal Home Loan Bank borrowings to fund a portion of future loan growth. We had a $319.0 million secured credit facility with the Federal Home Loan Bank as of December 31, 2002, of which $304.9 million was outstanding at year-end 2002.

     Average short-term borrowings increased to $169.8 million in 2002 compared to $114.9 million in 2001. The increase reflected our strategy of utilizing Federal Home Loan Bank borrowings, as well as federal funds purchased for short periods of time, to fund loan growth while continuing to systematically build our deposit base. Average short-term borrowings increased 47.7% from 2001 to 2002. We experienced strong loan demand during 2002 and 2001 and anticipate the continuation of this demand during 2003. We anticipate similar use of the Federal Home Loan Bank credit facility in the foreseeable future.

     The following table summarizes short-term borrowings for the periods indicated:

AVERAGE SHORT-TERM BORROWINGS

                                                              YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                       2002                              2001
------------------------------------------------------------------------------------------------------------

                                             AVERAGE          AVERAGE          AVERAGE          AVERAGE
(DOLLARS IN THOUSANDS)                       BALANCE            RATE           BALANCE            RATE
------------------------------------------------------------------------------------------------------------
Federal funds purchased                      $ 13,826          2.18%           $  1,516          3.20%
Securities sold under agreement to
 repurchase and other short-term
 borrowings                                   155,929          2.77             113,415          5.23
-----------------------------------------------------                      -------------
  Total                                      $169,755          2.72            $114,931          5.20
-----------------------------------------------------                      -------------
-----------------------------------------------------                      -------------
Total maximum short-term borrowings
 outstanding at any month-end during the
 year                                        $248,008                          $180,205

                                              YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------
-------------------------------------------------------------------------
                                                        2000
-------------------------------------------------------------------------
                                              AVERAGE          AVERAGE
(DOLLARS IN THOUSANDS)                        BALANCE            RATE
-------------------------------------------------------------------------
Federal funds purchased                       $  5,465          6.75%
Securities sold under agreement to
 repurchase and other short-term
 borrowings                                     85,729          5.70
-------------------------------------------------------
  Total                                       $ 91,194          5.77
-------------------------------------------------------
-------------------------------------------------------
Total maximum short-term borrowings
 outstanding at any month-end during the
 year                                         $126,262

  CAPITAL RESOURCES

     Total shareholders' equity was $167.2 million at December 31, 2002 compared to $138.1 million at year-end 2001. The increase in total equity was primarily the result of earnings retention and issuance of common stock under various plans, offset by dividends paid during the year. In addition, the increase in shareholders' equity included $3.2 million related to the shares issued to acquire Investment Counselors in October 2002.

     Our capital requirements historically have been financed through offerings of debt and equity securities, retained earnings and borrowings from a commercial bank. Our subsidiary banks also utilize their borrowing capacity with the Federal

32

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

Home Loan Bank. The principal amount of our term loan was $35.0 million as of December 31, 2002. The term loan matures on September 26, 2003 and we expect to renew the balance of the loan at that time.

     On January 30, 2003, we filed a registration statement with the Securities and Exchange Commission with respect to the proposed offering of
1.7 million shares of common stock, plus up to an additional 255,000 shares to cover overallotments. We will contribute substantially all of the net proceeds of this offering to the bank to strengthen its capital position, to support its anticipated loan growth and for other general corporate purposes. The bank will use a portion of the contributed capital to temporarily reduce short-term indebtedness, including the borrowings currently outstanding under a credit facility with the Federal Home Loan Bank, which may be reborrowed, if necessary, to fund loan growth.

     Consistent with our focus on establishing and maintaining a strong presence in the most attractive areas in the St. Louis market, in September 2002, we entered into an exchange agreement to sell Bank of Ste. Genevieve, one of our two subsidiary banks, to First Banks, Inc. Bank of Ste. Genevieve operates two branches located outside of the St. Louis metropolitan area and has total assets of approximately $110.0 million. Under the exchange agreement, First Banks will acquire Bank of Ste. Genevieve in exchange for approximately 974,150 shares of our common stock held by First Banks. The terms of the exchange agreement include representations, warranties, covenants and closing conditions typical for transactions of this size and type. The net assets of Bank of Ste. Genevieve are approximately $17.9 million which approximates the value of consideration we expect to receive. As a result, we do not expect to recognize any gain or loss as a result of the transaction. First Banks currently holds approximately 7.4% of our outstanding common stock and will hold approximately 1.5% of our common stock upon completion of the exchange. In March 2003, First Banks received final bank regulatory approvals necessary to complete the exchange. We expect to complete the sale of Bank of Ste. Genevieve during the first half of 2003.

     In recent years, we have issued brokered certificates of deposit in order to fund loan growth and meet other liquidity needs. At December 31, 2002, we had brokered certificates of deposit totaling $60.0 million. We had no brokered certificates of deposit at December 31, 2001 and had $38.0 million outstanding at December 31, 2000. We may use brokered deposits in the future as a source of liquidity.

     In August 1999, our subsidiary Allegiant Capital Trust I, a Delaware statutory business trust, issued $17.3 million of trust preferred securities. Allegiant Capital Trust I invested all the proceeds from the sale of the trust preferred securities in our junior subordinated debentures. We used a portion of the net proceeds of $16.2 million from the sale of the junior subordinated debentures to infuse $8.0 million of capital into Allegiant Bank, to repay approximately $2.5 million of corporate indebtedness consisting of $2.0 million under a revolving line of credit and a $500,000 principal repayment on term debt. We used the remaining proceeds for general corporate purposes.

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

     Dividends paid during 2002 were $0.26 per share, an increase of 8.3% compared to the $0.24 per share paid during 2001, which was a 9.1% increase over the $0.22 per share paid in 2000. Our dividend payout ratio was 18.7% in 2002 compared to 16.0% during 2001 and 18.8% in 2000. In the fourth quarter of 2002, our board adopted a dividend policy that formalizes our intent to continue to declare dividends in line with our financial performance and cash flow. Under the policy, our board established a target dividend yield of 1.5% to 2.5%. As of February 28, 2003, our current dividend yield was 1.65%. However, the policy is intended as a general guideline only. Dividends are declared and payable at the discretion of our board and subject to certain restrictions, such as: (1) financial conditions imposed by government policies and regulations; (2) payments of all amounts required by the outstanding trust preferred securities issued by two of our subsidiaries; and (3) compliance with the covenants under our term loan agreement.

     We also analyze our capital and the capital position of our banks in terms of regulatory risked-based capital guidelines. This analysis of capital is dependent upon a number of factors including asset quality, earnings strength, liquidity, economic conditions and combinations thereof. The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions. Our management believes that, as of December 31, 2002, we and our subsidiaries met all capital adequacy requirements. We will seek to maintain a strong equity base while executing our controlled expansion plans.

     As of December 31, 2002 and 2001, Allegiant's and our subsidiaries' capital ratios were as follows:

                                                         DECEMBER 31, 2002
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                                               BANK OF
                                                             ALLEGIANT           STE.
                                            ALLEGIANT           BANK          GENEVIEVE
-------------------------------------------------------------------------------------------
Total capital (to risk-weighted assets)       9.97%            10.63%           23.97%
Tier 1 capital (to risk-weighted assets)      8.75              9.56            22.72
Tier 1 capital (to average assets)            7.07              7.78            13.42

                                                          DECEMBER 31, 2001
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                                                BANK OF
                                                              ALLEGIANT           STE.
                                             ALLEGIANT           BANK          GENEVIEVE
-------------------------------------------------------------------------------------------
Total capital (to risk-weighted assets)        10.01%           10.48%           22.07%
Tier 1 capital (to risk-weighted assets)        8.11             9.26            20.82
Tier 1 capital (to average assets)              6.32             7.62            12.24

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

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

REPORT OF INDEPENDENT AUDITORS

The Shareholders and Board of Directors
Allegiant Bancorp, Inc.

     We have audited the accompanying consolidated balance sheets of Allegiant Bancorp, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allegiant Bancorp, Inc. at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

St. Louis, Missouri
January 23, 2003,
except for Note 14, as
to which the date is
January 30, 2003

34

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                                                       DECEMBER 31,
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                             2002             2001
----------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                         $   41,890       $   56,992
Federal funds sold and other overnight investments                   5,241           14,642
Investment securities:
  Available-for-sale (at estimated market value)                   438,049          439,038
  Held-to-maturity (estimated market value of $17,300 and
   $24,532, respectively)                                           17,033           24,599
Loans, net of allowance for loan losses of $19,567 and
 $18,905, respectively                                           1,683,342        1,400,891
Loans held for sale                                                 40,666           61,459
Premises and equipment                                              47,663           47,941
Accrued interest and other assets                                   72,416           68,506
Cost in excess of fair value of net assets acquired                 58,016           56,411
----------------------------------------------------------------------------------------------
Total assets                                                    $2,404,316       $2,170,479
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
  Non interest-bearing                                          $  215,529       $  201,216
  Interest-bearing                                               1,350,417        1,291,351
  Certificates of deposit over $100,000                            202,086          195,048
----------------------------------------------------------------------------------------------
Total deposits                                                   1,768,032        1,687,615
----------------------------------------------------------------------------------------------
Short-term borrowings                                               94,882           73,027
Federal Home Loan Bank advances                                    304,853          196,191
Guaranteed preferred beneficial interest in subordinated
 debentures                                                         57,250           57,250
Accrued expenses and other liabilities                              12,057           18,328
----------------------------------------------------------------------------------------------
Total liabilities                                                2,237,074        2,032,411
----------------------------------------------------------------------------------------------
Shareholders' equity:
  Common stock, $.01 par value - authorized 30,000,000
   shares; issued and outstanding 16,146,804 shares and
   15,209,566 shares, respectively                                     161              152
  Capital surplus                                                  119,933          111,239
  Retained earnings                                                 44,614           27,223
  Accumulated other comprehensive income (loss)                      2,534             (546)
----------------------------------------------------------------------------------------------
Total shareholders' equity                                         167,242          138,068
----------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                      $2,404,316       $2,170,479
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME

                                                                          YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                              2002             2001             2000
---------------------------------------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans                                     $103,853         $82,735          $66,776
  Investment securities                                            19,076          12,663            4,914
  Federal funds sold and other overnight investments                  276           1,025              283
---------------------------------------------------------------------------------------------------------------
    Total interest income                                         123,205          96,423           71,973
---------------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                                         38,816          41,649           31,540
  Short-term borrowings                                             4,615           5,978            5,259
  Federal Home Loan Bank advances                                   9,389           5,124            1,952
  Guaranteed preferred beneficial interest in subordinated
   debentures                                                       5,487           2,730            1,770
---------------------------------------------------------------------------------------------------------------
  Total interest expense                                           58,307          55,481           40,521
---------------------------------------------------------------------------------------------------------------
Net interest income                                                64,898          40,942           31,452
Provision for loan losses                                           8,599           5,000            3,500
---------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                56,299          35,942           27,952
---------------------------------------------------------------------------------------------------------------
Non-interest income:
  Service charges on deposits                                       7,048           4,629            3,111
  Net gain on sale of securities                                    4,272           2,725              353
  Other income                                                     12,001           7,449            2,998
---------------------------------------------------------------------------------------------------------------
    Total non-interest income                                      23,321          14,803            6,462
---------------------------------------------------------------------------------------------------------------
Non-interest expense:
  Salaries and employee benefits                                   25,389          16,455           11,386
  Occupancy and furniture and equipment                             7,200           4,474            3,338
  Other expenses                                                   15,082           9,141            7,858
---------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                     47,671          30,070           22,582
---------------------------------------------------------------------------------------------------------------
Income before income taxes                                         31,949          20,675           11,832
Provision for income taxes                                         10,552           7,553            4,797
---------------------------------------------------------------------------------------------------------------
Net income                                                       $ 21,397         $13,122          $ 7,035
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Per share data:
  Basic earnings per share                                       $   1.36         $  1.26          $  1.09
  Diluted earnings per share                                         1.33            1.24             1.08

See accompanying notes to consolidated financial statements.

36

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

                                                                                                            ACCU-
                                                                                                           MULATED
                                                                                                            OTHER
                                                                                                           COMPRE-
                                              COMMON STOCK                                                 HENSIVE
                                        -------------------------   TREASURY     CAPITAL      RETAINED      INCOME
(DOLLARS IN THOUSANDS)                     SHARES        PAR         STOCK       SURPLUS      EARNINGS      (LOSS)
---------------------------------------------------------------------------------------------------------------------
Balance January 1, 2000                  6,208,102      $ 62        $(4,176)    $ 42,377      $10,482      $  (754)
  Net income                                     -         -              -            -        7,035            -
  Change in net unrealized gains on
   available-for-sale securities, net
   of tax                                        -         -              -            -            -        1,473
---------------------------------------------------------------------------------------------------------------------
  Comprehensive income
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
  Issuance of common stock for:
    Acquisition of Equality Bancorp,
     Inc.                                2,663,547        26          5,615       16,911            -            -
    Exercise of stock options                  660         -              -            5            -            -
    Various stock issuance plans           160,317         1              -        1,510            -            -
  Repurchase of common stock              (135,515)        -         (1,439)           -            -            -
  Cash dividends declared                        -         -              -            -       (1,322)           -
---------------------------------------------------------------------------------------------------------------------
Balance December 31, 2000                8,897,111        89              -       60,803       16,195          719
---------------------------------------------------------------------------------------------------------------------
  Net income                                     -         -              -            -       13,122            -
  Change in net unrealized losses on
   available-for-sale securities, net
   of tax                                        -         -              -            -            -       (1,265)
---------------------------------------------------------------------------------------------------------------------
  Comprehensive income
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
  Issuance of common stock for:
    Acquisition of Equality Bancorp,
     Inc.                                 (103,857)       (1)             -         (921)           -            -
    Acquisition of Southside Bancshares
     Corp.                               5,868,727        58              -       47,678            -            -
    Exercise of stock options              472,295         5              -        2,792            -            -
    Various stock issuance plans            75,290         1              -          887            -            -
  Cash dividends declared                        -         -              -            -       (2,094)           -
---------------------------------------------------------------------------------------------------------------------
Balance December 31, 2001               15,209,566      $152        $     -     $111,239      $27,223      $  (546)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
  Net income                                     -         -              -            -       21,397            -
  Change in net unrealized gains on
   available-for-sale securities, net
   of tax                                        -         -              -            -            -        3,080
---------------------------------------------------------------------------------------------------------------------
  Comprehensive income
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
  Issuance of common stock:
    Acquisition of Investment
     Counselors Inc.                       194,610         2              -        3,160            -            -
    Exercise of stock options              570,620         5              -        4,499            -            -
    Various stock issuance plans           172,008         2              -        1,035            -            -
  Cash dividends declared                        -         -              -            -       (4,006)           -
---------------------------------------------------------------------------------------------------------------------
Balance December 31, 2002               16,146,804      $161        $     -     $119,933      $44,614      $ 2,534
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------
-----------------------------------------------------------------
                                            TOTAL
                                            SHARE-      COMPRE-
                                           HOLDERS'     HENSIVE
(DOLLARS IN THOUSANDS)                      EQUITY       INCOME
-----------------------------------------------------------------
Balance January 1, 2000                   $ 47,991
  Net income                                 7,035      $ 7,035
  Change in net unrealized gains on
   available-for-sale securities, net
   of tax                                    1,473        1,473
-----------------------------------------------------------------
  Comprehensive income                                  $ 8,508
-----------------------------------------------------------------
-----------------------------------------------------------------
  Issuance of common stock for:
    Acquisition of Equality Bancorp,
     Inc.                                   22,552
    Exercise of stock options                    5
    Various stock issuance plans             1,511
  Repurchase of common stock                (1,439)
  Cash dividends declared                   (1,322)
-----------------------------------------------------------------
Balance December 31, 2000                   77,806
-----------------------------------------------------------------
  Net income                                13,122      $13,122
  Change in net unrealized losses on
   available-for-sale securities, net
   of tax                                   (1,265)      (1,265)
-----------------------------------------------------------------
  Comprehensive income                                  $11,857
-----------------------------------------------------------------
-----------------------------------------------------------------
  Issuance of common stock for:
    Acquisition of Equality Bancorp,
     Inc.                                     (922)
    Acquisition of Southside Bancshares
     Corp.                                  47,736
    Exercise of stock options                2,797
    Various stock issuance plans               888
  Cash dividends declared                   (2,094)
-----------------------------------------------------------------
Balance December 31, 2001                 $138,068
-----------------------------------------------------------------
-----------------------------------------------------------------
  Net income                                21,397      $21,397
  Change in net unrealized gains on
   available-for-sale securities, net
   of tax                                    3,080        3,080
-----------------------------------------------------------------
  Comprehensive income                                  $24,477
-----------------------------------------------------------------
-----------------------------------------------------------------
  Issuance of common stock:
    Acquisition of Investment
     Counselors Inc.                         3,162
    Exercise of stock options                4,504
    Various stock issuance plans             1,037
  Cash dividends declared                   (4,006)
-----------------------------------------------------------------
Balance December 31, 2002                 $167,242
-----------------------------------------------------------------
-----------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                     2002             2001             2000
---------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
  Net income                                                    $  21,397        $  13,122        $   7,035
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Depreciation and amortization                                   4,494            3,338            2,613
    Provision for loan losses                                       8,599            5,000            3,500
    Net realized gains on securities held-to-maturity                   -                -               (6)
    Net realized gains on securities available-for-sale            (4,272)          (2,725)            (347)
    Net gain on sale of fixed assets                                  (67)               -                -
    Deferred tax expense (benefit)                                  2,616           (2,203)          (2,925)
    Net gain on sale of mortgage loans                               (701)             (20)               -
  Other changes in assets and liabilities:
    Accrued interest receivable and other assets                   (4,036)          (4,530)          (1,672)
    Accrued expenses and other liabilities                         (7,923)           4,413            3,963
---------------------------------------------------------------------------------------------------------------
      Cash provided by operating activities                        20,107           16,395           12,161
---------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
  Net cash received (paid) in acquisition of Equality
   Bancorp, Inc.                                                        -             (922)          46,676
  Net cash paid in acquisition of Southside Bancshares Corp.            -           (2,319)               -
  Net cash received (paid) in acquisition of Guardian
   Savings branches                                                  (312)         103,256                -
  Proceeds from maturities of securities held-to-maturity           7,566            5,677            5,891
  Proceeds from sales of securities held-to-maturity                    -                -            1,083
  Purchases of investment securities held-to-maturity                   -             (507)            (500)
  Proceeds from maturities of securities available-for-sale       210,824           11,420            7,086
  Proceeds from sales of securities available-for-sale            207,338           60,480           18,035
  Purchases of investment securities available-for-sale          (408,208)        (195,044)         (31,892)
  Loans made to customers, net of repayments                     (285,343)        (194,674)        (118,300)
  Proceeds from sale of mortgage loans                             15,787           67,432                -
  Purchases of bank-owned life insurance, net                      (2,242)          (6,380)         (15,682)
  Operating leases made to customers, net of repayments               485            1,123            1,520
  Additions to premises and equipment, net                         (2,974)          (4,804)          (1,892)
---------------------------------------------------------------------------------------------------------------
      Cash used in investing activities                          (257,079)        (155,262)         (87,975)
---------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
  Net increase in deposits                                         80,417          111,105          123,245
  Net increase (decrease) in short-term borrowings                 21,855           32,676          (30,749)
  Net increase (decrease) in Federal Home Loan Bank advances      108,662          (22,014)           4,937
  Proceeds from issuance of guaranteed preferred beneficial
   interest in subordinated debentures                                  -           40,000                -
  Proceeds from issuance of common stock                            5,541            3,685            1,516
  Repurchase of common stock                                            -                -           (1,439)
  Payment of dividends                                             (4,006)          (2,094)          (1,322)
---------------------------------------------------------------------------------------------------------------
      Cash provided by financing activities                       212,469          163,358           96,188
---------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents              (24,503)          24,491           20,374
Cash and cash equivalents, beginning of year                       71,634           47,143           26,769
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                          $  47,131        $  71,634        $  47,143
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

38

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

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

     Business. Our bank subsidiaries, Allegiant Bank and Bank of Ste. Genevieve, as well as Allegiant Investment Counselors, Inc., operate within one segment, the banking industry, and provide a full range of banking services to individual and corporate customers in the St. Louis, Missouri, metropolitan area. Our banks are subject to intense competition from other financial institutions. Our banks also are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

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

     Reclassifications. Certain amounts presented in prior years have been reclassified to conform to the current year presentation. These reclassifications had no effect on net income.

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

     Loans Held-for-Sale. In our lending activities, we originate residential mortgage loans intended for sale in the secondary market. Loans held-for-sale are carried at the lower of cost or fair value, which is determined on an aggregate basis. Fair value is determined on the basis of purchase commitment prices quoted in the respective secondary market for the type of loan held-for-sale. Gains or losses on the sale of loans held-for-sale are determined on a specific identification method.

     Loans. Interest income on loans is generally accrued on a simple interest basis. Loan fees and direct costs of loan originations are deferred and amortized over the estimated life of the loans under methods approximating the interest method.

     When, in management's opinion, interest on a loan will not be collected in the normal course of business or when either principal or interest is past due over 90 days, that loan is generally placed on non-accrual status. Past due status is determined based on the contractual terms of the loan. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is charged against the allowance for loan losses. Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

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

     Larger commercial and commercial real estate loans and any additional loans that exhibit potential or observed credit weaknesses are subject to individual review. Where appropriate, specific allowances are made for individual loans based on our estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to us. Commercial and commercial real estate loans are generally charged off to the extent principal and interest due exceeds anticipated cash flow to be collected with primary consideration given to the net realizable value of the collateral.

     Included in the review of individual loans are those that are impaired and we consider all non-accrual and renegotiated loans to be impaired. Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loans' effective interest rates or fair value of the underlying collateral, if the loans are collateral-dependent. We evaluate the collectibility of both principal and interest when assessing the need for loss accrual.

     Loans are graded on a risk-rating system that encompasses ten categories. Collateral protection and the borrower's ability to repay loan obligations define each category. Historic loss rates and observed industry standards are utilized to determine the appropriate reserve allocation percentage for each loan grade.

     Homogenous loans, such as consumer installment or home equity credit, are given a standard risk rating that is adjusted on a delinquency basis. These loans are charged off when they become 120 days past due. Residential mortgage loans are not individually risk-rated, but are identified as a "pool" of loans. Delinquent mortgage loans are segregated and allowance allocations are determined based on the same factors utilized for risk-rated loans. Residential mortgage loans are placed on non-accrual status when they become 90 days past due and are charged off, as necessary, upon foreclosure.

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

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

     Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using the straight-line method over the estimated useful lives of the individual assets for book purposes and accelerated methods for tax purposes. Ordinary maintenance and repairs are charged to expense as incurred.

     Real Estate Owned. Real estate acquired in foreclosure or other settlement of loans is initially recorded at the lower of fair market value of the assets received (less estimated selling costs) or the recorded investment in the loan at the date of transfer. Any adjustment to fair market value at the date of transfer is charged against the allowance for loan losses. Subsequent write-downs are charged to operating expense including charges relating to operating, holding, or disposing of the property.

     Intangible Assets. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. In accordance with this statement, goodwill and intangible assets deemed to have indefinite lives no longer are being amortized but will be subject to impairment tests in accordance with the Statement. Other intangible assets will continue to be amortized over their estimated useful lives. In 2002, the Company performed the first of the required impairment tests of goodwill and indefinite-lived intangible assets and no impairment existed as of the valuation date, as the fair value of the Company's net assets exceeded their carrying value. If for any future period we determine that there has been impairment in the carrying value of our goodwill balances, we will record a charge to our earnings, which could have a material adverse effect on our net income.

     In the third quarter of 2002, the Company adopted SFAS No. 147, Acquisitions of Certain Financial Institutions. As permitted by the new accounting standard issued on October 1, 2002, we reclassified previously recorded intangible assets associated with branch acquisitions totaling $7.3 million to non-amortizable goodwill. These intangible assets were previously recognized as a component of goodwill subject to amortization. As required by SFAS No. 147, we restated previously reported earnings for the six months ended June 30, 2002 to reflect the non-amortization of goodwill related to our branch acquisitions. For the six months ended June 30, 2002, the impact related to implementation of SFAS No. 147 was an increase in net income of $345,000 and an increase in diluted earnings per share of $0.02 per share.

     The intangible assets from the Investment Counselors Incorporated ("Investment Counselors") acquisition in 2002 included $2.7 million in goodwill that will not be amortized and $0.5 million of other identifiable intangible assets that will be amortized over their estimated average life of fourteen years. The intangible assets from the Southside acquisition in 2001 included $33.6 million in goodwill that will not be amortized and $11.0 million in core deposit intangible assets that will be amortized over their estimated useful lives. The $2.2 million of goodwill recognized from the Guardian Savings branch acquisition will not be amortized.

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

     Under the guidelines of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, we recognize all derivative financial instruments, such as interest rate swap contracts, in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting and, if so, whether it qualifies as a fair value hedge or cash flow hedge. Generally, changes in fair values of derivatives designated and accounted for as fair value hedges are accounted for in income along with the portion of the changes in fair value of the hedged item that relate to the hedged risk. Changes in fair value of derivatives designated and accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income net of deferred taxes. We have entered into interest rate swap contracts for interest rate risk exposure management purposes which are designated and accounted for as fair value hedges. The interest rate swaps hedge certificates of deposit (CDs) and Federal Home Loan Bank borrowings and are matched with the underlying financial instrument as to final maturity, interest payment dates and call features. The interest rate swaps are a floating pay-fixed instrument and as such, they convert the fixed rate payment on the CDs and Federal Home Loan Bank borrowings to a floating rate. These interest rate swaps hedge the fair value of the CDs and Federal Home Loan Bank borrowings from changes in interest rates.

     During the years ended December 31, 2002 and 2001, we recorded the effects of the ineffectiveness of all hedge transactions as part of the income statement line pertaining to the hedged item. The effect of the ineffectiveness was immaterial to

40

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

our consolidated financial statements as of December 31, 2002 and 2001 and for the periods then ended, respectively.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     Guarantees. In November 2002, the Financial Accounting Standards Board
(FASB) issued Interpretation No. 45, Guarantor's Accounting and Disclosure for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires certain guarantees to be recorded at fair value and applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes related to an underlying asset, liability or equity security of the guaranteed party. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified subsequent to December 31, 2002. FIN 45 also expands the disclosures to be made by guarantors, effective as of December 31, 2002, to include the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor's obligation under the guarantee. Guarantees for standby letters of credit entered into by the Company are disclosed in Note 18. The Company does not expect the requirements of FIN 45 to have a material impact on its results of operations, financial position or liquidity.

     Accounting for Stock-Based Compensation. In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which provides transition guidance from accounting under APB Opinion No. 25, Accounting for Stock Issued to Employees, to SFAS No. 123's, Accounting for Stock-Based Compensation, which provides for a fair value method of accounting, if a company elects. We have elected to continue to account for stock-based employee compensation under APB Opinion No. 25.

     At December 31, 2002, the Company had various stock-based employee compensation plans, which are described more in Note 16. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25 and related interpretations. No stock option based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income and earnings per share if the company has applied the fair value recognition provisions of SFAS No. 123 to stock option based employee compensation.

                                     YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------
-------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER
SHARE DATA)                        2002        2001        2000
-------------------------------------------------------------------
Net income, as reported          $21,397     $13,122      $7,035
Deduct: Total stock-based
 employee compensation expense
 determined under fair value
 based method for all awards,
 net of related tax effects       (1,012)       (474)       (323)
-------------------------------------------------------------------
Pro forma net income             $20,385     $12,648      $6,712
-------------------------------------------------------------------
-------------------------------------------------------------------
Earnings per share:
  Basic - as reported            $  1.36     $  1.26      $ 1.09
  Basic - pro forma                 1.29        1.21        1.05
  Diluted - as reported             1.33        1.24        1.08
  Diluted - pro forma               1.26        1.19        1.03

NOTE 2. ACQUISITIONS AND DIVESTITURES:

     On October 1, 2002, we completed the acquisition of Investment Counselors, a privately held investment advisory firm located in St. Louis, Missouri. Under the terms of the agreement, we exchanged 194,610 shares of Allegiant common stock for all of the common shares of Investment Counselors. We recorded goodwill and other identifiable intangibles of $2.7 million and $0.5 million, respectively. The other identifiable intangibles will be amortized over an estimated average life of approximately fourteen years and none of this amortization is expected to be deductible for tax purposes. This acquisition is consistent with our strategy of focusing on the growth of non-interest income and will allow us to offer a more comprehensive selection of wealth management products and services. At October 1, 2002, Investment Counselors' assets under management totaled $331.9 million.

     On September 18, 2002, we announced the signing of a definitive exchange agreement to sell Allegiant's wholly-owned banking subsidiary, Bank of Ste. Genevieve ("BSG") to First Banks, Inc. Under the terms of the agreement, First Banks agreed to acquire BSG in exchange for approximately 974,150 shares of Allegiant common stock that is currently held by First Banks. This transaction will increase Allegiant's focus on the higher-growth St. Louis metropolitan area and reduce the number of outstanding shares, and is expected to be immediately accretive to our earnings per share. The transaction, which is subject to regulatory approvals, is expected to be completed in the first half of 2003.

     On December 12, 2001, we acquired five St. Louis County branches from Guardian Savings Bank ("Guardian"), which is headquartered in Houston, Texas. In addition to the branch facilities, we assumed $109.3 million in related deposit liabilities. As a result of the Guardian branch acquisition, we recorded $2.2 million of goodwill. The acquisitions of Southside and the Guardian branches significantly enhanced the scale of our banking business and positioned us for further growth and to compete effectively by offering personalized banking products and services in the St. Louis community.

     On September 28, 2001, we acquired Southside Bancshares Corp. ("Southside"). Before the acquisition, Southside was a bank holding company with four subsidiary banks in and around St. Louis, which at closing reported consolidated total

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

assets of approximately $804.9 million. Under the terms of the agreement, one-half of the Southside shares were converted into the right to receive cash in the amount of $14 per share and the other half into the right to receive 1.39 shares of Allegiant stock per share. Under the terms of the agreement, we exchanged a total of approximately 5.9 million shares of Allegiant common stock plus $59.0 million in cash for all of the outstanding common stock of Southside. The issuance of Allegiant shares and cash to the former Southside shareholders was completed on November 2, 2001. We financed the cash portion of the purchase price through the issuance of trust preferred securities and bank borrowings. We accounted for the acquisition under the purchase method and recorded goodwill and a core deposit intangible of $33.6 million and $11.0 million, respectively. The core deposit intangible is being amortized over an estimated useful life of ten years and none of this amortization is expected to be deductible for tax purposes. During October 2001 and May 2002, respectively, we merged Southside National Bank and the Bank of St. Charles County, two of the four subsidiary banks acquired from Southside, into Allegiant Bank. In October 2002, we also merged the State Bank of Jefferson County, a subsidiary bank acquired from Southside, into Allegiant Bank.

     The operations of Investment Counselors, Southside, Equality Bancorp and the Guardian branches are included in our consolidated statements of income from the respective dates of acquisition. Disclosure of pro forma condensed results of operations as if the acquisition of Investment Counselors had been consummated as of the beginning of the period have been omitted due to their insignificant effect on our results of operations. The following pro forma unaudited results of operations for the year ended December 31, 2001 assume that the Southside acquisition was consummated as of January 1, 2001 and the pro forma unaudited results of operations for the year ended December 31, 2000 assume the purchase of Southside and Equality Bancorp was consummated as of January 1, 2000.

                                           DECEMBER 31,
------------------------------------------------------------------
------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER
SHARE DATA)                            2001             2000
------------------------------------------------------------------
Net interest income                  $58,485          $59,233
Net income                            16,217           13,600
Net income per common share:
  Basic                              $  0.97          $  0.80
  Diluted                               0.96             0.79

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition.

---------------------------------------------------------------
---------------------------------------------------------------
                                                  INVESTMENT
                                                  COUNSELORS
                                                  OCTOBER 1,
(IN THOUSANDS)                                       2002
---------------------------------------------------------------
Intangible assets                                   $3,165
Other assets                                           195
---------------------------------------------------------------
  Total assets acquired                             $3,360
---------------------------------------------------------------
---------------------------------------------------------------
Other liabilities                                   $   85
---------------------------------------------------------------
  Total liabilities assumed                         $   85
---------------------------------------------------------------
Net assets acquired                                 $3,275
---------------------------------------------------------------
---------------------------------------------------------------

NOTE 3. INVESTMENT SECURITIES:

     Debt and equity securities have been classified in the consolidated balance sheets according to management's intent to dispose of the security. The following is a summary of securities available-for-sale and held-to-maturity:

                                               SECURITIES AVAILABLE-FOR-SALE
                                                     DECEMBER 31, 2002
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                                    GROSS        GROSS
                                     AMORTIZED    UNREALIZED   UNREALIZED      FAIR
(IN THOUSANDS)                          COST        GAINS        LOSSES       VALUE
---------------------------------------------------------------------------------------
U.S. government and agency
 securities                           $191,225      $1,653       $(424)      $192,454
State and municipal securities          22,917         467           -         23,384
Mortgage-backed securities             185,647       2,140           -        187,787
Federal Home Loan Bank stock            17,734           -           -         17,734
Other securities                        16,671         210        (191)        16,690
---------------------------------------------------------------------------------------
  Total                               $434,194      $4,470       $(615)      $438,049
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

                                                 SECURITIES HELD-TO-MATURITY
                                                      DECEMBER 31, 2002
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                                     GROSS        GROSS
                                      AMORTIZED    UNREALIZED   UNREALIZED      FAIR
(IN THOUSANDS)                           COST        GAINS        LOSSES       VALUE
---------------------------------------------------------------------------------------
U.S. government and agency
 securities                            $     -        $  -         $ -        $     -
State and municipal securities          16,578         268          (3)        16,843
Mortgage-backed securities                 455           2           -            457
Federal Home Loan Bank stock                 -           -           -              -
Other securities                             -           -           -              -
---------------------------------------------------------------------------------------
  Total                                $17,033        $270         $(3)       $17,300
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

42

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

                                               SECURITIES AVAILABLE-FOR-SALE
                                                     DECEMBER 31, 2001
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                                    GROSS        GROSS
                                     AMORTIZED    UNREALIZED   UNREALIZED      FAIR
(IN THOUSANDS)                          COST        GAINS        LOSSES       VALUE
---------------------------------------------------------------------------------------
U.S. government and agency
 securities                           $131,263      $  656      $  (429)     $131,490
State and municipal securities          17,429          99         (213)       17,315
Mortgage-backed securities             259,472       2,132       (3,124)      258,480
Federal Home Loan Bank stock            15,228           -            -        15,228
Other securities                        16,484         184         (143)       16,525
---------------------------------------------------------------------------------------
  Total                               $439,876      $3,071      $(3,909)     $439,038
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

                                                 SECURITIES HELD-TO-MATURITY
                                                      DECEMBER 31, 2001
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                                     GROSS        GROSS
                                      AMORTIZED    UNREALIZED   UNREALIZED      FAIR
(IN THOUSANDS)                           COST        GAINS        LOSSES       VALUE
---------------------------------------------------------------------------------------
U.S. government and agency
 securities                            $ 2,024        $ 7         $   -       $ 2,031
State and municipal securities          21,143         49          (138)       21,054
Mortgage-backed securities               1,432         15             -         1,447
Federal Home Loan Bank stock                 -          -             -             -
Other securities                             -          -             -             -
---------------------------------------------------------------------------------------
  Total                                $24,599        $71         $(138)      $24,532
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

     Proceeds from the sale of securities totaled $207.3 million in 2002 and $60.5 million in 2001. There were gross realized gains and losses on the sale of available-for-sale securities of $5.4 million and $1.1 million, respectively, in 2002. There were gross realized gains on the sale of available-for-sale securities of $2.7 million in 2001.

     Held-to-maturity and available-for-sale securities with a carrying value of $349.6 million and $291.3 million at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and short-term borrowings.

     The contractual maturities of securities (other than Federal Home Loan Bank stock and other securities with no defined maturity) available-for-sale and securities held-to-maturity at December 31, 2002 were as follows:

                                                                               DECEMBER 31, 2002
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                              SECURITIES                              SECURITIES
                                                          AVAILABLE-FOR-SALE                       HELD-TO-MATURITY
-------------------------------------------------------------------------------------------------------------------------------
                                                     AMORTIZED             FAIR              AMORTIZED             FAIR
(IN THOUSANDS)                                         COST                VALUE               COST                VALUE
-------------------------------------------------------------------------------------------------------------------------------
Due in one year or less                              $ 80,779            $ 80,825             $ 2,107             $ 2,119
Due from one year to five years                       106,789             108,439               6,195               6,320
Due from five years to ten years                       15,632              15,882               3,619               3,676
Due after ten years                                    25,339              25,270               4,657               4,728
-------------------------------------------------------------------------------------------------------------------------------
  Subtotal                                            228,539             230,416              16,578              16,843
Mortgage-backed securities                            185,647             187,787                 455                 457
-------------------------------------------------------------------------------------------------------------------------------
  Total                                              $414,186            $418,203             $17,033             $17,300
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

NOTE 4. LOANS:

     The components of loans in the consolidated balance sheets were as follows:

                                           DECEMBER 31,
------------------------------------------------------------------
------------------------------------------------------------------
(IN THOUSANDS)                         2002             2001
------------------------------------------------------------------
Commercial                         $  314,703       $  255,181
Real estate-construction              277,018          164,831
Real estate-mortgage:
  One- to four-family
   residential                        352,136          313,547
  Multi-family and commercial         697,430          607,550
Consumer and other                     63,231           79,749
Net deferred loan fees, premiums
 and discounts                         (1,609)          (1,062)
------------------------------------------------------------------
Total loans                         1,702,909        1,419,796
Allowance for loan losses             (19,567)         (18,905)
------------------------------------------------------------------
Net loans                          $1,683,342       $1,400,891
------------------------------------------------------------------
------------------------------------------------------------------

     An analysis of the change in the allowance for loan losses follows:

                                         DECEMBER 31,
------------------------------------------------------------------
------------------------------------------------------------------
(IN THOUSANDS)                  2002         2001         2000
------------------------------------------------------------------
Balance, beginning of year    $18,905      $11,433      $ 8,315
Acquired subsidiary balance         -        7,494          980
Loans charged off              (9,109)      (5,748)      (1,429)
Recoveries                      1,172          726           67
------------------------------------------------------------------
Net loans charged off          (7,937)      (5,022)      (1,362)
Provision for loan losses       8,599        5,000        3,500
------------------------------------------------------------------
Balance, end of year          $19,567      $18,905      $11,433
------------------------------------------------------------------
------------------------------------------------------------------

     The recorded investment in loans that were considered to be impaired was $12.9 million in 2002 and $14.5 million in 2001 (these impaired loans were all classified as non-accrual loans). The related allowance for these impaired loans was $3.2 million in 2002 and $2.7 million in 2001. Interest income that would have been recognized for non-accrual loans, if the loans had been current in accordance with their original terms, was $0.7

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

million in 2002 and $0.1 million in 2001. Cash basis income on non-accrual loans was not significant for 2002 or 2001. Other real estate owned and foreclosed assets were approximately $1.5 million and $1.4 million at December 31, 2002 and 2001, respectively.

     We and our subsidiary banks have entered into transactions with our directors, significant shareholders and affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 2002, 2001 and 2000 was $54.8 million, $71.1 million, and $22.1 million, respectively. During 2002, $10.8 million of new loans and $2.5 million of repayments were made on related party loans, and the net reduction due to changes in director status totaled $24.6 million. In 2001, related party loans were further increased due to the addition of related party loans as a result of our acquisition of Southside. As of December 31, 2002 and 2001, no related party loans were past due 90 days or more.

NOTE 5. PREMISES AND EQUIPMENT:

     Components of premises and equipment as of December 31, 2002 and 2001, were as follows:

                                           DECEMBER 31,
------------------------------------------------------------------
------------------------------------------------------------------
(IN THOUSANDS)                         2002             2001
------------------------------------------------------------------
Land                                $  9,217          $ 9,066
Bank premises                         36,487           35,889
Furniture, equipment and
 automobiles                          14,791           12,089
------------------------------------------------------------------
  Total cost                          60,495           57,044
Less accumulated depreciation        (12,832)          (9,103)
------------------------------------------------------------------
  Net book value                    $ 47,663          $47,941
------------------------------------------------------------------
------------------------------------------------------------------

     Our subsidiary banks lease various banking facilities and one piece of equipment under agreements which expire at various dates through September 2017. These agreements have options to renew. Future minimum lease payments required under operating leases which have initial or remaining noncancelable terms in excess of one year as of December 31, 2002 were as follows:

                    YEARS ENDED DECEMBER 31,
---------------------------------------------------------------
---------------------------------------------------------------
                                                   MINIMUM
(IN THOUSANDS)                                      RENTAL
---------------------------------------------------------------
2003                                                $1,222
2004                                                 1,187
2005                                                 1,016
2006                                                   878
2007                                                   783
2008 and later                                       2,395
---------------------------------------------------------------
  Total                                             $7,481
---------------------------------------------------------------
---------------------------------------------------------------

     Rental expense for all operating leases was $1.0 million in 2002, $0.7 million in 2001 and $0.5 million in 2000.

NOTE 6. INTANGIBLE ASSETS:

     The following summarizes the components of our intangible assets:

                                           DECEMBER 31,
------------------------------------------------------------------
------------------------------------------------------------------
(IN THOUSANDS)                         2002             2001
------------------------------------------------------------------
GOODWILL:
  Total assigned                     $52,559          $50,346
  Accumulated amortization            (4,675)          (4,675)
------------------------------------------------------------------
  Carrying amount                    $47,884          $45,671
------------------------------------------------------------------
------------------------------------------------------------------
CORE DEPOSIT PREMIUM AND OTHER:
  Total assigned                     $11,448          $10,973
  Accumulated amortization            (1,316)            (233)
------------------------------------------------------------------
  Carrying amount                    $10,132          $10,740
------------------------------------------------------------------
------------------------------------------------------------------

     The following summarizes the activity of our intangible assets during the past three years:

                                                                   DECEMBER 31,
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                             2002                                   2001
------------------------------------------------------------------------------------------------------
                                             CORE                                   CORE
                                           DEPOSIT                                DEPOSIT
                                           PREMIUM                                PREMIUM
(IN THOUSANDS)                GOODWILL    AND OTHER      TOTAL       GOODWILL    AND OTHER      TOTAL
------------------------------------------------------------------------------------------------------
Beginning balance             $45,671      $10,740      $56,411      $10,831      $     -      $10,831
  Acquisition of Southside       (789)           -         (789)      33,557       10,973       44,530
  Acquisition of Guardian         312            -          312        2,232            -        2,232
  Acquisition of Investment
   Counselors                   2,690          475        3,165            -            -            -
  Amortization                      -       (1,083)      (1,083)        (949)        (233)      (1,182)
------------------------------------------------------------------------------------------------------
Ending balance                $47,884      $10,132      $58,016      $45,671      $10,740      $56,411
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

                                          DECEMBER 31,
------------------------------------------------------------------
------------------------------------------------------------------
                                             2000
------------------------------------------------------------------
                                             CORE
                                           DEPOSIT
                                           PREMIUM
(IN THOUSANDS)                GOODWILL    AND OTHER      TOTAL
------------------------------------------------------------------
Beginning balance             $11,780        $  -       $11,780
  Acquisition of Southside          -           -             -
  Acquisition of Guardian           -           -             -
  Acquisition of Investment
   Counselors                       -           -             -
  Amortization                   (949)          -          (949)
------------------------------------------------------------------
Ending balance                $10,831        $  -       $10,831
------------------------------------------------------------------
------------------------------------------------------------------

44

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

     Amortization of core deposit premiums and other identifiable intangibles included as an operating expense totaled $1.1 million and $0.2 million for the years ended December 31, 2002 and 2001, respectively. Goodwill amortization included as an operating expense totaled $0.9 million in both 2001 and 2000. We estimate that the aggregate amortization expense of our intangible assets over the next five years will be $0.9 million annually. Cash net income and cash earnings per share, which adjusts earnings to exclude goodwill amortization is summarized as follows:

                                   YEARS ENDED DECEMBER 31,
------------------------------------------------------------------
------------------------------------------------------------------
(IN THOUSANDS, EXCEPT
PER SHARE DATA)                 2002         2001         2000
------------------------------------------------------------------
NET INCOME:
  Reported                    $21,397      $13,122      $ 7,035
  Add back: after-tax
   goodwill amortization            -          949          949
------------------------------------------------------------------
Adjusted                      $21,397      $14,071      $ 7,984
------------------------------------------------------------------
------------------------------------------------------------------
BASIC NET INCOME PER COMMON
 SHARE:
  Reported                    $  1.36      $  1.26      $  1.09
  Add back: goodwill
   amortization per share           -         0.09         0.15
------------------------------------------------------------------
Adjusted                      $  1.36      $  1.35      $  1.24
------------------------------------------------------------------
------------------------------------------------------------------
DILUTED NET INCOME PER
 COMMON SHARE:
  Reported                    $  1.33      $  1.24      $  1.08
  Add back: goodwill
   amortization per share           -         0.09         0.15
------------------------------------------------------------------
Adjusted                      $  1.33      $  1.33      $  1.23
------------------------------------------------------------------
------------------------------------------------------------------

NOTE 7. DEPOSITS:

     Deposits consisted of the following:

                                            DECEMBER 31,
-----------------------------------------------------------------
-----------------------------------------------------------------
(IN THOUSANDS)                           2002           2001
-----------------------------------------------------------------
Non interest-bearing                  $  215,529     $  201,216
Interest-bearing demand                  132,883        113,887
Money market accounts                    275,378        301,648
Savings                                  228,397        185,652
Time and IRA certificates under
 $100,000                                653,515        690,164
-----------------------------------------------------------------
  Total core deposits                  1,505,702      1,492,567
Time and IRA certificates over
 $100,000                                202,086        195,048
Brokered deposits over $100,000           60,244              -
-----------------------------------------------------------------
  Total deposits                      $1,768,032     $1,687,615
-----------------------------------------------------------------
-----------------------------------------------------------------

  AMOUNTS AND MATURITIES OF TIME DEPOSITS

                                               DECEMBER 31,
---------------------------------------------------------------
---------------------------------------------------------------
(IN THOUSANDS)                                     2002
---------------------------------------------------------------
2003                                             $494,848
2004                                              264,032
2005                                               65,686
2006                                               32,064
2007                                               58,898
2008 and later                                        317
---------------------------------------------------------------
  Total                                          $915,845
---------------------------------------------------------------
---------------------------------------------------------------

NOTE 8. INCOME TAXES:

     Our results include income tax expense (benefit) as follows:

                                   YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------
------------------------------------------------------------------------
(IN THOUSANDS)              2002             2001             2000
------------------------------------------------------------------------
Current:
  Federal                 $ 7,256          $ 9,026          $ 7,440
  State and local             680              730              282
Deferred                    2,616           (2,203)          (2,925)
------------------------------------------------------------------------
  Total                   $10,552          $ 7,553          $ 4,797
------------------------------------------------------------------------
------------------------------------------------------------------------

     The tax effects of temporary differences that gave rise to the deferred tax assets and liabilities are presented below:

                                           DECEMBER 31,
------------------------------------------------------------------
------------------------------------------------------------------
(IN THOUSANDS)                         2002             2001
------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses          $ 7,460          $ 6,972
  Deferred loan fees                     372              356
  Investments in debt and equity
    securities                         2,362              292
  Other                                 (722)           1,033
------------------------------------------------------------------
Total deferred tax assets              9,472            8,653
------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation                        (1,572)            (800)
  Discount accretion                    (151)            (231)
  Other                                 (788)            (162)
------------------------------------------------------------------
Total deferred tax liabilities        (2,511)          (1,193)
------------------------------------------------------------------
Net deferred tax assets              $ 6,961          $ 7,460
------------------------------------------------------------------
------------------------------------------------------------------

     A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. We have not established a valuation allowance as of December 31, 2002 or 2001, due to management's belief that all criteria for recognition had been met, including the existence of a history of taxes paid sufficient to support the realization of the deferred tax assets.

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

     Income tax expense as reported differs from the amounts computed by applying the statutory federal income tax rate to pretax income as follows:

                                   YEARS ENDED DECEMBER 31,
------------------------------------------------------------------
------------------------------------------------------------------
(IN THOUSANDS)                  2002         2001         2000
------------------------------------------------------------------
Computed expected tax
 expense                      $10,863      $ 7,029      $ 4,042
Tax-exempt income                (661)        (275)        (172)
State and local income
 taxes, net of federal tax
 benefits                         717          482          577
Amortization of intangibles        45          202          385
Bank-owned life insurance        (649)        (402)        (276)
Other, net                        237          517          241
------------------------------------------------------------------
Total income tax expense      $10,552      $ 7,553      $ 4,797
------------------------------------------------------------------
------------------------------------------------------------------

NOTE 9. SHORT-TERM BORROWINGS:

     Short-term borrowings were as follows at year-end:

                                         DECEMBER 31,
------------------------------------------------------------------
------------------------------------------------------------------
(IN THOUSANDS)                  2002         2001         2000
------------------------------------------------------------------
Securities sold under
 agreements to repurchase     $37,312      $23,627      $19,672
Federal funds purchased        22,570       11,400          440
Other short-term borrowings    35,000       38,000       12,650
------------------------------------------------------------------
  Total short-term
  borrowings                  $94,882      $73,027      $32,762
------------------------------------------------------------------
------------------------------------------------------------------

     At December 31, 2002, the weighted average interest rates for securities sold under agreements to repurchase, federal funds purchased and notes payable to banks were 1.5%, 2.8% and 3.2%, respectively.

     Under the terms of the $35.0 million notes payable to banks (other short-term borrowings), we and/or our subsidiaries are required to maintain certain financial ratios and are limited with respect to cash dividends, capital expenditures and the incurrence of additional indebtedness without prior approval. Principal payments of $750,000 are due January, April and July 2003, and the balance outstanding is due on September 26, 2003. At December 31, 2002 and September 30, 2002, the Company did not meet a financial covenant under the note agreement relating to the risk-based capital ratio. At December 31, 2002, the risk-based capital ratio was 9.97% versus the minimum of 10% under the note agreement. The Company's lender under the note agreement has waived any default or event of default caused by such noncompliance for the quarter ended December 31, 2002.

NOTE 10. FEDERAL HOME LOAN BANK ADVANCES:

     Federal Home Loan Bank (FHLB) advances consisted of the following at year-end:

                                             DECEMBER 31,
----------------------------------------------------------------
----------------------------------------------------------------
(IN THOUSANDS)                             2002         2001
----------------------------------------------------------------
Notes payable to FHLB, interest
 payable monthly at rates varying from
 1.53% to 6.24%, principal balance due
 at maturity ranging from May 17, 2004
 to December 29, 2010, secured by
 stock in FHLB and certain loans         $152,500     $183,148
Notes payable to FHLB, amortized
 principal and interest payable
 monthly at rates varying from 6.00%
 to 6.95%, maturity ranging from June
 19, 2013 to December 31, 2019,
 secured by stock in FHLB and certain
 loans                                     14,840       12,418
----------------------------------------------------------------
Total long-term advances                  167,340      195,566
Short-term advances                       137,513          625
----------------------------------------------------------------
  Total FHLB advances                    $304,853     $196,191
----------------------------------------------------------------
----------------------------------------------------------------

     As collateral for the Federal Home Loan Bank advances, Allegiant Bank has entered into a blanket agreement that pledges first mortgage loans, commercial real estate loans and specific investment securities with advance rates of 74%, 57% and 95%, respectively, of the collateral.

     A summary of annual principal reductions of Federal Home Loan Bank advances as of December 31, 2002 was as follows:

---------------------------------------------------------------
---------------------------------------------------------------
                                                    ANNUAL
                                                  PRINCIPAL
YEAR (IN THOUSANDS)                               REDUCTIONS
---------------------------------------------------------------
2003                                               $139,208
2004                                                 16,723
2005                                                  1,753
2006                                                  1,776
2007                                                  1,809
2008 and later                                      143,584
---------------------------------------------------------------
  Total                                            $304,853
---------------------------------------------------------------
---------------------------------------------------------------

46

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

NOTE 11. CAPITAL SECURITIES OF SUBSIDIARY TRUSTS:

     During 2001, we formed Allegiant Capital Trust II, a statutory business trust. We purchased all the common securities of Allegiant Capital Trust II for $1.3 million. Allegiant Capital Trust II sold 1,600,000 preferred securities, having a liquidation value of $25 per security, for $40.0 million. The sole assets of Allegiant Capital Trust II are our subordinated debentures totaling $41.3 million which are due September 30, 2031. The distributions payable on the preferred securities are fixed at 9.00%. All accounts of Allegiant Capital Trust II are included in our consolidated financial statements. The preferred securities are entitled "Guaranteed preferred beneficial interest in subordinated debentures" for financial reporting purposes. The preferred securities are traded on the Nasdaq National Market under the symbol ALLEP. Cash distributions on the securities are made to the extent interest on the debentures is received by Allegiant Capital Trust II. The securities are redeemable in whole at any time on or after September 30, 2006, or earlier in the event of certain changes or amendments to regulatory requirements or federal tax rules.

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

     The Company fully guarantees the obligations of Allegiant Capital Trust I and Allegiant Capital Trust II.

NOTE 12. COMMON STOCK AND EARNINGS PER SHARE:

     On July 1, 1998, our Board of Directors declared a six-for-five stock split (in the form of a stock dividend) of our common stock to shareholders of record on January 8, 1999, payable January 29, 1999. Common stock was credited and capital surplus was charged for the aggregate par value of shares that were issued. The stated par value of each share was not changed from $0.01. All per share data in the consolidated financial statements and these Notes has been restated to reflect this stock split.

     Basic earnings per share are computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share give effect to all dilutive potential common shares that were outstanding during the year. The components of basic and diluted earnings per share were as follows:

                                     YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------
-----------------------------------------------------------------------
(IN THOUSANDS,
EXCEPT SHARE AND
PER SHARE DATA)                 2002           2001           2000
-----------------------------------------------------------------------
Net income                  $    21,397    $    13,122     $    7,035
-----------------------------------------------------------------------
-----------------------------------------------------------------------
Denominator:
  Weighted average shares
   outstanding               15,767,619     10,447,845      6,460,250
  Effect of dilutive
   securities:
    Stock options               350,428        145,747         34,817
-----------------------------------------------------------------------
Denominator for diluted
 earnings per share-
 adjusted weighted average
 shares                      16,118,047     10,593,592      6,495,067
-----------------------------------------------------------------------
-----------------------------------------------------------------------
Basic earnings per share    $      1.36    $      1.26     $     1.09
Diluted earnings per share         1.33           1.24           1.08
Cash dividends declared
 per share                         0.26           0.24           0.22

NOTE 13. OTHER COMPREHENSIVE INCOME:

     Provided below is a summary of other comprehensive income components and related income tax effects:

                                   YEAR ENDED DECEMBER 31, 2002
-----------------------------------------------------------------------
-----------------------------------------------------------------------
                             BEFORE TAX        TAX         NET OF TAX
(IN THOUSANDS)                 AMOUNT        EXPENSE         AMOUNT
-----------------------------------------------------------------------
Unrealized gains on
 available-for-sale
 securities                   $ 9,010        $3,153         $ 5,857
Less: reclassification
 adjustment for gains
 realized in net income         4,272         1,495           2,777
-----------------------------------------------------------------------
Net unrealized gains            4,738         1,658           3,080
-----------------------------------------------------------------------
Other comprehensive income    $ 4,738        $1,658         $ 3,080
-----------------------------------------------------------------------
-----------------------------------------------------------------------

                                   YEAR ENDED DECEMBER 31, 2002
-----------------------------------------------------------------------
-----------------------------------------------------------------------
                             BEFORE TAX        TAX         NET OF TAX
(IN THOUSANDS)                 AMOUNT        EXPENSE         AMOUNT
-----------------------------------------------------------------------
Unrealized gains on
 available-for-sale
 securities                   $   778        $  272         $   506
Less: reclassification
 adjustment for gains
 realized in net income         2,725           954           1,771
-----------------------------------------------------------------------
Net unrealized losses          (1,947)         (682)         (1,265)
-----------------------------------------------------------------------
Other comprehensive loss      $(1,947)       $ (682)        $(1,265)
-----------------------------------------------------------------------
-----------------------------------------------------------------------

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT
---------------------------------------------------------------------------

                                 YEAR ENDED DECEMBER 31, 2000
------------------------------------------------------------------
------------------------------------------------------------------
                             BEFORE TAX      TAX       NET OF TAX
(IN THOUSANDS)                 AMOUNT      EXPENSE       AMOUNT
------------------------------------------------------------------
Unrealized gains on
 available-for-sale
 securities                   $ 2,618      $  916       $ 1,702
Less: reclassification
 adjustment for gains
 realized in net income           353         124           229
------------------------------------------------------------------
Net unrealized gains            2,265         792         1,473
------------------------------------------------------------------
Other comprehensive income    $ 2,265      $  792       $ 1,473
------------------------------------------------------------------
------------------------------------------------------------------

NOTE 14. SUBSEQUENT EVENT:

     On January 30, 2003, the Company filed a registration statement with the Securities and Exchange Commission with respect to the proposed offering of 1.7 million shares of common stock, plus up to an additional 255,000 shares to cover overallotments. We will contribute substantially all of the net proceeds of this offering to the bank to strengthen its capital position, to support its anticipated loan growth and for other general corporate purposes. The bank will use a portion of the contributed capital to temporarily reduce short-term indebtedness, including the borrowings currently outstanding under a credit facility with the Federal Home Loan Bank, which may be reborrowed, if necessary, to fund loan growth.

NOTE 15. EMPLOYEE BENEFITS:

     We have a defined contribution plan in effect for substantially all full-time employees. Salaries and employee benefits expense included $419,000 in 2002, $346,000 in 2001 and $236,000 in 2000 for the plans.
Contributions under the defined contribution plan are made at the discretion of our management and Board of Directors.

NOTE 16. STOCK COMPENSATION PLANS:

     We offer various stock compensation plans to our directors and certain of our key employees. Options are granted, by action of our Board of Directors, to acquire stock at no less than 100% of fair market value at the date of the grant, for a term of up to ten years.

     At December 31, 2002, approximately 1,486,491 shares remained available for option grants under these programs. The following tables summarize option activity over the past three years and the current options outstanding and exercisable:

                                                              YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                       2002                              2001
------------------------------------------------------------------------------------------------------------
                                                              WEIGHTED                          WEIGHTED
                                                              AVERAGE                           AVERAGE
                                              SHARES        OPTION PRICE        SHARES        OPTION PRICE
------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year              1,199,202          $ 9.53           860,977          $10.65
Granted                                       261,533           15.23           839,969            6.42
Exercised                                    (570,620)           7.89          (467,543)           5.87
Canceled                                      (12,404)          11.87           (34,201)          10.87
-----------------------------------------------------                      -------------
Outstanding, end of year                      877,711           12.21         1,199,202            9.53
-----------------------------------------------------                      -------------
-----------------------------------------------------                      -------------
Weighted average fair value of options
 granted during the year                                       $ 4.13                            $ 5.86
                                                          -------------                     -------------
                                                          -------------                     -------------

                                              YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------
--------------------------------------------------------------------------
                                                        2000
--------------------------------------------------------------------------
                                                               WEIGHTED
                                                               AVERAGE
                                               SHARES        OPTION PRICE
--------------------------------------------------------------------------
Outstanding, beginning of year                510,372           $10.59
Granted                                       374,482            10.54
Exercised                                        (660)            8.00
Canceled                                      (23,217)           11.69
-------------------------------------------------------
Outstanding, end of year                      860,977            10.65
-------------------------------------------------------
-------------------------------------------------------
Weighted average fair value of options
 granted during the year                                        $ 2.85
                                                           -------------
                                                           -------------

                                                       OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                            WEIGHTED
                                           NUMBER            AVERAGE          WEIGHTED           NUMBER           WEIGHTED
                                       OUTSTANDING AT       REMAINING          AVERAGE       EXERCISABLE AT        AVERAGE
RANGE OF                                DECEMBER 31,       CONTRACTUAL        EXERCISE        DECEMBER 31,        EXERCISE
EXERCISE PRICE                              2002              LIFE              PRICE             2002              PRICE
-------------------------------------------------------------------------------------------------------------------------------
$ 3.00 - $10.73                            216,202          3.1 years          $ 8.25            162,822           $ 7.71
 10.75 -  12.98                            348,550          2.7 years           11.76            254,494            11.73
 13.29 -  18.70                            312,959          6.3 years           15.46            195,599            16.12
-------------------------------------------------------                                     --------------
  3.00 -  18.70                            877,711          4.8 years          $12.21            612,915           $12.06

     We have a directors stock purchase plan whereby our outside directors may elect to use their directors' fees to purchase shares of our common stock at market value. In 2002, 25,651 shares were purchased at an average price of $17.46. In 2001, 17,922 shares were purchased at an average price of $12.37 and in 2000, 24,583 shares were purchased at an average price of $9.22.

     In 2002, the Company granted 109,000 shares of restricted common stock to certain executives of the Company. The shares vest over a ten-year period and compensation expense is recognized over the vesting period.

     We apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for our stock option plans. Accordingly, no compensation expense has been recognized for

48

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

our stock option based compensation plans. Had compensation cost for our stock option based compensation plans been determined based upon the fair value of the grant date for the awards under these plans consistent with the methodology prescribed under SFAS No. 123, our net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                   YEARS ENDED DECEMBER 31,
------------------------------------------------------------------
------------------------------------------------------------------
(IN THOUSANDS, EXCEPT
PER SHARE DATA)                 2002         2001         2000
------------------------------------------------------------------
Net income
  As reported                 $21,397      $13,122       $7,035
  Pro forma                    20,385       12,648        6,712
Basic earnings per share
  As reported                    1.36         1.26         1.09
  Pro forma                      1.29         1.21         1.05
Diluted earnings per share
  As reported                    1.33         1.24         1.08
  Pro forma                      1.26         1.19         1.03

     The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

                                   YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------
------------------------------------------------------------------------
                            2002             2001             2000
------------------------------------------------------------------------
Dividend yield               2.00%            2.00%            2.00%
Volatility                  30.90            31.50            31.60
Risk-free interest
 rate                        4.67%            4.26%            5.97%
Expected life             5 YEARS          5 years          5 years

NOTE 17. CONCENTRATIONS OF CREDIT:

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

NOTE 18. FINANCIAL INSTRUMENTS:

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

     Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. Our banks and we use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments.

     A summary of the notional amounts of our financial instruments with off-balance sheet risk at December 31, 2002, 2001 and 2000 follows:

                                         DECEMBER 31,
------------------------------------------------------------------
------------------------------------------------------------------
(IN THOUSANDS)                  2002         2001         2000
------------------------------------------------------------------
Commitments to extend
 credit                       $315,452     $256,587     $135,545
Standby letters of credit       14,206       22,980       10,395

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Our banks and we evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the bank upon extension of credit, is based on management's credit evaluation of the counterparties. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment and real estate.

     Standby letters of credit are conditional commitments issued by our banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contractual obligations of our customers. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. We believe such commitments have been made on terms which are competitive in the markets in which we operate; however, no premium or discount is offered thereon and accordingly, we have assigned a fair value of such instruments which equals carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $14.2 million at December 31, 2002.

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

     We have entered into interest rate swap agreements for interest rate risk exposure management purposes. The interest rate swap agreement utilized effectively modifies our exposure

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

to interest risk by converting a portion of our fixed rate certificates of deposit and fixed-rate Federal Home Loan Bank borrowings to a floating-rate based on LIBOR or the Prime Rate. The notional amount of the swaps as of December 31, 2002 was $100.0 million and they are scheduled to mature as these deposits and advances mature. These agreements involve the receipt of fixed-rate amounts in exchange for floating-rate interest payments over the life of the agreements without an exchange of the underlying principal amount. The rate of the fixed-rate interest payments that we receive on the $100.0 million of interest rate swaps ranges from 2.23% to 6.74% and have variable maturity dates through September 2004.

     The carrying amount and estimated fair values of our financial instruments were as follows:


                                                                    DECEMBER 31, 2002                 DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                CARRYING           FAIR           CARRYING           FAIR
(IN THOUSANDS)                                                   AMOUNT           VALUE            AMOUNT           VALUE
-------------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and due from banks, federal funds sold and other
    overnight investments                                      $   47,131       $   47,131       $   71,634       $   71,634
  Securities available-for-sale                                   438,049          438,049          439,038          439,038
  Securities held-to-maturity                                      17,033           17,300           24,599           24,532
  Loans held for sale                                              40,666           40,942           61,459           61,648
  Loans, net of allowance                                       1,683,342        1,701,114        1,400,891        1,423,655

FINANCIAL LIABILITIES:
  Deposits                                                     $1,768,032       $1,784,202       $1,687,615       $1,704,502
  Short-term borrowings                                            94,882           94,882           73,027           73,027
  Federal Home Loan Bank advances                                 304,853          323,533          196,191          206,136
  Guaranteed preferred beneficial interest in subordinated
    debentures                                                     57,250           60,675           57,250           57,294

DERIVATIVES:
  Fixed to floating interest rate swaps                        $    1,703       $    1,703       $      986       $      986

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

     Derivative Financial Instruments: The fair values of these instruments are based on quoted market prices or dealer quotes.

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

50

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

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

NOTE 19. REGULATORY MATTERS:

     We and our subsidiary banks are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can result in mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct, material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we and our subsidiary banks must meet specific capital guidelines that involve quantitative measures of our and the banks' assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. We and our subsidiary banks' capital amounts and classifications also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulators to ensure capital adequacy require us and our subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2002, we and our subsidiary banks met all applicable capital adequacy requirements.

     As of December 31, 2002, the date of the most recent notification from the regulatory agencies, our subsidiary banks were categorized as well capitalized under the regulatory framework.

     The actual and required capital amounts and ratios as of December 31, 2002 and 2001, for the Company and our subsidiary banks are listed in the following table:

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                                      FOR CAPITAL
                                                      ACTUAL                       ADEQUACY PURPOSES
------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                        AMOUNT           RATIO            AMOUNT           RATIO
------------------------------------------------------------------------------------------------------------
As of December 31, 2002:
Total Capital (to Risk-Weighted Assets)
  Allegiant Bancorp, Inc.                    $182,474           9.97%          $146,358          8.00%
  Allegiant Bank                              185,910          10.63            139,922          8.00
  Bank of Ste. Genevieve                       15,097          23.97              5,038          8.00

Tier 1 Capital (to Risk-Weighted Assets)
  Allegiant Bancorp, Inc.                     160,159           8.75             73,179          4.00
  Allegiant Bank                              167,132           9.56             69,961          4.00
  Bank of Ste. Genevieve                       14,310          22.72              2,519          4.00

Tier 1 Capital (to Average Assets)
  Allegiant Bancorp, Inc.                     160,159           7.07             90,611          4.00
  Allegiant Bank                              167,132           7.78             85,933          4.00
  Bank of Ste. Genevieve                       14,310          13.42              4,265          4.00
As of December 31, 2001:
Total Capital (to Risk-Weighted Assets)
  Allegiant Bancorp, Inc.                    $158,236          10.01%          $126,495          8.00%
  Allegiant Bank                              146,241          10.48            111,660          8.00
  Bank of Ste. Genevieve                       13,734          22.07              4,979          8.00
  Bank of St. Charles County                    7,554          13.62              4,436          8.00
  State Bank of Jefferson County                8,700          15.61              4,459          8.00

Tier 1 Capital (to Risk-Weighted Assets)
  Allegiant Bancorp, Inc.                     128,189           8.11             63,248          4.00
  Allegiant Bank                              129,210           9.26             55,830          4.00
  Bank of Ste. Genevieve                       12,956          20.82              2,490          4.00
  Bank of St. Charles County                    7,012          12.64              2,218          4.00
  State Bank of Jefferson County                8,165          14.65              2,230          4.00

Tier 1 Capital (to Average Assets)
  Allegiant Bancorp, Inc.                     128,189           6.32             81,081          4.00
  Allegiant Bank                              129,210           7.62             67,842          4.00
  Bank of Ste. Genevieve                       12,956          12.24              4,234          4.00
  Bank of St. Charles County                    7,012          10.54              2,660          4.00
  State Bank of Jefferson County                8,165           9.79              3,337          4.00
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

                                                     TO BE WELL
                                                  CAPITALIZED UNDER
                                                  PROMPT CORRECTIVE
                                                  ACTION PROVISIONS
--------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                         AMOUNT           RATIO
--------------------------------------------------------------------------
As of December 31, 2002:
Total Capital (to Risk-Weighted Assets)
  Allegiant Bancorp, Inc.                     $    N/A            N/A
  Allegiant Bank                               174,903          10.00%
  Bank of Ste. Genevieve                         6,298          10.00

Tier 1 Capital (to Risk-Weighted Assets)
  Allegiant Bancorp, Inc.                          N/A            N/A
  Allegiant Bank                               104,942           6.00
  Bank of Ste. Genevieve                         3,779           6.00

Tier 1 Capital (to Average Assets)
  Allegiant Bancorp, Inc.                          N/A            N/A
  Allegiant Bank                               107,416           5.00
  Bank of Ste. Genevieve                         5,331           5.00
As of December 31, 2001:
Total Capital (to Risk-Weighted Assets)
  Allegiant Bancorp, Inc.                     $    N/A            N/A
  Allegiant Bank                               139,575          10.00%
  Bank of Ste. Genevieve                         6,224          10.00
  Bank of St. Charles County                     5,545          10.00
  State Bank of Jefferson County                 5,574          10.00

Tier 1 Capital (to Risk-Weighted Assets)
  Allegiant Bancorp, Inc.                          N/A            N/A
  Allegiant Bank                                83,745           6.00
  Bank of Ste. Genevieve                         3,735           6.00
  Bank of St. Charles County                     3,327           6.00
  State Bank of Jefferson County                 3,345           6.00

Tier 1 Capital (to Average Assets)
  Allegiant Bancorp, Inc.                          N/A            N/A
  Allegiant Bank                                84,802           5.00
  Bank of Ste. Genevieve                         5,293           5.00
  Bank of St. Charles County                     3,325           5.00
  State Bank of Jefferson County                 4,171           5.00

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

NOTE 20. RESTRICTIONS ON CASH AND DUE FROM BANKS:

     At December 31, 2002, $9.4 million in cash and due from bank balances were maintained in accordance with the guidelines set forth by the Federal Reserve Bank to maintain certain average reserve balances.

NOTE 21. NON-INTEREST INCOME AND EXPENSE:

     A summary of the components of non-interest income and non-interest expense exceeding 1% of revenues in each of the years presented is as follows:

                                      YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------
---------------------------------------------------------------------
(IN THOUSANDS)                     2002         2001         2000
---------------------------------------------------------------------
Non-interest income:
  Mortgage banking revenue        $4,595       $3,552       $  495
  Bank-owned life insurance        1,908        1,182          687
Non-interest expense:
  Occupancy                        3,862        2,361        1,533
  Furniture and equipment          3,338        2,113        1,805
  Amortization of intangibles      1,083        1,182          949

NOTE 22. PARENT COMPANY CONDENSED FINANCIAL INFORMATION:

     Following are our condensed financial statements (parent company only) as of the dates and for the periods indicated:

BALANCE SHEETS

                                               DECEMBER 31,
----------------------------------------------------------------------
----------------------------------------------------------------------
(IN THOUSANDS)                             2002             2001
----------------------------------------------------------------------
ASSETS:
Cash and cash equivalents                $  1,035         $  5,010
Investment securities                       1,743            2,075
Loans and lease financing
 receivables                                   49               49
Investment in subsidiaries                244,566          215,276
Other assets                               15,648           14,088
----------------------------------------------------------------------
    Total assets                         $263,041         $236,498
----------------------------------------------------------------------
----------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS'
 EQUITY:
Short-term borrowings                    $ 35,000         $ 38,000
Other liabilities                           1,577            1,208
Balances due to non-bank
 subsidiaries                              59,222           59,222
----------------------------------------------------------------------
  Total liabilities                        95,799           98,430
Total shareholders' equity                167,242          138,068
----------------------------------------------------------------------
    Total liabilities and
     shareholders' equity                $263,041         $236,498
----------------------------------------------------------------------
----------------------------------------------------------------------

STATEMENTS OF INCOME

                                      YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------
---------------------------------------------------------------------
(IN THOUSANDS)                     2002         2001         2000
---------------------------------------------------------------------
INCOME:
Management and service fees
 from subsidiaries               $ 1,205      $ 3,847      $ 1,330
Dividends from subsidiaries        2,000        1,000            -
Other operating income             1,057          886          515
---------------------------------------------------------------------
    Total income                   4,262        5,733        1,845
---------------------------------------------------------------------
EXPENSES:
Interest on long-term debt         5,487        2,730        2,541
Salaries and employee benefits       960        1,013          926
Other operating expenses           2,873        1,700        1,279
---------------------------------------------------------------------
    Total expenses                 9,320        5,443        4,746
---------------------------------------------------------------------
Income (loss) before income
 tax benefit and equity in
 undistributed income of
 subsidiaries                     (5,058)         290       (2,901)
Income tax benefit                 3,057          209        1,159
---------------------------------------------------------------------
Income (loss) before equity in
 undistributed income of
 subsidiaries                     (2,001)         499       (1,742)
Equity in undistributed income
 of subsidiaries                  23,398       12,623        8,777
---------------------------------------------------------------------
    Net income                   $21,397      $13,122      $ 7,035
---------------------------------------------------------------------
---------------------------------------------------------------------

52

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

                                      YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------
---------------------------------------------------------------------
(IN THOUSANDS)                     2002         2001         2000
---------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                      $ 21,397      $ 13,122     $ 7,035
Adjustment to reconcile net
 income to net cash used in
 operating activities:
  Net income of subsidiaries     (25,398)      (13,623)     (8,777)
  Dividends from subsidiaries      2,000         1,000           -
  Net realized gain on
   securities
   available-for-sale               (343)         (343)       (377)
  Other, net                        (656)       (6,156)        (97)
---------------------------------------------------------------------
    Cash used in operating
     activities                   (3,000)       (6,000)     (2,216)
---------------------------------------------------------------------
Investing Activities:
Net cash paid in acquisition
 of Southside Bancshares Corp.         -       (58,846)          -
Net cash received in
 acquisition of Equality
 Bancorp, Inc.                         -             -       1,899
Contributions of capital to
 subsidiaries                       (100)         (874)          -
Proceeds from sales of
 securities available-for-sale     2,118         2,550       2,456
Purchases of investment
 securities available-for-sale    (1,528)       (3,545)     (2,854)
Additions to premises and
 equipment, net                        -           929           7
Other, net                             -         1,335          11
---------------------------------------------------------------------
    Cash provided by (used in)
     investing activities            490       (58,451)      1,519
---------------------------------------------------------------------
FINANCING ACTIVITIES:
Payment of dividends              (4,006)       (2,094)     (1,322)
Proceeds from issuance of
 common stock                      5,541         3,685       1,516
Repurchase of common stock             -             -      (1,439)
Net increase (decrease) in
 short-term borrowings            (3,000)       25,350        (500)
Proceeds from issuance of
 guaranteed preferred
 beneficial interest in
 subordinated debentures               -        40,000           -
---------------------------------------------------------------------
    Cash provided by (used in)
     financing activities         (1,465)       66,941      (1,745)
---------------------------------------------------------------------
Net increase (decrease) in
 cash and cash equivalents        (3,975)        2,490      (2,442)
Cash and cash equivalents,
 beginning of year                 5,010         2,520       4,962
---------------------------------------------------------------------
Cash and cash equivalents, end
 of year                        $  1,035      $  5,010     $ 2,520
---------------------------------------------------------------------
---------------------------------------------------------------------

NOTE 23. RESTRICTIONS ON SUBSIDIARY DIVIDENDS:

     Dividends from our subsidiary banks are the principal source of funds for payment of dividends by us to our shareholders. The payment of dividends by our subsidiary banks is subject to regulation by the Federal Deposit Insurance Corporation and the Missouri Division of Finance. These payments are not restricted as to the amount of dividends that can be paid, other than what prudent and sound banking principles permit and what must be retained to meet minimum legal capital requirements. Accordingly, approximately $70.6 million at December 31, 2002, in addition to net income in 2003, could be paid without prior regulatory approval.

     Extensions of credit by subsidiaries to us are permitted by regulatory authorities but are limited in amount and subject to collateral requirement. At December 31, 2002 approximately $16.6 million would have been available under Federal Reserve guidelines.

NOTE 24. SUPPLEMENTAL DISCLOSURE FOR THE CONSOLIDATED STATEMENTS OF CASH
FLOWS:

     Supplemental disclosures of non-cash investing and financing activities and additional disclosures including details of cash and cash equivalents from acquisitions accounted for as purchases and dispositions of branches were as follows:

                                      YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------
---------------------------------------------------------------------
(IN THOUSANDS)                     2002         2001         2000
---------------------------------------------------------------------
Fair value of assets purchased   $ 3,360      $811,684     $300,434
Liabilities assumed                   85       808,313      277,882
Issuance of common stock           3,162        47,736       22,552
---------------------------------------------------------------------
Net cash (paid) received from
 acquisitions                       (113)       44,365            -
Cash and cash equivalents
 acquired                              -        56,572       46,676
---------------------------------------------------------------------
    Total                        $  (113)     $100,937     $ 46,676
---------------------------------------------------------------------
---------------------------------------------------------------------
Cash paid during the year for:
  Interest on deposits and
   borrowings                    $61,897      $ 54,547     $ 39,076
  Income taxes                     9,200        11,347        5,167
Non-cash transactions:
  Transfers to other real
   estate owned in settlement
   of loans                      $ 1,227      $  1,444     $    105
  Conversion of directors'
   fees to common stock              387           222          218

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

NOTE 25. SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

     The following is a summary of quarterly operating results for the years ended December 31, 2002 and 2001:

                                             2002
-------------------------------------------------------------------------
-------------------------------------------------------------------------
(IN THOUSANDS,
EXCEPT PER               FIRST        SECOND       THIRD        FOURTH
SHARE DATA)             QUARTER      QUARTER      QUARTER      QUARTER
-------------------------------------------------------------------------
Interest income         $30,234      $30,875      $31,457      $30,639
Interest expense         15,132       14,571       14,321       14,283
-------------------------------------------------------------------------
  Net interest income    15,102       16,304       17,136       16,356
Provision for loan
 losses                   1,500        2,000        2,010        3,089
Other income              4,062        5,963        5,183        8,113
Other expenses           10,693       11,885       12,043       13,050
Income taxes              2,023        2,984        2,933        2,612
-------------------------------------------------------------------------
  Net income            $ 4,948      $ 5,398      $ 5,333      $ 5,718
-------------------------------------------------------------------------
-------------------------------------------------------------------------
Earnings per share:
  Basic                 $  0.33      $  0.34      $  0.33      $  0.36
  Diluted                  0.32         0.33         0.33         0.35

                                             2001
-------------------------------------------------------------------------
-------------------------------------------------------------------------
(IN THOUSANDS,
EXCEPT PER               FIRST        SECOND       THIRD        FOURTH
SHARE DATA)             QUARTER      QUARTER      QUARTER      QUARTER
-------------------------------------------------------------------------
Interest income         $22,480      $21,521      $21,695      $30,727
Interest expense         13,460       12,795       12,599       16,627
-------------------------------------------------------------------------
  Net interest income     9,020        8,726        9,096       14,100
Provision for loan
 losses                     850          850        2,000        1,300
Other income              2,757        3,369        4,204        4,473
Other expenses            6,533        6,951        7,109        9,477
Income taxes              1,833        1,490        1,294        2,936
-------------------------------------------------------------------------
  Net income            $ 2,561      $ 2,804      $ 2,897      $ 4,860
-------------------------------------------------------------------------
-------------------------------------------------------------------------
Earnings per share:
  Basic                 $  0.29      $  0.31      $  0.33      $  0.33
  Diluted                  0.29         0.31         0.32         0.32

                 ALLEGIANT BANCORP INC. 2002 ANNUAL REPORT

---------------------------------------------------------------------------

COMMON STOCK SHARE DATA (SYMBOL: "ALLE").

     Our common stock (symbol: "ALLE") has been traded on the Nasdaq National Market since 1996. As of March 21, 2003, the number of shareholders of our common stock was approximately 4,743.

     The following table sets forth the high and low trading prices, as well as dividends per share for the periods shown, as reported by the Nasdaq. Such prices reflect inter-dealer prices, without retail mark-up, markdowns or commission, and have been adjusted to reflect all stock splits and stock dividends.

                                              DIVIDENDS
                                              DECLARED
                    HIGH           LOW        AND PAID
-------------------------------------------------------
-------------------------------------------------------
2002
First Quarter      $17.50        $13.45        $0.065
Second Quarter      19.00         15.72         0.065
Third Quarter       18.80         15.02         0.065
Fourth Quarter      18.24         16.90         0.065

2001
First Quarter      $11.313        $8.875       $0.060
Second Quarter      12.730         9.600        0.060
Third Quarter       14.990        10.530        0.060
Fourth Quarter      13.810        11.400        0.060